Form 10-K, Exhibit 13
period 1998-12-31
FIRST BANCORP /PR/
filed 1999-03-26
CIK 1057706

Constant evolution and solid performance

                               Annual Report 1998

                                                           [LOGO] 1First BanCorp

What started out as a small community bank in the heart of Santurce, has become one of the leading financial institutions in the Island and the second largest locally owned financial services company in Puerto Rico.

In 1948 First Federal Savings & Loan Association began operations in Puerto Rico. From its early days, the institution was committed to Puerto Rico's growth and quality of life. In 1987, the institution became a savings bank, and in 1994, a commercial bank under the laws of Puerto Rico. In 1998, it was reorganized as a bank holding company under the name of First BanCorp.

The first 50 years have been marked by constant innovation and the creation of top quality services with one primary goal in mind: promoting the development in Puerto Rico.

New technology, new branches and new products are part of First BanCorp's plan to provide outstanding service to our customers while benefiting employees and stockholders.

While the future brings on new challenges and opportunities, we reafirm our commitment to quality services and products to our customers. A community that has seen us grow and has been part of this growth. Because without them, there would be no future, and success would not have been possible. Their loyalty is our motivation for the next 50 years to come.

                      [LOGO] 1First BanCorp 50 Anniversary

Financial Highlights                         3
Business Profile                             7
President's Letter                           9
1998: The Year in Review                     12
The Puerto Rico Economy                      16
Board of Directors                           17
Officers                                     18
Financial Review                             21
Stockholders' Information                    72


F i n a n c i a l  H i g h l i g h t s

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
In Thousands (Except for per share results)                         1998                 1997            Percentage
                                                                                                          Increase
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
Operating Results:
Net interest income                                                 $166,168         $154,731                7.39
Provision for loan losses                                             76,000           55,676               36.50
Other income                                                          58,240           39,866               46.09
Other operating expenses                                              91,798           83,268               10.24
Income tax provision                                                   4,798            8,125              (40.95)
Net income                                                            51,812           47,528                9.01
Weighted average shares-basic*                                        29,586           30,036               (1.50)
Weighted average shares-diluted*                                      29,858           30,204               (1.15)
Per common share:
  Net income - basic                                                    1.75             1.58               10.76
  Net income - diluted                                                  1.74             1.58               10.13
At Year End:
Assets                                                            $4,017,352       $3,327,436               20.73
Loans                                                              2,120,054        1,959,301                8.20
Allowance for loan losses                                             67,854           57,712               17.57
Investments                                                        1,800,489        1,276,900               41.00
Deposits                                                           1,775,045        1,594,635               11.31
Borrowings                                                         1,930,488        1,461,582               32.08
Capital                                                              270,368          236,379               14.38

*        Retroactively adjusted for the 100% stock split distributed in 1998.

                                    [GRAPHS]

                  Performance of First BanCorp's Common Stock
                                    [GRAPH]

                             (P.R. GEOGRAPHIC MAP)



Branches - 40 Offices
Aguada         1
San Sebastian  1
Arecibo        1
Manati         1
Vega Baja      1
Dorado         1
Bayamon        4
Guaynabo       1
San Juan       10
Carolina       3
Humacao        1
Caguas         4
Aguas Buenas   1
Cidra          1
Guayama        1
Cayey          1
Barranquitas   1
Ponce          1
Yauco          1
Cabo Rojo      1
Mayaguez       1
Saint Thomas   1
Saint Croix    1

Money Express - 26 Offices
Aguada         1
Aguadilla      1
Isabela        1
San Sebastian  1
Arecibo        1
Manati         1
Vega Baja      1
Toa Baja       1
Bayamon        3
San Juan       3
Carolina       1
Rio Grande     1
Fajardo        1
Humacao        1
Yabucoa        1
Caguas         1
Guayama        1
Cayey          1
Ponce          1
Utuado         1
Yauco          1
Mayaguez       1

First Leasing & Rentals - 6 Offices
Isabela        1
Bayamon        1
San Juan       3
Caguas         1

Auto Loan Center - 4 Offices
Bayamon        1
San Juan       1
Caguas         1
Mayaguez       1

Loan Center - 9 Offices
Aguadilla      1
Moca           1
Barceloneta    1
Fajardo        1
Las Piedras    1
Juana Diaz     1
Utuado         1
San German     1
Mayaguez       1

Total 85 Offices

Business Profile

First BanCorp ("the Corporation"), incorporated in Puerto Rico, is the holding company for FirstBank ("the Bank"), the second largest locally owned Commercial Bank in Puerto Rico. First BanCorp had total assets of $4.017 billion as of December 31, 1998. First BanCorp operates primarily in the Puerto Rico banking market, offering a wide selection of financial services to a growing number of consumer and commercial customers. Commercial loans, consumer loans, mortgage loans and investment securities are the most important areas of its business.

The Corporation has a $747 million portfolio of commercial loans, commercial mortgages and other related commercial products. Its commercial clients include a wide range of small and medium sized businesses and professional practices. First BanCorp also has a $1.0 billion consumer loan portfolio, which is concentrated in auto loans, personal loans and credit cards. Its $1.80 billion investment portfolio consists mostly of U.S. government securities and mortgage backed securities. In addition, First BanCorp has $372 million in residential mortgage and construction loans. Fifteen years ago these mortgage loans were the Corporation's principal line of business, but Management has moved to diversify First BanCorp's operations in recent years. Approximately 1,750 full time professionals and a sophisticated computer system support the business activities of the Corporation.

First chartered in 1948, First BanCorp was the first savings bank established in Puerto Rico, under the name of "First Federal Savings Bank". It has been a stockholder owned institution since 1987. In October, 1994 it became a Puerto Rico chartered commercial bank and assumed the name of "FirstBank". Effective October 1, 1998 the Bank reorganized, making FirstBank a subsidiary of the holding company First BanCorp.

First BanCorp, which is a well-capitalized institution under federal standards, operates 40 full service branches including two offices in the U.S. Virgin Islands. The Corporation also has 13 loan centers in Puerto Rico. A second tier subsidiary of First BanCorp, Money Express, operates 26 small loan offices throughout Puerto Rico. First BanCorp also includes a second tier subsidiary known as First Leasing, which rents and leases motor vehicles from its six offices in Puerto Rico.

First BanCorp has distinguished itself by providing innovative marketing strategies and novel products to attract clients. Besides its main branches and specialized lending offices, the Corporation has offered a telephone information service called "Telebanco" since 1983. This was the first telebanking service offered in Puerto Rico. First BanCorp clients have access to an extensive ATM network with access to the U.S. Virgin Islands, the U.S. mainland and all over the world. First BanCorp was the first institution in Puerto Rico to accept loan applications by FAX. First BanCorp was also the first banking institution in Puerto Rico with a presence on the Internet. Clients can now submit applications for some loans by way of the Corporation's web site. The Corporation was also the first in Puerto Rico to open on weekends and the first to offer in-store branches to its clients. First BanCorp was the first financial institution in the world to offer an indexed CD whose interest is based on the average appreciation of the Dow Jones Industrial Average and whose principal is insured by the Federal Deposit Insurance Corporation ("FDIC").

First BanCorp and its subsidiaries are subject to supervision, examination and regulation by the Federal Reserve Board, the Office of the Commissioner of Financial Institutions of Puerto Rico and the FDIC.

First BanCorp is committed to continue providing the most efficient and cost effective banking services possible in selected product niches. Management's long term goal is to transform First BanCorp into a conservatively managed, diversified financial institution that will deliver superior financial performance in the years to come.

President's Letter

[PHOTO]
Angel Alvarez-Perez
Chairman, President
and Chief Financial Officer


To our stockholders:

On behalf of the Board of Directors and staff of First BanCorp I am pleased to submit our annual report for 1998, our fiftieth anniversary year. First BanCorp earned $51.8 million or $1.74 per share in 1998. This represents a 10.1 percent increase in earnings per share. The Corporation earned $47.5 million or $1.58 per share in 1997. During 1998 we also surpassed $4 billion in assets and $2 billion in loans. These achievements continue a record of consistent growth that goes back to 1991.

Our institution converted to a bank holding company, First BanCorp, during 1998. This reorganization will increase our agility in a changing regulatory environment and give us the flexibility to take advantage of new business opportunities.

We achieved these outstanding results in a difficult environment, with stronger local competition due to continuing mergers in the local market. Bankruptcies have also continued their uptrend on the Island. Although the growth of bankruptcies has moderated in recent months, it has affected the entire Puerto Rico financial services industry. As outgoing President of the Puerto Rico Bankers' Association, I have had a unique opportunity to observe the broad implications of this trend. Under my leadership the industry developed an advertising campaign to educate consumers and steer them toward alternative ways of dealing with financial problems.

Strengthening Management and Operations

Management has been working intensively to strengthen First BanCorp here in Puerto Rico. We are placing greater emphasis on commercial lending, while adding experienced managers and strengthening our technological base.

To begin with, we have enhanced our management team by bringing in senior executives with extensive experience in consumer, mortgage and commercial lending. We have also re-initiated active lending programs in construction lending and auto leasing, led by talented and experienced executives whom we have recently recruited. Over the next few years we expect our strengthened management team to improve efficiency and contribute new ideas that will help us to increase our market share.

Second, we have made important additions to our branch network, opening four new offices. Two of these new branches are modern, full service offices in local shopping centers. The other two are in-store branches in principal towns away from the San Juan metropolitan area. This makes a total of forty branches, including two in the U.S. Virgin Islands.

Third, First BanCorp introduced new and innovative products during 1998. We were the first financial institution in the world to offer an indexed CD whose interest is based on the average appreciation of the Dow Jones Industrial Average and whose principal is FDIC insured. This account allows depositors to earn an equity market return on their bank deposits. We also introduced our "First Class" auto loan program, which provides personalized service and accelerated loan processing for participating dealers and their clients. Finally, the Corporation inaugurated a new mortgage product that allows selected clients to finance 105% of the assessed value of their property. Although similar offerings are available on the U.S. mainland, no other bank in Puerto Rico offers a similar product.

Fourth,  we  have  changed  our  public  relations  and  advertising   strategy,
undertaking a focused marketing campaign of high quality. The Corporation has also adopted a new, streamlined logo to symbolize the new First BanCorp.

Fifth, Management has continued to dedicate many hours of time to maintaining strict cost controls. While First BanCorp has been outstanding in maintaining low costs, as shown by our efficiency ratio of 46.5% in 1998, Management has been examining ways to carry cost control even further. We have been systematically analyzing all important functions of the Corporation, with the objective of becoming more efficient and improving customer service.

Sixth, we have continued to invest in new technology, as we have been doing for the past several years. During 1998 we installed a more powerful mainframe computer, significantly improved our web site and finished converting all major mainframe applications to more modern software. Our management recognizes the importance of the technological revolution that has been changing the face of the financial services industry. We will continue to take full advantage of these new technologies.

Seventh, the Information Technology area made substantial progress on our long range plan to eliminate the year 2000 problem. Since Management began dealing with this issue in 1996, we have dedicated countless staff resources to resolving it. The Corporation has upgraded all critical systems to new platforms that are year 2000 compliant, and is testing all systems in house. We will be fully tested by March 1999. The total expenditure for year 2000 compliance will range between $1.5 million and $2.0 million, excluding the cost of converting to new systems which are year 2000.

Enhancing Shareholder Value

Our past efforts have paid off in strong earnings growth and stock appreciation, which have benefited our shareholders. The total return to First BanCorp shareholders in 1998 was 79.4%, including dividends of 30 cents per share after adjustment for a two for one stock split. Investors who held First BanCorp stock over the seven year period from year-end 1991 to year-end 1998 received a total return of 3,398 percent, for an average annual growth rate of 66.1 percent on their investment.

Puerto Rico government policy has contributed to the performance of our stock. To stimulate the formation of a local capital market, the Puerto Rico government has allowed local IRA holders to invest limited amounts in stocks of local companies since 1997. This change in policy has broadened the market for stocks of all Puerto Rican companies, including First BanCorp.

The Corporation began a stock repurchase program three years ago. During 1998 we repurchased 317,600 shares. This brought total activity over the three years of our share repurchase program to 1,663,450 shares, adjusted for splits, representing a total investment of $21.8 million. In addition, officers and directors of First BanCorp owned approximately 19 percent of its shares on December 31, 1998. This shows their confidence in First BanCorp's future and their commitment to keep its fundamentals sound.

As First BanCorp embarks on another half century of growth and service to the Puerto Rico community, we are confident that our Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers and directors. I am confident that we can meet the challenges ahead, and that First BanCorp will continue to provide outstanding service to its clients, while benefiting employees and stockholders in the years to come.



                                            Angel Alvarez-Perez
                                            Chairman
                                            President
                                            Chief Executive Officer

1998: The Year in Review



During 1998 First BanCorp exceeded $4 billion in total assets and $2 billion in total loans for the first time. Loans grew by 8.2%, from $1.959 billion to $2.120 billion. At the same time, the investment portfolio was expanding even more rapidly from $1.277 billion to $1.800 billion. Deposits grew 11.3% from $1.595 billion to $1.775 billion.

First BanCorp earned $51.8 million or $1.74 per share in 1998, as compared to $47.5 million or $1.58 per share in 1997. Net income increased by 9%, or 10.1% on a per share basis. Net interest income, the main source of earnings, grew 7.4% from $154.7 million last year to $166.2 million in 1998. Other income also increased by $18.3 million, from $39.9 million in 1997 to $58.2 million in 1998. This growth was mostly due to increases in trading income and gains on the sale of investments. Due to strong earnings, shareholder equity rose by $34 million, from $236.4 million at the end of 1997 to $270.4 million at December 31, 1998.

Management has achieved these gains in a highly competitive market in which rising bankruptcies have been notable. This trend has affected the entire financial services industry in Puerto Rico. In response, Management has maintained tight underwriting standards while improving loan tracking and collections systems. Also, the rate of increase in bankruptcies has declined in the last few months of 1998.

Analysis of Key Financial Ratios

High spreads in the loan portfolio combined with strict cost controls have been important features of First BanCorp's strategy in recent years. Last year these factors, combined with a strong increase in trading and investment income, helped the Corporation combine above-average returns on assets and capital with a healthy growth in earnings. At the same time, the Corporation was able to show a strong increase in reserves although loan losses grew during the year.

The results of these high spreads and cost controls are evident in the financial ratios. The return on average assets was 1.48% in 1998, compared with the annualized average of 1.15% for all FDIC insured financial institutions through September 30. Similarly, First BanCorp's return on equity was 20.54% as compared with a similar FDIC average of 13.31%. In 1998 the Corporation had a net interest margin of 5.27% on a tax equivalent basis. At the same time Management held the efficiency ratio at 46.5% in 1998 in spite of investments in new information technology and new branches. The Corporation remains committed to tight cost controls in the future.

Ample spreads allowed Management to maintain profitability even while the provision for loan losses was expanding by $20.3 million from $55.7 million in 1997 to $76.0 million in 1998. This, in turn, allowed to increase loan loss reserves by $10.1 million, from $57.7 million at the end of 1997 to $67.8 million at December 31, 1998. Although non-performing loans rose from 3.29% to 3.40% of total loans during 1998 the increase in reserves more than compensated for the rise in delinquencies. The reserve coverage ratio, which consists of total loan loss reserves as a percentage of non-performing loans, rose from 89.5 percent at the end of 1997 to 94.2 percent at December 31, 1998. Management's target is to raise the reserve coverage ratio to 100%. The tightening in underwriting standards that has been in effect for the past two years should bear fruit in the future as loan losses return to normal levels.

Growth in Major Lending Areas

First BanCorp has achieved a strong position in several key lending areas in Puerto Rico. The Corporation's loan portfolio has been expanding and diversifying as Puerto Rico has grown and become more sophisticated. Here is an outline of major developments in the lending area during 1998.

Commercial Loans

In recent years, a significant portion of the growth of this portfolio had come from commercial mortgages. However, growth in that area was relatively limited in 1998, as the portfolio grew by $19.6 million, from $306.7 million to $326.3 million. First BanCorp has made mortgage loans for businesses as diverse as office buildings, restaurants with national franchises, professional offices and shopping centers.

A major goal of the Corporation in 1998 was to expand commercial lending in other areas besides mortgages. Management achieved this goal, expanding commercial lending by $142.7 million from $278.1 million to $420.8 million. The Corporation recruited experienced personnel to support this effort.

First BanCorp directs part of its commercial lending to small and medium sized businesses, many of which are locally owned and managed. The Corporation is a certified U.S. Small Business Administration ("SBA") lender, allowing rapid processing of loans under this Federal program. First BanCorp also offers commercial loans guaranteed by the local Economic Development Bank.

Commercial lending executives are flexible in meeting the individualized needs of each client, and they try to develop a mutually productive relationship. This approach requires the continuous development of new methods and services as the sophistication and diversity of Puerto Rico's business sector grows.

Residential Mortgage Loans

First BanCorp was active in the residential mortgage market during 1998. Management introduced a new mortgage product that allows clients to finance 105% of the assessed value of their property. This allows clients to take advantage of generally rising property values on the Island. No other bank in Puerto Rico offers this product. Because land is limited in Puerto Rico, property values have risen steadily during the postwar period.

First BanCorp has also renewed its construction loan department, bringing in a new executive with considerable experience in this area. Thanks to the financing of new housing developments in the San Juan metropolitan area, construction loans grew by $54.6 million from $9.3 million to $63.9 million during 1998. As these projects are completed the Corporation will have the opportunity to obtain part of the permanent financing. Management expects to be more active in construction and mortgage financing than it has in the recent past.

Consumer Loans

The consumer loan  portfolio  declined by $71.5  million  during 1998 as tighter
underwriting   standards  slowed  new  originations.   Still,   Management  sees
considerable future potential in this area.

In auto loans First BanCorp introduced a new, personalized program for auto dealers and their clients. This service, known as "First Class", assigns special representatives to participating dealers so that they can process loans rapidly by sending applications electronically to the main office. Clients will be able to choose among three alternatives: a conventional auto loan, a loan with reduced payments and a residual, or a lease. A distinctive "First Class" logo identifies participating dealers.

First BanCorp's credit card portfolio grew by $9.3 million from $116.7 million at the end of 1997 to $126.0 million as of last December 31. The Corporation offers special cards with Texaco and the Puerto Rico Telephone Co., as well as a collateralized card for clients who need to establish a credit record or who cannot obtain access to credit through other channels. Under the "First Miles" program, cardholders can obtain free airline travel as they use their credit cards.

First BanCorp also operates Money Express, a small loan subsidiary of FirstBank with 26 offices throughout Puerto Rico. Management plans to expand the activities of Money Express during the coming year. First Leasing, another subsidiary of FirstBank, offers vehicle rental and leasing services.

First BanCorp's growing selection of consumer products reflects the needs and demands of Puerto Rico's growing middle class. Management hopes to continue expanding the variety and sophistication of consumer loans in the years to come.

Increasing Shareholder Value

The financial results reported here are part of a continuing trend of earnings growth that has produced excellent value for shareholders. Return on average equity was 20.54% in 1998. First BanCorp shareholders received a total return of 79.4% in 1998, and a cumulative increase in shareholder value of 3,398 percent from year-end 1991 to year-end 1998. Although dividends were increased in 1998, the dividend payout ratio remained low at 17.12% compared with 15.14% in 1997. During 1998 the Corporation repurchased 317,600 common shares.

Management is optimistic about the future of First BanCorp. The range of services it offers, its effective network of offices and branches supplemented by new sales methods, its dedicated staff and its reputation with clients will all contribute to future earnings growth. Management will continue its efforts to improve First BanCorp's excellent performance in 1999 and in the years to come.

The Puerto Rico Economy

The island of Puerto Rico is a U.S. Commonwealth with a population of 3.8 million, located in the Caribbean approximately 1,600 miles southeast of New York. Puerto Rico has been enjoying solid economic growth over most of the 1990's. Real GNP grew by 3.1% in fiscal 1998. Private economists are forecasting 2% to 3% real growth in the 1999 fiscal year. Management expects recent growth patterns on the Island to continue, with some slowdown during the coming fiscal year.

     Puerto Rico's economic performance is a natural result of its increasing integration into the U.S. economy. Puerto Ricans are U.S. citizens and serve in the United States armed forces, and the Island has several large U.S. military bases. The Island uses U.S. currency and forms a part of the U.S. financial system. Federal courts enforce U.S. laws here. Since Puerto Rico falls within the U.S. for purposes of customs and migration, there is full mobility of funds, people and goods between Puerto Rico and the U.S. mainland. Puerto Rico banks are subject to the same Federal laws, regulations and supervision as other financial institutions in the rest of the U.S. The Federal Deposit Insurance Corporation insures the deposits of Puerto Rico chartered commercial banks, including FirstBank, the banking subsidiary of First BanCorp.

Puerto Rico has made a rapid transition from poverty in the immediate postwar period to prosperity today. Throughout this process the Island has attracted industry using tax exemption. Many multinational corporations have substantial operations here. During 1996 Congress repealed Section 936 of the Internal Revenue Code, which provided Federal tax exemption for companies operating in Puerto Rico. However, Congress also provided a ten year grandfather clause for companies already operating here. Because Puerto Rico has a fiscal system independent from that of the U.S., it can fashion local tax incentives to attract or retain industry. A new law broadening and strengthening local tax incentives went into effect on January 1, 1998.

Puerto Rico is becoming somewhat less dependent on manufacturing than it was in the early postwar period. Manufacturing attracted by tax exemption is still an important part of the island's economy. Nevertheless, Puerto Rico has been diversifying its economic base to include tourism, business services and transportation. As part of these changes the Island has been receiving U.S. private investment in diverse areas such as hotels, financial services and large retail stores. During the past year a slowdown in manufacturing growth was balanced by strong construction activity, both private and public. Management is very optimistic about Puerto Rico's economic future.

                               Board of Directors


[PHOTO]
Angel Alvarez-Perez, Esq.
Chairman of First BanCorp
German Malaret, M.D.
Chairman of FirstBank

[PHOTO]
Annie Astor de Carbonell, C.P.A.
Angel L. Umpierre, C.P.A.
Jose Texidor

[PHOTO]
Antonio Pavia Villamil, M.D.
Francisco D. Fernandez, Eng.
Rafael Bouet, Eng.

[PHOTO]
Armando Lopez Ortiz, Eng.
Hector M. Nevares, Esq.
Jose Julian Alvarez

                             FIRST BANCORP OFFICERS


                                                                         [PHOTO]
Standing from left to right: Aida Garcia, Francisco Cortes, Aurelio
Aleman, Randolfo Rivera, Fernando L. Batlle, Luis Cabrera, Josianne M. Rossello Seated from left to right: Luis Beauchamp, Angel Alvarez-Perez, Annie Astor de Carbonell

PRESIDENT

Angel Alvarez-Perez
President and Chief
Executive Officer

SENIOR EXECUTIVE
VICE PRESIDENTS

Annie Astor de Carbonell
Chief Financial Officer

Luis M. Beauchamp
Chief Lending Officer

EXECUTIVE
VICE PRESIDENTS

Aurelio Aleman
Retail Banking

Fernando L. Batlle
Branch Banking
Mortgages &
Money Express

Francisco Cortes
Administrative Services
& Information Systems

Rodolfo Rivera
Corporate Services

SENIOR VICE
PRESIDENT

Nicolas Badillo
Data Center

Luis Cabrera
Treasury & Investments

Eva Candelario
Corporate Business
Development

Antonio Escriba
Secretary of the Board

Aida M. Garcia
Human Resources

Michael Garcia
Consumer Collection

Fernando Iglesias
Special Loans &
Credit Administration

Roger Lay
Internal Auditing

John Ortiz
Remote Banking

Haydee Rivera
Branch Banking
Operations

Julio Rivera
Construction Lending

Jose H. Rodriguez
Branch banking
Administration

Josianne M. Rosello
Marketing & Public
Relations

Demetrio Santiago
Auto Wholesale
Business

Laura Villarino
Controller

VICE PRESIDENTS

William Alvarez
Area Business

Jose H. Aponte
Commercial Mortgage

Miguel Babilonia
Consumer Portfolio
Management

Juan E. Barnes
Branch Manager

Ana Colon
Centralized Accounting

Ada Davila
Branch Manager

Elizabeth de la Cruz
Mortgage Operations

Roberto Girald
Construction Lending

David Gonzalez
Corporate Business
Development

Daisy Gonzalez
Operational Accounting

Nelson Gonzalez
Corporate Business Development

Marcelo Lopez
Branch Banking
Administration
District Manager

Juanita Marrero
First Mortgage

Ivan Martinez
Project Manager

Miguel Mejias
System Development

Jose Negron
Floor Plan

Jaime Noble
First Leasing

Luis Orengo
Commercial Loans

Osvaldo Padilla
Corporate Business

Reynaldo Padilla
Auto Finance

Miguel Pimentel
Corporate Business
Development

Carlos Power
Auto Operations

Rolando Quevedo, Esq.
Legal Counsel

Jorge Rendon
Operational Support

Migdalia Rivera
Community Banking

Sandra Rivera
Auto Collection

Belinda Rodriguez
Remote Sales

Jose L. Rodriguez
Special Projects
Year 2000

Luis Rodriguez
Special Projects

Elizabeth Sanchez
Marine Financing

Roberto Sanchez
Marine Financing

Roberto Sanchez
Credit Risk

Carmen Torres
Branch Banking
Administration
District Manager

Raphael Torres
Branch Banking
Administration
District Manager

                                  SUBSIDIARIES


FIRST FEDERAL FINANCE CORPORATION
DBA MONEY EXPRESS "LA FINANCIERA"

Angel Alvarez-Perez
Chief Executive Officer

Fernando L. Batlle
President and Chief
Operating Officer

Orlando Velez
Vice President and
Operations Manager

FIRST LEASING AND RENTAL CORPORATION

Angel Alvarez-Perez, Esq.
Chief Executive Officer

Aurelio Aleman
President and Chief
Operating Officer

Jaime Noble
Vice President and
Manager Leasing Operation

William Velez
Vice President and
Manager Daily Rental Operation


SELECTED FINANCIAL DATA
Years ended December 31,                                1998             1997              1996             1995              1994
                                                                   (Dollars in thousands except for per share results)
Condensed Income Statements:
    Total interest income                               $321,298        $285,160         $256,523          $208,488         $180,309
    Total interest expense                               155,130         130,429          113,027            96,838           76,674
    Net interest income                                  166,168         154,731          143,496           111,650          103,635
    Provision for loan losses                             76,000          55,676           31,582            30,894           17,674
    Other income                                          58,240          39,866           29,614            48,268           18,169
    Other operating expenses                              91,798          83,268           82,498            65,628           60,760
    Unusual item - SAIF assessment                                                          9,115
    Income before income tax provision and
     extraordinary item                                   56,610          55,653           49,915            63,396           43,370
    Provision for income tax                               4,798           8,125           12,281            14,295           12,385
    Income before extraordinary item                      51,812          47,528           37,634            49,101           30,985
    Extraordinary item                                                                                                         (429)
    Net income                                            51,812          47,528           37,634            49,101           30,556
Per Common Share Results - Diluted (1):
    Income before extraordinary item                       $1.74           $1.58            $1.22             $1.58            $1.01
    Extraordinary item                                                                                                         (.02)
    Net income per common share                            $1.74           $1.58            $1.22             $1.58            $0.99
    Cash dividends declared                               $0.30           $0.24             $0.20             $0.08
    Average shares outstanding                            29,586          30,036           30,794            30,592           29,977
    Average shares diluted                                29,858          30,204           30,952            31,118           30,859
Balance Sheet Data:
    Loans and loans held for sale (net of
     unearned interest)                               $2,120,054      $1,959,301       $1,896,074        $1,556,606       $1,501,273
    Allowance for possible loan losses                    67,854          57,712           55,254            55,009           37,413
    Investments                                        1,800,489       1,276,900          830,980           785,747          595,555
    Total assets                                       4,017,352       3,327,436        2,822,147         2,432,816        2,174,692
    Deposits                                           1,775,045       1,594,635        1,703,926         1,518,367        1,493,445
    Borrowings                                         1,930,488       1,458,148          884,741           698,097          536,278
    Total capital (100% common equity)                   270,368         236,379          191,142           171,202          120,015
    Book value per common share, end of year (1)            9.17            7.93             6.32              5.51             3.99
Regulatory Capital Ratios (In Percent):
    Total capital to risk weighted assets                 17.39            17.26            15.25             16.17             9.76
    Tier 1 capital to risk weighted assets                11.55            11.07             9.32              9.93             8.50
    Tier 1 capital to average assets                       6.59             7.44             6.65              6.82             5.74
Selected Financial Ratios (In Percent):
    Net income to average total assets                      1.48            1.63             1.48              2.22             1.53
    Interest rate spread (2)                                4.76            5.30             5.46              5.07             5.23
    Net interest income to average earning assets (2)       5.27            5.83             6.03              5.59             5.65
    Net yield on average earning assets (2)                 9.83           10.45            10.63             10.12             9.63
    Net cost on average interest bearing liabilities        5.07            5.15             5.17              5.05             4.40
    Net income to average total equity                     20.54           22.30            20.49             33.19            29.07
    Average total equity to average total assets            7.22            7.32             7.23              6.68             5.27
    Dividend payout ratio                                  17.12           15.14            16.32              5.06              N/A
    Efficiency ratio (3)                                   46.46           45.45            47.66             47.71            49.88
Offices:
    Number of full service branches                           40              36               36                36               32
    Loan origination offices                                  45              44               47                43               23

(1) Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits. (2) Ratios were computed on a taxable equivalent basis. (3) Other operating expenses to the sum of net interest income and other income (excluding gain on sale of investments in 1998, 1997 and 1995, and gain on sale of subsidiary in 1995).


     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW SUMMARY

         For the year 1998, First BanCorp (the Corporation) recorded earnings of $51,812,386 or $1.74 per common share as compared to $47,527,552 or $1.58 per common share for 1997 and $37,633,791 or $1.22 per common share for 1996. First BanCorp is the bank holding company for FirstBank (or the Bank).

         Earnings for the year 1996 included a one time Savings Association Insurance Fund (SAIF) industry wide deposit insurance assessment of $6,715,000 (net of tax) or $.22 per share. Excluding this unusual item, operational amounted to $44,348,791 or $1.44 per share. All per share figures are presented on a diluted basis.

         The Corporation's continuous increase in net interest income and other income and tight control over operating expenses net of the provision for loan losses, have resulted in the sustained growth in net income. For 1998 as compared to 1997, net income increased by $4,284,834 or $.16 per common share, and for 1997 as compared to 1996, by $3,178,761 or $0.14 per common share, excluding for 1996 the one time SAIF insurance assessment.

         Return on average assets was 1.48% for 1998, 1.63% for 1997 and 1.48% for 1996. Return on average common equity was 20.54% for 1998, 22.30% for 1997 and 20.49% for 1996. The decrease in the return on average assets and average common equity for 1998 as compared to 1997 was due to the increase in total assets and common equity, respectively.

RESULTS OF OPERATIONS

         First BanCorp's results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense paid on interest bearing liabilities, including deposits and borrowings. The Corporation's results of operations also depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), on other income (mainly service charges and fees on loans), and on gains on sale of investments.

Net Interest Income

         The main component of the Corporation's results of operations is net interest income. Net interest income is the difference between interest earned on loans and investment securities (interest earning assets) and the interest expense on deposits and borrowings (interest bearing liabilities). Net interest income is the result of the spread between the yield of interest earning assets and the cost of interest bearing liabilities, and the volume of such assets and liabilities.

         Net interest income increased to $166.2 million for 1998 from $154.7 million in 1997 and $143.5 million in 1996. The improvement was the result of the continuous increase in the average volume of interest earning assets together with a higher available capital and non-interest bearing liabilities to fund those assets. This is reflected in an increase in the average volume of interest earning assets by $582.7 million for 1998 as compared to 1997 and by $361.8 million for 1997 as compared to 1996. Interest bearing liabilities increased by $528.0 million for 1998 as compared to 1997 and by $345.2 million for 1997 as compared to 1996.

         The following table includes a detailed analysis of net interest income. Part I presents average volumes and rates on a tax equivalent basis and
Part II presents the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Corporation's net interest income. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rates), and changes in rate (changes in rate multiplied by old volumes). Rate-volume variances (changes in rate multiplied by changes in volume) have been allocated to the changes in volume and changes in rate based upon their respective percentage of the combined totals.

Part I                                  Average volume             Interest income (1) / expense     Average rate (1)
Year ended December 31,          1998         1997          1996       1998       1997   1996     1998     1997      1996
-------------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Earning Assets:
Deposits at banks and other
 short-term investments       $    40,766 $    67,969$     36,883 $    2,028 $   3,708 $   1,959  4.97%    5.45%    5.31%
Government obligations            319,777     404,517     405,221     19,984    26,949    23,242  6.25%    6.66%    5.74%
Mortgage backed securities      1,032,632     428,804     255,926     77,463    34,942    18,142  7.50%    8.15%    7.09%
Other investment                    1,150         519       3,920        186        22       190 16.14%    4.24%    4.85%
FHLB stock                         10,252      10,150      11,701        743       670       756  7.25%    6.60%    6.46%
                             ------------ -----------   ------------------------------  --------
  Total investments             1,404,577     911,959     713,651    100,404    66,290    44,289  7.15%    7.27%    6.21%
                              -----------  ----------    --------   --------  --------    ------
Consumer loans (2)              1,032,704   1,090,991     985,554    139,309   147,100   139,732 13.49%   13.48%   14.18%
Real estate loans (2)             642,112     567,446     552,385     63,789    56,985    55,894  9.93%   10.04%   10.12%
Commercial loans (2)              324,426     250,757     207,745     31,131    24,494    21,490  9.60%    9.77%   10.34%
                             ------------ ----------- -----------   ------------------ ---------
   Total loans                  1,999,242   1,909,194   1,745,684    234,229   228,579   217,116 11.72%   11.97%   12.44%
                              ----------- -----------  ----------  --------- ---------  --------
   Total earning assets        $3,403,820  $2,821,153  $2,459,334   $334,633  $294,869  $261,405  9.83%   10.45%   10.63%
                               ==========  ==========  ==========   ========  ========  ========
Interest Bearing Liabilities:
Deposits                       $1,494,530  $1,502,975  $1,441,612    $70,418   $72,148 $  70,964  4.71%    4.80%    4.92%
Other borrowed funds            1,559,892   1,012,757     718,407     84,460    57,419    40,608  5.41%    5.67%    5.65%
FHLB advances                       4,515      15,157      25,637         252      864     1,455  5.58%    5.70%    5.68%

  Total interest bearing
     liabilities               $3,058,937  $2,530,889  $2,185,656   $155,130  $130,431  $113,027  5.07%    5.15%    5.17%
                               ==========  ==========  ==========   ========  ========  ========

Net interest income                                                 $179,503  $164,438  $148,379
                                                                    ========  ========  ========
Interest rate spread                                                                              4.76%    5.30%    5.46%
Net interest margin                                                                               5.27%    5.83%    6.03%

(1) On a tax equivalent  basis. The tax equivalent  yield was computed  dividing the interest  rate spread on exempt assets by (1- statutory tax rate) and adding to  it  the  cost  of  interest  bearing  liabilities.  When  adjusted  to a tax equivalent  basis,  yields on taxable  and exempt  assets are  comparative.  (2)
Non-accruing loans are included in the average balances.




Part II                                          1998 compared to 1997              1997 compared to 1996
                                                   Increase (decrease)                  Increase (decrease)
                                                         Due to:                              Due to:
                                              Volume       Rate         Total      Volume     Rate        Total
Earning assets:                                                           In thousands
Deposits at banks and other
 short-term investments                      $(1,377)       $(303)  $ (1,680)     $ 1,694  $      54     $ 1,748
Government obligations                        (5,375)      (1,589)    (6,964)         (44)     3,751       3,707
Mortgage backed securities                    47,250       (4,729)    42,521       13,755      3,044      16,799
Other investment                                  50          114        164         (147)       (21)       (168)
FHLB stock                                         7           66         73         (101)        15         (86)
                                          ----------     -------- ----------     --------  ---------   ---------
   Total investments                          40,555       (6,441)    34,114       15,157      6,843      22,000
                                             -------       ------    -------      -------   --------     -------
Consumer loans                                (7,861)          70     (7,791)      14,583     (7,215)      7,368
Real estate loans                              7,458         (654)     6,804        1,518       (427)      1,091
Commercial loans                               7,133         (496)     6,637        4,325     (1,321)      3,004
                                             -------     --------   --------     --------   --------    --------
    Total loans                                6,730       (1,080)     5,650       20,426     (8,963)     11,463
                                             -------      -------   --------      -------   --------     -------
    Total interest income                     47,285       (7,521)    39,764       35,583     (2,120)     33,463
                                              ------      -------    -------      -------   --------     -------
Interest bearing liabilities:
Deposits                                        (403)      (1,327)    (1,730)       2,984     (1,800)       1,184
Borrowed funds                                30,323       (3,282)    27,041       16,688        123       16,811
FHLB advances                                   (594)         (18)      (612)        (596)         5         (591)
                                             -------     --------  ---------    --------- -----------   ---------
    Total interest expense                    29,326       (4,627)    24,699       19,076     (1,672)      17,404
                                            --------      -------   --------     --------   --------     --------
Change in net interest income                $17,959      $(2,894)   $15,065      $16,507   $   (448)     $16,059
                                             =======      =======    =======      =======   ========      =======

     Total interest income includes tax equivalent adjustments of $13.3 million, $9.7 million and $4.9 million for 1998, 1997, and 1996, respectively.

         On a tax equivalent basis, net interest income increased to $179.5 million for 1998 from $164.4 million for 1997, and $148.4 million for 1996. The interest rate spread and net interest margin amounted to 4.76% and 5.27%, respectively, for 1998, as compared to 5.30% and 5.83%, respectively, for 1997 and to 5.46% and 6.03%, respectively, for 1996.

         The reduction in the interest rate spread and net interest margin for 1998 is mainly due to the increase of $492.6 million in the average volume of total investments when compared to the average volume recorded for 1997. These investments have a lower spread than loans but without the credit risk. In addition, there was a reduction of $58.3 million in the average volume of consumer loans, which are the assets with the highest spread but, also the highest credit risk in the portfolio.

         1998 compared to 1997

         On a tax equivalent basis interest income increased by $39.8 million for 1998 as compared to 1997. On a tax equivalent basis the yield on earning assets was 9.83% for 1998 as compared to 10.45% for 1997. The improvement in interest income was due to the increase in the average volume of investments of $492.6 million, of real estate (mostly commercial real estate loans) and commercial loans of $74.7 million and $73.7 million, respectively, net of a decrease in consumer loans of $58.3 million. The increase in the commercial real estate and commercial loans portfolio was the result of the Corporation's strategy of diversifying its asset base, which was concentrated in consumer loans. The consumer loan portfolio decreased as a result of the tightening implemented early in 1997 of the underwriting standards for the origination of these loans.

         For the investment portfolio, the average volume of mortgage backed securities increased in 1998 by $603.8 million. The tax equivalent yield on mortgage backed securities was 7.50% in 1998 and 8.15% in 1997. The portfolio of mortgage backed securities contributed $47.3 million in interest income due to volume net of $4.7 million decrease in interest income due to rate. The average volume of government obligations decreased by $84.7 million for 1998 as compared to 1997, causing a total decrease in interest income of $7.0 million.

         For the loan portfolio, the growth in the average volume of commercial loans represented an increase of $7.1 million in income due to volume, partially offset by a reduction of $.5 million in interest income due to rate. The reduction due to rate was mainly caused by various decreases in the prime rate from 8.50% effective for 1997 through September 29, 1998 to 7.75% effective on November 18, 1998. The average portfolio of mortgage loans increased for 1998, representing a positive volume variance of $7.5 million. This increase was mostly achieved in commercial real estate loans. The decrease in the average volume of consumer loans caused a negative variance in interest income due to volume of $7.9 million.

         Interest expense increased by $24.7 million for 1998 as compared to 1997. This was the result of the increase in the average volume of interest bearing liabilities of $528.0 million for 1998 as compared to 1997 with a volume variance of $29.3 million. However, interest expense was affected by a decrease of eight basis points in the cost of interest bearing liabilities from 5.15% for 1997 to 5.07% for 1998 causing a positive rate variance of $4.6 million for 1998 as compared to 1997.

         1997 compared to 1996

         On a tax equivalent basis interest income increased by $33.5 million for 1997 as compared to 1996. On a tax equivalent basis the yield on earning assets was 10.45% for 1997 as compared to 10.63% for 1996. The improvement in interest income was primarily due to the increase in the average volume of investments of $198.3 million and to an increase in the average volume of consumer and commercial loans of $105.4 million and $43.0 million, respectively.

         For the investment portfolio, the average volume of mortgage backed securities increased in 1997 by $172.9 million. The tax equivalent yield on mortgage backed securities increased from 7.09% for 1996 to 8.15% for 1997. The portfolio of mortgage backed securities contributed $13.8 million in interest income due to volume and $3.0 million in interest income due to yield improvement. Interest income from investments was also positively affected by the improvement in the tax equivalent yield of government obligations from 5.74% in 1996 to 6.66% in 1997, representing an increase of $3.8 million in interest income due to rate. To a lesser extent, investment income was positively affected by an increase of $31.1 million in the average volume of short term investments.

         For the loan portfolio, the increase in the average volume of consumer loans represented a growth of $14.6 million in interest income, which was partially offset by a reduction of $7.2 million in interest income due to rate. The yield on consumer loans decreased from 14.18% in 1996 to 13.48% in 1997 as a result of the increase in non-accruing loans written off in 1997, and the tightening of underwriting standards in the origination of consumer loans. Early in 1997, stricter underwriting standards were implemented in response to the industry wide increase in delinquencies and bankruptcies. As the credit quality of the customers improves, the yield charged to the loans is lower, causing a decrease in the average yield of the consumer loan portfolio.

         The growth in the average volume of commercial loans represented an increase of $4.3 million in income due to volume, partially offset by a reduction of $1.3 million in interest income due to rate. The growth in the commercial loan portfolio responded to the strategy of emphasizing commercial loans to diversify the loan portfolio, which has been concentrated in consumer loans. The average portfolio of mortgage loans increased for 1997, representing a positive volume variance of $1.5 million. This increase was mostly recorded in commercial real estate loans. The negative variance due to rate was mostly due to loans that were placed in non accruing status. The prime rate was at 8.50% for 1997 and 1996.

         Interest expense increased by $17.4 million for 1997 as compared to 1996. The increase was the result of the increase in the average volume of interest bearing liabilities of $345.2 million for 1997 as compared to 1996 with an additional cost of $19.1 million. However, interest expense was positively affected by a decrease of two basis points in the cost of interest bearing liabilities from 5.17% for 1996 to 5.15% for 1997. This reduction was entirely due to a decrease in the cost of interest bearing deposits from 4.92% in 1996 to 4.80% in 1997.

Provision for Loan Losses

     During 1998, the Corporation provided $76.0 million for loan losses, a significant increase as compared to $55.7 million in 1997 and $31.6 million in 1996.

         The increased provision for loan losses recorded in 1998 was necessary to cover net charge offs of $65.9 million, and to increase by $10.1 million the allowance for loan losses at December 31, 1998 as compared to December 31, 1997. This level of net charge offs resulted mainly from the increase in the level of delinquencies and bankruptcies experienced in Puerto Rico during 1998. In addition, net charge offs for 1998 included $8.9 million in loans written off as a result of changes in the write off policy to a more conservative one. During the first quarter of 1998 the Corporation changed its write off policy to include personal unsecured loans in bankruptcy status and more than 30 days delinquent. These loans were previously written off according to the general regulatory guidance for unsecured personal loans which were 120 days delinquent. As a result of this change, $4.5 million loans were written off during the first quarter. During the fourth quarter of 1998 the Corporation changed the timing to record the estimated partial write offs of certain auto loans and repossessed units. This change resulted in an additional write off of $4.4 million of previously reserved losses. Net charge offs for 1997 and 1996 amounted to $53.2 million and $31.3 million, respectively.

         The allowance activity for 1998, and prior two years was as follows:

                                                                                      Year ended December 31,
                                                                  1998            1997          1996           1995        1994
                                                                                     (Dollars in thousands)
Allowance for loan losses, beginning of period                 $57,712         $55,254       $55,009        $37,413     $30,453
Provision for loan losses                                       76,000          55,675        31,582         30,894      17,674
                                                              --------         -------      --------       --------     -------
Loans charged off:
       Real estate                                                (168)           (284)         (492)          (403)       (839)
       Commercial                                               (4,150)         (1,996)         (942)        (3,299)     (4,329)
       Consumer                                                (67,906)        (57,311)      (33,295)       (10,821)     (6,753)
Recoveries and other adjustments                                 6,366           6,374         3,392          1,225       1,207
                                                             ---------       ---------     ---------       --------    --------
Net charge offs                                                (65,858)        (53,217)      (31,337)       (13,298)    (10,714)
                                                              --------        --------      --------        -------     -------
Allowance for loan losses, end of period                       $67,854         $57,712       $55,254        $55,009     $37,413
                                                               =======         =======       =======        =======     =======
Allowance for loan losses to year end total
 loans and loans held for sale                                   3.20%           2.95%         2.91%          3.53%       2.49%
Net charge offs to average loans
 outstanding during the period                                   3.29%           2.79%         1.80%           .93%        .79%

         The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. This evaluation is based upon a number of factors, including the followings: historical loan loss experience, projected loan losses, loan portfolio composition, current economic conditions, fair value of the underlying collateral, financial condition of the borrowers, and, as such, includes amounts based on judgments and estimates made by Management.

Other Income

         The following table presents the composition of other income.

Year ended December 31,                                 1998              1997              1996
                                                                     (In thousands)
Other fees on loans                                    $11,158           $10,899          $10,651
Service charges on deposit accounts                      7,844             7,363            6,184
Fees on loans serviced for others                        1,617             2,670            3,993
Rental income                                            2,292             1,935            2,356
Other operating income                                   5,137             4,866            2,928
                                                       -------           -------          -------
Other income before gain on
 sale of investments and trading                        28,048            27,733           26,112
Gain on sale of investments                             26,827            11,388            4,857
Trading income (loss)                                    3,365               745           (1,355)
                                                     ---------        ----------         --------
    Total                                              $58,240           $39,866          $29,614
                                                       =======           =======          =======


         Other income primarily consists of service charges on deposit accounts, fees on loans, servicing income, commissions derived from various banking activities, the results of trading activities and gains on sale of investments.

         Other income before gains on the sale of investments and trading activities increased to $28.0 million in 1998 from $27.7 million in 1997 and $26.1 million in 1996. These variances were mainly due to fees and charges on deposit and loan accounts and other fees on miscellaneous banking services, partially offset by a decrease in fees on loans serviced for others.

         Service charges on deposit accounts represent an important and stable source of other income for the Corporation. This source of income increased to $7.8 million in 1998 from $7.4 million in 1997 and $6.2 million in 1996.

         Other fees on loans consist mainly of credit card fees and late charges collected on loans. The increase in this source of income to $11.2 million in 1998 from $10.9 million in 1997 and $10.7 million in 1996 was due to fees generated on the increased portfolio of commercial loans.

         Fees on loans serviced for others primarily reflect the servicing fees for the auto loan securitizations closed in 1995. It also includes servicing fees on residential mortgage loans originated and subsequently securitized. Due to the repayment of the auto loan portfolio securitized in 1995, the related servicing income decreased from 1996 to 1998.

         The Corporation's second tier subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged $2.0 million in the past three years.

         The other operating income category is composed of miscellaneous fees such as check fees and rental of safe deposit boxes. For 1998 and 1997, other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments.

         The Corporation recorded $26.8 million in 1998, $11.4 million in 1997 and $4.9 million in 1996 from gains on sale of investment securities. These sales of investments were realized as market opportunities arose and in response to the Corporation's investment policies.

Other Operating Expenses

     Other operating expenses amounted to $91.8 million for 1998 as compared to $83.3 million for 1997 and $82.5 million for 1996. The following table presents the components of other operating expenses.

Year ended December 31,                                   1998              1997             1996
                                                                  (In thousands)
Salaries and benefits                                  $43,185           $38,644          $37,359
Occupancy and equipment                                 18,155            16,101           14,932
Deposit insurance premium                                  971             1,040            2,431
Other taxes and insurance                                5,607             5,536            4,663
Professional and service fees                            5,820             4,883            4,956
Business promotion                                       5,922             4,993            5,880
Communications                                           4,330             4,364            4,789
Real estate owned operations                                42               (21)             219
Amortization of debt issue costs                           691               788              873
Expense of rental equipment                              1,226             1,184            1,113
Other                                                    5,849             5,756            5,283
                                                     ---------          --------        ---------
    Total                                              $91,798           $83,268          $82,498
                                                       =======           =======          =======

         Management's goal has been to make only expenditures that contribute clearly and directly to increasing the efficiency and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the improvement in earnings in recent years. The best measure of the success of this program is the efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other recurring income. The Corporation's efficiency ratio was 46.46% for 1998 as compared to 45.45% and 47.66% for 1997 and 1996, respectively.

         For 1998 as compared to 1997, salary increases, incentive compensation and increases in fringe benefits affected the salaries and benefits category for all employees. Additional employees were hired to staff two full service branches and two in-store branches that opened in 1998, to strengthen the commercial lending business, the support areas of consumer lending such as credit and collection, and other support areas of the Corporation. For 1997 as compared to 1996, salaries and benefits were mainly affected by increases in salary and fringe benefits.

         The occupancy and equipment category consists of expenses associated with premises, office and computer equipment, and other automated banking equipment. The increase in the past three years was mainly affected by enhancements of hardware and software through system conversions, which have enabled the Corporation to offer new products, and to improve customer service and portfolio servicing. For 1998, the increase was also due to the expansion of the branch network mentioned above. Expenses related to the year 2000 issue also affected this category (see Year 2000 section).

         The increase in the professional and service fee category for 1998 was mainly due to credit card processing and assessment fees related to the increase in the portfolio and in the number of accounts. The increase in credit card related fee income exceeded the related processing costs.

         Business promotion costs amounted to $5.9 million for 1998 as compared to $5.0 million in 1997, and $5.9 million for 1996. Business promotion expense has been incurred to obtain the loan and deposit volumes achieved during those years.

         In 1998 and 1997, communications expense decreased as compared to 1996, due to an improvement in the telephone and data line network.

Unusual Item

         In 1996, FirstBank recorded the one time industry wide SAIF deposit insurance special assessment as provided by the Omnibus Spending bill signed by the President of the United States on September 30, 1996, in order to recapitalize the SAIF. The Bank's assessment was $9.1 million, which represented a net after tax expenditure of $6.7 million. On October 31, 1994, the Bank, formerly a savings institution, converted its charter to a commercial bank, but stayed in the SAIF because legal restrictions prevented the Bank from switching to the Bank Insurance Fund.

Income Tax Expense

         The provision for income tax amounted to $4.8 million (or 8% of pre-tax earnings) for 1998 as compared to $8.1 million (or 15% of pre-tax earnings) in 1997, and $12.3 million (or 25% of pre-tax earnings) in 1996. The Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in obligations and loans exempt from federal and Puerto Rico income tax. Also the current income tax expense was reduced by the increase in loans written off. For additional information relating to taxes, see Note 29 of the Corporation's financial statements - "Income Taxes."

FINANCIAL CONDITION

Assets

         The Corporation's total assets at December 31, 1998 amounted to $4,017.4 million, $690.0 million over the $3,327.4 million at December 31, 1997. The increase in total assets was mainly the result of an increase in total investments of $523.6 million plus an increase of $150.6 million in loans receivable (net of the allowance for loan losses) and loans held for sale.

         The investment portfolio grew from $1,276.9 million at December 31, 1997 to $1,800.5 million at December 31, 1998. This resulted from the strategy of purchasing $733.7 million in additional mortgage backed securities, increasing the portfolio of mortgage backed securities to $1,492.5 million. The portfolio of mortgage backed securities yielded 7.50% in 1998 as compared to 8.15% in 1997. Government obligations decreased by $211.8 million. Government obligations yielded 6.25% in 1998 compared to 6.66% in 1997. The shift to mortgage backed securities was due to the higher yield on these investments as compared to government obligations.

         The increase in loans receivable of $150.6 million was composed of an increase in commercial loans of $142.7 million and $89.6 million in real estate loans, net of an increase in the allowance for loan losses of $10.1 million and a decrease in consumer loans of $71.6 million.

         The following table presents the composition of the loan portfolio (including loans held for sale) at year-end for each of the last five years.

                                       % of              % of                 % of               % of               % of
December 31,                  1998    Total     1997    Total        1996    Total     1995     Total       1994    Total
                                                                               (Dollars in thousands)
Real estate loans:
  Residential              $  307,912   15    $  292,604    15    $  297,246    16   $  319,758   21     $  406,653   28
  Commercial                  326,342   16       306,734    16       256,227    14      210,645   14        175,415   12
  Construction and land        63,939    3         9,279     1        10,209     1        9,233    1         13,812    1
                           ---------- ----  ------------   ---   -----------   ---   ----------  ---    -----------  ---
                              698,193   34       608,617    32       563,682    31      539,636   36        595,880   41
Commercial loans              420,763   20       278,071    15       233,251    12      189,334   13        126,842    9
Consumer loans              1,001,098   49     1,072,613    56     1,099,141    60      827,636   55        778,551   53
                            --------- ----   -----------   ---   -----------  ----    ---------  ----    ---------- ----
  Total                     2,120,054  103     1,959,301   103     1,896,074   103    1,556,606  104      1,501,273  103
Allowance for
  loan losses                 (67,854)  (3)      (57,712)   (3)      (55,254)   (3)     (55,009)  (4)       (37,413)  (3)
                          ----------- ----  ------------  ----   -----------  ---- ------------  ---    -----------  ---

Net loans                  $2,052,200  100    $1,901,589   100    $1,840,820   100   $1,501,597  100     $1,463,860  100
                           ==========  ===    ==========   ===    ==========   ===   ==========  ===     ==========  ===

         Early in 1997, the Corporation tightened its underwriting standards for the origination of consumer loans because of the industry wide higher trend in delinquencies and bankruptcies. This resulted in a decrease in the consumer loan portfolio from $1,072.6 million at December 31, 1997 to $1,001.1 million at December 31, 1998.

         During 1998, the Corporation continued emphasizing the origination of commercial loans as a strategy to diversify the loan portfolio, which is concentrated in consumer loans. Most of the commercial loans originated are asset based loans. The portfolio of commercial loans includes also floor plan financing to dealers, which has enhanced the Corporation's ability to maintain its production of auto loans. As a result of this strategy, the commercial loan portfolio grew by $142.7 million in 1998. 1997 ended with an increase of $44.8 million as compared to the commercial loan portfolio at the end of 1996, and 1996 with an increase of $43.9 million as compared to 1995. The Corporation has been able to increase its percentage of commercial loans to total loans to 20%.

         As to real estate loans, the increase in the portfolio of $89.6 million was composed of the following increases: (1) $19.6 million in real estate commercial loans; (2) $15.3 million in residential real estate loans; and (3) $54.7 million in construction loans. The growth in the real estate commercial loan portfolio is consistent with the strategy of emphasizing commercial loans. Real estate commercial loans grew by $50.5 million in 1997 and by $45.6 million in 1996.

         Average earning assets for 1998 amounted to $3,403.8 million, an increase of $582.7 million when compared to total average earning assets of $2,821.1 million for 1997. The composition and tax equivalent weighted average interest rates of the Corporation's earning assets at December 31, 1998 were as follows:


                                                                       Amount              Weighted
                                                                  (In thousands)        Average Rate
Money market instruments                                         $           526                3.40%
Government obligations                                                   295,533                5.74%
Mortgage backed securities                                             1,492,539                7.02%
FHLB of N.Y. stock                                                        10,271                7.00%
Other investment                                                           1,620               15.76%
                                                                  --------------
         Total investments                                             1,800,489                6.82%
                                                                     -----------
Consumer loans                                                         1,001,098               14.76%
Real estate loans                                                        698,193                9.54%
Commercial loans                                                         420,763                9.03%
                                                                     -----------
         Total loans(1)                                                2,120,054               11.91%
                                                                     -----------
         Total earning assets                                         $3,920,543                9.57%
                                                                      ==========

(1) Excludes the reserve for loan losses. Generally, non-accruing loans were included in this analysis as if they were accruing interest.

Non-performing Assets

         Total non-performing assets are the sum of non-accruing loans, past due loans, OREO's and other repossessed properties. Past due loans are loans delinquent 90 days or more as to principal and/or interest, and still accruing interest. Non-accruing loans are loans as to which interest is no longer being recognized. When loans fall into non-accruing status, all previously accrued and uncollected interest is charged against interest income.

         At December 31, 1998, total non-performing assets amounted to $78.0 million (1.94% of total assets) as compared to $74.3 million (2.23% of total assets) at December 31, 1997 and $70.2 million (2.49% of total assets) at December 31, 1996. The Bank's reserve to non-performing loans ratio was 94.2% at December 31, 1998 as compared to 89.5% and 90.71% at December 31, 1997 and 1996, respectively.

         The following table presents non-performing assets at the dates indicated:

December 31,                                              1998               1997            1996           1995           1994
                                                                                    (Dollars in thousands)
Past due loans                                        $ 15,110           $ 11,544        $  9,752        $ 5,544        $ 4,859
                                                      --------           --------        --------        -------        -------
Non-accruing loans:
      Real estate                                       17,399             12,249          12,795         14,106         18,422
      Commercial                                        12,823             16,143          12,712         14,479         10,295
      Consumer                                          26,736             24,547          25,655         26,085         13,993
                                                      --------           --------        --------       --------       --------
                                                        56,958             52,939          51,162         54,670         42,710
                                                      --------           --------        --------       --------       --------
Non-performing loans                                    72,068             64,483          60,914         60,214         47,569
                                                     ---------           --------        --------       --------       --------
Other real estate owned (OREO)                           3,642              1,132           1,696          2,991         12,383
Other repossessed property                               2,277              8,702           7,566          3,132          1,619
                                                    ----------          ---------       ---------      ---------       --------
Total non-performing assets                            $77,987            $74,317         $70,176        $66,337        $61,571
                                                       =======            =======         =======        =======        =======
Non-performing assets to total assets                    1.94%              2.23%           2.49%          2.73%          2.83%
Non-performing loans to total loans                      3.40%              3.29%           3.21%          3.87%          3.17%
Allowance for loan losses                              $67,854            $57,712         $55,254        $55,009        $37,413
Allowance to total non-performing loans                 94.15%             89.50%          90.71%         91.36%         78.65%

         Past Due Loans

         Past due loans are accruing commercial and consumer loans, which are contractually delinquent 90 days or more. Past due commercial loans are current as to interest but delinquent in the payment of principal. Past due consumer loans include personal lines of credit and credit card loans delinquent 90 days up to 179 days and personal loans (including small loans) delinquent 90 days up to 119 days.

         Non-accruing Loans

         Real Estate Loans - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers based on the value of the underlying collateral and the loan to value ratios, that no material losses will be incurred in this portfolio. Management's understanding is based on the historical experience of the Corporation. Non-accruing real estate loans amounted to $17.4 million (2.49% of total real estate loans) at December 31, 1998, as compared to $12.2 million (2.01% of total real estate loans) and $12.8 million (2.27% of total real estate loans) at December 31, 1997 and 1996, respectively.

         Non-accruing real estate loans at December 31, 1998 were composed of $9.2 million in low risk residential mortgage loans and $8.2 million in commercial real estate loans. No construction loans were on non-accruing status at December 31,1998. There was only one real estate loan over $500,000 in non-accruing status. This loan was a $1.0 million mortgage secured by an income producing property, which has an estimated fair value that exceeds the principal balance of the loan.

         Commercial Loans - The Corporation places all commercial loans 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified and a portion of the portfolio is collateralized by liens on real property. Non-accruing commercial loans amounted to $12.8 million (3.05% of total commercial loans) at December 31, 1998 as compared to $16.1 million (5.81% of total commercial loans) and $12.7 million (5.45% of total commercial loans) at December 31, 1997 and 1996, respectively. At December 31, 1998, non-accruing commercial loans of over $500,000 were: (1) a $3.6 million loan secured by senior lien on receivables and junior liens on real estate; and (2) a $1.9 million loan partially secured by inventory and accounts receivable.

         Consumer Loans - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

         Non-accruing consumer loans amounted to $26.7 million (2.67% of the total consumer loan portfolio) at December 31, 1998, $24.5 million (or 2.29% of the total consumer loan portfolio) at December 31, 1997 and $25.7 million (or 2.33% of the total consumer loan portfolio) at December 31, 1996. The ratio of non-accruing consumer loans to total consumer loans is the result of the level of delinquencies and write offs, mainly due to the overall level of bankruptcies in Puerto Rico. During 1998 and 1997 the delinquencies and bankruptcies increased and, as a result, the amount of net charge offs increased to $62.5 million from $51.9 million in 1997 and $30.9 million in 1996 (see Provision for Loan Losses section).

         Other Real Estate Owned (OREO)

         OREO acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition. Therefore, the Corporation does not expect to incur significant losses on the disposition of OREO's at December 31, 1998.

         Repossessed Property

         The Repossessed Property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats are recorded at the lower of cost or estimated fair value. For 1997 and 1996, repossessed autos were recorded at the principal balance of the loans. For 1998, repossessed autos were recorded at the principal balance of the loans less an estimated loss on the disposition of the units in accordance with the new write off policy implemented in late 1998 ( see Provision for Loan Losses section).

Sources of Funds

         The Corporation's  principal funding sources are branch-based deposits,
institutional   deposits,   federal  funds  purchased,   securities  sold  under
agreements to repurchase, and notes.

         Deposits

     Total deposits amounted to $1,775.0 million at December 31, 1998, as compared to $1,594.6 million and $1,703.9 million at December 31, 1997 and 1996, respectively.

         The following table presents the composition of total deposits.

At December 31,                                        1998                   1997                  1996
                                                                    (Dollars in thousands)

Savings accounts                                  $  416,424             $  403,129           $   412,511
Interest bearing checking accounts                   130,883                121,452               115,899
Certificates of deposit                            1,054,634                929,955             1,039,809
                                                 -----------            -----------            ----------
Interest bearing deposits                          1,601,941              1,454,536             1,568,219
Non-interest bearing deposits                        173,104                140,099               135,707
                                                ------------            -----------           -----------
   Total                                          $1,775,045             $1,594,635            $1,703,926
                                                  ==========             ==========            ==========
Weighted average rate during the
  period on interest bearing deposit                   4.71%                  4.80%                 4.92%

         Total deposits are composed of branch-based deposits and institutional deposits. Institutional deposits include brokered certificates of deposits and certificates issued to agencies of the Government of Puerto Rico.

         Total interest bearing deposits increased by $147.4 million at December 31, 1998 when compared to December 31, 1997. This fluctuation was mainly due to:
(1) an increase in branch-based deposits of $63.2 million; (2) an increase of $58.2 million in brokered certificates of deposits; and (3) an increase of $31.0 million in certificates issued to the agencies of the Government of Puerto Rico.

         The increase of $33.0 million in non interest bearing deposits was mainly due to the increase in commercial demand deposit accounts resulting from the growth in the commercial lending business.

         Borrowings

         At December 31, 1998 total borrowings amounted to $1,930.5 million as compared to $1,458.1 million and $884.7 million at December 31, 1997 and 1996, respectively. The increase in total borrowings was used to fund the increase in total interest earning assets. The following table presents the composition of borrowings.

At December 31,                                                         1998                1997              1996
                                                                                  (Dollars in thousands)

Advances from FHLB                                               $      2,600      $      29,000         $  14,100
Federal funds purchased and securities
  sold under agreements to repurchase                               1,623,698            965,869           584,857
Other short term borrowings                                            86,595            231,505
Notes payable                                                         118,100            132,350           186,433
Subordinated notes                                                     99,496             99,423            99,351
                                                                 ------------      -------------        ----------
    Total                                                          $1,930,489         $1,458,147          $884,741
                                                                   ==========         ==========          ========

Weighted average rate during the period                                 5.41%              5.67%             5.65%

         The Corporation uses advances from FHLB, federal funds purchased, repurchase agreements and notes payable as additional funding sources. In March 1997, the Corporation obtained $250.0 million in short term borrowings under a three year commercial paper asset backed program, collateralized with the personal loan portfolio. In December 1995, FirstBank sold $100 million in ten year subordinated notes with a yield of 7.63%.

         The borrowings of the Corporation consist primarily of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) which at December 31, 1998 amounted to $1,623.7 million or 84% of total borrowings. Repurchase agreements had a total weighted average cost of 5.08%, during the year ended December 31, 1998.

         The composition and weighted average interest rates of interest bearing liabilities at December 31, 1998, were as follows:

                                                                      Amount                  Weighted
                                                                  (In thousands)            Average rate
         Interest bearing deposits                                    $1,601,941                4.57%
         Borrowed funds                                                1,930,489                5.27%
                                                                      ----------
                                                                      $3,532,430                4.95%
                                                                      ==========

         Average interest bearing liabilities amounted to $3,058.9 million in 1998 as compared to $2,530.9 million in 1997. During the year the cost was 4.71% for interest bearing deposits, and 5.41% for borrowed funds.

Capital

         During 1998, the Corporation increased its total capital, composed solely of common equity, mainly through retained earnings. Total capital increased from $236.4 million at December 31, 1997 to $270.4 million at December 31, 1998. Total capital increased by $34.0 million due to earnings of $51.8 million, reduced by the repurchased shares of common stock at a total cost of $5.9 million, a decrease in the unrealized gain on investment securities available for sale of $3.3 million and cash dividends of $8.9 million.

         The Corporation is a "well capitalized" institution, the highest ranking available under the capital standards set by the federal banking agencies. To be in a "well capitalized" position, an institution should have:
(i) a leverage ratio of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and (iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 1998 the Corporation had a leverage ratio of 6.59%; a total risk based capital ratio of 17.39%; and a Tier 1 risk-based capital ratio of 11.55%.

Dividends

         In 1998, the Corporation declared four quarterly cash dividends of $0.075 per common share for an annual dividend of $0.30. In 1997, the Corporation declared four quarterly cash dividends of $0.06 per common share for an annual dividend of $0.24. In 1996, the Corporation declared four quarterly cash dividends of $0.05 per common share for an annual dividend of $0.20. Total cash dividends paid amounted to $8.9 million for 1998 (or a 17.12% dividend payout ratio), $7.2 million for 1997 (or a 15.14% dividend payout ratio) and $6.1 million for 1996 (or a 16.32% dividend payout ratio).

Year 2000

         The year 2000 issue concerns the inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000. The Corporation recognizes the need to ensure that its operations will not be adversely impacted by Year 2000 problem and has established a plan to address Year 2000 risks.

         The Corporation continues its program of improving its information systems through the systematic wholesale replacement of certain hardware and software. Since October 1996, it has been the practice to install new systems that are already year 2000 enabled. Therefore, there are no additional costs associated with changes or modifications to accommodate the year 2000 issue on these new systems. All the related costs associated with the replacement of these systems are recorded as assets and amortized.
Any year 2000 expenditure is expensed as incurred.

         Based on the Corporation's final action plan addressing the Year 2000 issue, Management estimates that the expenses required to modify existing computer systems enabling them for the year 2000 will be between $1.5 million and $2.0 million for 1998 and 1999. Accordingly, the amounts to be expensed will not have a significant impact on the Corporation's financial position or results of operations. For 1998, a total of $650,000 in expenses was related to the year 2000 effort. No expenses were incurred during 1997.

         The year 2000 action plan uses clearly articulated program criteria that is being implemented by the Corporation for compliance. Management named a Project Team, responsible for the plan implementation. The plan guides the planning and execution of all activities related to: (1) information and computerized systems, including related hardware and software; (2) non information systems (i.e., environmental, communication and security equipment);
(3) credit customers; and (4) service providers who participate in the project testing. The Corporation completed the assessment phase on these project risk areas.

         Management has substantially completed the renovation phase of the information and computerized systems risk area composed of: business applications, data center hardware, operating systems software and end-user and desktop computing.

         Unit test and validation of the mission critical applications is in process and was substantially completed at December 31, 1998. Integration test and validation of all information systems should be completed by March 31, 1999.
         The identification and documentation of the Year 2000 contingency plan for the Corporation's mission critical functions should be substantially completed by March 31, 1999 and completed by June 30, 1999.

Asset/Liability Management

         The Corporation has a formal system of interest rate risk management. Management recognizes that it may sometimes be necessary to forego earning opportunities in order to maintain a stable stream of net interest income as interest rates rise and fall.

         Management monitors the Corporation's interest rate risk position primarily through computer simulations of the effect of rising and falling interest rates on net interest income. Two sets of simulations are carried out, both of which cover a two year time horizon: one assuming a flat balance sheet with a constant asset/liability mix and another assuming a balance sheet which grows according to expected loan originations and funding. These simulations also incorporate expected changes in prepayment rates as interest rates rise or fall, repricing characteristics of variable rate assets and liabilities, current and expected lending rates, funding sources and costs. Other factors, which may be potentially important in determining the future growth of net interest income (i.e. planned securitizations and liquidity requirements), are considered in these simulations.

         Management also uses one year GAP analysis as a secondary technique for evaluating interest rate risk. The Corporation's one year GAP fluctuated between a negative 2% and a negative 27% of assets during 1998. Management considers that the ranges of the GAP ratio achieved during 1998 are adequate, considering the Corporation's net interest margin and capital ratios.

         The Corporation's interest rate risk position is measured on a quarterly basis and is evaluated by the Asset Liability Management and Investment Committee. This Committee is in charge, among other things, of informing Management as to the current levels of interest rate risk and, when necessary, managing the repricing of the Corporation's assets, liabilities and off balance sheet contracts to maintain that risk at reasonable and prudent levels.

Liquidity

         Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Investment Committee, using measures of liquidity developed by Management reviews the Corporation's liquidity position and liquidity targets on a weekly basis.

         The principal sources of short-term funds are loan repayments, deposits, securities sold under agreements to repurchase, a commercial paper conduit collateralized by personal loans, and lines of credit with the FHLB and other financial institutions. The Investment Committee reviews credit availability on a regular basis. In addition, the Corporation has securitized and sold auto and mortgage loans as supplementary sources of funding. Commercial paper has also provided additional funding. The Corporation has obtained long-term funding through the issuance of notes and long-term institutional certificates of deposit. The Corporation's principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.

Impact of Inflation and Changing Prices

         The financial statements and related data presented herein have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

         Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a greater impact on a financial institution's performance than the effects of general levels of inflation. Interest rate movements are not necessarily correlated with changes in the prices of goods and services.

Market Prices and Stock Data

         The Corporation's common stock is traded in the New York Stock Exchange
(NYSE) under the symbol FBP. On December 31, 1998, there were 673 holders of record of the Corporation's common stock.

         The following table sets forth the high and low prices of the Corporation's common stock for the periods indicated as reported by the NYSE. Common stock prices were adjusted to give retroactive effect to the stock split declared in May 1998.

         Quarter ended                   High               Low

         1998:
          December                       $30.50            $21.38
          September                       29.50             23.63
          June                            29.63             22.72
          March                           23.88             16.50

         1997:
          December                       $18.82            $15.13
          September                       17.75             12.53
          June                            13.63             11.69
          March                           14.38             12.50

         1996:
          December                       $14.19            $11.13
          September                       11.57             10.00
          June                            12.07             10.07
          March                           12.13             10.32

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



         First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

         The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability
Management and Investment Committee (ALCO). The ALCO is composed of the following officers: President and CEO, Senior Executive Vice President/Chief Financial Officer, Senior Executive Vice President/Chief Lending Officer,
Executive Vice President and President of Money Express, Senior Vice President/Investments, and the Economist. The ALCO meets on a weekly basis. The Economist acts as secretary, keeping minutes of all meetings.

         Committee meetings focus on, among other things, current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, reviews of liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. The ALCO approves pricing and funding decisions in the light of the Corporation's overall growth strategies and objectives. On a semi annual basis the ALCO performs a comprehensive asset/liability review, examining the measures of interest rate risk described below together with other matters such as liquidity and capital.

         The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out in two ways, assuming upward and downward interest rate movements of 200 basis points:

     (1) using a balance sheet which is assumed to be flat at the levels existing on the simulation date, and

     (2) using a balance sheet which has growthpatterns and strategies similar to those which have occurred in the recent past.

         Assuming a flat balance sheet, tax equivalent net interest income for the twelve months following December 31, 1998 would be $207.1 million under flat rates, $185.4 million under rising rates, and $211.0 million under falling rates. Assuming a growing balance sheet, tax equivalent net interest income for the same one year period would be $209.1 million under flat rates, $188.3 million under rising rates and $212.5 million under falling rates. These simulations do not represent what actual results would be, since interest rate risk management is dynamic, and can be adjusted depending on the committee's interest rate outlook.

         These simulations assume gradual upward or downward movements of interest rates over one year, with the change totaling 200 basis points at the end of the twelve month period. The balance sheet is divided into groups of similar assets and liabilities in order to simplify the process of carrying out these projections. As interest rates rise or fall these simulations incorporate expected future lending rates, current and expected future funding sources and cost, the possible exercise of options, liquidity requirements, and other factors which may be important in determining the future growth of net interest income. Only interest and fee income is included in these projections; profits on the sale of assets are excluded. All computations are done on a tax equivalent basis, including the effects of the changing cost of funds on the tax-exempt spreads of certain investments.

         These simulations are highly complex, and they use many simplifying assumptions which are intended to reflect the general behavior of the Corporation over the period in question, but there can be no assurance that actual events will parallel these assumptions in all cases. For this reason, the results of these simulations are only approximations of the true sensitivity of net interest income to changes in market interest rates.

Report of Independent
Accountants and Consolidated
Financial Statements

PricewaterhouseCoopers

Report of Independent Accountants



To the Board of Directors
and Stockholders
of First BanCorp


     In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders' equity, of comprehensive income, and of cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurane about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, asssessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec., 1 2001
Stamp 1537438 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report



February 12, 1999

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                             December 31,                   1998                 1997
Assets
Cash and due from depository institutions                              $   39,416,097    $      37,666,068
                                                                       --------------    -----------------
Money market instruments -
    Deposits at interest with banks                                           525,669              514,236
                                                                  ------------------- --------------------

Debt securities available for sale, at market:
    United States and Puerto Rico Government obligations                  268,611,106          448,092,442
    Mortgage backed securities                                          1,492,538,909          758,886,800
    Other investment                                                        1,620,000
                                                                  -------------------   ------------------
        Total debt securities available for sale                        1,762,770,015        1,206,979,242
                                                                     ----------------     ----------------
Debt securities held to maturity, at cost -
    United States and Puerto Rico Government  obligations                  26,921,836           59,256,360
                                                                    -----------------   ------------------

Federal Home Loan Bank (FHLB) stock                                        10,270,600           10,150,300
                                                                    -----------------     ----------------

Loans held for sale                                                        20,641,628           10,224,509
Loans receivable                                                        2,099,412,756        1,949,076,978
                                                                      ---------------       --------------
Total loans                                                             2,120,054,384        1,959,301,487
Allowance for loan losses                                                 (67,854,066)         (57,711,927)
                                                                     ----------------     ----------------
    Total loans - net                                                   2,052,200,318        1,901,589,560
                                                                      ---------------      ---------------
Other real estate owned                                                     3,642,525            1,131,808
Premises and equipment - net                                               51,537,192           48,447,167
Accrued interest receivable                                                10,738,072           13,035,934
Due from customers on acceptances                                           2,392,338              353,587
Other assets                                                               56,937,413           48,311,296
                                                                    -----------------    -----------------
        Total assets                                                   $4,017,352,075       $3,327,435,558
                                                                       ==============       ==============


Liabilities and Stockholders' Equity
Liabilities:
    Non-interest bearing deposits                                     $   173,103,709      $   140,099,305
    Interest bearing deposits                                           1,601,941,185        1,454,535,378
    Federal funds purchased and securities
      sold under agreements to repurchase                               1,623,697,988          969,303,381
    Other short-term borrowings                                            86,594,710          231,504,896
    Advances from FHLB                                                      2,600,000           29,000,000
    Notes payable                                                         118,100,000          132,350,000
    Bank acceptances outstanding                                            2,392,338              353,587
    Accounts payable and other liabilities                                 39,058,247           34,486,321
                                                                    -----------------    -----------------
                                                                        3,647,488,177        2,991,632,868
Subordinated notes                                                         99,495,830           99,423,490
                                                                    -----------------    -----------------

Stockholders' equity:
    Common  stock,  $1.00  par  value,  authorized  250,000,000  shares;  issued
      29,599,552 shares (including 14,796,526 shares issued
     on May 29, 1998 as a stock split) (1997 - 14,901,826)                 29,599,552           14,901,826
    Less: Treasury Stock (100,000 shares at par)                              100,000
                                                                    -----------------      ---------------
    Common stock outstanding                                               29,499,552           14,901,826
    Additional paid-in capital                                             23,575,936           38,453,561
    Capital reserve                                                        30,000,000           20,000,000
    Legal surplus                                                          53,454,469           53,454,469
    Retained earnings                                                     125,088,180           97,537,900
    Accumulated other comprehensive income - unrealized gain
        on securities available for sale, net of tax                        8,749,931           12,031,444
                                                                   ------------------    -----------------
                                                                          270,368,068          236,379,200
                                                                     ----------------     ----------------
Contingencies and commitments
        Total liabilities and stockholders' equity                     $4,017,352,075       $3,327,435,558
                                                                       ==============       ==============

The accompanying notes are an integral part of these statements.


                                  FIRST BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                            Year  ended December 31,
                                                               1998                  1997               1996
                                                         ---------------        -------------      -------------

Interest income:
  Loans                                                     $231,513,730         $225,524,452       $213,744,790
  Debt  securities                                            88,312,096           55,310,691         40,180,410
  Short-term investments                                         729,417            3,654,806          1,842,204
  Dividends on FHLB stock                                        743,161              670,156            755,485
                                                          --------------        -------------       ------------
Total interest income                                        321,298,404          285,160,105        256,522,889
                                                           -------------        -------------        -----------

Interest expense:
  Deposits                                                    70,418,359           72,147,084         70,963,853
  Short-term borrowings                                       69,494,151           39,460,518         23,319,871
  Notes payable                                               14,965,751           17,958,092         17,289,034
  Advances from FHLB                                             251,707              863,599          1,454,547
                                                        ----------------       --------------      -------------
Total interest expense                                       155,129,968          130,429,293        113,027,305
                                                           -------------          -----------        -----------
 Net interest income                                         166,168,436          154,730,812        143,495,584

Provision for loan losses                                     76,000,000           55,675,500         31,582,401
                                                           -------------         ------------       ------------
Net interest income after provision for loan losses           90,168,436           99,055,312        111,913,183
                                                           -------------         ------------        -----------

Other income:
  Other fees on loans                                         11,157,852           10,898,586         10,651,284
  Service charges on deposit accounts                          7,843,837            7,363,369          6,184,113
  Trading income (loss)                                        3,364,843              744,789         (1,354,773)
  Fees on loans serviced for others                            1,617,292            2,669,673          3,993,007
 Gain on sale of investments                                  26,827,417           11,388,137          4,856,568
  Rental income                                                2,291,814            1,935,169          2,356,358
  Other operating income - net                                 5,136,795            4,865,788          2,927,920
                                                           -------------        -------------      -------------
Total other income                                            58,239,850           39,865,511         29,614,477
                                                            ------------         ------------         ----------

Other operating expenses:
  Employees' compensation and benefits                        43,185,324           38,644,042         37,358,733
  Occupancy and equipment                                     18,154,663           16,101,054         14,931,955
  Taxes and insurance                                          6,577,894            6,575,896          7,093,764
  Net cost (gain) of operations and disposition of
   other real estate owned                                        42,359              (21,128)           218,522
  Amortization of debt issuance costs                            691,411              787,745            873,420
  Other                                                       23,146,048           21,180,662         22,021,236
                                                            ------------          -----------       ------------
Total other operating expenses                                91,797,699           83,268,271         82,497,630
                                                            ------------         ------------       ------------

Income before unusual item and income tax provision           56,610,587           55,652,552         59,030,030
Unusual item - SAIF assessment                                                                         9,115,000
                                                      ------------------  ------------------        ------------
Income before income tax provision                            56,610,587           55,652,552         49,915,030
Income tax provision                                           4,798,200            8,125,000         12,281,239
                                                           -------------         ------------       ------------
Net income                                                  $ 51,812,387          $47,527,552        $37,633,791
                                                            ============          ===========        ===========

Earnings per common share - basic                                  $1.75                $1.58              $1.22
Earnings per common share - diluted                                $1.74                $1.58              $1.22

The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                         Year ended December 31,

                                                                   1998                    1997                  1996
                                                             ------------------     ------------------     ----------
Net income                                                    $51,812,387            $47,527,552            $37,633,791
                                                              -----------            -------------          -----------
Other comprehensive income net of tax:
Unrealized gain (losses) on securities:
     Unrealized holding gains (losses)
       arising during the period                              (14,665,309)            12,081,362             (3,585,742)
     Less: reclassification adjustment
       for gains included in net income                       (11,383,796)               657,037             (1,074,566)
                                                             ------------          -------------          -------------
Total other comprehensive income                               (3,281,513)            11,424,325             (2,511,176)
                                                            -------------            -----------          -------------

Comprehensive income                                          $48,530,874            $58,951,877            $35,122,615
                                                              ===========            ===========            ===========

The accompanying notes are an integral part of these statements.


                                  FIRST BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Year ended December 31,
                                                                                 1998                1997                1996
Cash flows from (for) operating activities:
  Net income                                                             $      51,812,387     $    47,527,552     $   37,633,791
                                                                         -----------------     ---------------     --------------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                                 7,827,866           7,281,936          6,156,487
    Provision for loan losses                                                   76,000,000          55,675,500         31,582,401
    Increase in taxes payable                                                    3,454,049           1,464,869          1,539,279
    Increase in deferred tax asset                                             (11,454,033)         (1,765,992)        (7,625,000)
    Decrease (increase) in accrued interest receivable                           2,297,862          (3,843,610)         3,582,598
    Increase (decrease) in accrued interest payable                              1,072,485          (2,371,552)         4,527,433
    Amortization of deferred loan fees                                             881,411             (30,868)               950
    Net gain on sale of investments securities                                 (26,827,417)        (11,388,137)        (4,856,568)
    Originations of loans held for sale                                         (9,086,622)         (7,668,575)        (8,455,567)
    Proceeds from sale of loans                                                                      1,249,543
    Decrease (increase) in other assets                                         (2,194,128)          3,294,965           (734,092)
    Increase (decrease) in other liabilities                                     1,718,243          (3,157,333)         3,058,474
                                                                       -------------------   ------------------  -----------------
    Total adjustments                                                           43,689,716          38,740,746         28,776,395
                                                                        -------------------    ----------------   ----------------
         Net cash provided by operating activities                              95,502,103          86,268,298         66,410,186
                                                                        --------------------   ---------------   ----------------
Cash flows from (for) investing activities:
  Principal collected on loans                                                 559,726,839         661,129,038        648,321,626
  Loans originated                                                            (798,487,248)       (819,802,988)    (1,041,089,883)
  Sales of investment securities and deposits at  interest with banks          302,128,585         118,004,497        208,657,726
  Maturities of investment securities and deposits at interest with banks    6,096,509,572       7,546,078,859      4,744,671,620
  Purchases of investment securities and deposits at interest with banks    (6,899,653,771)     (8,079,336,836)    (4,999,351,451)
  Additions to premises and equipment                                          (10,917,891)         (6,739,859)       (16,183,784)
  Proceeds from sale of other real estate owned                                    463,867           1,105,200          4,780,000
  Proceeds from sale of auto repossessions                                      22,506,674          44,413,066         19,932,726
  Redemption of FHLB stock                                                        (120,300)                             2,297,100
                                                                          ---------------- ------------------------ ----------------
         Net cash used by investing activities                                (727,843,673)       (535,149,023)      (427,964,320)
                                                                             -------------    ----------------     --------------
Cash flows from (for) financing activities:
  Proceeds from issuance of certificates of deposit and savings accounts     1,213,776,011         894,793,781        977,210,993
  Payments for maturing certificates of deposit
   and withdrawals of  saving accounts                                      (1,029,607,935)       (961,330,999)      (740,699,072)
  Interest credited to deposits                                                (53,226,355)        (53,567,387)       (45,258,544)
  Proceeds from federal funds purchased and
   securities sold under repurchase agreements                              16,408,940,022      14,057,501,079      8,180,227,456
  Payments/Maturities of federal funds purchased
   and securities sold under repurchase agreements                         (15,754,179,517)    (13,676,488,479)    (8,016,755,718)
  Net increase (decrease) in other short-term borrowings                      (144,910,185)        231,504,896
  FHLB-N.Y. advances taken                                                       2,600,000          29,000,000         14,100,000
  Principal payments on FHLB-N.Y. advances                                     (29,000,000)        (14,100,000)      ( 29,500,000)
  Payments of notes payable                                                    (14,177,660)        (54,010,993)       (16,927,316)
  Proceeds from notes payable                                                                                          55,500,000
  Decrease (increase) in debt securities issuance cost                          (1,049,270)            957,972            327,813
  Net increase (decrease) in demand deposit accounts                            49,468,489          10,813,682         (3,184,250)
  Dividends                                                                     (8,870,832)         (7,197,417)        (6,140,400)
  Repurchase of common stock                                                    (3,656,420)         (6,899,822)        (9,042,230)
  Treasury stock acquired                                                       (2,211,250)
  Exercise of stock options                                                        196,501             382,249
                                                                         ------------------       ------------    ---------------
         Net cash provided  by financing activities                            634,091,599         451,358,562        359,858,732
                                                                             ------------- -------------------    ---------------
  Net increase (decrease) in cash and cash equivalents                           1,750,029           2,477,837         (1,695,402)
  Cash and cash equivalents at beginning of year                                37,666,068          35,188,231         36,883,633
                                                                         -------------------------------------   ----------------
  Cash and cash equivalents at end of year                                $     39,416,097 $        37,666,068    $    35,188,231
                                                                          ================ ===================    ===============

The accompanying notes are an integral part of these statements.


                                                                 35
                                  FIRST BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



                                                                                                              Unrealized
                                                                                                                gain on
                                      Common        Additional                                                  securities
                                       stock          paid-in       Capital       Legal        Retained        available
                                     outstanding      capital       reserve       surplus        earnings        for sale

Balance at December 31, 1995         $15,541,751   $39,450,162                 $45,343,616     $67,748,506     $3,118,295

Net income                                                                                      37,633,791
Change in valuation of
 securities available for sale                                                                                 (2,511,176)
Addition to legal surplus                                                        3,763,379      (3,763,379)
Addition to capital reserve                                      $10,000,000                   (10,000,000)
Repurchase of common stock              (425,100)     (850,200)                                 (7,766,930)
Cash dividends                        __________    __________    __________    __________      (6,140,402)    __________
                                                                                             -------------
Balance at December 31, 1996          15,116,651    38,599,962    10,000,000    49,106,995      77,711,586        607,119
Net income                                                                                      47,527,552
Change in valuation of
  securities available for sale                                                                                11,424,325
Addition to legal surplus                                                        4,347,474      (4,347,474)
Addition to capital reserve                                       10,000,000                   (10,000,000)
Repurchase of common stock              (247,825)     (495,650)                                 (6,156,347)
Stock option exercised                    33,000       349,249
Cash dividends                                                                                  (7,197,417)
                                      ----------    ----------   -----------   -----------      ----------    -----------
Balance at December 31, 1997          14,901,826    38,453,561    20,000,000    53,454,469      97,537,900     12,031,444

Net income                                                                                      51,812,387
Change in valuation of
  securities available for sale                                                                                (3,281,513)
Addition to capital reserve                                       10,000,000                   (10,000,000)
Repurchase of common stock              (108,800)     (217,600)                                 (3,330,024)
Treasury stock                          (100,000)      (50,000)                                 (2,061,250)
Stock option exercised                    10,000       186,501
Cash dividends                                                                                  (8,870,832)
Common stock split
 on May 29, 1998                      14,796,526(14,796,526)      __________    __________    ___________      __________
                                    -----------------------
Balance at December 31, 1998         $29,499,552   $23,575,936   $30,000,000   $53,454,469    $125,088,180    $ 8,749,931
                                     ===========   ===========   ===========   ===========    ============    ===========

The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Nature of Business

         First BanCorp (the Corporation) was incorporated on October 1st, 1998 under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (FirstBank or the Bank). As a result of this reorganization each of the Bank's outstanding shares of common stock was converted into one share of common stock of the new bank holding company. This reorganization was carried out pursuant to an Agreement and Plan of Merger by and between the Corporation and the Bank. First BanCorp is subject to the Federal Bank Holding Company Act and to the regulations, supervision, and examination of the Federal Reserve Board.

         FirstBank, the Corporation's subsidiary, is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and has 38 full service banking branches in Puerto Rico and two in the U.S. Virgin Islands. It also has loan origination offices in Puerto Rico focusing on consumer loans. In addition, through its wholly owned subsidiaries, FirstBank operates other offices in Puerto Rico specializing in small personal loans, finance leases and vehicle rental. The Bank is subject to the supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

Note 2 - Summary of Significant Accounting Policies

         The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles, and, as such, include amounts based on judgments, estimates and assumptions made by Management that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual result could differ from those estimates. Following is a description of the more significant accounting policies followed by the Corporation:

         Principles of consolidation

         The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

         Statement of cash flows

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from depository institutions.

         Segments of an enterprise and related information

         In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 131 "Disclosures about Segments of an Enterprise and Related Information." This statement changes the way public companies report information about segments of their business in their financial statements and requires them to report selected segment information in the reports issued to shareholders. It also requires entity-wide disclosures about the products and services an entity provides, activities in different geographic areas, and reliance on major customers.

     The segments are determined based on the way that Management organizes the segments within the entity for making operating decisions and assessing performance. Management implemented SFAS No. 131 for all the periods presented. The implementation affected only the disclosures given in the notes to the financial statements.

         Securities purchased under agreements to resell

         The Corporation enters into purchases of securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition.

         Investment securities

         The   Corporation   classifies  its  investments  in  debt  and  equity
securities into one of three categories:

                  Held to maturity - Securities for which the entity has the positive intent and ability to hold to maturity. These securities are carried at amortized cost.

                  Trading - Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with holding gains and losses reported in earnings.

                  Available for sale - Securities not classified as trading or as held to maturity. These securities are carried at fair value, with unrealized holding gains and losses net of estimated tax effect, excluded from earnings and reported in other comprehensive income as a separate component of stockholders' equity.

         Premiums and discounts are amortized as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities are reported in earnings. When computing realized gains or losses, the cost of securities is determined on the specific identification method.

         Loans and allowance for loan losses

         Loans are stated at their outstanding balance less unearned interest and net deferred loan origination fees and costs. Unearned interest on installment loans (i.e., personal and auto) is recognized as income under a method which approximates the interest method.

         Loans on which the recognition of interest income has been discontinued are designated as non-accruing. When loans are placed on non-accruing status, any accrued but uncollected interest income is reversed and charged against interest income.

         Consumer loans are classified as non-accruing when they are delinquent:
90 days or more for auto, boat and home equity reserve loans, 120 days or more for personal loans, and 180 days or more for credit cards and personal lines of credit. Commercial and mortgage loans are classified as non-accruing when they are delinquent 90 days or more. This policy is also applied to all impaired loans.

         The Corporation provides for estimated losses on mortgage, commercial and consumer loans upon an evaluation of the risk characteristics of said loans, loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

         Loan origination fees and costs

         Loan origination fees and costs incurred in the origination of loans are deferred and amortized using the interest method or under a method that approximates the interest method over the life of the loans as an adjustment to interest income. When a loan is paid off or sold, any unamortized net deferred fee (cost) balance is credited (charged) to income.

         Other real estate owned - acquired in settlement of loans

         Other real estate owned, acquired in settlement of loans, is carried at the lower of cost (carrying value of the loan) or fair value minus estimated cost to sell of the real estate at the date of acquisition. Subsequent to foreclosure, gains or losses resulting from the sale of these properties and losses recognized on the periodic reevaluations of these properties are credited or charged to net cost (gain) of operations and disposition of other real estate owned. The cost of maintaining and operating these properties is expensed as incurred.

         Premises and equipment

         Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets. Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

         Securities sold under agreements to repurchase

         The Corporation enters into sales of securities under agreements to repurchase the same or similar securities. Generally, similar securities are securities from the same issuer, with identical form and type, similar maturity, identical contractual interest rates, similar assets as collateral and the same aggregate unpaid principal amount. Amounts advanced under these agreements are accounted as short-term borrowings and the securities underlying the agreements remain in the asset accounts.

         Amortization of debt issuance costs

         Costs related to the issuance of debt are amortized under a method which approximates the interest method.

         Treasury stock

         The Corporation accounts for treasury stock at par value. Under this method, the treasury stock account is increased by the par value of each share of common stock reacquired. Any excess paid per share over the par value is debited to additional paid-in capital for the amount per share that it was originally credited. Any remaining excess is charged to retained earnings.

         Stock option plan

         The cost associated with stock option plan under which certain employees receive options to buy shares of stock of the Corporation must be recognized either by the fair value based method or the intrinsic value based method. The Corporation uses the intrinsic value based method of accounting. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. If material, entities using the intrinsic value based method on awards granted to employees must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting had been applied. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

         Earnings per common share

         Earnings per share-basic is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. The computation of earnings per share-diluted is similar to the computation of earnings per share-basic except that the weighted average common shares are increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Stock options outstanding under the Corporation's stock option plan are considered in the earnings per share-diluted by application of the treasury stock method. Any stock splits or stock dividends are retroactively recognized in all periods presented in financial statements.

         Reporting comprehensive income

         In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income." This statement establishes standards for reporting and displaying comprehensive income and its components in the financial statements. Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income. This statement was implemented in 1998 and affected only financial statements' presentation. Reclassification of financial statements for earlier periods was presented for comparative purposes.

          Reclassifications

     Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform with the 1998 classifications.

         Accounting for derivative instruments and hedging activities

         In June 1998, the FASB issued SFAS No. 133  "Accounting  for Derivative
Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. SFAS No. 133 standardizes accounting for derivative instruments, including those embedded in other contracts, by requiring the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. In accordance with SFAS No. 133, changes in the fair value of derivative instruments are generally accounted for as current income or other comprehensive income, depending on their designation.

         SFAS No. 133 generally provides for the matching of the timing of gain or loss recognition on the hedging instruments with the recognition of either the changes in the fair value of the hedged asset or liability, or the earnings effect of the hedged forecasted transaction.

         SFAS No. 133 is effective for fiscal periods beginning after June 15, 1999. Based on current volumes, Management expects that the adoption of SFAS No. 133 will not have a significant impact on the Corporation's financial position and results of operations.

Note 3 - Stockholders' Equity

         Common stock

         Authorized common stock shares at December 31, 1998 were 250,000,000 (1997 - 200,000,000), with a par value of $1.00.

         On April 30, 1998, the Corporation declared a two for one stock split on its then outstanding 14,796,526 shares of common stock. As a result, a total of 14,796,526 additional shares of common stock were issued on May 29, 1998. In addition, 33,000 and 10,000 shares of common stock were issued during 1997 and 1998 as part of the exercise of stock options under the Corporation's stock option plan.

     The Corporation declared a cash dividend on its common stock of $0.20 per share in 1996, of $0.24 per share in 1997, and of $0.30 per share in 1998.

         Stock repurchase plan and treasury stock

         In 1996 a stock repurchase program was established (the 1996 Program) where the Corporation is authorized to repurchase in the open market, and retire from circulation or hold as treasury stock, up to ten percent of the 31,083,502 issued and outstanding shares of common stock at the time the program was approved by the stockholders. Under this program the Corporation repurchased a total of 317,600 shares of common stock at a cost of $5,867,674 during 1998, 495,650 shares of common stock at a cost of $6,899,822 during 1997, and 850,200 shares of common stock at a cost of $9,042,230 during 1996. The number of shares were adjusted to recognize the May 1998 stock split.

         In 1997 an additional stock repurchase program was established whereby the Corporation may repurchase in the open market shares of common stock, which amount represents 10% of the issued and outstanding shares after all shares authorized under the 1996 Program have been repurchased.

         As permitted by the new bank holding company structure, at December 31, 1998, 100,000 shares were held as treasury stock and were available for general corporate purposes.

         Preferred stock

         The Corporation has 50,000,000 shares (1997 - 20,000,000) of authorized preferred stock with a par value of $1. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. At December 31, 1998, no shares of preferred stock were outstanding.

         Capital reserve

         The capital  reserve  account was  established  to comply with  certain regulatory requirements of the Office of the Commissioner of Financial Institutions of Puerto Rico related to the issuance of subordinated notes by FirstBank in 1995. An amount equal to 10% of the principal of the notes is set aside each year from retained earnings until the reserve equals the total principal amount. At the notes repayment date the balance in capital reserve is to be transferred to the legal surplus account or retained earnings after the approval of the Commissioner of Financial Institutions of Puerto Rico.

         Legal surplus

         The Banking Act of the Commonwealth of Puerto Rico requires FirstBank that a minimum of 10% of the net income for the year be transferred to legal surplus, until such surplus equals the total of paid in capital on common and preferred stock. Amounts transferred to the legal surplus account from the
retained   earnings   account  are  not  available  for   distribution   to  the
stockholders.

         Dividend restrictions

         The Corporation is subject to certain restrictions generally imposed on Puerto Rico corporations (i.e., that dividends may be paid out only from the Corporation's net assets in excess of capital or in the absence of such excess, from the Corporation's net earnings for such fiscal year and/or the preceding fiscal year). The Federal Reserve Board has also issued a policy statement that provides that bank holding companies should generally pay dividends only out of current operating earnings.

Note 4 - Regulatory Capital Requirement

         The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.

         Capital standards established by regulations require the Corporation to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk weighting factors to the Corporation's assets, which vary from 0% to 100% depending on the nature of the asset.

         At  December  31,  1998  and  1997,   the   Corporation   exceeded  the
requirements for an adequately capitalized institution.

         At December 31, 1998, the Corporation also was a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events that have changed that classification.

         The Corporation's regulatory capital position was as follows (dollars in thousands):

                                                                  For Capital                      To Be Well
                                                            Adequacy Purposes                      Capitalized
                                                         Amount               Ratio        Amount            Ratio
At December 31, 1998:
Total capital to risk weighted assets:
     Actual                                               $377,939           17.39%          $377,939         17.39%
     Requirement                                           173,835            8.00%           217,294         10.00%
                                                         ---------          -------          --------         ------
     Excess                                               $204,104            9.39%          $160,645          7.39%
                                                          ========          =======          ========         ======
Tier 1 capital to risk weighted assets:
     Actual                                               $250,910           11.55%          $250,910         11.55%
     Requirement                                            86,917            4.00%           130,376          6.00%
                                                        ----------          -------         ---------         ------
     Excess                                               $163,993            7.55%          $120,534          5.55%
                                                          ========          =======          ========         ======
Tier 1 capital to average assets:
     Actual                                               $250,910            6.59%          $250,910          6.59%
     Requirement                                           152,272            4.00%           190,340          5.00%
                                                         ---------            -----          --------          -----
     Excess                                              $  98,638            2.59%          $ 60,570          1.59%
                                                         =========            =====          ========          =====

At December 31, 1997:
Total capital to risk weighted assets:
     Actual                                               $348,359           17.26%          $348,359         17.26%
     Requirement                                           161,452            8.00%           201,816         10.00%
                                                         ---------          -------         ---------         ------
     Excess                                               $186,907            9.26%          $146,543          7.26%
                                                          ========          =======          ========        =======
Tier 1 capital to risk weighted assets:
     Actual                                               $223,481           11.07%          $223,481         11.07%
     Requirement                                            80,726            4.00%           121,089          6.00%
                                                        ----------          -------         ---------        -------
     Excess                                               $142,755            7.07%          $102,392          5.07%
                                                          ========          =======          ========        =======
Tier 1 capital to average assets:
     Actual                                               $223,481            7.44%          $223,481          7.44%
     Requirement                                           120,101            4.00%           150,126          5.00%
                                                         ---------            -----         ---------          -----
     Excess                                               $103,380            3.44%         $  73,355          2.44%
                                                          ========            =====         =========          =====

         At December 31, 1998, the Bank's regulatory capital ratios, which exceeded the requirements for an adequately and well capitalized institution, were as follows: (1) total risk based of 17.12%; (2) Tier 1 risk based of 11.28% and; (3) Tier 1 leverage ratio of 6.44%. Management believes that there are no conditions or events that have changed that classification.

Note 5 - Stock Option Plan

         The Corporation has a stock option plan covering certain employees. The plan covers a number of options not to exceed 20% of the number of common shares outstanding. Each option provides for the purchase of one share of common stock at a price not less than the fair market value of the stock on the date the option is granted. The maximum term to exercise the options is ten years. The stock option plan provides for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock dividend, stock split, reclassification of stock, merger or reorganization and certain other issuance and distributions.

         Following is a summary of the activity related to stock options as adjusted retroactively for the May 1998 stock split:

                                                                       Number            Weighted Average
                                                                     of Options      Exercise Price of Option
At December 31, 1995                                                     305,714                $  5.72
   Granted                                                                20,000                  12.69
                                                                        --------
At December 31, 1996                                                     325,714                   6.15
   Granted                                                               240,000                  15.45
   Exercised                                                             (66,000)                  5.79
   Expired or canceled                                                   (25,714)                 10.20
                                                                        --------
At December 31, 1997                                                     474,000                  10.68
   Granted                                                               294,000                  24.83
   Exercised                                                             (13,500)                 14.56
                                                                         -------
At December 31, 1998                                                     754,500                  16.13
                                                                         =======

         During 1998 the Corporation granted 294,000 options to buy common stock shares with a weighted exercise price of $24.83 per option. The option prices equal the quoted market price of the stock on the grant date, therefore no compensation cost was recognized on the options granted.

         The options outstanding at December 31, 1998 have an original expiration term of ten years and all of them are exercisable. The exercise price of the options outstanding at December 31, 1998 ranges from $5.79 to $28.38 and the weighted average remaining contractual life is eight years and three months.

         Following is additional information concerning the stock options outstanding at December 31, 1998. The data included herein have been adjusted to reflect the May 1998 stock split.

                         Number of                 Exercise                 Contractual
                           Options                    Price                    Maturity
                             234,000                $ 5.79                November 2004
                              13,000                 13.56                January 2007
                             213,500                 15.63                November 2007
                              60,000                 19.19                February 2008
                               7,000                 28.38                April 2008
                              40,000                 27.09                May 2008
                              10,000                 26.56                June 2008
                             177,000                 26.00                November 2008
                             -------
                             754,500

Note 6 - Earnings Per Common Share

     The calculations of earnings per common share for the years ended December 31, 1998, 1997 and 1996 follow (in thousands, except per share data):

                                                                                  Year ended December 31,
Earnings per common share-basic:                                         1998             1997             1996
-------------------------------                                         ------           ------            ----

  Net income - available to common stockholders                          $51,812          $47,528           $37,634
                                                                         -------          -------           -------
  Weighted average common shares outstanding                              29,586           30,036            30,794
                                                                         -------          -------           -------
  Earnings per common share-basic                                       $   1.75         $   1.58          $   1.22
                                                                        ========         ========          ========

Earnings per common share-diluted:

  Net income - available to common stockholders                          $51,812          $47,528           $37,634
                                                                         -------          -------           -------
  Weighted average common shares and share equivalents:
    Average common shares outstanding                                     29,586           30,036            30,794
    Common stock equivalents - Options                                       272              168               158
                                                                       ---------      -----------         ---------
   Total                                                                  29,858           30,204            30,952
                                                                         -------         --------           -------

Earnings per common share-diluted                                      $    1.74        $    1.58          $   1.22
                                                                       =========        =========          ========

         Had compensation cost for the stock options granted been determined based on the fair value at the grant date (as a result of the requirement explained in Note 2 - Stock option plan), the Corporation's net income and earnings per common share would have been reduced to the pro forma amounts indicated, as follow (in thousands, except per share data):

                                                                                         Year ended December 31,
Pro forma earnings per common share:                                                 1998            1997           1996
-----------------------------------                                              ----------       ---------       ------

Net income                                                                         $48,592           $46,354       $37,634
Earnings per common share-basic                                                      $1.64             $1.55         $1.22
Earnings per common share-diluted                                                    $1.63             $1.54         $1.22


         Management uses the binomial model for the computation of the fair value of each option granted to buy shares of the Corporation's common stock. The fair value of each option granted during 1998 and 1997 was estimated using the following assumptions: weighted dividend growth of 21.97% (1998); expected life of 10 years; weighted expected volatility of 36.08% (1998) and 29.8% (1997) and weighted risk-free interest rate of 5.10% (1998) and 5.76% (1997). The weighted estimated fair value of the options granted was $10.95 (1998) and $4.89
(1997) per option. The options granted during 1996 were not considered in the 1996 pro forma earnings per share since their effect in the computation was immaterial.

Note 7 - Cash and Due from Banks

         The Corporation is required by law to maintain average reserve balances. The amount of those reserve balances was approximately $34,867,200 at December 31, 1998 (1997 - $25,095,400).


Note 8 - Securities Purchased Under Agreements To Resell

         At December 31, 1998 and 1997, there were no securities purchased under agreements to resell. The maximum aggregate balance outstanding at any month-end during 1998 was approximately $209,232,000 (1997 - $552,969,000). The average aggregate  balance  during  1998  was  $15,009,052  (1997  -  $66,401,236).  The securities underlying these agreements are kept under the Corporation's control or held by the dealers through which the agreements were transacted. These securities are not recorded as assets of the Corporation.

Note 9 - Debt Securities Held For Trading

         At December 31, 1998 and 1997, there were no securities held for trading purposes or options on such securities.

         All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings.

         The Corporation may write options on trading securities as part of its trading activities. These options are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account.

     The net gain from the sale of trading securities amounted to $3,365,000 for the year ended December 31, 1998 (a gain of $745,000 for 1997 and a loss of $1,355,000 for 1996), and were included in earnings as trading income.

Note 10 - Debt Securities Held To Maturity

         The amortized cost, unrealized gains and losses, approximate market value, taxable equivalent weighted average yield and maturities of debt securities held to maturity at December 31, 1998 and 1997 were as follows (dollars in thousands):

                                                     December 31, 1998                                 December 31, 1997
                              ------------------------------------------------  ----------------------------------------
                                                                    Weighted                                      Weighted
                              Amortized       Unrealized     Market average  Amortized    Unrealized       Market  average
                                cost         gains(losses)   value   yield%    cost      gains(losses)     value    yield%
   Obligations of other U.S.
    Government Agencies:
     Within 1 year              $   500           $  (2)  $   498     3.37    $10,704          $  (64)     $10,640   4.45
     After 1 to 5 years                                                           500             (12)         488   3.99
     After 10 years              23,051     $569           23,620    10.20     33,890     $412              34,302   9.53
   Puerto Rico Government
    Obligations:
    Within 1 year                                                              11,000                       11,000   2.94
    After 10 years                3,371      204            3,575     7.41      3,162             (32)       3,130   7.36
                              ---------   -------------  --------            -------- -------- ------     --------
   Total                        $26,922    $ 773   $ (2)  $27,693     9.73    $59,256     $412  $(108)     $59,560   7.23
                                =======    =====   ====   =======             =======     ====  =====      =======


         During 1998, certain debt securities held to maturity were called by the issuers.

Note 11 - Debt Securities Held For Sale

         The amortized cost, gross unrealized gains and losses, approximate market value, taxable equivalent weighted average yield and maturities of debt securities held for sale at December 31, 1998 and 1997 were as follows (dollars in thousands):


                                             December 31, 1998                                 December 31, 1997
                              ------------------------------------------------  ----------------------------------------
                                                                 Weighted                                           Weighted
                              Amortized    Unrealized     Market average    Amortized      Unrealized       Market   average
                                cost      gains(losses)    value   yield%      cost      gains   (losses)   value    yield%
                            ---------------------------------------------------------------------------------------------

U.S. Treasury Securities:
   After 5 to 10 years                                                        $251,092    $5,197             $256,289   7.61
Obligations of other U.S.
 Government Agencies:
   Within 1 year              $240,040    $51            $240,091    5.00      188,852              $(34)     188,818   5.72
   After 10 years               25,619          $(159)     25,460    8.32
Puerto Rico Government
 Obligations:
   After 10 years                2,964     96               3,060    7.18        2,963        22                2,985   7.15
                           ----------- --------------------------           ----------  --------     ------  ---------
Total                         $268,623   $147   $(159)   $268,611    5.35     $442,907    $5,219     $(34)   $448,092   6.82
                              ========   ====   =====    ========             ========    ======     ====    ========

Mortgage  backed  securities-  Federal Home Loan  Mortgage  Corporation  (FHLMC)
certificates:
  Within 1 year            $    4,564  $   19           $   4,583     7.84     $12,046               $(67)    $11,979   6.76
  After 1 to 5 years            1,001       9               1,010     8.14       7,361      $ 46                7,407   7.82
  After 5 to 10 years          10,169     149              10,318     7.68       4,902        63                4,965   8.23
  After 10 years               32,363     802              33,166     9.07      48,374       882               49,256   8.71
                          -----------  --------------  ----------              -------     -----  -------     -------
                               48,098     979              49,077     8.64      72,684       991      (67)     73,608   8.26
                          -----------  --------------  ----------              -------    ------    -----     -------
Government National
 Mortgage Association
(GNMA) certificates:
  After 10 years            1,411,369   9,936   $(357)  1,420,947     6.91     643,839     8,261     (183)    651,917   8.00
                            ---------   -----   -----   ---------              -------  --------   ------     -------
Federal National
 Mortgage Association
(FNMA) certificates:
  Within 1 year                   157       1                 158     8.23
  After 1 to 5 years            2,691      30               2,721     8.40       3,501        37                3,538   8.31
  After 5 to 10 years             274      11                 285    10.28       1,452        22                1,474   8.89
  After 10 years               14,299     605     (10)     14,894    10.35      18,011       843               18,854  10.36
                             --------   -----   -----  ----------             -------- --------- --------    --------
                               17,422     646     (10)     18,058    10.02      22,964       902               23,866   9.95
                             --------   -----   -----  ----------             --------  --------  ------      -------
Mortgage pass through
 certificates:
  After 5 to 10 years                                                            2,627                (20)      2,608   6.54
  After 10 years                2,764     767               3,530     9.33       3,049       924                3,973   9.48
                           ----------   -------------------------            --------- --------- --------   ---------
                                2,764     767               3,530     9.33       5,676       924      (20)      6,581   8.12
                           ----------   -------------------------            --------- ---------   ------   ---------
Real Estate Mortgage
 Interest Conduit:
  After 1 to 5 years              865      62                    927 11.63       2,867         48               2,915  11.30
                        -------------   ------------- --------------       ------------------------------------------
Total                      $1,480,516 $12,390  $(367)  $1,492,539     7.02    $748,031   $11,126    $(270)   $758,887   8.10
                           ========== =======  =====   ==========             ========   =======    =====    ========

Other Investment:
   After 5 to 10 years         $1,964          $(344)      $1,620    15.76
                               ======          =====       ======

         Maturities for mortgage backed securities are based upon contractual terms assuming no repayments. The weighted average yield on debt securities held for sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         At December 31, 1998, the net unrealized gain of $8,749,931 (1997 - $12,031,444) on securities available for sale after the estimated income tax of $2,916,644 (1997 - $4,010,476) was reported as a separate component of stockholders' equity. For 1998 the change in the net unrealized holding gain on the available for sale securities amounted to a loss of $4,375,351 (1997 - a gain of $15,232,433) before estimated income taxes.

         For 1998, proceeds from the sale of securities amounted to $302.1 million (1997 - $118.0 million, 1996 - $208.7 million) resulting in a realized gain of $26.8 million (1997 - $11.4 million, 1996 -$4.9 million). No losses were recognized on those sales.

Note 12 - Federal Home Loan Bank (FHLB) Stock

         At December 31, 1998 and 1997, there were investments in FHLB stock with book value and estimated market value of $10,270,600 and $10,150,300, respectively. The estimated market value of such investments is its redemption value.

Note 13 - Interest and Dividend on Investments

         A detail of interest and dividend income on investments follows (in thousands):


                                                                              Year ended December 31,
                                                                    1998                  1997                1996
Mortgage-backed securities:
Taxable                                                            $  5,230              $  6,239             $13,343
Exempt                                                               63,131                24,481               4,194
                                                                   --------              --------           ---------
                                                                    $68,361               $30,720             $17,537
                                                                    =======               =======             =======
Other investment securities:
Taxable                                                          $     801               $  1,372            $  2,788
Exempt                                                              20,621                 27,544              22,453
                                                                  --------               --------            --------
                                                                   $21,422                $28,916             $25,241
                                                                   =======                =======             =======


Note 14 - Loans Receivable

         The following is a detail of the loan portfolio:

                                                                                           December 31,
                                                                                1998                  1997
Real estate loans:
Secured by first mortgages:
    Residential                                                             $237,560,711            $223,097,793
    Commercial                                                               326,341,768             306,733,946
    Construction, land acquisition and land improvements                     162,474,127              15,399,778
    Insured by government agencies:
       Federal Housing Administration and Veterans
         Administration                                                        8,185,232              10,176,044
       Puerto Rico Housing Bank and Finance Agency                            38,515,744              44,072,871
Secured by second mortgages                                                   13,255,512              14,171,031
                                                                            ------------          --------------
                                                                             786,333,094             613,651,463
    Undisbursed portion of loans in process                                  (98,535,025)             (6,120,583)
    Deferred loan and commitment fees - net                                  (10,246,116)             (9,138,124)
                                                                           -------------         ---------------
Real estate loans                                                            677,551,953             598,392,756
                                                                            ------------           -------------

Commercial loans:
    Commercial loans                                                         368,548,532             235,570,531
    Finance leases                                                            52,214,183              42,500,399
                                                                           -------------          --------------
Commercial loans                                                             420,762,715             278,070,930
                                                                           -------------           -------------

Consumer and other loans:
    Personal                                                                 463,052,946             666,003,133
    Personal lines of credit                                                   9,535,354              10,961,902
    Auto                                                                     512,116,471             512,937,974
    Boat                                                                      32,208,879              29,144,971
    Credit card                                                              125,955,592             116,734,201
    Home equity reserve loans                                                  3,385,220               4,282,064
    Unearned interest                                                       (145,284,440)           (267,598,801)
                                                                         ---------------        ----------------
                                                                           1,000,970,022           1,072,465,444
Agency for International Development                                             128,066                 147,848
                                                                      ------------------     -------------------
Consumer and other loans                                                   1,001,098,088           1,072,613,292
                                                                          --------------         ---------------
Loans receivable                                                           2,099,412,756           1,949,076,978
Loans held for sale                                                           20,641,628              10,224,509
                                                                       -----------------       -----------------
Total loans                                                                2,120,054,384           1,959,301,487
Allowance for loan losses                                                    (67,854,066)            (57,711,927)
                                                                       -----------------        ----------------
Total loans-net                                                           $2,052,200,318          $1,901,589,560
                                                                          ==============          ==============

     The Corporation's primary lending area is Puerto Rico. At December 31, 1998 and 1997 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

         At December 31, 1998, loans in which the accrual of interest income had been discontinued amounted to $56,958,000 (1997 - $52,939,000; 1996 -
$51,162,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $4,970,000 (1997 - $5,246,000; 1996 - $3,879,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

         At December 31, 1998 and 1997 mortgage loans held for sale amounted to $20,641,628 and $10,224,509, respectively. All mortgage loans originated and sold during 1998 and 1997 were sold based on pre-established commitments or at market values, which in both situations were equal or exceeded the carrying value of the loans.

         At December 31, 1998, the Corporation was servicing mortgage loans owned by others aggregating approximately $147,439,000 (1997 - $168,416,000; 1996 - $186,781,000). As a result of the securitization of auto loans, at December 31, 1998 the Corporation was servicing auto loans aggregating approximately $19,567,000 (1997 - $59,049,000; 1996 - $121,775,000).

         Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank of New York, and unused lines of credit. The total of loans pledged as collateral amounted to $222,732,275 and $308,003,080 at December 31, 1998 and 1997, respectively. A portfolio of personal loans was assigned as collateral for short-term borrowings as explained in Note 21 - "Other Short-Term Borrowings." The total of loans pledged as collateral amounted to $220,443,511 and $288,024,128 at December 31, 1998 and 1997, respectively.

Note 15 - Allowance for Loan Losses

         The changes in the allowance for loan losses were as follows:

                                                                     Year ended December 31,
                                                           1998                 1997              1996
  Balance at beginning of period                        $57,711,927         $55,253,546        $55,008,754
  Provision charged to income                            76,000,000          55,675,500         31,582,401
  Losses charged against the allowance                  (72,223,389)        (59,590,916)       (34,729,651)
  Recoveries credited to the allowance                    6,033,922           6,373,797          3,291,857
  Other adjustments                                         331,606                                100,185
                                                     -------------- -------------------      -------------
  Balance at end of period                              $67,854,066         $57,711,927        $55,253,546
                                                        ===========         ===========        ===========

         At December 31, 1998, $14.3 million ($7.2 million at December 31, 1997) in commercial and real estate loans over $1,000,000 was considered impaired with an allowance of $3.8 million ($3.6 million at December 31, 1997). As of both periods, no increases in the provision for loan losses were necessary, since the allowance provided already covered the estimated impairment. There were no consumer loans over $1,000,000 considered impaired at December 31, 1998 and 1997. The average recorded investment in impaired loans amounted to $10.8 million for 1998 (1997 - $6.4 million). Interest income in the amount of approximately $736,000 was recognized on impaired loans for 1998. No interest income was recognized in 1997 on the portfolio of impaired loans during the period they were impaired.

Note 16 - Related Party Transactions

      The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

                                                                               Amount
                  Balance at December 31, 1997                                $  8,902,326
                  New loans                                                     21,006,257
                  Payments                                                      (8,379,759)
                                                                              ------------
                  Balance at December 31, 1998                                 $21,528,824
                                                                               ===========

Note 17 - Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation as follows:

                                                                            December 31,
                                                                   1998                  1997
                                                              --------------        ---------
Land                                                            $ 5,825,249           $ 5,825,249
Buildings and improvements                                       30,976,673            30,536,536
Leasehold improvements                                           10,807,734            10,095,690
Furniture and equipment                                          41,330,835            38,507,052
                                                                -----------           -----------
                                                                 88,940,491            84,964,527
Accumulated depreciation                                        (42,167,391)          (39,052,917)
                                                                -----------           -----------
                                                                 46,773,100            45,911,610
Projects in progress                                              4,764,092             2,535,557
                                                              -------------          ------------
       Total premises and equipment - net                       $51,537,192           $48,447,167
                                                                ===========           ===========

Note 18 - Other Assets

         Following is a detail of other assets:
                                                                             December 31,
                                                                   1998                       1997
Deferred income taxes                                           $22,142,665          $  9,594,795
Accounts receivable                                              10,023,555             7,840,930
Prepaid expenses                                                 10,219,939             8,466,690
Revenue earning vehicles                                          4,465,609             3,673,464
Other repossessed property                                        2,276,766             8,702,146
Insurance claims                                                  1,778,133             2,003,426
Other                                                             6,030,746             8,029,845
                                                               ------------         -------------
       Total                                                    $56,937,413           $48,311,296
                                                                ===========           ===========

Note 19 - Deposits and Related Interest

         Deposits and related interest consist of the following:
                                                                            December 31,
                                                    ------------------------------------
                                                           1998                                      1997
                                                    ---------------------                  --------------
Type of account and interest rate at:
Savings accounts - 2.75% to 4.00%
   (1997 - 2.75% to 4.00%)                              $  416,423,887                  $   403,128,424
Interest bearing checking accounts -
  2.90% to 4.50% (1997 - 2.90% to 5.00%)                   130,883,439                      121,452,204
Non-interest bearing checking accounts                     173,103,709                      140,099,305
Certificate accounts - 3.80% to 7.15%
   (1997 - 4.00% to 8.00%)                               1,054,633,858                      929,954,750
                                                       ---------------                 ----------------
                                                        $1,775,044,893                   $1,594,634,683
                                                        ==============                   ==============

         The weighted average interest rate on total deposits at December 31, 1998 and 1997 was 4.57% and 4.70%, respectively.

     The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 1998 (in thousands):

                                        Total
  Over one year to two years          $136,776
  Over two years to three years         44,432
  Over three years to four years        39,059
  Over four years to five years         84,627
  Over five years                       42,650
                                      --------
  Total                               $347,544
                                      ========

         At December 31, 1998 time deposits in denominations of $100,000 or higher amounted to $667,373,511 (1997 - $559,625,405) including brokered certificates of deposit of $283,249,222 (1997 - $225,018,000) at a weighted average rate of 5.63% (1997 - 6.03%).

         At December 31, 1998, certificates of deposits aggregating $59,000,000 (1997 - $64,000,000) were guaranteed by irrevocable standby letters of credit issued by the Federal Home Loan Bank of New York and other banks. At December 31, 1998 specific mortgage loans with a carrying value of $137,483,494 (1997 - $139,635,855) and estimated market value of $141,951,708 (1997 - $148,530,700)
and securities with a book value of $6,877,563 (1997 - $9,239,236) and approximate market value of $7,041,301 (1997 - $9,519,152) were pledged to the Federal Home Loan Bank of New York as part of the agreements covering the letters of credit.

         At December 31, 1998, deposit accounts issued to government agencies with a carrying value of $67,306,284 (1997 - $37,757,061) were collateralized by securities with a carrying value of $70,892,236 (1997 - $48,737,539) and estimated market value of $72,177,444 (1997 - $49,384,763) and specific mortgage loans with a carrying value of $4,838,781 (1997 - $5,498,532) and estimated market value of $5,684,600 (1997 - $6,322,913).

         A table showing interest expense on deposits follows:

                                                                    Year ended December 31,
                                                           1998                1997              1996
Savings                                                 $11,716,764         $12,155,192       $12,376,620
Interest bearing checking accounts                        4,486,582           4,167,371         4,264,731
Certificates                                             54,215,013          55,824,521        54,322,502
                                                       ------------         -----------      ------------
   Total                                                $70,418,359         $72,147,084       $70,963,853
                                                        ===========         ===========       ===========
Note 20 - Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

         Federal  funds  purchased  and  securities  sold  under  agreements  to repurchase (repurchase agreements) consist of the following:
                                                                                  December 31,
                                                                           1998                 1997
Federal funds purchased, interest
 rate 5.32% (1997 - 7.33%)                                          $   15,000,000           $  53,400,000
Repurchase agreements, interest
 ranging from 4.65% to 5.80%
 (1997 - 3.50% to 5.34%)                                             1,605,630,051             912,469,546
                                                                   ---------------           -------------
                                                                     1,620,630,051             965,869,546
Accrued interest payable                                                 3,067,937               3,433,835
                                                                ------------------         ---------------
       Total                                                        $1,623,697,988            $969,303,381
                                                                    ==============            ============

    Federal funds purchased and repurchase agreements mature as follows:
                                                                                  December 31,
                                                                        1998                     1997
Federal funds purchased:
    One to thirty days                                              $   15,000,000            $ 53,400,000
                                                                    --------------            ------------

Repurchase agreements:
    One to thirty days                                               1,158,520,676             681,469,546
    Over thirty to ninety days                                         247,109,375              31,000,000
    Over ninety days                                                   200,000,000             200,000,000
                                                                  ----------------           -------------
                                                                     1,605,630,051             912,469,546
                                                                   ---------------           -------------
    Total                                                           $1,620,630,051            $965,869,546
                                                                    ==============            ============

         The following securities were sold under agreements to repurchase:

                                                                       December 31, 1998
                                                   Book                                Approximate       Weighted
                                                  value of                             market value       average
                                                underlying            Balance of       of underlying     interest
    Underlying securities                       securities            borrowing         securities         rate
    U.S. Treasury Securities and
      obligations of other U.S.
      Government Agencies                       $  216,073,870      $  214,716,114      $ 216,111,108      5.13%
     Mortgage backed securities                  1,393,322,895       1,390,913,937      1,403,729,265      6.08%
                                               ---------------     ---------------    ---------------
    Total                                       $1,609,396,765      $1,605,630,051     $1,619,840,373
                                                ==============      ==============     ==============

      Accrued interest receivable            $       4,321,371
                                             =================

                                                                            December 31, 1997
                                                    Book                                  Approximate    Weighted
                                                   value of                               market value    average
                                                  underlying           Balance of        of underlying   interest
    Underlying securities                         securities           borrowing           securities      rate
    U.S. Treasury Securities and
      obligations of other U.S.
     Government Agencies                          $392,557,900        $404,869,203       $397,473,320     6.02%
    Mortgage backed securities                     518,205,340         507,600,343        522,328,823     6.74%
                                                 -------------       -------------      -------------
       Total                                      $910,763,240        $912,469,546       $919,802,143
                                                  ============        ============       ============

    Accrued interest receivable                 $    7,479,125
                                                ==============

     The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 1998 and 1997 was 5.03% and 5.13%, respectively.

         At December 31, 1998, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities. The maximum aggregate balance outstanding at any month-end during 1998 was $1,648,513,898 (1997 - $965,869,546). The average balance during 1998 was approximately $1,225,726,000 (1997 - $565,095,000).

Note 21 - Other Short-Term Borrowings

         On March 31, 1997, the Corporation entered into a $250,000,000 financing arrangement administered by Credit Suisse First Boston to be renewed annually within a term of three years. At December 31, 1998 borrowings through this arrangement amounted to $86,594,710 (1997 - $231,504,896), with an available line of $95,254,992 under the financing arrangement. Interest periods under the financing agreement cannot exceed 100 days. The rate of interest for this type of financing, in which advances may be repaid or reborrowed at the option of the Corporation, is equivalent to A-1+/P-1 rated commercial paper. The weighted average maturity at December 31, 1998 was 21 days (1997 - eight days).

         The weighted average interest rate of these borrowings at December 31, 1998 and 1997 was 6.38% and 6.23%, respectively. The maximum aggregate balance outstanding at any month-end was approximately $224,780,000 (1997 - $250,000,000). The average aggregate balance outstanding during the year was approximately $111,236,888 (1997 - $176,656,943).

         Under this arrangement, the Corporation is required to maintain eligible collateral consisting of personal loans owned by the Corporation to secure this borrowing. The Corporation has to maintain at all times the aggregate outstanding balance of the borrowing at a maximum of 85% of the aggregate book value of the personal loans placed as collateral. The aggregate book value of the loans pledged as collateral at December 31, 1998 amounted to $220,443,511 (1997 - $288,024,128).

Note 22 - Advances From The Federal Home Loan Bank of New York (FHLB-N.Y.)

         Following is a detail of the advances from the FHLB-NY:

                                                                          December 31,
         Maturity                          Interest rate         1998                 1997
         --------                          -------------  ---------------          ----------

January 4, 1999                            5.13%              $2,600,000
January 2, 1998                            7.12%                                   $29,000,000
                                                         ---------------           -----------
          Total                                               $2,600,000           $29,000,000
                                                              ==========           ===========

         Advances are received from the FHLB-N.Y. under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 1998, specific mortgage loans with an estimated market value of $3,155,152 (1997 - $35,539,790) were pledged to the FHLB-N.Y. as part of the Collateral Agreement. The carrying value of such loans at December 31, 1998 amounted to $2,860,000 (1997 - $31,900,000).

Note 23 - Notes Payable

         Following is a detail of notes payable outstanding:

                                                      December 31, 1998                       December 31,
Issue date (footnote)                    Maturity           Interest rate               1998                 1997
---------------------                    --------           -------------           ------------          ----------
Notes payable:
May 31, 1990 (a)                            1998                  8.37%                               $   3,000,000
January 29, 1993 (b)                        1998                  4.95%                                   5,000,000
February 8, 1993 (b)                        1998                  4.95%                                   1,250,000
April 15, 1993 (b)                          1998                  4.57%                                   5,000,000
February 11, 1994 (b)                       1999                  5.44%          $   2,100,000            2,100,000
May 13, 1994 (b)                            1999                  6.19%              5,000,000            5,000,000
May 13, 1994 (b)                            1999                  6.19%              5,000,000            5,000,000
May 26, 1994 (b)                            1999                  6.09%              5,000,000            5,000,000
September 7, 1994 (a)                       1999                  4.33%             15,500,000           15,500,000
September 29, 1994 (a)                      1999                  6.40%             30,000,000           30,000,000
September 12, 1996 (b)                      2001                  4.87%             10,000,000           10,000,000
September 20, 1996 (b)                      2001                  4.88%             20,500,000           20,500,000
September 20, 1996 (a)                      2001                  4.77%             25,000,000           25,000,000
                                                                                --------------       --------------
     Total                                                                        $118,100,000         $132,350,000
                                                                                  ============         ============

Footnotes:

     a. These notes have the benefit of a firm commitment issued by the FHLB-N.Y. whereby it will make advances to pay the principal and interest on the notes as they become due if the Corporation fails to do so. The Corporation is required to maintain as collateral with the FHLB-N.Y. securities having an aggregate market value, determined monthly, equal to 110% of the aggregate outstanding principal amount of the notes plus interest. The collateral securities may consist of a combination of all or some of the following: (i) home mortgage loans owned by the Corporation and secured by first mortgages on real properties in Puerto Rico; (ii) obligations of, or guaranteed by, the United States Government or certain agencies; (iii) fully-modified pass-through mortgage backed certificates guaranteed by GNMA; (iv) mortgage participation certificates issued by FHLMC; (v) guaranteed mortgage pass-through certificates issued by FNMA; and (vi) certain certificates of deposit issued by banks approved by the FHLB-N.Y.

         At December 31, 1998, specific mortgage loans with a book value of $77,550,000 (1997 - $80,850,000) and an estimated market value of
         $88,887,810 (1997 - $91,789,005) were pledged to the FHLB-N.Y.  as part of the agreement covering the above mentioned firm commitment. The estimated market value was computed based on parameters given by the Federal Home Loan Bank.

b. The Corporation is required to maintain with the holder of these notes, cash or securities with a market value of at least 105% of the aggregate amount of the notes. The aggregate estimated market value and carrying value of the eligible collateral at December 31, 1998 amounted to $46,162,955 (1997 - $59,456,354) and $45,328,289 (1997 -
         $54,069,211), respectively.

Note 24 - Subordinated Notes

         On December 20, 1995, the Bank issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 1998 the outstanding balance net of the unamortized discount was $99,495,830 (1997 - $99,423,490). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Bank ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 1998, the Bank has transferred to capital reserves from the retained earnings account $30,000,000, as a result of the requirement explained in Note 3 - "Stockholders' Equity."

Note 25 - Unused Lines Of Credit

         The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 1998, the Corporation's total unused lines of credit with these banks amounted to approximately $69,500,000 (1997 - $25,100,000). At December 31, 1998, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $20,808,133 (1997 - $1,470,265). In addition, the Corporation had at December 31, 1998 an available line of $95,254,992 under the financing arrangement explained in Note 21 - "Other Short-Term Borrowings."

Note 26 - Other Expenses

         A detail of other expenses follows:
                                                                       Year ended December 31,
                                                            1998                  1997               1996
   Professional and service fees                        $ 5,819,978           $ 4,883,088         $ 4,956,210
   Advertising and business promotion                     5,922,039             4,993,392           5,879,478
   Communications                                         4,330,023             4,363,802           4,789,451
   Revenue earning equipment                              1,225,689             1,183,557           1,113,125
   Supplies and printing                                  1,314,131             1,128,672           1,694,046
   Other                                                  4,534,188             4,628,151           3,588,927
                                                       ------------         -------------       -------------
          Total                                         $23,146,048           $21,180,662         $22,021,237
                                                        ===========           ===========         ===========

Note 27 - Employees' Benefit Plan

         FirstBank has a defined contribution retirement plan (the Plan) qualified under the provisions of the Puerto Rico Internal Revenue Code Section 1165(e). All employees (excluding the Bank's subsidiaries) are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank is required to make a contribution of a quarter of the first 4% (1997 - 4% and 1996 - 1%) of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year. Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $575,000, $540,000 and $450,000 during 1998, 1997 and 1996, respectively, to the Plan.

Note 28 - Unusual Item

         In September 1996, the Bank recorded a one time special SAIF assessment of $9.1 million with an estimated income tax benefit of $2.4 million. This special assessment was required by the Deposit Insurance Funds Act of 1996 to capitalize the SAIF.

Note 29 - Income Taxes

         The Corporation is subject to Puerto Rico income tax on its income from all sources. For United States income tax purposes, the Corporation is treated as a foreign corporation. Accordingly, it is generally subject to United States income tax only on its income from sources within the United States or income effectively connected with the conduct of a trade or business within the United States. Any United States income tax paid by the Corporation is creditable, within certain conditions and limitations, as a foreign tax credit against its Puerto Rico tax liability.

         The provision for income taxes was as follows (in thousands):

                                                            Year ended December 31,
                                                 1998                1997            1996
Current                                         $17,845            $16,364         $18,500
Deferred                                        (13,047)            (8,239)         (6,219)
                                                -------           ---------       ---------
     Total                                     $  4,798           $  8,125         $12,281
                                               ========           ========         =======

         Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows (dollars in thousands):

                                                                 Year ended December 31,

                                                        1998                      1997                    1996
                                                                 % of                     % of                    % of
                                                               pre-tax                   pre-tax                 pre-tax
                                                   Amount       income        Amount     income       Amount     income
Computed income tax at statutory rate               $22,078        39         $21,705       39       $19,467       39
Benefit of net exempt income                        (22,078)      (39)        (13,137)     (24)       (7,611)     (15)
Other-net                                             4,798         8            (443)                   425        1
                                                  ---------       ---       ---------      ---     ---------      ---
      Total income tax provision                   $  4,798         8        $  8,125       15       $12,281       25
                                                   ========       ===        ========       ==       =======      ===

         Accounting for income taxes

         Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income for tax return purposes. Deferred taxes have been recorded based upon the Puerto Rico enacted tax rate of 39%. Current tax expense has been provided based upon the estimated tax liability to be incurred for tax return purposes.

         The components of the deferred tax asset and liability were as follows (in thousands):

                                                                                December 31,
                                                                         1998                1997
Deferred tax asset:
    Adjustment to charge-off method                                      $25,460           $ 12,768
    Other                                                                  1,232              3,305
                                                                       ---------          ---------
Gross deferred tax asset                                                 $26,692            $16,073
                                                                         =======            =======

Deferred tax liability:
    Unrealized gain on available for sale securities                     $(2,917)           $(4,010)
    Other                                                                 (1,633)            (2,468)
                                                                         -------            -------
Gross deferred tax liability                                             $(4,550)           $(6,478)
                                                                         =======            =======

         Due to the above temporary differences, a net deferred tax asset resulted amounting to $22.1 million at December 31, 1998 (1997 - $9.6 million). The primary timing difference was the effect of future deductions under the charge-offs method for deducting bad debt losses. No valuation allowance was considered necessary.

         The tax effect of the unrealized holding gain or loss for securities available for sale is included as a part of stockholders' equity in other comprehensive income.

Note 30 - Commitments

         At December 31, 1998 certain premises are leased with terms expiring through the year 2011. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 1998, the obligation under various leases was follows:

                          Year                                Amount
                          ----                              --------
                          1999                             $  2,607,737
                          2000                                1,794,633
                          2001                                1,272,775
                          2002                                1,096,813
                          2003 and later years                5,161,246
                                                           ------------
                          Total                             $11,933,204
                                                            ===========

         Rental  expense  included  in  occupancy  and  equipment   expense  was
$3,158,156 in 1998 (1997 - $2,933,798; 1996 - $2,894,698).

Note 31 - Fair Value of Financial Instruments

         The information about the estimated fair values of financial instruments as required by SFAS No. 107, is presented hereunder including some items not recognized in the statement of financial condition. The disclosure requirements of SFAS No. 107 exclude certain financial instruments and all non financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimation of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 1998 and 1997 follows (in thousands):

                                                                          December 31,
                                                       1998                                    1997
                                             Estimated         Carrying         Estimated            Carrying
                                             fair value           value         fair value             value
Assets:
Money market instruments                         $     526       $      526      $         514      $        514
Debt securities                                  1,790,463        1,789,692          1,266,539         1,266,236
FHLB stock                                          10,271           10,271             10,150            10,150
Loans receivable - net                           2,146,003        2,052,200          2,009,447         1,901,590
Liabilities:
Deposits                                         1,776,811        1,775,045          1,593,688         1,594,635
Federal funds, securities sold
 under agreements to repurchase
 and other short-term borrowings                 1,710,293        1,710,293          1,200,808         1,200,808
Advances from FHLB                                   2,600            2,600             29,000            29,000
Debt security borrowings                           231,923          217,596            233,425           231,773

         The estimated fair values were based on judgments regarding current and future economic conditions. The estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in the underlying assumptions used in calculating the fair values could significantly affect the results. In addition, the fair value estimates are based on outstanding balances without attempting to estimate the value of anticipated future business. Therefore, the estimated fair values may materially differ from the values that could actually be realized on a sale.

         The estimated fair values were calculated using certain facts and assumptions which vary depending on the specific financial instrument, as follows:

         Money market instruments

         The carrying amounts of money market instruments are reasonable estimates of their fair values.

         Debt securities

         The fair values of debt securities are the market values based on quoted market prices and dealer quotes. The fair value of debt securities available for sale equals their carrying value since they are marked-to-market for accounting purposes with unrealized gains and losses, net of deferred tax, reported as a separate component of stockholders' equity.

         Other investment

         The fair value of other investments securities represents the market value of the securities in which the funds are invested.

         FHLB stock

         Investments in FHLB stock are valued at their redemption values.

         Loans receivable - net

         The fair value of all loans was estimated by discounting loans with similar financial characteristics. Loans were classified by type such as commercial, conventional residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, credit cards, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an offset which reflects the risk and other costs inherent in the loan category. In certain cases, where recent experience was available regarding the sale of loans, this information was also incorporated into the fair value estimates.

         Non-accruing loans covered by a specific loan loss reserve were viewed as immediate losses and were valued at zero. Other non-accruing loans were arbitrarily assumed to be repaid after one year. Presumably this would occur either because loan is repaid, collateral has been sold to satisfy the loan or because general reserves are applied to it. The value of non-accruing loans not covered by specific reserves was discounted for one year at the going rate for new loans.

         Deposits

         The estimated fair values of demand deposits and savings accounts, which are the deposits with no defined maturities, are the amount payable on demand at the reporting date. For deposits with stated maturities, but that reprice at least quarterly, the fair values are estimated to be the amount payable at the reporting date.

         The fair values of fixed rate deposits with stated maturities, are based on the discounted value of the future cash flows expected to be paid on deposits. The cash flows are based on contractual maturities; no early repayments are assumed. Discount rates are based on the wholesale certificate of deposit yield curve and the LIBOR yield curve. The estimated fair values of total deposits exclude the fair value of core deposits intangible, which represent the value of the customer relationship measured by the values of demand deposits and savings deposits that bear a low or zero rate of interest and do not fluctuate in response to changes in interest rates.

     Federal funds, securities sold under agreements to repurchase and other short-term borrowings

         Federal funds purchased, repurchase agreements and other short-term borrowings are commitments to borrow funds which reprice at least quarterly. Therefore, their outstanding balances are estimated to be their fair values.

         Advances from FHLB

         The fair value of advances was determined using book value, since they have terms of less than three months. Therefore, their outstanding balances are estimated to be their fair values.

         Debt security borrowings

         The fair value of debt security borrowings with fixed maturities was determined using discounted cash flow analysis over the full term of the borrowings. The cash flows assumed no early repayment of the borrowings.
Discount rates were based on the LIBOR yield curve. Variable rate debt securities reprice at intervals of three months or less, therefore, their outstanding balances are estimated to be their fair values.

Note 32 - Supplemental Cash Flow Information

         Supplemental cash flow information follows (in thousands):

                                                                           Year ended December 31,
                                                              ------------------------------------
                                                                   1998                1997                  1996
                                                              --------------     ----------------      ----------
Cash paid for:
     Interest                                                     $153,645            $132,801            $108,500
     Income tax                                                      1,494               1,089               9,461
Non cash investing and financing activities:
    Mortgage loans exchanged for mortgage
      backed securities                                                                  4,046               6,128
    Additions to other real estate owned                             2,975                 541               3,485


     Note 33 - Financial Instruments With Off-Balance Sheet Risk, Commitments to Extend Credit and Standby Letters of Credit


         The following table presents a detail of commitments to extend credit and standby letters of credit (in thousands):
                                                                              December 31,
                                                                      1998               1997
                                                                      ----               ----
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit:
        To originate loans                                              $245,257         $103,214
        Unused credit card lines                                         132,867          103,842
        Unused personal lines of credit                                   10,536           11,021
        Commercial lines of credit                                        96,874           64,584
    Commercial letters of credit                                          19,101           22,966
    Standby letters of credit                                              1,575            4,660


          The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally expire within one year. Commitments to originate loans are mainly for mortgage loans at auction rates of the insuring agencies at the time the loans are closed. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time and without cause, cancel the unused credit facility. The amount of collateral, obtained if deemed necessary by the Corporation upon extension of credit, is based on Management's credit evaluation of the borrower. Rates charged on the loans that are finally disbursed is the rate being offered at the time the loans are closed, therefore, no fee is charged on these commitments. The fee is the amount which is used as the estimate of the fair value of commitments.

          In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 1998 is not significant.

          Interest rate risk management

          The operations of the Corporation are subject to interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. As part of the interest rate risk management, the Corporation has entered into a series of interest rate swap agreements. Under the interest rate swaps, the Corporation agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Net interest settlements on interest rate swaps are recorded as an adjustment to interest expense on deposit accounts.

          The following table indicates the types of swaps used (in thousands):

                                                                 Notional amount
Pay-fixed swaps:
    Balance at December 31, 1996                                        $220,000
    Expired contracts in 1996                                            170,000
                                                                       ---------
    Balance at December 31, 1997 and 1998                              $  50,000
                                                                       =========

Receive-fixed swaps:
    Balance at December 31, 1996                                         $65,000
    Expired contracts                                                     25,000
    New contracts                                                         40,000
                                                                        --------
    Balance at December 31, 1997                                          80,000
    Expired contracts                                                     40,000
                                                                         -------
    Balance at December 31, 1998                                         $40,000
                                                                         =======

          Pay-fixed swaps at December 31, 1998, have a fixed weighted average rate payment of 5.41% (1997 - 6.48%) and a floating weighted average rate receiving of 6.48% (1997 - 5.88%). Receive-fixed swaps at December 31, 1998, have a floating weighted average rate payment of 5.13% (1997 - 5.68%) and a fixed weighted average rate receiving of 7.15% (1997 - 7.12%). Floating rates are based on an 85% to 100% of the average of the last three months LIBOR rate.

          For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 1998 the Corporation had total assets of $876,949 (1997 - $956,530) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counterparties. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 1998 was approximately $1.8 million and $1.9 million, respectively (1997 - $2.69 million and $2.73 million, respectively). The period to maturity of the swaps at December 31, 1998 ranged from one year and four months through eight years and two months (1997 - from two years and five months through nine years and three months).

          At December  31,  1998,  the  estimated  fair value to  liquidate  the
Corporation's   interest  rate  swaps  was  approximately   $2,760,000  (1997  -
$4,013,500).

          Yield enhancement program

          The Corporation writes put and call options with the intention of enhancing the yield of its investment portfolio (Yield Enhancement Program). The Corporation acquires and manages a portfolio of assets consisting of Treasury notes. The aggregate amount permitted to be outstanding under this program cannot exceed $120 million. Future changes to this limitation may be made by resolution of the Board of Directors. The Corporation does not write uncovered calls (i.e., calls on securities which are not in the portfolio when the call is written) under this program.

          The Corporation writes covered call options on securities maintained in the portfolio, and put options on securities eligible for inclusion in the portfolio. The Corporation will only write put options on securities that the Corporation has the intention and ability to own. When put options are exercised, the related securities enter the pool. The purchase price of the securities is reduced by the amount of the option premium received. Call options are subsequently written on the assets in the pool, and the pool is reduced in size if the call options are exercised. The Corporation receives a premium on these call options, thereby increasing the net price received when the securities are sold. Premiums from expired call options are applied to reduce the book value of the corresponding securities; those from expired put options are recorded as income.

          During 1998, no premiums were received under this program (1997 - $685,938; 1996 - $1,579,686). At December 31, 1998 no options were outstanding under this program. The options either expired or were exercised, and premiums were either recorded as other income or applied to the price of the security purchased or sold.

          The risks in the Yield Enhancement Program stem from the possibility of large, unforeseen adverse market movements while the options are in effect. If the market falls sharply after the Corporation sells a put option, the Corporation may be forced to purchase a security at a price above that which could have been obtained by buying in the open market at expiration, even after adjusting the yield for the option premium received. In this case, the Corporation would be unable to take advantage of unexpectedly lower market prices. Similarly, if the market rises sharply and suddenly after the Corporation sells a call option, it may be forced to sell the security at a price below the market, even after adjusting for the option premium. In this case, the Corporation will fail to participate fully in the market rally with respect to this particular transaction.

          Management considers that the risks inherent in this program are controlled, prudent, and moderate compared to the opportunities for enhancing the income stream of the Corporation through option premiums.

         Forward contracts

          Forward contracts are commitments for future purchase of a specific quantity of debt securities for purposes other than trading at a price specified at the beginning of the contract and at a specified rate with delivery and settlement at a specified future date. The market risk relates to economic losses due to adverse changes in the fair value of the contract related to price and liquidity. At December 31, 1998 the Corporation had no forward contracts. At December 31, 1997, the Corporation had a commitment to purchase mortgage backed securities (GNMA's) in the amount of $300 million, which was exercised in January 1998.

          Interest Rate Protection Agreements (Caps)

          The Corporation also issues interest rate protection agreements (Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. The premium is amortized as an adjustment to interest expense on deposits. The following table indicates the agreements outstanding at December 31, 1998 (dollars in thousands):


Cap agreements notional amount                  Cap Rate             Current 90 day LIBOR                 Maturity
------------------------------                  --------             --------------------              -----------
                    $ 50,000                       6.00%                   5.065%                          March 27, 2000
                     200,000                       6.50%                   5.065%                        June 4, 2000

Note 34 - Segment Information

          In 1998, the Corporation implemented SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". The Corporation has three reportable segments: Retail business, Treasury and Investments, and Commercial Corporate business. Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Corporation's organizational chart, nature of the products, distribution channels and the economic characteristics of the products were also considered in the determination of the reportable segments.

          The Retail business segment is composed of the Corporation's branches and loan centers together with the retail products of deposits and consumer loans. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail business. The Commercial Corporate segment is composed of commercial loans and corporate services such as letters of credit and cash management. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions.

     The accounting  policies of the segments are the same as those described in
Note 2 - "Summary of Significant Accounting Policies."

          The Corporation evaluates the performance of the segments based on net interest income after the estimated provision for loan losses. The segments are also evaluated based on the average volume of its earning assets less the allowance for loan losses.

          The only intersegment transaction is the net transfer of funds between the segments and the Treasury and Investment segment. The Treasury and Investment segment sells funds to the Retail and Commercial Corporate segments to finance their lending activities and purchases funds gathered by those segments. The interest rates charge or credit by Investment and Treasury is based on market rates.

          The following table presents information about the reportable segments (in thousands):

                                                                               Treasury and      Commercial
                                                                   Retail      Investments         Corporate      Total
For the year ended December 31, 1998:
Interest income                                                $   178,251       $    89,785       $  52,499    $  320,535
Net (charge) credit for transfer of funds                            7,683            20,698         (28,381)
Interest expense                                                   (60,003)          (95,127)                     (155,130)
Net interest income                                                125,931            15,356          24,118       165,405
Provision for loan losses                                          (74,837)                           (1,163)      (76,000)
Segment income                                                      51,094            15,356          22,955        89,405
Average earning assets                                           1,364,803         1,418,791         561,612     3,345,206

For the year ended December 31, 1997:
Interest income                                                $   184,761          $ 59,263       $  40,246    $  284,270
Net (charge) credit for transfer of funds                           (4,396)           27,534         (23,138)
Interest expense                                                   (58,553)          (71,876)                     (130,429)
Net interest income                                                121,812            14,921          17,108       153,841
Provision for loan losses                                          (52,343)                           (3,332)      (55,675)
Segment income                                                      69,469            14,921          13,776        98,166
Average earning assets                                           1,443,982           909,457         415,427     2,768,866

For the year ended December 31, 1996:
Interest income                                                 $  177,354         $  42,773       $  35,666    $  255,793
Net (charge) credit for transfer of funds                           (1,310)           20,088         (18,778)
Interest expense                                                   (52,156)          (60,871)                     (113,027)
Net interest income                                                123,888             1,990          16,888       142,766
Provision for loan losses                                          (31,038)                             (544)      (31,582)
Segment income                                                      92,850             1,990          16,344       111,184
Average earning assets                                           1,337,197           714,753         354,296     2,406,246

          The following table presents a reconciliation of the reportable segment financial information to the consolidated totals (in thousands):

                                                                      Year ended December 31,
                                                                 1998           1997           1996
Interest income   :
Total interest income for segments                              $320,535      $284,270         $255,793
Interest income credited to expense accounts                         763           890              730
                                                            ------------  ------------     ------------
     Total consolidated interest income                         $321,298      $285,160         $256,523
                                                                ========      ========         ========

Net income:
Total income for segments                                        $89,405       $98,166         $111,184
Other income                                                      58,240        39,866           29,614
Operating expenses                                               (91,035)      (82,379)         (90,883)
Income taxes                                                      (4,798)       (8,125)         (12,281)
                                                                --------     ---------        ---------
     Total consolidated net income                               $51,812       $47,528          $37,634
                                                                 =======       =======         ========

Average assets:
Total average earning assets for segments                     $3,345,206     $2,768,866         $2,406,246
Average non earning assets                                       148,331        143,643            133,421
                                                            ------------   ------------       ------------
     Total consolidated average assets                        $3,493,537     $2,912,509         $2,539,667
                                                              ==========     ==========         ==========

Note 35 - Litigation

          The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

Note 36 - Selected Quarterly Financial Data (Unaudited)

          Financial data showing results of the 1998 and 1997 quarters is presented below. These results are unaudited. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

                                                                                     1998
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    -----------
Interest income                            $77,397,641         $77,731,354     $79,846,911       $86,322,498
Net interest income                         40,607,988          41,193,889      39,812,331        44,554,228
Provision for loan losses                   21,738,000          13,929,000      21,420,000        18,913,000
Net income                                  12,360,681          12,700,723      13,064,618        13,686,365
Earnings per common share-basic                  $0.42               $0.43           $0.44            $0.46
Earnings per common share-diluted                $0.42               $0.43           $0.43            $0.46
                                                                                     1997
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    -----------
Interest income                            $70,227,271         $72,237,188     $69,877,982       $72,817,664
Net interest income                         38,277,561          38,864,060      38,230,170        39,359,021
Provision for loan losses                   10,025,500          13,575,000      17,962,500        14,112,500
Net income                                  11,645,214          11,815,757      11,920,926        12,145,655
Earnings per common share-basic                  $0.39               $0.39           $0.40             $0.40
Earnings per common share-diluted                $0.39               $0.39           $0.40             $0.40

Note 37 - First BanCorp (Holding Company Only) Financial Information:

         The following condensed financial information presents the financial position of the Holding Company only at December 31, 1998 and the results of its operations and its cash flows for the period from October 1st , 1998 through December 31, 1998.


                        Statement of Financial Condition


                                                                             December 31, 1998
Assets
Cash and due from depository institutions                                          $    5,702,362
Investment in FirstBank Puerto Rico, at equity                                        264,447,053
Other assets                                                                              218,653
                                                                                 ----------------
         Total assets                                                                $270,368,068
                                                                                 ----------------

Liabilities & Stockholders' Equity
Borrowings                                                                                   -
Accounts payable and other liabilities                                                       -
Stockholders' equity                                                                 $270,368,068
                                                                                 ----------------
         Total liabilities and stockholders' equity                                  $270,368,068
                                                                                 ----------------

                               Statement of Income


                                                                             Period from October 1, 1998
                                                                               through December 31, 1998
Income:
   Dividend from subsidiary                                                            $ 10,359,843
Expenses:
   Operating expenses                                                                        15,110
Income before income taxes and equity in
  undistributed earnings of subsidiary                                                   10,344,733
Equity in undistributed earnings of subsidiary                                            3,341,632
                                                                                      -------------
Net income                                                                              $13,686,365
                                                                                        ===========

                             Statement of Cash Flows


                                                                                        Period from October 1, 1998
                                                                                        through December 31, 1998
Cash flows from operating activities:
Net income                                                                                          $13,686,365
                                                                                                    -----------
Adjustments to reconcile net income to net
    Cash provided by operating activities:
         Equity in undistributed earnings of subsidiary                                              (3,341,632)
         Net increase in other assets                                                                  (218,654)
                                                                                                   ------------
         Total adjustments                                                                           (3,560,286)
                                                                                                    -----------
         Net cash provided by operating activities                                                   10,126,079
                                                                                                    -----------
Cash flows from financing activities:
         Cash dividends paid                                                                         (2,212,467)
         Treasury stock acquired                                                                     (2,211,250)
                                                                                                    -----------
         Net cash provided by financing activities                                                   (4,423,717)
                                                                                                    -----------
Net increase in cash                                                                                  5,702,362
Cash at the beginning of period
Cash at the end of period                                                                          $  5,702,362
                                                                                                   ============

         The principal source of income for the Holding Company consists of dividends from FirstBank.

Stockholders' Information

Independent Certified Public Accountants
PricewaterhouseCoopers LLP

Annual Meeting:
The annual meeting of stockholders will be held on April 27, 1999, at 2:00 p.m., at the main office of the Corporation located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico.

Telephone         (787) 729-8200
Internet          http://www.1bankpr.com

Additional Information and Form 10-K:
Additional financial information about First BanCorp may be requested to Mrs. Laura Villarino, Senior Vice President and Controller, PO Box 9146, Santurce, Puerto Rico 00908. Copies of First BanCorp's Form 10K filed with the SEC, will be provided to stockholders upon written request to Mrs. Laura Villarino at the same mailing address.

Transfer Agent and Registrar:
The Bank of New York, 101 Barclay Street 12W, New York, NY 10286

General Counsels:
Fiddler, Gonzalez & Rodriguez, LLP
Latimer, Biaggi, Rachid & Godreau
Melendez Perez, Moran & Santiago