Form 10-K, Exhibit 13
period 1999-12-31
FIRST BANCORP /PR/
filed 2000-03-30
CIK 1057706

                               Annual Report 1999



[PHOTO]


                                                      Technology and Innovation:
                                            our Challenge toward the New Century

                              [LOGO] FIRST BANCORP

Table of Content

Financial Highlights                 2
Business Profile                     5
President's Letter                   7
Achievements in 1999                10
Puerto Rico Economy                 13
Board of Directors                  14
Officers                            15
Financial Review                    17
Stockholder's Information           76


F i n a n c i a l  H i g h l i g h t s

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
In Thousands (Except for per share results)                           1999            1998

Operating Results:

Net interest income                                                 $185,733         $166,168
Provision for loan losses                                             47,960           76,000
Other income                                                          32,862           58,240
Other operating expenses                                             101,272           91,798
Income tax provision                                                   7,288            4,798
Net income                                                            62,075           51,812
Per common share:
  Net income - basic                                                    2.00             1.75
  Net income - diluted                                                  1.98             1.74

Weighted Average Shares:

Basic                                                                 28,941           29,586
Diluted                                                               29,199           29,858

At Year End:

Assets                                                            $4,721,568       $4,017,352
Loans                                                              2,745,368        2,120,054
Allowance for loan losses                                             71,784           67,854
Investments                                                        1,811,164        1,800,489
Deposits                                                           2,565,422        1,775,045
Borrowings                                                         1,803,729        1,930,488
Capital                                                              294,902          270,368

                                     [GRAPHS]

                              (P.R. GEOGRAPHIC MAP)

Branches - 48 Offices
Aguada         1
San Sebastian  1
Arecibo        1
Manati         1
Vega Baja      1
Dorado         1
Bayamon        5
Guaynabo       1
San Juan       12
Carolina       5
Humacao        1
Caguas         4
Aguas Buenas   1
Cidra          1
Guayama        1
Cayey          1
Barranquitas   1
Ponce          2
Yauco          1
Cabo Rojo      1
Mayaguez       2
Saint Thomas   2
Saint Croix    1

Money Express - 27 Offices
Aguada         1
Aguadilla      1
Isabela        1
San Sebastian  1
Arecibo        1
Manati         1
Vega Baja      1
Toa Baja       1
Bayamon        3
San Juan       3
Carolina       1
Rio Grande     1
Fajardo        1
Humacao        1
Yabucoa        1
Caguas         1
Guayama        1
Cayey          1
Ponce          1
Barranquitas   1
Utuado         1
Yauco          1
Mayaguez       1

First Leasing & Rentals - 6 Offices
Isabela        1
Bayamon        1
San Juan       3
Caguas         1

Auto Loan Center - 2 Offices
Caguas         1
Mayaguez       1

Loan Center - 2 Offices
Aguadilla      1
Fajardo        1

Mortgage Loan Center - 4 Offices
Manati         1
San Juan       2
Carolina       1

Total 89 Offices

Business Profile


First BanCorp (the Corporation), incorporated in Puerto Rico, is the holding company for FirstBank (the Bank), the second largest locally owned commercial bank in Puerto Rico. First BanCorp had total assets of $4.722 billion as of December 31, 1999. The Corporation operates primarily in the Puerto Rico banking market, offering a wide selection of financial services to a growing number of consumer and commercial customers. Commercial loans, consumer loans, mortgage loans and investment securities are the most important areas of business.

The Corporation has a $1.2 billion portfolio of commercial loans, commercial mortgages, construction loans and other related commercial products. Its commercial clients include businesses of all sizes covering a wide range of economic activities. First BanCorp has a $474 million portfolio of residential mortgages. The institution has $1.1 billion in consumer loans, concentrated in auto loans and leases, personal loans and credit cards. Its $1.8 billion investment portfolio consists mostly of U.S. government securities and mortgage backed securities. Through a strategic alliance with Paine Webber, the Corporation offers full brokerage services in selected branches. Approximately 1,700 full time professionals and a sophisticated computer system support the business activities of the Corporation.

First chartered in 1948, First BanCorp was the first savings bank established in Puerto Rico, under the name of "First Federal Savings Bank". It has been a stockholder owned institution since 1987. In October 1994 it became a Puerto Rico chartered commercial bank and was renamed "FirstBank". Effective October 1, 1998 the Bank reorganized, making FirstBank a subsidiary of the holding company First BanCorp.

First BanCorp, which is a well-capitalized institution under federal standards, operates 48 full service branches including three offices in the U.S. Virgin Islands. The Corporation also has two auto loan centers, two personal loan centers and four mortgage loan centers in Puerto Rico. A second tier subsidiary, Money Express, operates 27 offices dedicated to small loans throughout Puerto Rico. First BanCorp also has a second tier subsidiary known as First Leasing and Rental Corp., which rents and leases motor vehicles from its six offices in Puerto Rico.

                                                                         [PHOTO]
                                            (First BanCorp interactive web site)

First BanCorp has distinguished itself by providing innovative marketing strategies and novel products to attract clients. Besides its main branches and specialized lending offices, the Corporation has offered a telephone information service called "Telebanco" since 1983. This was the first telebanking service offered in Puerto Rico. First BanCorp clients have access to an extensive ATM network all over the world. The Corporation was the first in Puerto Rico to open on weekends and the first to offer in-store branches to its clients. First BanCorp was the first banking institution in Puerto Rico with a presence on the internet. During 2000, First BanCorp will launch a new, interactive web site where clients will be able to perform all types of banking transactions.

First BanCorp and its subsidiaries  are subject to supervision,  examination and
regulation  of  the  Federal  Reserve  Board,  the  Federal  Deposit   Insurance
Corporation and the Commissioner of Financial Institutions of Puerto Rico.

First BanCorp is committed to provide the most efficient and cost effective banking services possible. Management's goal is to be the premier financial institution in financial products and services in Puerto Rico. First BanCorp's Management will work constantly to exceed the expectations of our stockholders, clients and employees.


[PHOTO]
(First BanCorp interactive web site)

                                                                         [PHOTO]
                                            (First BanCorp interactive web site)

President's Letter
                                                                         [PHOTO]
                                                             Angel Alvarez-Perez
                                                             Chairman, President
                                                     and Chief Financial Officer


To our stockholders:

On behalf of the Board of Directors and staff of First BanCorp I am pleased to submit our annual report for 1999, another record year. In 1999 First BanCorp earned $62.1 million, representing $2.00 per share (basic) or $1.98 per share (diluted). These earnings compared favorably with 1998, when the Corporation earned $51.8 million, which came to $1.75 per share (basic) or $1.74 per share (diluted). Net income increased 19.8 percent and diluted earnings per share rose
13.8 percent in 1999. These achievements continue our record of consistent earnings growth.

During 1999 we concentrated on investing in new technology and diversifying our services. The pace of change in First BanCorp accelerated with a series of targeted purchases and strategic alliances that laid the foundation for future growth.

Growth and Diversification

Last year we worked hard to increase commercial and construction lending. In consumer lending the Corporation continued to improve the quality of the portfolio through improved underwriting processes.

At midyear we acquired the Puerto Rico operations of Royal Bank of Canada. This acquisition added $90 million of high quality commercial loans, while giving us a well-located branch facility in the Hato Rey financial district. In August we acquired the $42 million private label credit card business of Western Auto in Puerto Rico. This acquisition substantially increased our important credit card business.

The largest acquisition occurred at year-end. We acquired four branches from Citibank's Caribbean operations. One of these branches in St. Thomas will strengthen our existing business in the U.S. Virgin Islands. The three Puerto Rico branches will add to our business in San Juan, Ponce and Mayaguez. This acquisition included $83 million in retail deposits.

Aside from all these acquisitions, we have moved quickly to take advantage of the Gramm-Leach-Bliley Act, passed by Congress in November 1999. This legislation removed the barriers separating the banking, insurance and brokerage industries. We expect the Puerto Rico legislature will quickly enact legislation to harmonize local and Federal banking laws in this area. We have recruited an Executive Vice President with many years of experience in local securities markets to oversee our entry into brokerage and investment banking business.

Through an agreement with Goldman, Sachs & Co., First BanCorp now participates in bond issues by the

     Government of Puerto Rico. The Corporation has also arranged a strategic alliance with Paine Webber of Puerto Rico, the largest brokerage firm in the Island with thirty five years of local experience. Early in the year 2000 Paine Webber opened offices in eleven of our branches. This arrangement gives the Corporation's clients the widest range of investment advice, brokerage services, and money management experience available in Puerto Rico, while our officers are also available to sell our products and services to Paine Webber's 32,000 clients in Puerto Rico.

New Investments in Technology, Facilities and Training

First BanCorp has been investing heavily in technology, particularly in the area of commercial banking services. During the first half of 2000 we are upgrading the computer systems in our branches. These changes will allow greater efficiency, while helping our employees develop and strengthen relationships with our clients. Also internet banking will be available by the midyear 2000.

First BanCorp will provide an internet service while maintaining all existing banking services available to our clients. For this reason we are continuing our plans to expand First BanCorp's branch network. During 1999 we added three new branches while acquiring five more from other institutions. We plan to open more branches this year.

Our employees are the key to our success. We have reorganized our sales and distribution system, adding a newly recruited Senior Vice President with vast experience in marketing and sales to help make our branches more sales-oriented. In addition, the larger branches in the metropolitan area have two managers: one for regular clients and the other for commercial relationships. We have recruited a Senior Vice President with a long track record in commercial lending to administer this middle market strategy.

We have completely restructured our branch-based deposits, introducing a new product which pays bonuses for clients with multiple relationships. We have created a corporate professional image by providing uniforms to all our branch employees and offered extended branch hours. To facilitate these changes we are expanding employee training in all areas of the Corporation.

We have planned and coordinated these changes under a special project designed to simplify operations while making our services more efficient, responsive and convenient. We named the project "The Next Fifty" because we launched it in 1998, the Corporation's 50th anniversary year, as a way to initiate our second fifty years of growth. Forty five employees participated full time in the project, generating more than 500 ideas for improvement. We expect "The Next Fifty" to add $12 million in annualized earnings through cost reductions and revenue enhancements. We are reinvesting most of these earnings in new technology. "The Next Fifty" will continue through into 2001.

[PHOTO]
(First BanCorp interactive web site)

We expect these initiatives to favor continued low operating costs. During the past year our efficiency ratio averaged 46.6%, almost the same as the 46.5% of 1998.

Enhancing Shareholder Value

Our efforts have paid off in strong earnings growth for 1999, with a return on equity of 21.06%, compared with 20.54% in 1998. Our stock price has not reflected these strong results during 1999. Nevertheless, investors who held First BanCorp stock over the ten year period from year-end 1989 to year-end 1999 received a cumulative total return of 1,661%, for an average annual growth rate of 33.2% on their investment.

The Corporation began a stock repurchase program four years ago. During 1999 we repurchased 1,452,000 shares. This brought total activity over the course of our share repurchase program to 3,115,450 shares, adjusted for splits, representing a total investment of $54.3 million. In addition, officers and directors of
First  BanCorp  own  approximately  19 percent of its  shares.  This shows their confidence in First BanCorp's future and their commitment to keep its fundamentals sound.

During 1999 the magazine U.S. Banker mentioned First BanCorp's outstanding performance in its annual survey of America's 100 largest banks. During 1998 First BanCorp ranked fourth among all U.S. banks in cost control and in return on equity First BanCorp ranked tenth. We are confident that in the course of time our stock price will reflect this outstanding performance.

As First BanCorp embarks on another year of growth and service to the Puerto Rican community, we are confident that our Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers and directors. I am confident that we can meet the challenges ahead, and that we will continue to provide outstanding service to our clients, while benefiting employees and stockholders in the years to come.




                                            /s/ Angel Alvarez-Perez
                                            Chairman
                                            President
                                            Chief Executive Officer

                                                                         [PHOTO]
                                            (First BanCorp interactive web site-
                                                        First Miles Credit Card)

[PHOTO]
(First BanCorp interactive web site)


Achievements in 1999



Record profits made 1999 a very successful year for First BanCorp. The company made exceptional progress. Besides making heavy investments in new computer systems, improving employee training and expanding commercial and construction loans, the Corporation launched several important strategic alliances.

Profits continued their healthy growth as First BanCorp earned $62.1 million, which comes to $2.00 per share (basic) or $1.98 per share (diluted). In 1998 the Corporation earned $51.8 million, the equivalent of $1.75 (basic) or $1.74 (diluted) in per share terms. Net income increased by 19.8%, or 13.8% per share on a diluted basis. Net interest income, the main source of the Corporation's earnings, grew by $19.5 million from $166.2 million in 1998 to $185.7 million in 1999. Gains on sale of investments contributed $1.4 million to net income in 1999, while in 1998 these sales contributed $26.8 million.

First BanCorp's assets grew by $705 million during 1999, ending the year at $4.722 billion. Loans increased by $625 million for the year, mainly from commercial loans growth of approximately $400 million. The Corporation successfully issued $90 million in preferred stock in April 1999.

First BanCorp made three important acquisitions last year. At midyear FirstBank, the Corporation's banking subsidiary, acquired the Puerto Rico operations of Royal Bank of Canada. This purchase included a $90 million portfolio of high quality commercial loans and an attractive branch in the Hato Rey financial district. In August, the Bank acquired the credit card business of Western Auto, the largest auto parts retailer in Puerto Rico with 38 stores. This transaction brought FirstBank a $42 million credit card portfolio distributed among roughly 100,000 clients.

At year-end FirstBank also acquired four offices from Citibank. One of these branches is located in St. Thomas, U.S. Virgin Islands, and the other three are located in Puerto Rico. Besides the facilities and deposits, the Bank acquired approximately $30 million in loans as a part of this transaction.

An Expanding Role for a Growing Branch Network

During 1999 deposits grew from $1.775 billion to $2.565 billion, an increase of $790 million. Management worked intensively to lay the groundwork for future deposit growth by expanding the branch network and improving its products. Besides purchasing the five branches mentioned above, the Corporation also opened three new branches during the year. The Corporation plans to open more branches during the year 2000. As the Corporation moves increasingly toward relationship banking, Management is placing loan centers in selected branches to increase originations of mortgages and commercial loans.

Management restructured the Corporation's deposit products, introducing an innovative new product called the "Bonus Account". This account rewards clients who have multiple relationships with FirstBank (e.g. a checking account, a mortgage and an auto loan). At the same time, Management is holding back or eliminating some older products which are less popular than they were in past years. These changes will complement the development of the branch network.

Management is also opening specialized offices in selected branches. Four branches now have mortgage loan centers, which will provide financing for new homes in the San Juan metropolitan area. In addition, several branches now include a commercial loan officer, aside from the traditional branch manager.

Early in the year 2000 First BanCorp began offering brokerage services in selected branches through a new alliance with Paine Webber. This arrangement will give the Corporation's clients the broadest range of brokerage and financial management services available in Puerto Rico. Previously First BanCorp formed an alliance with Goldman Sachs to participate in the underwriting of Puerto Rico government securities. During the year 2000, the Corporation will begin offering internet services for those clients who like the convenience of banking from their homes along with the security of having branch officers available.

Improvements in Efficiency

In 1998 Management began a comprehensive re-design plan to streamline all corporate operations. The Corporation named the project "The Next Fifty" because Management launched it in the Corporation's 50th anniversary year as a way to initiate the second fifty years of growth. Management has invested most of the savings from this project in new technology. Largely because of this program First BanCorp was able to maintain an efficiency ratio of only 46.6% during 1999, almost equal to the 46.5% in 1998. Overall operating expenses were held to only $101.3 million for 1999 compared with $91.8 million in the previous year. Management achieved this in spite of significant increases in the size of the branch network and heavy investments in new computer systems. First BanCorp's efficiency ratio compares very favorably with that of other commercial banks throughout the U.S.

Improvements in the Balance Sheet

Contributing to higher profits in 1999 was a significant improvement in asset quality. Two years ago Management substantially improved its system of underwriting consumer loans, introduced tighter underwriting procedures and improved the Corporation's computer systems. As a result, the quality of the loan portfolio has improved. During 1999 First BanCorp provided $48 million for loan losses as compared with $76 million in 1998. This represents a reduction of 37 percent.

Loan quality has improved according to other measures as well. On December 31, 1999 non-performing loans totaled $53.8 million, compared to $57.0 million on the same date in 1998 and $52.9 million on a smaller portfolio at the end of 1997. By the end of 1999, the ratio of non-performing loans to total loans had fallen to 1.96%, compared with 2.69% at the end of 1998 and

                                                                         [PHOTO]
                                            (First BanCorp interactive web site)

     2.70% at year-end 1997. The reserve coverage ratio (allowance for loan losses as a percentage of non-performing loans) reached 133.3% by the end of 1999, well above its earlier levels of 119.1% at year-end 1998 and 109.0% at the end of 1997. Management is committed to continuing these improvements in loan quality in coming years.

During the early part of 1999 Management strengthened the capital structure of First BanCorp by issuing $90 million in preferred stock. This transaction will help the Corporation to maintain a solid capital structure. Although assets grew substantially during 1999, the Corporation's capital ratios remained strong. The core capital ratio was 7.5% and the risk based capital ratio was 16.2% as of December 31, 1999.

Increasing Shareholder Value

The financial results continue a trend of earnings growth that has produced excellent value for shareholders. First BanCorp's return on average equity was 21.06% in 1999, while average asset yield was 1.49%. Dividends increased in 1999, and reached a payout ratio of 17.96% compared with 17.12% in 1998. During 1999 the Corporation repurchased 1,452,000 common shares.

While the stock price has not reflected these strong results during 1999, investors who held First BanCorp stock over the ten year period from year-end 1989 to year-end 1999 received a cumulative total return of 1,661%. This is equivalent to an average annual growth rate of 33.2% on the original investment.

Management is optimistic about the future of First BanCorp. The range of services it offers, its effective network of offices and branches supplemented by new sales methods, its dedicated staff and its quality reputation with clients will all contribute to future earnings growth. Management will continue its efforts to improve First BanCorp's excellent performance in 2000 and in the years to come.

[PHOTO]
(First BanCorp interactive web site- Telepago FirstBank)

Puerto Rico Economy


The island of Puerto Rico is a U.S. Commonwealth with a population of 3.8 million, located in the Caribbean approximately 1,600 miles southeast of New York. Puerto Rico has been enjoying solid economic growth over most of the 1990's. Real GNP grew by over 4% in the 1999 fiscal year. Private economists are forecasting 2% to 3% real growth in the fiscal year 2000. Management expects recent growth patterns on the Island to continue, with some slowdown during the coming fiscal year.

     Puerto Rico's economic performance is a natural result of its increasing integration into the U.S. economy. Puerto Ricans are U.S. citizens and serve in the United States armed forces. The Island uses U.S. currency and forms a part of the U.S. financial system. Federal courts enforce U.S. laws in Puerto Rico. Since Puerto Rico falls within the U.S. for purposes of customs and migration, there is full mobility of funds, people and goods between Puerto Rico and the U.S. mainland. Puerto Rico banks are subject to the same Federal laws, regulations and supervision as other financial institutions in the rest of the U.S. The Federal Deposit Insurance Corporation insures the deposits of Puerto Rico chartered commercial banks, including FirstBank, the banking subsidiary of First BanCorp.

Puerto Rico made a rapid transition from poverty in the immediate postwar period to prosperity today. Throughout this process the Island has attracted industry using tax exemption. Many multinational corporations have substantial operations here. During 1996 Congress repealed Section 936 of the Internal Revenue Code, which provided Federal tax exemption for companies operating in Puerto Rico. However, Congress also provided a ten year grandfather clause for companies already operating here. Because Puerto Rico has a fiscal system independent from that of the U.S., it can fashion local tax incentives to attract or retain industry. A new law broadening and strengthening local tax incentives went into effect on January 1, 1998.

Puerto Rico is becoming somewhat less dependent on manufacturing than it was in the early postwar period. Manufacturing attracted by tax exemption is still an important part of the Island's economy. Nevertheless, Puerto Rico has been diversifying its economic base to include tourism, business services and transportation. As part of these changes the Island has been receiving U.S. private investment in diverse areas such as hotels, financial services and large retail stores. During the past year a slowdown in manufacturing growth was balanced by strong construction activity, both private and public. Management is optimistic about Puerto Rico's economic future.

                                                                         [PHOTO]
                                            (First BanCorp interactive web site-
                                             Internet Banking and Bonus Account)

                               Board of Directors
[PHOTO]
Angel Alvarez-Perez, Esq.
Chairman

[PHOTO]
Annie Astor de Carbonell, C.P.A.

[PHOTO]
Angel L. Umpierre, C.P.A.

[PHOTO]
Jose Teixidor

[PHOTO]
German E. Malaret, M.D.

[PHOTO]
Antonio Pavia Villamil, M.D.

[PHOTO]
Francisco D. Fernandez, Eng.

[PHOTO]
Rafael Bouet, Eng.

[PHOTO]
Armando Lopez Ortiz, Eng.

[PHOTO]
Hector M. Nevares, Esq.

[PHOTO]
Jose Julian Alvarez

[PHOTO]
Jorge Diaz

FIRST BANCORP OFFICERS

PRESIDENT

Angel Alvarez-Perez
Chief Executive Officer
Chairman

SENIOR EXECUTIVE VICE PRESIDENTS

       Annie Astor de Carbonell          Luis M. Beauchamp
        Chief Financial Officer          Chief Lending Officer
                                         Wholesale Banking
EXECUTIVE VICE PRESIDENTS

Aurelio Aleman                           Fernando L. Batlle                            Francisco Cortes
Consumer Banking                         Sales & Distribution, Mortgage Banking        Administrative Services

Ricardo Ramos                            Randolfo Rivera
First Securities                         Corporate Banking

                                     [PHOTO]

     Standing from left to right: Aida Garcia, Francisco Cortes, Aurelio Aleman,
Randolfo Rivera, Fernando L. Batlle, Luis Cabrera, Josianne M. Rosello

     Seated from left to right: Luis Beauchamp, Angel Alvarez-Perez, Annie Astor de Carbonell

     Not present: Miguel Mejias, Ricardo Ramos, Laura Villarino

SENIOR VICE PRESIDENTS

Miguel Babilonia                         Luis Cabrera                                  Eva Candelario
Consumer Credit  Policy & Portfolio      Treasury & Investments                        Corporate Business Development
Management

Jose Cerame                              Aida M. Garcia                                Michael Garcia
Middle Market & Community Banking        Human Resources                               Consumer Collection

Fernando Iglesias                        Roger Lay                                     Miguel Mejias
Special Loans & Credit Administration    Internal Auditing                             Information Systems

John Ortiz                               Haydee Rivera                                 Julio Rivera
Consumer Lending, Sales & Services       Branch Banking Operations                     Construction Lending

Josianne M. Rosello                      Demetrio Santiago                             Hector Santiago
Marketing & Public Relations             Auto Wholesale Business                       Auto Business

Denise Segarra                           Laura Villarino
Sales & Distribution                     Controller

VICE PRESIDENTS

William Alvarez                          Jose H. Aponte
Indirect Business Development            Commercial Mortgage                           Beverly Bachetti
                                                                                       Private Banking

Juan E. Barnes                           Ana Colon                                     David Gonzalez
Branch Manager                           Centralized Accounting                        Corporate Business Development

Nelson Gonzalez                          Eric Lopez                                    Marcelo Lopez
Corporate Business Development           Corporate Banking                             Regional Sales Manager


Juanita Marrero                          Ivan Martinez                                 Jose Negron
Mortgage Banking                         Project Manager                               Auto Asset & Disposition

Luis Orengo                              Eduardo Ortiz                                 Osvaldo Padilla
Commercial Loans                         Auto Wholesale                                Corporate Business

Reynaldo Padilla                         Miguel Pimentel                               Carlos Power
Auto Finance                             Corporate Business Development                Next Fifty Project

Rolando Quevedo                          Jorge Rendon                                  Migdalia Rivera
Legal Counsel                            Operational Support                           Community Banking

Sandra Rivera                            Belinda Rodriguez                             Jose L. Rodriguez
Auto Collection                          Consumer Sales                                Information Systems

Elizabeth Sanchez                        Roberto Sanchez                               Miguel Santin
Marine Financing                         Credit Risk                                   Corporate Banking

Carmen Torres                            Raphael Torres
Capacity Planning Manager                Regional Sales Manager

FIRST FEDERAL FINANCE CORPORATION
DBA MONEY EXPRESS "LA FINANCIERA"

     Angel Alvarez-Perez
     Chief Executive Officer

     Fernando L. Batlle
     President and Chief Operating
      Officer

     Orlando Velez
     Vice President and Operations
      Manager


FIRST LEASING AND RENTAL CORPORATION

      Angel Alvarez-Perez
      Chief Executive Officer

      Aurelio Aleman
      President and Chief Operating
       Officer

      William Velez
      Vice President and General
       Manager


                                                                         [PHOTO]
                                            (First BanCorp interactive web site-
                                                           P.R Geographical Map)



SELECTED FINANCIAL DATA
Year ended December 31,                                 1999             1998              1997             1996              1995
                                                                         (In thousands except for per share results)
Condensed Income Statements:
    Total interest income                               $369,063        $321,298         $285,160          $256,523         $208,488
    Total interest expense                               183,330         155,130          130,429           113,027           96,838
    Net interest income                                  185,733         166,168          154,731           143,496          111,650
    Provision for loan losses                             47,961          76,000           55,676            31,582           30,894
    Other income                                          32,862          58,240           39,866            29,614           48,268
    Other operating expenses                             101,272          91,798           83,268            82,498           65,628
    Unusual item - SAIF assessment                                                                            9,115
    Income before income tax provision                    69,363          56,610           55,653            49,915           63,396
    Provision for income tax                               7,288           4,798            8,125            12,281           14,295
    Net income                                            62,075          51,812           47,528            37,634           49,101
Per Common Share Results (1):
    Net income per common share - diluted                  $1.98           $1.74            $1.58             $1.22            $1.58
    Cash dividends declared                                $0.36           $0.30            $0.24             $0.20            $0.08
    Average shares outstanding                            28,941          29,586           30,036            30,794           30,592
    Average shares-diluted                                29,199          29,858           30,204            30,952           31,118
Balance Sheet Data:
    Loans and loans held for sale                     $2,745,368      $2,120,054       $1,959,301        $1,896,074       $1,556,606
    Allowance for possible loan losses                    71,784          67,854           57,712            55,254           55,009
    Investments                                        1,811,164       1,800,489        1,276,900           830,980          785,747
    Total assets                                       4,721,568       4,017,352        3,327,436         2,822,147        2,432,816
    Deposits                                           2,565,422       1,775,045        1,594,635         1,703,926        1,518,367
    Borrowings                                         1,803,729       1,930,488        1,458,148           884,741          698,097
    Total capital                                        294,902         270,368          236,379           191,142          171,202
    Book value per common share, end of year (1)            7.30            9.17             7.93              6.32             5.51

Regulatory Capital Ratios (In Percent):
    Total capital to risk weighted assets                  16.16           17.39            17.26             15.25            16.17
    Tier 1 capital to risk weighted assets                 11.64           11.55            11.07              9.32             9.93
    Tier 1 capital to average assets                        7.47            6.59             7.44              6.65             6.82
Selected Financial Ratios (In Percent):
    Net income to average total assets                      1.49            1.48             1.63              1.48             2.22
    Interest rate spread (2)                                4.29            4.76             5.30              5.46             5.07
    Net interest income to average earning assets (2)       4.85            5.27             5.83              6.03             5.59
    Yield on average earning assets (2)                     9.29            9.83            10.45             10.63            10.12
    Cost on average interest bearing liabilities            5.00            5.07             5.15              5.17             5.05
    Net income to average total equity                     21.06           20.54            22.30             20.49            33.19
    Net income to average common equity                    24.68           20.54            22.30             20.49            33.19
    Average total equity to average total assets            7.07            7.22             7.32              7.23             6.68
    Dividend payout ratio                                  17.96           17.12            15.14             16.32             5.06
    Efficiency ratio (3)                                   46.62           46.46            45.45             49.03            47.96
Offices:
    Number of full service branches                           48              40               36                36               36
    Loan origination offices                                  41              45               44                47               43

     (1) Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits.

     (2) Ratios were computed on a taxable equivalent basis.

     (3) Other operating expenses to the sum of net interest income and other income (excluding gain on sale of investments).

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW SUMMARY

         For the year 1999, First BanCorp (the Corporation) recorded earnings of $62,074,949 or $2.00 per common share (basic) and $1.98 per common share (diluted), compared to $51,812,387 or $1.75 per common share (basic) and $1.74 per common share (diluted) for 1998, and $47,527,552 or $1.58 per common share (basic and diluted) for 1997.

         The Corporation's earnings are attributed to the net interest income earned on the growing portfolio of earning assets, improvements in asset quality resulting in a lower provision for loan losses, and controls over operating expenses. For 1999 as compared to 1998, net income increased by $10,262,562 or $0.24 per common share (diluted), and for 1998 as compared to 1997, by $4,284,835 or $0.16 per common share (diluted).

     Return on average assets was 1.49% for 1999, 1.48% for 1998 and 1.63% for 1997. Return on average equity was 21.06% for 1999, 20.54% for 1998 and 22.30% for 1997.

RESULTS OF OPERATIONS

         The Corporation's results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense paid on interest bearing liabilities, including deposits and borrowings. Also, the results of operations depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), other income (mainly service charges and fees on loans), and gains on sale of investments.

Net Interest Income

         Net interest income increased to $185.7 million for 1999 from $166.2 million in 1998 and $154.7 million in 1997. This improvement results from the continuous increase in the average volume of interest earning assets together with a higher available capital and non-interest bearing liabilities to fund those assets. This is reflected in an increase in the average volume of interest earning assets of $721.2 million for 1999 as compared to 1998 and of $582.7 million for 1998 as compared to 1997. Interest bearing liabilities increased by $606 million for 1999 as compared to 1998 and by $528 million for 1998 as compared to 1997.

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



Part I                              Average volume             Interest income (1) / expense          Average rate (1)
Year ended December 31,          1999         1998          1997       1999       1998     1997     1999     1998      1997
                                                                  (Dollars in thousands)
------------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Deposits at banks and other
 short-term investments        $   27,344  $    40,766   $   67,969    $   450  $  2,028  $  3,708  1.65%    4.97%    5.45%
Government obligations            415,742      319,777      404,517     24,997    19,984    26,949  6.01%    6.25%    6.66%
Mortgage backed securities      1,294,195    1,032,632      428,804     92,157    77,463    34,942  7.12%    7.50%    8.15%
Other investment                   18,646        1,150          519      1,598       186        21  8.57%   16.14%    4.24%
FHLB stock                         16,170       10,252       10,150      1,101       743       670  6.81%    7.25%    6.60%
                               ----------- -----------  -----------   -------- ---------------------
  Total investments             1,772,097    1,404,577      911,959    120,303   100,404    66,290  6.79%    7.15%    7.27%
                                ---------  -----------   ----------    -------  --------  --------
Consumer loans (2)              1,013,782    1,032,704    1,090,991    138,130   139,309   147,100 13.63%   13.49%   13.48%
Residential real estate loans (2) 327,700      290,564      283,799     30,754    30,807    29,485  9.38%   10.60%   10.39%
Construction loans (2)             94,940       19,169       10,488      9,216     1,852     1,004  9.71%    9.66%    9.57%
Commercial loans (2)              847,917      613,697      473,093     75,879    56,239    44,770  8.95%    9.16%    9.46%
Finance leases (2)                 68,577       43,108       50,823      9,080     6,022     6,220 13.24%   13.97%   12.24%
                               ---------- ------------  ----------- ---------- -------------------
   Total loans                  2,352,916    1,999,242    1,909,194    263,059   234,229   228,579 11.18%   11.72%   11.97%
                              -----------  -----------  -----------  ---------  -------- ---------
   Total earning assets        $4,125,013   $3,403,819   $2,821,153   $383,362  $334,633  $294,869  9.29%    9.83%   10.45%
                               ==========   ==========   ==========   ========  ========  ========
Interest Bearing Liabilities:
Interest bearing checking
 accounts                     $   140,690   $  123,847   $  116,852  $   4,931  $  4,487 $   4,167  3.50%    3.62%    3.57%
Savings accounts                  413,662      398,249      400,998     12,381    11,717    12,155  2.99%    2.94%    3.03%
Certificate accounts            1,373,263      972,433      985,124     73,177    54,214    55,827  5.33%    5.58%    5.67%
                                ---------   ----------   ----------     ------    ------    ------
Interest bearing deposits       1,927,615    1,494,529    1,502,974     90,489    70,418    72,149  4.69%    4.71%    4.80%
Other borrowed funds            1,728,913    1,559,892    1,012,757     92,370    84,460    57,418  5.34%    5.41%    5.67%
FHLB advances                       8,451        4,515       15,157        471       252       864  5.57%    5.58%    5.70%
                             ------------   ----------   ----------  -----------------------------
  Total interest bearing
     liabilities               $3,664,979   $3,058,936   $2,530,888   $183,330  $155,130  $130,431  5.00%    5.07%    5.15%
                               ==========   ==========   ==========   ========  ========  ========

Net interest income (1)                                               $200,032  $179,503  $164,438
                                                                      ========  ========  ========
Interest rate spread (1)                                                                            4.29%    4.76%    5.30%
Net interest margin (1)                                                                             4.85%    5.27%    5.83%

(1) On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by (1- statutory tax rate) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.

(2)Non-accruing loans are included in the average balances.



Part II                                          1999 compared to 1998                1998 compared to 1997
                                                   Increase (decrease)                  Increase (decrease)
                                                         Due to:                              Due to:
                                              Volume       Rate         Total      Volume     Rate        Total
                                                                          (In thousands)
Earning assets:
Deposits at banks and other
 short-term investments                      $  (521)     $(1,057)   $(1,578)     $(1,377)   $  (303)   $ (1,680)
Government obligations                         5,884         (871)     5,013       (5,375)    (1,589)     (6,964)
Mortgage backed securities                    19,123       (4,429)    14,694       47,250     (4,729)     42,521
Other investment                               2,143         (731)     1,412           50        114         164
FHLB stock                                       416          (58)       358            7         66          73
                                            --------     --------  ---------   ----------   --------  ----------
   Total investments                          27,045       (7,146)    19,899       40,555     (6,441)     34,114
                                              ------       -------  --------      -------     ------     -------
Consumer loans                                (2,565)       1,386     (1,179)      (7,861)        70      (7,791)
Residential real estate loans                  3,711       (3,765)       (54)         711        612       1,323
Construction loans                             7,355            9      7,364          839          9         848
Commercial loans                              21,212       (1,572)    19,640       13,096     (1,628)     11,468
Finance leases                                 3,465         (406)     3,059       (1,011)       811        (200)
                                             -------      -------    -------       ------     ------    --------
    Total loans                               33,178       (4,348)    28,830        5,774       (126)      5,648
                                              ------       ------     ------      -------      -----    --------
    Total interest income                     60,223      (11,494)    48,729       46,329     (6,567)     39,762
                                              ------      -------     -------      ------    -------     -------
Interest bearing liabilities:
Deposits                                      20,368         (297)    20,071         (403)    (1,327)      (1,730)
Other borrowed funds                           9,091       (1,181)     7,910       30,323     (3,282)      27,041
FHLB advances                                    219            0        219         (594)       (18)        (612)
                                           ---------  -----------   --------     --------   --------    ---------
    Total interest expense                    29,678       (1,478)    28,200       29,326     (4,627)      24,699
                                            --------     --------     ------     --------    -------     --------
Change in net interest income                $30,545     $(10,016)   $20,529      $17,003    $(1,940)     $15,063
                                             =======     ========    =======      =======    =======      =======

         Total interest income includes tax equivalent adjustments of $14.3 million, $13.3 million and $9.7 million for 1999, 1998, and 1997, respectively. On a tax equivalent basis, net interest income increased to $200 million for 1999 from $179.5 million for 1998, and $164.4 million for 1997. The interest rate spread and net interest margin amounted to 4.29% and 4.85%, respectively, for 1999, as compared to 4.76% and 5.27%, respectively, for 1998 and to 5.30% and 5.83%, respectively, for 1997. The reduction in the interest rate spread and net interest margin for 1999 is mainly due to the increase of $367.5 million in the average volume of total investments when compared to the average volume recorded for 1998. These investments have a lower spread than loans without considering the effects of credit risk. In addition, there was a reduction of $18.9 million in the average volume of consumer loans, which provide the highest spread, but have the highest credit risk in the portfolio.

         1999 compared to 1998

         On a tax equivalent basis interest income increased by $48.6 million for 1999 as compared to 1998. On a tax equivalent basis the yield on earning assets was 9.29% for 1999 as compared to 9.83% for 1998. The increase in interest income results from the growth in the average of interest earning assets of $721.2 million in 1999.

     For the loan portfolio, the growth in 1999 of $234.2 million in the average volume of commercial loans (including commercial real estate loans) represented an increase of $21.2 million in income due to volume, partially offset by a reduction of $1.6 million in interest income due to rate. The average portfolio of construction loans increased by $75.8 million for 1999, representing a positive volume variance of $7.4 million. The average portfolio of residential mortgage loans increased by $37.1 million for 1999, representing a positive volume variance of $3.7 million. The average finance lease portfolio (mostly composed of consumer loans) increased by $25.5 million in 1999, representing a positive volume variance of $3.5 million. The decrease of $18.9 million in the average volume of consumer loans in 1999 caused a negative variance in interest income due to volume of $2.6 million. The increase in the commercial real estate, construction and commercial loans portfolio resulted from the Corporation's strategy to diversify its asset base, which was concentrated in consumer loans. The consumer loan portfolio decreased as a result of the tighter underwriting policies implemented during 1997.

         For the investment portfolio, the average volume of mortgage backed securities increased by $261.6 million in 1999. The tax equivalent yield on mortgage backed securities was 7.12% in 1999 and 7.50% in 1998. The portfolio of mortgage backed securities contributed $19.1 million in interest income due to volume net of $4.4 million decrease in interest income due to rate. The average volume of government obligations increased by $96 million for 1999 as compared to 1998, causing a total increase in interest income of $5 million.

         Interest expense increased by $28.2 million for 1999 as compared to 1998. This was the result of the increase in the average volume of interest bearing liabilities of $606 million for 1999 as compared to 1998 with a volume variance of $29.7 million. However, the negative variance was partially offset by a decrease in the cost of interest bearing liabilities from 5.07% for 1998 to 5.00% for 1999 causing a positive rate variance of $1.5 million for 1999 as compared to 1998.

         1998 compared to 1997

         On a tax equivalent basis interest income increased by $39.8 million for 1998 as compared to 1997. On a tax equivalent basis the yield on earning assets was 9.83% for 1998 as compared to 10.45% for 1997. The improvement in interest income was due to the increase in the average volume of interest earning assets of $582.7 million.

         For the investment portfolio, the average volume of mortgage backed securities increased by $603.8 million in 1998. The tax equivalent yield on mortgage backed securities was 7.50% in 1998 and 8.15% in 1997. The portfolio of mortgage backed securities contributed $47.3 million in interest income due to volume net of a $4.7 million decrease in interest income due to rate. The average volume of government obligations decreased by $84.7 million for 1998 as compared to 1997, resulting in a total decrease in interest income of $7 million.

         For the loan portfolio, the growth in the average volume of commercial loans (including commercial real estate loans) of $140.6 million in 1998 represented an increase of $13.1 million in income due to volume, partially offset by a reduction of $1.6 million in interest income due to rate. In 1998 the average volume of residential real estate and construction loans increased by $6.8 million and $8.7 million, respectively, representing an increase in interest income of $1.3 million and $.8 million, respectively. The decrease of $58.3 million in the average volume of consumer loans caused a negative variance in interest income due to volume of $7.9 million. The increase in the commercial real estate and commercial loans portfolio was the result of the Corporation's strategy of diversifying its asset base, which was concentrated in consumer loans. The consumer loan portfolio decreased as a result of the tighter underwriting policies implemented during 1997.

         Interest expense increased by $24.7 million for 1998 as compared to 1997. This results from the increase in the average volume of interest bearing liabilities of $528 million for 1998 as compared to 1997 with a volume variance of $29.3 million. However, interest expense was affected by a decrease of eight basis points in the cost of interest bearing liabilities from 5.15% for 1997 to 5.07% for 1998 causing a positive rate variance of $4.6 million for 1998 as compared to 1997.

Provision for Loan Losses

         During 1999, the Corporation provided $48 million for loan losses, a significant decrease compared to $76 million in 1998 and $55.7 million in 1997. The provision for loan losses recorded in 1999 reflects the improvements in the credit quality of the loan portfolio. Net charge offs for 1999 amounted to $44 million, a significant reduction compared to net charge offs for 1998 of $65.9 million and of $53.2 million for 1997. Net charge offs to average loans outstanding has significantly improved to 1.87% as compared to 3.29% and 2.79% for 1998 and 1997, respectively.

         The allowance activity for 1999, and previous four years was as follows:

Year ended December 31,                                           1999            1998          1997           1996        1995
                                                                                         (Dollars in thousands)

Allowance for loan losses, beginning of period                 $67,854         $57,712       $55,254        $55,009     $37,413
Provision for loan losses                                       47,960          76,000        55,675         31,582      30,894
                                                               -------        --------       -------       --------    --------
Loans charged off:
Commercial real estate                                             (51)           (168)         (284)          (492)       (403)
Commercial                                                        (774)           (712)         (597)          (781)     (3,299)
Finance leases                                                    (793)         (3,438)       (1,399)          (161)
Consumer                                                       (52,047)        (67,906)      (57,311)       (33,295)    (10,821)
Recoveries and other adjustments                                 9,634           6,366         6,374          3,392       1,225
                                                              --------       ---------     ---------      ---------    --------
Net charge offs                                                (44,031)        (65,858)      (53,217)       (31,337)    (13,298)
                                                              --------        --------      --------       --------     -------
Allowance for loan losses, end of period                       $71,784         $67,854       $57,712        $55,254     $55,009
                                                               =======         =======       =======        =======     =======
Allowance for loan losses to year end total
 loans and loans held for sale                                   2.61%           3.20%         2.95%          2.91%       3.53%
Net charge offs to average loans
 outstanding during the period                                   1.87%           3.29%         2.79%          1.80%        .93%

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

Other Income

         The following table presents the composition of other income.

Year ended December 31,                                 1999              1998              1997
                                                                     (In thousands)
Other fees on loans                                   $ 12,887           $11,158          $10,899
Service charges on deposit accounts                      8,540             7,844            7,363
Fees on loans serviced for others                          864             1,617            2,670
Rental income                                            2,610             2,292            1,935
Other operating income                                   6,592             5,137            4,866
                                                      --------           -------          -------
Other income before gain on
 sale of investments and trading                        31,493            28,048           27,733
Gain on sale of investments                              1,377            26,827           11,388
Trading (loss) income                                       (8)            3,365              745
                                                  ------------         ---------       ----------
    Total                                              $32,862           $58,240          $39,866
                                                       =======           =======          =======

         Other income primarily consists of service charges on deposit accounts, fees on loans, servicing income, commissions derived from various banking activities, the results of trading activities and gains on sale of investments.

         Other fees on loans consist mainly of credit card fees and late charges collected on loans. The increase in this source of income to $12.9 million in 1999 from $11.2 million in 1998 and $10.9 million in 1997 was due to fees generated on the increased portfolio of commercial loans.

         Service charges on deposit accounts represent an important and stable source of other income for the Corporation. This source of income increased to $8.5 million in 1999 from $7.8 million in 1998 and $7.4 million in 1997.

         Fees on loans serviced for others primarily reflect the servicing fees for the auto loan securitizations closed in 1995. It also includes servicing fees on residential mortgage loans originated and subsequently securitized. The decrease in this account is due to the continued repayment of the auto loan portfolio.

         The Corporation's second tier subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged approximately $2 million in the past three years.

         The other operating income category is composed of various types of service fee such as check fees and rental of safe deposit boxes. Other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments.

         Gains on sale of investment securities amounted to $1.4 million in 1999, $26.8 million in 1998 and $11.4 million in 1997. These gains reflect market opportunities that arose and that are in consonance to the Corporation's investment policies.

Other Operating Expense

     Other operating expenses amounted to $101.3 million for 1999 as compared to $91.8 million for 1998 and $83.3 million for 1997. The following table presents the components of other operating expenses.

Year ended December 31,                                   1999              1998             1997
                                                                     (In thousands)
Salaries and benefits                                 $ 48,546           $43,185          $38,644
Occupancy and equipment                                 20,137            18,155           16,101
Deposit insurance premium                                1,096               971            1,040
Other taxes and insurance                                5,683             5,607            5,536
Professional and service fees                            6,672             5,820            4,883
Business promotion                                       5,896             5,922            4,993
Communications                                           4,667             4,330            4,364
Real estate owned operations                              (303)               42              (21)
Amortization of debt issue costs                           612               691              788
Expense of rental equipment                              1,478             1,226            1,184
Other                                                    6,789             5,849            5,756
                                                    ----------         ---------         --------
    Total                                             $101,273           $91,798          $83,268
                                                      ========           =======          =======

         Management's goal has been to make expenditures that directly contribute to increase the efficiency and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. In 1999, the Corporation started the implementation of a cost restructuring project, which has transformed the operations and processes toward a more cost efficient institution. The savings generated by this effort have been invested mainly in new technology. The Corporation's efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other recurring income, was 46.62% for 1999 as compared to 46.46% and 45.45% for 1998 and 1997, respectively.

         The increase in operating expenses for 1999 is mainly the result of the investments made in new technology, the expansion of the Corporation's branch network, the acquisition of new business and branches and the staffing of the commercial lending business to support the growth in the portfolio. During 1999 the Corporation opened a new full-service branch and two in-store branches. In July of 1999, the Corporation acquired the Royal Bank's operations in Puerto Rico including its full service branch in the financial district of Hato Rey. In August of 1999, the Corporation acquired the credit card portfolio of Western Auto. In December of 1999, the Corporation acquired four branches from CitiBank. To emphasize the commercial lending area, the Corporation recruited new officers for the origination of loans to the middle market throughout selected branches. The salary and benefits category was also affected by increases in salary and fringe benefits.

         The occupancy and equipment category consists of expenses associated with premises, office and computer equipment, and other automated banking equipment. The increase in the past three years was the result of the enhancement of hardware and software through system conversions, which have enabled the Corporation to offer new products, and improve customer service and portfolio servicing. Expenses related to the year 2000 issue also affected this category (see Year 2000 section).

         The increase in the professional and service fee category for 1999 is primarily attributed to the credit card processing and assessment fees resulting from the increase in the credit card portfolio and the increase in the number of accounts managed due to the acquisition of the Western Auto portfolio. The increase in credit card fee income exceeded the related processing costs.

         Business promotion costs amounted to $5.9 million for 1999 as compared to $5.9 million in 1998, and $5 million for 1997. Business promotion expenses have been incurred to increase loan and deposit volumes. In addition, in 1999 the Corporation launched a distinct publicity campaign to promote its new "Bonus account" and a corporate image.

Income Tax Expense

         The provision for income tax amounted to $7.3 million (or 11% of pre-tax earnings) for 1999 as compared to $4.8 million (or 8% of pre-tax earnings) in 1998, and $8.1 million (or 15% of pre-tax earnings) in 1997. The Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in obligations and loans exempt from federal and Puerto Rico income tax. For additional information relating to taxes, see Note 28 of the Corporation's financial statements "Income Taxes."

FINANCIAL CONDITION

         The following table presents an average balance sheet as of the dates indicated:

December 31,                                                      1999                         1998                1997
                                                                                             (In thousands)
Assets
Interest earning assets:
Deposits at banks and other
 short-term investments                                          $  27,344               $    40,766              $    67,969
Government obligations                                             415,742                   319,777                  404,517
Mortgage backed securities                                       1,294,195                 1,032,632                  428,804
Other investment                                                    18,646                     1,150                      519
FHLB stock                                                          16,170                    10,252                   10,150
                                                                ----------              ------------              -----------
  Total investments                                              1,772,097                 1,404,577                  911,959
                                                                 ---------               -----------               ----------
Consumer loans                                                   1,013,782                 1,032,704                1,090,991
Residential real estate loans                                      327,700                   290,564                  283,799
Construction loans                                                  94,940                    19,169                   10,488
Commercial loans                                                   847,917                   613,697                  473,093
Finance leases                                                      68,577                    43,108                   50,823
                                                              ------------              ------------            -------------
   Total loans                                                   2,352,916                 1,999,242                1,909,194
                                                               -----------               -----------              -----------
Total interest earning assets (1)                                4,125,013                 3,403,819                2,821,153
Total non-interest earning assets                                   47,768                    89,717                   91,355
                                                             -------------             -------------            -------------
Total assets                                                    $4,172,781                $3,493,536               $2,912,508
                                                                ==========                ==========               ==========
Liabilities and stockholders' equity
Interest bearing liabilities:
Interest bearing checking
 accounts                                                       $  140,690                 $ 123,847                $ 116,852
Savings accounts                                                   413,662                   398,249                  400,998
Certificate accounts                                             1,373,263                   972,433                  985,124
                                                                 ---------               -----------               ----------
Interest bearing deposits                                        1,927,615                 1,494,529                1,502,974
Other borrowed funds                                             1,728,913                 1,559,892                1,012,757
FHLB advances                                                        8,451                     4,515                   15,157
                                                              ------------             -------------                 --------
    Total interest bearing liabilities                           3,664,979                 3,058,936                2,530,888
Total non-interest bearing liabilities                             212,993                   182,369                  168,515
                                                               -----------              ------------             ------------
    Total liabilities                                            3,877,972                 3,241,305                2,699,403
Stockholders' equity                                               294,809                   252,231                  213,105
                                                              ------------              ------------             ------------
Total liabilities and stockholders' equity                      $4,172,781                $3,493,536               $2,912,508
                                                                ==========                ==========               ==========

(1) Net of the allowance for loan losses and the valuation on investments securities available for sale.

Assets

         The Corporation's total assets at December 31, 1999 amounted to $4,722 million, $704 million over the $4,017 million at December 31, 1998. The increase in total assets results primarily from the growth in total loans receivable (net of the allowance for loan losses) of $621 million.

     The following table presents the composition of the loan portfolio at year-end for each of the last five years.

                                       % of              % of                 % of               % of               % of
December 31,                  1999    Total     1998    Total        1997    Total     1996     Total       1995    Total
                                                                  (Dollars in thousands)
Residential real
   estate loans            $  473,563   17    $  303,011    14    $  292,604    15   $  297,246   16     $  319,758   21
                           ----------   --    ----------    --    ----------    --   ----------   --     ----------   --
Commercial real
   estate loans               371,643   14       332,219    16       306,734    15      256,227   14        210,645   13
Construction loans            132,068    5        62,963     3         9,279     1       10,209    1          9,233    1
Commercial loans              655,417   24       368,549    17       235,571    12      174,770    9        156,369   10
                          -----------   --    ----------    --   -----------    --  -----------  ---    -----------   --
Total commercial            1,159,128   43       763,731    36       551,584    28      441,206   24        376,247   24
                           ----------   --   -----------    --   -----------    --  -----------   --    -----------   --
Finance leases                 85,692    3        52,214     3        42,500     2       58,481    3         32,965    2
Consumer loans              1,026,985   37     1,001,098    47     1,072,613    55    1,099,141   57        827,636   53
                           ---------- ----   -----------  ----   -----------   ---  ----------- ----    -----------  ----
Total                      $2,745,368  100    $2,120,054   100    $1,959,301   100   $1,896,074  100     $1,556,606  100
                           ==========  ===    ==========   ===    ==========   ===   ==========  ===     ==========  ===

         During 1999 the Corporation continued its strategy of diversifying its loan portfolio composition through the origination and purchase of commercial loans. This resulted in a significant increase of $395.4 million in the commercial loan portfolio. This increase includes approximately $90 million in commercial loans purchased from Royal Bank of Puerto Rico. Residential real estate loans increased in 1999 by $170.6 million as a result of new resources added to this line of business. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $33.5 million. Consumer loans increased by $25.9 million in 1999 as a result of the acquisition of a $42 million credit card portfolio from Western Auto, offset by a decrease in the rest of the portfolio of $16.1 million.

     The Corporation's investment portfolio at December 31, 1999 amounted to $1,811 million, in line with the investment portfolio of $1,801 million at December 31, 1998.

     The composition and tax equivalent weighted average interest rates of the Corporation's earning assets at December 31, 1999 were as follows:

                                                                       Amount              Weighted
                                                                  (In thousands)        Average Rate
Money market instruments                                         $        35,217                4.64%
Government obligations                                                   437,705                6.74%
Mortgage backed securities                                             1,223,873                7.20%
FHLB of N.Y. stock                                                        17,827                6.81%
Other investment                                                          96,541                7.33%
                                                                  --------------
         Total investments                                             1,811,163                7.04%
                                                                    ------------
Consumer loans                                                         1,026,985               15.02%
Residential real estate loans                                            473,563                8.94%
Construction loans                                                       132,068                8.88%
Commercial and commercial real estate loans                            1,027,060                8.15%
Finance leases                                                            85,692               12.41%
                                                                ----------------
         Total loans(1)                                                2,745,368               11.02%
                                                                  --------------
         Total earning assets                                      $   4,556,531                9.44%
                                                                   =============

(1) Excludes the reserve for loan losses. Generally, non-accruing loans were included in this analysis as if they were accruing interest.

Non-performing Assets

         Total non-performing assets are the sum of non-accruing loans, OREO's and other repossessed properties. Non-accruing loans are loans as to which interest is no longer being recognized. When loans fall into non-accruing status, all previously accrued and uncollected interest is charged against interest income.

         At December 31, 1999, total non-performing assets amounted to $57 million (1.22% of total assets) as compared to $63 million (1.57% of total assets) at December 31, 1998 and $63 million (1.89% of total assets) at December 31, 1997. The Corporation's reserve to non-performing loans was 133.4% at December 31, 1999 as compared to 119.1% and 109.0% at December 31, 1998 and 1997, respectively.

         Past due loans are loans delinquent 90 days or more as to principal and/or interest, and still accruing interest.

         The following table presents non-performing assets at the dates indicated. The presentation of non-performing assets was changed for 1999 and previous four years to exclude past due and still accruing loans to conform it to the industry practice.

December 31,                                              1999               1998            1997           1996           1995
                                                                                            (Dollars in
thousands)
Non-accruing loans:
   Residential real estate                           $   8,633           $  9,151        $  6,963       $  8,814       $  9,309
   Commercial and commercial real estate                17,975             19,355          16,869         11,568         18,979
   Finance leases                                        2,482              1,716           4,560          5,125            297
   Consumer                                             24,726             26,736          24,547         25,655         26,085
                                                      --------           --------        --------       --------       --------
                                                        53,816             56,958          52,939         51,162         54,670
                                                      --------           --------        --------       --------       --------
Other real estate owned (OREO)                             517              3,642           1,132          1,696          2,991
Other repossessed property                               3,112              2,277           8,702          7,566          3,132
                                                     ---------         ----------       ---------      ---------      ---------
Total non-performing assets                            $57,445            $62,877         $62,773        $60,424        $60,793
                                                       =======            =======         =======        =======        =======
Past due loans                                         $13,781            $15,110         $11,544       $  9,752       $  5,544
Non-performing assets to total assets                     1.22%              1.57%           1.89%          2.14%          2.50%
Non-performing loans to total loans                       1.96%              2.69%           2.70%          2.70%          3.51%
Allowance for loan losses                              $71,784            $67,854         $57,712        $55,254        $55,009
Allowance to total non-performing loans                 133.39%            119.13%         109.02%        108.00%        100.62%

         Non-accruing Loans

         Residential Real Estate Loans - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers based on the value of the underlying collateral and the loan to value ratios, that no material losses will be incurred in this portfolio. Management's understanding is based on the historical experience of the Corporation. Non-accruing real estate loans amounted to $8.6 million (1.82% of total residential real estate loans) at December 31, 1999, as compared to $9.2 million (3.02% of total residential real estate loans) and $7 million (2.38% of total residential real estate loans) at December 31, 1998 and 1997, respectively.

         Commercial Loans - The Corporation places all commercial loans (including commercial real estate and construction loans) 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified. Non-accruing commercial loans amounted to $18.0 million (1.55% of total commercial loans) at December 31, 1999 as compared to $19.4 million (2.53% of total commercial loans) and $16.9 million (3.06% of total commercial loans) at December 31, 1998 and 1997, respectively. At December 31, 1999, there was only one non-accruing commercial loan of over $1 million, which is a $2.6 million loan, partially secured by inventory, accounts receivable and real estate collateral.

         Finance Leases - Finance leases are classified as non-accruing when they are delinquent 90 days or more. Non-accruing finance leases amounted to $2.5 million (2.90% of total finance leases) at December 31, 1999, compared to $1.7 million (3.29% of total finance leases) at December 31, 1998, and $4.6 million (10.73% of total finance leases) at December 31, 1997.

         Consumer Loans - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

         Non-accruing consumer loans amounted to $24.7 million (2.41% of the total consumer loan portfolio) at December 31, 1999, $26.7 million (or 2.67% of the total consumer loan portfolio) at December 31, 1998 and $24.5 million (or 2.29% of the total consumer loan portfolio) at December 31, 1997. The decrease in the ratio and amount of non-accruing loans was the result of the improvement on the credit quality of the portfolio. This improvement resulted in a decrease in charge off of consumer loans to $52 million in 1999 from $67.9 million in 1998, and $57.3 million in 1997.

         Other Real Estate Owned (OREO)

         OREO acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition.

         Repossessed Property

         The Repossessed Property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats are recorded at the lower of cost or estimated fair value. Repossessed autos are recorded at the principal balance of the loans less an estimated loss on the disposition of certain units.

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

         Deposits

     Total deposits amounted to $2,565 million at December 31, 1999, as compared
to  $1,775   million  and  $1,595   million  at  December  31,  1998  and  1997,
respectively.

         The following table presents the composition of total deposits.

December 31,                                         1999                   1998                   1997
                                                                     (Dollars in thousands)

Savings accounts                                 $   447,946            $   416,424           $   403,129
Interest bearing checking accounts                   162,601                130,883               121,452
Certificates of deposit                            1,742,978              1,054,634               929,955
                                                  ----------            -----------          ------------
Interest bearing deposits                          2,353,525              1,601,941             1,454,536
Non-interest bearing deposits                        211,896                173,104               140,099
                                                ------------           ------------           -----------
   Total                                          $2,565,421             $1,775,045            $1,594,635
                                                  ==========             ==========            ==========
Weighted average rate during the
  period on interest bearing deposit                   4.69%                  4.71%                 4.80%
Interest bearing deposits:
  Average balance outstanding                     $1,927,614             $1,494,529            $1,502,975
Non-interest bearing deposits:
  Average balance outstanding                        179,478                145,357               127,256

         Total deposits are composed of branch-based deposits and institutional deposits. Institutional deposits include brokered certificates of deposits and certificates issued to agencies of the Government of Puerto Rico.

         Total interest bearing deposits increased by $751.6 million at December 31, 1999 when compared to December 31, 1998. This fluctuation was mainly due to:
(1) an increase in branch-based deposits of $206.7 million; (2) an increase of $560 million in brokered certificates of deposits; net of (3) a decrease of $10 million in certificates issued to corporations operating under Internal Revenue Code Section 936; and (4) a decrease of $5.0 million in certificates issued to the agencies of the Government of Puerto Rico.

         Non-interest bearing deposits increased by $38.8 million in 1999. The increase in total branch based deposits includes the deposits of the five branches acquired from other financial institutions.

         Borrowings

         At December 31, 1999 total borrowings amounted to $1,804 million as compared to $1,931 million and $1,458 million at December 31, 1998 and 1997, respectively. The following table presents the composition of borrowings.



December 31,                                                         1999                  1998             1997
                                                                                 (Dollars in thousands)
Federal funds purchased and securities
  sold under agreements to repurchase                              $1,452,151         $1,623,698        $  965,869
Other short term borrowings                                           152,484             86,595           231,505
Advances from FHLB                                                     50,000              2,600            29,000
Notes payable                                                          55,500            118,100           132,350
Subordinated notes                                                     93,594             99,496            99,423
                                                                -------------       ------------     -------------
    Total                                                          $1,803,729         $1,930,489        $1,458,147
                                                                   ==========         ==========        ==========

Weighted average rate during the period                                 5.34%              5.41%             5.67%

         The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB and notes payable as additional funding sources. The borrowings of the Corporation consist primarily of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) which at December 31, 1999 amounted to $1,452.2 million or 81% of total borrowings. Repurchase agreements had a total weighted average cost of 5.07%, during the year ended December 31, 1999. For more information on borrowings please refer to Notes 20 through 24 of the Corporation's financial statements.

         The composition and weighted average interest rates of interest bearing liabilities at December 31, 1999, were as follows:

                                                                      Amount                  Weighted
                                                                  (In thousands)            Average rate
         Interest bearing deposits                                    $2,353,525                4.94%
         Borrowed funds                                                1,803,729                5.60%

Capital

         During 1999, the Corporation increased its total capital from $270.4 million at December 31, 1998 to $294.9 million at December 31, 1999. Total capital increased by $24.5 million due to earnings of $62.1 million, the issuance of 3,600,000 shares of preferred stock at $86.9 million, the issuance of 13,000 shares of common stock through the exercise of stock options at a cost of $176,313, reduced by the repurchased shares of common stock at a total cost of $32.5 million, an unrealized loss on investment securities available for sale of $77.4 million and cash dividends of $14.7 million.

         The Corporation's objective is to maintain a solid capital position above the "well capitalized" classification under the federal banking regulations. The Corporation continues to exceed the well capitalized guidelines. To be in a "well capitalized" position, an institution should have:
(i) a leverage ratio of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and (iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 1999 the Corporation had a leverage ratio of 7.47%; a total risk based capital ratio of 16.16%; and a Tier 1 risk-based capital ratio of 11.64%.

Dividends

         In 1999, 1998 and 1997 the Corporation declared four quarterly cash dividends of $0.09, $0.075 and $0.06 per common share, respectively, for an annual dividend of $0.36, $0.30 and $0.24, respectively. Total cash dividends paid on common shares amounted to $10.4 million for 1999 (or a 17.96% dividend payout ratio), $8.9 million for 1998 (or a 17.12% dividend payout ratio) and $7.2 million for 1997 (or a 15.14% dividend payout ratio). Dividends declared on preferred stock amounted to $4.3 million in 1999.

Year 2000

         The transition to the year 2000 occurred as expected without any significant problems on the Corporation's computer systems or any other date sensitive operating equipment. The expenses incurred to comply with the year 2000 date change amounted to approximately $1.4 million for the year 1999 and $650,000 for the year 1998.

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

         Management also uses one year GAP analysis as a secondary technique for evaluating interest rate risk. The Corporation's one year GAP fluctuated between a negative 2% and a negative 27% of assets during 1999. Management considers that the ranges of the GAP ratio achieved during 1999 are adequate, considering the Corporation's net interest margin and capital ratios.

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

Liquidity

         Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Asset Liability Management and Investment Committee, using measures of liquidity developed by Management reviews the Corporation's liquidity position and liquidity targets on a weekly basis.

         The principal sources of short-term funds are loan repayments, deposits, securities sold under agreements to repurchase, and lines of credit with the FHLB and other financial institutions. The Investment Committee reviews credit availability on a regular basis. In addition, the Corporation has securitized and sold auto and mortgage loans as supplementary sources of funding. Commercial paper has also provided additional funding. The Corporation has obtained long-term funding through the issuance of notes and long-term institutional certificates of deposit. The Corporation's principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.

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

Market Prices and Stock Data

         The Corporation's common stock is traded in the New York Stock Exchange
(NYSE) under the symbol FBP. On December 31, 1999, there were 641 holders of record of the Corporation's common stock.

         The following table sets forth the high and low prices of the Corporation's common stock for the periods indicated as reported by the NYSE. Common stock prices were adjusted to give retroactive effect to the stock split declared in May 1998.

         Quarter ended                   High               Low

         1999:
          December                       $22.81            $19.25
          September                       24.75             19.75
          June                            28.50             22.00
          March                           30.38             22.69

         1998:
          December                       $30.50            $21.38
          September                       29.50             23.63
          June                            29.63             22.72
          March                           23.88             16.50

         1997:
          December                       $18.82            $15.13
          September                       17.75             12.53
          June                            13.63             11.69
          March                           14.38             12.50

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

         The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability
Management and Investment Committee (ALCO). The ALCO is composed of the following officers: President and CEO, Senior Executive Vice President/Chief Financial Officer, Senior Executive Vice President/Chief Lending Officer,
Executive Vice President and President of Money Express, Senior Vice President/Investments, and the Economist. The ALCO meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings.

         Committee meetings focus on, among other things, current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, reviews of liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. The ALCO approves pricing and funding decisions in the light of the Corporation's overall growth strategies and objectives. On a quarterly basis the ALCO performs a comprehensive asset/liability review, examining the measures of interest rate risk described below together with other matters such as liquidity and capital.

         The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out in two ways, assuming upward and downward interest rate movements of 200 basis points:

     (1) using a balance sheet which is assumed to be flat at the levels existing on the simulation date, and

     (2) using a balance sheet which has growth patterns and strategies similar to those which have occurred in the recent past.

         Assuming a flat balance sheet, tax equivalent net interest income for the twelve months following December 31, 1999 and 1998 would be $203.3 million and $207.1 million, respectively, under flat rates, $183.5 million and $185.4 million, respectively, under rising rates, and $222.3 million and $211.0 million, respectively, under falling rates. Assuming a growing balance sheet, tax equivalent net interest income for 1999 would be $213.5 million under flat rates (1998 - $209.1 million), $192.9 million under rising rates (1998 - $188.3 million) and $228.4 million under falling rates (1998 - $212.5 million). These simulations do not represent what actual results would be, since interest rate risk management is dynamic, and can be adjusted depending on the committee's interest rate outlook.

     These simulations assume gradual upward or downward movements of interest rates over one year, with the change totaling 200 basis points at the end of the twelve month period. The balance sheet is divided into groups of similar assets and liabilities in order to simplify the process of carrying out these projections. As interest rates rise or fall, these simulations incorporate expected future lending rates, current and expected future funding sources and cost, the possible exercise of options, liquidity requirements, and other factors which may be important in determining the future growth of net interest income. Only interest and fee income is included in these projections; profits on the sale of assets are excluded. All computations are done on a tax equivalent basis, including the effects of the changing cost of funds on the tax-exempt spreads of certain investments. The projections are carried out for First BanCorp on a fully consolidated basis.

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

PricewaterhouseCoopers

                                                      PricewaterhouseCoopers LLP
                                                                   PO Box 363566
                                                          San Juan PR 00936-3566
                                                        Telephone (787) 754-9090

                       Report of Independent Accountants

To the Board of Directors and Stockholders of First BanCorp:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ PricewaterhouseCoopers LLP
February 25, 2000

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2001
Stamp 1603154 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                    December 31,
                                                                               1999                 1998
Assets
Cash and due from banks                                               $    58,267,929       $   39,416,097
                                                                      ---------------       --------------
Money market instruments                                                   35,217,064              525,669
                                                                     ----------------       --------------
Investment securities available for sale, at market:
    United States and Puerto Rico Government obligations                  340,356,015          268,611,106
    Mortgage backed securities                                          1,017,176,782        1,492,538,909
    Other investments                                                      96,541,374            1,620,000
                                                                    -----------------       --------------
        Total investment securities available for sale                  1,454,074,171        1,762,770,015
                                                                      ---------------       --------------
Investment securities held to maturity, at cost:
    United States and Puerto Rico Government  obligations                  97,349,381           26,921,836
    Mortgage backed securities                                            206,696,658
                                                                     ----------------     ----------------
        Total investment securities held to maturity                      304,046,039           26,921,836
                                                                     ----------------    -----------------
Federal Home Loan Bank (FHLB) stock                                        17,826,500           10,270,600
                                                                    -----------------    -----------------
Loans held for sale                                                        37,794,078           20,641,628
Loans receivable                                                        2,707,574,019        2,099,412,756
                                                                      ---------------      ---------------
Total loans                                                             2,745,368,097        2,120,054,384
Allowance for loan losses                                                 (71,784,237)         (67,854,066)
                                                                    -----------------     ----------------
    Total loans - net                                                   2,673,583,860        2,052,200,318
                                                                      ---------------      ---------------
Other real estate owned                                                       517,405            3,642,525
Premises and equipment - net                                               61,947,817           51,537,192
Accrued interest receivable                                                17,917,526           10,738,072
Due from customers on acceptances                                           2,738,176            2,392,338
Other assets                                                               95,431,678           56,937,413
                                                                    -----------------    -----------------
        Total assets                                                   $4,721,568,165       $4,017,352,075
                                                                       ==============       ==============
Liabilities and Stockholders' Equity
Liabilities:
    Non-interest bearing deposits                                      $  211,896,459      $   173,103,709
    Interest bearing deposits                                           2,353,525,177        1,601,941,185
    Federal funds purchased and securities
      sold under agreements to repurchase                               1,452,151,222        1,623,697,988
    Other short-term borrowings                                           152,484,084           86,594,710
    Advances from FHLB                                                     50,000,000            2,600,000
    Notes payable                                                          55,500,000          118,100,000
    Bank acceptances outstanding                                            2,738,176            2,392,338
    Accounts payable and other liabilities                                 54,776,718           39,058,247
                                                                     ----------------    -----------------
                                                                        4,333,071,836        3,647,488,177
                                                                      ---------------    -----------------
Subordinated notes                                                         93,594,080           99,495,830
                                                                     ----------------    -----------------
Stockholders' equity:
    Preferred Stock, authorized 50,000,000 shares: issued and
     outstanding 3,600,000 shares at $25.00 liquidation value
      per share                                                            90,000,000
                                                                     ----------------     ----------------
    Common stock, $1.00 par value, authorized 250,000,000 shares;
      issued 29,612,552 shares                                             29,612,552           29,599,552
    Less: Treasury Stock (at par value)                                    (1,552,000)            (100,000)
                                                                       --------------       --------------
    Common stock outstanding                                               28,060,552           29,499,552
                                                                       --------------        -------------
    Additional paid-in capital                                             19,863,466           23,575,936
    Capital reserve                                                        40,000,000           30,000,000
    Legal surplus                                                         126,792,514           53,454,469
    Retained earnings                                                      58,834,676          125,088,180
    Accumulated other comprehensive income - unrealized gain (loss)
        on securities available for sale, net of tax                      (68,648,959)           8,749,931
                                                                     ----------------      ---------------
                                                                          294,902,249          270,368,068
                                                                     ----------------      ---------------
Contingencies and commitments                                         ---------------      ---------------
        Total liabilities and stockholders' equity                     $4,721,568,165       $4,017,352,075
                                                                       ==============       ==============
The accompanying notes are an integral part of these statements.


                                  FIRST BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME


                                                                      Year  ended December 31,
                                                                1999                 1998              1997
                                                           ---------------      --------------     ------------

Interest income:
  Loans                                                     $260,741,177         $231,513,730       $225,524,452
  Investment securities                                      106,770,856           88,312,096         55,310,691
  Short-term investments                                         450,248              729,417          3,654,806
  Dividends on FHLB stock                                      1,100,823              743,161            670,156
                                                           -------------     ----------------   ----------------
Total interest income                                        369,063,104          321,298,404        285,160,105
                                                             -----------        -------------      -------------

Interest expense:
  Deposits                                                    90,489,121           70,418,359         72,147,084
  Short-term borrowings                                       79,455,499           69,494,151         39,460,518
  Notes payable                                               12,914,538           14,965,751         17,958,092
  Advances from FHLB                                             470,590              251,707            863,599
                                                           -------------     ----------------     --------------
Total interest expense                                       183,329,748          155,129,968        130,429,293
                                                             -----------        -------------        -----------
Net interest income                                          185,733,356          166,168,436        154,730,812

Provision for loan losses                                     47,960,500           76,000,000         55,675,500
                                                            ------------        -------------       ------------
Net interest income after provision for loan losses          137,772,856           90,168,436         99,055,312
                                                             -----------        -------------       ------------

Other income:
  Other fees on loans                                         12,886,541           11,157,852         10,898,586
  Service charges on deposit accounts                          8,540,291            7,843,837          7,363,369
  Trading (loss) income                                           (7,946)           3,364,843            744,789
  Fees on loans serviced for others                              864,278            1,617,292          2,669,673
  Gain on sale of investments                                  1,376,672           26,827,417         11,388,137
  Rental income                                                2,609,657            2,291,814          1,935,169
  Other operating income                                       6,592,940            5,136,795          4,865,788
                                                            ------------        -------------      -------------
Total other income                                            32,862,433           58,239,850         39,865,511
                                                            ------------         ------------       ------------

Other operating expenses:
  Employees' compensation and benefits                        48,545,839           43,185,324         38,644,042
  Occupancy and equipment                                     20,137,354           18,154,663         16,101,054
  Taxes and insurance                                          6,778,354            6,577,894          6,575,896
  Net (gain) cost of operations and disposition of
   other real estate owned                                      (303,359)              42,359            (21,128)
  Amortization of debt issuance costs                            612,404              691,411            787,745
  Other                                                       25,501,303           23,146,048         21,180,662
                                                            ------------         ------------        -----------
Total other operating expenses                               101,271,895           91,797,699         83,268,271
                                                             -----------         ------------       ------------

Income before income tax provision                            69,363,394           56,610,587         55,652,552
Income tax provision                                           7,288,445            4,798,200          8,125,000
                                                           -------------        -------------       ------------
Net income                                                   $62,074,949         $ 51,812,387        $47,527,552
                                                             ===========         ============        ===========

Earnings per common share - basic                                  $2.00                $1.75              $1.58
Earnings per common share - diluted                                $1.98                $1.74              $1.58

The accompanying notes are an integral part of these statements.


                                  FIRST BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Year ended December 31,
                                                                                  1999              1998                1997
Cash flows from (for) operating activities:
  Net income                                                                $   62,074,949   $      51,812,387    $    47,527,552
                                                                             --------------   -----------------    ---------------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                                 7,645,035           7,827,866          7,281,936
    Provision for loan losses                                                   47,960,500          76,000,000         55,675,500
    Increase in taxes payable                                                    2,345,647           3,454,049          1,464,869
    Increase in deferred tax asset                                              (6,702,849)        (11,454,033)        (1,765,992)
    (Increase) decrease in accrued interest receivable                          (7,179,454)          2,297,862         (3,843,610)
    Increase (decrease) in accrued interest payable                             10,056,988           1,072,485         (2,371,552)
    Amortization of deferred loan fees (costs)                                    (680,735)            881,411            (30,868)
    Net gain on sale of investments securities                                  (1,376,673)        (26,827,417)       (11,388,137)
    Originations of loans held for sale                                        (18,222,990)         (9,086,622)        (7,668,575)
    Proceeds from sale of loans                                                  1,266,787                              1,249,543
    Decrease in other assets                                                    12,950,921          20,776,413         48,813,231
    Increase (decrease) in other liabilities                                     5,012,929           1,718,242         (3,157,333)
                                                                        ------------------  ------------------  -----------------
    Total adjustments                                                           53,076,106          66,660,256         84,259,012
                                                                         -----------------   -----------------   ----------------
         Net cash provided by operating activities                             115,151,055         118,472,643        131,786,564
                                                                         -----------------   -----------------   ----------------
Cash flows from (for) investing activities:
  Principal collected on loans                                                 719,964,127         559,726,839        661,129,038
  Loans originated                                                          (1,270,442,873)       (797,256,751)      (819,802,988)
  Purchase of loans                                                           (118,603,000)         (1,330,497)
  Sales of investment securities                                                 9,630,866         302,128,585        118,004,497
  Purchase of securities held-to-maturity                                     (277,624,203)                           (18,837,919)
  Purchases of securities available-for-sale                                (6,069,805,410)     (6,899,653,771)    (8,185,668,960)
  Principal repayments and maturities of securities held-to-maturity               500,000          34,782,596         27,591,758
  Principal repayments of securities available-for-sale                      6,267,048,544       6,061,838,410      7,518,487,101
  Additions to premises and equipment                                          (18,055,660)        (10,917,891)        (6,739,859)
  Purchase of FHLB stock                                                        (7,555,900)           (120,300)
                                                                       -------------------    ----------------     --------------
         Net cash used by investing activities                                (764,943,509)       (750,802,780)      (705,837,332)
                                                                         ------------------      -------------    ---------------
Cash flows from (for) financing activities:
  Net increase (decrease) in deposits                                          790,376,740         180,410,210       (109,290,923)
  Net increase (decrease) in federal funds purchased and
   securities sold under repurchase agreements                                (172,898,023)        654,760,505        381,012,600
  Net increase (decrease) in other short-term borrowings                        65,889,375        (144,910,185)       231,504,896
  FHLB-N.Y. advances taken/paid                                                 47,400,000         (26,400,000)        14,900,000
  Payments of notes payable                                                    (68,501,750)        (14,177,660)       (54,010,993)
  Decrease (increase) in debt securities issuance cost                           1,211,219          (1,049,270)           957,972
  Dividends                                                                    (14,657,799)         (8,870,832)        (7,197,417)
  Repurchase of common stock                                                                        (3,656,420)        (6,899,822)
  Issuance of preferred stock                                                   86,850,217
  Treasury stock acquired                                                      (32,510,611)         (2,211,250)
  Exercise of stock options                                                        176,313             196,501            382,249
                                                                     ---------------------   ---------------------------------------
         Net cash provided  by financing activities                            703,335,681         634,091,599        451,358,562
                                                                        ------------------       --------------------------------
  Net increase (decrease) in cash and cash equivalents                          53,543,227           1,761,462       (122,692,206)
  Cash and cash equivalents at beginning of year                                39,941,766          38,180,304        160,872,510
                                                                      --------------------   -------------------------------------
  Cash and cash equivalents at end of year                             $        93,484,993    $     39,941,766$        38,180,304
                                                                       ===================    ===================================
Cash and cash equivalents include:
Cash and due from banks                                                $        58,267,929    $     39,416,097 $       37,666,068
Money market instruments                                                        35,217,064             525,669            514,236
                                                                       -------------------    ----------------  -----------------
                                                                       $        93,484,993    $     39,941,766  $      38,180,304
                                                                       ===================    ================  =================

The accompanying notes are integral part of these statements.


                                  FIRST BANCORP
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                      Unrealized
                                                                                                                      gain (loss)on
                                                             Additional                                                securities
                                 Preferred     Common         paid-in     Capital          Legal          Retained     available
                                   stock       stock          capital     reserve         surplus         earnings     for sale
December 31, 1996          $                $ 15,116,651   $ 38,599,962  $10,000,000    $49,106,995     $77,711,586  $    607,119
Net income                                                                                               47,527,552
Change in valuation of
  securities available for sale                                                                                        11,424,325
Addition to legal surplus                                                                 4,347,474      (4,347,474)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Repurchase of common stock                      (247,825)      (495,650)                                 (6,156,347)
Stock option exercised                            33,000        349,249
Cash dividends-common stock                                                                              (7,197,417)
                             ------------    -----------     ----------   ----------     ----------      ----------    ----------
December 31, 1997                             14,901,826     38,453,561   20,000,000     53,454,469      97,537,900    12,031,444

Net income                                                                                               51,812,387
Change in valuation of
  securities available for sale                                                                                        (3,281,513)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Repurchase of common stock                      (108,800)      (217,600)                                 (3,330,024)
Treasury stock                                  (100,000)       (50,000)                                 (2,061,250)
Stock option exercised                            10,000        186,501
Cash dividends-common stock                                                                              (8,870,832)
Common stock split
 on May 29, 1998                              14,796,526    (14,796,526)
                           ---------------  ------------    -----------  -----------     ----------     -----------     ---------
December 31, 1998                             29,499,552     23,575,936   30,000,000     53,454,469     125,088,180     8,749,931


Net income                                                                                               62,074,949
Change in valuation of
  securities available for sale                                                                                       (77,398,890)
Issuance of preferred stock     90,000,000                   (3,149,783)
Addition to legal surplus                                                                73,338,045     (73,338,045)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Treasury stock                                (1,452,000)      (726,000)                                (30,332,611)
Stock options exercised                           13,000        163,313
Cash dividends:
    Common stock                                                                                        (10,382,797)
    Preferred stock             __________    __________     __________   __________     __________      (4,275,000)    _________
                                                                                                      -------------
December 31, 1999              $90,000,000   $28,060,552    $19,863,466  $40,000,000   $126,792,514    $ 58,834,676  $(68,648,959)
                               ===========   ===========    ===========  ===========   ============    ============  =============


The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                               Year ended December 31,
                                                                 1999                    1998                  1997
                                                             ------------           ------------           ------------
Net income                                                    $62,074,949            $51,812,387            $47,527,552
                                                              -----------            -----------            -----------
Other comprehensive income net of tax:
Unrealized (losses) gains on securities:
     Unrealized holding (losses) gains
       arising during the period                              (76,501,672)             8,102,283             12,081,362
     Less: reclassification adjustment
       for gains included in net income                           897,218             11,383,796                657,037
                                                            -------------            -----------          -------------
Total other comprehensive (loss) income                       (77,398,890)            (3,281,513)            11,424,325
                                                              -----------          -------------            -----------
Comprehensive (loss) income                                  $(15,323,941)           $48,530,874            $58,951,877
                                                             ============            ===========            ===========

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

         FirstBank, the Corporation's subsidiary, is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and has 45 full service banking branches in Puerto Rico and three in the U.S. Virgin Islands. It also has loan origination offices in Puerto Rico focusing on consumer loans and residential mortgage loans. In addition, through its wholly owned subsidiaries, FirstBank operates other offices in Puerto Rico specializing in small personal loans, finance leases and vehicle rental. The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

Note 2 - Summary of Significant Accounting Policies

         The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles, and, as such, include amounts based on judgments, estimates and assumptions made by Management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Following is a description of the more significant accounting policies followed by the Corporation:

         Principles of consolidation

         The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly owned. All significant intercompany balances and transactions have been eliminated in consolidation.

         Statement of cash flows

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and money market instruments.

         Segments of the Corporation and related information

         Operating segments are components of the Corporation about which separate financial information is available based on which Management makes operating decisions and assesses performance.

         Securities purchased under agreements to resell

         The Corporation enters into purchases of securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

         Investment securities

         The   Corporation   classifies  its  investments  in  debt  and  equity
securities into one of three categories:

                  Held to maturity - Securities for which the entity has the positive intent and ability to hold to maturity. These securities are carried at amortized cost.

                  Trading - Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses reported in earnings.

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

         Premises and equipment

         Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets without exceeding 40 years. Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

         Intangible assets

         Intangible assets consist of core deposits values which are amortized using straight line method over ten years.

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

          Reclassifications

          Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform with the 1999 presentation.

         Accounting for derivative instruments and hedging activities

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. SFAS No. 133 standardizes accounting for derivative instruments, including those embedded in other contracts, by requiring the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. In accordance with SFAS No. 133, changes in the fair value of derivative instruments are generally accounted for as current income or other comprehensive income, depending on their designation.

         SFAS No. 133 generally provides for the matching of the timing of gain or loss recognition on the hedging instruments with the recognition of either the changes in the fair value of the hedged asset or liability, or the earnings effect of the hedged forecasted transaction.

     On July 7, 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133. SFAS No. 133 would be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Based on current volumes, Management expects that the adoption of SFAS No. 133 will not have a significant impact on the Corporation's financial position and results of operations.

Note 3 - Stockholders' Equity

         Common stock

         On April 30, 1998, the Corporation declared a two for one stock split on its then outstanding 14,796,526 shares of common stock. As a result, a total of 14,796,526 additional shares of common stock were issued on May 29, 1998. In addition, 10,000 and 13,000 shares of common stock were issued during 1998 and 1999 as part of the exercise of stock options under the Corporation's stock option plan.

     The Corporation declared a cash dividend on its common stock of $0.24 per share in 1997, of $0.30 per share in 1998, and of $0.36 per share in 1999.

     Stock repurchase plan and treasury stock

         In 1996 a stock repurchase program was established (the 1996 Program) where the Corporation is authorized to repurchase in the open market, and retire from circulation or hold as treasury stock, up to ten percent of the 31,083,502 issued and outstanding shares of common stock at the time the program was approved by the stockholders. Under this program the Corporation repurchased a total of 1,452,000 shares of common stock at a cost of $32,510,611 during 1999, 317,600 shares of common stock at a cost of $5,867,674 during 1998, and 495,650 shares of common stock at a cost of $6,899,822 during 1997. The number of shares were adjusted to recognize the May 1998 stock split. From the total amount of stocks repurchased, 1,552,000 shares were held as treasury stock at December 31, 1999 (1998 - 100,000 shares) and were available for general corporate purposes.

         In 1997 an additional stock repurchase program was established whereby the Corporation may repurchase in the open market shares of common stock, which amount represents 10% of the issued and outstanding shares after all shares authorized under the 1996 Program have been repurchased.

         Preferred stock

         The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $1. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. On April 30, 1999, the Corporation issued 3,600,000 shares of preferred stock. The liquidation value per share is $25. Annual dividends of $1.78125 per share, are payable monthly, if declared by the board of directors. At December 31, 1998, no shares of preferred stock were outstanding.

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

     Capital standards established by regulations require the Corporation to 0maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk weighting factors to the Corporation's assets, which vary from 0% to 100% depending on the nature of the asset.

         At  December  31,  1999  and  1998,   the   Corporation   exceeded  the
requirements for an adequately capitalized institution.

         At December 31, 1999 and 1998, the Corporation also was a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events that have changed that classification.

         The Corporation's and its banking subsidiary's regulatory capital positions were as follows:

                                                                                                    Regulatory requirements
                                                                                           For capital
                                                                   Actual              adequacy purposes     To be well capitalized
                                                             Amount      Ratio           Amount  Ratio         Amount      Ratio
At December 31, 1999                                                                (Dollars in thousands)
   Total Capital (to Risk-Weighted Assets):
      First BanCorp                                          $468,261    16.16%          $231,758   8%        $289,697      10%
      FirstBank                                               409,173    14.26%           229,608   8%         287,010      10%

   Tier I Capital (to Risk-Weighted Assets):
      First BanCorp                                          $337,284    11.64%          $115,879   4%        $173,818       6%
      FirstBank                                               279,383     9.73%           114,804   4%         172,206       6%

   Tier I Capital (to Average Assets):
      First BanCorp                                          $337,284     7.47%          $135,473   3%        $225,789       5%
      FirstBank                                               279,383     6.26%           133,953   3%         223,255       5%

                                                                                                 Regulatory requirements
                                                                                           For capital
                                                                   Actual              adequacy purposes     To be well capitalized
                                                             Amount      Ratio           Amount  Ratio         Amount      Ratio
 At December 31, 1998                                                                (Dollars in thousands)
   Total Capital (to Risk-Weighted Assets):
      First BanCorp                                          $377,939    17.39%          $173,835  8%         $217,294        10%
      FirstBank                                               372,015    17.12%           173,817  8%          217,271        10%

   Tier I Capital (to Risk-Weighted Assets):
      First BanCorp                                          $250,910    11.55%           $86,917  4%         $130,376         6%
      FirstBank                                               244,989    11.28%            86,909  4%          130,363         6%

   Tier I Capital (to Average Assets):
      First BanCorp                                          $250,910     6.59%          $114,204  3%         $190,340         5%
      FirstBank                                               244,989     6.44%           114,204  3%          190,340         5%


Note 5 - Stock Option Plan

         The Corporation has a stock option plan covering certain employees. The options granted under the plan cannot exceed 20% of the number of common shares outstanding. Each option provides for the purchase of one share of common stock at a price not less than the fair market value of the stock on the date the option is granted. The maximum term to exercise the options is ten years. The stock option plan provides for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock dividend, stock split, reclassification of stock, merger or reorganization and certain other issuance and distributions.

         Following is a summary of the activity related to stock options as adjusted retroactively for the May 1998 stock split:

                                                                         Number            Weighted Average
                                                                       of Options      Exercise Price per Option
At December 31, 1996                                                     325,714                $  6.15
   Granted                                                               240,000                  15.45
   Exercised                                                             (66,000)                  5.79
   Expired or canceled                                                   (25,714)                 10.20
                                                                        --------
At December 31, 1997                                                     474,000                  10.68
   Granted                                                               296,000                  24.85
   Exercised                                                             (13,500)                 14.56
                                                                         -------
At December 31, 1998                                                     756,500                  16.16
   Granted                                                               223,000                  19.99
   Exercised                                                             (13,000)                 13.56
                                                                       ---------
At December 31, 1999                                                     966,500                  17.07
                                                                       =========

         The options outstanding at December 31, 1999 have an original expiration term of ten years and all of them are exercisable. The exercise price of the options outstanding at December 31, 1999 ranges from $5.79 to $28.38 and the weighted average remaining contractual life is approximately eight years.

         Following is additional information concerning the stock options outstanding at December 31, 1999. The data included herein have been adjusted to reflect the May 1998 stock split.

                            Number of              Exercise Price         Contractual
                             Options                per Option              Maturity
                             234,000                $ 5.79                November 2004
                             213,500                 15.63                November 2007
                              60,000                 19.19                February 2008
                               7,000                 28.38                April 2008
                              40,000                 27.09                May 2008
                              12,000                 26.56                June 2008
                             177,000                 26.00                November 2008
                               2,000                 25.94                February 2009
                               3,500                 26.44                April 2009
                              15,000                 22.56                August 2009
                             202,500                 19.63                November 2009
                             -------
                             966,500
                             =======

Note 6 - Earnings Per Common Share

     The calculations of earnings per common share for the years ended December 31, 1999, 1998 and 1997 follow (in thousands,except per share data):

                                                                                  Year ended December 31,
                                                                         1999             1998             1997

Net Income                                                               $62,075          $51,812           $47,528
Less: Preferred stock dividend                                            (4,275)
                                                                       ---------          --------          -------
Net income-attributable to common stockholders                           $57,800          $51,812           $47,528
                                                                         =======          =======           =======

Earnings per common share-basic:

  Net income - available to common stockholders                          $57,800          $51,812           $47,528
                                                                         -------          -------           -------
  Weighted average common shares outstanding                              28,941           29,586            30,036
                                                                        --------          -------           -------
  Earnings per common share-basic                                      $    2.00         $   1.75          $   1.58
                                                                       =========         ========          ========

Earnings per common share-diluted:

  Net income - available to common stockholders                          $57,800          $51,812           $47,528
                                                                         -------          -------           -------
  Weighted average common shares and share equivalents:
    Average common shares outstanding                                     28,941           29,586            30,036
    Common stock equivalents - Options                                       258              272               168
                                                                        --------        ---------       -----------
   Total                                                                  29,199           29,858            30,204
                                                                          ------          -------          --------
Earnings per common share-diluted                                       $   1.98        $    1.74         $    1.58
                                                                        ========        =========         =========

         Had compensation cost for the stock options granted been determined based on the fair value at the grant date (as a result of the requirement explained in Note 2 - Stock option plan), the Corporation's net income and earnings per common share would have been reduced to the pro forma amounts indicated, as follow (in thousands, except per share data):

                                                                                         Year ended December 31,
Pro forma earnings per common share:                                                 1999            1998           1997
-----------------------------------                                              ----------       ---------       --------

Net income-available to common stockholders                                        $56,341           $48,592       $46,354
Earnings per common share-basic                                                      $1.95             $1.64         $1.55
Earnings per common share-diluted                                                    $1.93             $1.63         $1.54

         Management uses the binomial model for the computation of the fair value of each option granted to buy shares of the Corporation's common stock. The fair value of each option granted during 1999, 1998 and 1997 was estimated using the following assumptions: weighted dividend growth of 22.38% (1999) and 21.97% (1998); expected life of 10 years; weighted expected volatility of 29.46%
(1999), 36.08% (1998), and 29.8% (1997), and weighted risk-free interest rate of 6.04% (1999), 5.10% (1998) and 5.76% (1997). The weighted estimated fair value of the options  granted was $6.54  (1999),  $10.95  (1998) and $4.89  (1997) per
option.

Note 7 - Cash and Due from Banks

         The Corporation is required by law to maintain average reserve balances. The amount of those reserve average balances was approximately $40,975,700 at December 31, 1999 (1998 - $34,867,200).

Note 8 - Securities Purchased Under Agreements To Resell

         At December 31, 1999 and 1998, there were no securities purchased under agreements to resell. The maximum aggregate balance outstanding at any month-end during 1999 was approximately $17,421,000 (1998 - $209,232,000). The average
aggregate  balance  during  1999  was  $1,577,504  (1998  -  $15,009,052).   The
securities underlying these agreements are kept under the Corporation's control or held by the dealers through which the agreements were transacted. These securities are not recorded as assets of the Corporation.

Note 9 - Investment Securities Held For Trading

         At December 31, 1999 and 1998, there were no securities held for trading purposes or options on such securities.

         All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings. The Corporation may write options on trading securities as part of its trading activities. Also the Corporation may enter in securities sold not yet purchased transactions for trading purposes. These transactions are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account.

         The net loss from the sale of trading securities amounted to $7,946 for the year ended December 31, 1999 (a gain of $3,364,843 for 1998 and a gain of $744,789 for 1997), and were included in earnings as trading income.

Note 10 - Investment Securities Held To Maturity

         The amortized cost, unrealized gains and losses, approximate market value, taxable equivalent weighted average yield and maturities of investment securities held to maturity at December 31, 1999 and 1998 were as follows (dollars in thousands):

                                                     December 31, 1999                          December 31, 1998
                              ------------------------------------------------  ----------------------------------------------
                                                                      Weighted                                        Weighted
                              Amortized       Unrealized      Market   average  Amortized   Unrealized         Market  average
                                cost        gains (losses)     value    yield%    cost     gains (losses)       value   yield%
Obligations of U.S.
Government Agencies:
     Within 1 year                                                               $   500              $(2)   $   498    3.37
     After 5 to 10 years        $10,000            $  (166)    $9,834    8.34
     After 10 years              83,756             (9,255)    74,501    9.15     23,051    $569              23,620   10.20
Puerto Rico Government
    Obligations:
    After 10 years                3,593      $57                3,650    7.46      3,371     204               3,575    7.41
                              ---------      ---   -------  ---------          ---------  ------    -----   --------
   Total                        $97,349      $57   $(9,421)   $87,985    9.00    $26,922   $ 773      $(2)   $27,693    9.73
                                =======      ===   =======    =======            =======   =====      ===    =======
Mortgage backed securities:
Government National
Mortgage Association
(GNMA) certificates
   After 10 years              $206,697            $(7,851)  $198,845    8.18
                               ========            =======   ========

         Expected maturities of mortgage backed securities and certain other securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Note 11 -Investment Securities Held For Sale

         The amortized cost, gross unrealized gains and losses, approximate market value, taxable equivalent weighted average yield and maturities of investment securities held for sale at December 31, 1999 and 1998 were as follows (dollars in thousands):

                                                     December 31, 1999                          December 31, 1998
                              ------------------------------------------------  ----------------------------------------------
                                                                      Weighted                                        Weighted
                              Amortized       Unrealized      Market   average  Amortized   Unrealized         Market  average
                                cost        gains (losses)     value    yield%    cost     gains (losses)       value   yield%

U.S. Treasury Securities:
     After 5 to 10 years      $39,577          $(4,302)    $35,275    4.90
     After 10 years            67,468           (9,621)     57,847    5.84
Obligations of other U.S.
 Government Agencies:
     Within 1 year            219,065    $53       (58)    219,060    6.11    $240,040      $51            $240,091    5.00
     After 10 years            27,457           (5,127)     22,330    8.36      25,619             $(159)    25,460    8.32
Puerto Rico Government
 Obligations:
     After 10 years             5,880    ___       (36)      5,844    8.00       2,964       96     ____      3,060    7.18
                          -----------            -----  ----------         -----------   ------          ----------
Total                        $359,447    $53  $(19,144)   $340,356    6.13    $268,623     $147    $(159)  $268,611    5.35
                             ========    ===  ========    ========            ========     ====    =====   ========

Mortgage  backed  securities-  Federal Home Loan  Mortgage  Corporation  (FHLMC)
certificates:
     Within 1 year                                                          $    4,564   $   19           $   4,583    7.84
After 1 to 5 years          $     997            $ (25)    $   972    8.07       1,001        9               1,010    8.14
After 5 to 10 years             9,905             (255)      9,650    7.02      10,169      149              10,318    7.68
     After 10 years            22,872    $11      (155)     22,728    7.26      32,363      802              33,166    9.07
                               ------    ---      ----      ------            --------   ------ -------- ----------
                               33,774     11      (435)     33,350    7.21      48,097      979              49,077    8.64
                               ------    ----     ----      ------           ----------- ------- -------  ---------
Government National
 Mortgage Association
(GNMA) certificates:
     After 5 to 10 years       3,674                (46)     3,628    6.39
     After 10 years        1,039,069    1,410   (76,054)   964,425    6.95     1,411,369   9,936    $(357)1,420,947    6.91
                           ---------    -----    -------   -------             ---------   -----    ----- ---------
                           1,042,743    1,410   (76,100)   968,053    6.95     1,411,369   9,936     (357)1,420,947    6.91
                           ---------    -----    ------    -------             ---------   -----   ------ ---------
Federal National
 Mortgage Association
(FNMA) certificates:
     Within 1 year                                                                 157        1                 158    8.23
     After 1 to 5 years          644               (7)        637     8.75       2,691       30               2,721    8.40
     After 5 to 10 years         188               (6)        182     8.08         274       11                 285   10.28
     After 10 years           11,109     299       (46)     11,362   10.34      14,299      605      (10)    14,894   10.35
                            --------   -----     -----    --------            --------    -----    ----- ----------
                              11,941     299       (59)     12,181   10.22      17,421      647      (10)    18,058   10.02
                            --------   -----     -----    --------            --------    -----    ----- ----------
Mortgage pass through
 certificates:
     After 10 years             2,463    757                 3,220   11.70       2,764      767               3,530    9.33
                            ---------  -----  -------    --------           ----------    ----- --------------------
Real Estate Mortgage
 Interest Conduit:
     Within 1 year                361     12                   373   17.33
     After 1 to 5 years                                                           865       62                  927   11.63
                           ---------- ------  --------  ----------          ----------  -------    ------ ----------
Total                      $1,091,282 $2,489  $(76,594) $1,017,177    7.01  $1,480,516  $12,391    $(367) $1,492,539   7.02
                           ========== ======  ========  ==========          ==========  =======    =====  ==========
Other investment:
    Within 1 year        $     67,359 $1,914               $69,273    6.73
    After 1 to 5 years         14,750           $  (88)     14,662    8.91
    After 5 to 10 years        11,779             (162)     11,617    8.69     $ 1,964             $(344)    $1,620   15.76
    After 10 years                990                          990    8.38
                          ----------- ------     -----    --------              ------    -----    ------    ------
Total                    $     94,878 $1,914     $(250)    $96,542    7.33      $1,964             $(344)    $1,620   15.76
                         ============ ======     =====     =======              ======             =====     ======

         Maturities for mortgage backed securities are based upon contractual terms assuming no repayments. The weighted average yield on investment securities held for sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         At December 31, 1999, the net unrealized loss of $68,648,959 (1998 - net unrealized gain of $8,749,931) on securities available for sale after the estimated income tax of $22,882,986 (1998 - $2,916,644) was reported as a separate component of stockholders' equity. For 1999 the change in the net unrealized holding gain on the available for sale securities amounted to a loss of $103,198,520 (1998 - a loss of $4,375,351) before estimated income taxes.

         For 1999, proceeds from the sale of securities amounted to $9.6 million (1998 - $302.1 million, 1997 - $118.0 million) resulting in a realized gain of $1.4 million (1998 - $26.8 million, 1997 -$11.4 million). No losses were recognized on those sales.

Note 12 - Federal Home Loan Bank (FHLB) Stock

         At December 31, 1999 and 1998, there were investments in FHLB stock with book value of $17,826,500 and $10,270,600, respectively. The estimated market value of such investments is its redemption value.

Note 13 - Interest and Dividend on Investments

         A detail of interest and dividend income on investments follows (in thousands):

                                                                              Year ended December 31,
                                                                    1999                  1998                1997
Mortgage-backed securities:
Taxable                                                           $   4,137              $  5,230            $  6,239
Exempt                                                               77,900                63,131              24,481
                                                                   --------              --------            --------
                                                                   $ 82,037               $68,361             $30,720
                                                                   ========               =======             =======
Other investment securities:
Taxable                                                            $  1,528             $     801            $  1,372
Exempt                                                               24,758                20,621              27,544
                                                                    -------              --------            --------
                                                                    $26,286               $21,422             $28,916
                                                                    =======               =======             =======


Note 14 - Loans Receivable

         The following is a detail of the loan portfolio:

                                                                         December 31,             December 31,
                                                                             1999                     1998
Residential real estate loans:
Secured by first mortgages:
    Conventional                                                           $ 395,884,613          $  237,560,711
    Insured by government agencies:
       Federal Housing Administration and Veterans
         Administration                                                        6,543,487               8,185,232
       Puerto Rico Housing Bank and Finance Agency                            32,928,102              38,515,744
Secured by second mortgages                                                    5,706,225               4,956,196
                                                                          --------------         ---------------
                                                                             441,062,427             289,217,883
    Deferred loan and commitment fees - net                                   (5,293,370)            ( 6,848,311)
                                                                          --------------         ---------------
Residential real estate loans                                                435,769,057             282,369,572
                                                                           -------------           -------------

Construction, land acquisition and land improvements                         288,301,904             161,498,219
Undisbursed portion of loans in process                                     (156,233,791)            (98,535,025)
                                                                          --------------          --------------
Construction loans                                                           132,068,113              62,963,194
                                                                         ---------------          --------------

Commercial loans:
    Commercial loans                                                         655,417,037             368,548,532
    Commercial mortgage                                                      371,642,698             332,219,186
                                                                          --------------          --------------
Commercial loans                                                           1,027,059,735             700,767,718
                                                                           -------------          --------------

Finance leases                                                                85,692,482              52,214,184
                                                                         ---------------          --------------

Consumer and other loans:
    Personal                                                                 422,722,624             463,052,946
    Personal lines of credit                                                  13,029,258               9,535,354
    Auto                                                                     532,242,160             512,116,471
    Boat                                                                      37,018,313              32,208,879
    Credit card                                                              168,045,087             125,955,592
    Home equity reserve loans                                                  2,656,713               3,385,220
    Unearned interest                                                       (148,835,815)           (145,284,440)
                                                                         ---------------         ---------------
                                                                           1,026,878,340           1,000,970,022
Other                                                                            106,292                 128,066
                                                                      ------------------      ------------------
Consumer and other loans                                                   1,026,984,632           1,001,098,088
                                                                          --------------          --------------
Loans receivable                                                           2,707,574,019           2,099,412,756
Loans held for sale                                                           37,794,078              20,641,628
                                                                        ----------------       -----------------
Total loans                                                                2,745,368,097           2,120,054,384
Allowance for loan losses                                                    (71,784,237)            (67,854,066)
                                                                       -----------------       -----------------
Total loans-net                                                           $2,673,583,860          $2,052,200,318
                                                                          ==============          ==============

     The Corporation's primary lending area is Puerto Rico. At December 31, 1999 and 1998 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

         At December 31, 1999, loans in which the accrual of interest income had been discontinued amounted to $53,816,000 (1998 - $56,958,000; 1997 -
$52,939,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $4,544,000 (1998 - $4,970,000; 1997 - $5,246,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

         At December 31, 1999 and 1998 mortgage loans held for sale amounted to $37,794,078 and $20,641,628, respectively. All mortgage loans originated and sold during 1999 and 1998 were sold based on pre-established commitments or at market values, which in both situations were equal or exceeded the carrying value of the loans.

         At December 31, 1999, the Corporation was servicing mortgage loans owned by others aggregating approximately $134,348,000 (1998 - $147,439,000; 1997 - $168,416,000). As a result of the securitization of auto loans, at December 31, 1998 the Corporation was servicing auto loans aggregating approximately $19,567,000 (1997 - $59,049,000). During 1999 the auto loans securitized were paid off.

         Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank of New York, and unused lines of credit. The mortgage loans pledged as collateral amounted to $157,612,921 and $222,732,275 at December 31, 1999 and 1998, respectively. A portfolio of personal loans was assigned as collateral for short-term borrowings as explained in Note 21 - "Other Short-Term Borrowings." The personal loans pledged as collateral amounted to $186,417,700 and $220,443,511 at December 31, 1999 and 1998, respectively.

Note 15 - Allowance for Loan Losses

         The changes in the allowance for loan losses were as follows:

                                                                     Year ended December 31,
                                                           1999                 1998              1997
  Balance at beginning of period                        $67,854,066         $57,711,927        $55,253,546
  Provision charged to income                            47,960,500          76,000,000         55,675,500
  Losses charged against the allowance                  (53,664,742)        (72,223,389)       (59,590,916)
  Recoveries credited to the allowance                    9,047,548           6,033,922          6,373,797
  Other adjustments                                         586,865             331,606
                                                     --------------      --------------        -----------
  Balance at end of period                              $71,784,237         $67,854,066        $57,711,927
                                                        ===========         ===========        ===========

             At December 31, 1999,  $4.4 million  ($14.3 million at December 31,
1998) in commercial and real estate loans over $1,000,000 was considered impaired with an allowance of $1.3 million ($3.8 million at December 31, 1998). As of both periods, no increases in the provision for loan losses were necessary, since the allowance provided already covered the estimated impairment. There were no consumer loans over $1,000,000 considered impaired at December 31, 1999 and 1998. The average recorded investment in impaired loans amounted to $9.4 million for 1999 (1998 - $10.8 million). Interest income in the amount of approximately $428,470 was recognized on impaired loans for 1999 (1998
- approximately $736,000). No interest income was recognized in 1997 on the portfolio of impaired loans during the period they were impaired.

Note 16 - Related Party Transactions

      The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

                                                                                  Amount
                  Balance at December 31, 1997                                $  8,902,326
                  New loans                                                     21,006,257
                  Payments                                                      (8,379,759)
                                                                              ------------
                  Balance at December 31, 1998                                  21,528,824
                  New loans                                                      2,105,812
                  Payments                                                        (541,851)
                                                                            --------------
                  Balance at December 31, 1999                                 $23,092,785
                                                                               ===========

Note 17 - Premises and Equipment

     Premises and equipment are stated at cost less accumulated depreciation as follows:


                                                                            December 31,
                                                                   1999                  1998
                                                              --------------        -------------
Land                                                            $ 6,853,249           $ 5,825,249
Buildings and improvements                                       33,433,031            30,976,673
Leasehold improvements                                           14,222,676            10,807,734
Furniture and equipment                                          50,531,481            41,330,835
                                                                 ----------           -----------
                                                                105,040,437            88,940,491
Accumulated depreciation                                        (48,232,875)          (42,167,391)
                                                                -----------           -----------
                                                                 56,807,562            46,773,100
Projects in progress                                              5,140,255             4,764,092
                                                               ------------         -------------
       Total premises and equipment - net                       $61,947,817           $51,537,192
                                                                ===========           ===========

Note 18 - Other Assets

         Following is a detail of other assets:

                                                                             December 31,
                                                                   1999                   1998
                                                                -----------           -----------
Deferred tax asset                                              $54,645,143           $22,142,665
Accounts receivable                                               8,202,865            10,023,555
Prepaid expenses                                                  9,243,210            10,219,939
Revenue earning vehicles                                          5,679,920             4,465,609
Other repossessed property                                        2,709,258             2,276,766
Insurance claims                                                  1,618,037             1,778,133
Other                                                            13,333,245             6,030,746
                                                                -----------          ------------
       Total                                                    $95,431,678           $56,937,413
                                                                ===========           ===========


Note 19 - Deposits and Related Interest

         Deposits and related interest consist of the following:

                                                                            December 31,
                                                           1999                                 1998
                                                    ---------------------                  --------------
Type of account and interest rate at:
Savings accounts - 2.75% to 4.00%
   (1998 - 2.75% to 4.00%)                               $ 447,945,723                   $  416,423,889
Interest bearing checking accounts -
 2.75% to 4.50% (1998 - 2.90% to 4.50%)                    162,601,169                      130,883,438
Non-interest bearing checking accounts                     211,896,459                      173,103,709
Certificate accounts - 3.80% to 8.00%
   (1998 - 3.80% to 7.15%)                               1,742,978,285                    1,054,633,858
                                                        --------------                  ---------------
                                                        $2,565,421,636                   $1,775,044,894
                                                        ==============                   ==============

         The weighted average interest rate on total deposits at December 31, 1999 and 1998 was 4.94% and 4.57%, respectively.

     At December 31, 1999, the aggregate amount of demand deposits that were reclassified as loan amounted to $6,939,685 (1998 - $8,180,802).

     The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 1999 (in thousands):

                                                      Total
         Over one year to two years                    $75,329
         Over two years to three years                  58,647
         Over three years to four years                 94,766
         Over four years to five years                  50,702
         Over five years                               153,346
                                                      --------
            Total                                     $432,790
                                                      ========

         At December 31, 1999 time deposits in denominations of $100,000 or higher amounted to $1,283,083,091 (1998 - $667,373,511) including brokered certificates of deposit of $843,217,222 (1998 - $283,249,222) at a weighted average rate of 5.84% (1998 - 5.63%).

         At December 31, 1999, certificates of deposits aggregating $49,000,000 (1998 - $59,000,000) were guaranteed by irrevocable standby letters of credit issued by the Federal Home Loan Bank of New York and other banks. At December 31, 1999 specific mortgage loans with a carrying value of $71,165,714 (1998 - $137,483,494) and estimated market value of $58,992,705 (1998 - $141,951,708)
and securities with a book value of $5,401,047 (1998 - $6,877,563) and approximate market value of $5,351,690 (1998 - $7,041,301) were pledged to the Federal Home Loan Bank of New York as part of the agreements covering the letters of credit.

         At December 31, 1999, deposit accounts issued to government agencies with a carrying value of $62,378,476 (1998 - $67,306,284) were collateralized by securities with a carrying value of $78,782,695 (1998 - $70,892,236) and estimated market value of $75,677,459 (1998 - $72,177,444) and specific mortgage loans with a carrying value of $3,947,207 (1998 - $4,838,781) and estimated market value of $3,758,925 (1998 - $5,684,600).

         A table showing interest expense on deposits follows:

                                                                    Year ended December 31,
                                                           1999                1998              1997
Savings                                                 $12,380,515         $11,716,764       $12,155,192
Interest bearing checking accounts                        4,931,452           4,486,582         4,167,371
Certificates                                             73,177,154          54,215,013        55,824,521
                                                       ------------        ------------       -----------
   Total                                                $90,489,121         $70,418,359       $72,147,084
                                                        ===========         ===========       ===========

     Note 20 - Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

         Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

                                                                                  December 31,
                                                                       1999                     1998
Federal funds purchased, interest                                  --------------         ----------------
 rate (1998 - 5.32%)                                                                        $   15,000,000
Repurchase agreements, interest
 ranging from 4.50% to 6.35%
 (1998 - 4.65% to 5.80%)                                            $1,447,732,029           1,605,630,051
                                                                    --------------         ---------------
                                                                     1,447,732,029           1,620,630,051
Accrued interest payable                                                 4,419,193               3,067,937
                                                                 -----------------      ------------------
       Total                                                        $1,452,151,222          $1,623,697,988
                                                                    ==============          ==============

         Federal funds purchased and repurchase agreements mature as follows:
                                                                                  December 31,
                                                                        1999                     1998
                                                                    --------------         ---------------
Federal funds purchased:
    One to thirty days                                                                      $   15,000,000
                                                                                            --------------
Repurchase agreements:
    One to thirty days                                              $1,229,448,029           1,158,520,676
    Over thirty to ninety days                                           8,450,000             247,109,375
    Over ninety days                                                   209,834,000             200,000,000
                                                                  ----------------        ----------------
                                                                     1,447,732,029           1,605,630,051
                                                                   ---------------         ---------------
    Total                                                           $1,447,732,029          $1,620,630,051
                                                                    ==============          ==============

     The following securities were sold under agreements to repurchase:

                                                                              December 31, 1999
                                                Amortized                              Approximate     Weighted
                                                 cost of                               market value     average
                                                underlying           Balance of       of underlying     interest
    Underlying securities                       securities           borrowing         securities        rate
    U.S. Treasury Securities and
      obligations of other U.S.
     Government Agencies                       $   325,528,692     $   296,719,958    $   303,107,211     5.77%
    Mortgage backed securities                   1,233,633,232       1,151,012,071      1,150,557,955     6.16%
                                               ---------------     ---------------    ---------------
       Total                                    $1,559,161,924      $1,447,732,029     $1,453,665,166
                                                ==============      ==============     ==============

    Accrued interest receivable              $       3,152,900
                                             =================

                                                                              December 31, 1998
                                                Amortized                              Approximate     Weighted
                                                 cost of                              market value     average
                                                underlying            Balance of     of underlying     interest
    Underlying securities                       securities            borrowing        securities       rate
    U.S. Treasury Securities and
      obligations of other U.S.
      Government Agencies                       $  216,073,870      $  214,716,114     $  216,111,108    5.13%
     Mortgage backed securities                  1,393,322,895       1,390,913,937      1,403,729,265    6.08%
                                               ---------------     ---------------    ---------------
    Total                                       $1,609,396,765      $1,605,630,051     $1,619,840,373
                                                ==============      ==============     ==============

      Accrued interest receivable               $    4,321,371
                                               ===============

     The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 1999 and 1998 was 5.38% and 5.03%, respectively.

         At December 31, 1999, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities. The maximum aggregate balance outstanding at any month-end during 1999 was $1,631,913,357 (1998 - $1,648,513,898). The average balance during 1999 was approximately $1,441,486,000 (1998 - $1,225,726,000).

Note 21 - Other Short-Term Borrowings

         On March 31, 1997, the Corporation entered into a $250,000,000 financing arrangement administered by Credit Suisse First Boston to be renewed annually within a term of three years. At December 31, 1999 borrowings through this arrangement amounted to $152,484,084 (1998 - $86,594,710). Interest periods under the financing agreement cannot exceed 100 days. The rate of interest for this type of financing, in which advances may be repaid or reborrowed at the option of the Corporation, is equivalent to A-1+/P-1 rated commercial paper. The weighted average maturity at December 31, 1999 was 36 days (1998 - 21 days).

         The weighted average interest rate of these borrowings at December 31, 1999 and 1998 was 6.20% and 6.38%, respectively. The maximum aggregate balance outstanding at any month-end was approximately $152,484,084 (1998 - $224,780,000). The average aggregate balance outstanding during the year was approximately $97,373,301 (1998 - $111,236,888).

         Under this arrangement, the Corporation is required to maintain eligible collateral consisting of personal loans owned by the Corporation to secure this borrowing. The Corporation has to maintain at all times the aggregate outstanding balance of the borrowing at a maximum of 85% of the aggregate book value of the personal loans placed as collateral. The aggregate book value of the loans pledged as collateral at December 31, 1999 amounted to $186,417,700 (1998 - $220,443,511).

Note 22 - Advances From The Federal Home Loan Bank of New York (FHLB-N.Y.)

         Following is a detail of the advances from the FHLB-NY:

                                                                          December 31,
     Maturity                          Interest rate              1999               1998
     --------                          -------------         ----------------   --------------

February 3, 2000                           5.86%             $20,000,000
February 28, 2000                          6.03%              30,000,000
January 4, 1999                            5.13%              __________            $2,600,000
                                                                                    ----------
          Total                                              $50,000,000            $2,600,000
                                                             ===========            ==========

     Advances are received from the FHLB-N.Y. under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 1999, specific mortgage loans with an estimated market value of $56,303,500 (1998 - $3,155,152) were pledged to the FHLB-N.Y. as part of the Collateral Agreement. The carrying value of such loans at December 31, 1999 amounted to $55,000,000 (1998 - $2,860,000).

Note 23 - Notes Payable

         Following is a detail of notes payable outstanding:

                                                           December 31, 1999                  December 31,
Issue date (footnote)                    Maturity           Interest rate             1999                1998
---------------------                    --------           -------------          ------------      --------------
February 11, 1994 (b)                       1999                  5.44%                               $   2,100,000
May 13, 1994 (b)                            1999                  6.19%                                  10,000,000
May 26, 1994 (b)                            1999                  6.09%                                   5,000,000
September 7, 1994 (a)                       1999                  4.33%                                  15,500,000
September 29, 1994 (a)                      1999                  6.40%                                  30,000,000
September 12, 1996 (b)                      2001                  5.82%            $10,000,000           10,000,000
September 20, 1996 (b)                      2001                  5.61%             20,500,000           20,500,000
September 20, 1996 (a)                      2001                  5.49%             25,000,000           25,000,000
                                                                                  ------------       --------------
     Total                                                                         $55,500,000         $118,100,000
                                                                                   ===========         ============

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

         At December 31, 1999, specific mortgage loans with a book value of $27,500,000 (1998 - $77,550,000) and an estimated market value of
         $28,459,750 (1998 - $88,887,810) were pledged to the FHLB-N.Y.  as part of the agreement covering the above mentioned firm commitment. The estimated market value was computed based on parameters given by the Federal Home Loan Bank.

b. The Corporation is required to maintain with the holder of these notes, cash or securities with a market value of at least 105% of the aggregate amount of the notes. The aggregate estimated market value and carrying value of the eligible collateral at December 31, 1999 amounted to $30,152,980 (1998 - $46,162,955) and $29,793,954 (1998 -
         $45,328,289), respectively.

Note 24 - Subordinated Notes

         On December 20, 1995, the Bank issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 1999 the outstanding balance net of the unamortized discount and notes repurchased in 1999 was $93,594,080 (1998 - $99,495,830).
Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Bank ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 1999, the Bank has transferred to capital reserves from the retained earnings account $40,000,000, as a result of the requirement explained in Note 3 - "Stockholders' Equity."

Note 25 - Unused Lines Of Credit

         The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 1999, the Corporation's total unused lines of credit with these banks amounted to approximately $123,500,000 (1998 - $69,500,000). At December 31, 1999, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $2,812,126 (1998 - $20,808,133).

Note 26 - Employees' Benefit Plan

         FirstBank has a defined contribution retirement plan (the Plan) qualified under the provisions of the Puerto Rico Internal Revenue Code Section 1165(e). All employees (excluding the Bank's subsidiaries) are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank is required to make a contribution of a quarter of the first 4% of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year. Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $625,375, $575,000 and $540,000 during 1999, 1998 and 1997, respectively, to the Plan.

Note 27 - Other Expenses


     A detail of other expenses follows:

                                                                        Year ended December 31,
                                                          1999                    1998               1997
                                                     --------------         ---------------    --------------
   Professional and service fees                         $6,672,254           $ 5,819,978         $ 4,883,088
   Advertising and business promotion                     5,896,265             5,922,039           4,993,392
   Communications                                         4,666,698             4,330,023           4,363,802
   Revenue earning equipment                              1,478,492             1,225,689           1,183,557
   Supplies and printing                                  1,361,374             1,314,131           1,128,672
   Other                                                  5,426,220             4,534,188           4,628,151
                                                      -------------          ------------       -------------
          Total                                         $25,501,303           $23,146,048         $21,180,662
                                                        ===========           ===========         ===========

Note 28 - Income Taxes

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

         The provision for income taxes was as follows (in thousands):

                                                            Year ended December 31,
                                                  1999               1998             1997
Current                                         $13,991            $17,845         $16,364
Deferred                                         (6,703)           (13,047)         (8,239)
                                               --------             ------        ---------
     Total                                     $  7,288            $ 4,798        $  8,125
                                               ========            =======        ========

         Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows (dollars in thousands):

                                                                         Year ended December 31,
                                                            1999                   1998                    1997
                                                                 % of                   % of                    % of
                                                                pre-tax                 pre-tax                 pre-tax
                                                     Amount     income         Amount    income      Amount     income
Computed income tax at statutory rate               $27,052        39         $22,078       39       $21,705       39
Benefit of net exempt income                        (13,959)      (20)        (22,078)     (39)      (13,137)     (24)
Other-net                                            (5,805)       (8)          4,798        8          (443)
                                                   --------       ---       ---------      ---     ---------      ---
      Total income tax provision                   $  7,288        11        $  4,798        8      $  8,125       15
                                                   ========        ==        ========      ===      ========       ==

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

         The components of the deferred tax asset and liability were as follows (in thousands):

                                                                                December 31,
                                                                         1999                1998
Deferred tax asset:
    Adjustment to charge-off method                                      $27,995            $25,460
    Unrealized loss on available for sale securities                      22,883
    Other                                                                  4,114              1,232
                                                                        --------          ---------
Deferred tax asset                                                       $54,992            $26,692
                                                                         =======            =======

Deferred tax liability:
    Unrealized gain on available for sale securities                                        $(2,917)
    Other                                                                $  (347)            (1,633)
                                                                         -------            -------
Deferred tax liability                                                   $  (347)           $(4,550)
                                                                         =======            =======

     Due to the above temporary differences, a net deferred tax asset resulted amounting to $54.6 million at December 31, 1999 (1998 - $22.1 million). The primary timing difference was the effect of future deductions under the charge-offs method for deducting bad debt losses. No valuation allowance was considered necessary.

         The tax effect of the unrealized holding gain or loss for securities available for sale is included as a part of stockholders' equity in other comprehensive income.

Note 29 - Commitments

         At December 31, 1999 certain premises are leased with terms expiring through the year 2011. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 1999, the obligation under various leases was follows:

                          Year                                Amount
                          ----                              -----------
                          2000                               $3,012,850
                          2001                                2,403,792
                          2002                                1,964,048
                          2003                                1,176,557
                          2004 and later years                4,631,265
                                                            -----------
                          Total                             $13,188,512
                                                            ===========

         Rental  expense  included  in  occupancy  and  equipment   expense  was
$3,390,786 in 1999 (1998 - $3,158,156; 1997 - $2,933,798).

Note 30 - Fair Value of Financial Instruments

         The information about the estimated fair values of financial instruments as required by generally accepted accounting principles, is presented hereunder including some items not recognized in the statement of financial condition. The disclosure requirements exclude certain financial instruments and all non financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimation of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 1999 and 1998 follows (in thousands):



                                                                       December 31,
                                                        1999                                   1998
                                             Estimated            Carrying         Estimated            Carrying
                                             fair value            value           fair value            value
Assets:
Money market instruments                       $    35,217      $    35,217          $     526        $      526
Investment securities                            1,740,905        1,758,120          1,790,463         1,789,692
FHLB stock                                          17,827           17,827             10,271            10,271
Loans receivable - net                           2,753,597        2,673,584          2,146,003         2,052,200
Liabilities:
Deposits                                         2,554,429        2,565,422          1,776,811         1,775,045
Federal funds, securities sold
 under agreements to repurchase
 and other short-term borrowings                 1,604,635        1,604,635          1,710,293         1,710,293
Advances from FHLB                                  50,000           50,000              2,600             2,600
Debt security borrowings                           145,994          149,094            231,923           217,596

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

         Investment securities

         The fair values of investment securities are the market values based on quoted market prices and dealer quotes.

         FHLB stock

         Investments in FHLB stock are valued at their redemption values.

         Loans receivable - net

         The fair value of all loans was estimated by discounting loans with similar financial characteristics. Loans were classified by type such as commercial, residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, credit cards, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an offset which reflects the risk and other costs inherent in the loan category. In certain cases, where recent experience was available regarding the sale of loans, this information was also incorporated into the fair value estimates.

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

         The fair values of fixed rate deposits with stated maturities, are based on the discounted value of the future cash flows expected to be paid on deposits. The cash flows are based on contractual maturities; no early repayments are assumed. Discount rates are based on the broker certificate of deposit yield curve. The estimated fair values of total deposits exclude the fair value of core deposits intangible, which represent the value of the customer relationship measured by the values of demand deposits and savings deposits that bear a low or zero rate of interest and do not fluctuate in response to changes in interest rates.

     Federal funds, securities sold under agreements to repurchase and other short-term borrowings

         Federal funds purchased, repurchase agreements and other short-term borrowings are commitments to borrow funds which reprice at least quarterly. Therefore, their outstanding balances are estimated to be their fair values.

         Advances from FHLB

         The fair value of advances was determined using book value due to its short time to maturity.

         Debt security borrowings

         The fair value of debt security borrowings with fixed maturities was determined using discounted cash flow analysis over the full term of the borrowings. The cash flows assumed no early repayment of the borrowings.
Discount rates were based on the broker CD yield curve. Variable rate debt securities reprice at intervals of three months or less, therefore, their outstanding balances are estimated to be their fair values.

Note 31 - Supplemental Cash Flow Information

         Supplemental cash flow information follows (in thousands):

                                                                           Year ended December 31,
                                                              ---------------------------------------------------
                                                                   1999                1998               1997
                                                              --------------     ----------------      ----------
Cash paid for:
     Interest                                                     $173,273            $153,645            $132,801
     Income tax                                                      6,271               1,494               1,089
Non cash investing and financing activities:
    Mortgage loans exchanged for mortgage
      backed securities                                                                                      4,046
    Additions to other real estate owned                               639               2,975                 541

     Note 32 - Financial Instruments With Off-Balance Sheet Risk, Commitments to Extend Credit and Standby Letters of Credit

     The following table presents a detail of commitments to extend credit and standby letters of credit (in thousands):

                                                                              December 31,
                                                                        1999               1998
                                                                        ----               ----
Financial instruments whose contract amounts represent credit risk:
    Commitments to extend credit:
        To originate loans                                              $465,902         $245,257
        Unused credit card lines                                         253,463          132,867
        Unused personal lines of credit                                   10,362           10,536
        Commercial lines of credit                                       244,135           96,874
    Commercial letters of credit                                          12,345           19,101
    Standby letters of credit                                             13,754            1,575

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

          In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 1999 is not significant.

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

          The following table indicates the types of swaps used (in thousands):

                                                                   Notional amount
Pay-fixed swaps:
    Balance at December 31, 1997, 1998 and 1999                        $  50,000
                                                                       =========

Receive-fixed swaps:
    Balance at December 31, 1997                                         $80,000
    Expired contracts                                                     40,000
                                                                         -------
    Balance at December 31, 1998                                          40,000
    Expired contracts                                                     40,000
    New contracts                                                        185,000
                                                                       ---------
    Balance at December 31, 1999                                        $185,000
                                                                        ========

          Pay-fixed swaps at December 31, 1999, have a fixed weighted average rate payment of 6.48% (1998 - 5.41%) and a floating weighted average rate receiving of 6.07% (1998 - 6.48%). Receive-fixed swaps at December 31, 1999, have a floating weighted average rate payment of 6.09% (1998 - 5.13%) and a fixed weighted average rate receiving of 7.05% (1998 - 7.15%). Floating rates are based on an 85% to 100% of the average of the last three months LIBOR rate.

          For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 1999 the Corporation had total net receivable of $1,286,445 (1998 - $876,949) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counterparties. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 1999 was approximately $6.6 million and $6.7 million, respectively (1998 - $1.8 million and $1.9 million, respectively). The period to maturity of the swaps at December 31, 1999 ranged from five months through fifteen years (1998 - from one year and four months through eight years and two months).

          At December  31,  1999,  the  estimated  fair value to  liquidate  the
Corporation's   interest  rate  swaps  was   approximately   $192,000   (1998  -
$2,760,000).

          Options

          From time to time the Corporation may enter into put and call options with the intention of enhancing the yield of its investment portfolio. The aggregate amount permitted to be outstanding under this program is limited by resolution of the Board of Directors. During 1999 and 1998 there was no activity under the program.

          Interest Rate Protection Agreements (Caps)

          The Corporation also issues interest rate protection agreements (Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. The premium is amortized as an adjustment to interest expense on deposits. The following table indicates the agreements outstanding at December 31, 1999 (dollars in thousands):

Cap agreements notional amount                  Cap Rate             Current 90 day LIBOR                 Maturity
------------------------------                  --------             --------------------              -----------
                   $50,000                        6.00%                      6.00%                     March 27, 2000
                   200,000                        6.50%                      6.00%                     June 4, 2000
                   200,000                        6.50%                      6.00%                     October 2, 2000

Note 33 - Segment Information

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

          The Retail business segment is composed of the Corporation's branches and loan centers together with the retail products of deposits and consumer loans. Certain small commercial loans originated by the branches are included in the Retail business. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail business. The Commercial Corporate segment is composed of commercial loans and corporate services such as letters of credit and cash management. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions.

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

          The following table presents information about the reportable segments (in thousands):

                                                                              Treasury and         Commercial
                                                                   Retail      Investments         Corporate      Total

For the year ended December 31, 1999:
Interest income                                                   $186,224          $108,332         $74,508      $369,064
Net (charge) credit for transfer of funds                           (4,018)           48,737         (44,719)
Interest expense                                                   (58,665)         (124,665)                     (183,330)
Net interest income                                                123,541            32,404          29,789       185,734
Provision for loan losses                                          (46,802)                           (1,159)      (47,961)
Segment income                                                      76,739            32,404          28,630       137,773
Average earning assets                                           1,462,311         1,726,719         815,569     4,004,599

For the year ended December 31, 1998:
Interest income                                                $   178,251       $    89,785       $  52,499    $  320,535
Net (charge) credit for transfer of funds                            7,683            20,698         (28,381)
Interest expense                                                   (60,003)          (95,127)                     (155,130)
Net interest income                                                125,931            15,356          24,118       165,405
Provision for loan losses                                          (74,837)                           (1,163)      (76,000)
Segment income                                                      51,094            15,356          22,955        89,405
Average earning assets                                           1,364,803         1,418,791         561,612     3,345,206

For the year ended December 31, 1997:
Interest income                                                $   184,761          $ 59,263       $  40,246    $  284,270
Net (charge) credit for transfer of funds                           (4,396)           27,534         (23,138)
Interest expense                                                   (58,553)          (71,876)                     (130,429)
Net interest income                                                121,812            14,921          17,108       153,841
Provision for loan losses                                          (52,343)                           (3,332)      (55,675)
Segment income                                                      69,469            14,921          13,776        98,166
Average earning assets                                           1,443,982           909,457         415,427     2,768,866




          The following table presents a reconciliation of the reportable segment financial information to the consolidated totals (in thousands):

                                                                      Year ended December 31,
                                                                 1999           1998           1997
Interest income
Total interest income for segments                              $369,064      $320,535         $284,270
Interest income credited to expense accounts                     _______           763              890
                                                                          ------------     ------------
     Total consolidated interest income                         $369,064      $321,298         $285,160
                                                                ========      ========         ========

Net income:
Total income for segments                                       $137,773       $89,405          $98,166
Other income                                                      32,862        58,240           39,866
Operating expenses                                              (101,272)      (91,035)         (82,379)
Income taxes                                                      (7,288)       (4,798)          (8,125)
                                                              ----------      --------        ---------
     Total consolidated net income                              $ 62,075       $51,812          $47,528
                                                                ========       =======          =======

Average assets:
Total average earning assets for segments                     $4,004,599     $3,345,206      $2,768,866
Average non earning assets                                       168,182        148,331         143,643
                                                             -----------   ------------    ------------
     Total consolidated average assets                        $4,172,781     $3,493,537      $2,912,509
                                                              ==========     ==========      ==========

Note 34 - Litigation

          The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

Note 35 - Selected Quarterly Financial Data (Unaudited)

          Financial data showing results of the 1999 and 1998 quarters is presented below. These results are unaudited. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

                                                                          1999
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    -----------
Interest income                            $87,142,829         $87,255,568     $94,475,146      $100,189,561
Net interest income                         44,597,465          46,340,663      46,789,092        48,006,136
Provision for loan losses                   13,800,000          12,949,500      11,016,500        10,194,500
Net income                                  14,141,215          15,393,514      16,208,146        16,332,074
Earnings per common share-basic                  $0.48               $0.49           $0.50             $0.52
Earnings per common share-diluted                $0.48               $0.49           $0.50             $0.51

                                                                          1998
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    -----------
Interest income                            $77,397,641         $77,731,354     $79,846,911       $86,322,498
Net interest income                         40,607,988          41,193,889      39,812,331        44,554,228
Provision for loan losses                   21,738,000          13,929,000      21,420,000        18,913,000
Net income                                  12,360,681          12,700,723      13,064,618        13,686,365
Earnings per common share-basic                  $0.42               $0.43           $0.44             $0.46
Earnings per common share-diluted                $0.42               $0.43           $0.43             $0.46

Note 36 - First BanCorp (Holding Company Only) Financial Information

         The following condensed financial information presents the financial position of the Holding Company only at December 31, 1999 and 1998 and the results of its operations and its cash flows for the period ended on December 31, 1999 and from October 1st, 1998 through December 31, 1998.

                        Statements of Financial Condition


                                                                                  December 31, 1999        December 31, 1998
Assets:
Cash and due from depository institutions                                           $  13,159,737             $  5,702,362
                                                                                    -------------
Money market instruments                                                                1,777,750
                                                                                   --------------
Investment securities available for sale, at market value:
United States Government obligations                                                   24,890,139
Other investments                                                                      21,291,774
                                                                                    -------------
         Total investment securities available for sale                                46,181,913
                                                                                     ------------
Investment in FirstBank Puerto Rico, at equity                                        235,637,500              264,447,053
Other assets                                                                              348,337                  218,653
                                                                                   --------------         ----------------
Total assets                                                                         $297,105,237             $270,368,068
                                                                                     ============             ============

Liabilities & Stockholders' Equity:
Other borrowings                                                                    $     865,360
Accounts payable and other liabilities                                                  1,337,628
                                                                                    -------------
         Total liabilities                                                              2,202,988
Stockholders' equity                                                                  294,902,249             $270,368,068
                                                                                      -----------             ------------
Contingencies and commitments                                                         ___________              ___________
Total liabilities and stockholders' equity                                           $297,105,237             $270,368,068
                                                                                     ============             ============


                              Statements of Income

                                                                                                            Period from
                                                                              Year ended            October 1, 1998 through
                                                                         December 31, 1999               December 31, 1998
                                                                         -----------------               -----------------
Income:
         Interest income on investment securities                                 $ 1,536,930
         Interest income on other investments                                       1,140,656
         Dividend from subsidiary                                                  10,000,000                      $10,359,843
         Other income                                                                  61,161                        _________
                                                                                -------------
                                                                                   12,738,747                       10,359,843
Expenses:
         Other operating expenses                                                     242,178                           15,110
                                                                                  -----------                     ------------

Income before income taxes and equity in
  undistributed earnings of subsidiary                                             12,496,569                       10,344,733
Income taxes                                                                          374,245
Equity in undistributed earnings of subsidiary                                     49,952,625                        3,341,632
                                                                                 ------------                    -------------
Net income                                                                         62,074,949                       13,686,365
Other comprehensive (loss) income, net of tax                                     (77,398,890)                       8,749,931
                                                                                -------------                     ------------
Comprehensive (loss) income                                                      $(15,323,941)                     $22,436,296
                                                                                 ============                      ===========

         The principal source of income for the Holding Company consists of earnings from FirstBank.

                             Statement of Cash Flows


                                                                                                            Period from
                                                                              Year ended            October 1, 1998 through
                                                                         December 31, 1999               December 31, 1998
                                                                         -----------------               -----------------
Cash flows from operating activities:
Net income                                                                        $62,074,949                  $13,686,365
                                                                                  -----------                  -----------
Adjustments to reconcile net income to net
         cash provided by operating activities:
         Equity in undistributed earnings of subsidiary                           (49,952,625)                  (3,341,632)
         Net increase in other assets                                                (129,686)                    (218,654)
         Net increase in other liabilities                                            883,201                    _________
                                                                                -------------
         Total adjustments                                                        (49,199,110)                  (3,560,286)
                                                                                  -----------                  -----------
         Net cash provided by operating activities                                 12,875,839                   10,126,079
                                                                                 ------------                   ----------
Cash flows from investing activities:
         Purchases of securities available for sale                               (44,364,194)
                                                                                  -----------
         Net cash used by investing activities                                    (44,364,194)
                                                                                  -----------
Cash flows from financing activities:
         Proceeds from other borrowings                                               865,360
         Proceeds from issuance on preferred stock                                 86,850,217
         Exercise of stock options                                                    176,313
         Cash dividends paid                                                      (14,657,799)                  (2,212,467)
         Treasury stock acquired                                                  (32,510,611)                  (2,211,250)
                                                                                  -----------                  -----------
         Net cash provided by financing activities                                 40,723,480                   (4,423,717)
                                                                                 ------------                  -----------
Net increase in cash                                                                9,235,125                    5,702,362
Cash and cash equivalents the beginning of period                                   5,702,362                    _________
                                                                                 ------------
Cash and cash equivalents at the end of period                                    $14,937,487                   $5,702,362
                                                                                  ===========                   ==========

Cash and cash equivalents include:
Cash and due from banks                                                           $13,159,737                   $5,702,362
Money market instruments                                                            1,777,750                    _________
                                                                                -------------
                                                                                  $14,937,487                   $5,702,362
                                                                                  ===========                   ==========

Stockholders' Information

Independent Certified Public Accountants
PricewaterhouseCoopers LLP

Annual Meeting:
The annual meeting of stockholders will be held on April 27, 2000, at 2:00 p.m., at the main office of the Corporation located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico.

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