Form 10-K, Exhibit 13
period 2000-12-31
FIRST BANCORP /PR/
filed 2001-03-29
CIK 1057706

Annual Report

                            Balanced Diversification
                           for Successful Performance


                                                           [LOGO] First BanCorp

[PHOTO] Yagrumo Leaf

Table of Content

                                          Financial Highlights                 2
                                          Offices                              4
                                          Business Profile                     5
                                          President's Letter                   7
                                          Achievements in 2000                12
                                          The Puerto Rico Economy             15
                                          Board of Directors                  16
                                          Officers                            18
                                          Financial Review                    21
                                          Stockholders' Information           77


     The Yagrumo leaf featured in the 2000 Annual Report, symbolizes our beleif in conservation of natural resources and our commitment to customers' banking needs. We have made a commitment to promote the enviromental quality of Puerto Rico by suporting the Puerto Rico Conservation Trust

     The Yagrumo tree grows abundantly, as our commitment to serve customers. The flexibility of its wood is a symbol of our capability to adapt to changing needs. Its umbrella-like leaves represent our diversification of services. Its capacity to bloom and give fruit year round, is a symbol of innovation and constant evolution. The harmony of its leaves, shows our determination to offer the best quality, personal service.

     At First BanCorp we beleive in keeping a perfect balance with our mission as a leading financial institution and the well-being of the community.



F i n a n c i a l  H i g h l i g h t s

-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
In Thousands (Except for per share results)                         2000                 1999

Operating Results:
Net interest income                                                 $190,773         $185,733
Provision for loan losses                                             45,718           47,960
Other income                                                          50,032           32,862
Other operating expenses                                             113,050          101,272
Income tax provision                                                  14,761            7,288
Net income                                                            67,276           62,075
Per common share:
  Net income - basic                                                    2.22             2.00
  Net income - diluted                                                  2.21             1.98
Weighted Average Common Shares:
Basic                                                                 26,943           28,941
Diluted                                                               27,145           29,199

[GRAPHS]


                                                                      2000                1999
At Year End:
Assets                                                            $5,919,657       $4,721,568
Loans                                                              3,498,198        2,745,368
Allowance for loan losses                                             76,919           71,784
Investments                                                        2,233,216        1,811,164
Deposits                                                           3,345,984        2,565,422
Borrowings                                                         2,069,484        1,803,729
Capital                                                              434,461          294,902

[GRAPHS]


Offices                       (P.R. GEOGRAPHIC MAP)


Branches - 48 Offices
Aguada         1
San Sebastian  1
Arecibo        1
Manati         1
Dorado         1
Bayamon        5
Guaynabo       1
San Juan       12
Carolina       5
Humacao        1
Caguas         4
Aguas Buenas   1
Cidra          1
Guayama        1
Cayey          1
Barranquitas   1
Ponce          2
Yauco          1
Cabo Rojo      1
Mayaguez       2
Saint Thomas   3
Saint Croix    1

Money Express - 26 Offices
Aguadilla      1
Isabela        1
San Sebastian  1
Arecibo        1
Manati         1
Vega Baja      1
Toa Baja       1
Bayamon        3
San Juan       3
Carolina       1
Rio Grande     1
Fajardo        1
Humacao        1
Caguas         1
Guayama        1
Cayey          1
Ponce          1
Barranquitas   1
Utuado         1
Yauco          1
Mayaguez       1
Caguas         1

First Leasing & Rental Corp - 6 Offices
Isabela        1
Bayamon        1
San Juan       2
Caguas         1
Guaynabo       1

Auto Loan Center - 1 Office
Mayaguez       1

Loan Center - 1 Office
Fajardo        1

Mortgage Loan Center - 4 Offices
Manati         1
San Juan       2
Carolina       1

Total 86 Offices

Business Profile


                                                                         [PHOTO]
                                                                    Yagrumo Leaf

         First BanCorp (the Corporation), incorporated in Puerto Rico, is the holding company for FirstBank (the Bank), the second largest locally owned commercial bank in Puerto Rico. First BanCorp, a Financial Holding Company which operates primarily in the Puerto Rico banking market, had total assets of $5.9 billion as of December 31, 2000. First BanCorp. The Corporation offers a wide selection of financial services to a growing number of consumer and commercial customers. Commercial loans, consumer loans, mortgage loans and investment operations are the most important areas of its business.

         The Corporation has a $1.6 billion portfolio of commercial loans, commercial mortgages, construction loans and other related commercial products. Its commercial clients include businesses of all sizes covering a wide range of economic activities. First BanCorp has a $747 million portfolio of residential mortgages. The institution also has $1.2 billion in consumer loans, concentrated in auto loans and leases, personal loans and credit cards. Its $2.2 billion investment portfolio consists mostly of U.S. government securities and mortgage backed securities. Through a strategic alliance with Paine Webber, First BanCorp offers brokerage services in its largest branches. Approximately 1,650 professionals and a sophisticated computer system support the business activities of the Corporation.

         First chartered in 1948, First BanCorp was the first savings bank established in Puerto Rico, under the name of "First Federal Savings and Loan Association". It has been a stockholder owned institution since 1987. In October, 1994, it became a Puerto Rico chartered commercial bank and assumed the name of "FirstBank". Effective October 1, 1998, the Bank reorganized, making FirstBank a subsidiary of the holding company First BanCorp.

         First BanCorp, which is a well-capitalized institution under federal standards, operates 48 full service branches including four offices in the U.S. Virgin Islands. The Corporation also has one auto loan center, one personal loan center and four mortgage loan centers in Puerto Rico. A second tier subsidiary of First BanCorp, Money Express, operates 26 small loan offices through out Puerto Rico. First BanCorp also has a second tier subsidiary known as First Leasing and Rental Corp. which rents and leases motor vehicles from its six offices in Puerto Rico.

         First BanCorp has distinguished itself by providing innovative marketing strategies and novel products to attract clients. Besides its main branches and specialized lending offices, the Corporation has offered a telephone information service called "Telebanco" since 1983. This was the first telebanking service offered in Puerto Rico. First BanCorp clients have access to an extensive ATM network covering the U.S. Virgin Islands, the U.S. mainland and the rest of the world. The Corporation was also the first in Puerto Rico to open on weekends and the first to offer in-store branches to its clients. First BanCorp was also the first banking institution in Puerto Rico with a presence on the internet. The Corporation offers a wide menu of internet banking services to its clients.

         First BanCorp and its subsidiaries are subject to supervision, examination and regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of Puerto Rico.

         First BanCorp is committed to providing the most efficient and cost effective banking services possible. Management's goal is to be the premier financial institution in Puerto Rico and a leader in financial products and services. First BanCorp's Management work constantly to exceed the expectations of its stockholders, clients and employees.

President's Letter



                                                                         [PHOTO]
                                                  Angel Alvarez-Perez, President

To our stockholders:

         On behalf of the Board of Directors and staff of First BanCorp I am pleased to submit our annual report for 2000, another record year. In 2000, First BanCorp earned $67.3 million, representing $2.22 per common share (basic) and $2.21 per common share (diluted). These earnings compare favorably with 1999, when the Corporation earned $62.1 million, which came to $2.00 per common share (basic) or $1.98 per common share (diluted). Net income increased 8.4% and diluted earnings per share rose 11.6% in 2000. These achievements continued our record of consistent earnings growth.

Growth and Diversification

         Profits grew in spite of high interest rates during 2000. The growth of the loan portfolio, strict controls over operating costs, and increases in other income all helped to make this performance possible.

         Our business grew substantially in 2000. Total assets increased 25% from $4.7 billion at the end of 1999 to $5.9 billion on December 31, 2000. Loans grew by $753 million. Much of this growth took place in commercial, construction and commercial mortgage lending, which expanded by $431 million. Residential mortgage loans also grew $27 million. This pattern of growth provides additional diversification in the loan portfolio, which used to be concentrated in consumer lending. Consumer loans and leases were 57% of the loan portfolio at the end of 1997, compared with 33% at December 31, 2000. We are maintaining high underwriting standards in all lending areas.

         To support future growth, First BanCorp issued $75 million of additional preferred stock during 2000. This issuance brings total preferred stock to $165 million, allowing the Corporation to maintain strong capital ratios as it continues growing.

         During the past year our efficiency ratio averaged 46.95%, almost the same as the very favorable 46.33% of 1999. Other income increased by $17.2 million, of which $6.5 million were gains on the sale of investments. The remaining $10.7 million represented additional services provided by the Corporation including investment banking services, services to commercial clients, and others. We expect fee income to grow as we increase the sophistication of the services offered while delivering them to a growing base of clients.

Improving Service to Corporate Clients

         During 1999, we took several steps to expand commercial lending, including the recruitment of senior executives from major money center banks with local experience and established relationships. In mid-1999 the Corporation acquired the Puerto Rico operations of the Royal Bank of Canada. This transaction gave us a seasoned portfolio of commercial loans and an established branch in Hato Rey, the commercial and financial center of the Island.

         In 2000 we built on these achievements, expanding the commercial portfolio and improving corporate services. The Corporation offers an extensive menu of services to corporate clients. We provide international letters of credit, a VISA corporate credit card offer, direct deposit of payroll, service point of sale transactions, and a selection of cash management accounts. Achieving this level of service has required continual investments in new and more sophisticated technology. We are committed to providing state of the art services to all of our corporate customers.

Remaking Retail Operations

         We continue remaking the Corporation's retail operations. The Corporation relocated three branches during 2000, mainly to shopping malls. The strategy has been to make our facilities more accessible by adding parking space, drive through lanes and extending branch operating hours. In 2001 the Corporation will relocate one office while opening a new branch in Guaynabo, an upper middle class suburb of San Juan.

         In 1999 the Corporation introduced two innovative deposit accounts which reward clients for transactions such as loans and ATM transactions. During 2000 the Corporation promoted this account, and these deposits reached $77.9 million by year end.

         We are also inaugurating an internet banking system so that our clients can do their banking from home. Customers who want personal attention can take advantage of our extensive telephone services or visit one of our 48 branch offices.

         During 2000 the Corporation began upgrading the software and communications tools which record routine transactions in our branches and link them to the central offices. Similar upgrades have also been done for our call centers. As part of this process we carried out a thorough analysis of branch work flow and procedures. When this process is completed at the end of 2001 we will have a state of the art communications and data processing system for our branches. These changes should significantly increase the efficiency of our tellers.

         We have also made a commitment to promote the environmental quality of Puerto Rico by supporting the Puerto Rico Conservation Trust. As part of this program we launched a new savings account for children which includes membership in the Conservation Trust. We also added an affinity card which allows cardholders to contribute to the Conservation Trust by using their cards.

                                                                         [PHOTO]
                                                                    Yagrumo Leaf


         The Corporation has placed commercial and mortgage loan desks in certain key branch offices. Many of our clients have also taken advantage of a business arrangement in which Paine Webber places brokers in certain branches. At the end of 2000 these brokerage accounts totaled $34 million. Paine Webber currently maintains offices in 12 FirstBank branches.

Laying the Groundwork for Diversification

     In September First BanCorp purchased First Virgin Islands Savings and Loan Corp, a $56 million bank in St. Thomas. This acquisition builds on last year's purchase of a Citibank branch in the same area, giving the Bank four branches in the U.S. Virgin Islands.

         In investment banking, First BanCorp reached an agreement last year with Goldman, Sachs & Co. to participate in issuance of bonds by the Government Development Bank of Puerto Rico. During 2000 the Corporation participated in six transactions totaling $3.8 billion, including the first issuance of municipal bonds through the internet.

         During 2000 First BanCorp reorganized as a Financial Holding Company. This change will allow us to enter new lines of business. We expect to open an insurance agency in Puerto Rico during 2001. This change is part of our long term strategy to diversify sources of revenue.

Enhancing Shareholder Value

                  These efforts have paid off in strong earnings growth for 2000, with a return on equity of 21.22%, compared with 21.06% in 1999. The return on common equity was 27.83%, well above the 24.68% of 1999. The stock price has reflected these strong results, and our shareholders experienced a total return of 16.35% on their investment during 2000. Investors who held First BanCorp stock over the ten year period from year-end 1990 to year-end 2000 received a cumulative total return of 2,970%, for an average annual growth rate of 40.82% on their investment.

         The Corporation began a stock repurchase program five years ago. During 2000 First BanCorp repurchased 1,642,400 shares, bringing total activity over the course of the program to 4,757,850 shares, adjusted for splits, for a total investment of $84.4 million. In addition, officers and directors of First BanCorp own approximately 21 percent of its shares. This shows our confidence in First BanCorp's future and our commitment to keep its fundamentals sound.

     As First BanCorp begins another year of growth and service, we are confident that the Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers and directors. I am confident that we can meet the challenges ahead, and that we will continue to provide outstanding service to our clients, while benefiting employees and stockholders in the years to come.


                                            /s/ Angel Alvarez-Perez
                                            Angel Alvarez-Perez
                                            Chairman
                                            President
                                            Chief Executive Officer

[PHOTO]
Yagrumo Leaf

Achievements in 2000

         Record profits made 2000 a successful year for First BanCorp. Total assets grew 25% to $5.9 billion. In September the Corporation purchased First Virgin Islands Federal Savings Bank, a $56 million institution in St. Thomas, U.S. Virgin Islands. The Corporation acquired $44 million in loans, $38 million in deposits and one branch office from this transaction. First BanCorp also introduced internet banking to supplement its 48 branch offices.

         Profits continued their growth as First BanCorp earned $67.3 million, which comes to $2.22 per common share (basic) or $2.21 per common share (diluted). In 1999 the Corporation earned $62.1 million, the equivalent of $2.00 (basic) or $1.98 (diluted) per common share. Net income increased by 8.4% in 2000, or 11.6% per share on a diluted basis. Net interest income grew by $5.0 million. Gains on sale of investments and trading added $8.3 million to net income in 2000.

         First BanCorp's loans increased by $753 million for the year, of which $431 million were commercial and construction loans. The investment portfolio grew by $422 million. First BanCorp was able to maintain an efficiency ratio of only 46.95% during 2000, almost the same as the 46.33% in 1999.

         During 2000 deposits grew from $2.565 billion to $3.346 billion, an increase of $781 million. Management worked intensively to improve the branch network and upgrade its data processing systems. Management has been placing commercial loan desks, mortgage officers and brokers in certain key branch offices. The Corporation also began offering internet services for those clients who like the convenience of banking from their homes.

Diversifying Income

         Management has been taking steps to diversify the Corporation's revenues by moving toward fee based activities in some areas. In 2000 First BanCorp began offering brokerage services in selected branches through a new alliance with Paine Webber. This arrangement gives the Corporation's clients the broadest range of brokerage and financial management services available in Puerto Rico. By year-end accounts managed under this program had reached $34 million in 12 branches.

         Early in 2000 Management entered an agreement with Goldman, Sachs & Co. to participate in bond issues by the Government Development Bank of Puerto Rico. During 2000 the Corporation participated in six transactions totaling $3.8 billion.

         Finally, First BanCorp reorganized as a financial holding company in 2000, opening the way for the Corporation to enter new lines of business permitted by the Gramm Leach Bliley Act. Early in 2001 Management expects to open an insurance agency in Puerto Rico.

Improvements in the Balance Sheet

         Contributing to higher profits in 2000 was a significant improvement in asset quality. Three years ago Management substantially improved its system of underwriting consumer loans, introduced tighter approval procedures and improved the Corporation's computer systems. The quality of the loan portfolio has improved substantially as a result. Loan write-offs net of recoveries amounted to $42.0 million in 2000, as compared to $44.6 million in 1999 and $66.2 million in 1998. The provision for loan losses has followed a similar trend, from $76.0 million in 1998 to $48.0 million in 1999 followed by $45.7 million in 2000. These reductions took place even as the overall loan portfolio was growing from $2.1 billion at the end of 1998 to $3.5 billion at the end of 2000.

         On December 31, 2000 nonperforming loans totaled $67.7 million, compared to $53.8 million on the same date in 1999 and $57.0 million at the end of 1998. The increase in 2000 was basically due to one large commercial loan combined with nonperforming loans in the portfolio of First Virgin Islands Federal Savings, which First BanCorp acquired in September. At the end of 2000 the ratio of non-performing loans to total loans had fallen to 1.94%, compared with 1.96% at the end of 1999 and 2.69% at year-end 1998.

         Loan loss reserves have increased from $67.9 million at the end of 1998 to $71.8 million at year-end 1999 and $76.9 million on December 31, 2000. The reserve coverage ratio (allowance for loan losses as a percentage of non-performing loans) has remained above 100%. It was 119.1% at the end of 1998, 133.4% at year-end 1999 and 113.6% at the end of 2000. Management is committed to continuing improvements in loan quality in coming years.

         During the fourth quarter of 2000 Management also strengthened the capital structure of First BanCorp by issuing $75 million in preferred stock. This transaction brings total preferred stock to $165 million, helping the Corporation to maintain a solid and conservative capital structure.

     Although assets grew substantially during 2000 the Corporation's capital ratios remained strong. The core capital ratio was 7.28% and the risk based capital ratio was 14.43% as of December 31, 2000.

Increasing Shareholder Value

         The financial results reported here continue a trend of earnings growth that has produced excellent value for shareholders. First BanCorp's return on average equity was 21.22% in 2000, while the return on average assets was 1.28%. The return on common equity was 27.83%. Dividends were increased in 2000, but the payout ratio remained at a conservative 19.72% compared with 17.96% in 1999. During 2000 the Corporation repurchased 1,642,400 common shares.

         First BanCorp shareholders experienced a total return of 16.35% on their investment during 2000. Investors who held First BanCorp stock over the ten year period from year-end 1990 to year-end 2000 received a cumulative total return of 2,970%. This is equivalent to an average annual growth rate of 40.82% on the original investment.

         Management is optimistic about the future of First BanCorp. The range of services it offers, its effective network of offices and branches supplemented by new sales methods, its dedicated staff and its reputation with clients will all contribute to future earnings growth. Management will continue its efforts to improve First BanCorp's excellent performance in 2001 and in the years to come.

                                    [PHOTO]
                                  Yagrumo Leaf

The Puerto Rico Economy


         The Island of Puerto Rico is a U.S.  Commonwealth  with a population of
3.8 million, located in the Caribbean approximately 1,600 miles southeast of New York. Puerto Rico has been enjoying solid economic growth over most of the 1990's. Real GNP grew by 3.1% in the 2000 fiscal year. Economists are forecasting a slowdown during 2001 in line with mainland growth trends. The Puerto Rico Planning Board projects real GNP growth in the range of 2.1% to 2.6% for this fiscal year.

     Puerto Rico's economic performance is a natural result of its integration with the U.S. economy. Puerto Ricans are U.S. citizens and serve in the United States armed forces, and the Island has several large U.S. military bases. The Island uses U.S. currency and forms part of the U.S. financial system. Federal courts enforce U.S. laws here. Since Puerto Rico falls within the U.S. for purposes of customs and migration, there is full mobility of funds, people and goods between Puerto Rico and the U.S. mainland. Puerto Rico banks are subject to the same Federal laws, regulations and supervision as other financial institutions in the rest of the U.S. The Federal Deposit Insurance Corporation insures the deposits of Puerto Rico chartered commercial banks, including FirstBank, the banking subsidiary of First BanCorp.

         Puerto Rico made a rapid transition from poverty in the immediate postwar period to prosperity today. Throughout this process the Island has attracted industry using tax exemption. Many multinational corporations have substantial operations here. During 1996 Congress repealed Section 936 of the Internal Revenue Code, which provided Federal tax exemption for companies operating in Puerto Rico. However, Congress also provided a ten-year grandfather clause for companies already operating here. Because Puerto Rico has a fiscal system independent from that of the U.S., it can fashion local tax incentives to attract or retain businesses.

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

Board of Directors


[PHOTO}
From left to right: Angel Alvarez-Perez, Esq., Chairman and German E. Malaret, M.D.

                                                                         [PHOTO]
                             From left to right: Annie Astor-Carbonell, C.P.A.,
                                     Angel L. Umpierre, C.P.A. and Jose Teixidor

[PHOTO]
From left to right: Antonio Pavia Villamil, M.D.
Francisco D. Fernandez, Eng. and Rafael Bouet, Eng.

                                                                         [PHOTO]
             From left to right: Jorge L. Diaz Irizarry, Hector M. Nevares, Esq.
                                                         and Jose Julian Alvarez

First  BanCorp  Officers

[PHOTO] From left to right:  Josianne M. Rosello,
Randolfo Rivera, Luis Cabrera, Miguel Mejias and Aida Garcia




PRESIDENT

Angel Alvarez-Perez
Chief Executive Officer


SENIOR EXECUTIVE VICE PRESIDENTS

Annie Astor-Carbonell                     Luis M. Beauchamp
Chief Financial Officer                   Chief Lending Officer

EXECUTIVE VICE PRESIDENTS

Aurelio Aleman                            Fernando L. Batlle
Retail Banking                            Branch Banking, Mortgages

Ricardo N.Ramos                           Randolfo Rivera
First Securities                          Corporate Services

SENIOR VICE PRESIDENTS

Miguel Babilonia                          Luis Cabrera                                  Eva Candelario
Credit Policy & Portfolio Management      Treasury & Investments                        Corporate Business Development

Jim Crites                                Aida M. Garcia                                Michael Garcia
Sales and Distribution                    Human Resources                               Consumer Collection
Virgin Islands

Fernando Iglesias                         Roger Lay                                     Miguel Mejias
Special Loans & Credit Administration     Internal Audit                                Information Systems

John Ortiz                                Haydee Rivera                                 Julio Rivera
Remote Banking                            Branch Banking Operations                     Construction Lending

Carmen Rocafort
Structure Financing

Josianne M. Rosello                       Demetrio Santiago                             Hector Santiago
Marketing & Public Relations              Auto Wholesale Business                       Auto Business

Denisse Segarra                           Laura Villarino
Sales & Distribution                      Controller

                                       18

 [PHOTO] From left to right: Ricardo N.Ramos, Annie  Astor-Carbonell,  Aurelio
Aleman, Angel Alvarez-Perez, Laura Villarino, Luis M. Beauchamp and Fernando
L. Batlle


VICE PRESIDENTS

William Alvarez                           Jose H. Aponte
Area Business                             Commercial Mortgage

Beverly Bachetti                          Ana Colon                                  Lenitzia Delgado
Private Banking                           Centralized Accounting                     Corporate Services


David Gonzalez                            Wanda Cooper
Corporate Business Development            Customer Care Center

Nelson Gonzalez                           Eric Lopez                                    Marcelo Lopez
Structure Financing                       Corporate Banking                             Regional Sales Manager



Juanita Marrero                           Ivan Martinez                                 Jose Negron
First Mortgage                            Project Manager                               Auto Asset & Disposition

Luis Orengo                               Eduardo Ortiz                                 Maria Cristina Oruna
Commercial Loans                          Auto Wholesale                                Customer Relationship Management

Osvaldo Padilla
Corporate Business

Reynaldo Padilla                          Miguel Pimentel
Auto Finance                              Corporate Business Development

Dionisio Ramirez                          Jorge Rendon                                  Migdalia Rivera
Construction Loans                        Operational Support                           Community Banking

Sandra Rivera                             Belinda Rodriguez                             Jose L. Rodriguez
Auto Collection                           Remote Sales                                  Information Systems


Elizabeth Sanchez                         Roberto Sanchez                               Ramon Santiago
Marine Financing                          Credit Risk                                   Asset Based Unit

Miguel Santin                             Carmen Szendrey
Corporate Banking                         Legal Counsel

Carmen Torres                             Raphael Torres
Senior Sales Manager                      Regional Sales Manager

                                                                    SUBSIDIARIES



FIRST FEDERAL FINANCE CORPORATION
DBA MONEY EXPRESS "LA FINANCIERA"

     Angel Alvarez-Perez
      Chief Executive Officer

     Aurelio Aleman
     President and Chief Operating
      Officer

      Carlos Power
     Vice President and General Manager


FIRST LEASING AND RENTAL CORPORATION

       Angel Alvarez-Perez, Esq.
      Chief Executive Officer

       Aurelio Aleman
      President and Chief Operating
       Officer

       Agustin Davila
      General Manager

                                    [PHOTO]
                                  Yagrumo Leaf


SELECTED FINANCIAL DATA
Year ended December 31,                                        2000                    1999                 1998          1997
                                                                      (In thousands except for per share results)
Condensed Income Statements:
    Total interest income                                    $463,388                $369,063               $321,298      $285,160
    Total interest expense                                    272,615                 183,330                155,130       130,429
    Net interest income                                       190,773                 185,733                166,168       154,731
    Provision for loan losses                                  45,719                  47,961                 76,000        55,676
    Other income                                               50,032                  32,862                 58,240        39,866
    Other operating expenses                                  113,049                 101,271                 91,798        83,268
    Unusual item - SAIF assessment
    Income before income tax provision, extraordinary item
      and cumulative effect of accounting change               82,037                  69,363                 56,610        55,653
    Provision for income tax                                   14,761                   7,288                  4,798         8,125
    Income before extraordinary item and
      cumulative effect of accounting change                   67,276                  62,075                 51,812        47,528
    Extraordinary item
    Cumulative effect of accounting change
    Net income                                                 67,276                  62,075                 51,812        47,528
Per Common Share Results (1):
    Income before extraordinary item and
     cumulative effect of accounting change                     $2.21                   $1.98                  $1.74         $1.58
    Extraordinary item
    Cumulative effect of accounting change
    Net income per common share - diluted                       $2.21                   $1.98                  $1.74         $1.58
    Cash dividends declared                                     $0.44                   $0.36                  $0.30         $0.24
    Average shares outstanding                                 26,943                  28,941                 29,586        30,036
    Average shares outstanding - diluted                       27,145                  29,199                 29,858        30,204
Balance Sheet Data:
    Loans and loans held for sale                          $3,498,198              $2,745,368             $2,120,054    $1,959,301
    Allowance for possible loan losses                         76,919                  71,784                 67,854        57,712
    Investments                                             2,233,216               1,811,164              1,800,489     1,276,900
    Total assets                                            5,919,657               4,721,568              4,017,352     3,327,436
    Deposits                                                3,345,984               2,565,422              1,775,045     1,594,635
    Borrowings                                              2,069,484               1,803,729              1,930,488     1,458,148
    Total common equity                                       269,461                 204,902                270,368       236,379
    Total equity                                              434,461                 294,902                270,368       236,379
    Book value per common share, end of year                    10.20                    7.30                   9.17          7.93
Regulatory Capital Ratios (In Percent):
    Total capital to risk weighted assets                       14.43                   16.16                  17.39         17.26
    Tier 1 capital to risk weighted assets                      11.23                   11.64                  11.55         11.07
    Tier 1 capital to average assets                             7.28                    7.47                   6.59          7.44
Selected Financial Ratios (In Percent):
    Net income to average total assets                           1.28                    1.49                   1.48          1.63
    Interest rate spread (2)                                     3.38                    4.29                   4.76          5.30
    Net interest income to average earning assets (2)            3.91                    4.85                   5.27          5.83
    Yield on average earning assets (2)                          9.21                    9.29                   9.83         10.45
    Cost on average interest bearing liabilities                 5.83                    5.00                   5.07          5.15
    Net income to average total equity                          21.22                   21.06                  20.54         22.30
    Net income to average common equity                         27.81                   24.68                  20.54         22.30
    Average total equity to average total assets                 6.05                    7.07                   7.22          7.32
    Dividend payout ratio                                       19.72                   17.96                  17.12         15.14
    Efficiency ratio (3)                                        46.95                   46.33                  40.91         42.79
Offices:
    Number of full service branches                                48                      48                     40            36
    Loan origination offices                                       38                      41                     45            44
(1) Amounts  presented were  recalculated,  when  applicable,  to  retroactively consider the effect of common stock splits.
(2) Ratios for 1993 and  thereafter
were computed on a taxable equivalent basis.
(3) Other operating expenses to the
sum of net interest income and other income.



                          1996                1995             1994                1993             1992           1991


                       $256,523            $208,488          $180,309           $159,433          $158,993       $171,789
                        113,027              96,838            76,674             72,413            85,986        109,942
                        143,496             111,650           103,635             87,020            73,007         61,847
                         31,582              30,894            17,674             18,669            13,596         16,444
                         29,614              48,268            18,169             17,123            13,563         18,895
                         82,498              65,628            60,760             56,994            54,745         51,423
                          9,115

                         49,915              63,396            43,370             28,480            18,229         12,875
                         12,281              14,295            12,385              6,525             2,879          1,420

                         37,634              49,101            30,985             21,955            15,350         11,455
                                                                 (429)                                (870)        (1,400)
                                                                                   6,840
                         37,634              49,101            30,556             28,795            14,480         10,055


                          $1.22               $1.58             $1.01              $0.63             $0.37          $0.26
                                                                (0.02)                               (0.02)         (0.04)
                                                                                    0.21
                          $1.22               $1.58             $0.99              $0.84             $0.35          $0.22
                          $0.20               $0.08               N/A                N/A               N/A            N/A
                         30,794              30,592            29,977             29,322            28,584         28,584
                         30,952              31,118            30,859             32,946            34,065         33,237

                     $1,896,074          $1,556,606        $1,501,273         $1,237,928        $1,182,409     $1,264,380
                         55,254              55,009            37,413             30,453            30,474         29,001
                        830,980             785,747           595,555            603,373           636,781        564,431
                      2,822,147           2,432,816         2,174,692          1,913,902         1,888,754      1,898,399
                      1,703,926           1,518,367         1,493,445          1,398,247         1,359,448      1,396,066
                        884,741             698,097           536,278            399,442           413,403        405,885
                        191,142             171,202           120,015             92,785            50,194         38,410
                        191,142             171,202           120,015             92,785            88,622         74,146
                           6.32                5.51              3.99               3.14              1.75           1.35

                          15.25               16.17              9.76               9.05              9.32           7.08
                           9.32                9.93              8.50               7.79              8.06           5.75
                           6.65                6.82              5.74               4.70              4.60           3.74

                           1.48                2.22              1.53               1.53               .78            .53
                           5.46                5.07              5.23               4.73              3.66           3.19
                           6.03                5.59              5.65               5.10              4.04           3.39
                          10.63               10.12              9.63               9.10              8.80           9.41
                           5.17                5.05              4.40               4.37              5.14           6.22
                          20.49               33.19             29.07              30.36             17.70          14.38
                          20.49               33.19             29.07              39.68             26.37          20.20
                           7.23                6.68              5.27               5.05              4.38           3.67
                          16.32                5.06               N/A                N/A               N/A            N/A
                          47.66               41.04             49.88              54.73             63.24          63.69

                             36                  36                32                 33                33             33
                             47                  43                23                  9                 4              1



     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL REVIEW SUMMARY

         For the year 2000, First BanCorp (the Corporation) recorded earnings of $67,275,609 or $2.22 per common share (basic) and $2.21 per common share (diluted), compared to $62,074,949 or $2.00 per common share (basic) and $1.98 per common share (diluted) for 1999, and $51,812,387 or $1.75 per common share (basic) and $1.74 per common share (diluted) for 1998.

         The increase in the Corporation's earnings are attributed to the net interest income earned on the growing portfolio of earning assets, other operating income, improvements in asset quality resulting in a lower provision for loan losses, and controls over operating expenses. For 2000 as compared to 1999, net income increased by $5,200,660 or $0.23 per common share (diluted), and for 1999 as compared to 1998, by $10,262,562 or $0.24 per common share (diluted).

         Return on average assets was 1.28% for 2000, 1.49% for 1999 and 1.48% for 1998. Return on average equity was 21.22% for 2000, 21.06% for 1999 and 20.54% for 1998. Return on average common equity was 27.81% for 2000, 24.68% for 1999 and 20.54% for 1998.

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

Net Interest Income

         Net interest income increased to $191 million for 2000 from $186 million in 1999 and $166 million in 1998. This improvement results from the continuous increase in the average volume of interest earning assets net of an increase in the average volume of interest bearing liabilities to fund those assets. This is reflected in an increase in the average volume of interest earning assets of $1,023 million for 2000 as compared to 1999 and of $721 million for 1999 as compared to 1998. Interest bearing liabilities increased by $1,007 million for 2000 as compared to 1999 and by $606 million for 1999 as compared to 1998.

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



Part I                                  Average volume             Interest income (1) / expense     Average rate (1)
Year ended December 31,          2000         1999          1998       2000       1999   1998     2000     1999      1998
                                                                  (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
Earning Assets:
Deposits at banks and other
 short-term investments      $      9,293  $   27,344  $   40,766   $    527   $   450  $  2,028  5.67%    1.65%    4.97%
Government obligations            528,903     415,742     319,777     36,043    24,997    19,984  6.81%    6.01%    6.25%
Mortgage backed securities      1,457,044   1,294,195   1,032,632    100,415    92,157    77,463  6.89%    7.12%    7.50%
Other investment                   51,508      18,646       1,150      4,366     1,598       186  8.48%    8.57%   16.14%
FHLB stock                         18,008      16,170      10,252      1,249     1,101       743  6.94%    6.81%    7.25%
                              -----------  ----------------------  ---------  -------- -----------
  Total investments             2,064,756   1,772,097   1,404,577    142,600   120,303   100,404  6.91%    6.79%    7.15%
                                ---------   --------- -----------    -------   -------  --------
Consumer loans                  1,026,044   1,013,782   1,032,704    140,635   138,130   139,309 13.71%   13.63%   13.49%
Residential real estate loans     573,866     327,700     290,564     49,115    30,754    30,807  8.56%    9.38%   10.60%
Construction loans                169,257      94,940      19,169     18,251     9,216     1,852 10.78%    9.71%    9.66%
Commercial loans                1,210,783     847,917     613,697    110,808    75,879    56,239  9.15%    8.95%    9.16%
Finance leases                    103,114      68,577      43,108     12,499     9,080     6,022 12.12%   13.24%   13.97%
                             ------------  ---------- ----------- -------------------- ---------
   Total loans (2)              3,083,064   2,352,916   1,999,242    331,308   263,059   234,229 10.75%   11.18%   11.72%
                              ----------- ----------- -----------  --------- ---------  --------
   Total earning assets        $5,147,820  $4,125,013  $3,403,819   $473,908  $383,362  $334,633  9.21%    9.29%    9.83%
                               ==========  ==========  ==========   ========  ========  ========
Interest Bearing Liabilities:
Interest bearing checking
 accounts                   $     162,456 $   140,690 $   123,847  $   5,546 $   4,931  $  4,487  3.41%    3.50%    3.62%
Savings accounts                  433,937     413,662     398,249     12,792    12,381    11,717  2.94%    2.99%    2.94%
Certificate accounts            2,173,244   1,373,263     972,433    134,945    73,177    54,214  6.20%    5.33%    5.58%
                             ------------   --------- -----------   --------    ------    ------
Interest bearing deposits       2,769,637   1,927,615   1,494,529    153,283    90,489    70,418  5.53%    4.69%    4.71%
Other borrowed funds            1,851,524   1,728,913   1,559,892    116,130    92,370    84,460  6.27%    5.34%    5.41%
FHLB advances                      51,053       8,451       4,515      3,201       471       252  6.27%    5.57%    5.58%
                          -------------------------------------------------------------------------
  Total interest bearing
     liabilities             $  4,672,214  $3,664,979  $3,058,936   $272,614  $183,330  $155,130  5.83%    5.00%    5.07%
                             ============  ==========  ==========   ========  ========  ========

Net interest income                                                 $201,294  $200,032  $179,503
                                                                    ========  ========  ========
Interest rate spread                                                                              3.38%    4.29%    4.76%
Net interest margin                                                                               3.91%    4.85%    5.27%

(1) On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by (1- statutory tax rate) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.
(2) Non-accruing loans are included in the average balances.


Part II                                          2000 compared to 1999               1999 compared to 1998
                                                   Increase (decrease)                  Increase (decrease)
                                                         Due to:                              Due to:
                                              Volume       Rate         Total      Volume     Rate        Total
                                                                          (In thousands)
                                             ----------------------------------------------------------------------
Earning assets:
Deposits at banks and other
 short-term investments                     $   (661)     $   738    $    77      $  (521)   $(1,057)    $(1,578)
Government obligations                         7,413        3,633     11,046        5,884       (871)      5,013
Mortgage backed securities                    11,410       (3,152)     8,258       19,123     (4,429)     14,694
Other investment                               2,742           26      2,768        2,143       (731)      1,412
FHLB stock                                       128           20        148          416        (58)        358
                                            --------     --------    -------     --------   --------  ----------
   Total investments                          21,032        1,265     22,297       27,045     (7,146)     19,899
                                              ------      -------     ------       ------     -------   --------
Consumer loans                                 1,678          827      2,505       (2,565)     1,386      (1,179)
Residential real estate loans                 22,086       (3,724)    18,362        3,711     (3,765)        (54)
Construction loans                             7,915        1,120      9,035        7,355          9       7,364
Commercial loans                              33,172        1,757     34,929       21,212     (1,572)     19,640
Finance leases                                 4,380         (961)     3,419        3,465       (406)      3,059
                                            --------      -------   --------      -------    -------     -------
    Total loans                               69,231         (981)    68,250       33,178     (4,348)     28,830
                                             -------      -------    -------       ------     ------      ------
    Total interest income                     90,263          284     90,547       60,223    (11,494)     48,729
                                             -------      -------    -------       ------    -------      -------
Interest bearing liabilities:
Deposits                                      44,546       18,248     62,794       20,368       (297)      20,071
Other borrowed funds                           6,881       16,879     23,760        9,091     (1,181)       7,910
FHLB advances                                  2,664           66      2,730          219          0          219
                                           --------- ------------   --------    --------------------     --------
    Total interest expense                    54,091       35,193     89,284       29,678     (1,478)      28,200
                                            --------    ---------    -------     --------   --------       ------
Change in net interest income                $36,172     $(34,909)   $ 1,263      $30,545   $(10,016)     $20,529
                                             =======     ========    =======      =======   ========      =======

         Total interest income includes tax equivalent adjustments of $11 million, $14 million and $13 million for 2000, 1999, and 1998, respectively. On a tax equivalent basis, net interest income increased to $201 million for 2000 from $200 million for 1999, and $180 million for 1998. The interest rate spread and net interest margin amounted to 3.38% and 3.91%, respectively, for 2000, as compared to 4.29% and 4.85%, respectively, for 1999 and to 4.76% and 5.27%, respectively, for 1998. The reduction in the interest rate spread and net interest margin for 2000 is mainly due to the increase in the average volume of lower yielding investments, commercial loans and residential real estate loans when compared to the average volume of higher yielding consumer loans. In addition, the interest rate spread and margin were also affected by the higher interest rates on funding costs, which prevailed throughout the year.

         2000 compared to 1999

         On a tax equivalent basis interest income increased by $91 million for 2000 as compared to 1999. On a tax equivalent basis the yield on earning assets was 9.21% for 2000 as compared to 9.29% for 1999. The increase in interest income results from the growth in the average volume of interest earning assets of $1,023 million in 2000.

         For the loan portfolio, the growth in 2000 of $363 million in the average volume of commercial loans (including commercial real estate loans) represented an increase of $33 million in interest income due to volume, and an increase of $2 million in interest income due to rate. The average portfolio of construction loans increased by $74 million for 2000, representing a positive volume variance of $8 million and a positive rate variance of $1 million. The average portfolio of residential mortgage loans increased by $246 million for 2000, representing a positive volume variance of $22 million. The average finance lease portfolio (mostly composed of consumer loans) increased by $35 million in 2000, representing a positive volume variance of $4 million. The increase of $12 million in the average volume of consumer loans in 2000, represented a positive variance in interest income due to volume of $2 million. The increase in the commercial real estate, construction and commercial loans portfolio resulted from the Corporation's strategy to diversify its asset base, which was concentrated in higher risk consumer loans.

         For the investment portfolio, the average volume of mortgage backed securities increased by $163 million in 2000. The tax equivalent yield on mortgage backed securities was 6.89% in 2000 and 7.12% in 1999. The portfolio of mortgage backed securities contributed $11 million in interest income due to volume net of $3 million decrease in interest income due to rate. The average volume of government obligations increased by $113 million for 2000 as compared to 1999, causing a total increase in interest income of $11 million.

         Interest expense increased by $89 million for 2000 as compared to 1999. This was the result of the increase in the average volume of interest bearing liabilities of $1,007 million for 2000 as compared to 1999 which generated a volume variance of $54 million, together with an increase in the cost of interest bearing liabilities from 5.00% for 1999 to 5.83% for 2000 which caused a rate variance of $35 million for 2000 as compared to 1999.

         1999 compared to 1998

         On a tax equivalent basis interest income increased by $49 million for 1999 as compared to 1998. On a tax equivalent basis the yield on earning assets was 9.29% for 1999 as compared to 9.83% for 1998. The increase in interest income results from the growth in the average of interest earning assets of $721 million in 1999.

         For the loan portfolio, the growth in 1999 of $234 million in the average volume of commercial loans (including commercial real estate loans) represented an increase of $21 million in income due to volume, partially offset by a reduction of $2 million in interest income due to rate. The average portfolio of construction loans increased by $76 million for 1999, representing a positive volume variance of $7 million. The average portfolio of residential mortgage loans increased by $37 million for 1999, representing a positive volume variance of $4 million. The average finance lease portfolio (mostly composed of consumer loans) increased by $26 million in 1999, representing a positive volume variance of $4 million. The decrease of $19 million in the average volume of consumer loans in 1999 caused a negative variance in interest income due to volume of $3 million. The increase in the commercial real estate, construction and commercial loans portfolio resulted from the Corporation's strategy to diversify its asset base, which was concentrated in consumer loans. The consumer loan portfolio decreased as a result of the tighter underwriting policies implemented during 1997.

         For the investment portfolio, the average volume of mortgage backed securities increased by $262 million in 1999. The tax equivalent yield on mortgage backed securities was 7.12% in 1999 and 7.50% in 1998. The portfolio of mortgage backed securities contributed $19 million in interest income due to volume net of $4 million decrease in interest income due to rate. The average volume of government obligations increased by $96 million for 1999 as compared to 1998, causing a total increase in interest income of $5 million.

         Interest expense increased by $28 million for 1999 as compared to 1998. This was the result of the increase in the average volume of interest bearing liabilities of $606 million for 1999 as compared to 1998 with a volume variance of $30 million. However, the increase in volume was partially offset by a decrease in the cost of interest bearing liabilities from 5.07% for 1998 to 5.00% for 1999 causing a positive rate variance of $2 million for 1999 as compared to 1998.

Provision for Loan Losses

     During 2000, the Corporation provided $46 million for loan losses, as compared to $48 million in 1999 and $76 million in 1998. The provision for loan losses recorded in 2000 reflects the decrease in net charge-offs due to improvements in the credit quality of the loan portfolio. The reserve allocated to consumer loans has decreased as a result of the decrease in the loss ratio. Net charge offs for 2000 amounted to $42 million, as compared to net charge offs for 1999 of $45 million and of $66 million for 1998. Net charge offs to average loans outstanding has improved to 1.36% as compared to 1.90% and 3.31% for 1999 and 1998, respectively.

         The allowance activity for 2000, and previous four years was as follows:

Year ended December 31,                                           2000            1999          1998           1997        1996
                                                                                         (Dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses, beginning of period                 $71,784         $67,854       $57,712        $55,254     $55,009
Provision for loan losses                                       45,719          47,960        76,000         55,675      31,582
                                                              --------         -------      --------        -------    --------
Loans charged off:
       Commercial                                               (3,463)           (825)         (880)          (881)     (1,273)
       Finance leases                                           (2,145)           (793)       (3,438)        (1,399)       (161)
       Consumer                                                (46,223)        (52,047)      (67,906)       (57,311)    (33,295)
Recoveries                                                       9,807           9,048         6,034          6,374       3,292
                                                              --------        --------      --------      ---------   ---------
Net charge offs                                                (42,024)        (44,617)      (66,190)       (53,217)    (31,437)
                                                               -------         -------       -------       --------    --------
Other adjustments                                                1,440             587           332        _______         100
                                                              --------      ----------    ----------                 ----------
Allowance for loan losses, end of period                       $76,919         $71,784       $67,854        $57,712     $55,254
                                                               =======         =======       =======        =======     =======
Allowance for loan losses to year end total
 loans and loans held for sale                                   2.20%           2.61%         3.20%          2.95%       2.91%
Net charge offs to average loans
 outstanding during the period                                   1.36%           1.90%         3.31%          2.79%       1.80%

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


Other Income

         The following table presents the composition of other income.

Year ended December 31,                                   2000              1999              1998
                                                                     (In thousands)
-------------------------------------------------------------------------------------------------------
Other fees on loans                                    $19,913          $ 12,887          $11,158
Service charges on deposit accounts                      8,898             8,540            7,844
Fees on loans serviced for others                          524               864            1,617
Rental income                                            2,434             2,610            2,292
Other commissions                                        1,340
Other operating income                                   8,654             6,592            5,137
                                                      --------          --------          -------
Other income before gain on
 sale of investments and trading                        41,763            31,493           28,048
Gain on sale of investments                              7,850             1,377           26,827
Trading income(loss)                                       419                (8)           3,365
                                                    ----------      ------------        ---------
    Total                                              $50,032           $32,862          $58,240
                                                       =======           =======          =======

         Other income primarily consists of service charges on deposit accounts, fees on loans, servicing income, commissions derived from various banking activities, the results of trading activities and gains on sale of investments.

         Other fees on loans consist mainly of credit card fees and late charges collected on loans. The increase in this source of income to $20 million in 2000 from $13 million in 1999 and $11 million in 1998 was mainly due to fees generated on the increased portfolio of loans, and to the elimination on the prohibition of certain credit card fees in Puerto Rico.

         Service charges on deposit accounts represent an important and stable source of other income for the Corporation, amounting to $9 million for 2000 and 1999, and to $8 million for 1998.

         Fees on loans serviced for others primarily reflect the servicing fees on residential mortgage loans originated by the Corporation and subsequently securitized. The decrease in this account is due to the total repayment in 1999 of the auto loan portfolio securitized in 1995.

         The Corporation's second tier subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged approximately $2 million in the past three years.

         In 2000 the Corporation earned $1 million in other commissions as a result of the agreement with Goldman, Sachs & Co., to participate in bond issues by the Government Development Bank of Puerto Rico.

     The other operating income category is composed of various types of service fee such as check fees and rental of safe deposit boxes. Other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments, and other fees generated on the increased portfolio of commercial loans.

         Gains on sale of investment securities amounted to $8 million in 2000, $1 million in 1999 and $27 million in 1998. These gains reflect market opportunities that arose and that are in consonance to the Corporation's investment policies.


Other Operating Expense

         Other operating expenses amounted to $113 million for 2000 as compared to $101 million for 1999 and $92 million for 1998. The following table presents the components of other operating expenses.

Year ended December 31,                                   2000              1999             1998
                                                                     (In thousands)
---------------------------------------------------------------------------------------------------------
Salaries and benefits                                $  50,014          $ 48,546          $43,185
Occupancy and equipment                                 22,792            20,137           18,155
Deposit insurance premium                                  547             1,096              971
Other taxes and insurance                                6,355             5,683            5,607
Professional and service fees                            8,740             6,672            5,820
Business promotion                                       8,468             5,896            5,922
Communications                                           5,573             4,667            4,330
Real estate owned operations                                79              (303)              42
Amortization of debt issue costs                           320               612              691
Expense of rental equipment                              1,525             1,478            1,226
Other                                                    8,637             6,789            5,849
                                                   -----------        ----------        ---------                  -
    Total                                             $113,050          $101,273          $91,798
                                                      ========          ========          =======

         Management's goal has been to make expenditures that directly contribute to increase the efficiency and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. The Corporation's efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, was 46.95% for 2000 as compared to 46.33% and 40.91% for 1999 and 1998, respectively.

     The increase in operating expenses for 2000 is mainly the result of the investments made in new technology and infrastructure to provide the latest in delivery channels for its commercial and consumer lending business. In addition, the increase in operating expenses during 2000 was affected by the acquisition in July of 1999 of the Royal Bank's operations in Puerto Rico, and the acquisition of four branches of CitiBank in December of 1999. During 2000 the Corporation relocated three branches mainly to shopping malls making the facilities more accessible to its customers. In September of 2000, the Corporation purchased First Virgin Island Federal Savings Bank (FVI), adding a fourth branch in the U.S. Virgin Islands.

         In addition to the above-mentioned acquisitions, the salary and benefits category was also affected by annual increases in salary and fringe benefits. The occupancy and equipment category consists of expenses associated with premises, office and computer equipment, and other automated banking equipment. The increase in the past three years results also from the enhancement of hardware and software through system conversions, which have enabled the Corporation to offer new products, and improve customer service and portfolio servicing.

         The increase in the professional and service fee category for 2000 is primarily attributed to the credit card processing and assessment fees resulting from the increase in the credit card portfolio and the increase in the number of accounts managed, including the effect of the acquisition of the Western Auto portfolio in 1999.

         Business promotion costs amounted to $8 million for 2000 as compared to $6 million in 1999 and 1998. Business promotion expenses have been incurred to increase loan and deposit volumes. During 2000, the Corporation promoted the innovative deposit account, the "Bonus Account", launched in 1999.

Income Tax Expense

     The provision for income tax amounted to $15 million (or 18% of pre-tax earnings) for 2000 as compared to $7 million (or 11% of pre-tax earnings) in 1999, and $5 million (or 8% of pre-tax earnings) in 1998. The increase in the effective tax rate results from a higher growth in the commercial and residential estate line of business, which are fully taxable, when compared with the increase in exempt investment securities. In addition, the total increase in other operating income is fully taxable. However, the Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in obligations and loans exempt from federal and Puerto Rico income tax. For additional information relating to taxes, see Note 28 of the Corporation's financial statements - "Income Taxes."

FINANCIAL CONDITION


       The following table presents an average balance sheet for the following years:

December 31,                                                      2000                         1999                1998
(In thousands)
Assets
Interest earning assets:
Deposits at banks and other
 short-term investments                                       $      9,293                 $  27,344              $    40,766
Government obligations                                             528,903                   415,742                  319,777
Mortgage backed securities                                       1,457,044                 1,294,195                1,032,632
Other investment                                                    51,508                    18,646                    1,150
FHLB stock                                                          18,008                    16,170                   10,252
                                                              ------------                ----------             ------------
  Total investments                                              2,064,756                 1,772,097                1,404,577
                                                                ----------                 ---------              -----------
Commercial loans                                                 1,210,783                   847,917                  613,697
Consumer loans                                                   1,026,044                 1,013,782                1,032,704
Residential real estate loans                                      573,866                   327,700                  290,564
Construction loans                                                 169,257                    94,940                   19,169
Finance leases                                                     103,114                    68,577                   43,108
                                                              ------------              ------------             ------------
   Total loans                                                   3,083,064                 2,352,916                1,999,242
                                                               -----------               -----------              -----------
   Total interest earning assets                                 5,147,820                 4,125,013                3,403,819
Total non-interest earning assets (1)                               91,556                    47,768                   89,717
                                                             -------------             -------------            -------------
Total assets                                                    $5,239,376                $4,172,781               $3,493,536
                                                                ==========                ==========               ==========
Liabilities and stockholders' equity
Interest bearing liabilities:
Interest bearing checking accounts                            $    162,456                $  140,690                $ 123,847
Savings accounts                                                   433,937                   413,662                  398,249
Certificate accounts                                             2,173,244                 1,373,263                  972,433
                                                               -----------                 ---------              -----------
Interest bearing deposits                                        2,769,637                 1,927,615                1,494,529
Other borrowed funds                                             1,851,524                 1,728,913                1,559,892
FHLB advances                                                       51,053                     8,451                    4,515
                                                              ------------              ------------            -------------
    Total interest bearing liabilities                           4,672,214                 3,664,979                3,058,936
Total non-interest bearing liabilities                             250,135                   212,993                  182,369
                                                               -----------               -----------             ------------
Total liabilities                                                4,922,349                 3,877,972                3,241,305
Stockholders' equity                                               317,027                   294,809                  252,231
                                                              ------------              ------------             ------------
Total liabilities and stockholders' equity                      $5,239,376                $4,172,781               $3,493,536
                                                                ==========                ==========               ==========

(1) Net of the allowance for loan losses and the valuation on investments securities available for sale.


Assets

         The Corporation's total assets at December 31, 2000 amounted to $5,920 million, $1,198 million over the $4,722 million at December 31, 1999.

         The following table presents the composition of the loan portfolio at year-end for each of the last five years.
                                       % of              % of                 % of               % of               % of
December 31,                  2000    Total     1999    Total        1998    Total     1997     Total       1996    Total
                                                                               (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------

Residential real
   estate loans            $  746,792   21    $  473,563    17    $  303,011    14   $  292,604   15     $  297,246   16
                           ----------  ---    ----------    --    ----------    --   ----------   --     ----------   --
Commercial real
   estate loans               438,321   13       371,643    14       332,219    16      306,734   15        256,227   14
Construction loans            203,955    6       132,068     5        62,963     3        9,279    1         10,209    1
Commercial loans              947,709   27       655,417    24       368,549    17      235,571   12        174,770    9
                          -----------  ---   -----------    --    ----------    --  -----------   --    -----------  ---
Total commercial            1,589,985   46     1,159,128    43       763,731    36      551,584   28        441,206   24
                           ----------  ---    ----------    --   -----------    --  -----------   --    -----------   --
Finance leases                122,883    3        85,692     3        52,214     3       42,500    2         58,481    3
Consumer loans              1,038,538   30     1,026,985    37     1,001,098    47    1,072,613   55      1,099,141   57
                          ----------- ----    ----------  ----   -----------  ----  -----------  ---    ----------- ----
Total                      $3,498,198  100    $2,745,368   100    $2,120,054   100   $1,959,301  100     $1,896,074  100
                           ==========  ===    ==========   ===    ==========   ===   ==========  ===     ==========  ===


         Total loans receivable increased by $753 million in 2000 when compared with 1999. During 2000 the Corporation continued its strategy of diversifying its loan portfolio composition through the origination and purchase of commercial loans and residential real estate loans. This resulted in a significant increase of $431 million in the commercial loan portfolio and of $273 million in residential real estate loans. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $37 million. Consumer loans increased by $12 million in 2000. The allowance for loan losses amounted to $77 million at December 31, 2000 as compared to $72 million at December 31, 1999.

         The Corporation's investment portfolio at December 31, 2000 amounted to $2,233 million, an increase of $422 million when compared with the investment portfolio of $1,811 million at December 31, 1999.

         As a result of the merger with FVI, the Corporation acquired total assets of $56 million, including $46 million on loans receivable and $8 million on investments.


         The composition and tax equivalent weighted average interest rates of the Corporation's earning assets at December 31, 2000 were as follows:


                                                                      Amount              Weighted
                                                                  (In thousands)        Average Rate
Money market instruments                                           $       2,020                6.35%
Government obligations                                                   595,274                7.24%
Mortgage backed securities                                             1,530,795                6.84%
FHLB of N.Y. stock                                                        18,537                7.32%
Other investment                                                          86,590                5.45%
                                                                    ------------
         Total investments                                             2,233,216                6.90%
                                                                      ----------
Consumer loans                                                         1,038,538               13.59%
Residential real estate loans                                            746,792                8.69%
Construction loans                                                       203,955               10.32%
Commercial and commercial real estate loans                            1,386,030                9.33%
Finance leases                                                           122,883               11.79%
                                                                    ------------
         Total loans(1)                                                3,498,198               10.61%
                                                                     -----------
         Total earning assets                                         $5,731,414                9.16%
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

         At December 31, 2000, total non-performing assets amounted to $74 million (1.25% of total assets) as compared to $57 million (1.22% of total assets) at December 31, 1999 and $63 million (1.57% of total assets) at December 31, 1998. The Corporation's reserve to non-performing loans was 113.6% at December 31, 2000 as compared to 133.4% and 119.1% at December 31, 1999 and 1998, respectively.

         The increase of $17 million in non-performing assets as of December 31, 2000 when compared to December 31, 1999 was mostly due to one large commercial loan and to the addition of non-performing loans of FVI, acquired during the third quarter of 2000.

         The following table presents non-performing assets at the dates indicated.

December 31,                                              2000               1999            1998           1997           1996
                                                                                            (Dollars in thousands)
--------------------------------------------------------------------------------------------------------

Non-accruing loans:
   Residential real estate                             $15,977          $   8,633        $  9,151       $  6,963       $  8,814
   Commercial and commercial real estate                31,913             17,975          19,355         16,869         11,568
   Finance leases                                        2,032              2,482           1,716          4,560          5,125
   Consumer                                             17,794             24,726          26,736         24,547         25,655
                                                      --------           --------        --------       --------       --------
                                                        67,716             53,816          56,958         52,939         51,162
                                                      --------           --------        --------       --------       --------
Other real estate owned (OREO)                           2,981                517           3,642          1,132          1,696
Other repossessed property                               3,374              3,112           2,277          8,702          7,566
                                                     ---------          ---------      ----------      ---------      ---------
Total non-performing assets                            $74,071            $57,445         $62,877        $62,773        $60,424
                                                       =======            =======         =======        =======        =======
Past due loans                                         $16,358            $13,781         $15,110        $11,544       $  9,752
Non-performing assets to total assets                    1.25%              1.22%           1.57%          1.89%          2.14%
Non-performing loans to total loans                      1.94%              1.96%           2.69%          2.70%          2.70%
Allowance for loan losses                              $76,919            $71,784         $67,854        $57,712        $55,254
Allowance to total non-performing loans                113.59%            133.39%         119.13%        109.02%        108.00%


        Non-accruing Loans

     Residential Real Estate Loans - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers based on the value of the underlying collateral and the loan to value ratios, that no material losses will be incurred in this portfolio. Management's estimate is based on the historical experience of the Corporation. Non-accruing real estate loans amounted to $16 million (2.14% of total residential real estate loans) at December 31, 2000, as compared to $9 million (1.82% of total residential real estate loans) and $9 million (3.02% of total residential real estate loans) at December 31, 1999 and 1998, respectively. The increase for year 2000 is due to the portfolio acquired from FVI.

         Commercial Loans - The Corporation places all commercial loans (including commercial real estate and construction loans) 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified. Non-accruing commercial loans amounted to $32 million (2.30% of total commercial loans) at December 31, 2000 as compared to $18 million (1.55% of total commercial loans) and $19 million (2.53% of total commercial loans) at December 31, 1999 and 1998, respectively. At December 31, 2000, there was only one non-accruing commercial loan of over $1 million, which is a $10 million loan.

         Finance Leases - Finance leases are classified as non-accruing when they are delinquent 90 days or more. Non-accruing finance leases amounted to $2 million (1.65% of total finance leases) at December 31, 2000, compared to $3 million (2.90% of total finance leases) at December 31, 1999, and $2 million (3.29% of total finance leases) at December 31, 1998.

         Consumer Loans - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

         Non-accruing consumer loans amounted to $18 million (1.71% of the total consumer loan portfolio) at December 31, 2000, $25 million (or 2.41% of the total consumer loan portfolio) at December 31, 1999 and $27 million (or 2.67% of the total consumer loan portfolio) at December 31, 1998. The decrease in the ratio and amount of non-accruing loans was the result of the improvement on the credit quality of the portfolio. This improvement resulted in a decrease in charge off of consumer loans to $46 million in 2000 from $52 million in 1999, and $68 million in 1998.

         Other Real Estate Owned (OREO)

     OREO  acquired  in  settlement  of loans is  carried  at the  lower of cost
(carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition. The increase for year 2000 is due to OREOs acquired from FVI.

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

Sources of Funds

         The Corporation's principal funding sources are branch-based deposits, retail brokered deposits, institutional deposit, federal funds purchased, securities sold under agreements to repurchase, and notes.

         Deposits

         Total deposits amounted to $3,346 million at December 31, 2000, as compared to $2,565 million and $1,775 million at December 31, 1999 and 1998, respectively.



         The following table presents the composition of total deposits.

December 31,                                         2000                   1999                   1998
                                                                     (Dollars in thousands)
---------------------------------------------------------------------------------------------------------------

Savings accounts                                 $   430,298            $   447,946           $   416,424
Interest bearing checking accounts                   170,631                162,601               130,883
Certificates of deposit                            2,512,891              1,742,978             1,054,634
                                                 -----------             ----------           -----------
Interest bearing deposits                          3,113,820              2,353,525             1,601,941
Non-interest bearing deposits                        232,164                211,896               173,104
                                                ------------           ------------          ------------
   Total                                          $3,345,984             $2,565,421            $1,775,045
                                                  ==========             ==========            ==========
Weighted average rate during the
  period on interest bearing deposit                   5.53%                  4.69%                 4.71%
Interest bearing deposits:
  Average balance outstanding                     $2,769,637             $1,927,614            $1,494,529
Non-interest bearing deposits:
  Average balance outstanding                        213,728                179,478               145,357

         Total deposits are composed of branch-based deposits, institutional deposits and brokered deposits. Institutional deposits include certificates issued to agencies of the Government of Puerto Rico.

         Total interest bearing deposits increased by $760 million at December 31, 2000 when compared to December 31, 1999. This fluctuation was mainly due to:
(1) an increase in branch-based deposits of $114 million; (2) an increase of $656 million in brokered certificates of deposits; (3) an increase of $39 million in certificates issued to the agencies of the Government of Puerto Rico; net of (4) a decrease of $49 million in certificates issued to corporations operating under Section 936 of the Internal Revenue Code. Non-interest bearing deposits increased by $20 million in 2000.

         Borrowings

         At December 31, 2000 total borrowings amounted to $2,069 million as compared to $1,804 million and $1,931 million at December 31, 1999 and 1998, respectively. The following table presents the composition of borrowings.




December 31,                                                         2000                  1999             1998
                                                                                 (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------

Federal funds purchased and securities
  sold under agreements to repurchase                              $1,856,436         $1,452,151        $1,623,698
Other short term borrowings                                                              152,484            86,595
Advances from FHLB                                                     67,000             50,000             2,600
Notes payable                                                          55,500             55,500           118,100
Subordinated notes                                                     90,548             93,594            99,496
                                                                -------------      -------------      ------------
    Total                                                          $2,069,484         $1,803,729        $1,930,489
                                                                   ==========         ==========        ==========

Weighted average rate during the period                                 6.27%              5.34%             5.41%

         The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB and notes payable as additional funding sources. The borrowings of the Corporation consist primarily of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) which at December 31, 2000 amounted to $1,856 million or 90% of total borrowings.
Repurchase agreements had a total weighted average cost of 6.23% during the year ended December 31, 2000. For more information on borrowings please refer to Notes 20 through 24 of the Corporation's financial statements.

         The composition and weighted average interest rates of interest bearing liabilities at December 31, 2000, were as follows:
                                                                      Amount                  Weighted
                                                                  (In thousands)            Average rate
         Interest bearing deposits                                    $3,113,820                5.83%
         Borrowed funds                                                2,069,484                6.39%
                                                                     -----------
                                                                      $5,183,304                6.05%
                                                                     ===========

Capital

         During 2000, the Corporation increased its total capital from $295 million at December 31, 1999 to $435 million at December 31, 2000. Total capital increased by $140 million due to earnings of $67 million, the issuance of 3,000,000 shares of preferred stock at $72 million, the issuance of 6,000 shares of common stock through the exercise of stock options at a cost of $93,750, a positive fluctuation in the valuation of securities available for sale of $49 million, reduced by the repurchased shares of common stock at a total cost of $30 million, and cash dividends of $19 million.

         The Corporation's objective is to maintain a solid capital position above the "well capitalized" classification under the federal banking regulations. The Corporation continues to exceed the well capitalized guidelines. To be in a "well capitalized" position, an institution should have:
(i) a leverage ratio of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and (iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 2000 the Corporation had a leverage ratio of 7.28%; a total risk based capital ratio of 14.43%; and a Tier 1 risk-based capital ratio of 11.23%.

Dividends

         In 2000, 1999 and 1998 the Corporation declared four quarterly cash dividends of $0.11, $0.09 and $0.075 per common share, respectively, for an annual dividend of $0.44, $0.36 and $0.30, respectively. Total cash dividends paid on common shares amounted to $12 million for 2000 (or a 19.72% dividend payout ratio), $10 million for 1999 (or a 17.96% dividend payout ratio) and $9 million for 1998 (or a 17.12% dividend payout ratio). Dividends declared on preferred stock amounted to $7 million in 2000 and $4 million in 1999.

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

         Management also uses one year GAP analysis as a secondary technique for evaluating interest rate risk. The Corporation's one year GAP fluctuated between a negative 5% and a negative 30% of assets during 2000. Management considers that the ranges of the GAP ratio achieved during 2000 are adequate, considering the Corporation's net interest margin and capital ratios.

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

Liquidity

         Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Asset Liability Management and Investment Committee, using measures of liquidity developed by Management, reviews the Corporation's liquidity position and liquidity targets on a weekly basis.

         The principal sources of short-term funds are loan repayments, deposits, securities sold under agreements to repurchase, and lines of credit with the FHLB and other financial institutions. The Investment Committee reviews credit availability on a regular basis. In the past, the Corporation has securitized and sold auto and mortgage loans as supplementary sources of funding. Commercial paper had also provided additional funding. The Corporation has obtained long-term funding through the issuance of notes and long-term institutional certificates of deposit. The Corporation's principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.


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

Market Prices and Stock Data

         The Corporation's common stock is traded in the New York Stock Exchange
(NYSE) under the symbol FBP. On December 31, 2000, there were 717 holders of record of the Corporation's common stock.

         The following table sets forth the high and low prices of the Corporation's common stock for the periods indicated as reported by the NYSE. Common stock prices were adjusted to give retroactive effect to the stock split declared in May 1998.

         Quarter ended                   High               Low

         2000:
          December                       $24.69            $20.50
          September                       24.50             18.00
          June                            18.75             16.69
          March                           21.00             16.25

         1999:
          December                       $22.81            $19.25
          September                       24.75             19.75
          June                            28.50             22.00
          March                           30.38             22.69

         1998:
          December                       $30.50            $21.38
          September                       29.50             23.63
          June                            29.63             22.72
          March                           23.88             16.50

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


         First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

         The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability
Management and Investment Committee (ALCO). The ALCO is composed of the following officers: President and CEO, the Executive Vice Presidents, the Senior Vice President of Investments, and the Economist. The ALCO meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings.

         Committee meetings focus on, among other things, current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, reviews of liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. The ALCO approves funding decisions in the light of the Corporation's overall growth strategies and objectives. On a quarterly basis the ALCO performs a comprehensive asset/liability review, examining the measures of interest rate risk described below together with other matters such as liquidity and capital.

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

         Assuming a flat balance sheet, tax equivalent net interest income for 2001 would be $238 million under flat rates (2000 - $203 million), $218 million under rising rates (2000 - $184 million), and $242 million under falling rates (2000 - $222 million). Assuming a growing balance sheet, tax equivalent net interest income for 2001 would be $255 million under flat rates (2000 - $214 million), $231 million under rising rates (2000 - $193 million) and $271 million under falling rates (2000 - $228 million). These simulations do not necessarily represent what actual results would be, since interest rate risk management is dynamic, and can be adjusted depending on the Committee's interest rate outlook.

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

                       Report of Independent Accountants



To the Board of Directors and Stockholders of First BanCorp:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
February 23, 2001


CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2001
Stamp 1685006 of the P. R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                                      December 31,
                                                                               2000                  1999
                                                                     -------------------------------------
Assets
Cash and due from banks                                             $      63,372,591      $    58,267,929
                                                                    -----------------      ---------------
Money market instruments                                                    2,020,348           35,217,064
                                                                  -------------------     ----------------
Investment securities available for sale, at market:
    Securities pledged that can be repledged                            1,621,457,451        1,206,162,230
    Other investment securities                                           280,205,723          247,911,941
                                                                   ------------------    -----------------
        Total investment securities available for sale                  1,901,663,174        1,454,074,171
                                                                     ----------------      ---------------
Investment securities held to maturity, at cost:
    Securities pledged that can be repledged                              268,432,581          263,898,324
    Other investment securities                                            42,562,921           40,147,715
                                                                    -----------------     ----------------
        Total investment securities held to maturity                      310,995,502          304,046,039
                                                                    -----------------     ----------------
Federal Home Loan Bank (FHLB) stock                                        18,536,500           17,826,500
                                                                   ------------------    -----------------
Loans held for sale                                                                             37,794,078
Loans receivable                                                        3,498,198,207        2,707,574,019
                                                                     ----------------      ---------------
Total loans                                                             3,498,198,207        2,745,368,097
Allowance for loan losses                                                 (76,918,973)         (71,784,237)
                                                                    -----------------    -----------------
    Total loans - net                                                   3,421,279,234        2,673,583,860
                                                                      ---------------      ---------------
Other real estate owned                                                     2,981,472              517,405
Premises and equipment - net                                               72,087,346           61,947,817
Accrued interest receivable                                                27,969,551           17,917,526
Due from customers on acceptances                                           2,177,043            2,738,176
Other assets                                                               96,573,820           95,431,678
                                                                    -----------------    -----------------
        Total assets                                                   $5,919,656,581       $4,721,568,165
                                                                       ==============       ==============
Liabilities and Stockholders' Equity
Liabilities:
    Non-interest bearing deposits                                     $   232,164,469       $  211,896,459
    Interest bearing deposits                                           3,113,819,927        2,353,525,177
    Federal funds purchased and securities
      sold under agreements to repurchase                               1,856,436,127        1,452,151,222
    Other short-term borrowings                                                                152,484,084
    Advances from FHLB                                                     67,000,000           50,000,000
    Notes payable                                                          55,500,000           55,500,000
    Bank acceptances outstanding                                            2,177,043            2,738,176
    Accounts payable and other liabilities                                 67,550,152           54,776,718
                                                                    -----------------     ----------------
                                                                        5,394,647,718        4,333,071,836
                                                                    -----------------     ----------------
Subordinated notes                                                         90,548,314           93,594,080
                                                                    -----------------     ----------------
Stockholders' equity:
    Preferred stock, authorized 50,000,000 shares: issued and
     outstanding 6,600,000 shares (1999 - 3,600,000 shares)
     at $25.00 liquidation value per share                                165,000,000           90,000,000
                                                                    -----------------     ----------------
    Common stock, $1.00 par value, authorized 250,000,000 shares;
      issued 29,618,552 shares (1999 - 29,612,552 shares)                  29,618,552           29,612,552
    Less: Treasury stock (at par value)                                    (3,194,400)          (1,552,000)
                                                                   ------------------    -----------------
    Common stock outstanding                                               26,424,152           28,060,552
                                                                   ------------------     ----------------
    Additional paid-in capital                                             16,567,516           19,863,466
    Capital reserve                                                        50,000,000           40,000,000
    Legal surplus                                                         126,792,514          126,792,514
    Retained earnings                                                      69,275,152           58,834,676
    Accumulated other comprehensive income - unrealized loss
        on securities available for sale, net of tax                      (19,598,785)         (68,648,959)
                                                                    -----------------    -----------------
                                                                          434,460,549          294,902,249
                                                                    -----------------    -----------------
Contingencies and commitments                                           _____________        _____________
        Total liabilities and stockholders' equity                   $  5,919,656,581     $  4,721,568,165
                                                                     ================     ================
The accompanying notes are an integral part of these statements.


                                  FIRST BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                  Year  ended December 31,
                                                                   2000                  1999              1998
                                                           ----------------------------------------------------------------

Interest income:
  Loans                                                     $329,007,974         $260,741,177       $231,513,730
  Investment securities                                      132,603,596          106,770,856         88,312,096
  Short-term investments                                         527,155              450,248            729,417
  Dividends on FHLB stock                                      1,248,755            1,100,823            743,161
                                                           -------------        -------------   ----------------
Total interest income                                        463,387,480          369,063,104        321,298,404
                                                             -----------          -----------      -------------

Interest expense:
  Deposits                                                   153,283,358           90,489,121         70,418,359
  Short-term borrowings                                      105,326,693           79,455,499         69,494,151
  Notes payable                                               10,803,634           12,914,538         14,965,751
  Advances from FHLB                                           3,200,940              470,590            251,707
                                                           -------------        -------------   ----------------
Total interest expense                                       272,614,625          183,329,748        155,129,968
                                                             -----------          -----------      -------------
Net interest income                                          190,772,855          185,733,356        166,168,436

Provision for loan losses                                     45,718,500           47,960,500         76,000,000
                                                            ------------         ------------      -------------
Net interest income after provision for loan losses          145,054,355          137,772,856         90,168,436
                                                             -----------          -----------      -------------

Other income:
  Other fees on loans                                         19,913,340           12,886,541         11,157,852
  Service charges on deposit accounts                          8,898,170            8,540,291          7,843,837
  Trading income (loss)                                          419,367               (7,946)         3,364,843
  Fees on loans serviced for others                              523,903              864,278          1,617,292
  Gain on sale of investments                                  7,850,472            1,376,672         26,827,417
  Rental income                                                2,433,664            2,609,657          2,291,814
  Other operating income                                       9,993,144            6,592,940          5,136,795
                                                            ------------         ------------      -------------
Total other income                                            50,032,060           32,862,433         58,239,850
                                                            ------------         ------------       ------------

Other operating expenses:
  Employees' compensation and benefits                        50,014,110           48,545,839         43,185,324
  Occupancy and equipment                                     22,791,863           20,137,354         18,154,663
  Taxes and insurance                                          6,901,732            6,778,354          6,577,894
  Net cost (gain) of operations and disposition of
   other real estate owned                                        78,509             (303,359)            42,359
  Amortization of debt issuance costs                            319,899              612,404            691,411
  Other                                                       32,943,391           25,501,303         23,146,048
                                                            ------------         ------------       ------------
Total other operating expenses                               113,049,504          101,271,895         91,797,699
                                                             -----------          -----------       ------------

Income before income tax provision                            82,036,911           69,363,394         56,610,587
Income tax provision                                          14,761,302            7,288,445          4,798,200
                                                            ------------        -------------      -------------
Net income                                                   $67,275,609          $62,074,949       $ 51,812,387
                                                             ===========          ===========       ============

Earnings per common share - basic                                  $2.22                $2.00              $1.75
Earnings per common share - diluted                                $2.21                $1.98              $1.74

The accompanying notes are an integral part of these statements.




                                  FIRST BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                            Year ended December 31,
                                                                                  1999              1998                1997

Cash flows from (for) operating activities:
  Net income                                                                $   67,275,609      $   62,074,949  $      51,812,387
                                                                            --------------      --------------  -----------------
 Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                                                 9,014,068           7,645,035          7,827,866
    Provision for loan losses                                                   45,718,500          47,960,500         76,000,000
    Amortization of deferred loan (fees) costs                                    (144,768)           (680,735)           881,411
    Net gain on sale of investments securities                                  (7,850,472)         (1,376,673)       (26,827,417)
    Originations of loans held for sale                                                            (18,222,990)        (9,086,622)
    Proceeds from sale of loans                                                                      1,266,787
    (Decrease) increase taxes payable                                          (19,474,679)          2,345,647          3,454,049
    Increase in deferred tax asset                                              (3,917,506)         (6,702,849)       (11,454,033)
    (Increase) decrease in accrued interest receivable                         (10,052,025)         (7,179,454)         2,297,862
    Increase in accrued interest payable                                        11,677,924          10,056,988          1,072,485
    Decrease in other assets                                                     5,084,972          12,950,921         20,776,413
    Increase in other liabilities                                               20,740,407           5,012,929          1,718,242
                                                                        ------------------  ------------------ ------------------
    Total adjustments                                                           50,796,421          53,076,106         66,660,256
                                                                        ------------------   -----------------  -----------------
         Net cash provided by operating activities                             118,072,030         115,151,055        118,472,643
                                                                         -----------------   -----------------  -----------------
Cash flows from (for) investing activities:
  Principal collected on loans                                                 646,581,300         719,964,127        559,726,839
  Loans originated                                                          (1,222,590,263)     (1,270,442,873)      (797,256,751)
  Purchase of loans                                                           (238,055,000)       (118,603,000)        (1,330,497)
  Sales of investment securities                                                58,452,236           9,630,866        302,128,585
  Purchase of securities held-to-maturity                                       (6,949,462)       (277,624,203)
  Purchase of securities available-for-sale                                 (5,125,184,351)     (6,069,805,410)    (6,899,653,771)
  Principal repayments and maturities of securities held-to-maturity                                   500,000         34,782,596
  Principal repayments of securities available-for-sale                      4,692,427,578       6,267,048,544      6,061,838,410
  Additions to premises and equipment                                          (19,153,597)        (18,055,660)       (10,917,891)
  Purchase of FHLB stock                                                          (710,000)         (7,555,900)          (120,300)
                                                                       ------------------- -------------------   ----------------
         Net cash used in investing activities                              (1,215,181,559)       (764,943,509)      (750,802,780)
                                                                           ---------------   ------------------     -------------
Cash flows from (for) financing activities:
  Net increase in deposits                                                     780,562,759         790,376,740        180,410,210
  Net increase (decrease) in federal funds purchased and
   securities sold under repurchase agreements                                 403,553,556        (172,898,023)       654,760,505
  Net (decrease) increase in other short-term borrowings                      (152,484,084)         65,889,375       (144,910,185)
  FHLB advances taken (paid)                                                    17,000,000          47,400,000        (26,400,000)
  Payments of notes payable                                                     (3,045,766)        (68,501,750)       (14,177,660)
  Decrease (increase) in debt securities issuance cost                             198,493           1,211,219         (1,049,270)
  Dividends                                                                    (19,212,141)        (14,657,799)        (8,870,832)
  Repurchase of common stock                                                                                           (3,656,420)
  Issuance of preferred stock                                                  72,437,500          86,850,217
  Treasury stock acquired                                                      (30,086,592)        (32,510,611)        (2,211,250)
  Exercise of stock options                                                         93,750              176,313           196,501
                                                                        --------------------------------------- -----------------
         Net cash provided  by financing activities                          1,069,017,475         703,335,681        634,091,599
                                                                             -------------  ------------------      -------------
  Net (decrease) increase in cash and cash equivalents                         (28,092,054)         53,543,227          1,761,462
  Cash and cash equivalents at beginning of year                                93,484,993          39,941,766         38,180,304
                                                                            ----------------------------------  -----------------
  Cash and cash equivalents at end of year                                   $  65,392,939 $        93,484,993   $     39,941,766
                                                                             ============= ===================   ================
Cash and cash equivalents include:
Cash and due from banks                                                      $  63,372,591 $        58,267,929   $     39,416,097
Money market instruments                                                         2,020,348          35,217,064            525,669
                                                                           --------------- ---------------------------------------
                                                                             $  65,392,939 $        93,484,993   $     39,941,766
                                                                             ============= ===================   ================

The accompanying notes are integral part of these statements.

                                    FIRST BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                                       Unrealized
                                                                                                                      gain (loss)on
                                                             Additional                                                securities
                                 Preferred     Common         paid-in     Capital          Legal          Retained     available
                                   stock       stock          capital     reserve         surplus         earnings     for sale
December 31, 1997                            $14,901,826    $38,453,561  $20,000,000    $53,454,469     $97,537,900   $12,031,444

Net income                                                                                               51,812,387
Change in valuation of
  securities available for sale                                                                                        (3,281,513)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Repurchase of common stock                      (108,800)      (217,600)                                 (3,330,025)
Treasury stock acquired                         (100,000)       (50,000)                                 (2,061,250)
Stock options exercised                           10,000        186,501
Cash dividends-common stock                                                                              (8,870,832)
Common stock split
 on May 29, 1998                              14,796,526    (14,796,526)  __________     __________    ___________     __________
                         -----------------  ------------    -----------
December 31, 1998                             29,499,552     23,575,936   30,000,000     53,454,469     125,088,180     8,749,931


Net income                                                                                               62,074,949
Change in valuation of
  securities available for sale                                                                                       (77,398,890)
Issuance of preferred stock    $90,000,000                   (3,149,783)
Addition to legal surplus                                                                73,338,045     (73,338,045)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Treasury stock acquired                       (1,452,000)      (726,000)                                (30,332,611)
Stock options exercised                           13,000        163,313
Cash dividends:
    Common stock                                                                                        (10,382,797)
    Preferred stock             __________    __________     __________   __________     __________      (4,275,000)    _________
                                                                                                      -------------
December 31, 1999               90,000,000    28,060,552     19,863,466   40,000,000    126,792,514      58,834,676   (68,648,959)

Net income                                                                                               67,275,609
Change in valuation of
  securities available for sale                                                                                        49,050,174
Issuance of preferred stock     75,000,000                   (2,562,500)
Addition to capital reserve                                               10,000,000                    (10,000,000)
Treasury stock acquired                       (1,642,400)      (821,200)                                (27,622,992)
Stock options exercised                            6,000         87,750
Cash dividends:
    Common stock                                                                                        (11,804,599)
    Preferred stock            ___________    __________     __________   __________    ___________      (7,407,542)   __________
                                                                                                      -------------
December 31, 2000             $165,000,000   $26,424,152    $16,567,516  $50,000,000   $126,792,514     $69,275,152  $(19,598,785)
                              ============   ===========    ===========  ===========   ============     ===========  ============


The accompanying notes are an integral part of these statements.


                                       45


                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                  Year ended December 31,
                                                                   2000                   1999                    1998
                                                             --------------         ----------------       -----------------
Net income                                                    $67,275,609            $62,074,949            $51,812,387
                                                              -----------            -----------            -----------
Other comprehensive income net of tax:
Unrealized gains (losses) on securities:
     Unrealized holding gains (losses)
       arising during the period                               54,938,028            (76,366,386)            16,839,050
     Less: reclassification adjustment
       for gains included in net income                         5,887,854              1,032,504             20,120,563
                                                           --------------          -------------            -----------
Total other comprehensive income (loss)                        49,050,174            (77,398,890)            (3,281,513)
                                                            -------------            -----------          -------------

Comprehensive income (loss)                                  $116,325,783           $(15,323,941)           $48,530,874
                                                             ============           ============            ===========

The accompanying notes are an integral part of these statements.



                                  FIRST BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Note 1 - Nature of Business

         First BanCorp (the Corporation) was incorporated on October 1st, 1998 under the laws of the Commonwealth of Puerto Rico to serve as the financial holding company for FirstBank Puerto Rico (FirstBank or the Bank). As a result of this reorganization, each of the Bank's outstanding shares of common stock was converted into one share of common stock of the new bank holding company. First BanCorp is subject to the Federal Bank Holding Company Act and to the regulations, supervision, and examination of the Federal Reserve Board.

         FirstBank, the Corporation's subsidiary, is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and has 44 full-service banking branches in Puerto Rico and four in the U.S. Virgin Islands. It also has loan origination offices in Puerto Rico focusing on consumer loans and residential mortgage loans. In addition, through its wholly-owned subsidiaries, FirstBank operates other offices in Puerto Rico specializing in small personal loans, finance leases and vehicle rental. The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

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

         Principles of consolidation

         The consolidated financial statements include the accounts of the Corporation and its subsidiaries, all of which are wholly-owned. All significant intercompany balances and transactions have been eliminated in consolidation.

         Statement of cash flows

         For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and short-term money market instruments with maturities of 90 days or less.

         Securities purchased under agreements to resell

         The Corporation purchases securities under agreements to resell the same securities. The counterparties to these agreements retain control over the securities sold to the Corporation, accordingly, the amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate. It is the Corporation's policy to take possession of the underlying security.

         Investment securities

         The   Corporation   classifies  its  investments  in  debt  and  equity
securities into one of three categories:

                  Held to maturity - Securities which the entity has the positive intent and ability to hold to maturity. These securities are carried at amortized cost.

                  Trading - Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses reported in earnings.

                  Available for sale - Securities not classified as trading or as held to maturity. These securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax effects, reported in other comprehensive income as a separate component of stockholders' equity.

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

         The Corporation measures impairment individually for those commercial loans with a principal balance exceeding $1 million, and for delinquent residential real estate loans. An allowance is established when the collateral value of an impaired loan is lower than the carrying value of the loan. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment.

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

         Loan fees and costs

         Loan fees and costs incurred in the origination of loans are deferred and amortized using the interest method or under a method that approximates the interest method over the life of the loans as an adjustment to interest income. When a loan is paid off or sold, any unamortized net deferred fee (cost) is credited (charged) to income.

         Other real estate owned

         Other real estate owned, acquired in settlement of loans, is recorded at the lower of cost (carrying value of the loan) or fair value minus estimated cost to sell the real estate. Gains or losses resulting from the sale of these properties and losses recognized on the periodic reevaluations of these properties are credited or charged to net cost (gain) of operations and disposition of other real estate owned. The cost of maintaining and operating these properties is expensed as incurred.

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

         Securities sold under agreements to repurchase

         The Corporation sells securities under agreements to repurchase the same or similar securities. Generally, similar securities are securities from the same issuer, with identical form and type, similar maturity, identical contractual interest rates, similar assets as collateral and the same aggregate unpaid principal amount. The Corporation retains control over the securities sold under these agreements, accordingly, these agreements are considered financing transactions and the securities underlying the agreements remain in the asset accounts. The counterparty to certain agreements may have the right to repledge the collateral by contract or custom. Such assets are presented separately in the statements of financial condition as securities pledged to creditors that can be repledged.

         Accounting for income taxes

         Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income. Deferred taxes have been recorded based upon the Puerto Rico enacted tax rates. Current tax expense has been provided based upon the estimated tax liability to be incurred for tax return purposes.

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


         Stock option plan

         The cost associated with stock option plan under which certain employees receive options to buy shares of stock of the Corporation must be recognized either by the fair value method or the intrinsic value method. The Corporation uses the intrinsic value method of accounting. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. If material, entities using the intrinsic value method on awards granted to employees must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting had been applied. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

         Earnings per common share

         Earnings per share-basic is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. The computation of earnings per share-diluted is similar to the computation of earnings per share-basic except that the weighted average common shares are increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Stock options outstanding under the Corporation's stock option plan are considered in the earnings per share-diluted by application of the treasury stock method, which assumes that proceeds for the exercise of options are used to repurchase common stock in the open market. Any stock splits or stock dividends are retroactively recognized in all periods presented in financial statements.

         Comprehensive income

         Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, primarily the unrealized gain (loss) on securities available for sale, net of tax.

         Accounting for derivative instruments and hedging activities

         In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. In June 2000, the Board issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", which amends SFAS No.
133. The provisions of these statements must be adopted on January 1, 2001.

         SFAS No. 133, as amended, standardizes accounting for derivative instruments by requiring the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. Under SFAS No. 133, changes in the fair value of derivative instruments are accounted for as current income or other comprehensive income, depending on their intended use and designation. For transactions that qualify for hedge accounting, SFAS No. 133 provides for a matching of the timing of gain or loss recognition on the hedging instrument with the recognition in earnings of (a) the changes in the fair value of the hedged asset, liability, or a firm commitment that are attributable to the hedged risk or (b) the effect of the exposure to the variability of cash flows from the hedged asset, liability, or forecasted transaction. Note 32 to the financial statements provides additional details of the adoption of SFAS No. 133.


    Transfer  and  servicing  of  financial   assets  and   extinguishment   of
liabilities

         The FASB recently issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125." SFAS No. 140 revises the standards for accounting for security transactions and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of SFAS No. 125's provisions without reconsideration. SFAS No. 140 is generally effective for transactions occurring after March 31, 2001. However, the provisions with respect to recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral are required for fiscal years ending after December 15, 2000. Management understands that the adoption of SFAS No. 140 will not have a material effect, if any, on the Corporation's financial position or results of operations.

Note 3 - Stockholders' Equity

         Common stock

         On April 30, 1998, the Corporation declared a two for one stock split on its then outstanding 14,796,526 shares of common stock. As a result, a total of 14,796,526 additional shares of common stock were issued on May 29, 1998. In addition, 13,000 and 6,000 shares of common stock were issued during 1999 and 2000 as part of the exercise of stock options under the Corporation's stock option plan.

         The Corporation declared cash dividends on its common stock of $0.44 per share in 2000, of $0.36 per share in 1999, and of $0.30 per share in 1998.

         Stock repurchase plan and treasury stock

         In 1996 a stock repurchase program was established (the 1996 Program) where the Corporation is authorized to repurchase in the open market, and retire from circulation or hold as treasury stock, up to ten percent of the 31,083,502 issued and outstanding shares of common stock at the time the program was approved by the stockholders. In 1997 an additional stock repurchase program was established whereby the Corporation may repurchase in the open market shares of common stock, which amount represents 10% of the issued and outstanding shares after all shares authorized under the 1996 Program have been repurchased. Under these programs, the Corporation repurchased a total of 1,642,400 shares of common stock at a cost of $30,086,590 during 2000, 1,452,000 shares of common stock at a cost of $32,510,611 during 1999, and 317,600 shares of common stock at a cost of $5,867,674 during 1998. The number of shares were adjusted to recognize the May 1998 stock split. From the total amount of common stock repurchased, 3,194,400 shares were held as treasury stock at December 31, 2000 (1999 - 1,552,000 shares) and were available for general corporate purposes.

         Preferred stock

         The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $1, redeemable at the Corporation's option subject to certain terms. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. During 2000, the Corporation issued 3,000,000 shares of preferred stock (3,600,000 shares-1999). The liquidation value per share is $25. Annual dividends of $2.0875 per share (issuance of 2000) and of $1.78125 per share (issuance of 1999), are payable monthly, if declared by the Board of Directors.

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

         Legal surplus

         The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank's net income for the year be transferred to legal surplus, until such surplus equals the total of paid in capital on common and preferred stock. Amounts transferred to the legal surplus account from the
retained   earnings   account  are  not  available  for   distribution   to  the
stockholders.

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

Note 4 - Regulatory Capital Requirements

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

         At December 31, 2000 and 1999, the Corporation was a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events since that date that have changed that classification.

         The Corporation's and its banking subsidiary's regulatory capital positions were as follows:



                                                                                             Regulatory requirements
                                                                                    ------------------------------------------------
                                                                                      For capital                To be well
                                                                Actual              adequacy purposes           capitalized
                                                        --------------------------------------------------------------------------
                                                          Amount         Ratio         Amount   Ratio          Amount       Ratio
At December 31, 2000  (Dollars in  thousands)  Total  Capital (to  Risk-Weighted
   Assets):
      First BanCorp                                          $536,402    14.43%          $297,280  8%         $371,600        10%
      FirstBank                                               469,774    12.76%           294,516  8%          368,145        10%

   Tier I Capital (to Risk-Weighted Assets):
      First BanCorp                                          $417,203    11.23%          $148,640  4%         $222,960         6%
      FirstBank                                               351,001     9.53%           147,258  4%          220,887         6%

   Tier I Capital (to Average Assets):
      First BanCorp                                          $417,203     7.28%          $172,042  3%         $286,736         5%
      FirstBank                                               351,001     6.18%           170,307  3%          283,846         5%

At December 31, 1999
   Total Capital (to Risk-Weighted Assets):
      First BanCorp                                          $468,261    16.16%          $231,758   8%        $289,697      10%
      FirstBank                                               409,173    14.26%           229,608   8%         287,010      10%

   Tier I Capital (to Risk-Weighted Assets):
      First BanCorp                                          $337,284    11.64%          $115,879   4%        $173,818       6%
      FirstBank                                               279,383     9.73%           114,804   4%         172,206       6%

   Tier I Capital (to Average Assets):
      First BanCorp                                          $337,284     7.47%          $135,473   3%        $225,789       5%
      FirstBank                                               279,383     6.26%           133,953   3%         223,255       5%

Note 5 - Stock Option Plan

         The Corporation has a stock option plan covering certain employees. The options granted under the plan cannot exceed 20% of the number of common shares outstanding. Each option provides for the purchase of one share of common stock at a price not less than the fair market value of the stock on the date the option is granted. Stock options are fully vested upon issuance. The maximum term to exercise the options is ten years. The stock option plan provides for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock dividend, stock split, reclassification of stock, merger or reorganization and certain other issuance and distributions.





         Following is a summary of the  activity  related to stock  options,  as adjusted retroactively for the May 1998 stock split:
                                                                       Number            Weighted Average
                                                                     of Options      Exercise Price per Option

At December 31, 1997                                                     474,000                 $10.68
   Granted                                                               296,000                 $24.85
   Exercised                                                             (13,500)                $14.56
                                                                         -------
At December 31, 1998                                                     756,500                 $16.16
   Granted                                                               223,000                 $19.99
   Exercised                                                             (13,000)                $13.56
                                                                       ---------
At December 31, 1999                                                     966,500                 $17.07
   Granted                                                               318,000                 $22.31
   Exercised                                                              (6,000)                $15.63
   Canceled                                                               (2,000)                $26.00
                                                                     -----------
At December 31, 2000                                                   1,276,500                 $18.37
                                                                       =========

         The  options   outstanding  at  December  31,  2000  have  an  original
expiration term of ten years and all of them are exercisable. The exercise price of the options  outstanding at December 31, 2000 ranges from $5.79 to $28.38 and the weighted average remaining contractual life is approximately seven years.

         Following is additional information concerning the stock options outstanding at December 31, 2000. The data included herein have been adjusted to reflect the May 1998 stock split.

                         Number of                 Exercise Price           Contractual
                           Options                  per Option                 Maturity
                          ---------                ------------           -------------------

                             234,000               $  5.79                November 2004
                             207,500                $15.63                November 2007
                              60,000                $19.19                February 2008
                               7,000                $28.38                April 2008
                              40,000                $27.09                May 2008
                              12,000                $26.56                June 2008
                             175,000                $26.00                November 2008
                               2,000                $25.94                February 2009
                               3,500                $26.44                April 2009
                              15,000                $22.56                August 2009
                             202,500                $19.63                November 2009
                             318,000                $22.31                December 2010
                          ----------
                           1,276,500
                          ==========


Note 6 - Earnings Per Common Share

         The calculations of earnings per common share for the years ended December 31, 2000, 1999 and 1998 follow:
                                                                                  Year ended December 31,
                                                                        --------------------------------------
                                                                         2000             1999             1998
                                                                        ------           ------            ----
                                                                        (In thousands, except per share data)
Net income                                                               $67,276          $62,075           $51,812
Less: Preferred stock dividend                                            (7,408)          (4,275)           ______
                                                                       ---------        ---------
Net income-attributable to common stockholders                           $59,868          $57,800           $51,812
                                                                         =======          =======           =======

Earnings per common share-basic:
-------------------------------

  Net income - available to common stockholders                          $59,868          $57,800           $51,812
                                                                         -------          -------           -------
  Weighted average common shares outstanding                              26,943           28,941            29,586
                                                                        --------         --------           -------
  Earnings per common share-basic                                       $   2.22        $    2.00          $   1.75
                                                                        ========        =========          ========

Earnings per common share-diluted:
---------------------------------

  Net income - available to common stockholders                          $59,868          $57,800           $51,812
                                                                         -------          -------           -------
  Weighted average common shares and share equivalents:
    Average common shares outstanding                                     26,943           28,941            29,586
    Common stock equivalents - Options                                       202              258               272
                                                                       ---------         --------         ---------
   Total                                                                  27,145           29,199            29,858
                                                                         -------           ------           -------
Earnings per common share-diluted                                       $   2.21         $   1.98         $    1.74
                                                                        ========         ========         =========

         Had compensation cost for the stock options granted been determined based on the fair value at the grant date (as a result of the requirement explained in Note 2 - Stock option plan), the Corporation's net income and earnings per common share would have been reduced to the pro forma amounts indicated, as follow:


                                                                                         Year ended December 31,
                                                                                 ----------------------------------------
Pro forma earnings per common share:                                                 2000            1999           1998
-----------------------------------                                              ----------       ---------       ----------
                                                                                 (In thousands, except per share data)
Net income-available to common stockholders                                        $58,119           $56,341       $48,592
Earnings per common share-basic                                                      $2.16             $1.95         $1.64
Earnings per common share-diluted                                                    $2.14             $1.93         $1.63



         Management uses the binomial model for the computation of the fair value of each option granted to buy shares of the Corporation's common stock. The fair value of each option granted during 2000, 1999 and 1998 was estimated using the following assumptions: weighted dividend growth of 0% (2000), 22.38%
(1999) and 21.97% (1998);  expected life of 3.11 years (2000) and 10 years (1999 and 1998); weighted expected volatility of 31.74% (2000), 29.46% (1999), and 36.08% (1998), and weighted risk-free interest rate of 5.36% (2000), 6.04%
(1999) and 5.10% (1998). The weighted estimated fair value of the options granted was $5.50 (2000), $6.54 (1999) and $10.95 (1998) per option.

Note 7 - Cash and Due from Banks

         The Corporation is required by law to maintain minimum average reserve balances. The amount of those reserve average balances was approximately $45,107,600 at December 31, 2000 (1999 - $40,975,700).

Note 8 - Securities Purchased Under Agreements To Resell

         At December 31, 2000 and 1999, there were no securities purchased under agreements to resell. The maximum aggregate balance outstanding at any month-end during 2000 was approximately $10,425,000 (1999 - $17,421,000). The average aggregate balance during 2000 was $882,992 (1999 - $1,577,504).

Note 9 - Investment Securities Held For Trading

         At December 31, 2000 and 1999, there were no securities held for trading purposes or options on such securities.

         All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings. The Corporation may write options on trading securities as part of its trading activities. Also the Corporation may enter in transactions of securities sold not yet purchased for trading purposes. These transactions are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account.

         The net gain from the sale of trading securities amounted to $419,367 for the year ended December 31, 2000 (a loss of $7,946 for 1999 and a gain of $3,364,843 for 1998), and were included in earnings as trading income.

Note 10 - Investment Securities Held To Maturity

         The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and maturities of investment securities held to maturity at December 31, 2000 and 1999 were as follows:


                                                   December 31, 2000                                 December 31, 1999
                              ------------------------------------------------  ----------------------------------------------------
                                                                      Weighted                                          Weighted
                              Amortized       Unrealized     Market    average    Amortized     Unrealized     Market    average
                              cost            gains(losses)  value     yield%       cost       gains(losses)   value      yield%
                              --------------  ----------    --------   -------      -------   ------------     --------  --------

                                                                 (Dollars in thousands)
Obligations of U.S.
  Government Agencies:
     After 1 to 5 years       $  10,000               $(12) $   9,988    7.04
     After 5 to 10 years                                                         $10,000          $  (166)    $9,834    7.04
     After 10 years              90,176   $1,340    (5,119)    86,397    7.53     83,756           (9,255)    74,501    7.53
Puerto Rico Government
  Obligations:
    After 10 years                3,831                (56)      3,775   6.50      3,593     $57               3,650    6.50
                            -----------    ----- ---------- -----------         ---------    ---  -------   ---------
   Total                       $104,007   $1,340   $(5,187)  $100,160    7.44    $97,349     $57  $(9,421)   $87,985    7.44
                               ========   ======   =======   ========            =======     ===  =======    =======
Mortgage backed securities:
Government National
    Mortgage Association
    (GNMA) certificates
    After 10 years             $206,989   $1,326             $208,315    6.94   $206,697          $(7,851)  $198,845    6.94
                               ========   ======             ========           ========          =======   ========


      Expected maturities of mortgage backed securities and certain other securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



Note 11 -Investment Securities Held For Sale

         The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and maturities of investment securities held for sale at December 31, 2000 and 1999 were as follows:

                                       55


                                                     December 31, 2000                          December 31, 1999
                              ------------------------------------------------  ----------------------------------------------
                                                                     Weighted                                        Weighted
                              Amortized       Unrealized    Market   average  Amortized   Unrealized         Market  average
                                cost        gains (losses)  value    yield%    cost     gains (losses)       value   yield%
Obligations of U.S.
  U.S. Treasury Securities:                                       (Dollars in thousands)
     Within 1 year            $   499   $  2               $   501    6.04
     After 1 to 5 years         2,630     33                 2,663    6.49
     After 5 to 10 years       39,624            $(718)     38,906    4.89     $39,577           $(4,302)      $35,275    4.90
     After 10 years            67,555             (455)     67,100    5.50      67,468            (9,621)       57,847    5.51
Obligations of other U.S.
 Government Agencies:
     Within 1 year            240,341     46               240,387    6.76     219,065      $53      (58)      219,060    5.68
     After 1 to 5 years        31,705    144                31,849    7.86
     After 5 to 10 years       29,988    217                30,205    7.81
     After 10 years            53,593    322    (3,302)     50,613    7.66      27,457            (5,127)       22,330    7.05
Puerto Rico Government
 Obligations:
     After 1 to 5 years        20,000                       20,000    7.41
     After 5 to 10 years          429              (11)        418    6.65
     After 10 years             8,840     39      (254)      8,625    6.51       5,880                (36)       5,844    6.83
                          ----------- ------ --------- -----------         -----------           ---------      --------
Total                        $495,204   $803   $(4,740)   $491,267    6.69    $359,447      $53  $(19,144)     $340,356    5.69
                             ========   ====   =======    ========            ========      ===  =========      ========
Mortgage  backed  securities:
Federal Home Loan  Mortgage  Corporation
   (FHLMC) certificates:
     After 1 to 5 years     $     834   $  6              $    840    7.02   $     997             $ (25)      $   972    6.87
     After 5 to 10 years        8,088     27                 8,115    6.22       9,905              (255)        9,650    6.23
     After 10 years            18,829    282                19,111    7.00      22,872      $11     (155)       22,728    6.38
                            ---------  -----               --------            --------      ---     ----        ------
                               27,751    315                28,066    6.77      33,774       11     (435)       33,350    6.35
                            ---------  -----               --------             -------     ----    ----        ------
Government National
 Mortgage Association
(GNMA) certificates:
     After 5 to 10 years        4,484               (81)     4,403    6.22       3,674               (46)        3,628    5.85
     After 10 years         1,291,460    593    (13,229) 1,278,824    6.50   1,039,069    1,410  (76,054)      964,425    6.19
                           ----------  -----   ---------  --------            ---------   -----   -------       -------
                            1,295,944    593    (13,310) 1,283,227    6.50   1,042,743    1,410  (76,100)      968,053    6.19
                           ----------  -----   --------- ---------           ---------    -----   -------       -------
Federal National
 Mortgage Association
(FNMA) certificates:
     After 1 to 5 years          375      2                   377     7.29         644                (7)          637    7.29
     After 5 to 10 years         125      1                   126     6.84         188                (6)          182    6.88
     After 10 years            9,402    270       (14)      9,658     8.16      11,109      299      (46)       11,362    8.26
                         ------------  -----   -------  ----------              --------   -----    -----      --------
                                9,902    273      (14)     10,161     8.11      11,941      299      (59)       12,181    8.19
                         ------------  -----   -------   ---------              --------   -----    -----      --------
Mortgage pass through
 certificates:
     After 10 years             2,286     66                 2,352    8.96       2,463      757                  3,220    9.09
                         ------------  -----           -----------           ---------     -----               --------
Real Estate Mortgage
 Interest Conduit:
     Within 1 year         ---------- ------  --------  ----------                 361       12                    373   12.52
                                                                            -----------  -------              ----------
Total                      $1,335,883 $1,247  $(13,324) $1,323,806    6.52  $1,091,282   $2,489  $(76,594)  $1,017,177    6.23
                           ========== ======  ========  ==========          ==========   =======    =======   ==========
Other investments:
    Within 1 year        $     55,559 $   84  $(10,407) $   45,235    3.83  $   67,359   $1,914                 $69,273   6.03
    After 1 to 5 years         27,416    295      (105)     27,606    7.97      14,750            $    (88)      14,662   7.76
    After 5 to 10 years        10,522     76                10,598    7.21      11,779                (162)      11,617   7.25
    After 10 years              3,211              (60)      3,151    6.31         990                              990   7.06
                       --------------  ----- ---------------------    -----   ---------   ------      ------     -------
Total                    $     96,708 $  455  $(10,572) $   86,590    5.45  $   94,878   $1,914      $(250)     $96,542   6.46
                         ===================  ======== ===========            =========   ======      ======     =======

         Maturities for mortgage backed securities are based upon contractual terms assuming no repayments. The weighted average yield on investment securities held for sale is based on amortized cost, therefore it does not give effect to changes in fair value.

         At December 31, 2000, the net unrealized loss of $19,598,785 (1999 - net unrealized loss of $68,648,959) on securities available for sale, net of the deferred income tax of $6,532,928 (1999 - $22,882,986), was reported in accumulated other comprehensive income. For 2000, the change in the net unrealized holding gain on the available for sale securities amounted to $65,400,232 (1999 - a loss of $103,198,520) before deferred income taxes.

         For 2000, proceeds from the sale of securities amounted to $58.5 million (1999 - $9.6 million, 1998 - $302.1 million) resulting in a realized gain of $7.9 million (1999 - $1.4 million, 1998 -$26.8 million). No losses were recognized on those sales.

Note 12 - Federal Home Loan Bank (FHLB) Stock

         At December 31, 2000 and 1999, there were investments in FHLB stock with book value of $18,536,500 and $17,826,500, respectively. The estimated market value of such investments is its redemption value.

Note 13 - Interest and Dividend on Investments

         A detail of interest and dividend income on investments follows:


                                                                              Year ended December 31,
----------------------------------------------------------------------------------------------------------------
                                                                    2000                  1999                1998
                                                                 -----------           ---------           ----------
                                                                                      (In thousands)
Mortgage-backed securities:
Taxable                                                            $  3,325             $   4,137            $  5,230
Exempt                                                               91,416                77,900              63,131
                                                                   --------              --------            --------
                                                                    $94,741              $ 82,037             $68,361
                                                                    =======              ========             =======
Other investment securities:
Taxable                                                            $  1,577              $  1,528           $     801
Exempt                                                               38,060                24,758              20,621
                                                                   --------               -------            --------
                                                                    $39,637               $26,286             $21,422
                                                                    =======               =======             =======


                                       57



Note 14 - Loans Receivable

         The following is a detail of the loan portfolio:
                                                                                         December 31,
                                                                                2000                     1999
                                                                         ------------------    ---------------------

                                                                                        (In thousands)
Residential real estate loans:
Secured by first mortgages:
    Conventional                                                            $    695,344              $  395,885
    Insured by government agencies:
       Federal Housing Administration and Veterans
         Administration                                                           20,004                   6,543
       Puerto Rico Housing Bank and Finance Agency                                28,037                  32,928
Secured by second mortgages                                                        8,964                   5,706
                                                                           -------------              ----------
                                                                                 752,349                 441,062
    Deferred loan and commitment fees - net                                       (5,557)                 (5,293)
                                                                            ------------              ----------
Residential real estate loans                                                    746,792                 435,769
                                                                              ----------               ---------

Construction, land acquisition and land improvements                             484,986                 288,302
Undisbursed portion of loans in process                                         (281,031)               (156,234)
                                                                             -----------              ----------
Construction loans                                                               203,955                 132,068
                                                                             -----------             -----------

Commercial loans:
    Commercial loans                                                             947,709                 655,417
    Commercial mortgage                                                          438,321                 371,643
                                                                              ----------              ----------
Commercial loans                                                               1,386,030               1,027,060
                                                                               ---------               ---------

Finance leases                                                                   122,883                  85,693
                                                                               ---------              ----------

Consumer and other loans:
    Personal                                                                     388,696                 422,723
    Personal lines of credit                                                      12,852                  13,029
    Auto                                                                         530,534                 532,242
    Boat                                                                          33,954                  37,018
    Credit card                                                                  174,797                 168,045
    Home equity reserve loans                                                      2,134                   2,657
    Other                                                                                                    106
    Unearned interest                                                           (104,429)               (148,836)
                                                                            ------------             -----------
Consumer and other loans                                                       1,038,538               1,026,984
                                                                             -----------              ----------
Loans receivable                                                               3,498,198               2,707,574
Loans held for sale                                                            _________                  37,794
                                                                                                    ------------
Total loans                                                                    3,498,198               2,745,368
Allowance for loan losses                                                        (76,919)                (71,784)
                                                                            ------------           -------------
Total loans-net                                                               $3,421,279              $2,673,584
                                                                              ==========              ==========

         The Corporation's primary lending area is Puerto Rico. At December 31, 2000 and 1999 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

         At December 31, 2000, loans in which the accrual of interest income had been discontinued amounted to $67,716,000 (1999 - $53,816,000; 1998 -
$56,958,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $5,937,000 (1999 - $4,544,000; 1998 - $4,970,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

         At December 31, 1999 mortgage loans held for sale amounted to $37,794,078. All mortgage loans originated and sold during 1999 were sold based on pre-established commitments or at market values, which in both situations were equal or exceeded the carrying value of the loans. During 2000 loans held for sale were reclassified to loans receivable since the Corporation does not intend to sell those loans.

         At December 31, 2000, the Corporation was servicing mortgage loans owned by others aggregating approximately $144,805,000 (1999 - $134,348,000; 1998 - $147,439,000).

         Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank, and unused lines of credit. The mortgage loans pledged as collateral amounted to $104,739,882 and $157,612,921 at December 31, 2000 and 1999,
respectively. At December 31, 1999 a portfolio of personal loans was assigned as collateral for short-term borrowings as explained in Note 21 - "Other Short-Term Borrowings." The personal loans pledged as collateral amounted to $186,417,700.

Note 15 - Allowance for Loan Losses


         The changes in the allowance for loan losses were as follows:

                                                                     Year ended December 31,
                                                     -------------------------------------------------------
                                                           2000                 1999              1998
                                                     ---------------     ----------------   ------------------
                                                                           (In thousands)
  Balance at beginning of period                            $71,784             $67,854            $57,712
  Provision charged to income                                45,719              47,961             76,000
  Losses charged against the allowance                      (51,831)            (53,665)           (72,223)
  Recoveries credited to the allowance                        9,807               9,048              6,034
  Other adjustments                                           1,440                 586                331
                                                          ---------          ----------         -----------
  Balance at end of period                                  $76,919             $71,784            $67,854
                                                            =======             =======            =======


             At December 31, 2000,  $13.1  million ($4.4 million at December 31,
1999) in commercial and real estate loans over $1,000,000 was considered impaired with an allowance of $7.8 million ($1.3 million at December 31, 1999). There were no consumer loans over $1,000,000 considered impaired at December 31, 2000 and 1999. The average recorded investment in impaired loans amounted to $8.8 million for 2000 (1999 - $9.4 million). Interest income in the amount of approximately $227,000 was recognized on impaired loans in 2000 (1999 - approximately $428,000; 1998 - approximately $736,000).

Note 16 - Related Party Transactions

      The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

                                                                                   Amount
                                                                                ------------
                                                                               (In thousands)
                  Balance at December 31, 1998                                     $21,529
                  New loans                                                          2,106
                  Payments                                                            (542)
                                                                                  --------
                  Balance at December 31, 1999                                      23,093
                  New loans                                                            279
                  Payments                                                          (3,198)
                                                                                  --------
                  Balance at December 31, 2000                                     $20,174
                                                                                  ========

Note 17 - Premises and Equipment

         Premises and equipment are stated at cost less accumulated depreciation as follows:


                                       Useful life                          December 31,
                                                              --------------------------------------
                                         in years                      2000              1999
                                      -------------               --------------    ---------------
                                                                         (In thousands)
Land                                                               $  7,378              $  6,853
Buildings and improvements                10-40                      35,038                33,433
Leasehold improvements                     1-15                      12,344                14,223
Furniture and equipment                    3-10                      55,654                50,532
                                                                   --------              --------
                                                                    110,414               105,041
Accumulated depreciation                                            (52,086)              (48,233)
                                                                   --------               -------
                                                                     58,328                56,808
Projects in progress                                                 13,759                 5,140
                                                                   --------             ---------
       Total premises and equipment - net                           $72,087               $61,948
                                                                    =======               =======

Note 18 - Other Assets

         Following is a detail of other assets:
                                                                             December 31,
                                                             ----------------------------------------
                                                                   2000                       1999
                                                             ----------------           --------------
                                                                          (In thousands)
Deferred tax asset                                                  $42,651               $54,645
Accounts receivable                                                   9,531                 8,203
Prepaid expenses                                                      9,293                 9,243
Revenue earning vehicles                                              6,572                 5,680
Other                                                                28,527                17,661
                                                                   --------               -------
       Total                                                        $96,574               $95,432
                                                                    =======               =======


Note 19 - Deposits and Related Interest

         Deposits and related interest consist of the following:
                                                                           December 31,
                                                             ------------------------------------------
                                                                 2000                          1999
                                                             -------------                 -----------      -
                                                                          (In thousands)
Type of account and interest rate at:
                                                                                                            -
Savings accounts - 2.75% to 4.00%                              $   430,298               $ 447,946
Interest bearing checking accounts -
  2.75% to 4.50%                                                   170,631                 162,601
Non-interest bearing checking accounts                             232,164                 211,897
Certificate accounts - 4.15% to 7.60%
   (1999 - 3.80% to 8.00%)                                       2,512,891               1,742,978
                                                               -----------              ----------
                                                                $3,345,984              $2,565,422
                                                                ==========              ==========

       The weighted average interest rate on total deposits at December 31, 2000 and 1999 was 5.83% and 4.94%, respectively.

         At December 31, 2000, the aggregate amount of overdraft in demand deposits that were reclassified as loan amounted to $4,106,412 (1999 - $6,939,685).

         The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 2000:


                                                      Total
                                                   -----------
                                                 (In thousands)
         Over one year to two years               $     97,119
         Over two years to three years                 200,837
         Over three years to four years                105,620
         Over four years to five years                 206,544
         Over five years                               767,966
                                                  ------------
            Total                                   $1,378,086
                                                    ==========

         At December 31, 2000 certificates of deposit (CD's) in denominations of $100,000 or higher amounted to $1,995,730,680 (1999 - $1,283,083,091) including brokered certificates of deposit of $1,499,104,222 (1999 - $843,217,222) at a weighted average rate of 6.60% (1999 - 5.84%).

         At December 31, 2000, there were no certificates of deposit guaranteed by irrevocable standby letters of credits issued by the Federal Home Loan Bank. At December 31, 1999, certificates of deposit aggregating $49,000,000 were guaranteed by irrevocable standby letters of credit issued by the Federal Home Loan Bank and other banks. At December 31, 1999 certain mortgage loans with a carrying value of $71,165,714 and estimated market value of $58,992,705 and securities with a book value of $5,401,047 and approximate market value of $5,351,690 were pledged to the Federal Home Loan Bank as part of the agreements covering the letters of credit.

         At December 31, 2000, deposit accounts issued to government agencies with a carrying value of $101,661,753 (1999 - $62,378,476) were collateralized by securities with a carrying value of $106,917,690 (1999 - $78,782,695) and estimated market value of $104,868,113 (1999 - $75,677,459) and specific mortgage loans with a carrying value of $3,539,882 (1999 - $3,947,207) and estimated market value of $3,882,189 (1999 - $3,758,925).



         A table showing interest expense on deposits follows:

                                                                    Year ended December 31,
                                                     ----------------------------------------------------
                                                           2000                1999              1998
                                                     ---------------     ---------------  ----------------
                                                                          (In thousands)
Savings                                                   $  12,792             $12,381           $11,717
Interest bearing checking accounts                            5,546               4,931             4,487
Certificates                                                134,945              73,177            54,214
                                                          ---------            --------          --------
   Total                                                   $153,283             $90,489           $70,418
                                                           ========             =======           =======

                                       61


Note 20 - Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

     Federal funds purchased and securities sold under  agreements to repurchase
(repurchase agreements) consist of the following:

                                                                                  December 31,
                                                               -----------------------------------------------
                                                                       2000                     1999
                                                               -------------------       ------------------
                                                                               (In thousands)
Repurchase agreements, interest
 ranging from 4.97% to 6.63%
 (1999 - 4.50% to 6.35%)                                                $1,851,286              $1,447,732
Accrued interest payable                                                     5,150                   4,419
                                                                    --------------           -------------
       Total                                                            $1,856,436              $1,452,151
                                                                        ==========              ==========

         Federal funds purchased and repurchase agreements mature as follows:

                                                                                  December 31,
                                                                -----------------------------------------------
                                                                        2000                     1999
                                                                -------------------       ----------------
                                                                                (In thousands)
Repurchase agreements:
    One to thirty days                                                  $1,368,944              $1,229,448
    Over thirty to ninety days                                                                       8,450
    Over ninety days                                                       482,342                 209,834
                                                                       -----------            ------------
    Total                                                               $1,851,286              $1,447,732
                                                                        ==========              ==========

                                       62


The following securities were sold under agreements to repurchase:



                                                                              December 31, 2000
                                                Amortized                              Approximate     Weighted
                                                 cost of                               market value     average
                                                underlying           Balance of       of underlying     interest
                                               securities           borrowing         securities         rate
    Underlying securities                                                    (In thousands)
    U.S. Treasury Securities and
      obligations of other U.S.
     Government Agencies                           $   406,106         $   395,027        $   400,253     6.53%
    Mortgage backed securities                       1,497,102           1,456,259          1,485,816     6.35%
                                                     ---------         -----------        -----------
       Total                                        $1,903,208          $1,851,286         $1,886,069
                                                    ==========          ==========         ==========

    Accrued interest receivable                  $       4,124
                                                 =============

                                                                              December 31, 1999
                                             -------------------------------------------------------------------------------
                                                Amortized                              Approximate      Weighted
                                                cost of                               market value       average
                                                underlying         Balance of        of underlying      interest
    Underlying securities                        securities        borrowing            securities         rate
    ---------------------                    -----------------     ----------        ----------------   -----------
                                                                       (In thousands)
U.S. Treasury Securities and
      obligations of other U.S.
     Government Agencies                           $   325,529         $   296,720        $   303,107     5.77%
    Mortgage backed securities                       1,233,633           1,151,012          1,150,558     6.16%
                                                   -----------         -----------        -----------
       Total                                        $1,559,162          $1,447,732         $1,453,665
                                                    ==========          ==========         ==========

    Accrued interest receivable                  $       3,153
                                                 =============

         The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 2000 and 1999 was 6.32% and 5.38%, respectively.

         At December 31, 2000, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities. The maximum aggregate balance outstanding at any month-end during 2000 was $1,851,285,585 (1999 - $1,631,913,357). The average balance during 2000 was approximately $1,687,880,000 (1999 - $1,441,486,000).

Note 21 - Other Short-Term Borrowings

         On March 31, 1997, the Corporation entered into a $250,000,000 financing arrangement administered by Credit Suisse First Boston to be renewed annually within a term of three years. During the first quarter of 2000, the Corporation paid off the outstanding balance of these borrowings and canceled the financial arrangement. At December 31, 1999, borrowings through this arrangement amounted to $152,484,084.

         The weighted average maturity at December 31, 1999 was 36 days. The weighted average interest rate of these borrowings at December 31, 1999 was 6.20%. The maximum aggregate balance outstanding at any month-end was approximately $152,484,084. The average aggregate balance outstanding during the year was approximately $97,373,301. The aggregate book value of the loans pledged as collateral at December 31, 1999 amounted to $186,417,700.

Note 22 - Advances From The Federal Home Loan Bank (FHLB)


         Following is a detail of the advances from the FHLB:
                                                                          December 31,
                                                          ----------------------------------------
         Maturity                          Interest rate              2000               1999
         --------                          -------------       ----------------   ----------------
                                                                  (In thousands)
January 2, 2001                            6.35%                $  1,000
January 5, 2001                            6.41%                  16,000
August 16, 2005                            6.30%                  50,000
February 3, 2000                           5.86%                                       $20,000
February 28, 2000                          6.03%                                        30,000
                                                                 -------              --------
                                                                 $67,000               $50,000
                                                                 =======               =======


     Advances are received from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral
Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 2000, specific mortgage loans with an estimated market value of $76,485,860 (1999 - $56,303,500) were pledged to the FHLB as part of the Collateral Agreement. The carrying value of such loans at December 31, 2000 amounted to $73,700,000 (1999 - $55,000,000).

Note 23 - Notes Payable


         Following is a detail of notes payable outstanding:

                                                      December 31, 2000                       December 31,
                                                      -----------------          ------------------------------------
Issue date (footnote)                    Maturity           Interest rate                2000              1999
---------------------                    --------           -------------           ------------     ----------------
                                                                                              (In thousands)
September 12, 1996 (b)                      2001                  6.12%                $10,000              $10,000
September 20, 1996 (b)                      2001                  6.23%                 20,500               20,500
September 20, 1996 (a)                      2001                  6.10%                 25,000               25,000
                                                                                      --------             --------
     Total                                                                             $55,500              $55,500
                                                                                       =======              =======


Footnotes:

     a. These notes have the benefit of a firm commitment issued by the FHLB whereby it will make advances to pay the principal and interest on the notes as they become due if the Corporation fails to do so. The Corporation is required to maintain as collateral with the FHLB securities having an aggregate market value, determined monthly, equal to 110% of the aggregate outstanding principal amount of the notes plus interest. The collateral securities may consist of a combination of all or some of the following: (i) home mortgage loans owned by the Corporation and secured by first mortgages on real properties in Puerto Rico; (ii) obligations of, or guaranteed by, the United States Government or certain agencies; (iii) fully-modified pass-through mortgage backed certificates guaranteed by GNMA; (iv) mortgage participation certificates issued by FHLMC;
(v) guaranteed mortgage pass-through certificates issued by FNMA; and (vi) certain certificates of deposit issued by banks approved by the FHLB.

     At December 31, 2000, specific mortgage loans with a book value of $27,500,000 (1999 - $27,500,000) and an estimated market value of $29,683,500
(1999 - $28,459,750) were pledged to the FHLB as part of the agreement covering the above mentioned firm commitment. The estimated market value was computed based on parameters given by the Federal Home Loan Bank.

     b. The Corporation is required to maintain with the holder of these notes, cash or securities with a market value of at least 105% of the aggregate amount of the notes. The aggregate estimated market value and carrying value of the eligible collateral at December 31, 2000 amounted to $28,354,135 (1999 - $30,152,980) and $28,254,750 (1999 - $29,793,954), respectively.

Note 24 - Subordinated Notes

         On December 20, 1995, the Corporation issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 2000 the outstanding balance net of the unamortized discount and notes repurchased was $90,548,314 (1999 - $93,594,080). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Corporation ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 2000, the Corporation has transferred to capital reserves from the retained earnings account $50,000,000, as a result of the requirement explained in Note 3 - "Stockholders' Equity."

Note 25 - Unused Lines Of Credit

         The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2000, the Corporation's total unused lines of credit with these banks amounted to approximately $133,500,000 (1999 - $123,500,000). At December 31, 2000, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $66,841,562 (1999 - $2,812,126).

Note 26 - Employees' Benefit Plan

         FirstBank has a defined contribution retirement plan (the Plan) qualified under the provisions of the Puerto Rico Internal Revenue Code Section 1165(e). All employees (excluding the Bank's subsidiaries) are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank contributes a quarter of the first 4% of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year. Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $699,060, $625,375 and $575,000 during 2000, 1999 and 1998, respectively, to the Plan.

Note 27 - Other Expenses
A detail of other expenses follows:



                                                                        Year ended December 31,
                                                     -----------------------------------------------------------
                                                          2000                    1999               1998
                                                     --------------         ---------------    ----------------
                                                                                (In thousands)
   Professional and service fees                           $  8,740               $ 6,672             $ 5,820
   Advertising and business promotion                         8,468                 5,896               5,922
   Communications                                             5,573                 4,667               4,330
   Revenue earning equipment                                  1,525                 1,479               1,226
   Supplies and printing                                      1,214                 1,361               1,314
   Other                                                      7,423                 5,426               4,534
                                                          ---------             ---------            --------
          Total                                             $32,943               $25,501             $23,146
                                                            =======               =======             =======

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




         The provision for income taxes was as follows:

                                                         Year ended December 31,
                                                   2000               1999            1998
                                              ----------------------------------------------
                                                                  (In thousands)
                Current                         $19,117            $13,991         $17,845
                Deferred                         (4,356)            (6,703)        (13,047)
                                               --------           --------          ------
                Total                           $14,761           $  7,288         $ 4,798
                                                =======           ========         =======

         Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows:

                                                                     Year ended December 31,
                                                  -------------------------------------------------------------------------------

                                                    2000                     1999                    1998
                                                                % of                    % of                     % of
                                                               pre-tax                 pre-tax                pre-tax
                                                   Amount       income      Amount     income       Amount     income
                                                 ----------    -------   -----------   -------     -------     -------
                                                                       (Dollars in thousands)
Computed income tax at statutory rate               $31,994        39         $27,052       39       $22,078       39
Benefit of net exempt income                        (12,707)      (15)        (13,959)     (20)      (22,078)     (39)
Other-net                                            (4,526)       (6)         (5,805)      (8)        4,798        8
                                                  ---------       ---        --------      ---     ---------      ----
      Total income tax provision                    $14,761        18        $  7,288       11      $  4,798        8
                                                    =======       ===        ========       ==      ========      ===

         The components of the deferred tax asset and liability were as follows:

                                                                                December 31,
                                                                       ------------------------------
                                                                         2000                1999
                                                                       --------           ----------
                                                                              (In thousands)
Deferred tax asset:
    Allowance for loan losses                                            $29,998            $27,995
    Unrealized loss on available for sale securities                       6,533             22,883
    Other                                                                  6,445              4,114
                                                                       ---------           --------
Deferred tax asset                                                       $42,976            $54,992
                                                                         =======            =======

Deferred tax liability                                                  $   (325)           $  (347)
                                                                        ========            =======


     Due to the above temporary differences, a net deferred tax asset resulted amounting to $42.7 million at December 31, 2000 (1999 - $54.6 million). The primary timing difference was the effect of future deductions under the charge-offs method for deducting loan losses. No valuation allowance was considered necessary.

         The tax effect of the unrealized holding gain or loss for securities available for sale was computed based on a 25% capital gain tax rate, and is included in accumulated other comprehensive income as a part of stockholders' equity.

Note 29 - Commitments

     At December 31, 2000 certain premises are leased with terms expiring through the year 2011. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 2000, the obligation under various leases follows:

                          Year                                Amount
                          ----                              -----------
                                                       (In thousands)
                          2001                             $  4,322,520
                          2002                                3,840,526
                          2003                                2,832,795
                          2004                                2,237,197
                          2005                                1,176,828
                          2006 and later years                4,472,947
                                                          -------------
                          Total                             $18,882,813
                                                            ===========

         Rental  expense  included  in  occupancy  and  equipment   expense  was
$4,042,069 in 2000 (1999 - $3,390,786; 1998 - $3,158,156).

Note 30 - Fair Value of Financial Instruments

     The information about the estimated fair values of financial instruments as required by generally accepted accounting principles, is presented hereunder including some items not recognized in the statement of financial condition. The disclosure requirements exclude certain financial instruments and all non financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimate of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 2000 and 1999 follows:


                                                                                December 31,
                                            ---------------------------------------------------------------------
                                                        2000                                 1999
                                             Estimated         Carrying           Estimated          Carrying
                                             fair value         value            fair value           value
                                          ---------------   ------------        --------------    --------------
                                                                       (In thousands)
Assets:
Money market instruments                      $      2,020        $   2,020        $    35,217       $    35,217
Investment securities                            2,210,138        2,212,659          1,740,905         1,758,120
FHLB stock                                          18,537           18,537             17,827            17,827
Loans receivable, including loans
  held for sale - net                            3,396,324        3,421,279          2,753,597         2,673,584

Liabilities:
Deposits                                         3,351,069        3,345,984          2,554,429         2,565,422
Federal funds, securities sold
 under agreements to repurchase
 and other short-term borrowings                 1,857,651        1,856,436          1,604,635         1,604,635
Advances from FHLB                                  68,607           67,000             50,000            50,000
Notes payable and subordinated notes               144,853          146,048            145,994           149,094


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

         Loans receivable, including loans held for sale - net

     The fair value of all loans was estimated by the discounted present values of loans with similar financial characteristics. Loans were classified by type such as commercial, residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, credit cards, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an offset which reflects the risk and other costs inherent in the loan category. In certain cases, where recent experience was available regarding the sale of loans, this information was also incorporated into the fair value estimates.

         Non-accruing loans covered by a specific loan loss allowance were viewed as immediate losses and were valued at zero. Other non-accruing loans were arbitrarily assumed to be repaid after one year. Presumably this would occur either because loan is repaid, collateral has been sold to satisfy the loan or because general reserves are applied to it. The value of non-accruing loans not covered by specific reserves was discounted for one year at the going rate for similar new loans.

         Deposits

         The estimated fair values of demand deposits and savings accounts, which are the deposits with no defined maturities, equal the amount payable on demand at the reporting date. For deposits with stated maturities, but that reprice at least quarterly, the fair values are also estimated to be the amount payable at the reporting date.

         The fair values of fixed rate deposits with stated maturities, are based on the present value of the future cash flows expected to be paid on deposits. The cash flows are based on contractual maturities; no early repayments are assumed. Discount rates are based on the LIBOR yield curve. The estimated fair values of total deposits exclude the fair value of core deposits intangible, which represent the value of the customer relationship measured by the values of demand deposits and savings deposits that bear a low or zero rate of interest and do not fluctuate in response to changes in interest rates.

         All swaps currently held by the Corporation form part of structured broker CD's. In these instruments a fixed rate CD is matched with a swap of the same rate and maturity, thereby converting the fixed rate broker CD to a floating rate instrument which reprices quarterly based on a fixed differential to three month LIBOR. For purposes of fair value analysis, these structured broker CD's are therefore valued at book.

     Federal funds, securities sold under agreements to repurchase and other short-term borrowings

         Federal funds purchased, repurchase agreements and other short-term borrowings are mostly borrowed funds, which reprice at least quarterly, and their outstanding balances are estimated to be their fair values. Where longer commitments are involved, fair values are estimated in the same way as fixed terms deposits.

         Advances from FHLB

         The fair value of advances approximates their book value due to its short time to maturity.

         Notes payable and subordinated notes

         The fair value of notes payable and subordinated notes with fixed maturities was determined using discounted cash flow analysis over the full term of the borrowings. The cash flows assumed no early repayment of the borrowings. Discount rates were based on the LIBOR yield curve. Variable rate debt securities reprice at intervals of three months or less, therefore, their outstanding balances are estimated to be their fair values.

Note 31 - Supplemental Cash Flow Information


         Supplemental cash flow information follows:
                                                                           Year ended December 31,
                                                              --------------------------------------------------
                                                                   2000                1999                  1998
                                                              --------------     ----------------      ------------
                                                                                (In thousands)
Cash paid for:
     Interest                                                     $260,937            $173,273            $153,645
     Income tax                                                     30,477               6,271               1,494
Non cash investing and financing activities:
    Additions to other real estate owned                             3,121                 639               2,975


     Note 32 - Financial Instruments With Off-Balance Sheet Risk, Commitments to Extend Credit and Standby Letters of Credit


         The following table presents a detail of commitments to extend credit and standby letters of credit:
                                                                              December 31,
                                                                      --------------------------
                                                                      2000               1999
                                                                      ----               ----
Financial  instruments  whose contract (In thousands)  amounts  represent credit risk:
    Commitments to extend credit:
        To originate loans                                              $281,030         $465,902
        Unused credit card lines                                         267,104          253,463
        Unused personal lines of credit                                   14,467           10,362
        Commercial lines of credit                                       331,785          244,135
    Commercial letters of credit                                          12,387           12,345
    Standby letters of credit                                             22,914           13,754

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

          In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 2000 is not significant.

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

          The following table indicates the types of swaps used:

                                                               Notional amount
                                                               ---------------
                                                                (In thousands)
Pay-fixed swaps:
    Balance at December 31, 1998 and 1999                            $    50,000
    Expired contracts                                                     50,000
                                                                     -----------
    Balance at December 31, 2000                                 $             0
                                                                 ===============

Receive-fixed swaps:
    Balance at December 31, 1998                                    $     40,000
    Expired contracts                                                     40,000
    New contracts                                                        185,000
                                                                     -----------
    Balance at December 31, 1999                                         185,000
    Expired contracts                                                     25,000
    New contracts                                                        991,000
                                                                    ------------
    Balance at December 31, 2000                                      $1,151,000
                                                                      ==========

     At December 31, 2000, there are no pay-fixed swaps outstanding agreements. Pay-fixed swaps at December 31, 1999 had a fixed weighted average rate payment of 6.48% and a floating weighted average rate receiving of 6.07%. Receive-fixed swaps at December 31, 2000, have a floating weighted average rate payment of 6.64% (1999
- 6.09%) and a fixed weighted average rate receiving of 7.54% (1999 - 7.05%). Floating rates are based on a 90% to 100% of the average of the last three months LIBOR rate.

          For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 2000, the Corporation had total net receivable of $5,527,697 (1999 - $1,286,445) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counterparties. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 2000 was approximately $15.8 million and $15.9 million, respectively (1999 - $6.6 million and $6.7 million, respectively). The period to maturity of the swaps at December 31, 2000 ranged from one year through fifteen years (1999 - from five months through fifteen years).

          At December  31,  2000,  the  estimated  fair value to  liquidate  the
Corporation's  interest  rate  swaps  was  approximately   $49,621,508  (1999  -
$192,000).

     The  adoption of SFAS No. 133,  effective  January 1, 2001 as  discussed in
Note 2, will result in a grossing up of the statement of financial condition to reflect the swap and the certificates of deposit at fair value. Since the swaps are use to convert the cost of the certificates of deposit from fixed to variable, with a hedge relationship, which is estimated to be 100 percent effective, there will be no impact on the statement of income nor on comprehensive income, considering that the gain or loss on the swap agreements will completely offset the loss or gain on the certificates of deposit. On January 1, 2001, a swap asset of $49.6 million will be recognized with a corresponding increase in certificates of deposit by the same amount.

          Interest rate protection agreements (Caps)

          The Corporation also issues interest rate protection agreements (Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. The following table indicates the agreements outstanding at December 31, 2000 (dollars in thousands):

Cap agreements notional amount                  Cap Rate             Current 90 day LIBOR                 Maturity
------------------------------                  --------             --------------------              ------------------

           $100,000                                 7.50%                          6.40%               August 17, 2002
            100,000                                 7.50%                          6.40%               August 17, 2002
            200,000                                 7.25%                          6.40%               August 17, 2002
            200,000                                 7.00%                          6.40%               August 17, 2002

     Until December 31, 2000 the Corporation followed the provisions of SFAS No. 80 to account for its caps. The premium is amortized as an adjustment to interest expense on borrowings. Under SFAS No. 80, the amortization of premium in 2000, 1999, and 1998 amounted to approximately $352,000, $252,000, and
$147,000, respectively.

         In accordance with SFAS No. 133, Management designated these caps as cash-flow hedges. For a qualifying cash flow hedge, an interest rate cap will be carried on the statement of financial condition at fair value with the time value change reflected through the current statement of income. Any intrinsic value will be reflected through comprehensive income and will be reflected in future statements of income when payments are received from the counter party. On January 1, 2001 a loss of approximately $1.3 million will be recognized in the statement of income as a cumulative effect of the adoption of SFAS No. 133, as a result of unamortized premium paid for caps of $1.5 million less an estimated fair market value of $200,000.

Note 33 - Segment Information

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

          The only intersegment transaction is the net transfer of funds between the segments and the Treasury and Investment segment. The Treasury and Investment segment sells funds to the Retail and Commercial Corporate segments to finance their lending activities and purchases funds gathered by those segments. The interest rates charged or credited by Investment and Treasury is based on market rates.

          The  following  table  presents   information   about  the  reportable
segments:

                                                                               Treasury and       Commercial
                                                                   Retail      Investments         Corporate      Total
                                                             --------------------------------------------------------------
                                                                                   (In thousands)
For the year ended December 31, 2000:
Interest income                                                   $222,950          $134,328        $106,110      $463,388
Net (charge) credit for transfer of funds                          (12,582)           85,013         (72,431)
Interest expense                                                   (74,093)         (198,522)                     (272,615)
Net interest income                                                136,275            20,819          33,679       190,773
Provision for loan losses                                          (28,084)                          (17,635)      (45,719)
Segment income                                                     108,191            20,819          16,044       145,054
Average earning assets                                          $1,893,699        $1,985,580      $1,110,608    $4,989,887

For the year ended December 31, 1999:
Interest income                                                   $186,224          $108,332         $74,508      $369,064
Net (charge) credit for transfer of funds                           (4,018)           48,737         (44,719)
Interest expense                                                   (58,665)         (124,665)                     (183,330)
Net interest income                                                123,541            32,404          29,789       185,734
Provision for loan losses                                          (46,802)                           (1,159)      (47,961)
Segment income                                                      76,739            32,404          28,630       137,773
Average earning assets                                          $1,462,311        $1,726,719        $815,569    $4,004,599

For the year ended December 31, 1998:
Interest income                                                $   178,251       $    89,785       $  52,499    $  320,535
Net (charge) credit for transfer of funds                            7,683            20,698         (28,381)
Interest expense                                                   (60,003)          (95,127)                     (155,130)
Net interest income                                                125,931            15,356          24,118       165,405
Provision for loan losses                                          (74,837)                           (1,163)      (76,000)
Segment income                                                      51,094            15,356          22,955        89,405
Average earning assets                                          $1,364,803        $1,418,791        $561,612    $3,345,206




          The following table presents a reconciliation of the reportable segment financial information to the consolidated totals:

                                                                      Year ended December 31,
                                                             ------------------------------------------
                                                                 2000           1999           1998
                                                             ------------------------------------------
                                                                            (In thousands)
Interest income:
Total interest income for segments                              $463,388      $369,064         $320,535
Interest income credited to expense accounts                     _______       _______              763
                                                                                           ------------
     Total consolidated interest income                         $463,388      $369,064         $321,298
                                                                ========      ========         ========

Net income:
Total income for segments                                       $145,054      $137,773          $89,405
Other income                                                      50,032        32,862           58,240
Operating expenses                                              (113,050)     (101,272)         (91,035)
Income taxes                                                     (14,761)       (7,288)          (4,798)
                                                              ----------    ----------         --------
     Total consolidated net income                             $  67,275      $ 62,075          $51,812
                                                               =========      ========          =======
Average assets:
Total average earning assets for segments                     $4,989,887     $4,004,599      $3,345,206
Average non earning assets                                       249,489        168,182         148,331
                                                            ------------    -----------    ------------
     Total consolidated average assets                        $5,239,376     $4,172,781      $3,493,537

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

Note 35 - Selected Quarterly Financial Data (Unaudited)

          Financial data showing results of the 2000 and 1999 quarters is presented below. These results are unaudited. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

                                                                                    2000
                                        ------------------------------------------------------------------------------------------
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    --------------
                                                      (In thousands, except for per share results)
Interest income                               $105,181            $112,447        $120,384          $125,375
Net interest income                             48,320              48,337          47,038            47,078
Provision for loan losses                       12,020              11,158          11,566            10,975
Net income                                      16,351              16,477          16,699            17,748
Earnings per common share-basic                  $0.53               $0.55           $0.56            $0.57
Earnings per common share-diluted                $0.53               $0.55           $0.56            $0.57
                                                                                    1999
                                        ------------------------------------------------------------------------------------------
                                          March 31              June 30         Sept. 30           Dec. 31
                                        ------------        --------------  ---------------    --------------
                                                      (In thousands, except for per share results)
Interest income                                $87,143             $87,256         $94,475          $100,190
Net interest income                             44,597              46,341          46,789            48,006
Provision for loan losses                       13,800              12,950          11,017            10,195
Net income                                      14,141              15,394          16,208            16,332
Earnings per common share-basic                  $0.48               $0.49           $0.50            $0.52
Earnings per common share-diluted                $0.48               $0.49           $0.50            $0.51

Note 36 - First BanCorp (Holding Company Only) Financial Information

         The following condensed financial information presents the financial position of the Holding Company only at December 31, 2000 and 1999 and the results of its operations and its cash flows for the years ended on December 31, 2000 and 1999 and the period from October 1st, 1998 through December 31, 1998.



                        Statements of Financial Condition

                                                                             December 31, 2000            December 31, 1999
                                                                             -----------------             -----------------
                                                                                               (In thousands)
Assets:
Cash and due from depository institutions                                               $  17,026                 $ 13,160
                                                                                        ---------                 --------
Money market instruments                                                                      300                    1,778
                                                                                     ------------               ----------
Investment securities available for sale, at market value:
United States Government obligations                                                       18,951                   24,890
Other investments                                                                          27,347                   21,292
                                                                                        ---------                 --------
         Total investment securities available for sale                                    46,298                   46,182
                                                                                        ---------                 --------
Investment in FirstBank Puerto Rico, at equity                                            368,338                  235,637
Other assets                                                                                2,856                      348
                                                                                       ----------               ----------
Total assets                                                                             $434,818                 $297,105
                                                                                         ========                 ========

Liabilities and Stockholders' Equity:
Other borrowings                                                                                                 $     865
Accounts payable and other liabilities                                                 $      357                    1,338
                                                                                       ----------                ---------
         Total liabilities                                                                    357                    2,203
                                                                                      -----------                ---------
Stockholders' equity                                                                      434,461                  294,902
                                                                                         --------                  -------
Contingencies and commitments                                                             _______                  _______
Total liabilities and stockholders' equity                                               $434,818                 $297,105
                                                                                         ========                 ========




                              Statements of Income

                                                                                                                Period from
                                                                         Year ended December 31,           October 1, 1998 through
                                                                        2000                 1999          December 31, 1998
                                                                        ----                 ----          -----------------
                                                                                             (In thousands)
Income:
         Interest income on investment securities                     $      776          $    1,537
         Interest income on other investments                                289               1,141
         Dividend from subsidiary                                         24,000              10,000                   $10,360
         Other income                                                      8,251                  61                    ______
                                                                      ----------        ------------
                                                                          33,316              12,739                    10,360
                                                                       ---------           ---------                   -------
Expenses:
         Interest expense                                                     25
         Other operating expenses                                            487                 243                        15
                                                                      ----------          ----------                  --------
                                                                             512                 243                        15
                                                                      ----------          ----------                  --------
Income before income taxes and equity in
  undistributed earnings of subsidiary                                    32,804              12,496                    10,345
Income taxes                                                                 209                 374
Equity in undistributed earnings of subsidiary                            34,681              49,953                     3,342
                                                                       ---------            --------                 ---------
Net income                                                                67,276              62,075                    13,687
Other comprehensive income (loss), net of tax                             49,050             (77,399)                    8,750
                                                                       ---------           ---------                  --------
Comprehensive income (loss)                                             $116,326            $(15,324)                  $22,437
                                                                        ========            ========                   =======

         The principal source of income for the Holding Company consists of the earnings of FirstBank.

                             Statement of Cash Flows

                                                                                                            Period from
                                                                  Year ended December 31,           October 1, 1998 through
                                                                     2000               1999             December 31, 1998
                                                                     ----               ----             -----------------
                                                                                                (In thousands)
Cash flows from operating activities:
Net income                                                             $67,276           $62,075                   $13,686
                                                                       -------           -------                   -------
Adjustments to reconcile net income to net
         cash provided by operating activities:
         Equity in undistributed earnings of subsidiary                (34,403)          (49,953)                   (3,341)
         Net gain on sale of investments securities                     (7,134)
         Net decrease (increase) in other assets                           120              (130)                     (219)
         Net (decrease) increase in other liabilities                     (527)              883                    ______
                                                                    ----------         ---------
         Total adjustments                                             (41,944)          (49,200)                   (3,560)
                                                                      --------           -------                   -------
         Net cash provided by operating activities                      25,332            12,875                    10,126
                                                                      --------          --------                    ------
Cash flows from investing activities:
         Capital contribution to subsidiary                            (40,000)
         Purchases of securities available for sale                     (5,311)          (44,361)
                                                                   -----------           --------
         Net cash used in investing activities                         (45,311)          (44,361)
                                                                    ----------         ---------
Cash flows from financing activities:
         Net (decrease) increase in other borrowings                      (865)              865
         Proceeds from issuance on preferred stock                      72,438            86,850
         Exercise of stock options                                          94               176
         Cash dividends paid                                           (19,212)          (14,658)                   (2,213)
         Treasury stock acquired                                       (30,087)          (32,511)                   (2,211)
                                                                     ---------           -------                   -------
         Net cash provided by financing activities                      22,368            40,722                    (4,424)
                                                                      --------          --------                   -------
Net increase in cash                                                     2,389             9,236                     5,702
Cash and cash equivalents at the beginning of period                    14,937             5,702                     _____
                                                                      --------          --------
Cash and cash equivalents at the end of period                         $17,326           $14,938                    $5,702
                                                                       =======           =======                    ======

Cash and cash equivalents include:
Cash and due from banks                                                $17,026           $13,160                    $5,702
Money market instruments                                                   300             1,778                     _____
                                                                    ----------         ---------
                                                                       $17,326           $14,938                    $5,702
                                                                       =======           =======                    ======


Stockholders' Information

Independent Certified Public Accountants
PricewaterhouseCoopers LLP

Annual Meeting:
The annual meeting of stockholders will be held on April 26, 2001, at 2:00 p.m., at the main office of the Corporation located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico.

Telephone         (787) 729-8200
Internet          http://www.firstbankpr.com

Additional Information and Form 10-K:
Additional financial information about First BanCorp may be requested to Mrs. Laura Villarino, Senior Vice President and Controller, PO Box 9146, Santurce, Puerto Rico 00908. Copies of First BanCorp's Form 10-K filed with the SEC will be provided to stockholders upon written request to Mrs. Laura Villarino at the same mailing address.

Transfer Agent and Registrar:
The Bank of New York, 101 Barclay Street 12W, New York, NY 10286

General Counsels:
Fiddler, Gonzalez & Rodriguez, LLP
Latimer, Biaggi, Rachid & Godreau
Melendez Perez, Moran & Santiago