Form 10-K405, Exhibit 13
period 2001-12-31
FIRST BANCORP /PR/
filed 2002-03-26
CIK 1057706

                                   THE POWER


                              [FIRSTBANCCORP LOGO]

                                       OF


                                       1











                               2001 annual report

This annual report is dedicated to the strength of our identity and individuality. The power of being number one in the mind of consumers; of being a first choice for banking. As First BanCorp we are single in kind and excellence; we have One clear focus, being singular in every way. We represent the power of Oneness: one bank; one institution; one name that stands for the best in financial services and products: First BanCorp. At First BanCorp we are one-exceptional, unmatched and unparalleled.

One is powerful number. It has the quality of standing alone. It represents us and our most important symbol: 1.

Table of contents



Financial Highlights                          002


Offices                                       004


One Business Profile                          005


One Message                                   007


One Set of Numbers                            011


One Economy                                   015


One Team                                      017


Financial Review                              023


Financial Statements                          045


Stockholders' Information                     083


                              FINANCIAL HIGHLIGHTS
                  IN THOUSANDS (EXCEPT FOR PER SHARE RESULTS)

                                                                     2001             2000

OPERATING RESULTS:
Net interest income                                                 $236,055         $190,773
Provision for loan losses                                             61,030           45,718
Other income                                                          52,980           50,032
Other operating expenses                                             120,855          113,050
Income tax provision                                                  20,134           14,761
Cumulative effect of accounting change                                (1,015)
Net income                                                            86,001           67,276
Per common share:
  Net income - basic                                                    2.61             2.22
  Net income - diluted                                                  2.60             2.21

WEIGHTED AVERAGE COMMON SHARES:
Basic                                                                 26,567           26,943
Diluted                                                               26,762           27,145

AT YEAR END:
Assets                                                            $8,197,518       $5,919,657
Loans                                                              4,308,780        3,498,198
Allowance for loan losses                                             91,060           76,919
Investments                                                        3,715,999        2,233,216
Deposits                                                           4,098,554        3,345,984
Borrowings                                                         3,425,235        2,069,484
Capital                                                              602,919          434,461


Market price per common share
(End of year)
1999     $20.75
2000     $23.63
2001     $28.50

Return on assets
(Percentage)
1999       1.49
2000       1.28
2001       1.28

Diluted earnings per common share
1999      $1.98
2000      $2.21
2001      $2.60

Return on common equity
(Percentage)
1999     24.68
2000     27.81
2001     22.13

Net interest income
(In millions)
1999    $185.7
2000    $190.8
2001    $236.1

Common stockholders' equity
(In millions)
1999    $204.9
2000    $269.5
2001    $334.4

                                     [MAP]


                                    Offices


001.     Aguada
002.     Aguadilla
003.     Isabela
004.     San Sebastian
005.     Arecibo
006.     Manati
007.     Vega Baja
008.     Dorado
009.     Toa Baja
010.     Bayamon
011.     Guaynabo
012.     San Juan
013.     Carolina
014.     Rio Grande
015.     Fajardo
016.     Humacao
017.     Caguas
018.     Aguas Buenas
019.     Cidra
020.     Guayama
021.     Cayey
022.     Barranquitas
023.     Ponce
024.     Yauco
025.     Cabo Rojo
026.     Mayaguez
027.     Saint Thomas
028.     Saint Croix

Branch                                         48
Money Express                                  27
First Leasing & Rental Corp.                    7
Auto Loan Center                                2
Mortgage Loan Center                            7
FirstBank Insurance                             5

total >                                        96

ONE BUSINESS PROFILE


First BanCorp ("the Corporation"), incorporated in Puerto Rico, is the holding company for FirstBank ("the Bank"), the second largest commercial bank in Puerto Rico. First BanCorp also owns an insurance subsidiary, the FirstBank Insurance Agency. First BanCorp had total assets of $8.2 billion as of December 31, 2001. The Corporation, a Financial Holding Company, operates primarily in the Puerto Rico banking market, offering a wide selection of financial services to a growing number of consumer and commercial customers. Commercial loans, consumer loans, mortgage loans and investment securities are the most important areas of its business.

The Corporation has a $2.1 billion portfolio of commercial loans, commercial mortgages, construction loans and other related commercial products. Its commercial clients include businesses of all sizes covering a wide range of economic activities. First BanCorp has a $1.0 billion portfolio of residential mortgages. The institution also has $1.15 billion in consumer loans, concentrated in auto loans and leases, personal loans and credit cards. Its $3.7 billion investment portfolio consists mostly of U.S. Treasury and agency securities and mortgage backed securities. A strategic alliance with a major national brokerage firm allows FirstBank to offer brokerage

FIRST BANCORP HAS DISTINGUISHED ITSELF BY PROVIDING INNOVATIVE MARKETING
               STRATEGIES AND NOVEL PRODUCTS TO ATTRACT CLIENTS.

services in its largest branches, and the FirstBank Insurance Agency sells insurance from some FirstBank branches as well. Approximately 1,700 professionals and a sophisticated computer system support the business activities of the Corporation.

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

The Corporation, which is a well-capitalized institution under federal standards, operates 48 full service branches including four offices in the U.S. Virgin Islands. The Corporation also has two auto loan centers and seven mortgage loan centers in Puerto Rico. In addition, the FirstBank Insurance Agency operates five sales offices. A second tier subsidiary of First BanCorp, Money Express, operates 27 small loan offices throughout Puerto Rico. First BanCorp also includes a second tier subsidiary known as First Leasing and Rental Corp. which rents and leases motor vehicles from its seven offices in Puerto Rico.

First BanCorp has distinguished itself by providing innovative marketing strategies and novel products to attract clients. Besides its main branches and specialized lending offices, the Corporation has offered a telephone information service called "Telebanco" since 1983. This was the first telebanking service offered in Puerto Rico. First BanCorp clients have access to an extensive ATM network with access to the U.S. Virgin Islands, the U.S. mainland and all over the world. The Corporation was also the first in Puerto Rico to open on weekends and the first to offer in-store branches to its clients. First BanCorp was also the first banking institution in Puerto Rico with a presence on the internet. The Corporation now offers a wide menu of internet banking services to its clients.

First BanCorp and its subsidiaries are subject to supervision, examination and regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of Puerto Rico. The FirstBank Insurance Agency is regulated by the Puerto Rico Insurance Commissioner. The Virgin Islands operations of FirstBank are regulated by the Virgin Islands Banking Board.

First BanCorp is committed to providing the most efficient and cost effective banking services possible. Management's goal is to be the premier financial institution in Puerto Rico and the Virgin Islands, recognized for consistently exceeding the expectations of its clients, employees and stockholders.

[Photo]

             GROWTH, DIVERSIFICATION, COST CONTROL AND SERVICE HAVE
                  LAID THE FOUNDATIONS FOR THESE ACHIEVEMENTS.


ONE MESSAGE


To our stockholders:

On behalf of the Board of Directors and staff of First BanCorp I am pleased to submit our annual report for 2001, another record year. In 2001 First BanCorp earned $86.0 million, representing $2.61 per common share (basic) or $2.60 per common share (diluted). These earnings compare favorably with 2000, when the Corporation earned $67.3 million, which came to $2.22 per common share (basic) or $2.21 per common share (diluted).

Net income increased 27.8% and diluted earnings per share rose 17.6% in 2001. The Corporation achieved a 22.13% return on common equity in 2001, while the return on average assets was 1.28%. The efficiency ratio improved to an outstanding 41.81%. Growth, diversification, cost control and service have laid the foundations for these achievements. I will emphasize those four themes in this letter.

NEW INITIATIVES AND GROWTH

Our business grew substantially last year. Assets rose 38.5% from $5.9 billion at year-end 2000 to $8.2 billion at the end of 2001. Loans increased 23.2% to $4.3 billion, due mainly to an $822 million increase in residential mortgage and commercial lending. Deposits increased 22.5% to $4.1 billion.

During 2001 First BanCorp created a new subsidiary, the FirstBank Insurance Agency. The Gramm Leach Bliley Act and related changes in local laws now permit Financial Holding Companies to enter the insurance business. The FirstBank Insurance Agency will not underwrite insurance or cover risks. It will sell third party insurance from FirstBank branches using its own licensed representatives. The new company will initiate operations in five branches during 2002 and we expect it to grow steadily in coming years. The FirstBank Insurance Agency moves us one step closer to "one stop shopping" for financial services.

At the beginning of 2002 we announced plans to acquire the operations of JP Morgan Chase & Co. in the Virgin Islands. This transaction is subject to regulatory approval and to a formal agreement concerning its details. Chase's Virgin Islands operations include over $500 million of assets, including eight branches and 14 ATM locations on four islands. This acquisition also includes an insurance agency, Chase Agency Services, Inc. and an export service company, Chase Trade, Inc. This acquisition shows our commitment to the Virgin Islands, where we currently have four offices. FirstBank has been serving the U.S.Virgin Islands since 1962.

STRATEGIC RELATIONSHIPS WITH OTHER FIRMS

FirstBank has an agreement with a major national brokerage house to provide financial and investment services in our branches. They have opened offices in twelve FirstBank facilities, while serving our remaining branches by telephone. On December 31 that firm had accounts totaling approximately $115 million in the Corporation's offices. During 2001 FirstBank also provided consulting services to Goldman Sachs for seven Puerto Rico bond issues totaling $6.3 billion.

During 2001 FirstBank also entered new relationships with other firms. The Bank began providing a credit card for clients of a local furniture chain, with approximately 35 outlets and 900 employees, which is currently expanding its operations on the Island. The Bank already offers credit cards for Texaco and Western Auto in Puerto Rico.

Second, First BanCorp purchased an eight percent share of Southern Security Bank, a small Florida institution that is changing its name to Pan American Bank. First BanCorp also owns approximately two percent share in a new Florida banking institution, American Premier Bank. Both institutions are small, community banks that emphasize service. Management remains interested in the Florida banking market. Expansion there remains a possibility, depending on business opportunities and market conditions.

In coming years we will continue working to develop strategic arrangements with established firms. Such alliances allow both parties to contribute their own specialized knowledge, experience and customer relationships to each specific venture.

FUNDING AND LIABILITY MANAGEMENT

We have also been adding new sources of funding. In March 2001 the Corporation opened a new branch in Plaza Guaynabo, a local shopping center in a high income area. This branch has drive-through facilities. During 2002 the Corporation plans to open another office in a new shopping center in the San Juan metropolitan area. These expansions are part of a long-term effort to improve and modernize the Corporation's branch network.

First BanCorp also introduced a CD whose yield is indexed to the S&P 500 stock index. This product complements the existing Dow Jones indexed CD. Both will help the Corporation compete for savings and retirement funds by offering higher long term returns than conventional savings accounts and CD's.

During 2001 First BanCorp also issued $103.5 million of preferred stock, successfully completing the largest Puerto Rico preferred stock offering ever. At the end of 2001 the Corporation's core capital ratio was 7.49% and the risk-based ratio was 14.50%. We closed an additional $92 million preferred stock issue at the beginning of 2002, ensuring a comfortable margin for future growth. In addition, the Corporation has restructured its balance sheet to reduce interest rate risk.

CLIENT SERVICE AND CORPORATE IMAGE

First BanCorp has traditionally had a special place in the minds of consumers in Puerto Rico. Our institution began operations in 1948 as "First Federal Savings Bank" and for many years was the leading Savings and Loan institution on the island. Even after converting to a commercial bank in 1994 the Corporation specialized in consumer lending for many years. While we have diversified into commercial lending during the past four years, our base of 600,000 to 700,000 local clients remains, along with our roots in the Puerto Rican community.

As a community service project we have been running a series of advertising campaigns to promote awareness and encourage membership in the Puerto Rico Conservation Trust, a foundation which conserves historic landmarks on the Island. The program featured an "Isla Viva" bank account for children, which included a membership in the same organization. In addition, the program introduced an "Isla Viva" credit card which contributes to the Conservation Trust. This program won the 2001 Excel prize, an award given by the Association of Public Relations Professionals of Puerto Rico for the best public relations program of the year.

 FIRST BANCORP HAS TRADITIONALLY HAD A SPECIAL PLACE IN THE MINDS OF CONSUMERS

In response to the economic slowdown on the Island, Management also began a campaign to encourage Puerto Ricans to visit local stores and restaurants, to travel throughout the Island, and to invest in Puerto Rico. The local business community reacted favorably.

Finally, Management launched a three-year effort to further improve service in all areas of our operations. Our continuing efforts to automate branch operations will form part of this process. Beyond this, quality teams composed of bank officers and employees will evaluate, design and implement improved procedures throughout the organization. The goal of this effort is to fully satisfy the banking needs of all our consumer and corporate clients.

ENHANCING SHAREHOLDER VALUE

         The efforts of our Management and employees have paid off in strong earnings growth in 2001. The Corporation experienced a return on common equity of 22.13% compared with 27.81% last year. Our stock price has reflected these strong results, and our shareholders experienced a return of 22.86% on their investment during 2001. Investors who held First BanCorp stock over the ten year period from year-end 1991 to year-end 2001 received a cumulative total return of 3,397%. Officers and directors of First BanCorp own approximately 16 percent of its shares. This shows their confidence in First BanCorp's future and their commitment to keep its fundamentals sound.

As First BanCorp begins another year of growth and service to the Puerto Rican and Virgin Islands community, we are confident that our Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers and directors. I am confident that we can meet the challenges ahead, and that we will provide better service than ever to our clients, while benefiting employees and stockholders in the years to come.


                                            /s/  Angel Alvarez-Perez
                                            ------------------------
                                            Angel Alvarez-Perez
                                            Chairman
                                            President
                                            Chief Executive Officer

                                    [GRAPH]

ONE SET OF NUMBERS -ACHIEVEMENTS IN 2001


Record profits made 2001 a successful year as First BanCorp earned $86.0 million, which comes to $2.61 per common share (basic) or $2.60 per common share (diluted). In 2000 the Corporation earned $67.3 million, the equivalent of $2.22 (basic) or $2.21 (diluted) per common share. Net income increased by 27.8% in 2001, or 17.6% per share on a diluted basis. Net interest income was the key factor in this outstanding performance, and it grew 23.7% to $236.1 million during 2001.

Loans increased by $810.6 million or 23.2% for the year, as residential mortgage and commercial loans grew $822 million. The investment portfolio grew by $1.5 billion. During 2001 deposits grew from $3.3 billion to $4.1 billion, an increase of $1.0 billion, or 22.5%.

Diversification of the Balance Sheet

Management has been pursuing a consistent strategy of shifting the lending portfolio towards commercial lending without sacrificing the consumer area. During the latter part of the 1990's Management supported this expansion by recruiting experienced executives and other personnel, by adding new computer programs and capacity, and by offering new products tailored to commercial clients.

During 2001 the Corporation continued this transition as commercial loans grew $557 million to $2.1 billion while consumer lending remained roughly constant at $1.15 billion. In the five years between the end of 1996 and the end of 2001 consumer loans declined from 61.0% to 26.7% of the Corporation's loan portfolio, while commercial loans increased from 23.3% to 49.8%. Residential mortgage loans increased from 15.7% to 23.5%. In absolute terms, commercial loans grew from $0.4 billion in 1996 to $2.1 billion in 2001.

The inauguration of the FirstBank Insurance Agency in 2001 will lead to further diversification. It will lay the groundwork for greater fee income in the future, and complement the First Securities operation in providing a greater variety of services for clients. These changes are transforming First BanCorp into a full service financial holding company which emphasizes both commercial and consumer lending.

Cost Control and Restructuring

During 2001 First BanCorp continued its outstanding record in cost control. The Corporation had an efficiency ratio of 41.81%, considerably better than the 46.95% of 2000. These results compare favorably with others in the industry. Operating expenses rose by 6.9% in 2001, from $113.0 million to $120.9 million.

Improvements in data processing technology continued to move forward in 2001. Having introduced internet banking in 2000, the Corporation will be advancing the process of branch automation by mechanizing clerical functions such as opening accounts and handling documents. Teller functions were previously streamlined in 2000. During 2002 the Corporation will also add a larger, more modern mainframe computer which will triple previous computing capacity. These changes will allow the Corporation to continue growing and improving customer service.

The Corporation opened one strategically important branch in 2001 and plans another opening during 2002. Both these branches are located in shopping centers in the San Juan metropolitan area. In addition, First BanCorp is beginning a three year total quality campaign to improve service quality in all areas of the institution. These changes will make the branch network more efficient and serve clients better.

Asset Quality

Despite economic growth on the island slowing, Management has mostly maintained the hard-won gains in asset quality achieved since 1998, when the Corporation improved its underwriting, introduced tighter approval procedures and improved computer systems. The quality of the Corporation's assets contributed importantly to the record profits last year.

During 2001 First BanCorp wrote off $47.0 million of loans on a net basis, compared with $42.0 million in 2000, $44.6 million in 1999 and $66.2 million in 1998. The amounts provided for loan losses have followed a similar trend. They were $61.0 million in 2001, $45.7 million in 2000, $48.0 million in 1999 and $76.0 million in 1998. On December 31, 2001 non-performing loans totaled $73.0 million, compared to $67.7 million on the same date in 2000, and $53.8 million at the end of 1999.

These trends took place as the overall loan portfolio more than doubled to $4.3 billion at the end of 2001 from $2.1 billion at the end of 1998. The Corporation has built its loan loss reserves in line with this growth. Loan loss reserves reached $91.1 million at the end of 2001, compared with $76.9 million for 2000, $71.8 million for 1999 and $67.9 million for 1998. As a result, the reserve coverage ratio (allowance for loan losses as a percentage of non-performing loans) has remained above 100% in the recent past. It was 124.7% at the end of 2001, 113.6% at the end of 2000, 133.4% at year-end 1999 and 119.1% at the end of 1998.

Overall, loan quality has been improving even as the size of the loan portfolio has grown. At the end of 2001 the ratio of non-performing loans to total loans had fallen to 1.69%, compared with 1.94% at the end of 2000, 1.96% at the end of 1999 and 2.69% at year-end 1998. Maintaining good asset quality has been an achievement, in view of the recessionary environment which prevailed during 2001.

Restructuring Liabilities and Capital

Management also restructured the Corporation's liabilities during 2001, adding fixed rate borrowings and deposits with terms ranging from two to five years. These changes have reduced the Corporation's exposure to interest rate risk in the future.

During 2001 Management also strengthened the capital structure of First BanCorp by issuing $103.5 million in preferred stock, the largest issue of its type ever undertaken in Puerto Rico. Management closed an additional $92 million issue of preferred stock in early 2002. Although assets grew substantially during 2001 these transactions helped the Corporation to maintain a solid and prudent capital structure. As of December 31, 2001 the core capital ratio was 7.49% and the risk based capital ratio was 14.50%.


MAINTAINING GOOD ASSET QUALITY HAS BEEN AN ACHIEVEMENT, IN VIEW OF THE RECESSIONARY ENVIRONMENT WHICH PREVAILED DURING 2001

Increasing Shareholder Value

The financial results reported here continue a pattern of growth and improving asset quality that has been consistent for several years. The results have been very beneficial to shareholders. First BanCorp's return on common equity was 22.13% in 2001, while the return on average assets was 1.28%. Dividends were increased in 2001, but the payout ratio remained a conservative 19.91% compared with 19.72% in 2000.

First BanCorp shareholders experienced a total return of 22.86% on their investment during 2001. Investors who held First BanCorp stock over the ten year period from year-end 1991 to year-end 2001 received a cumulative total return of 3,397%.

Management is optimistic about the future of First BanCorp. The range of services it offers, its effective network of offices and branches supplemented by new sales methods, its dedicated staff and its reputation with clients will all contribute to future earnings growth. Management will continue its efforts to improve First BanCorp's excellent performance in 2002 and in the years to come.

                                     [MAP]

ONE ECONOMY

The Island of Puerto Rico is a U.S. Commonwealth with a population of 3.8 million, located in the Caribbean approximately 1,600 miles southeast of New York. Puerto Rico enjoyed solid economic growth over most of the 1990's. Real GNP grew by 3.1% in the 2000 fiscal year, according to the most recent official data available. Economists project a slowdown to less than 2% during fiscal 2001 and a small decline in fiscal 2002 due to the U.S. recession.

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

Puerto Rico made a rapid transition from poverty in the immediate postwar period to prosperity today. Throughout this process the Island has attracted industry using tax exemption. Many multinational corporations have substantial operations here. During 1996 Congress repealed Section 936 of the Internal Revenue Code, which provided Federal tax exemption for companies operating in Puerto Rico. However, Congress also provided a ten year grandfather clause for companies already operating here. The reduction of tax incentives has combined with intense wage competition in other areas and the U.S. recession to reduce manufacturing employment.

Still, Puerto Rico is becoming somewhat less dependent on manufacturing than it was in the early postwar period. While manufacturing is still an important part of its economy, Puerto Rico has been diversifying to include tourism, services and transportation.

During the recent slowdown construction activity has held up well, but manufacturing and consumption have weakened somewhat. Tourism has been affected along with the rest of the Caribbean region, though new hotels have mitigated this effect. Economists expect a decrease of less than 1% in real GNP during fiscal 2002 followed by recovery and growth in future years.

                                   [GRAPHIC]
ONE TEAM

BOARD OF DIRECTORS



Juan Acosta Reboyras
Francisco D. Fernandez
Jose Teixidor


Jorge L. Diaz Irizarry
Jose Julian Alvarez
Rafael Bouet

                                    [PHOTO]

Annie Astor-Carbonell
Angel Alvarez-Perez, Chairman
German E. Malaret



                                    [PHOTO]


                                    [PHOTO]

Jose L. Ferrer Canals
Hector M. Nevares


                                    [PHOTO]

                                     [PHOTO]


                              Angel Alvarez-Perez,
                             Annie Astor-Carbonell,
                               Luis M. Beauchamp,
                                Aurelio Aleman,
                              Fernando L. Batlle,
                               Ricardo N. Ramos,


FIRST BANCORP OFFICERS

PRESIDENT                                ANGEL ALVAREZ-PEREZ Chief Executive Officer

SENIOR EXECUTIVE VICE PRESIDENTS         ANNIE ASTOR-CARBONELL Chief Financial Officer
                                         LUIS M. BEAUCHAMP Chief Lending Officer


EXECUTIVE VICE PRESIDENTS                AURELIO ALEMAN Retail Banking
                                         FERNANDO L. BATLLE Branch Banking, Mortgages
                                         RICARDO N. RAMOS First Securities
                                         RANDOLFO RIVERA Commercial Wholesale

SENIOR VICE PRESIDENTS                   JOSE H. APONTE Commercial Mortgage
                                         MIGUEL BABILONIA Credit Policy & Portfolio Management
                                         LUIS CABRERA Treasury & Investments
                                         EVA CANDELARIO Corporate Business Development
                                         JAMES E. CRITES Sales & Distribution Virgin Islands
                                         AIDA M. GARCIA Human Resources
                                         MICHAEL GARCIA Consumer Collection
                                         FERNANDO IGLESIAS Special Loans
                                         ROGER LAY Internal Audit
                                         MIGUEL MEJIAS Information Systems
                                         CARMEN NIGAGLIONI Middle Market
                                         JOHN ORTIZ Remote Banking
                                         HAYDEE RIVERA Branch Banking Operations
                                         JULIO RIVERA Construction Lending
                                         CARMEN ROCAFORT Structured Financing
                                         JOSIANNE M. ROSSELLO Marketing & Public Relations
                                         DEMETRIO SANTIAGO Auto Wholesale
                                         HECTOR SANTIAGO Auto Business & Operations
                                         DENISSE SEGARRA Sales & Distribution
                                         LAURA VILLARINO Controller

                                    [PHOTO]

                                Randolfo Rivera
                                  Luis Cabrera
                                 Aida M. Garcia
                                 Miguel Mejias
                              Josianne M. Rossello
                                Laura Villarino

VICE PRESIDENTS        ALEXIS AGUIAR                        FIRST FEDERAL FINANCE CORPORATION
                         Structured Finance                   DBA MONEY EXPRESS "LA FINANCIERA"

                       WILLIAM ALVAREZ                      ANGEL ALVAREZ-PEREZ
                         Indirect Business & Merchants        Chief Executive Officer

                       JOSE ALVELO                          AURELIO ALEMAN
                         Information Systems                  President and Chief Operating Officer

                       MARGA AVILES                         CARLOS POWER
                         Consumer Loans Operations            Senior Vice President and General Manager

                       BEVERLY BACHETTI                     FIRST LEASING AND RENTAL CORPORATION
                         Private Banking                      ANGEL ALVAREZ-PEREZ
                                                              Chief Executive Officer

                       MARIA BENABE                         AURELIO ALEMAN
                         Consumer Collections                 President and Chief Operating Officer

                       ANA COLON                            AGUSTIN DAVILA
                         Centralized Accounting               General Manager

                       WANDA COOPER
                         Customer Care Center               FIRSTBANK INSURANCE AGENCY, INC.

                       LENITZIA DELGADO                     ANGEL ALVAREZ-PEREZ
                         Corporate Services                   Chief Executive Officer

                       MAYRA GASCOT                         AURELIO ALEMAN
                         Information Systems                  President and Chief Operating Officer

                       DAVID GONZALEZ                       VICTOR SANTIAGO
                         Corporate Business Development       Product Development Manager

                       NELSON GONZALEZ
                         Structured Financing

                       GILBERTO LOPEZ
                         Middle Market

                       MARCELO LOPEZ
                         Sales & Distribution

                       JUANITA MARRERO
                         First Mortgage

                       JOSE NEGRON
                         Auto Lot

                       JOSE NEVAREZ
                         Information Systems

                       LUIS ORENGO
                         Commercial Wholesale

                       EDUARDO ORTIZ
                         Auto Wholesale

                       MARIA CRISTINA ORUNA
                         Customer Relationship Management

                       OSVALDO PADILLA
                         Corporate Services

                       REYNALDO PADILLA
                         Auto Finance

                       MIGUEL PIMENTEL
                         Corporate Business Development

                       DIONISIO RAMIREZ
                         Construction Lending

                       JORGE RENDON
                         Operational Support

                       MIGDALIA RIVERA
                         Middle Market

                       SANDRA RIVERA
                         Consumer Collections

                       BELINDA RODRIGUEZ
                         Remote Sale

                       JOSE L. RODRIGUEZ
                         Information Systems

                       ELIZABETH SANCHEZ
                         Marine Financing

                       ROBERTO SANCHEZ
                         Consumer Loans Credit Risk

                       JOSE J. SANTIAGO
                         Commercial Wholesale

                       RAMON SANTIAGO
                         Asset Based Unit

                       MIGUEL SANTIN
                         Corporate Banking

                       CARMEN SZENDREY
                         Legal Counsel

                       CARMEN TORRES
                         Branch Manager

                       RAPHAEL TORRES
                         Sales & Distribution

ONE CORPORATION


                                   [GRAPHIC]

FINANCIAL REVIEW

- The table on the following pages shows the Corporation's history in numbers. From 1991 to 2001, the Corporation reported consistent growth without restating earnings. Over this period, asset size increased more than fourfold from $1.9 billion to $8.2 billion, while book value per common share grew ninefold from $1.35 to $12.59. Earnings also increased as net income grew more than eight times from $10 million to $86 million. The efficiency ratio improved dramatically from 63.69% to 41.81%, and diluted per share earnings grew tenfold from $0.22 to $2.60. Since 1991 First BanCorp has transformed itself from First Federal Savings Bank, a small Savings and Loan Institution, into
         First BanCorp, a diversified financial services organization.

SELECTED FINANCIAL DATA

(IN THOUSANDS EXCEPT FOR PER SHARE RESULTS)                              2001            2000           1999           1998
-   Condensed Income Statements:
       Total interest income                                         $  516,256      $  463,388     $  369,063     $  321,298
       Total interest expense                                           280,201         272,615        183,330        155,130
       Net interest income                                              236,055         190,773        185,733        166,168
       Provision for loan losses                                         61,030          45,719         47,961         76,000
       Other income                                                      52,980          50,032         32,862         58,240
       Other operating expenses                                         120,855         113,049        101,271         91,798
       Unusual item - SAIF assessment
       Income before income tax provision, extraordinary item
         and cumulative effect of accounting change                     107,150          82,037         69,363         56,610
       Provision for income tax                                          20,134          14,761          7,288          4,798
       Income before extraordinary item and
         cumulative effect of accounting change                          87,016          67,276         62,075         51,812
       Extraordinary item
       Cumulative effect of accounting change                            (1,015)
       Net income                                                        86,001          67,276         62,075         51,812

-   Per Common Share Results (1):
       Income before extraordinary item and
        cumulative effect of accounting change diluted               $     2.64      $     2.21     $     1.98     $     1.74
       Extraordinary item
       Cumulative effect of accounting change                             (0.04)
       Net income per common share diluted                           $     2.60      $     2.21     $     1.98     $     1.74
       Net income per common share basic                             $     2.61      $     2.22     $     2.00     $     1.75
       Cash dividends declared                                       $     0.52      $     0.44     $     0.36     $     0.30
       Average shares outstanding                                        26,567          26,943         28,941         29,586
       Average shares outstanding diluted                                26,762          27,145         29,199         29,858

-   Balance Sheet Data: End of year
       Loans and loans held for sale                                 $4,308,780      $3,498,198     $2,745,368     $2,120,054
       Allowance for possible loan losses                                91,060          76,919         71,784         67,854
       Investments                                                    3,715,999       2,233,216      1,811,164      1,800,489
       Total assets                                                   8,197,518       5,919,657      4,721,568      4,017,352
       Deposits                                                       4,098,554       3,345,984      2,565,422      1,775,045
       Borrowings                                                     3,425,236       2,069,484      1,803,729      1,930,488
       Total common equity                                              334,419         269,461        204,902        270,368
       Total equity                                                     602,919         434,461        294,902        270,368
       Book value per common share                                        12.59           10.20           7.30           9.17

-   Regulatory Capital Ratios (In Percent): End of year
       Total capital to risk weighted assets                              14.50           14.43          16.16          17.39
       Tier 1 capital to risk weighted assets                             12.16           11.23          11.64          11.55
       Tier 1 capital to average assets                                    7.49            7.28           7.47           6.59

-   Selected Financial Ratios (In Percent): Year ended
       Net income to average total assets                                  1.28            1.28           1.49           1.48
       Interest rate spread (2)                                            3.64            3.38           4.29           4.76
       Net interest income to average earning assets (2)                   4.08            3.91           4.85           5.27
       Yield on average earning assets (2)                                 8.42            9.21           9.29           9.83
       Cost on average interest bearing liabilities                        4.78            5.83           5.00           5.07
       Net income to average total equity                                 16.20           21.21          21.06          20.54
       Net income to average common equity                                22.13           27.81          24.68          20.54
       Average total equity to average total assets                        7.92            6.05           7.07           7.22
       Dividend payout ratio                                              19.91           19.72          17.96          17.12
       Efficiency ratio (3)                                               41.81           46.95          46.33          40.91

-   Offices:
       Number of full service branches                                       48              48             48             40
       Loan origination offices                                              43              38             41             45

-1 Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits.
-2 Ratios for 1993 and thereafter were computed on a taxable equivalent basis.
-3 Other operating expenses to the sum of net interest income and other income.

    1997              1996              1995              1994             1993             1992             1991
$  285,160        $  256,523        $  208,488        $  180,309       $  159,433       $  158,993       $  171,789
   130,429           113,027            96,838            76,674           72,413           85,986          109,942
   154,731           143,496           111,650           103,635           87,020           73,007           61,847
    55,676            31,582            30,894            17,674           18,669           13,596           16,444
    39,866            29,614            48,268            18,169           17,123           13,563           18,895
    83,268            82,498            65,628            60,760           56,994           54,745           51,423
                       9,115

    55,653            49,915            63,396            43,370           28,480           18,229           12,875
     8,125            12,281            14,295            12,385            6,525            2,879            1,420

    47,528            37,634            49,101            30,985           21,955           15,350           11,455
                                                            (429)                             (870)          (1,400)
                                                                            6,840
    47,528            37,634            49,101            30,556           28,795           14,480           10,055


$     1.58        $     1.22        $     1.58        $     1.01       $     0.63       $     0.37       $     0.26
                                                           (0.02)                            (0.03)           (0.04)
                                                                             0.21
$     1.58        $     1.22        $     1.58        $     0.99       $     0.84       $     0.34       $     0.22
$     1.58        $     1.22        $     1.61        $     1.02       $     0.94       $     0.41       $     0.25
$     0.24        $     0.20        $     0.08               N/A              N/A              N/A              N/A
    30,036            30,794            30,592            29,977           29,322           28,584           28,584
    30,204            30,952            31,118            30,859           32,946           34,065           33,237

$1,959,301        $1,896,074        $1,556,606        $1,501,273       $1,237,928       $1,182,409       $1,264,380
    57,712            55,254            55,009            37,413           30,453           30,474           29,001
 1,276,900           830,980           785,747           595,555          603,373          636,781          564,431
 3,327,436         2,822,147         2,432,816         2,174,692        1,913,902        1,888,754        1,898,399
 1,594,635         1,703,926         1,518,367         1,493,445        1,398,247        1,359,448        1,396,066
 1,461,581           889,668           700,609           538,080          400,977          415,257          408,414
   236,379           191,142           171,202           120,015           92,785           50,194           38,410
   236,379           191,142           171,202           120,015           92,785           88,622           74,146
      7.93              6.32              5.51              3.99             3.14             1.75             1.35

     17.26             15.25             16.17              9.76             9.05             9.32             7.08
     11.07              9.32              9.93              8.50             7.79             8.06             5.75
      7.44              6.65              6.82              5.74             4.70             4.60             3.74

      1.63              1.48              2.22              1.53             1.53             0.78             0.53
      5.30              5.46              5.07              5.23             4.73             3.66             3.19
      5.83              6.03              5.59              5.65             5.10             4.04             3.39
     10.45             10.63             10.12              9.63             9.10             8.80             9.41
      5.15              5.17              5.05              4.40             4.37             5.14             6.22
     22.30             20.49             33.19             29.07            30.36            17.70            14.38
     22.30             20.49             33.19             29.07            39.68            26.37            20.20
      7.32              7.23              6.68              5.27             5.05             4.38             3.67
     15.14             16.32              5.06               N/A              N/A              N/A              N/A
     42.79             47.66             41.04             49.88            54.73            63.24            63.69

        36                36                36                32               33               33               33
        44                47                43                23                9                4                1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


-    FINANCIAL REVIEW SUMMARY

     For the year 2001, First BanCorp (the Corporation) recorded earnings of $86,001,444 or $2.61 per common share basic and $2.60 per common share diluted, compared to $67,275,609 or $2.22 per common share basic and $2.21 per common share diluted for 2000, and $62,074,949 or $2.00 per common share basic and $1.98 per common share diluted for 1999.

     The increase in the Corporation's earnings is attributed to the net interest income earned on the growing portfolio of average earning assets, net of increases in operating expenses, a higher provision for loan losses and income taxes. For 2001 as compared to 2000, net income increased by $18,725,835 or $0.39 per common share diluted, and for 2000 as compared to 1999, by $5,200,660 or $0.23 per common share diluted.

     Return on average assets was 1.28% for 2001 and 2000 and 1.49% for 1999. Return on average equity was 16.20% for 2001, 21.21% for 2000 and 21.06% for 1999. Return on average common equity was 22.13% for 2001, 27.81% for 2000 and 24.68% for 1999.

-    RESULTS OF OPERATIONS

     The Corporation's results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense paid on interest bearing liabilities, including deposits and borrowings. Also, the results of operations depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), other income (mainly service charges and fees on loans), gains on sale of investments and income taxes.

-    NET INTEREST INCOME

     Net interest income increased to $236 million for 2001 from $191 million in 2000 and $186 million in 1999. The increase in net interest income for the year 2001 is the result of volume increases of $1,307 million in the Corporation's average loan and investment portfolios, and the improvement in the net interest margin.

     The following table includes a detailed analysis of net interest income, excluding dividend income on equity securities. Part I presents average volumes and rates on a tax equivalent basis and Part II presents the extent to which changes in interest rates and changes in volume of interest related assets and liabilities have affected the Corporation's net interest income. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rates), and changes in rate (changes in rate multiplied by old volumes). Rate-volume variances (changes in rate multiplied by changes in volume) have been allocated to the changes in volume and changes in rate based upon their respective percentage of the combined totals.

                                     Part I
                            Year ended December 31,

                                          Average volume            Interest income (1)/expense        Average rate (1)
                                  2001       2000         1999        2001      2000      1999     2001     2000      1999
                               -------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Earning assets:
Money market instruments       $   46,517  $    9,293  $   27,344   $  1,476  $    527  $    450   3.17%    5.67%    1.65%
Government obligations            588,932     528,903     415,742     35,955    36,043    24,997   6.11%    6.81%    6.01%
Mortgage backed securities      1,711,980   1,457,044   1,294,195    126,098   100,415    92,157   7.37%    6.89%    7.12%
Corporate bonds                   247,094      51,508      18,646     21,230     4,366     1,598   8.59%    8.48%    8.57%
FHLB stock                         21,841      18,008      16,170      1,289     1,249     1,101   5.90%    6.94%    6.81%
                               ----------  ----------  ----------   --------  --------  --------
   Total investments            2,616,364   2,064,756   1,772,097    186,048   142,600   120,303   7.11%    6.91%    6.79%
                               ----------  ----------  ----------   --------  --------  --------
Consumer loans                  1,036,637   1,026,044   1,013,782    140,050   140,635   138,130  13.51%   13.71%   13.63%
Residential real estate loans     869,374     573,866     327,700     65,496    49,115    30,754   7.53%    8.56%    9.38%
Construction loans                219,890     169,257      94,940     17,323    18,251     9,216   7.88%   10.78%    9.71%
Commercial loans                1,584,910   1,210,783     847,917    119,867   110,808    75,879   7.56%    9.15%    8.95%
Finance leases                    127,872     103,114      68,577     14,661    12,499     9,080  11.47%   12.12%   13.24%
                               ----------  ----------  ----------   --------  --------  --------
   Total loans (2)              3,838,683   3,083,064   2,352,916    357,397   331,308   263,059   9.31%   10.75%   11.18%
                               ----------  ----------  ----------   --------  --------  --------
   Total earning assets        $6,455,047  $5,147,820  $4,125,013   $543,445  $473,908  $383,362   8.42%    9.21%    9.29%
                               ==========  ==========  ==========   ========  ========  ========
Interest bearing liabilities:
Interest bearing checking
 accounts                      $  186,111  $  162,456  $  140,690   $  5,926  $  5,546  $  4,931   3.18%    3.41%    3.50%
Savings accounts                  436,595     433,937     413,662     12,954    12,792    12,381   2.97%    2.94%    2.99%
Certificate accounts            2,859,181   2,173,244   1,373,263    141,878   134,945    73,177   4.96%    6.20%    5.33%
                               ----------  ----------  ----------   --------  --------  --------
Interest bearing deposits       3,481,887   2,769,637   1,927,615    160,758   153,283    90,489   4.62%    5.53%    4.69%
Other borrowed funds            2,125,022   1,851,524   1,728,913    106,858   116,130    92,370   5.03%    6.27%    5.34%
FHLB advances                     256,354      51,053       8,451     12,585     3,201       471   4.91%    6.27%    5.57%
                               ----------  ----------  ----------   --------  --------  --------
   Total interest bearing
     liabilities               $5,863,263  $4,672,214  $3,664,979   $280,201  $272,614  $183,330   4.78%    5.83%    5.00%
                               ==========  ==========  ==========   ========  ========  ========
Net interest income                                                 $263,244  $201,294  $200,032
                                                                    ========  ========  ========
Interest rate spread                                                                               3.64%    3.38%    4.29%
Net interest margin                                                                                4.08%    3.91%    4.85%

(1) On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by (1- statutory tax rate) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.
(2) Non-accruing loans are included in the average balances.

                                    Part II

                                                2001 compared to 2000                         2000 compared to 1999
                                                 Increase (decrease)                            Increase (decrease)
                                                        Due to:                                      Due to:
                                       ---------------------------------------        ----------------------------------------
                                        Volume          Rate            Total          Volume           Rate           Total
                                       --------       --------        --------        --------        --------        --------
                                                                             (In thousands)
Earning assets:
Money market instruments               $  1,646       $   (697)       $    949        $   (661)       $    738        $     77
Government obligations                    3,878         (3,966)            (88)          7,413           3,633          11,046
Mortgage backed securities               18,437          7,246          25,683          11,410          (3,152)          8,258
Corporate bonds                          16,803             61          16,864           2,742              26           2,768
FHLB stock                                  246           (206)             40             128              20             148
                                       --------       --------        --------        --------        --------        --------
   Total investments                     41,010          2,438          43,448          21,032           1,265          22,297
                                       --------       --------        --------        --------        --------        --------
Consumer loans                            1,505         (2,090)           (585)          1,678             827           2,505
Residential real estate loans            23,778         (7,397)         16,381          22,085          (3,724)         18,361
Construction loans                        4,729         (5,657)           (928)          7,915           1,120           9,035
Commercial loans                         30,796        (21,737)          9,059          33,172           1,757          34,929
Finance leases                            2,920           (758)          2,162           4,380            (961)          3,419
                                       --------       --------        --------        --------        --------        --------
    Total loans                          63,728        (37,639)         26,089          69,230            (981)         68,249
                                       --------       --------        --------        --------        --------        --------
    Total interest income               104,738        (35,201)         69,537          90,262             284          90,546
                                       --------       --------        --------        --------        --------        --------
Interest bearing liabilities:
Deposits                                 36,152        (28,677)          7,475          44,546          18,248          62,794
Other borrowed funds                     15,454        (24,726)         (9,272)          6,881          16,879          23,760
FHLB advances                            11,476         (2,092)          9,384           2,664              66           2,730
                                       --------       --------        --------        --------        --------        --------
    Total interest expense               63,082        (55,495)          7,587          54,091          35,193          89,284
                                       --------       --------        --------        --------        --------        --------
Change in net interest income          $ 41,656       $ 20,294        $ 61,950        $ 36,171        $(34,909)       $  1,262
                                       ========       ========        ========        ========        ========        ========

         Total interest income includes tax equivalent adjustments of $27 million, $11 million and $14 million for 2001, 2000, and 1999, respectively. On a tax equivalent basis, net interest income increased to $263 million for 2001 from $201 million for 2000, and $200 million for 1999. The interest rate spread and net interest margin amounted to 3.64% and 4.08%, respectively, for 2001, as compared to 3.38% and 3.91%, respectively, for 2000 and to 4.29% and 4.85%, respectively, for 1999.

                  2001 COMPARED TO 2000

         On a tax equivalent basis interest income increased by $70 million for 2001 as compared to 2000. On a tax equivalent basis the yield on earning assets was 8.42% for 2001 as compared to 9.21% for 2000. The increase in interest income results from the growth in the average volume of interest earning assets of $1,307 million in 2001, partially offset by a lower yield due to lower market rates. On a rate/volume basis, the increase of $62 million in net interest income (on a tax equivalent basis) is the result of a positive volume variance of $42 million, plus a positive rate variance of $20 million. During the year 2001 short term rates fell 475 basis points due to repeated interest rate cuts by the Federal Reserve Bank. Long term rates fell by less than 50 basis points, increasing the spread between short and long yields and increasing the Corporation's interest rate spread and net interest margin.

         For the loan portfolio, the growth in 2001 of $374 million in the average volume of commercial loans (including commercial real estate loans) represented an increase of $31 million in interest income due to volume, and a decrease of $22 million in interest income due to rate. The average portfolio of construction loans increased by $51 million for 2001, representing a positive volume variance of $5 million and a negative rate variance of $6 million. The average portfolio of residential mortgage loans increased by $296 million for 2001, representing a positive volume variance of $24 million and a negative rate variance of $7 million. The average finance lease portfolio (mostly composed of consumer loans) increased by $25 million in 2001, representing a positive volume variance of $3 million. The increase of $11 million in the average volume of consumer loans in 2001, represented a positive variance in interest income due to volume of $2 million and a negative rate variance of $2 million. The increase in the commercial and construction loans portfolio resulted from the Corporation's strategy to diversify its asset base.

         For the investment portfolio, the average volume of mortgage backed securities increased by $255 million in 2001. The tax equivalent yield on mortgage backed securities was 7.37% in 2001 and 6.89% in 2000. The portfolio of mortgage backed securities contributed $18 million in interest income due to volume and $7 million in interest income due to rate. The average volume of corporate bonds increased by $196 million for 2001 as compared to 2000, causing an increase in interest income of $17 million totally due to volume.

         Interest expense increased by $8 million for 2001 as compared to 2000. This was the result of the increase in the average volume of interest bearing liabilities of $1,191 million for 2001 as compared to 2000 which generated a negative volume variance of $63 million, partially offset by the decrease in the cost of interest bearing liabilities due to lower market rates, causing a positive rate variance of $55 million. The cost of interest bearing liabilities decreased from 5.83% for 2000 to 4.78% for 2001.

                  2000 COMPARED TO 1999

         On a tax equivalent basis interest income increased by $91 million for 2000 as compared to 1999. On a tax equivalent basis the yield on earning assets was 9.21% for 2000 as compared to 9.29% for 1999. The increase in interest income results from the growth in the average volume of interest earning assets of $1,023 million in 2000. On a rate/volume basis, the increase of $1 million in net interest income (on a tax equivalent basis) is the result of a positive volume variance of $36 million, net of a negative rate variance of $35 million. During 2000 the Federal Reserve Bank tightened the monetary policy, raising the federal fund rate by approximately 100 basis points. At the same time, long term rates fell during the latter part of the year as markets began to anticipate a slowdown (the ten year note fell 104 basis points from December, 1999 to December, 2000). These trends inverted the yield curve during the latter part of 2000, reducing the Corporation's interest rate spread and net interest margin.

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

         Interest expense increased by $89 million for 2000 as compared to 1999. This was the result of the increase in the average volume of interest bear-ing liabilities of $1,007 million for 2000 as compared to 1999 which generated a volume variance of $54 million, together with an increase in the cost of interest bearing liabilities from 5.00% for 1999 to 5.83% for 2000 which caused a rate variance of $35 million for 2000 as compared to 1999.

-        PROVISION FOR LOAN LOSSES

         During 2001, the Corporation provided $61 million for loan losses, as compared to $46 million in 2000 and $48 million in 1999. The increase in the provision for loan losses was due to the growth of the total loan portfolio, to the increase in net charge offs of $5 million, and to current economic conditions. Net charge offs for 2001 amounted to $47 million, as compared to net charge offs for 2000 of $42 million, and of $45 million for 1999. The absolute dollar increase is attributable to a commercial loan written off during the first quarter of 2001. Net charge offs to average loans outstanding has improved to 1.22% as compared to 1.36% and 1.90% for 2000 and 1999, respectively.

         The allowance activity for 2001, and previous four years was as follows:

Year ended December 31,                                2001            2000             1999             1998             1997
                                                                               (Dollars in thousands)
Allowance for loan losses, beginning of year        $ 76,919         $ 71,784         $ 67,854         $ 57,712         $ 55,254
Provision for loan losses                             61,030           45,719           47,960           76,000           55,675
                                                    --------         --------         --------         --------         --------
Loans charged off:
       Residential real state                           (192)
       Commercial                                     (9,523)          (3,463)            (825)            (880)            (881)
       Finance leases                                 (2,316)          (2,145)            (793)          (3,438)          (1,399)
       Consumer                                      (42,349)         (46,223)         (52,047)         (67,906)         (57,311)
Recoveries                                             7,391            9,807            9,048            6,034            6,374
                                                    --------         --------         --------         --------         --------
Net charge offs                                      (46,989)         (42,024)         (44,617)         (66,190)         (53,217)
                                                    --------         --------         --------         --------         --------
Other adjustments                                        100            1,440              587              332
                                                    --------         --------         --------         --------         --------
Allowance for loan losses, end of year              $ 91,060         $ 76,919         $ 71,784         $ 67,854         $ 57,712
                                                    ========         ========         ========         ========         ========
Allowance for loan losses to year end total
  loans and loans held for sale                         2.11%            2.20%            2.61%            3.20%            2.95%
Net charge offs to average loans
  outstanding during the period                         1.22%            1.36%            1.90%            3.31%            2.79%

         The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. This evaluation is based upon a number of factors, including the following: historical loan loss experience, projected loan losses, loan portfolio composition, current economic conditions, fair value of the underlying collateral, financial condition of the borrowers, and, as such, includes amounts based on judgments and estimates made by Management.

         The allowance for loan losses on commercial and real estate loans over $1 million is determined based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.

-        OTHER INCOME

         The following table presents the composition of other income.

Year ended December 31,                                2001          2000            1999
                                                              (In thousands)
Other fees on loans                                 $ 19,632       $ 19,913        $ 12,887
Service charges on deposit accounts                    9,213          8,898           8,540
Mortgage banking activities                            1,585            521             870
Rental income                                          2,293          2,434           2,610
Other commissions                                      1,511          1,340
Other operating income                                 8,471          7,959           6,584
                                                    --------       --------        --------
Other income before gain on
  sale of investments, trading and
  dividend on equity securities                       42,705         41,065          31,491
Gain on sale of investments                            9,606          7,850           1,377
Trading income (loss)                                                   419              (8)
Dividend on equity securities                            669            698               2
                                                    --------       --------        --------
    Total                                           $ 52,980       $ 50,032        $ 32,862
                                                    ========       ========        ========

Other income primarily consists of fees on loans, service charges on deposit accounts, commissions derived from various banking activities, and gains on sale of investments.

Other fees on loans consist mainly of credit card fees and late charges collected on loans. The increase in this source of income to $20 million in 2001 and 2000, from $13 million in 1999 was mainly due to fees generated on the increased portfolio of loans, and to the elimination on the prohibition of late charges on credit card fees in Puerto Rico during 2000.

Service charges on deposit accounts represent an important and stable source of other income for the Corporation. This source of income has averaged $9 million for the last three years.

Mortgage banking activities income reflect the servicing fees on residential mortgage loans originated by the Corporation and subsequently securitized or sold, and gain on sale of loans. The increase for 2001 results from the gain of $1.3 million on the sale of $42.3 million of mortgage loans to Fannie Mae, with servicing retained. There were no sales of loans in 2000, and only $1.3 million sold in 1999.

The Corporation's subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged approximately $2 million in the past three years.

As a result of an agreement with Goldman, Sachs, to participate in bond issues by the Government of Puerto Rico, and an agreement with a national brokerage house in Puerto Rico to offer brokerage services in selected branches, the Corporation earned $1.5 million and $1.3 million in other commissions in 2001 and 2000, respectively.

The other operating income category is composed of various types of service fee such as check fees and rental of safe deposit boxes. Other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments, and other fees generated on the increased portfolio of commercial loans. In addition, other income includes the commissions earned by the new subsidiary FirstBank Insurance Agency, Inc., during 2001, which accounted for the increase in this caption from 2000 to 2001.

Gains on sale of investment securities amounted to $9.6 million in 2001, $7.9 million in 2000, and $1.4 million in 1999. These gains reflect market opportunities that arose and that are in consonance to the Corporation's investment policies.

-        OTHER OPERATING EXPENSE

         Other operating expenses amounted to $121 million for 2001 as compared to $113 million for 2000 and $101 million for 1999. The following table presents the components of other operating expenses.

Year ended December 31,                               2001           2000            1999
                                                                 (In thousands)
Salaries and benefits                               $ 54,703       $ 50,014        $ 48,546
Occupancy and equipment                               24,992         22,792          20,137
Deposit insurance premium                                645            547           1,096
Other taxes and insurance                              7,804          6,355           5,683
Professional and service fees                          7,931          8,740           6,672
Business promotion                                     7,506          8,468           5,896
Communications                                         5,395          5,573           4,667
Real estate owned operations cost (gain)                 352             79            (303)
Expense of rental equipment                            1,578          1,525           1,478
Other                                                  9,948          8,957           7,400
                                                    --------       --------        --------
    Total                                           $120,854       $113,050        $101,272
                                                    ========       ========        ========

         Management's goal is to limit expenditures to those that directly contribute to increase the efficiency and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. The Corporation's efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, improved to 41.81% for 2001 as compared to 46.95% and 46.33% for 2000 and 1999, respectively.

         The increase in operating expenses for 2001 is mainly the result of the investments made in new technology and infrastructure to provide the latest in delivery channels for its commercial and consumer lending business, and to support the significant growth in earning assets. The occupancy and equipment category consists of expenses associated with premises, office and computer equipment, and other automated banking equipment. The increase in the past three years results also from the enhancement of hardware and software through system conversions, which have enabled the Corporation to offer new products, and improve customer service and portfolio servicing.

         The salary and benefits category was affected by annual increases in salary and fringe benefits and an increase of 3% in the number of employees.

-        INCOME TAX EXPENSE

         The provision for income tax amounted to $20 million (or 19% of pre-tax earnings) for 2001 as compared to $15 million (or 18% of pre-tax earnings) in 2000, and $7 million (or 11% of pre-tax earnings) in 1999. The increase in the effective tax rate results from the growth in the residential real estate and commercial line of business. The Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in obligations exempt from federal and Puerto Rico income tax. For additional information relating to income taxes, see Note 25 of the Corporation's financial statements
         - "Income Taxes."

-        FINANCIAL CONDITION

         The following table presents an average balance sheet for the following years:

December 31,                                                   2001               2000                 1999
                                                                             (In thousands)
ASSETS
Interest earning assets:
Money market instruments                                    $   46,517          $    9,293          $   27,344
Government obligations                                         588,932             528,903             415,742
Mortgage backed securities                                   1,711,980           1,457,044           1,294,195
Corporate bonds                                                247,094              51,508              18,646
FHLB stock                                                      21,841              18,008              16,170
                                                            ----------          ----------          ----------
  Total investments                                          2,616,364           2,064,756           1,772,097
                                                            ----------          ----------          ----------
Commercial loans                                             1,584,910           1,210,783             847,917
Consumer loans                                               1,036,637           1,026,044           1,013,782
Residential real estate loans                                  869,374             573,866             327,700
Construction loans                                             219,890             169,257              94,940
Finance leases                                                 127,872             103,114              68,577
                                                            ----------          ----------          ----------
   Total loans                                               3,838,683           3,083,064           2,352,916
                                                            ----------          ----------          ----------
   Total interest earning assets                             6,455,047           5,147,820           4,125,013
Equity securities                                               48,122              29,254                 702
Total non-earning assets (1)                                   198,233              62,302              47,066
                                                            ----------          ----------          ----------
Total assets                                                $6,701,402          $5,239,376          $4,172,781
                                                            ==========          ==========          ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing checking accounts                          $  186,111          $  162,456          $  140,690
Savings accounts                                               436,595             433,937             413,662
Certificate accounts                                         2,859,181           2,173,244           1,373,263
                                                            ----------          ----------          ----------
Interest bearing deposits                                    3,481,887           2,769,637           1,927,615
Other borrowed funds                                         2,125,022           1,851,524           1,728,913
FHLB advances                                                  256,354              51,053               8,451
                                                            ----------          ----------          ----------
    Total interest bearing liabilities                       5,863,263           4,672,214           3,664,979
Total non-interest bearing liabilities                         307,237             250,135             212,993
                                                            ----------          ----------          ----------
Total liabilities                                            6,170,500           4,922,349           3,877,972
Stockholders' equity                                           530,902             317,027             294,809
                                                            ----------          ----------          ----------
Total liabilities and stockholders' equity                  $6,701,402          $5,239,376          $4,172,781
                                                            ==========          ==========          ==========

(1) Net of the allowance for loan losses and the valuation on investments securities available for sale.

         -        ASSETS

         The Corporation's total assets at December 31, 2001 amounted to $8,198 million, $2,278 million over the $5,920 million at December 31, 2000.

         The following table presents the composition of the loan portfolio at year-end for each of the last five years.

                                   % of                  % of                   % of                  % of                  % of
December 31,           2001        Total       2000      Total         1999     Total       1998      Total      1997       Total
                                                          (Dollars in thousands)
Residential real
   estate loans      $1,011,908       23    $  746,792      21     $  473,563      17    $  303,011      14    $  292,604      15
                     ----------    -----    ----------   -----     ----------   -----    ----------   -----    ----------   -----
Commercial real
   estate loans         688,922       16       438,321      13        371,643      14       332,219      16       306,734      15
Construction loans      219,396        5       203,955       6        132,068       5        62,963       3         9,279       1
Commercial loans      1,238,173       29       947,709      27        655,417      24       368,549      17       235,571      12
                     ----------    -----    ----------   -----     ----------   -----    ----------   -----    ----------   -----
Total commercial      2,146,491       50     1,589,985      46      1,159,128      43       763,731      36       551,584      28
Finance leases          127,935        3       122,883       3         85,692       3        52,214       3        42,500       2
Consumer loans        1,022,445       24     1,038,538      30      1,026,985      37     1,001,098      47     1,072,613      55
                     ----------    -----    ----------   -----     ----------   -----    ----------   -----    ----------   -----
Total                $4,308,779      100    $3,498,198     100     $2,745,368     100    $2,120,054     100    $1,959,301     100
                     ==========    =====    ==========   =====     ==========   =====    ==========   =====    ==========   =====

         Total loans receivable increased by $811 million in 2001 when compared with 2000. During 2001 the Corporation continued its strategy of diversifying its loan portfolio composition through the origination and purchase of commercial loans and residential real estate loans, while maintaining its investment in consumer loans at approximately $1.0 billion. This resulted in a significant increase of $557 million in the commercial loan portfolio and of $265 million in residential real estate loans. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $5 million, and consumer loans decreased by $16 million in 2001.

         The Corporation's investment portfolio at December 31, 2001 amounted to $3,716 million, an increase of $1,483 million when compared with the investment portfolio of $2,233 million at December 31, 2000.

         The composition and estimated tax equivalent weighted average interest and dividend yields of the Corporation's earning assets at December 31, 2001 were as follows:

                                                             Amount        Weighted
                                                         (In thousands)  Average Rate
         Money market instruments                          $   34,565        3.20%
         Government obligations                               732,679        4.29%
         Mortgage backed securities                         2,558,689        8.14%
         FHLB of N.Y. stock                                    22,891        4.39%
         Corporate bonds                                      333,348        7.92%
         Equity securities                                     33,827        1.43%
                                                           ----------
                  Total investments                         3,715,999        7.23%
                                                           ----------
         Consumer loans                                     1,022,445       13.35%
         Residential real estate loans                      1,011,908        6.51%
         Construction loans                                   219,396        5.94%
         Commercial and commercial real estate loans        1,927,095        6.22%
         Finance leases                                       127,935       11.15%
                                                           ----------
                  Total loans(1)                            4,308,779        8.11%
                                                           ----------
                  Total earning assets                     $8,024,778        7.70%
                                                           ==========

         (1)  Excludes the reserve for loan losses.

-        NON-PERFORMING ASSETS

         Total non-performing assets are the sum of non-accruing loans, other real estate owned and other repossessed properties. Non-accruing loans are loans as to which interest is no longer being recognized. When loans fall into non-accruing status, all previously accrued and uncollected interest is charged against interest income.

         At December 31, 2001, total non-performing assets amounted to $79 million (0.96% of total assets) as compared to $74 million (1.25% of total assets) at December 31, 2000 and $57 million (1.22% of total assets) at December 31, 1999. The Corporation's allowance for loan losses to non-performing loans was 124.7% at December 31, 2001 as compared to 113.6% and 133.4% at December 31, 2000 and 1999, respectively.

         The following table presents non-performing assets at the dates indicated.

         December 31,                                    2001           2000           1999           1998           1997
                                                                            (Dollars in thousands)
         Non-accruing loans:
            Residential real estate                     $18,540        $15,977        $ 8,633        $ 9,151        $ 6,963
            Commercial and commercial real estate        29,378         31,913         17,975         19,355         16,869
            Finance leases                                2,469          2,032          2,482          1,716          4,560
            Consumer                                     22,611         17,794         24,726         26,736         24,547
                                                        -------        -------        -------        -------        -------
                                                         72,998         67,716         53,816         56,958         52,939
                                                        -------        -------        -------        -------        -------
         Other real estate owned                          1,456          2,981            517          3,642          1,132
         Other repossessed property                       4,596          3,374          3,112          2,277          8,702
                                                        -------        -------        -------        -------        -------
         Total non-performing assets                    $79,050        $74,071        $57,445        $62,877        $62,773
                                                        =======        =======        =======        =======        =======
         Past due loans                                 $27,497        $16,358        $13,781        $15,110        $11,544
         Non-performing assets to total assets             0.96%          1.25%          1.22%          1.57%          1.89%
         Non-performing loans to total loans               1.69%          1.94%          1.96%          2.69%          2.70%
         Allowance for loan losses                      $91,060        $76,919        $71,784        $67,854        $57,712
         Allowance to total non-performing loans         124.74%        113.59%        133.39%        119.13%        109.02%

                  NON-ACCRUING LOANS

         RESIDENTIAL REAL ESTATE LOANS - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers based on the value of the underlying collateral and the loan to value ratios, that no material losses will be incurred in this portfolio. Management's estimate is based on the historical experience of the Corporation. Non-accruing real estate loans amounted to $19 million (1.83% of total residential real estate loans) at December 31, 2001, as compared to $16 million (2.14% of total residential real estate loans) and $9 million (1.82% of total residential real estate loans) at December 31, 2000 and 1999, respectively.

         COMMERCIAL LOANS - The Corporation places all commercial loans (including commercial real estate and construction loans) 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified. Non-accruing commercial loans amounted to $29 million (1.37% of total commercial loans) at December 31, 2001 as compared to $32 million (2.01% of total commercial loans) and $18 million (1.55% of total commercial loans) at December 31, 2000 and 1999, respectively. At December 31, 2001, there was only one non-accruing commercial loan of over $1 million (of $3.6 million).

         FINANCE LEASES - Finance leases are classified as non-accruing when they are delinquent 90 days or more. Non-accruing finance leases amounted to $2 million (1.93% of total finance leases) at December 31, 2001, compared to $2 million (1.65% of total finance leases) at December 31, 2000, and $2 million (2.90% of total finance leases) at December 31, 1999.

         CONSUMER LOANS - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

         Non-accruing consumer loans amounted to $23 million (2.21% of the total consumer loan portfolio) at December 31, 2001, $18 million (or 1.71% of the total consumer loan portfolio) at December 31, 2000 and $25 million (or 2.41% of the total consumer loan portfolio) at December 31, 1999.

                  OTHER REAL ESTATE OWNED

         Other real estate owned acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition.

                  REPOSSESSED PROPERTY

         The Repossessed Property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats are recorded at the lower of cost or estimated fair value. Repossessed autos are recorded at the principal balance of the loans less an estimated loss on the disposition.

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

-        SOURCES OF FUNDS

         The Corporation's principal funding sources are branch-based deposits, retail brokered deposits, institutional deposit, federal funds purchased, securities sold under agreements to repurchase, and FHLB advances.

-        DEPOSITS

         Total deposits amounted to $4,099 million at December 31, 2001, as compared to $3,346 million and $2,565 million at December 31, 2000 and 1999, respectively.

         The following table presents the composition of total deposits.

         December 31,                                          2001                2000                1999
                                                                         (Dollars in thousands)
         Savings accounts                                   $  469,452          $  430,298          $  447,946
         Interest bearing checking accounts                    205,760             170,631             162,601
         Certificates of deposit                             3,183,491           2,512,891           1,742,978
                                                            ----------          ----------          ----------
         Interest bearing deposits                           3,858,703           3,113,820           2,353,525
         Non-interest bearing deposits                         239,851             232,164             211,896
                                                            ----------          ----------          ----------
           Total                                            $4,098,554          $3,345,984          $2,565,421
                                                            ==========          ==========          ==========
         Weighted average rate during the
          period on interest bearing deposit                      4.62%               5.53%               4.69%
         Interest bearing deposits:
          Average balance outstanding                       $3,481,887          $2,769,637          $1,927,614
         Non-interest bearing deposits:
          Average balance outstanding                          233,254             213,728             179,478

         Total deposits are composed of branch-based deposits, brokered deposits and to a lesser extent of institutional deposits. Institutional deposits include certificates issued to agencies of the Government of Puerto Rico.

         Total interest bearing deposits increased by $745 million at December 31, 2001 when compared to December 31, 2000. This fluctuation was mainly due to: (1) an increase in branch-based deposits of $92 million;
         (2) an increase of $691 million in brokered certificates of deposits; net of (3) a decrease of $38 million in certificates issued to the agencies of the Government of Puerto Rico. Non-interest bearing deposits increased by $8 million in 2001.

-        BORROWINGS

         At December 31, 2001 total borrowings amounted to $3,425 million as compared to $2,069 million and $1,804 million at December 31, 2000 and 1999, respectively. The increase in borrowings of $1,356 million was necessary to finance the growth in the investment portfolio of $1,483 million. The following table presents the composition of borrowings.

        December 31,                                           2001                 2000               1999
                                                                         (Dollars in thousands)
        Federal funds purchased and securities
          sold under agreements to repurchase               $2,997,174          $1,856,436          $1,452,151
        Advances from FHLB                                     343,700              67,000              50,000
        Subordinated notes                                      84,362              90,548              93,594
        Notes payable                                                               55,500              55,500
        Other short term borrowings                                                                    152,484
                                                            ----------          ----------          ----------
            Total                                           $3,425,236          $2,069,484          $1,803,729
                                                            ==========          ==========          ==========

        Weighted average rate during the period                   5.02%               6.27%               5.34%

         The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB and notes payable as additional funding sources. The borrowings of the Corporation consist primarily of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) which at December 31, 2001 amounted to $2,997 million or 88% of total borrowings. Repurchase agreements had a total weighted average cost of 4.90% during the year ended December 31, 2001. For more information on borrowings please refer to Notes 19 through 21 of the Corporation's financial statements.

         The composition and estimated weighted average interest rates of interest bearing liabilities at December 31, 2001, were as follows:

                                                    Amount         Weighted
                                                (In thousands)   Average rate
         Interest bearing deposits                $3,858,703        3.82%
         Borrowed funds                            3,425,236        4.23%
                                                  ----------
                                                  $7,283,939        4.01%
                                                  ==========

-        CONTRACTUAL OBLIGATIONS AND COMMITMENTS

         The following table presents a detail of the maturities of contractual debt obligations, operational leases and commitments to extend credit:

                                                            Payments Due/Commitments Expiration by Period
                                                                          (In thousands)
                                               Total      Less than 1 year    1-3 years      4-5 years     After 5 years
Contractual Obligations:
    Federal funds purchased and
      securities sold under agreements
      to repurchase                          $2,986,174       $1,011,214       $156,500       $550,000       $1,268,460
    Advances from FHLB                          343,700           20,700         50,000                         273,000
    Subordinated Notes                           84,362                          84,362
    Operational Leases                           19,069            4,414          7,999          2,804            3,852
                                             ----------       ----------       --------       --------       ----------
Total Contractual Cash Obligations           $3,433,305       $1,036,328       $298,861       $552,804       $1,545,312
                                             ==========       ==========       ========       ========       ==========
    Other Commitments:
    Lines of Credit                          $  304,600       $ 304,600
    Standby Letters of Credit                    24,172          24,172
    Other Commercial Commitments                436,251         436,251
                                             ----------       ---------
Total Commercial Commitments                 $  765,023       $ 765,023
                                             ==========       =========

         The Corporation has obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under other commitments to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time and without cause, cancel the unused credit facility.

CAPITAL

During 2001, the Corporation increased its total capital from $435 million at December 31, 2000 to $603 million at December 31, 2001. Total capital increased by $168 million due to earnings of $86 million, the issuance of 4,140,000 shares of preferred stock at $100 million, the issuance of 234,000 shares of common stock through the exercise of stock options with proceeds of $1 million, a positive fluctuation in the valuation of securities available for sale of $13 million, reduced by the repurchased shares of common stock at a total cost of $2 million, and cash dividends of $30 million.

The Corporation's objective is to maintain a solid capital position above the "well capitalized" classification under the federal banking regulations. The Corporation continues to exceed the well capitalized guidelines. To be in a "well capitalized" position, an institution should have: (i) a leverage ratio of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and
(iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 2001 the Corporation had a leverage ratio of 7.49%; a total risk based capital ratio of 14.50%; and a Tier 1 risk-based capital ratio of 12.16%.

DIVIDENDS

In 2001, 2000 and 1999 the Corporation declared four quarterly cash dividends of $0.13, $0.11 and $0.09 per common share, respectively, for an annual dividend of $0.52, $0.44 and $0.36, respectively. Total cash dividends paid on common shares amounted to $14 million for 2001 (or a 19.91% dividend payout ratio), $12 million for 2000 (or a 19.72% dividend payout ratio) and $10 million for 1999 (or a 17.96% dividend payout ratio). Dividends declared on preferred stock amounted to $17 million in 2001 and $7 million in 2000, and $4 million in 1999.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability Management and Investment Committee of FirstBank (ALCO). The ALCO is composed of the following officers: President and CEO, the Senior Executive Vice President and Chief Financial Officer, the Senior Executive Vice President and Chief Lending Officer, the Executive Vice Presidents, the Senior Vice President of Investments and Treasury, and the Economist. The ALCO meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings. An Investment Committee for First BanCorp also monitors the investment portfolio of the Holding Company, including a stock portfolio which amounted to $34 million at December 31, 2001. This Committee meets weekly and has the same membership as the ALCO Committee described previously.

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

The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out over a two year time horizon, assuming gradual upward and downward interest rate movements of 200 basis points in the first year, followed by constant rates (at the new higher or lower levels) in the second year. Simulations are carried out in two ways:

(1) using a balance sheet which is assumed to be at the same levels existing on the simulation date, and

(2) using a balance sheet which has growth patterns and strategies similar to those which have occurred in the recent past.

Assuming a no growth balance sheet as of December 31, 2001, tax equivalent net interest income for 2002, the first year of the projection, would decline by $6.2 million (1.7%) under a rising rate scenario and would increase by $1.9 million (0.5%) under falling rates. For 2003, the second year of the projection, the no growth balance sheet simulations showed that tax equivalent net interest income would have declined by $24.5 million (6.4%) under a rising rate scenario and would have increased by $6.2 million (1.6%) under falling rates, compared to a similar simulation with no change in rates.

The same simulations were also carried out assuming that the Corporation would grow. As of December 31, 2001 the growing balance sheet simulations indicate that tax equivalent net interest income for 2002, the first year of the projection, would fall by $8.8 million (2.4%) under a rising rate scenario and would increase by $3.8 million (1.0%) with falling rates. For 2003, the second year of the projection, the growing balance sheet simulations showed that tax equivalent net interest income would have declined by $20.6 million (5.1%) assuming rising rates and would have increased by $1.9 million (0.5%) with falling rates, compared to a similar simulation with no change in rates.

These simulations assume gradual upward or downward movements of interest rates over the first year, with the change totaling 200 basis points at the end of the twelve month period. Rates are then assumed to remain constant at their new year-end levels during the second year of the projection. The balance sheet is divided into groups of similar assets and liabilities in order to simplify the process of carrying out these projections. As interest rates rise or fall, these simulations incorporate expected future lending rates, current and expected future funding sources and cost, the possible exercise of options, changes in prepayment rates, and other factors which may be important in determining the future growth of net interest income. All computations are done on a tax equivalent basis, including the effects of the changing cost of funds on the tax-exempt spreads of certain investments. The projections are carried out for First BanCorp on a fully consolidated basis.

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

Management also uses one year GAP analysis as a secondary technique for evaluating interest rate risk. The Corporation's one year GAP fluctuated between a negative 16% and a positive 16% of assets during 2001. Management considers that the ranges of the GAP ratio achieved during 2001 are adequate, considering the Corporation's net interest margin and capital ratios.

USE OF DERIVATIVES

As of December 31, 2001 the Corporation had borrowings totaling $2.5 billion which included embedded call options. The primary purpose of these transactions was to reduce the Corporation's exposure to interest rate risk by lengthening the maturities of its liabilities, while keeping its funding costs low.

In addition, the Corporation had, at year ended 2001, $600 million of interest rate caps. The Corporation also held $1,553 million of interest rate swap contracts, of which $1,495 million are used to convert wholesale funds obtained at fixed rates to low cost variable rate funding tied to LIBOR. This funding has repricing characteristics similar to various parts of the Corporation's loan portfolio, and therefore, tends to provide a closer match between the repricing of assets and liabilities.

CRITICAL ACCOUNTING POLICIES AND PRACTICES

The accounting and reporting policies of the Corporation and its subsidiaries conform with generally accepted accounting principles. A summary of accounting policies and recently issued accounting pronouncements is included in Note 2 of the Corporation's financial statements - "Summary of Significant Accounting Policies". The reported amounts are based on judgments, estimates and assumptions made by Management that affect the recorded assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, if different assumptions or conditions prevail.

The Corporation classifies its investments in debt and equity securities into trading, held to maturity and available for sale securities. The available for sale securities are carried at fair value. The fair values of these securities were calculated based on quoted market prices and dealer quotes. Changes in the assumptions used in calculating the fair values, could affect the reported valuations.

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. In determining probable losses for each category of homogeneous pools of loans, Management uses historical information about loan losses over several periods of time that reflect varying economic conditions and adjusts such historical data based on the current conditions, considering information and trends on charge-offs, non-accrual loans and delinquencies. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. An allowance is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Accordingly, the measurement of impairment for loans evaluated individually involves assumptions by Management as to the amount and timing of cash flows to be recovered and of appropriate discount rates. Where the loans are collateral dependent, Management generally obtains an independent appraisal. Those appraisals also involve estimates of future cash flows and appropriate discount rates or adjustments to comparable properties in determining fair values.

The assumptions, judgments and estimates made by Management affect the reported amounts in the Corporation's financial statements. Different amounts may result if reported under different conditions or using different assumptions.

LIQUIDITY

Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Asset Liability Management and Investment Committee, using measures of liquidity developed by Management, reviews the Corporation's liquidity position on a weekly basis.

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

MARKET PRICES AND STOCK DATA

The Corporation's common stock is traded in the New York Stock Exchange (NYSE) under the symbol FBP. On December 31, 2001, there were 683 holders of record of the Corporation's common stock.

The following table sets forth the high and low prices of the Corporation's common stock for the periods indicated as reported by the NYSE.

         Quarter ended                   High               Low
         2001:
          December                       $30.00            $25.60
          September                       30.00             24.00
          June                            26.99             22.98
          March                           26.13             19.50

         2000:
          December                       $24.69            $20.50
          September                       24.50             18.00
          June                            18.75             16.69
          March                           21.00             16.25

         1999:
          December                       $22.81            $19.25
          September                       24.75             19.75
          June                            28.50             22.00
          March                           30.38             22.69

FINANCIAL STATEMENTS

[PRICEWATERHOUSECOOPERS  LLP LOGO]


                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of First BanCorp:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2, 9 and 29 to the accompanying consolidated financial statements, in 2001 the Company adopted the Statement of Financial Accounting Standards No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as amended, which effect was accounted for as a cumulative effect of a change in accounting principle.



/S/  PRICEWATERHOUSECOOPERS, LLP

February 15, 2002

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2004
Stamp 1767164 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                        DECEMBER 31,
                                                                              2001                           2000
                                                                         ---------------                ---------------
ASSETS
Cash and due from banks                                                  $    59,898,550                $    63,372,591
                                                                         ---------------                ---------------
Money market instruments                                                      34,564,568                      2,020,348
                                                                         ---------------                ---------------
Investment securities available for sale, at market:
    Securities pledged that can be repledged                               2,988,828,088                  1,621,457,451
    Other investment securities                                              385,419,989                    280,205,723
                                                                         ---------------                ---------------
        Total investment securities available for sale                     3,374,248,077                  1,901,663,174
                                                                         ---------------                ---------------
Investment securities held to maturity, at cost:
    Securities pledged that can be repledged                                 171,152,930                    268,432,581
    Other investment securities                                              113,142,662                     42,562,921
                                                                         ---------------                ---------------
        Total investment securities held to maturity                         284,295,592                    310,995,502
                                                                         ---------------                ---------------
Federal Home Loan Bank (FHLB) stock                                           22,890,600                     18,536,500
                                                                         ---------------                ---------------
Loans held for sale                                                            4,629,562

Loans receivable                                                           4,304,150,143                  3,498,198,207
                                                                         ---------------                ---------------
                 Total loans                                               4,308,779,705                  3,498,198,207
Allowance for loan losses                                                    (91,060,307)                   (76,918,973)
                                                                         ---------------                ---------------
    Total loans - net                                                      4,217,719,398                  3,421,279,234
                                                                         ---------------                ---------------
Other real estate owned                                                        1,455,577                      2,981,472
Premises and equipment - net                                                  76,155,620                     72,087,346
Accrued interest receivable                                                   37,630,883                     27,969,551
Due from customers on acceptances                                                262,153                      2,177,043
Other assets                                                                  88,396,770                     96,573,820
                                                                         ---------------                ---------------
        Total assets                                                     $ 8,197,517,788                $ 5,919,656,581
                                                                         ===============                ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Non-interest bearing deposits                                        $   239,850,816                $   232,164,469
    Interest bearing deposits                                              3,858,703,322                  3,113,819,927
    Federal funds purchased and securities
      sold under agreements to repurchase                                  2,997,173,944                  1,856,436,127
    Advances from FHLB                                                       343,700,000                     67,000,000
    Notes payable                                                                                            55,500,000
    Bank acceptances outstanding                                                 262,153                      2,177,043
    Accounts payable and other liabilities                                    70,547,126                     67,550,152
                                                                         ---------------                ---------------
                                                                           7,510,237,361                  5,394,647,718
                                                                         ---------------                ---------------
Subordinated notes                                                            84,361,525                     90,548,314
                                                                         ---------------                ---------------
Stockholders' equity:
    Preferred stock                                                          268,500,000                    165,000,000
                                                                         ---------------                ---------------
    Common stock                                                              29,852,552                     29,618,552
    Less: Treasury stock (at par value)                                       (3,280,600)                    (3,194,400)
                                                                         ---------------                ---------------
    Common stock outstanding                                                  26,571,952                     26,424,152
                                                                         ---------------                ---------------
    Additional paid-in capital                                                14,214,877                     16,567,516
    Capital reserve                                                           60,000,000                     50,000,000
    Legal surplus                                                            136,792,514                    126,792,514
    Retained earnings                                                        103,132,913                     69,275,152
    Accumulated other comprehensive income - unrealized
      loss on securities available for sale, net of tax of
      $2,097,785 (2000-$6,532,928)                                            (6,293,354)                   (19,598,785)
                                                                         ---------------                ---------------
                                                                             602,918,902                    434,460,549
                                                                         ---------------                ---------------
Contingencies and commitments
                                                                         ---------------                ---------------
        Total liabilities and stockholders' equity                       $ 8,197,517,788                $ 5,919,656,581
                                                                         ===============                ===============

The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                     YEAR ENDED DECEMBER 31,
                                                                        2001                   2000                    1999
                                                                    -------------           ------------          -------------
INTEREST INCOME:
  Loans                                                             $ 353,777,585           $329,007,974          $ 260,741,177
  Investment securities                                               159,713,664            132,603,596            106,770,856
  Short-term investments                                                1,475,521                527,155                450,248
  Dividends on FHLB stock                                               1,289,125              1,248,755              1,100,823
                                                                    -------------           ------------          -------------
Total interest income                                                 516,255,895            463,387,480            369,063,104
                                                                    -------------           ------------          -------------

INTEREST EXPENSE:
  Deposits                                                            160,758,451            153,283,358             90,489,121
  Short-term borrowings                                                97,952,979            105,326,693             79,455,499
  Notes payable                                                         8,904,611             10,803,634             12,914,538
  Advances from FHLB                                                   12,585,108              3,200,940                470,590
                                                                    -------------           ------------          -------------
Total interest expense                                                280,201,149            272,614,625            183,329,748
                                                                    -------------           ------------          -------------
Net interest income                                                   236,054,746            190,772,855            185,733,356

PROVISION FOR LOAN LOSSES                                              61,030,000             45,718,500             47,960,500
                                                                    -------------           ------------          -------------
Net interest income after provision for loan losses                   175,024,746            145,054,355            137,772,856
                                                                    -------------           ------------          -------------

OTHER INCOME:
  Other fees on loans                                                  19,631,741             19,913,340             12,886,541
  Service charges on deposit accounts                                   9,213,436              8,898,170              8,540,291
  Trading income (loss)                                                        --                419,367                 (7,946)
  Gain on sale of investments                                           9,606,314              7,850,472              1,376,672
  Rental income                                                         2,292,541              2,433,664              2,609,657
  Other operating income                                               12,235,791             10,517,047              7,457,218
                                                                    -------------           ------------          -------------
Total other income                                                     52,979,823             50,032,060             32,862,433
                                                                    -------------           ------------          -------------

OTHER OPERATING EXPENSES:
  Employees' compensation and benefits                                 54,702,977             50,014,110             48,545,839
  Occupancy and equipment                                              24,991,540             22,791,863             20,137,354
  Taxes                                                                 5,973,897              5,054,748              4,696,937
  Insurance                                                             2,475,411              1,846,984              2,081,417
  Net cost (gain) of operations and disposition of
   other real estate owned                                                352,075                 78,509               (303,359)
  Amortization of debt issuance costs                                     107,354                319,899                612,404
  Other                                                                32,251,124             32,943,391             25,501,303
                                                                    -------------           ------------          -------------
Total other operating expenses                                        120,854,378            113,049,504            101,271,895
                                                                    -------------           ------------          -------------

Income before income tax provision and
 cumulative effect of accounting change                               107,150,191             82,036,911             69,363,394
INCOME TAX PROVISION                                                   20,133,858             14,761,302              7,288,445
                                                                    -------------           ------------          -------------
Income before cumulative effect of accounting change                   87,016,333             67,275,609             62,074,949
Cumulative effect of accounting change, net of tax                     (1,014,889)
                                                                    -------------           ------------          -------------
NET INCOME                                                          $  86,001,444           $ 67,275,609          $  62,074,949
                                                                    =============           ============          =============

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                         $  69,493,246           $ 59,868,067          $  57,799,949
                                                                    =============           ============          =============
NET INCOME PER COMMON SHARE BASIC:
Income before cumulative effect of accounting change$                        2.65           $       2.22          $        2.00
Cumulative effect of accounting change                                      (0.04)
                                                                    -------------           ------------          -------------
Earnings per common share basic                                     $        2.61           $       2.22          $        2.00
                                                                    =============           ============          =============

NET INCOME PER COMMON SHARE DILUTED:
Income before cumulative effect of accounting change                       $ 2.64           $       2.21          $        1.98
Cumulative effect of accounting change                                      (0.04)                    --                     --
                                                                    -------------           ------------          -------------
Earnings per common share diluted                                   $        2.60           $       2.21          $        1.98
                                                                    =============           ============          =============

DIVIDENDS DECLARED PER COMMON SHARE                                 $        0.52           $       0.44          $        0.36
                                                                    =============           ============          =============

The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                             2001              2000                 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $     86,001,444    $    67,275,609    $    62,074,949
                                                                       ----------------    ---------------    ---------------
    Adjustments to reconcile net income to net cash
       provided by operating activities:
    Depreciation and amortization                                            10,763,543          9,880,398          7,752,616
    Provision for loan losses                                                61,030,000         45,718,500         47,960,500
    Amortization of deferred loan costs (fees)                                  522,685           (144,768)          (680,735)
    Net gain on sale of investments securities                               (9,606,314)        (7,850,472)        (1,376,672)
    Origination of loans held for sale                                       (4,629,562)                          (18,222,990)
    Net gain on sale of loans                                                (1,282,845)                               (5,753)
    Increase (decrease) in taxes payable                                     11,306,695        (19,474,679)         2,345,647
    Increase in deferred tax asset                                           (5,840,872)        (3,917,506)        (6,702,849)
    Increase in accrued interest receivable                                  (9,661,332)       (10,052,025)        (7,179,454)
    Increase in accrued interest payable                                      4,841,187         11,677,924         10,056,988
    Decrease in other assets                                                 23,332,778          4,218,642         12,843,340
   (Decrease) increase in other liabilities                                  (9,395,151)        20,740,407          5,012,928
                                                                       ----------------    ---------------    ---------------
     Total adjustments                                                       71,380,812         50,796,421         51,803,566
                                                                       ----------------    ---------------    ---------------
         Net cash provided by operating activities                          157,382,256        118,072,030        113,878,515
                                                                       ----------------    ---------------    ---------------
CASH FLOWS FOR INVESTING ACTIVITIES:
  Principal collected on loans                                              897,831,839        646,581,300        719,964,127
  Loans originated                                                       (1,334,581,873)    (1,222,590,263)    (1,270,442,873)
  Purchase of loans                                                        (481,200,701)      (238,055,000)      (118,603,000)
  Proceeds from sales of loans                                               42,343,060                             1,272,540
  Proceeds from sales of investment securities                              847,716,293         58,452,236          9,630,866
  Purchase of securities held to maturity                                  (254,818,754)        (6,949,462)      (277,624,203)
  Purchase of securities available for sale                             (12,462,323,482)    (5,125,184,351)    (6,069,805,410)
  Principal repayments and maturities of securities held to maturity         74,529,997                               500,000
  Principal repayments of securities available for sale                  10,377,705,993      4,692,427,578      6,267,048,544
  Additions to premises and equipment                                       (13,912,556)       (19,153,597)       (18,055,660)
  Purchase of FHLB stock                                                     (4,354,100)          (710,000)        (7,555,900)
                                                                       ----------------    ---------------    ---------------
         Net cash used in investing activities                           (2,311,064,284)    (1,215,181,559)      (763,670,969)
                                                                       ----------------    ---------------    ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in deposits                                                  764,012,251        780,840,486        791,686,207
  Net increase (decrease) in federal funds purchased and
   securities sold under repurchase agreements                            1,134,888,478        403,553,556       (172,898,023)
  Net (decrease) increase in other short-term borrowings                                      (152,484,084)        65,889,375
  FHLB advances taken                                                       276,700,000         17,000,000         47,400,000
  Payments of notes payable                                                 (62,000,000)        (3,125,000)       (68,600,000)
  Dividends                                                                 (30,343,298)       (19,212,141)       (14,657,797)
  Issuance of preferred stock                                               100,069,250         72,437,500         86,850,217
  Treasury stock acquired                                                    (1,929,685)       (30,086,592)       (32,510,611)
  Exercise of stock options                                                   1,355,211             93,750            176,313
                                                                       ----------------    ---------------    ---------------
         Net cash provided  by financing activities                       2,182,752,207      1,069,017,475        703,335,681
                                                                       ----------------    ---------------    ---------------
  Net increase (decrease) in cash and cash equivalents                       29,070,179        (28,092,054)        53,543,227
  Cash and cash equivalents at beginning of year                             65,392,939         93,484,993         39,941,766
                                                                       ----------------    ---------------    ---------------
  Cash and cash equivalents at end of year                             $     94,463,118    $    65,392,939    $    93,484,993
                                                                       ================    ===============    ===============

  Cash and cash equivalents include:
  Cash and due from banks                                              $     59,898,550    $    63,372,591    $    58,267,929
  Money market instruments                                                   34,564,568          2,020,348         35,217,064
                                                                       ----------------    ---------------    ---------------
                                                                       $     94,463,118    $    65,392,939    $    93,484,993
                                                                       ================    ===============    ===============



The accompanying notes are integral part of these statements.

                                  FIRST BANCORP

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                                      UNREALIZED
                                                                                                                     GAIN (LOSS) ON
                                                              ADDITIONAL                                               SECURITIES
                               PREFERRED         COMMON         PAID-IN     CAPITAL        LEGAL       RETAINED         AVAILABLE
                                 STOCK            STOCK         CAPITAL     RESERVE       SURPLUS      EARNINGS         FOR SALE
DECEMBER 31, 1998                            $  29,499,552  $  23,575,936  $ 30,000,000  $53,454,469  $125,088,180   $   8,749,931

Net income                                                                                              62,074,949
Other comprehensive income                                                                                             (77,398,890)
Issuance of preferred stock   $  90,000,000                    (3,149,783)
Addition to legal surplus                                                                 73,338,045    73,338,045)
Addition to capital reserve                                                  10,000,000                (10,000,000)
Treasury stock acquired                         (1,452,000)      (726,000)                             (30,332,611)
Stock options exercised                             13,000        163,313
Cash dividends:
    Common stock                                                                                       (10,382,797)
    Preferred stock                                                                                     (4,275,000)
                              -------------  -------------  -------------  ------------  -----------  ------------   -------------
DECEMBER 31, 1999                90,000,000     28,060,552     19,863,466    40,000,000  126,792,514    58,834,676     (68,648,959)

Net income                                                                                              67,275,609
Other comprehensive income                                                                                              49,050,174
Issuance of preferred stock      75,000,000                    (2,562,500)
Addition to capital reserve                                                  10,000,000                (10,000,000)
Treasury stock acquired                         (1,642,400)      (821,200)                             (27,622,992)
Stock options exercised                              6,000         87,750
Cash dividends:
    Common stock                                                                                       (11,804,599)
    Preferred stock                                                                                     (7,407,542)
                              -------------  -------------  -------------  ------------  -----------  ------------   -------------
DECEMBER 31, 2000               165,000,000     26,424,152     16,567,516    50,000,000  126,792,514    69,275,152     (19,598,785)

Net income                                                                                              86,001,444
Other comprehensive income                                                                                              13,305,431
Issuance of preferred stock     103,500,000                    (3,430,750)
Addition to legal surplus                                                                 10,000,000   (10,000,000)
Addition to capital reserve                                                  10,000,000                (10,000,000)
Treasury stock acquired                            (86,200)       (43,100)                              (1,800,385)
Stock options exercised                            234,000      1,121,211
Cash dividends:
    Common stock                                                                                       (13,835,100)
    Preferred stock                                                                                    (16,508,198)
DECEMBER 31, 2001             $ 268,500,000  $  26,571,952  $  14,214,877  $ 60,000,000 $136,792,514  $103,132,913   $  (6,293,354)
                              =============  =============  =============  ============ ============  ============   =============


The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                                                             YEAR ENDED DECEMBER 31,
                                                                             2001                  2000                    1999
                                                                        -----------------------------------------------------------
Net income                                                              $  86,001,444         $   67,275,609         $   62,074,949
                                                                        -------------         --------------         --------------
Other comprehensive income net of tax:
Unrealized gains (losses) on securities:
   Unrealized holding gains (losses)
     arising during the period                                             19,515,667             54,938,028            (76,366,386)
   Less: Reclassification adjustment
     for gains included in net income
     net of tax benefit of $2,401,578 (2000-$1,962,618;
     1999-$344,168)                                                        (7,204,736)            (5,887,854)            (1,032,504)
Cumulative effect of accounting change,
   net of tax benefit of $331,500                                             994,500
                                                                        -------------         --------------         --------------
Total other comprehensive income (loss)                                    13,305,431             49,050,174            (77,398,890)
                                                                        -------------         --------------         --------------

Comprehensive income (loss)                                             $  99,306,875         $  116,325,783         $  (15,323,941)
                                                                        =============         ==============         ==============

The accompanying notes are an integral part of these statements.

                                  FIRST BANCORP
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

First BanCorp (the Corporation) is a financial holding company offering a full range of financial services. First BanCorp is subject to the Federal Bank Holding Company Act and to the regulations, supervision, and examination of the Federal Reserve Board.

FirstBank Puerto Rico (FirstBank), the Corporation's wholly owned bank subsidiary, is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and it has 44 full-service banking branches in Puerto Rico and four in the U.S. Virgin Islands. It also has loan origination offices in Puerto Rico focusing on consumer loans and residential mortgage loans. In addition, through its wholly-owned subsidiaries, FirstBank operates other offices in Puerto Rico specializing in small personal loans, finance leases and vehicle rental. Early in the year 2000, the Bank began offering brokerage services in selected branches through an alliance with a national brokerage house in Puerto Rico. The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

Effective August 2001, the Corporation entered into the insurance business through a wholly owned subsidiary, FirstBank Insurance Agency. This subsidiary is subject to the supervision, examination and regulation of the Office of the Commissioner of Insurance of Puerto Rico.

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

Following is a description of the more significant accounting policies followed by the Corporation:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and short-term money market instruments with original maturities of 90 days or less.

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

LOANS HELD FOR SALE

Loans held for sale are stated at the lower of cost or market. The amount by which cost exceeds market value in the aggregate portfolio of loans held for sale, if any, is accounted for as a valuation allowance with changes included in the determination of net income.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at their outstanding balance less unearned interest and net deferred loan origination fees and costs. Unearned interest on installment loans (i.e., personal and auto) is recognized as income under a method which approximates the interest method.

Loans on which the recognition of interest income has been discontinued are designated as non-accruing. When loans are placed on non-accruing status, any accrued but uncollected interest income is reversed and charged against interest income. Consumer loans are classified as non-accruing when they are delinquent:
90 days or more for auto, boat and home equity reserve loans, 120 days or more for personal loans, and 180 days or more for credit cards and personal lines of credit. Commercial and mortgage loans are classified as non-accruing when they are delinquent 90 days or more. This policy is also applied to all impaired loans based upon an evaluation of the risk characteristics of said loans, loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. An allowance is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.

LOAN FEES AND COSTS

Loan fees and costs incurred in the origination of loans are deferred and amortized using the interest method or under a method that approximates the interest method over the life of the loans as an adjustment to interest income. When a loan is paid off or sold, any unamortized net deferred fee (cost) is credited (charged) to income.

SERVICING ASSETS

The Corporation recognizes as separate assets the rights to service loans for others, whether those servicing assets are originated or purchased. The total cost of the loans to be sold with servicing assets retained is allocated to the servicing assets and the loans (without the servicing asset), based on their relative fair values. Servicing assets are amortized in proportion to and over the period of estimated net servicing income. Loan servicing fees, which are based on a percentage of the principal balances of the loans serviced, are credited to income as loan payments are collected.

To estimate the fair value of servicing assets the Corporation considers the present value of expected future cash flows associated with the servicing assets. For purposes of measuring impairment of servicing assets, the Corporation stratifies such assets based on predominant risk characteristics of underlying loans. The amount of impairment recognized, if any, is the amount by which the servicing asset exceeds its estimated fair value. Impairment, if any, is charged against servicing income.

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

ACCOUNTING FOR INCOME TAXES

Deferred taxes arise because certain transactions affect the determination of taxable income for financial reporting purposes in periods different from the period in which the transactions affect taxable income. Deferred taxes have been recorded based upon the Puerto Rico enacted tax rates. Current tax expense has been provided based upon the estimated tax liability to be incurred for tax return purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

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

STOCK OPTION PLAN

The cost associated with the stock option plan under which certain employees receive options to buy shares of stock of the Corporation must be recognized either by the fair value method or the intrinsic value method. The Corporation uses the intrinsic value method of accounting. Under the intrinsic value method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. Entities using the intrinsic value method on awards granted to employees must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting had been applied. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period.

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

COMPREHENSIVE INCOME

Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, primarily the unrealized gain (loss) on securities available for sale and the change in fair value attributable to credit risk on securities hedged with interest rate swaps, net of taxes.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On January 1, 2001, the Corporation adopted the Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including derivative instruments that are embedded in other contracts, and for hedging activities. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", amended SFAS No. 133.

SFAS No. 133, as amended, standardizes accounting for derivative instruments by requiring the recognition of all derivatives (both assets and liabilities) in the statement of financial position at fair value. Under SFAS No. 133, changes in the fair value of derivative instruments are accounted for as current income or other comprehensive income, depending on their intended use and designation. For transactions that qualify for hedge accounting, SFAS No. 133 provides for a matching of the timing of gain or loss recognition on the hedging instrument with the recognition in earnings of (a) the changes in the fair value of the hedged asset, liability, or a firm commitment that are attributable to the hedged risk or (b) the effect of the exposure to the variability of cash flows from the hedged asset, liability, or forecasted transaction. SFAS No. 133 also provided that at the date of the initial application, a corporation may transfer any held to maturity security into the available for sale category or the trading category.

The Corporation also adopted SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125" which revises the standards of accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It was effective for transfers and servicing of financial assets and extinguishment of liabilities occurring after March 31, 2001. This statement also required recognition and reclassification of collateral and disclosures relating to securitization transactions and collateral at December 31, 2000. The Corporation fully adopted this statement effective April 1, 2001. Effective December 31, 2000 the required disclosures for collateral and securitization transactions were incorporated in the financial statements.

During 2001 the Financial Accounting Standards Board issued the following statements:

SFAS No. 141, "Business Combinations" - This statement addresses financial accounting and reporting for goodwill and other intangible assets acquired in a business combination at acquisition. This statement requires all business combinations to be accounted for using the purchase method of accounting. The provisions of this statement apply to all business combinations initiated after June 30, 2001. There have been no business combinations since that date.

SFAS No. 142, "Goodwill and Other Intangible Assets" - This statement addresses financial accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination) at acquisition or subsequent to their acquisition. Specifically, under this statement, goodwill and other indefinite life intangibles will no longer be amortized but will be periodically evaluated for impairment. The standard also provides a methodology for evaluating impairment of goodwill and other intangibles based on the fair value. The provisions of this statement apply to fiscal years beginning after December 15, 2001. Retroactive application is not permitted. Management has reviewed the core deposit intangible assets in order to recognize any impairment loss and/or changes in the useful lives. As of January 1, 2002, no impairment of the intangible assets is necessary and the useful life of ten years used to amortize them is the best estimate of the economic benefit period.

SFAS No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" - The objectives of this statement are to establish accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. The provisions of this statement will be effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. Management expects that the adoption of SFAS No. 143 will not have a significant impact on the Corporation's financial position and the results of operations.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets"- The scope of this statement is to develop a single accounting model for long-lived assets that are to be disposed of by sale, whether previously held and used or newly acquired. The provisions of this statement will be effective for financial statements issued for fiscal years beginning after December 15, 2001. Management expects that the adoption of SFAS No. 144 will not have a significant impact on the Corporation's financial position and the results of operations.

NOTE 3 - STOCKHOLDERS' EQUITY

COMMON STOCK

The Corporation has 250,000,000 shares of authorized common stock with a par value of $1 per share. At December 31, 2001, there were

29,852,552 (2000 - 29,618,552) shares issued and 26,571,952 (2000 - 26,424,152)
shares outstanding.

The Corporation issued 234,000, 6,000 and 13,000 shares of common stock during 2001, 2000 and 1999, respectively, as part of the exercise of stock options under the Corporation's stock option plan. During the year, the Corporation declared cash dividends on its common stock outstanding of $0.52 per share (2000
- $0.44; 1999 - $0.36) amounting to $13,835,100 (2000 - $11,804,599; 1999 -
$10,382,797).

STOCK REPURCHASE PLAN AND TREASURY STOCK

In 1996 a stock repurchase program was established (the 1996 Program) where the Corporation is authorized to repurchase in the open market, and retire from circulation or hold as treasury stock, up to ten percent of the 31,083,502 issued and outstanding shares of common stock at the time the program was approved by the stockholders. In 1997 an additional stock repurchase program was established whereby the Corporation may repurchase in the open market shares of common stock, which amount represents 10% of the 28,067,652 issued and outstanding shares after all shares authorized under the 1996 Program were repurchased. Under these programs, the Corporation repurchased a total of 86,200 shares of common stock at a cost of $1,929,685 during 2001, 1,642,400 shares of common stock at a cost of $30,086,592 during 2000, and 1,452,000 shares of common stock at a cost of $32,510,611 during 1999. From the total amount of common stock repurchased, 3,280,600 shares were held as treasury stock at December 31, 2001 (2000 - 3,194,400 shares) and were available for general corporate purposes.

PREFERRED STOCK

The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $1, redeemable at the Corporation's option subject to certain terms. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. During 2001, the Corporation issued 4,140,000 shares of preferred stock (3,000,000 shares-2000; 3,600,000 shares-1999). The liquidation value per share is $25. Annual dividends of $1.85 per share (issuance of 2001), $2.0875 per share (issuance of 2000) and of $1.78125 per share (issuance of 1999), are payable monthly, if declared by the Board of Directors. During the year, dividends declared on preferred stock amounted to $16,508,198 (2000 - $7,407,542; 1999 - $4,275,000).

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

At December 31, 2001 and 2000, the most recent notification from FDIC, categorized the Corporation as a well capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events since that date that have changed that classification.

The Corporation's and its banking subsidiary's regulatory capital positions were as follows:

                                                                                                 Regulatory requirements
                                                                                       -----------------------------------------
                                                                                           For capital            To be well
                                                                     Actual             adequacy purposes        capitalized
                                                              --------------------     -------------------   -------------------
                                                                Amount       Ratio       Amount     Ratio      Amount      Ratio
                                                              ---------      -----     ---------    -----    ---------     -----
                                                                                       (Dollars in thousands)
At December 31, 2001
Total Capital (to Risk-Weighted Assets):
     First BanCorp                                            $ 678,679      14.50%    $ 374,498      8%     $ 468,123      10%
     FirstBank                                                  590,652      12.75%      370,472      8%       463,090      10%

Tier I Capital (to Risk-Weighted Assets):
     First BanCorp                                            $ 569,255      12.16%    $ 187,249      4%     $ 280,874       6%
     FirstBank                                                  481,850      10.41%      185,236      4%       277,854       6%

Tier I Capital (to Average Assets):
     First BanCorp                                            $ 569,255       7.49%    $ 228,074      3%     $ 380,124       5%
     FirstBank                                                  481,850       6.40%      225,738      3%       376,231       5%

At December 31, 2000
Total Capital (to Risk-Weighted Assets):
     First BanCorp                                            $ 536,402      14.43%    $ 297,280      8%     $ 371,600      10%
     FirstBank                                                  469,774      12.76%      294,516      8%       368,145      10%

Tier I Capital (to Risk-Weighted Assets):
     First BanCorp                                            $ 417,203      11.23%    $ 148,640      4%     $ 222,960       6%
     FirstBank                                                  351,001       9.53%      147,258      4%       220,887       6%

Tier I Capital (to Average Assets):
     First BanCorp                                            $ 417,203       7.28%    $ 172,042      3%     $ 286,736       5%
     FirstBank                                                  351,001       6.18%      170,307      3%       283,846       5%

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

Following is a summary of the activity related to stock options:

                                                                                  Number                 Weighted Average
                                                                                of Options           Exercise Price per Option
                                                                                ----------           -------------------------
At December 31, 1998                                                               756,500                   $  16.16
    Granted                                                                        223,000                   $  19.99
    Exercised                                                                      (13,000)                  $  13.56
                                                                                 ---------
At December 31, 1999                                                               966,500                   $  17.07
    Granted                                                                        318,000                   $  22.31
    Exercised                                                                       (6,000)                  $  15.63
    Canceled                                                                        (7,000)                  $  26.00
                                                                                 ---------
At December 31, 2000                                                             1,271,500                   $  18.36
    Exercised                                                                     (234,000)                  $   5.79
    Canceled                                                                        (2,000)                  $  28.38
                                                                                 ---------
At December 31, 2001                                                             1,035,500                   $  21.18
                                                                                 =========

The options outstanding at December 31, 2001 have an original expiration term of ten years and all of them are exercisable. The exercise price of the options outstanding at December 31, 2001 ranges from $15.63 to $28.38 and the weighted average remaining contractual life is approximately seven years.

Following is additional information concerning the stock options outstanding at December 31, 2001.

 Number of                          Exercise Price                        Contractual
   Options                            per Option                            Maturity
----------                          --------------                       -------------
   207,500                              $15.63                           November 2007
    60,000                              $19.19                           February 2008
     5,000                              $28.38                           April 2008
    40,000                              $27.09                           May 2008
    12,000                              $26.56                           June 2008
   175,000                              $26.00                           November 2008
     2,000                              $25.94                           February 2009
     3,500                              $26.44                           April 2009
    10,000                              $22.56                           August 2009
   202,500                              $19.63                           November 2009
   318,000                              $22.31                           December 2010
----------
 1,035,500
==========

NOTE 6 - EARNINGS PER COMMON SHARE

The calculations of earnings per common share for the years ended
December 31, 2001, 2000 and 1999 follow:

                                                                                      Year ended December 31,
                                                                         -------------------------------------------------
                                                                            2001                2000                1999
                                                                         ---------           ---------           ---------
                                                                               (In thousands, except per share data)
Net income                                                               $  86,001           $  67,276           $  62,075
Less: Preferred stock dividend                                             (16,508)             (7,408)             (4,275)
                                                                         ---------           ---------           ---------
Net income-attributable to common stockholders                           $  69,493           $  59,868           $  57,800
                                                                         =========           =========           =========

Earnings per common share-basic:

  Net income - available to common stockholders                          $  69,493           $  59,868           $  57,800
                                                                         ---------           ---------           ---------
  Weighted average common shares outstanding                                26,567              26,943              28,941
                                                                         ---------           ---------           ---------
  Earnings per common share - basic                                      $    2.61           $    2.22           $    2.00
                                                                         =========           =========           =========

Earnings per common share - diluted:

  Net income - available to common stockholders                          $  69,493           $  59,868           $  57,800
                                                                         ---------           ---------           ---------
  Weighted average common shares and share equivalents:
      Average common shares outstanding                                     26,567              26,943              28,941
      Common stock equivalents - Options                                       195                 202                 258
                                                                         ---------           ---------           ---------
  Total                                                                     26,762              27,145              29,199
                                                                         ---------           ---------           ---------
Earnings per common share-diluted                                        $    2.60           $    2.21           $    1.98
                                                                         =========           =========           =========

Had compensation cost for the stock options granted during 2000 and 1999 been determined based on the fair value at the grant date (as a result of the requirement explained in Note 2 - Stock option plan), the Corporation's net income and earnings per common share would have been reduced to the pro forma amounts indicated, as follow:

                                                                                                 Year ended December 31,
                                                                                          -------------------------------------
Pro forma information:                                                                       2000                        1999
---------------------                                                                     ---------                   ---------
                                                                                          (In thousands, except per share data)
Employees' compensation and benefits                                                      $  51,763                   $  50,005
Net income-available to common stockholders                                               $  58,119                   $  56,341
Earnings per common share - basic                                                         $    2.16                   $    1.95
Earnings per common share - diluted                                                       $    2.14                   $    1.93

Management uses the binomial model for the computation of the fair value of each option granted to buy shares of the Corporation's common stock. The fair value of each option granted during 2000 and 1999 was estimated using the following assumptions: weighted dividend growth of 0% (2000) and 22.38% (1999); expected life of 3.11 years (2000) and 10 years (1999); weighted expected volatility of 31.74% (2000) and 29.46% (1999); and weighted risk-free interest rate of 5.36%
(2000) and 6.04% (1999). The weighted estimated fair value of the options granted was $5.50 (2000) and $6.54 (1999) per option.

NOTE 7 - CASH AND DUE FROM BANKS

The Corporation is required by law to maintain minimum average reserve balances. The amount of those reserve average balances was approximately $46,078,200 at December 31, 2001 (2000 - $45,107,600).

NOTE 8 - INVESTMENT SECURITIES HELD FOR TRADING

At December 31, 2001 and 2000, there were no securities held for trading purposes or options on such securities.

All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings. The Corporation may write options on trading securities as part of its trading activities. Also the Corporation may enter in transactions of securities sold not yet purchased for trading purposes. These transactions are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account. The net gain from the sale of trading securities amounted to $419,367 for the year ended December 31, 2000 (a loss of $7,946 for 1999), and were included in earnings as trading income. No net revenue from the sale of trading securities was recorded during the year 2001.

NOTE 9 - INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and maturities of investment securities held to maturity at December 31, 2001 and 2000 were as follows:

                                                 December 31, 2001                               December 31, 2000
                               ------------------------------------------------- -------------------------------------------------
                                              Unrealized                Weighted  Amor-        Unrealized                 Weighted
                                Amortized  ----------------     Market   average  tized      ----------------     Market   average
                                   cost    gains   (losses)      value   yield%    cost       gains  (losses)     value     yield%
                                ---------- -----   --------    -------- -------- --------    ------  --------    -------- --------
                                                                     (Dollars in thousands)
Obligations of U.S.
  Government Agencies:
    After 1 to 5 years                                                           $ 10,000             $   (12)   $  9,988   7.04
    After 10 years               $211,194   $  3    $(6,466)   $204,731   7.39     90,176    $1,412    (5,191)     86,397   7.53
Puerto Rico Government
  Obligations:
    After 1 to 5 years              5,000                        5,000    5.00
    After 10 years                  4,084    228                 4,312    6.50      3,831                 (56)      3,775   6.50
                                 --------   ----    -------    --------          --------    ------   -------    --------
United States and Puerto
 Rico Government obligations     $220,278   $231    $(6,466)   $214,043   7.32   $104,007    $1,412   $(5,259)   $100,160   7.44
                                 ========   ====    =======    ========          ========    ======   =======    ========

Mortgage backed securities:
  GNMA certificates
       After 10 years                                                            $206,989    $1,465  $  (139)   $ 208,315   6.94
                                                                                 ========    ======   =======    ========
Corporate bonds:
       After 1 to 5 years        $ 64,018           $  (277)   $ 63,741   3.49
                                 ========           =======    ========

Total Investment Securities
  Held to Maturity               $284,296   $231    $(6,743)   $277,784   6.46   $310,996    $2,877   $(5,398)   $308,475   7.11
                                 ========   ====    =======    ========          ========    ======   =======    ========

Expected maturities of mortgage backed securities and certain other securities might differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. At January 1, 2001, in connection with the adoption of SFAS No. 133, the Corporation transferred a portfolio of $207 million of GNMA certificates held to maturity into the available for sale category. The unrealized gain of $994,500, net of taxes, was reflected in other comprehensive income as a cumulative effect of the change in accounting principle. The Corporation does not expect reclassification of the transition adjustment included in other comprehensive income within the next twelve months.

NOTE 10 - INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and maturities of investment securities held for sale at December 31, 2001 and 2000 were as follows:


                                           December 31, 2001                                December 31, 2000
                           ------------------------------------------------  -------------------------------------------------------
                                                                   Weighted                                               Weighted
                           Amortized     Unrealized        Market  average  Amortized       Unrealized          Market     Average
                              cost     gains   (losses)    value     yield%    cost       gains   (losses)      value      yield%
                           ----------  ------  --------  ---------  ------- ---------    -----    --------   ---------   ----------
U.S. Treasury Securities:                                         (Dollars in thousands)
     Within 1 year         $    7,726 $    30             $    7,756  3.18         499  $     2             $      501       6.04
     After 1 to 5 years                                                          2,630       33                  2,663       6.49
     After 5 to 10 years                                                        39,624            $   (718)     38,906       4.89
     After 10 years                                                             67,555    1,124     (1,579)     67,100       5.50
Obligations of other U.S.
 Government Agencies:
     Within 1 year            407,324          $    (32)    407,292   1.72     240,341       48         (2)    240,387       6.76
     After 1 to 5 years                                                         31,705      144                 31,849       7.86
     After 5 to 10 years          500       1                   501   5.59      29,988      217                 30,205       7.81
     After 10 years            87,519     469    (1,805)     86,183   7.55      53,593      322     (3,302)     50,613       7.66

Puerto Rico Government
 Obligations:
     After 1 to 5 years                                                         20,000                          20,000       7.41
     After 5 to 10 years        4,458     128                  4,586  6.19         429        3        (14)        418       6.65
     After 10 years             5,932     151                  6,083  6.34       8,840      105       (320)      8,625       6.51
                           ---------- -------  --------   ----------        ----------  -------   --------  ----------

United States and
Puerto Rico Government
Obligations                $  513,459    $779  $ (1,837)  $  512,401  2.83  $  495,204  $ 1,998   $ (5,935) $  491,267       6.69
                           ========== =======  ========   ==========        ==========  =======   ========  ==========

Mortgage backed securities:
  FHLMC certificates:
     Within 1  year        $        8                     $        8  5.85
     After 1 to 5 years           112 $     4                    116  7.63  $      834  $     7   $     (1) $      840       7.02
     After 5 to 10 years       13,211     576                 13,787  7.29       8,088       40        (13)      8,115       6.22
     After 10 years             8,030     172  $     (6)       8,196  6.95      18,829      335        (53)     19,111       7.00
                           ---------- -------  --------    ---------        ----------  -------   --------  ----------
                               21,361     752        (6)      22,107  7.16      27,751      382        (67)     28,066       6.77
                           ---------- -------  --------    ---------        ----------  -------   --------  ----------
 GNMA certificates:
     After 5 to 10 years        4,605     101                  4,706  6.39       4,484       37       (118)      4,403       6.22
     After 10 years         2,515,953  12,672    (6,539)   2,522,086  6.52   1,291,460    8,713    (21,349)  1,278,824       6.50
                           ---------- -------  --------   ----------        ----------  -------   --------  ----------
                            2,520,558  12,773    (6,539)   2,526,792  6.52   1,295,944    8,750    (21,467)  1,283,227       6.50
                           ---------- -------  --------   ----------        ----------  -------   --------  ----------
 FNMA certificates:
     After 1 to 5 years           158       4                    162  6.92         375        2                    377       7.29
     After 5 to 10 years          124       5                    129  7.32         125        1                    126       6.84
     After 10 years             7,095     408                  7,503  7.96       9,402      270        (14)      9,658       8.16
                           ---------- -------  --------   ----------        ----------  -------    -------  ----------
                                7,377     417                  7,794  7.93       9,902      273        (14)     10,161       8.11
                           ---------- -------  --------   ----------        ----------  -------   --------  ----------
Mortgage pass through
 certificates:
     After 10 years             1,958      38                  1,996  8.70       2,286       66                  2,352       8.96
                           ---------- -------  --------   ----------        ----------  -------   --------  ----------
Mortgage Backed
 Securities                $2,551,254 $13,980  $ (6,545)  $2,558,689  6.53  $1,335,883  $ 9,471   $(21,548) $1,323,806       6.52
                           ========== =======  ========   ==========        ==========  =======   ========  ==========

Corporate bonds:
     Within 1 year        $   19,246  $   410             $  19,656   7.70  $   19,645  $    84             $   19,729       7.29
     After 1 to 5 years       118,919   1,770   $ (2,899)    117,790  6.68      27,416      295   $   (105)     27,606       7.97
     After 5 to 10 years      114,855      77     (1,906)    113,026  7.34      10,522       98        (22)     10,598       7.21
     After 10 years            18,531     328                 18,859  7.35       3,211       --        (60)      3,151       6.31
                           ---------- -------   --------  ----------        ----------  -------   --------  ----------
Corporate bonds            $  271,551 $ 2,585   $ (4,805) $  269,331  7.08  $   60,794  $   477   $   (187) $   61,084       7.53
                           ========== =======   ========  ==========        ==========  =======    =======  ==========
Equity securities (without
     contractual maturity) $   45,115 $ 4,901   $(16,189) $   33,827  1.43  $   35,914  $ 2,134   $(12,542) $   25,506       1.91
                           ========== =======   ========  ==========  ====  ==========  =======   ========= ==========

Total Investments Securities

Available for Sale         $3,381,379 $22,245   $(29,376) $3,374,248  5.95  $1,927,795  $14,080   $(40,212) $1,901,663       6.51
                           ========== =======   ========  ==========        ==========  =======   ========  ==========

Maturities for mortgage backed securities are based upon contractual terms assuming no repayments. The weighted average yield on investment securities held for sale is based on amortized cost, therefore it does not give effect to changes in fair value.

At December 31, 2001, the net unrealized loss of $6,293,354 (2000 - net unrealized loss of $19,598,785) on securities available for sale, net of the deferred income tax of $2,097,785 (2000 - $6,532,928), was reported in accumulated other comprehensive income. For 2001, the change in the net unrealized holding gain on the available for sale securities amounted to $17,740,575 (2000 - a gain of $65,400,232) before deferred income taxes.

For 2001, proceeds from the sale of securities amounted to $847.7 million (2000
- $58.5 million, 1999 - $9.6 million) resulting in gross realized gains of $13.6 million (2000 - $7.9 million, 1999 -$1.4 million), and gross realized losses of $4.0 million (1999 - $46,000). No losses were realized during 2000.

NOTE 11 - FEDERAL HOME LOAN BANK (FHLB) STOCK
At December 31, 2001 and 2000, there were investments in FHLB stock with book value of $22,890,600 and $18,536,500 respectively. The estimated market value of such investments is its redemption value.

NOTE 12 - INTEREST AND DIVIDEND ON INVESTMENTS
A detail of interest and dividend income on investments follows:

                                                                              Year ended December 31,
                                                                    2001                  2000                1999
                                                                                      (In thousands)
Mortgage-backed securities:
  Taxable                                                        $    2,666              $  3,325            $  4,137
  Exempt                                                            106,571                91,416              77,900
                                                                  ---------              --------            --------
                                                                   $109,237               $94,741            $ 82,037
                                                                   ========               =======            ========
Other investment securities:
  Taxable                                                         $   2,639              $  1,577            $  1,528
  Exempt                                                             50,602                38,060              24,758
                                                                  ---------              --------            --------
                                                                  $  53,241              $ 39,637            $ 26,286
                                                                  =========              ========            ========

NOTE 13 - LOANS RECEIVABLE

The following is a detail of the loan portfolio:

                                                                             December 31,            December 31,
                                                                                 2001                    2000
                                                                                     (In thousands)
Residential real estate loans:
Secured by first mortgages:
    Conventional                                                            $    955,573           $     695,344
    Insured by government agencies:
    Federal Housing Administration and Veterans
         Administration                                                           25,211                  20,004
    Puerto Rico Housing Bank and Finance Agency                                   23,513                  28,037
Secured by second mortgages                                                        8,088                   8,964
                                                                           -------------           -------------
                                                                               1,012,385                 752,349
    Deferred net loan fees                                                        (5,107)                 (5,557)
                                                                           -------------           -------------
Residential real estate loans                                                  1,007,278                 746,792
                                                                           -------------           -------------

Commercial loans:
    Construction loans                                                           219,396                 203,955
    Commercial loans                                                           1,238,173                 947,709
    Commercial mortgage                                                          688,922                 438,321
                                                                           -------------           -------------
Commercial loans                                                               2,146,491               1,589,985
                                                                           -------------           -------------

Finance leases                                                                   127,935                 122,883
                                                                           -------------           -------------

Consumer and other loans:
    Personal                                                                     362,490                 388,696
    Personal lines of credit                                                      11,216                  12,852
    Auto                                                                         502,902                 530,534
    Boat                                                                          39,570                  33,954
    Credit card                                                                  176,226                 174,797
    Home equity reserve loans                                                      1,851                   2,134
    Unearned interest                                                            (71,810)               (104,429)
                                                                           -------------           -------------
Consumer and other loans                                                       1,022,445               1,038,538
                                                                           -------------           -------------
Loans receivable                                                               4,304,149               3,498,198
Loans held for sale                                                                4,630           -------------
                                                                           -------------
Total loans                                                                    4,308,779               3,498,198
Allowance for loan losses                                                        (91,060)                (76,919)
                                                                           -------------            ------------
Total loans-net                                                            $   4,217,719            $  3,421,279
                                                                           =============            ============


         The Corporation's primary lending area is Puerto Rico. At December 31, 2001 and 2000 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

         At December 31, 2001, loans in which the accrual of interest income had been discontinued amounted to $72,998,000 (2000 - $67,716,000; 1999 -
$53,816,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $5,735,000 (2000 - $5,937,000; 1999 - $4,544,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

         At December 31, 2001 mortgage loans held for sale amounted to $4.6 million. All mortgage loans were sold at market values, which exceeded the carrying value of the loans.

         At December 31, 2001, the Corporation was servicing mortgage loans owned by others aggregating approximately $160,583,000 (2000 - $144,805,000; 1999 - $134,348,000).

         Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank, and unused lines of credit. The mortgage loans pledged as collateral amounted to $195,267,091 and $104,739,882 at December 31, 2001 and 2000,
respectively.

NOTE 14 - ALLOWANCE FOR LOAN LOSSES

         The changes in the allowance for loan losses were as follows:

                                                                       Year ended December 31,
                                                          ------------------------------------------------
                                                              2001               2000                1999
                                                                           (In thousands)
  Balance at beginning of period                          $  76,919           $  71,784          $  67,854
  Provision charged to income                                61,030              45,719             47,961
  Losses charged against the allowance                      (54,380)            (51,831)           (53,665)
  Recoveries credited to the allowance                        7,391               9,807              9,048
  Other adjustments                                             100               1,440                586
                                                          ---------           ---------          ---------
  Balance at end of period                                $  91,060           $  76,919          $  71,784
                                                          =========           =========          =========


         At December 31, 2001, $10.7 million ($13.1 million at December 31,
2000) in commercial and real estate loans over $1,000,000 was considered impaired with an allowance of $3.7 million ($7.8 million at December 31, 2000), of which $2 million was established based on the fair value of the collateral (2000 - $392,000) and $1.7 million was established based on the present value of expected future cash flows (2000 - $7.4 million). There were no consumer loans over $1,000,000 considered impaired at December 31, 2001 and 2000. The average recorded investment in impaired loans amounted to $11.9 million for 2001 (2000 - $8.8 million). Interest income in the amount of approximately $376,900 was recognized on impaired loans in 2001 (2000 - approximately $227,000; 1999 - approximately $428,000).

NOTE 15 - RELATED PARTY TRANSACTIONS

      The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

                                                                                  Amount
                                                                              --------------
                                                                              (In thousands)
                  Balance at December 31, 1999                                 $    23,093
                  New loans                                                            279
                  Payments                                                          (3,198)
                                                                               -----------
                  Balance at December 31, 2000                                      20,174
                  New loans                                                         14,659
                  Payments                                                            (170)
                                                                               -----------
                  Balance at December 31, 2001                                 $    34,663
                                                                               ===========

NOTE 16 - PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost less accumulated depreciation as follows:


                                       Useful life                          December 31,
                                         in years                    2001                  2000
                                                                          (In thousands)
Land                                                               $  7,357              $  7,378
Buildings and improvements                10-40                      39,809                35,038
Leasehold improvements                     1-15                      14,753                12,344
Furniture and equipment                    3-10                      62,466                55,654
                                                                   --------              --------
                                                                    124,385               110,414
Accumulated depreciation                                            (55,001)              (52,086)
                                                                   --------              --------
                                                                     69,384                58,328
Projects in progress                                                  6,772                13,759
                                                                   --------              --------
       Total premises and equipment - net                          $ 76,156              $ 72,087
                                                                   ========              ========

NOTE 17 - OTHER ASSETS

         Following is a detail of other assets:

                                                                             December 31,
                                                                      2001                    2000
                                                                          (In thousands)
Deferred tax asset                                              $    43,618             $  42,651
Accounts receivable                                                   4,844                 9,531
Prepaid expenses                                                     12,242                 9,293
Revenue earning vehicles                                              6,526                 6,572
Other                                                                21,167                28,527
                                                                -----------             ---------
       Total                                                    $    88,397             $  96,574
                                                                ===========             =========

NOTE 18 - DEPOSITS AND RELATED INTEREST

         Deposits and related interest consist of the following:

                                                                           December 31,
                                                                 2001                      2000
                                                                          (In thousands)
Type of account and interest rate:
Savings accounts - 2.25% to 3.50%
   (2000 - 2.75% to 4.00%)                                    $    469,452             $   430,298
Interest bearing checking accounts -
  2.25% to 3.05% (2000 - 2.75% to 4.50%)                           205,760                 170,631
Non-interest bearing checking accounts                             239,851                 232,164
Certificate accounts - 2.00% to 7.50%
   (2000 - 4.15% to 7.60%)                                       3,183,491               2,512,891
                                                              ------------             -----------
                                                              $  4,098,554             $ 3,345,984
                                                              ============             ===========

         The weighted average interest rate on total deposits at December 31, 2001 and 2000 was 3.82% and 5.83%, respectively.

         At December 31, 2001, the aggregate amount of overdraft in demand deposits that were reclassified as loans amounted to $7,807,724 (2000 - $4,106,412).

         The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 2001:

                                                       Total
                                                   (In thousands)
         Over one year to two years                $   207,402
         Over two years to three years                 211,183
         Over three years to four years                128,122
         Over four years to five years                 356,040
         Over five years                             1,431,373
                                                   -----------
            Total                                  $ 2,334,120
                                                   ===========

         At December 31, 2001 certificates of deposit (CD's) in denominations of $100,000 or higher amounted to $2,669,536,603 (2000 - $1,995,730,680) including brokered certificates of deposit of $2,189,687,222 (2000 - $1,499,104,222) at a weighted average rate of 4.0% (2000 - 6.60%).

         At December 31, 2001, deposit accounts issued to government agencies with a carrying value of $63,639,152 (2000 - $101,661,753) were collateralized by securities with a carrying value of $75,126,925 (2000 - $106,917,690) and estimated market value of $71,979,923 (2000 - $104,868,113) and by specific mortgage loans with a carrying value of $2,895,723 (2000 - $3,539,882) and estimated market value of $3,370,043 (2000 - $3,882,189).

         A table showing interest expense on deposits follows:

                                                                    Year ended December 31,
                                                     ----------------------------------------------------
                                                           2001                2000                1999
                                                                       (In thousands)
Savings                                              $       12,954      $       12,792         $  12,381
Interest bearing checking accounts                            5,296               5,546             4,931
Certificates of deposit                                     142,508             134,945            73,177
                                                     --------------      --------------         ---------
   Total                                             $      160,758      $      153,283         $  90,489
                                                     ==============      ==============         =========

NOTE 19 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

                                                 December 31,
                                            2001             2000
                                               (In thousands)
Federal funds purchased,
   interest rate 1.80%                  $   10,000
Repurchase agreements, interest
  ranging from 1.25% to 6.09%
  (2000 - 4.97% to 6.63%)                2,976,174        $1,851,286
Accrued interest payable                    11,000             5,150
                                        ----------        ----------
Total                                   $2,997,174        $1,856,436
                                        ==========        ==========

Federal funds purchased and repurchase agreements mature as follows:

                                                                                 December 31,
                                                                        2001                     2000
                                                                                (In thousands)
    One to thirty days                                          $          723,010        $      1,368,944
    Over thirty to ninety days                                              14,062
    Over ninety days to one year                                           274,142                 208,200
    Over one year                                                        1,974,960                 274,142
                                                                ------------------        ----------------
    Total                                                       $        2,986,174        $      1,851,286
                                                                ==================        ================

         The following securities were sold under agreements to repurchase:

                                                                        December 31, 2001
                                             -------------------------------------------------------------------
                                               Amortized                               Approximate     Weighted
                                                 cost of                               market value      average
                                                underlying             Balance of      of underlying    interest
    Underlying securities                       securities              borrowing        securities       rate
                                             -------------------------------------------------------------------
                                                                              (In thousands)
    U.S. Treasury Securities and
      obligations of other U.S.
      Government Agencies                    $         506,685        $    392,081       $    515,447     3.80%
    Mortgage backed securities                       2,441,777           2,380,851          2,389,645     6.70%
    Corporate  bonds                                   262,648             203,242            260,542     7.17%
                                             -----------------        ------------       ------------
      Total                                  $       3,211,110        $  2,976,174       $  3,165,634
                                             =================        ============       =============

    Accrued interest receivable              $          15,715
                                             =================

                                                                          December 31, 2000
                                             ------------------------------------------------------------------------
                                                   Amortized                             Approximate        Weighted
                                                     cost of                              market value        average
                                                   underlying          Balance of        of underlying       interest
    Underlying securities                          securities           borrowing          securities           rate
                                             ------------------------------------------------------------------------
                                                                               (In thousands)
U.S. Treasury Securities and
  obligations of other U.S.
  Government Agencies                              $   406,106         $   395,027        $   400,253          6.53%
Mortgage backed securities                           1,497,102           1,456,259          1,485,816          6.35%
                                                   -----------         -----------        -----------
       Total                                       $ 1,903,208         $ 1,851,286        $ 1,886,069
                                                   ===========         ===========        ===========
    Accrued interest receivable                    $     4,124
                                                   ===========

         The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 2001 and 2000 was 4.05% and 6.32%, respectively.

         At December 31, 2001 and 2000, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities. The maximum aggregate balance outstanding at any month-end during 2001 was $2,986,174,065 (2000 - $1,851,285,585). The average balance during 2001 was approximately $1,997,705,000 (2000 - $1,687,880,000).

NOTE 20 - ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

         Following is a detail of the advances from the FHLB:

                                                                         December 31,
       Maturity                          Interest rate             2001                   2000
                                                                       (In thousands)
January 2, 2001                            6.35%                                      $  1,000
January 5, 2001                            6.41%                                        16,000
January 2, 2002                            1.85%              $   20,700
August 16, 2005                            6.30%                  50,000                50,000
October 9, 2008                            5.10%                  14,000
October 16, 2008                           5.09%                  15,000
February 28, 2011                          4.50%                  79,000
March 21, 2011                             4.42%                 165,000
                                                              ----------               -------
                                                              $  343,700               $67,000
                                                              ==========               =======


         Advances are received from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 2001, specific mortgage loans with an estimated market value of $197,506,039 (2000 - $76,485,860) were pledged to the FHLB as part of the Collateral Agreement. The carrying value of such loans at December 31, 2001 amounted to $192,371,368 (2000 - $73,700,000). In addition, securities with an approximated market value of $145,140,574 (2000 - $5,704,606) and a carrying value of $158,117,351 (2000 - $5,675,689) were pledged to the FHLB.

NOTE 21- SUBORDINATED NOTES

         On December 20, 1995, the Corporation issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 2001 the outstanding balance net of the unamortized discount and notes repurchased was $84,361,525 (2000 - $90,548,314). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Corporation ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 2001, the Corporation has transferred to capital reserves from the retained earnings account $60,000,000, as a result of the requirement explained in Note 3 - "Stockholders' Equity."

NOTE 22 - UNUSED LINES OF CREDIT

         The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2001, the Corporation's total unused lines of credit with these banks amounted to approximately $180,000,000 (2000 - $133,500,000). At December 31, 2000, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $66,841,562.

NOTE 23- EMPLOYEES' BENEFIT PLAN

         FirstBank has a defined contribution retirement plan (the Plan) qualified under the provisions of the Puerto Rico Internal Revenue Code Section 1165(e). All employees are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank contributes a quarter of the first 4% of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year. Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $845,227, $699,060 and $625,375 during 2001, 2000 and 1999, respectively, to the
Plan.

NOTE 24 - OTHER EXPENSES

         A detail of other expenses follows:

                                                                      Year ended December 31,
                                                          2001                   2000                1999
                                                                           (In thousands)
   Professional and service fees                        $  7,931              $   8,740            $   6,672
   Advertising and business promotion                      7,506                  8,468                5,896
   Communications                                          5,395                  5,573                4,667
   Revenue earning equipment                               1,578                  1,525                1,479
   Supplies and printing                                   1,282                  1,214                1,361
   Other                                                   8,559                  7,423                5,426
                                                        --------              ---------            ---------
          Total                                         $ 32,251              $  32,943            $  25,501
                                                        ========              =========            =========


 NOTE 25- INCOME TAXES

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

         The provision for income taxes was as follows:

                                                            Year ended December 31,
                                                   2001               2000            1999
                                                                  (In thousands)
                Current                         $25,536            $19,117        $ 13,991
                Deferred                         (5,402)            (4,356)         (6,703)
                                                -------            -------        --------
                Total                           $20,134            $14,761        $  7,288
                                                =======            =======        ========

         Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows:

                                                                        Year ended December 31,
                                                         2001                     2000                  1999
                                                                % of                    % of               % of
                                                               pre-tax                 pre-tax            pre-tax
                                                   Amount       income      Amount    income       Amount  income
                                                                       (Dollars in thousands)
Computed income tax at statutory rate             $  41,789        39       $  31,994       39     $  27,052       39
Benefit of net exempt income                        (24,442)      (23)        (12,707)     (15)      (13,959)     (20)
Other-net                                             2,787         3          (4,526)      (6)       (5,805)      (8)
                                                  ---------      ----       ---------      ---     ---------      ---
      Total income tax provision                  $  20,134        19       $  14,761       18     $   7,288       11
                                                  =========      ====       =========      ===     =========      ===

         The components of the deferred tax asset and liability were as follows:

                                                                                December 31,
                                                                         2001                2000
                                                                              (In thousands)
Deferred tax asset:
    Allowance for loan losses                                            $34,732            $29,998
    Unrealized loss on available for sale securities                       2,098              6,533
    Other                                                                  7,110              6,445
                                                                       ---------          ---------
Deferred tax asset                                                     $  43,940          $  42,976
                                                                       =========          =========
Deferred tax liability                                                 $    (322)         $    (325)
                                                                       =========          =========


         No valuation allowance was considered necessary for the deferred tax asset.

         The tax effect of the unrealized holding gain or loss for securities available for sale was computed based on a 25% capital gain tax rate, and is included in accumulated other comprehensive income as a part of stockholders' equity.

NOTE 26 - COMMITMENTS

         At December 31, 2001 certain premises are leased with terms expiring through the year 2021. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 2001, the obligation under various leases follows:

                          Year                                Amount
                                                          (In thousands)
                          2002                                 $  4,414
                          2003                                    3,391
                          2004                                    2,645
                          2005                                    1,963
                          2006                                    1,539
                          2007 and later years                    5,117
                                                                -------
                          Total                                 $19,069
                                                                =======

         Rental expense included in occupancy and equipment expense was $4,240,437 in 2001 (2000 - $4,042,069; 1999 - $3,390,786).

-        NOTE 27 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The information about the estimated fair values of financial instruments as required by generally accepted accounting principles, is presented hereunder. The disclosure requirements exclude certain financial instruments and all non financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimate of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 2001 and 2000 follows:

                                                                               December 31,
                                                                    2001                             2000
                                                        Estimated         Carrying       Estimated         Carrying
                                                        fair value         value         fair value         value
                                                                              (In thousands)
         Assets:
         Cash and due from banks and
           money market instruments                     $   94,463       $   94,463       $   65,393       $   65,393
         Investment securities                           3,652,031        3,658,544        2,210,138        2,212,659
         FHLB stock                                         22,891           22,891           18,537           18,537
         Loans receivable, including loans
           held for sale - net                           4,226,033        4,217,719        3,396,324        3,421,279

         Liabilities:
         Deposits                                        4,121,145        4,098,554        3,351,069        3,345,984
         Federal funds, securities sold
          under agreements to repurchase                 3,005,466        2,997,174        1,857,651        1,856,436
         Advances from FHLB                                348,733          343,700           68,607           67,000
         Notes payable and subordinated notes               83,729           84,362          144,853          146,048
         Interest rate swaps                                15,053           15,053

         The estimated fair values are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in the underlying assumptions used in calculating the fair values could significantly affect the results. In addition, the fair value estimates are based on outstanding balances without attempting to estimate the value of anticipated future business. Therefore, the estimated fair values may materially differ from the values that could actually be realized on a sale.

         The estimated fair values were calculated using certain facts and assumptions which vary depending on the specific financial instrument, as follows:

         CASH AND DUE FROM BANKS AND MONEY MARKET INSTRUMENTS

         The carrying amounts of cash and due from banks and money market instruments are reasonable estimates of their fair values.

         INVESTMENT SECURITIES

         The fair values of investment securities are the market values based on quoted market prices and dealer quotes.

         FHLB STOCK

         Investments in FHLB stock are valued at their redemption values.

         LOANS RECEIVABLE, INCLUDING LOANS HELD FOR SALE - NET

         The fair value of all loans was estimated by the discounted present values of loans with similar financial characteristics. Loans were classified by type such as commercial, residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, cred-it cards, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an adjustment which reflects the risk and other costs inherent in the loan category. In certain cases, where recent experience was available regarding the sale of loans, this information was also incorporated into the fair value estimates.

         Non-accruing loans covered by a specific loan loss allowance were viewed as immediate losses and were valued at zero. Other non-accruing loans were arbitrarily assumed to be repaid after one year. Presumably this would occur either because loan is repaid, collateral has been sold to satisfy the loan or because general reserves are applied to it. The principal of non-accruing loans not covered by specific reserves was discounted for one year at the going rate for similar new loans.

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

         Substantially all swaps currently held by the Corporation form part of structured broker CD's. In these instruments a fixed rate CD is matched with a swap of the same rate and maturity, thereby converting the fixed rate broker CD to a floating rate instrument which reprices quarterly based on a fixed differential to three month LIBOR. The swaps are recorded at fair value with a corresponding adjustment to CD's, therefore, for purposes of fair value analysis, these structured broker CD's are valued at book.

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

         ADVANCES FROM FHLB, NOTES PAYABLE AND SUBORDINATED NOTES

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

         INTEREST RATE SWAPS

         The fair value of the interest rate swaps were provided by the brokers who created them.

-        NOTE 28 - SUPPLEMENTAL CASH FLOW INFORMATION

         Supplemental cash flow information follows:

                                                                     Year ended December 31,
                                                              2001           2000           1999
                                                                       (In thousands)
         Cash paid for:
              Interest                                      $275,360       $260,937       $173,273
              Income tax                                      12,535         30,477          6,271
         Non cash investing and financing activities:
             Additions to other real estate owned              1,797          3,121            639

- NOTE 29 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

         The following table presents a detail of commitments to extend credit and standby letters of credit:

                                                                          December 31,
                                                                    2001               2000
                                                                        (In thousands)
         Financial instruments whose contract
            amounts represent credit risk:
             Commitments to extend credit:
                 To originate loans                                $  194,363       $281,030
                 Unused credit card lines                             291,120        267,104
                 Unused personal lines of credit                       13,480         14,467
                 Commercial lines of credit                           222,821        331,785
             Commercial letters of credit                              19,067         12,387
             Standby letters of credit                                 24,172         22,914

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

         In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 2001 is not significant.

         INTEREST RATE RISK MANAGEMENT

         The operations of the Corporation are subject to interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. As part of the interest rate risk management, the Corporation has entered into a series of interest rate swap agreements. Under the interest rate swaps, the Corporation agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Net interest settlements on interest rate swaps are recorded as an adjustment to interest expense on deposit accounts or interest income on investment accounts.

         The following table indicates the types of swaps used:

                                                          Notional amount
                                                           (In thousands)
         Pay-fixed swaps:
             Balance at December 31, 1999                   $    50,000
             Expired contracts                                  (50,000)
                                                            -----------
             Balance at December 31, 2000                             0
             New contracts                                       58,165
                                                            -----------
             Balance at December 31, 2001                   $    58,165
                                                            ===========

         Receive-fixed swaps:
             Balance at December 31, 1999                   $   185,000
             Expired contracts                                  (25,000)
             New contracts                                      991,000
                                                            -----------
             Balance at December 31, 2000                     1,151,000
             Expired contracts                               (1,116,000)
             New contracts                                    1,460,000
                                                            -----------
             Balance at December 31, 2001                   $ 1,495,000
                                                            ===========

         Interest rate swap agreements under which the Corporation agrees to pay variable-rates of interest are considered to be a hedge against changes in the fair value of the Corporation fixed-rate certificates of deposit. The interest rate swap agreements are reflected at fair value in the Corporation's consolidated statement of financial condition and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligations attributable to the interest rate risk being hedged. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income nor on comprehensive income, because the gain or loss on the swap agreements will completely offset the loss or gain on the certificates of deposit. The net effect of this accounting is that the interest expense on the hedged certificates of deposit generally reflects variable interest rates.

         Interest rate swap agreements under which the Corporation agrees to pay fixed-rates of interest are considered to be a hedge against changes in the fair value attributable to market interest rates of fixed rate available for sale corporate bonds. Accordingly, the interest rate swap agreements and the securities being hedged are reflected at fair value in the Corporation's consolidated statement of financial condition. The adjustment of the hedged item's carrying amount attributable to the hedged risk is recorded in earnings in order to offset the gain or loss on the hedging instrument. The change in the fair value of the security attributable to credit risk is recorded in other comprehensive income. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income, because the gain or loss on the interest rate swap reflects the full amount of the gain or loss on the hedged item attributable to the hedged risk. The net effect of this accounting is that the interest of the fixed-rate securities being hedged generally reflects variable interest rates.

         Interest rate swaps with an aggregate notional principal balance of $1,553,665,000 ($58,165,000 fixed to floating and $1,495,000,000 floating to fixed), had an unrealized loss of approximately $15,053,000 at December 31, 2001.

         Pay-fixed swaps at December 31, 2001 had a fixed weighted average rate payment of 7.14% and a floating weighted average rate receiving of 4.20%. At December 31, 2000, there are no pay-fixed swaps outstanding. Receive-fixed swaps at December 31, 2001, have a floating weighted average rate payment of 2.16% (2000 - 6.64%) and a fixed weighted average rate receiving of 6.32% (2000 - 7.54%). Floating rates are based on a 83% to 100% of the average of the last three months LIBOR rate.

         For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 2001, the Corporation had total net receivable of $12,755,949 (2000 - $5,527,697) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counterparties. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 2001 was approximately $48.1 million and $47.9 million, respectively (2000 - $15.8 million and $15.9 million, respectively). The period to maturity of the swaps at December 31, 2001 ranged from one year through twenty years (2000 - from one year through fifteen years).

         INTEREST RATE PROTECTION AGREEMENTS (CAPS)

         The Corporation also issues interest rate protection agreements (Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. The following table indicates the agreements outstanding at December 31, 2001 (dollars in thousands):

         Cap agreements notional amount             Cap Rate             Current 90 day LIBOR            Maturity
                (In thousands)
                   $200,000                           7.50%                    1.88%                 August 17, 2002
                    200,000                           7.25%                    1.88%                 August 17, 2002
                    200,000                           7.00%                    1.88%                 August 17, 2002

         Management designated these caps as cash-flow hedges. For a qualifying cash flow hedge, an interest rate cap is carried on the statement of financial condition at fair value with the time value change reflected through the current statement of income. Any intrinsic value is reflected through comprehensive income and will be reflected in future statements of income when payments are received from the counter party. On January 1, 2001 a loss of approximately $1.3 million was recognized in the statement of income as a cumulative effect of the adoption of SFAS No. 133, as a result of unamortized premium paid for caps of $1.5 million less an estimated fair market value of $200,000. Prior to the implementation of SFAS No. 133, the premium was amortized as an adjustment to interest expense on borrowings. The amortization of premium in 2000 and 1999 amounted to approximately $352,000, and $252,000, respectively. The fair value of these caps at December 31, 2001 is zero.

-        NOTE 30 - SEGMENT INFORMATION

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

         The Retail business segment is composed of the Corporation's branches and loan centers together with the retail products of deposits and consumer loans. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail business. The Commercial Corporate segment is composed of commercial loans including commercial real estate and construction loans. Certain small commercial loans originated by the branches are included in the Retail business for the years 1999 and 2000. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions.

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

         The only intersegment transaction is the net transfer of funds between the Treasury and Investment segment and other segments. The Treasury and Investment segment sells funds to the Retail and Commercial Corporate segments to finance their lending activities and purchases funds gathered by those segments. The interest rates charged or credited by Investment and Treasury is based on market rates.

The following table presents information about the reportable segments:

                                                                        Treasury and       Commercial
                                                          Retail        Investments         Corporate          Total
                                                                                 (In thousands)
For the year ended December 31, 2001:
Interest income                                         $   217,021      $   162,478      $   136,757      $   516,256
Net (charge) credit for transfer of funds                   (21,043)         102,123          (81,081)
Interest expense                                            (71,410)        (208,791)        (280,201)
Net interest income                                         124,568           55,810           55,676          236,055
Provision for loan losses                                   (44,541)         (16,489)         (61,030)
Segment income                                               80,027           55,810           39,187          175,025
Average earning assets                                  $ 1,970,768      $ 2,627,205      $ 1,781,314      $ 6,379,287

For the year ended December 31, 2000:
Interest income                                         $   222,950      $   134,328      $   106,110      $   463,388
Net (charge) credit for transfer of funds                   (12,582)          85,013          (72,431)
Interest expense                                            (74,093)        (198,522)        (272,615)
Net interest income                                         136,275           20,819           33,679          190,773
Provision for loan losses                                   (28,084)         (17,635)         (45,719)
Segment income                                              108,191           20,819           16,044          145,054
Average earning assets                                  $ 1,893,699      $ 1,985,580      $ 1,110,608      $ 4,989,887

For the year ended December 31, 1999:
Interest income                                         $   186,224      $   108,332      $    74,508      $   369,063
Net (charge) credit for transfer of funds                    (4,018)          48,737          (44,719)
Interest expense                                            (58,665)        (124,665)        (183,330)
Net interest income                                         123,541           32,404           29,789          185,733
Provision for loan losses                                   (46,802)          (1,159)         (47,960)
Segment income                                               76,739           32,404           28,630          137,773
Average earning assets                                  $ 1,462,311      $ 1,726,719      $   815,569      $ 4,004,599

The following table presents a reconciliation of the reportable segment financial information to the consolidated totals:

                                                          Year ended December 31,
                                                  2001             2000             1999
                                                               (In thousands)
Net income:
Total income for segments                     $   175,025      $   145,054      $   137,773
Other income                                       52,980           50,032           32,862
Operating expenses                               (120,855)        (113,049)        (101,272)
Income taxes                                      (20,134)         (14,761)          (7,288)
                                              -----------      -----------      -----------
Income before cumulative effect of
   accounting change                               87,016           67,276           62,075
Cumulative effect of accounting change             (1,015)
                                              -----------      -----------      -----------
     Total consolidated net income            $    86,001      $    67,276      $    62,075
                                              ===========      ===========      ===========
Average assets:
Total average earning assets for segments     $ 6,379,287      $ 4,989,887      $ 4,004,599
Average assets not assigned to segments           322,115          249,489          168,182
                                              -----------      -----------      -----------
     Total consolidated average assets        $ 6,701,402      $ 5,239,376      $ 4,172,781
                                              ===========      ===========      ===========

-        NOTE 31 - LITIGATION

         The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

         NOTE 32 - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

         Financial data showing results of the 2001 and 2000 quarters is presented below. These results are unaudited. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

                                                                             2001
                                              March 31            June 30             Sept. 30            Dec. 31
                                                            (In thousands, except for per share results)
Interest income                               $128,750            $126,178            $127,527            $133,801
Net interest income                             52,474              58,101              61,989              63,491
Provision for loan losses                       15,000              17,800              12,790              15,440
Net income                                      18,786              20,172              23,019              24,024
Earnings per common share-basic               $   0.59            $   0.64            $   0.67            $   0.71
Earnings per common share-diluted             $   0.59            $   0.64            $   0.67            $   0.71

                                                                             2000
                                              March 31            June 30             Sept. 30            Dec. 31
                                                            (In thousands, except for per share results)
Interest income                               $105,181            $112,447            $120,384            $125,375
Net interest income                             48,320              48,337              47,038              47,078
Provision for loan losses                       12,020              11,158              11,566              10,975
Net income                                      16,351              16,477              16,699              17,748
Earnings per common share-basic               $   0.53            $   0.55            $   0.56            $   0.57
Earnings per common share-diluted             $   0.53            $   0.55            $   0.56            $   0.57

-        NOTE 33 - FIRST BANCORP (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

         The following condensed financial information presents the financial position of the Holding Company only at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended on December 31, 2001, 2000 and 1999.

STATEMENTS OF FINANCIAL CONDITION

                                                                       December 31, 2001       December 31, 2000
                                                                                   (In thousands)
Assets:
Cash and due from banks                                                     $ 17,422                 $ 17,026
                                                                            --------                 --------
Money market instruments                                                         300                      300
                                                                            --------                 --------
Investment securities available for sale, at market value:
United States Government obligations                                          24,802                   18,951
Other investments                                                             35,507                   27,347
                                                                            --------                 --------
         Total investment securities available for sale                       60,309                   46,298
                                                                            --------                 --------
Loans receivable                                                               5,682
Investment in FirstBank Puerto Rico, at equity                               515,623                  368,338
Investment in FirstBank Insurance Agency, at equity                              371
Other assets                                                                   3,383                    2,856
                                                                            --------                 --------
Total assets                                                                $603,090                 $434,818
                                                                            ========                 ========

Liabilities and Stockholders' Equity:
Accounts payable and other liabilities                                      $    171                 $    357
Stockholders' equity                                                         602,919                  434,461
Contingencies and commitments
                                                                            --------                 --------
Total liabilities and stockholders' equity                                  $603,090                 $434,818

                                                                            ========                 ========

STATEMENTS OF INCOME                                                          Year ended December 31,
                                                                   2001              2000              1999
                                                                                 (In thousands)
Income:
         Interest income on investment securities                $    658          $    776          $  1,537
         Interest income on other investments                         250               289             1,141
         Interest income on loans                                     306
         Dividend from FirstBank                                   24,000            24,000            10,000
         Other income                                               1,761             8,251                61
                                                                 --------          --------          --------
                                                                   26,975            33,316            12,739
                                                                 --------          --------          --------
Expenses:
         Interest expense                                                                25
         Other operating expenses                                     559               487               243
                                                                 --------          --------          --------
                                                                      559               512               243
                                                                 --------          --------          --------
Income before income taxes and equity in
  undistributed earnings of subsidiaries                           26,416            32,804            12,496
Income taxes                                                          170               209               374
Equity in undistributed earnings of subsidiaries                   59,755            34,681            49,953
                                                                 --------          --------          --------
Net income                                                         86,001            67,276            62,075
Other comprehensive income (loss), net of tax                      13,306            49,050           (77,399)
                                                                 --------          --------          --------
Comprehensive income (loss)                                      $ 99,307          $116,326          $(15,324)
                                                                 ========          ========          ========

The principal source of income for the Holding Company consists of the earnings of FirstBank.

STATEMENT OF CASH FLOWS                                                           Year ended December 31,
                                                                        2001                2000                1999
                                                                                    (In thousands)
Cash flows from operating activities:
Net income                                                           $  86,001           $  67,276           $  62,075
                                                                     ---------           ---------           ---------
Adjustments to reconcile net income to net
   cash provided by operating activities:
         Equity in undistributed earnings of subsidiaries              (59,755)            (34,681)            (49,953)
         Net gain on sale of investments securities                     (1,093)             (7,134)
         Net (increase) decrease in other assets                           (75)                120                (130)
         Net (decrease) increase in other liabilities                     (186)               (527)                883
                                                                     ---------           ---------           ---------
         Total adjustments                                             (61,109)            (42,222)            (49,200)
                                                                     ---------           ---------           ---------
         Net cash provided by operating activities                      24,892              25,054              12,875
                                                                     ---------           ---------           ---------
Cash flows from investing activities:
         Capital contribution to subsidiaries                          (80,305)            (40,000)
         Loans originated                                               (5,682)
         Purchases of securities available for sale                    (24,203)            (50,119)            (44,361)
         Sales of securities available for sale                         10,227              44,807
         Other investing activities                                      6,316                 278
                                                                     ---------           ---------           ---------
         Net cash used in investing activities                         (93,647)            (45,034)            (44,361)
                                                                     ---------           ---------           ---------
Cash flows from financing activities:
         Net (decrease) increase in other borrowings                                          (865)                865
         Proceeds from issuance on preferred stock                     100,069              72,438              86,850
         Exercise of stock options                                       1,355                  94                 176
         Cash dividends paid                                           (30,343)            (19,212)            (14,658)
         Treasury stock acquired                                        (1,930)            (30,087)            (32,511)
                                                                     ---------           ---------           ---------
         Net cash provided by financing activities                      69,151              22,368              40,722
                                                                     ---------           ---------           ---------
Net increase in cash                                                       396               2,388               9,236
Cash and cash equivalents at the beginning of the year                  17,326              14,938               5,702
                                                                     ---------           ---------           ---------
Cash and cash equivalents at the end of the year                     $  17,722           $  17,326           $  14,938
                                                                     =========           =========           =========

Cash and cash equivalents include:
Cash and due from banks                                              $  17,422           $  17,026           $  13,160
Money market instruments                                                   300                 300               1,778
                                                                     ---------           ---------           ---------
                                                                     $  17,722           $  17,326           $  14,938
                                                                     =========           =========           =========

                           STOCKHOLDERS' INFORMATION

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS    PricewaterhouseCoopers LLP

ANNUAL MEETING:                             The annual meeting of stockholders
                                            will be held on April 30, 2002, at
                                            2:00 p.m., at the main office of the
                                            Corporation located at
                                            1519 Ponce de Leon Avenue, Santurce,
                                            Puerto Rico.

TELEPHONE                                   (787) 729-8200

INTERNET                                    http://www.firstbankpr.com

ADDITIONAL INFORMATION AND FORM 10-K:       Additional financial information
                                            about First BanCorp may be requested
                                            to Mrs. Laura Villarino, Senior Vice
                                            President and Controller, PO Box
                                            9146, Santurce, Puerto Rico 00908.
                                            Copies of First BanCorp's Form 10-K
                                            filed with the Securities and
                                            Exchange Commission (SEC) will be
                                            provided to stockholders upon
                                            written request to Mrs. Laura
                                            Villarino at the same mailing
                                            address. First BanCorp's filings may
                                            be accessed in the website
                                            maintained by the SEC at
                                            http://www.sec.gov.

TRANSFER AGENT AND REGISTRAR:               The Bank of New York, 101 Barclay
                                            Street 12W, New York, NY 10286

                               [1 FIRST BANCORP]