Form 10-K, Exhibit 13
period 2002-12-31
FIRST BANCORP /PR/
filed 2003-03-31
CIK 1057706

                                                                    EXHIBIT 13.0


                                    [PHOTO]

                              [First BanCorp LOGO]

                               2002 ANNUAL REPORT

                                    [PHOTO]


                                   LEADERSHIP

                          Leadership is Power. Vision.
                     And setting standards. It provides us
                          with the opportunity to open
                            new markets, develop new
                        products and set the groundwork
                               toward the future.

                            Experience is knowledge.
                         Skill. And Wisdom. It gives us
                           the ability to influence,
                               achieve our goals
                            and face new challenges.

                       At First BanCorp we are, and have
                          been, a leading institution
                        in the banking industry for over
                        54 years. Experience is what has
                      taken us, and continues to guide us,
                      to higher levels of quality, growth
                                   and value.


                                   EXPERIENCE

TABLE OF CONTENTS


Financial Highlights                    3

Highlights of Growth                    5

Selected Financial Data                 8

Offices and Corporate Structure        10

Business Profile                       13

President's Letter                     15

Economy                                19

Board of Directors                     20

First BanCorp Officers                 22

Financial Review                       27

Financial Statements                   48

Stockholders' Information              83



                                     1998     1999     2000     2001     2002
                                     ----     ----     ----     ----     ----
Market Price Per Common Share
(end of year)                       $20.13   $13.83   $15.75   $19.00   $22.60

Return on Assets
(percentage)                          1.48     1.49     1.28     1.28     1.23

Diluted Earnings
Per Common Share                    $ 1.16   $ 1.32   $ 1.47   $ 1.73   $ 2.01


2   2002   First BanCorp

FINANCIAL HIGHLIGHTS


In thousands
(except for per share results)                    2002               2001
                                              -----------         ----------
Operating results:
Net interest income                           $   266,850         $  236,055
Provision for loan losses                          62,302             61,030
Other income                                       58,492             52,980
Other operating expenses                          132,756            120,855
Income tax provision                               22,327             20,134
Cumulative effect of accounting change                                (1,015)
Net income                                        107,956             86,001
                                              -----------         ----------
Per common share:
   Net income - basic                         $      2.04         $     1.74
   Net income - diluted                              2.01               1.73
                                              -----------         ----------
Weighted average common shares:
Basic                                              39,901             39,851
Diluted                                            40,553             40,144
                                              -----------         ----------
At year end:
Assets                                        $ 9,643,852         $8,197,518
Loans                                           5,637,851          4,308,780
Allowance for loan losses                         111,911             91,060
Investments                                     3,728,669          3,715,999
Deposits                                        5,482,918          4,098,554
Borrowings                                      3,249,355          3,425,235
Capital                                           798,424            602,919


                                     1998     1999     2000     2001     2002
                                     ----     ----     ----     ----     ----
Return on common equity
(percentage)                         20.54    24.68    27.81    22.13    21.90

Net interest income
(In millions)                       $166.2   $185.7   $190.8   $236.1   $266.9

Common stockholders' equity
(In millions)                       $270.4   $204.9   $269.5   $334.4   $437.9



                                                        3   2002  First BanCorp

                                    [PHOTO]



4   2002   First BanCorp

HIGHLIGHTS OF GROWTH

         This history begins in 1991, shortly after a new Management team headed by Angel Alvarez Perez took over the operations of the oldest Savings and Loan institution in Puerto Rico. At that time the Bank had less than $2 billion in total assets and approximately 900 employees, compared with $9.6 billion in assets and 2,000 employees today.

         In the 1991 Annual Report, Mr. Alvarez stated:

"Net income for {1991} was $10.1 million or $1.77 per share {the equivalent of $0.15 per share today after allowing for subsequent stock splits}. This . . . is the most clear and tangible indication that First Federal {the Bank's name at that time} is on the road to a healthy recovery."

         The accompanying table shows the course of this "healthy recovery" over the following eleven years. Over that period the Corporation has reported consistent growth in assets and earnings without earnings restatements. Asset size increased more than five times from $1.9 billion to $9.6 billion. Net income grew more than ten times from $10.1 million to $108 million and earnings per common share diluted increased more than 13 times from $0.15 to $2.01.

         A milestone along this road came in 1994, with the conversion to a Commercial Bank charter. In that year's Annual Report, Mr. Alvarez said:

"Our previous thrift charter contained significant limitations on lending which could have sidelined management's strategy of emphasizing growth in non-mortgage areas. With a commercial charter we are free to pursue our preferred business strategy."

         During the next few years Management laid the groundwork for later growth of the consumer side of the Bank's business. Mr. Alvarez described two important advances in the 1995 Annual Report:

"In May we opened our small loan subsidiary, Money Express. Small loans are an important source of consumer credit in Puerto Rico, where many creditworthy families do not have the financial resources or the credit history required to obtain loans through regular banking channels . . .Starting in January {of 1996} we will be combining our auto leasing area with the car and truck rental operations of our existing subsidiary . . . under the name of First Leasing and Rental Corp."


                                                       5   2002   First BanCorp

         The accompanying table shows that FirstBank increased its branch network from 32 to 48 in the five years between 1994 and 1999. The new facilities included a modern "Superbranch" in Hato Rey with ample parking and drive through facilities. The consumer banking operations were centralized in this facility in 1996. In 1999 FirstBank acquired the Puerto Rico operations of the Royal Bank of Canada together with four Citibank branches in Puerto Rico and the U.S. Virgin Islands. Mr. Alvarez summarized the guiding philosophy of this consumer banking expansion as follows in the 1996 Annual Report:

"FirstBank's Management has long recognized the importance of new data processing technologies that are revolutionizing the Banking industry. We strongly believe that face-to-face communication is at the heart of our customer relationships. Our goal is to find the appropriate balance between these two approaches to meet the needs of our clients in a cost-effective manner. Locally based management gives FirstBank a strong competitive advantage in doing this."

         Although the Bank grew rapidly, Management never lost sight of the need to maintain strict cost controls. The accompanying table shows the efficiency ratio improved dramatically from 63.69% to 40.81% over the period covered in the accompanying table. In the 1998 Annual Report Mr. Alvarez reiterated Management's commitment to cost control as follows:

"In 1998 Management began a comprehensive re-design plan to streamline all corporate operations. The Corporation named the project `The Next Fifty' because Management launched it in the Corporation's fiftieth anniversary year as a way to initiate the second fifty years of growth. Management has invested most of the savings from this project in new technology."

         In the late 1990's the Bank began moving to diversify operations and strengthen its management team as it expanded more into commercial and mortgage lending. In 1998 the Corporation converted to a bank holding company structure. In that year's Annual Report Mr. Alvarez reported:

". . .we have enhanced our management team by bringing in senior executives with extensive experience in consumer, mortgage and commercial lending. We have also initiated active lending programs in construction lending and auto leasing, led by talented and experienced executives whom we have recently recruited. Over the next few years we expect our strengthened management team to improve efficiency and contribute new ideas that will help us to increase our market share."


6   2002   First BanCorp

         The Bank also began introducing more sophisticated products to grow in a highly competitive market with increasingly sophisticated clients. Besides adding state of the art business services such as cash management accounts, the Bank also added sophisticated deposit products. In 1999 it introduced the "Bonus Account", which rewards clients who have additional relationships with FirstBank. Deposits in this account have since grown to $173.7 million.

         The Bank was also expanding in other areas. In the Annual Report for 2000 Mr. Alvarez summarized recent developments as follows:

"Management has been taking steps to diversify the Corporation's revenues by moving toward fee based activities in some areas. In 2000 FirstBank began offering brokerage services in selected branches through a new alliance {with a major international brokerage firm}. . . . Early in 2000 Management entered an agreement {with another large firm} to participate in bond issues by the Government Development Bank of Puerto Rico. Finally, First BanCorp reorganized as a financial holding company in 2000, opening the way for the Corporation to enter new lines of business permitted by the Gramm Leach Bliley Act."

         In 2001 First BanCorp followed up on this change by organizing an insurance subsidiary, the FirstBank Insurance Agency, which sells insurance in FirstBank branches. Also in 2001 Management embarked on a three-year project to improve service quality and efficiency in all of the Corporation's operations.

         To summarize our story, the table shows the broad outlines of how our institution has transformed itself from First Federal Savings Bank, a small Savings and Loan Institution, into First BanCorp, a diversified financial services organization. This transformation has increased net income tenfold over the 1991-2002 period, and has benefited shareholders, employees and clients of the Corporation.


                                    [PHOTO]

                                                          7   2002 First BanCorp

SELECTED FINANCIAL DATA

(In thousands except for per share results)                  2002            2001           2000             1999            1998
                                                          ----------      ----------      ----------      ----------      ----------
CONDENSED INCOME STATEMENTS: YEAR ENDED
Total interest income                                     $ 540,033       $ 516,256       $ 463,388       $ 369,063       $ 321,298
Total interest expense                                      273,184         280,201         272,615         183,330         155,130
Net interest income                                         266,850         236,055         190,773         185,733         166,168
Provision for loan losses                                    62,302          61,030          45,719          47,961          76,000
Other income                                                 58,492          52,980          50,032          32,862          58,240
Other operating expenses                                    132,756         120,855         113,049         101,271          91,798
Unusual item - SAIF assessment
Income before income tax provision, extraordinary
  item and cumulative effect of accounting change           130,283         107,150          82,037          69,363          56,610
Provision for income tax                                     22,327          20,134          14,761           7,288           4,798
Income before extraordinary item and
  cumulative effect of accounting change                    107,956          87,016          67,276          62,075          51,812
Extraordinary item
Cumulative effect of accounting change                                       (1,015)
Net income                                                  107,956          86,001          67,276          62,075          51,812

PER COMMON SHARE RESULTS (1): YEAR ENDED
Income before extraordinary item and
  cumulative effect of accounting change diluted           $   2.01        $   1.76        $   1.47        $   1.32        $   1.16
Extraordinary item
Cumulative effect of accounting change                                        (0.03)
Net income per common share diluted                        $   2.01        $   1.73        $   1.47        $   1.32        $   1.16
Net income per common share basic                          $   2.04        $   1.74        $   1.48        $   1.33        $   1.17
Cash dividends declared                                    $   0.40        $   0.35        $   0.29        $   0.24        $   0.20
Average shares outstanding                                   39,901          39,851          40,415          43,412          44,379
Average shares outstanding diluted                           40,553          40,144          40,718          43,799          44,787

BALANCE SHEET DATA: END OF YEAR
Loans and loans held for sale                            $5,637,851      $4,308,780      $3,498,198      $2,745,368      $2,120,054
Allowance for possible loan losses                          111,911          91,060          76,919          71,784          67,854
Investments                                               3,728,669       3,715,999       2,233,216       1,811,164       1,800,489
Total assets                                              9,643,852       8,197,518       5,919,657       4,721,568       4,017,352
Deposits                                                  5,482,918       4,098,554       3,345,984       2,565,422       1,775,045
Borrowings                                                3,249,355       3,425,236       2,069,484       1,803,729       1,930,488
Total common equity                                         437,924         334,419         269,461         204,902         270,368
Total equity                                                798,424         602,919         434,461         294,902         270,368
Book value per common share (1)                               10.96            8.39            6.80            4.87            6.11

REGULATORY CAPITAL RATIOS (IN PERCENT): END OF YEAR
Total capital to risk weighted assets                         13.75           14.50           14.43           16.16           17.39
Tier 1 capital to risk weighted assets                        11.90           12.16           11.23           11.64           11.55
Tier 1 capital to average assets                               7.35            7.49            7.28            7.47            6.59

SELECTED FINANCIAL RATIOS (IN PERCENT): YEAR ENDED
Net income to average total assets                             1.23            1.28            1.28            1.49            1.48
Interest rate spread (2)                                       3.20            3.64            3.38            4.29            4.76
Net interest income to average earning assets (2)              3.56            4.08            3.91            4.85            5.27
Yield on average earning assets(2)                             6.77            8.42            9.21            9.29            9.83
Cost on average interest bearing liabilities                   3.57            4.78            5.83            5.00            5.07
Net income to average total equity                            14.90           16.20           21.21           21.06           20.54
Net income to average common equity                           21.90           22.13           27.81           24.68           20.54
Average total equity to average total assets                   8.28            7.92            6.05            7.07            7.22
Dividend payout ratio                                         19.58           19.91           19.72           17.96           17.12
Efficiency ratio (3)                                          40.81           41.81           46.95           46.33           40.91

OFFICES:
Number of full service branches                                  54              48              48              48              40
Loan origination offices                                         44              43              38              41              45


1- Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits.

2- Ratios for 1993 and thereafter were computed on a taxable equivalent basis.

3- Other operating expenses to the sum of net interest income and other income.


8 2002 First BanCorp

   1997                 1996                1995                1994             1993              1992               1991
-----------         -----------         -----------         ----------        ----------        ----------        ----------

$   285,160         $   256,523         $   208,488         $  180,309        $  159,433        $  158,993        $  171,789
    130,429             113,027              96,838             76,674            72,413            85,986           109,942
    154,731             143,496             111,650            103,635            87,020            73,007            61,847
     55,676              31,582              30,894             17,674            18,669            13,596            16,444
     39,866              29,614              48,268             18,169            17,123            13,563            18,895
     83,268              82,498              65,628             60,760            56,994            54,745            51,423
                          9,115

     55,653              49,915              63,396             43,370            28,480            18,229            12,875
      8,125              12,281              14,295             12,385             6,525             2,879             1,420

     47,528              37,634              49,101             30,985            21,955            15,350            11,455
                                                                  (429)            6,840              (870)           (1,400)

     47,528              37,634              49,101             30,556            28,795            14,480            10,055



$      1.05         $      0.81         $      1.05         $     0.67        $     0.42        $     0.25        $     0.17
                                                                 (0.01)                              (0.02)            (0.03)
                                                                                    0.14
$      1.05         $      0.81         $      1.05         $     0.66        $     0.56        $     0.23        $     0.15
$      1.05         $      0.81         $      1.07         $     0.68        $     0.63        $     0.27        $     0.17
$      0.16         $      0.13         $      0.05                N/A               N/A               N/A               N/A
     45,054              46,191              45,888             44,966            43,983            42,876            42,876
     45,306              46,428              46,677             46,289            49,419            51,098            49,856


$ 1,959,301         $ 1,896,074         $ 1,556,606         $1,501,273        $1,237,928        $1,182,409        $1,264,380
     57,712              55,254              55,009             37,413            30,453            30,474            29,001
  1,276,900             830,980             785,747            595,555           603,373           636,781           564,431
  3,327,436           2,822,147           2,432,816          2,174,692         1,913,902         1,888,754         1,898,399
  1,594,635           1,703,926           1,518,367          1,493,445         1,398,247         1,359,448         1,396,066
  1,461,581             889,668             700,609            538,080           400,977           415,257           408,414
    236,379             191,142             171,202            120,015            92,785            50,194            38,410
    236,379             191,142             171,202            120,015            92,785            88,622            74,146
       5.29                4.21                3.67               2.66              2.09              1.17              0.90


      17.26               15.25               16.17               9.76              9.05              9.32              7.08
      11.07                9.32                9.93               8.50              7.79              8.06              5.75
       7.44                6.65                6.82               5.74              4.70              4.60              3.74


       1.63                1.48                2.22               1.53              1.53              0.78              0.53
       5.30                5.46                5.07               5.23              4.73              3.66              3.19
       5.83                6.03                5.59               5.65              5.10              4.04              3.39
      10.45               10.63               10.12               9.63              9.10              8.80              9.41
       5.15                5.17                5.05               4.40              4.37              5.14              6.22
      22.30               20.49               33.19              29.07             30.36             17.70             14.38
      22.30               20.49               33.19              29.07             39.68             26.37             20.20
       7.32                7.23                6.68               5.27              5.05              4.38              3.67
      15.14               16.32                5.06                N/A               N/A               N/A               N/A
      42.79               47.66               41.04              49.88             54.73             63.24             63.69


         36                  36                  36                 32                33                33                33
         44                  47                  43                 23                 9                 4                 1


                                                            9 2002 First BanCorp

Offices

PUERTO RICO

1.       Aguada
2.       Aguadilla
3.       Isabela
4.       San Sebastian
5.       Arecibo
6.       Manati
7.       Vega Baja
8.       Dorado
9.       Toa Baja
10.      Bayamon
11.      Guaynabo
12.      San Juan
13.      Carolina
14.      Rio Grande
15.      Fajardo
16.      Humacao
17.      Caguas
18.      Aguas Buenas
19.      Cidra
20.      Guayama
21.      Cayey
22.      Barranquitas
23.      Ponce
24.      Yauco
25.      Cabo Rojo
26.      Mayaguez

10 2002 First BanCorp

Offices

U.S., BRITISH VIRGIN ISLANDS & BARBADOS

St Croix
St Thomas
St John
Tortola
Barbados


                                                           11 2002 First BanCorp

[PHOTO]


12 2002 First BanCorp

Business Profile

First BanCorp ("the Corporation"), incorporated in Puerto Rico, is the financial holding company for FirstBank ("the Bank"), the second largest commercial bank in Puerto Rico. First BanCorp also owns an insurance subsidiary, FirstBank Insurance Agency. First BanCorp had total assets of $9.6 billion as of December 31, 2002. The Corporation operates in the Puerto Rico and Virgin Islands banking markets, offering a wide selection of financial services to a growing number of consumer and commercial customers. Commercial, consumer and mortgage loans and investment securities are the most important areas of its business.

The Corporation has a $2.5 billion portfolio of commercial loans, commercial mortgages, construction loans and other related commercial products. Its commercial clients include businesses of all sizes covering a wide range of economic activities. First BanCorp has a $1.8 billion portfolio of residential mortgages. The institution also has $1.3 billion in consumer loans concentrated in auto loans and leases, personal loans and credit cards. Its $3.7 billion investment portfolio consists mostly of U.S. Treasury and agency securities and mortgage-backed securities. A strategic alliance with a major international firm allows FirstBank to offer brokerage services in its largest branches. Approximately 2,000 professionals and a sophisticated computer system support the business activities of the Corporation.

First chartered in 1948, First BanCorp was the first savings bank established in Puerto Rico, under the name of "First Federal Savings and Loan Association". It has been a stockholder owned institution since 1987. In October, 1994 it became a Puerto Rico chartered commercial bank and assumed the name of "FirstBank Puerto Rico". Effective October 1, 1998 the Bank reorganized, making FirstBank Puerto Rico a subsidiary of the holding company First BanCorp.

FirstBank, which is a well-capitalized institution under federal standards, operates 54 full-service branches including 11 offices in the U.S. and British Virgin Islands. In addition, the FirstBank Insurance Agency operates six sales offices within FirstBank branches. A subsidiary of FirstBank, Money Express, operates 27 small loan offices throughout Puerto Rico. FirstBank also operates First Leasing and Rental Corp., a subsidiary which rents and leases motor vehicles from six offices in Puerto Rico. Another FirstBank subsidiary, FirstBank Insurance Agency V.I., Inc., operates one office which sells insurance in the US Virgin Islands. Finally, FirstBank owns a trade financing subsidiary, First Trade Inc., which operates two offices: one in the U.S. Virgin Islands and one in Barbados.

First BanCorp has distinguished itself by providing innovative marketing strategies and novel products to attract clients. Besides its branches and specialized lending offices, the Corporation has offered a telephone information service called "Telebanco" since 1983. This was the first telebanking service offered in Puerto Rico. First BanCorp clients have access to an extensive ATM network with access all over the world. The Corporation was also the first


                                                           13 2002 First BanCorp
in Puerto Rico to open on weekends and the first to offer in-store branches to its clients. First BanCorp was also the first banking institution in Puerto Rico with a presence on the internet. The Corporation now offers a wide menu of internet banking services to its clients.

First BanCorp and its subsidiaries are subject to supervision, examination and regulation by the Federal Reserve Board, the Federal Deposit Insurance Corporation and the Commissioner of Financial Institutions of Puerto Rico. The FirstBank Insurance Agency is regulated by the Puerto Rico Insurance Commissioner. The Virgin Islands operations of FirstBank are regulated by the Virgin Islands Banking Board (for the USVI) and by the British Virgin Islands Financial Services Commission (for the BVI).

First BanCorp is committed to providing the most efficient and cost effective banking services possible. Management's goal is to make the Corporation the premier financial institution in Puerto Rico and the Virgin Islands, recognized for consistently exceeding the expectations of its clients, employees and stockholders.

                                    [PHOTO]

14 2002 First BanCorp

President's Letter

TO OUR STOCKHOLDERS:

On behalf of the Board of Directors and Officers of First BanCorp I am pleased to submit our annual report for 2002, another excellent year. In 2002 First BanCorp earned $108 million, representing $2.04 per common share (basic) or $2.01 per common share (diluted). Earnings increased 25.5% compared with 2001, when the Corporation earned $86 million, equivalent to $1.74 per common share (basic) or $1.73 per common share (diluted). Net interest income was a key factor in this outstanding performance, expanding by 13% or $30.8 million to $266.8 million during 2002. These results are outstanding when we consider the difficult economic and financial environment which prevailed last year.

GROWTH IN 2002
First BanCorp grew substantially in spite of last year's economic slowdown, which affected Puerto Rico as well as the rest of the U.S. Assets rose 17% from $8.2 billion at year-end 2001 to $9.6 billion at the end of 2002. Net loans increased 31% to $5.5 billion, mostly due to increases of $345 million in commercial loans and $842 million in residential real estate loans. Consumer loans and finance leases grew by $142 million. Deposits increased 34% to $5.5 billion. During 2002 First BanCorp consolidated its position as the second largest commercial bank in Puerto Rico.

FirstBank also expanded outside Puerto Rico. In October 2002, the Bank completed the acquisition of the operations of JP Morgan Chase Eastern Caribbean Region business in the Virgin Islands with $590 million in total assets. The purchase included several branch offices, a trade finance operation and an insurance agency. FirstBank is now one of the largest commercial banks in the U.S. and British Virgin Islands. Cassan Pancham, a seasoned executive with over 22 years of experience in Chase's Caribbean operations, heads up these operations. Our expanded presence in the Virgin Islands will increase geographic diversification and allow us to better serve our clients in that part of the Caribbean.

KEY COMPETITIVE ADVANTAGES
Our branch network has been one important factor in our successful growth. FirstBank has 43 branch offices in Puerto Rico, including 20 with drive up services, 16 in shopping centers and 7 in supermarkets. We are working to diversify our larger branches to give our clients superior service. A major international brokerage firm maintains offices in 13 FirstBank branches, while nine branches have specialized mortgage offices and six have offices of the FirstBank Insurance Agency.

We are constantly improving the banking facilities. During 2002 we relocated the branch in Rexville Plaza, Bayamon and upgraded facilities in three other branches. Our purchase of the Chase operation in the Virgin Islands also strengthened our branch network in that region. FirstBank now has 11 branches on four islands in the U.S. and British Virgin Islands.


                                                           15 2002 First BanCorp

Another key to our success is careful, prudent control of costs. For several years we have been investing in state of the art technology to improve service to our clients and increase efficiency. Operating expenses rose relatively little, from $120.9 million in 2001 to $132.8 million in 2002, in spite of the expansion we experienced. During 2002 the Corporation's efficiency ratio improved by one percent to 40.81%.

The quality of our loan portfolio was another factor which contributed importantly to the Corporation's record profits last year. Starting in 1998 we have been improving loan underwriting, introducing tighter approval procedures and improving computer systems. These efforts have brought hard-won gains in asset quality.

The year 2002 provided a severe test for these enhanced processes, and they have been performing well. In spite of large increases in the loan portfolio and a deteriorating economy, charge offs did not increase. During 2002 First BanCorp's loans net charge offs amounted to $41.5 million of loans on a net basis, compared with $46.9 million in 2001, $42.0 million in 2000, and $44.6 million in 1999.

We have also increased reserves in line with the loan portfolio, which more than doubled from $2.7 billion at the end of 1999 to $5.6 billion at year-end 2002. The Bank provided $62 million for losses in 2002, $61 million in 2001, $46 million in 2000, and $48 million in 1999. This has allowed loan loss reserves to reach $111.9 million at the end of 2002 compared with $91.1 million for 2001, $76.9 million for 2000, and $71.8 million for 1999.

As a result, asset quality has remained constant or improved. The reserve coverage ratio (allowance for loan losses as a percentage of non-performing loans) has remained above 100% for the last five years. At the end of 2002 the ratio of non-performing loans to total loans had fallen to 1.63%, compared with 1.69% at the end of 2001, 1.94% at the end of 2000, 1.96% at the end of 1999 and 2.69% at year-end 1998. Maintaining good asset quality has been one of the most important ingredients of our success during the recent economic slowdown.

Finally, we rely heavily on our employees and the quality of service they provide to our clients. We are in the middle of a three-year effort to improve service quality in all areas of our operations. Quality teams composed of bank officers and employees are evaluating, redesigning and improving procedures throughout the organization. The goal of this project is to satisfy fully the banking needs of our consumer and corporate clients.

COMMUNITY SERVICE AND CORPORATE IMAGE
First BanCorp began operations in 1948 as "First Federal Savings Bank" and for many years was the leading Savings and Loan institution on the Island. Even after converting to a commercial bank in 1994 the Bank specialized in consumer lending for many years and still maintains strong ties with the Puerto Rican community, helping a number of charitable organizations.


16 2002 First BanCorp

In response to the recent economic slowdown on the Island, we have been running a publicity campaign with the slogan "Puerto Rico stays ahead." The campaign encourages Puerto Ricans to think positively and improve their quality of life. Management is also encouraging employees to get involved in community activities. In addition, FirstBank has begun providing special benefits for senior citizens, including coupons in participating businesses and discounts on some of our services.

FirstBank also made a $70 million loan for the construction of a medical office building in the southern city of Ponce. This project will include 93 medical offices, a 32,472 square foot shopping area and parking space for 600 cars. Finally, we are participating in a massive urban renewal project in Santurce, where our home offices are located. Bank officials have taken a leading role in organizing this project, which involves five local banks supported by a $50 million credit line from the Puerto Rico Housing Finance Authority.

ENHANCING SHAREHOLDER VALUE
The efforts of Management and employees have paid off in strong earnings growth in 2002. The Corporation experienced a return on common equity of 21.90% compared with 22.13% in the previous year. The return on assets was 1.23%, not very different from the 1.28% of 2001. Our stock price has reflected these strong results, and our shareholders experienced a return of 21.05% on their investment during 2002. Investors who held First BanCorp stock over the ten year period from year-end 1992 to year-end 2002 received a cumulative total return of 1,549%, equivalent to an annualized return of 32.33%. On September 30, 2002 the Bank also distributed a three for two stock split.

The Corporation has traditionally followed a conservative dividend policy, in the belief that we can better serve our shareholders by reinvesting most of our profits in our growing business. In 2002 the dividend payout ratio was 19.58%. Officers and directors of First BanCorp own approximately eleven percent of its shares. This shows their confidence in First BanCorp's future and their commitment to keep its fundamentals sound.

As First BanCorp begins another year of growth and service to Puerto Rico and the Virgin Islands, we are confident that our Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers and directors. I am confident that we can meet the challenges ahead, and that we will provide better service than ever to our clients, while benefiting employees and stockholders in the years to come.



/s/ Angel Alvarez-Perez
Chairman
President
Chief Executive Officer


                                                           17 2002 First BanCorp

[PHOTO]


18 2002 First BanCorp

ECONOMY

The island of Puerto Rico is a U.S. Commonwealth with a population of 3.8 million, located in the Caribbean approximately 1,600 miles southwest of New York. Puerto Rico grew moderately over most of the 1990's but its growth has paused recently due to the U.S. recission. Real BNP fell by 0.2% in the 2002 fiscal year according to the Puerto Rico Planning Board.

Puerto Rico's economic performance is a natural result of its increasing integration into the U.S. economy. Puerto Ricans are U.S. citizens and serve in the United States armed forces, and the island has several large U.S. military bases. The island uses U.S. currency and forms part of the U.S. financial system. Federal courts enforce U.S. laws here. Since Puerto Rico falls within the U.S. for purposes of customs and migration, there is full mobility of funds people and goods between Puerto Rico and the U.S. mainland. Puerto Rico banks are subject to the same Federal laws, regulations and supervision as other financial institutions in the rest of the U.S. The Federal Deposit Insurance Corporation insures the deposits of Puerto Rico chartered commercial banks, including FirstBank, the banking subsidiary of First BanCorp.

Manufacturing is the backbone of Puerto Rico's economy, and many multinational corporations have substantial operations here. The island's pharmaceutical industry is especially strong. In recent years, however, a reduction of tax incentives combined with intense wage competition from other areas and the U.S. recession have been reducing island manufacturing employment. Still, Puerto Rico is becoming somewhat less dependent on manufacturing than it was in the early postwar period, as its economy has been diversifying with substantial investments in tourism, retail trade, services banking and transportation.

During the recent slowdown construction, manufacturing and consumption have weakened somewhat. Tourism has been affected along with the rest of the Caribbean region, though new hotels and some economic recovery have mitigated this effect, island economists project real GNP growth in the 1% to 2% range during fiscal 2003, which is currently in progress.


                                                          19  2002 First BanCorp

BOARD OF DIRECTORS


Angel Alvarez-Perez          Annie Astor-Carbonell            Jose Teixidor
Chairman

    [PHOTO]                         [PHOTO]                      [PHOTO]


Jose Julian Alvarez-Bracero

        [PHOTO]



20  2002 First BanCorp

*Juan Acosta-Reboyras                        Jorge L. Diaz
   [PHOTO]                                      [PHOTO]


                             Rafael Bouet-Souffront
                                     [PHOTO]

Jose L. Ferrer-Canals                 Hector M. Nevares
   [PHOTO]                                 [PHOTO]


                                                          21  2002 First BanCorp

                                     [PHOTO]

First BanCorp Officers
Fernando L. Batlle, Luis M. Beauchamp, Aurelio Aleman, Annie Astor-Carbonell, Angel Alvarez-Perez



                                     [PHOTO]


Randolfo Rivera, Josianne M. Rossello, Miquel Mejias, Carmen G. Szendrey-Ramos, Cassan Pancham

22 2002 First BanCorp

                                     [PHOTO]

Aida M. Garcia, Luis M. Cabrera, Laura Villarino, Dacio A. Pasarell


                                                           23 2002 First BanCorp

PRESIDENT

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

SENIOR EXECUTIVE VICE PRESIDENTS

ANNIE ASTOR-CARBONELL
Chief Financial Officer

LUIS M. BEAUCHAMP
Wholesale Banking Executive and
Chief Lending Officer

EXECUTIVE VICE PRESIDENTS

AURELIO ALEMAN
Consumer Banking Executive

FERNANDO L. BATLLE
Retail and Mortgage Banking Executive

DACIO A. PASARELL
Operations and Technology Executive

RANDOLFO RIVERA
Commercial Banking Executive

FIRST SENIOR VICE PRESIDENT

CASSAN PANCHAM
Eastern Caribbean Region Executive

SENIOR VICE PRESIDENTS

JOSE H. APONTE
Commercial Mortgage Lending

MIGUEL BABILONIA
Consumer Risk Management

LUIS M. CABRERA
Treasury and Investments

SALVADOR CALAF
Government and Institutional

JAMES E. CRITES
Regional Credit Officer Eastern
Caribbean Region

AIDA M. GARCIA
Human Resources

MICHAEL GARCIA
Consumer Collection

FERNANDO IGLESIAS
Special Loans

ROGER LAY
Internal Audit

EMILIO MARTINO
Credit Risk Management

MIGUEL MEJIAS
Information Systems

CARMEN NIGAGLIONI
Middle Market and Asset Based Financing

JOHN ORTIZ
Consumer Products and Credit Cards

JORGE RENDON
Facilities Management

HAYDEE RIVERA
Sales & Distribution Operations

JULIO RIVERA
Construction Lending

NAYDA RIVERA
General Auditor

CARMEN ROCAFORT
Corporate and Structured Finance

JOSIANNE M. ROSSELLO
Marketing and Public Relations

DEMETRIO SANTIAGO
Auto Wholesale

HECTOR SANTIAGO
Auto Business and Operations

DENISE SEGARRA
Branch Banking

LUIS SUEIRO
Commercial Wholesale Operations

CARMEN GABRIELA SZENDREY-RAMOS
General Counsel and Secretary
of the Board of Directors

LAURA VILLARINO
Controller


VICE PRESIDENTS

ALEXIS AGUIAR
Structured Finance

WILLIAM ALVAREZ
Indirect Business and Merchants

JOSE ALVELO
Information Systems

VIVIAN ARTEAGA
Commercial Department

MARGA AVILES
Consumer Loans Operations

BEVERLY BACHETTI
VIP Customer Group

MARIA BENABE
Consumer Collections

ANA COLON
Centralized Accounting

MARIA CONOR-FREEMAN
Lending and Client Group Eastern Caribbean Region

WANDA COOPER
FirstLine Customer Center

LENITZIA DELGADO
Corporate Services

DEIDRE ELIAS
Compliance Manager Eastern Caribbean Region

LAURA ESCALANTE
Compliance Officer

MAYRA GASCOT
Information Systems

JOSE GOMEZ
Mortgage Servicing and Operations

DAVID GONZALEZ
Corporate Business Development

NELSON GONZALEZ
Structured Finance

PAUL GOURIEUX
Consumer Credit Manager Eastern Caribbean Region

RAHAMET HOSEIN
Territory Manager British Virgin Islands

TESSA HUGH
Finance and Risk Manager Eastern Caribbean Region

CAROL JACKSON
Human Resources Manager Eastern Caribbean Region

ARIANE LEWIS
Branch Banking Manager Eastern Caribbean Region

JOHN E. LEWIS
System & Programming Manager Eastern Caribbean


24   2002 First BanCorp

GILBERTO LOPEZ
Middle Market

MARCELO LOPEZ
Regional Manager Sales & Distribution

JUANITA MARRERO
Mortgage Banking

JOHN MCDONALD
Commercial Department Eastern Caribbean Region

JOSE NEGRON
Auto Lot

RICARDO NEGRON
Mortgage Banking

JOSE NEVAREZ
Information Systems

LUIS ORENGO
Commercial Wholesale

EDUARDO ORTIZ
AUTO Wholesale

MARIA CRISTINA ORUNA
Customer Relationship Management & Service Quality

OSVALDO PADILLA
Corporate Services

REYNALDO PADILLA
Auto Finance

DIONISIO RAMIREZ
Construction Lending

MIGDALIA RIVERA
Middle Market

SANDRA RIVERA
Consumer Collections

BELINDA RODRIGUEZ
Remote Sales

JOSE L. RODRIGUEZ
Information Systems

PEDRO ROMERO
Assistant Controller

ELIZABETH SANCHEZ
Marine Finance

ROBERTO SANCHEZ
Consumer Loans Credit Risk

JOSE J. SANTIAGO
Commercial Wholesale

RAMON SANTIAGO
Asset Based Unit

MIGUEL SANTIN
Structured Finance

CARMEN TORRES
Branch Manager

RALPH TORRES
Regional Manager Sales & Distribution

FIRST FEDERAL FINANCE CORPORATION
DBA MONEY EXPRESS "LA FINANCIERA"

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

AURELIO ALEMAN
President and Chief Operating Officer

CARLOS POWER
Senior Vice President and General Manager

FIRST LEASING AND RENTAL CORPORATION

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

AURELIO ALEMAN
President and Chief Operating Officer

AGUSTIN DAVILA
General Manager

FIRSTBANK INSURANCE AGENCY, INC.

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

AURELIO ALEMAN
President and Chief Operating Officer

VICTOR SANTIAGO
Vice President and General Manager

FIRSTBANK INSURANCE AGENCY V.I., INC.

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

FERNANDO L. BATLLE
President and Chief Operating Officer

WALTER HAUCK
Vice President and General Manager

CASSAN A. PANCHAM
First Senior Vice President

FIRST TRADE INC.

ANGEL ALVAREZ-PEREZ
Chief Executive Officer

FERNANDO L. BATLLE
President and Chief Operating Officer

PAMELA CLARKE
Manager

CASSAN A. PANCHAM
First Senior Vice President



                                                           25 2002 First BanCorp

                                    [PHOTO]


26 2002 First BanCorp

FINANCIAL REVIEW


                                                           27 2002 First BanCorp

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of First BanCorp (the Corporation) and should be read in conjunction with the financial statements and the notes thereto. Information in the notes referred to in this discussion and analysis is hereby incorporated by reference herein. The use of terms such as "see", "refer to", "included in" or "explained in" shall be deemed to incorporate by reference into this discussion and analysis the information to which reference is made.

FORWARD LOOKING STATEMENTS

When used in this report and in other filings by First BanCorp with the Securities and Exchange Commission, in the Corporation's press releases or other public or shareholder communication, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will be", "will determine", "will allow", "intends to", "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "project", "believe", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The future results of the Corporation could be affected by subsequent events and could differ materially from those expressed in forward-looking statements. If future events and actual performance differ from the Corporation's assumptions, the actual results could vary significantly from the performance projected in the forward-looking statements.

The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive and regulatory factors and legislative changes, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

OVERVIEW

The year 2002 was a challenging year for all business sectors. It followed a year, 2001, where the Federal Reserve Bank cut interest rates by a total of 475 basis points in an effort to stimulate the economy. The Fed monetary policy resulted in an additional cut of 50 basis points during 2002 to 1.25%, the lowest level in more than 40 years. During the economic slowdown, construction, manufacturing and consumption have weakened somewhat.

First BanCorp grew substantially and improved its financial performance last year in spite of the economic slowdown. For the year 2002, First BanCorp recorded earnings of $107,956,351 or $2.04 per common share basic and $2.01 per common share diluted, compared to $86,001,444 or $1.74 per common share basic and $1.73 per common share diluted for 2001, and $67,275,609 or $1.48 per common share basic and $1.47 per common share diluted for 2000. For 2002 as compared to 2001, net income increased by $21,954,907 or $0.28 per common share diluted, and for 2001 as compared to 2000, by $18,725,835 or $0.26 per common share diluted.

The increase in the Corporation's earnings is mainly attributed to the net interest income earned on the growing portfolio of average earning assets and other income, net of increases in operating expenses. Assets rose 17% from $8.2 billion at year-end 2001 to $9.6 billion at the end of 2002. Deposits increased 34% to $5.5 billion. Net loans increased 31 % to $5.5 billion, mostly due to increases of $345 million in commercial loans and $842 million in residential real estate loans. Consumer loans and finance leases grew by $142 million. In spite of increases in the loan portfolio and a deteriorating economy, charge offs have not been increasing, mainly attributed to prior years efforts that improved loan underwriting and implemented tighter approval procedures. During 2002, the Corporation restructured its portfolio of mortgage backed securities in order to shorten its duration and reduce its prepayment risk under current economic environment; this restructuring resulted in gains of approximately $40.1 million. Total gains on sales of $48.9 million were partially offset by impairment losses of $36.9 million recognized during the year.


28 2002 First BanCorp

Another important factor in the Corporation's strategy is prudent control of costs. For several years the Corporation has been investing in state of the art technology to improve service to its clients and increase efficiency. Operating expenses rose relatively little, from $120.9 million in 2001 to $132.8 million in 2002. During 2002 the Corporation's efficiency ratio improved by one percent to 40.81%.

Return on average assets was 1.23% for 2002, and 1.28% for 2001 and 2000. Return on average equity was 14.90% for 2002, 16.20% for 2001 and 21.22% for 2000.
Return on average common equity was 21.90% for 2002, 22.13% for 2001 and 27.81 % for 2000.

First BanCorp has also been expanding outside Puerto Rico. In October 2002 the Corporation completed a $590 million acquisition of the operations of JP Morgan Chase in the Virgin Islands. The expanded presence in the Virgin Islands will give the Corporation the opportunity to better serve its clients in that part of the 2002 Caribbean and provides with certain geographic diversification.

CRITICAL ACCOUNTING POLICIES AND PRACTICES

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America. A summary of accounting policies and recently issued accounting pronouncements is included in Note 2 of the Corporation's financial statements. The reported amounts are based on judgments, estimates and assumptions made by Management that affect the recorded assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, if different assumptions or conditions prevail.

INVESTMENTS

The Corporation classifies its investments in debt and equity securities into trading, held to maturity and available for sale securities. The available for sale securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax effects, reported in other comprehensive income as a separate component of stockholders' equity. The fair values of these securities were calculated based on quoted market prices and dealer quotes. Changes in the assumptions used in calculating the fair values, could affect the reported valuations.

EVALUATION FOR OTHER-THAN-TEMPORARY IMPAIRMENTS ON AVAILABLE FOR SALE AND HELD TO MATURITY SECURITIES

The Corporation evaluates its investment's securities for impairment. An impairment charge in the Consolidated Statements of Income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Corporation considers various factors in determining whether it should recognize an impairment charge, including, but no limited to the length of time and extent to which the fair value has been less than its cost basis, and the Corporation's intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt securities, the Corporation also considers, among other factors, the investees repayment ability on its bond obligations and its cash and capital generation's ability. At December 31, 2002 the Corporation did not hold any investment securities with significant unrealized losses sustained for more than one year. The Corporation's accounting policy for other-than-temporary impairments is included in Note 2 of the Corporation's financial statements. During 2002, the Corporation experienced significant volatility in the market prices of its publicly traded equity investments and in addition two bonds in the Corporation's portfolio were downgraded to non investment grade quality by two credit rating agencies. See Note 10 of the Corporation's financial statements, which gives details as to impairments charges recognized during 2002.



                                                           29 2002 First BanCorp

ALLOWANCE FOR LOAN LOSSES

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. In determining probable losses for each category of homogeneous pools of loans. Management uses historical information about loan losses over several periods of time that reflect varying economic conditions and adjusts such historical data based on the current conditions, considering information and trends on charge offs, non-accrual loans and delinquencies. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. An allowance is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Accordingly, the measurement of impairment for loans evaluated individually involves assumptions by Management as to the amount and timing of cash flows to be recovered and of appropriate discount rates. Where the loans are collateral dependent. Management generally obtains an independent appraisal. Those appraisals also involve estimates of future cash flows and appropriate discount rates or adjustments to comparable properties in determining fair values.

The Corporation's primary lending area is Puerto Rico. At December 31, 2002, there is no significant concentration of credit risk in any specific industry.

INCOME TAXES

The Corporation is routinely subject to examinations from governmental taxing authorities. Such examinations may result in challenges to the tax return treatment applied by the Corporation to specific transactions. Management believes that the assumptions and judgment used to record tax-related assets or liabilities have been appropriate. Should tax laws change or the tax authorities determine that Management's assumptions were inappropriate, the result and adjustments required could have a material effect on the Corporation's results of operation. Information regarding income taxes is included in Note 25 of the Corporation's financial statements.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

During 2002, the Financial Accounting Standards Board (FASB) issued several accounting pronouncements, namely SFAS (Statement of Financial Accounting Standard) No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections, SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, SFAS No. 147, Acquisitions of Certain Financial Institutions, SFAS No. 148, Accounting for Stock-Based Compensation, and FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees. Management estimated that the adoption of these pronouncements did not have or will not have, as applicable depending on adoption date, a significant impact on the Corporation's financial statements. Refer to Note 2 of the Corporation's financial statements for a summary of the major provisions of these pronouncements.

RESULTS OF OPERATIONS

The Corporation's results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense on interest bearing liabilities, including deposits and borrowings. Also, the results of operations depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), other income (mainly service charges and fees on loans), gains on sale of investments and income taxes.



                                                           30 2002 First BanCorp

NET INTEREST INCOME


Net interest income increased to $267 million for 2002 from $236 million in 2001 and $191 million in 2000. The increase in net interest income for the year 2002 is the result of volume increases of $2,052 million in the Corporation's average loan and investment portfolios.

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


                                                                             Interest income
Part I                                      Average volume                     (1) /expense         Average rate (1)
Year ended December 31,                2002        2001        2000       2002     2001     2000   2002   2001   2000
                                                                  (Dollars in thousands)
Earning assets:
Money market  instruments          $   60,522  $   46,517  $    9,293  $    999 $  1,476 $    527  1.65%  3.17%  5.67%
Government obligations              1,236,281     588,932     528,903    56,130   35,955   36,043  4.54%  6.11%  6.81%
Mortgage backed securities          2,144,236   1,711,980   1,457,044   147,779  126,098  100,415  6.89%  7.37%  6.89%
Corporate bonds                       259,840     247,094      51,508    15,493   21,230    4,366  5.96%  8.59%  8.48%
FHLB stock                             32,586      21,841      18,008     1,635    1,289    1,249  5.02%  5.90%  6.94%
                                   ----------  ----------  ----------  -------- -------- --------
    Total investments               3,733,465   2,616,364   2,064,756   222,036  186,048  142,600  5.95%  7.11%  6.91%
                                   ----------  ----------  ----------  -------- -------- --------
Consumer loans                      1,048,283   1,036,637   1,026,044   142,612  140,050  140,635 13.60% 13.51% 13.71%
Residential real
   estate loans                     1,283,710     869,374     573,866    74,411   65,496   49,115  5.80%  7.53%  8.56%
Construction loans                    223,627     219,890     169,257    11,726   17,323   18,251  5.24%  7.88% 10.78%
Commercial loans                    2,080,892   1,584,910   1,210,783   110,315  119,867  110,808  5.30%  7.56%  9.15%
Finance leases                        136,851     127,872     103,114    14,659   14,661   12,499 10.71% 11.47% 12.12%
                                   ----------  ----------  ----------  -------- -------- --------
Total loans (2)                     4,773,363   3,838,683   3,083,064   353,723  357,397  331,308  7.41%  9.31% 10.75%
                                   ----------  ----------  ----------  -------- -------- --------
Total earning assets               $8,506,828  $6,455,047  $5,147,820  $575,759 $543,445 $473,908  6.77%  8.42%  9.21%
                                   ----------  ----------  ----------  -------- -------- --------
Interest bearing liabilities:
Interest bearing
   checking accounts               $  215,462  $  186,111  $  162,456  $  5,146 $  5,926 $  5,546  2.39%  3.18%  3.41%
Savings accounts                      609,324     436,595     433,937    14,603   12,954   12,792  2.40%  2.97%  2.94%
Certificate accounts                3,622,918   2,859,181   2,173,244   113,486  141,878  134,945  3.13%  4.96%  6.20%
                                   ----------  ----------  ----------  -------- -------- --------
Interest bearing deposits           4,447,704   3,481,887   2,769,637   133,235  160,758  153,283  3.00%  4.62%  5.53%
Other borrowed funds                2,868,212   2,125,022   1,851,524   123,925  106,858  116,130  4.32%  5.03%  6.27%
FHLB advances                         339,477     256,354      51,053    16,024   12,585    3,201  4.72%  4.91%  6.27%
                                   ----------  ----------  ----------  -------- -------- --------
Total interest bearing liabilities $7,655,393  $5,863,263  $4,672,214  $273,184 $280,201 $272,614  3.57%  4.78%  5.83%
                                   ----------  ----------  ----------  -------- -------- --------
Net interest income                                                    $302,575 $263,244 $201,294
                                   ----------  ----------  ----------  -------- -------- --------
Interest rate spread                                                                               3.20%  3.64%  3.38%
Net interest margin                                                                                3.56%  4.08%  3.91%



(1) On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by (1- statutory tax rate of 39%) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.

(2)    Non-accruing loans are included in the average balances.



                                                           31 2002 First BanCorp

Part II

                                       2002 compared to 2001               2001 compared to 2000
                                        Increase (decrease)                 Increase (decrease)
                                               Due to:                             Due to:
                                  Volume       Rate        Total        Volume       Rate        Total
                                 --------    --------     --------     --------    --------     --------
                                                             (In thousands)
Earning assets:
Money market instruments         $    338    $   (815)    $   (477)    $  1,646    $   (697)    $    949
Government obligations             34,457     (14,282)      20,175        3,878      (3,966)         (88)
Mortgage backed securities         30,815      (9,134)      21,681       18,437       7,246       25,683
Corporate bonds                       928      (6,665)      (5,737)      16,803          61       16,864
FHLB stock                            587        (241)         346          246        (206)          40
                                 --------    --------     --------     --------    --------     --------

  Total investments                67,125     (31,137)      35,988       41,010       2,438       43,448
                                 --------    --------     --------     --------    --------     --------
Consumer loans                      1,580         982        2,562        1,505      (2,090)        (585)
Residential real estate loans      27,616     (18,701)       8,915       23,778      (7,397)      16,381
Construction loans                    245      (5,842)      (5,597)       4,729      (5,657)        (928)
Commercial loans                   31,903     (41,455)      (9,552)      30,796     (21,737)       9,059
Finance leases                        993        (995)          (2)       2,920        (758)       2,162
                                 --------    --------     --------     --------    --------     --------
  Total loans                      62,337     (66,011)      (3,674)      63,728     (37,639)      26,089
                                 --------    --------     --------     --------    --------     --------
  Total interest income           129,462     (97,148)      32,314      104,738     (35,201)      69,537
                                 --------    --------     --------     --------    --------     --------
Interest bearing liabilities:

Deposits                           36,762     (64,285)     (27,523)      36,152     (28,677)       7,475
Other borrowed funds               34,742     (17,675)      17,067       15,454     (24,726)      (9,272)
FHLB advances                       4,002        (563)       3,439       11,476      (2,092)       9,384
                                 --------    --------     --------     --------    --------     --------
  Total interest expense           75,506     (82,523)      (7,017)      63,082     (55,495)       7,587
                                 --------    --------     --------     --------    --------     --------
Change in net interest income    $ 53,956    $(14,625)    $ 39,331     $ 41,656    $ 20,294     $ 61,950
                                 --------    --------     --------     --------    --------     --------

Total interest income includes tax equivalent adjustments of $36 million, $27 million and $11 million for 2002, 2001, and 2000, respectively. On a tax equivalent basis, net interest income increased to $303 million for 2002 from $263 million for 2001, and $201 million for 2000. The interest rate spread and net interest margin amounted to 3.20% and 3.56%, respectively, for 2002, as compared to 3.64% and 4.08%, respectively, for 2001 and to 3.38% and 3.91 %, respectively, for 2000.

2002 COMPARED TO 2001

On a tax equivalent basis interest income increased by $32 million for 2002 as compared to 2001. On a tax equivalent basis the yield on earning assets was 6.77% for 2002 as compared to 8.42% for 2001. The increase in interest income resulted from the growth in the average volume of interest earning assets of $2,052 million in 2002, partially offset by lower yields due to lower market rates. The current economic slowdown has led the Federal Reserve Bank to cut the federal funds rate several times during the last two years to 1.25%, which has resulted in a lower average cost of fund (3.57% for the year ended 2002 versus 4.78% for the year ended 2001). On a rate/volume basis, the increase of $39 million in net interest income (on a tax equivalent basis) is the result of a positive volume variance of $54 million, net of a negative rate variance of $15 million. The negative rate variance was mainly due to the high level of variable rate assets, and the acceleration of prepayments on the Corporation's mortgage backed securities.

As shown in Part I, the Corporation continued to experience growth in its loan portfolio during 2002. Total loans average volume increased by $935 million as compared to 2001. Residential real estate loans and commercial loans, accounted for the largest growth in the portfolio, with average volumes rising $414 million and $496 million, respectively. The growth in the commercial and residential real estate portfolios resulted mainly from the Corporation's ongoing strategy of maintaining a diversified asset base. For the loan portfolio, the growth in average volume represented an increase of $62 million in interest income due to volume. The $66 million decrease in interest income due to rate is mainly attributed to the floating rate characteristics of a portion of the Corporation's portfolio and to the origination of new loans in a lower rate environment. At December 31, 2002, approximately 75% of the commercial, 49% of the residential mortgage and 88% of the construction portfolios have floating rates.


                                                           32 2002 First BanCorp

Average investment securities increased by $1,117 million. The average yield on investment securities was 5.95% in 2002 and 7.11 % in 2001, on a tax equivalent basis. The portfolio of investment securities contributed $67 million on the interest income increase due to volume partially offset by a decrease of $31 million in interest income due to rate. The yield on government obligations had a negative variance of 157 basis points declining from 6.11% in 2001 to 4.54% in 2002. The yield on mortgage backed securities also had a negative variance as it decreased 48 basis points from 7.37% in 2001 to 6.89% in 2002.

Interest expense decreased by $7 million for 2002 as compared to 2001. This was the result of the decrease in the average rates of interest bearing liabilities which generated a positive rate variance of $83 million, that was partially offset by increases in the average volume of liabilities to support the Corporation's growth.

2001 COMPARED TO 2000

On a tax equivalent basis interest income increased by $70 million for 2001 as compared to 2000. On a tax equivalent basis the yield on earning assets was 8.42% for 2001 as compared to 9.21 % for 2000. The increase in interest income results from the growth in the average volume of interest earning assets of $1,307 million in 2001, partially offset by a lower yield due to lower market rates. On a rate/volume basis, the increase of $62 million in net interest income (on a tax equivalent basis) is the result of a positive volume variance of $42 million, plus a positive rate variance of $20 million. During the year 2001, the Federal Reserve Bank cut short term rates by a total of 475 basis points to 1.75%. Long term rates fell by less than 50 basis points, increasing the spread between short and long yields and increasing the Corporation's interest rate spread and net interest margin.

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

PROVISION FOR LOAN LOSSES

During 2002, the Corporation provided $62 million for loan losses, as compared to $61 million in 2001 and $46 million in 2000. Charge offs were stable despite weakened economic conditions. Net charge offs for 2002 amounted to $41.5 million, as compared to net charge offs for 2001 of $46.9 million, and of $42.0 million for 2000. Net charge offs to average loans outstanding has improved to 0.87% as compared to 1.22% and 1.36% for 2001 and 2000, respectively.


                                                           33 2002 First BanCorp

The allowance activity for 2002, and previous four years was as follows:


Year ended December 31,                            2002            2001           2000            1999            1998
                                                ----------      ----------      ----------      ----------      ----------
                                                                         (Dollars in thousands)

Allowance for loan losses, beginning of year    $   91,060      $   76,919      $   71,784      $   67,854      $   57,712
Provision for loan losses                           62,302          61,030          45,719          47,960          76,000
                                                ----------      ----------      ----------      ----------      ----------
Loans charged off:

Residential real state                                (555)           (192)
Commercial                                          (4,643)         (9,523)         (3,463)           (825)           (880)
Finance leases                                      (2,532)         (2,316)         (2,145)           (793)         (3,438)
Consumer                                           (41,261)        (42,349)        (46,223)        (52,047)        (67,906)
Recoveries                                           7,540           7,391           9,807           9,048           6,034
                                                ----------      ----------      ----------      ----------      ----------
Net charge offs                                    (41,451)        (46,989)        (42,024)        (44,617)        (66,190)
                                                ----------      ----------      ----------      ----------      ----------
Other adjustments (1)                                                  100           1,440             587             332
                                                ----------      ----------      ----------      ----------      ----------
Allowance for loan losses, end of year          $  111,911      $   91,060      $   76,919      $   71,784      $   67,854
                                                ----------      ----------      ----------      ----------      ----------
Allowance for loan losses to year end
total loans and loans held for sale                   1.99%           2.11%           2.20%           2.61%           3.20%
Net charge offs to average loans
outstanding during the period                         0.87%           1.22%           1.36%           1.90%           3.31%


(1) Other adjustments mainly consist of the carrying allowance of the loan portfolios acquired each year.

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


The following table presents the composition of other income: Year ended December 31,

Year ended December 31,                              2002         2001        2000
                                                   --------     --------    --------
                                                             (In thousands)
Other fees on loans                                $ 21,441     $ 19,632    $ 19,913
Service charges on deposit accounts                   9,200        9,213       8,898
Mortgage banking activities                           3,540        1,562         409
Rental income                                         2,285        2,293       2,434
Other commissions                                     1,081        1,511       1,340
Insurance income                                      2,269          700
Dividend on equity securities                           705          669         698
Other operating income                               10,032        7,794       8,071
                                                   --------     --------    --------
Other income before net gain on
  sale of investments, derivatives loss
  and trading income                                 50,553       43,374      41,763
                                                   --------     --------    --------
Net gain on sale of investments                      48,873        9,606       7,850
Impairment on investments                           (36,872)
                                                   --------     --------    --------
Net gain on sale of investments, and impairment      12,001        9,606       7,850
Derivatives loss                                     (4,062)
Trading income                                                                   419
                                                   --------     --------    --------
Total                                              $ 58,492     $ 52,980    $ 50,032
                                                   --------     --------    --------



34 2002 First BanCorp

Other income primarily consists of fees on loans, service charges on deposit accounts, commissions derived from various banking activities, securities and insurance activities, and the net gain of investments, net of derivatives losses. Other fees on loans consist mainly of credit card fees and late charges collected on loans.

Service charges on deposit accounts represent an important and stable source of other income for the Corporation.

Mortgage banking activities income includes gain on sale of loans and the servicing fees on residential mortgage loans originated by the Corporation and subsequently securitized or sold. Gains on sale of loans amounted to approximately $3.4 million in 2002 (2001-$1.2 million). No sales were made in 2000.

The Corporation's subsidiary. First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged approximately $2 million in the past three years.

Insurance income consists of commissions earned by the new subsidiary FirstBank Insurance Agency, Inc., which started operations in May 2001.

Other commissions income is the result of an agreement with Goldman, Sachs & Co. to participate in bond issues by the Government Development Bank of Puerto Rico, and an agreement with a national brokerage house in Puerto Rico to offer brokerage services in selected branches.

The other operating income category is composed of miscellaneous fees such as check fees and rental of safe deposit boxes. Other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments, and other fees generated on the portfolio of commercial loans.

The gain on sale of investment securities reflects gains that resulted from sales that are in consonance to the Corporation's investment policies. A substantial portion earned in 2002 represents gains of $40.1 million on the sale of mortgage backed securities, realized as part of the restructuring of the investment portfolio, as explained in the Corporation's financial statements, see Note 10. In addition, during the year ended on December 31, 2002 losses of $37 million on other-than-temporary impairment of certain securities were recognized, as explained in the Corporation's financial statements, refer to Notes 2 and 10.

As explained in Note 29 of the Corporation's financial statements, the derivatives loss consists mainly of an unrealized loss of $4.5 million due to the valuation to fair value of a portfolio of swaps that does not qualify for hedge accounting.

OTHER OPERATING EXPENSE

Other operating expenses amounted to $133 million for 2002 as compared to $121 million for 2001 and $113 million for 2000. The following table presents the components of other operating expenses:



Year ended December 31,            2002        2001         2000
                                 --------    --------    --------
                                         (In thousands)

Salaries and benefits            $ 59,432    $ 54,703    $ 50,014
Occupancy and equipment            29,015      24,992      22,792
Deposit insurance premium             746         645         547
Other taxes and insurance           8,915       7,804       6,355
Professional and service fees       7,685       7,931       8,740
Business promotion                  9,304       7,506       8,468
Communications                      5,865       5,395       5,573
Expense of rental equipment         1,588       1,578       1,525
Other                              10,206      10,300       9,036
                                 --------    --------    --------
  Total                          $132,756    $120,854    $113,050
                                 --------    --------    --------


                                                           35 2002 First BanCorp

Management's goal is to limit expenditures to those that directly contribute to increase the efficiency, service quality and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. The Corporation's efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, improved to 40.81% for 2002 as compared to 41.81% and 46.95% for 2001 and 2000, respectively. The Corporation has maintained a better than average efficiency ratio, while it has provided the latest in delivery channels for its commercial and consumer financial products and services.

The increase in operating expenses for 2002 is mainly the result of the Corporation's continuous investment in technology to provide the latest in delivery channels to its commercial and consumer lending business and to the general growth in the subsidiary Bank's operations. Operating expenses have also increased due to higher expenditures on advertising campaigns, which support the Corporation's growth and image.

The salary and benefits category was affected by annual increases in salary and fringe benefits and an increase in the number of employees to support the Corporation's growth.

INCOME TAX EXPENSE

The provision for income tax amounted to $22 million (or 17% of pre-tax earnings) for 2002 as compared to $20 million (or 19% of pre-tax earnings) in 2001, and $15 million (or 18% of pre-tax earnings) in 2000. The Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in government obligations and mortgage backed securities exempt from U.S. and Puerto Rico income tax combined with gains on sale of investments held by the international banking division of the Corporation and the Bank. These divisions were created under the International Banking Entity Act of P. R., which provides for total P. R. tax exemption on its interest income, other income and gain on sale of investments. The decrease in the effective tax rate is mainly due to an increase in the portfolio of exempt investments and investments held in the Corporation's international banking divisions. For additional information relating to income taxes, see Note 25 of the Corporation's financial statements.


36 2002 First BanCorp

FINANCIAL CONDITION

The following table presents an average balance sheet for the following years:

                                                                   December 31,
                                                     2002              2001              2000
                                                  ----------        ----------        ----------
                                                                  (In thousands)
Interest earning assets:
Money market instruments                          $   60,522        $   46,517        $    9,293
Government obligations                             1,236,281           588,932           528,903
Mortgage backed securities                         2,144,236         1,711,980         1,457,044
Corporate bonds                                      259,840           247,094            51,508
FHLB stock                                            32,586            21,841            18,008
                                                  ----------        ----------        ----------
 Total investments                                 3,733,465         2,616,364         2,064,756
                                                  ----------        ----------        ----------
Commercial loans                                   2,080,892         1,584,910         1,210,783
Consumer loans                                     1,048,283         1,036,637         1,026,044
Residential real estate loans                      1,283,710           869,374           573,866
Construction loans                                   223,627           219,890           169,257
Finance leases                                       136,851           127,872           103,114
                                                  ----------        ----------        ----------
  Total loans                                      4,773,363         3,838,683         3,083,064
                                                  ----------        ----------        ----------
  Total interest earning assets                    8,506,828         6,455,047         5,147,820
Equity securities                                     52,703            48,122            29,254
Total non-earning assets (1)                         188,691           198,233            62,302
                                                  ----------        ----------        ----------
Total assets                                      $8,748,222        $6,701,402        $5,239,376
                                                  ----------        ----------        ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing checking accounts                $  215,462        $  186,111        $  162,456
Savings accounts                                     609,324           436,595           433,937
Certificate accounts                               3,622,918         2,859,181         2,173,244
                                                  ----------        ----------        ----------
Interest bearing deposits                          4,447,704         3,481,887         2,769,637
Other borrowed funds                               2,868,212         2,125,022         1,851,524
FHLB advances                                        339,477           256,354            51,053
                                                  ----------        ----------        ----------
Total interest bearing liabilities                 7,655,393         5,863,263         4,672,214
Total non-interest bearing liabilities               368,315           307,237           250,135
                                                  ----------        ----------        ----------
Total liabilities                                  8,023,708         6,170,500         4,922,349
Stockholders' equity                                 724,514           530,902           317,027
                                                  ----------        ----------        ----------
Total liabilities and stockholders' equity        $8,748,222        $6,701,402        $5,239,376
                                                  ----------        ----------        ----------

(1) Net of the allowance for loan losses and the valuation on investments securities available for sale.


                                                         37   2002 First BanCorp

ASSETS

The Corporation's total assets at December 31, 2002 amounted to $9,644 million, $1,446 million over the $8,198 million at December 31, 2001, mainly due to the growth in the loan portfolio.

The following table presents the composition of the loan portfolio at year-end for each of the last five years:

                                                                        December 31,
                                    % of                   % of                   % of                   % of                  % of
                         2002       Total      2001        Total       2000       Total       1999       Total       1998     Total
                         ----       -----      ----        -----       ----       -----       ----       -----       ----     -----
                                                                           (Dollars in thousands)
Residential real
  estate loans        $1,854,068      33     $1,011,908      23     $  746,792      21     $  473,563      17     $  303,011    14
                      ----------     ---     ----------     ---     ----------     ---     ----------     ---     ----------   ---
Commercial real
  estate loans           813,513      14        688,922      16        438,321      13        371,643      14        332,219    16
Construction loans       259,053       5        219,396       5        203,955       6        132,068       5         62,963     3
Commercial loans       1,418,792      25      1,238,173      29        947,709      27        655,417      24        368,549    17
                      ----------     ---     ----------     ---     ----------     ---     ----------     ---     ----------   ---
Total commercial       2,491,358      44      2,146,491      50      1,589,985      46      1,159,128      43        763,731    36
Finance leases           143,412       3        127,935       3        122,883       3         85,692       3         52,214     3
Consumer loans         1,149,012      20      1,022,445      24      1,038,538      30      1,026,985      37      1,001,098    47
                      ----------     ---     ----------     ---     ----------     ---     ----------     ---     ----------   ---
Total                 $5,637,850     100     $4,308,779     100     $3,498,198     100     $2,745,368     100     $2,120,054   100
                      ----------     ---     ----------     ---     ----------     ---     ----------     ---     ----------   ---

         Total loans receivable increased by $1,329 million in 2002 when compared with 2001. During 2002 the Corporation continued its strategy of diversifying its loan portfolio composition through the origination and purchase of commercial loans and residential real estate loans, while maintaining its investment in consumer loans. In addition, the Corporation acquired a banking operation in the U.S. and British Virgin Islands with $291 million in residential real estate loans, $40 million in commercial loans and $105 million in consumer loans. This acquisition provides the Corporation with a geographic diversification. The Corporation's strategy and the acquisition resulted in a significant increase of $345 million in the commercial loan portfolio and of $842 million in residential real estate loans. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $15 million, and consumer loans increased by $127 million in 2002.

         The Corporation's investment portfolio at December 31, 2002 amounted to $3,729 million, an increase of $13 million when compared with the investment portfolio of $3,716 million at December 31, 2001. Mortgage backed securities represent a substantial balance of the Corporation's portfolio. These securities are subject to prepayment risk. As described in Note 10 of the Corporation's financial statements, during 2002, the Corporation restructured its portfolio to shorten maturities and reduce the existing prepayment risk under current interest rate scenario. Government obligations included approximately $644 million and $1.3 million in zero coupon bonds and government agency securities, respectively, that are callable. At December 31, 2002 money market instruments included approximately $237 million of FHLB discount notes maturing in less than ninety days, which collateralized repurchase agreements. Management of the Corporation will determine during 2003 how prepayments on the mortgage backed securities and repayments on the callable securities will be reinvested, considering, among other factors, the interest rate outlook.


38  2002 First BanCorp

The composition and estimated tax equivalent weighted average interest and dividend yields of the Corporation's earning assets at December 31, 2002 were as follows:

                                                                     Tax Equivalent
                                                       Amount            Weighted
                                                   (In thousands)     Average Rate
                                                   --------------    --------------
Money market instruments                             $  273,660           1.66%
Government obligations                                  666,946          10.84%
Mortgage backed securities                            2,512,606           6.26%
FHLB stock                                               35,629           5.58%
Corporate bonds                                         198,174           6.93%
Equity securities                                        41,654           1.72%
                                                     ----------
Total investments                                     3,728,669           6.72%
                                                     ----------
Consumer loans                                        1,149,012          13.13%
Residential real estate loans                         1,854,068           5.43%
Construction loans                                      259,053           5.13%
Commercial and commercial real estate loans           2,232,305           5.03%
Finance leases                                          143,412          10.14%
                                                     ----------
Total loans (1)                                       5,637,850           6.95%
                                                     ----------
Total earning assets                                 $9,366,519           6.86%
                                                     ----------

(1) Excludes the reserve for loan losses.

NON-PERFORMING ASSETS

Total non-performing assets are the sum of non-accruing loans and investments, other real estate owned and other repossessed properties. Non-accruing loans and investments are loans and investments as to which interest is no longer being recognized. When loans and investments fall into non-accruing status, all previously accrued and uncollected interest is charged against interest income.

At December 31, 2002, total non-performing assets amounted to $105 million (1.09% of total assets) as compared to $79 million (0.96% of total assets) at December 31, 2001 and $74 million (1.25% of total assets) at December 31, 2000. Approximately $9.1 million of the increase in non-performing assets when compared to the amount at December 31, 2001 is attributed to a construction loan fully secured with finished homes, where the Corporation stopped accruing interest due to a slow down in the selling process of the homes. More than half of the project houses have been either sold or optioned and are in the process of closing. The remaining increase in non performing assets is attributed to a corporate bond of approximately $3.8 million, which was reclassified to non-accruing status during 2002, to non-performing assets acquired in the Virgin Islands and to the general growth in the Corporation's commercial loan portfolio. The Corporation's allowance for loan losses to non-performing loans was 121.95% at December 31, 2002 as compared to 124.74% and 113.59% at December 31, 2001 and 2000, respectively.



                                                         39   2002 First BanCorp

The following table presents non-performing assets at the dates indicated:

                                                                             December 31,
                                                 2002            2001            2000            1999             1998
                                               --------         -------         -------         -------         -------
                                                                         (Dollars in thousands)
Non-accruing loans:
Residential real estate                        $ 23,018         $18,540         $15,977         $ 8,633         $ 9,151
Commercial and commercial real estate            47,705          29,378          31,913          17,975          19,355
Finance leases                                    2,049           2,469           2,032           2,482           1,716
Consumer                                         18,993          22,611          17,794          24,726          26,736
                                               --------         -------         -------         -------         -------
                                                 91,765          72,998          67,716          53,816          56,958
                                               --------         -------         -------         -------         -------
Other real estate owned                           2,938           1,456           2,981             517           3,642
Other repossessed property                        6,222           4,596           3,374           3,112           2,277
Investment securities                             3,750
                                               --------         -------         -------         -------         -------
Total non-performing assets                    $104,675         $79,050         $74,071         $57,445         $62,877
                                               --------         -------         -------         -------         -------
Past due loans                                 $ 24,435         $27,497         $16,358         $13,781         $15,110
Non-performing assets to total assets              1.09%           0.96%           1.25%           1.22%           1.57%
Non-performing loans to total loans                1.63%           1.69%           1.94%           1.96%           2.69%
Allowance for loan losses                      $111,911         $91,060         $76,919         $71,784         $67,854
Allowance to total non-performing loans          121.95%         124.74%         113.59%         133.39%         119.13%

NON-ACCRUING LOANS

RESIDENTIAL REAL ESTATE LOANS - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers, based on the value of the underlying collateral, the loan to value ratios and historical experience, that no material losses will be incurred in this portfolio. Non-accruing real estate loans amounted to $23 million (1.24% of total residential real estate loans) at December 31, 2002, as compared to $19 million (1.83% of total residential real estate loans) and $16 million (2.14% of total residential real estate loans) at December 31, 2001 and 2000, respectively. The increase as compared to 2001 is mainly attributed to non performing loans of approximately $4 million acquired in the Virgin Islands.

COMMERCIAL LOANS - The Corporation places commercial loans (including commercial real estate and construction loans) 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified. Non-accruing commercial loans amounted to $48 million (1.91% of total commercial loans) at December 31, 2002 as compared to $29 million (1.37% of total commercial loans) and $32 million (2.01% of total commercial loans) at December 31, 2001 and 2000, respectively. At December 31, 2002 there were five non-accruing commercial loans of over $1 million, for a total of $17.7 million including the afore mentioned non-accruing construction loan of $9.1 million.

FINANCE LEASES - Finance leases are classified as non-accruing when they are delinquent 90 days or more. Non-accruing finance leases amounted to approximately $2 million at December 31, 2002, 2001 and 2000, representing 1.43%, 1.93% and 1.65%, respectively, of total finance leases.

CONSUMER LOANS - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

Non-accruing consumer loans amounted to $19 million (1.65% of the total consumer loan portfolio) at December 31, 2002, $23 million (or 2.21% of the total consumer loan portfolio) at December 31, 2001 and $18 million (or 1.71% of the total consumer loan portfolio) at December 31, 2000.



40   2002 First BanCorp

OTHER REAL ESTATE OWNED

Other real estate owned acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell the real estate at the date of acquisition.

OTHER REPOSSESSED PROPERTY

The other repossessed property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats are recorded at the lower of cost or estimated fair value. Repossessed autos are recorded at the principal balance of the loans less an estimated loss on the disposition.

INVESTMENT SECURITIES

This category presents the carrying amount of $3.8 million of the Corporation's investment in WorldCom Corporation bonds, which was reclassified to non-accruing status during the year, as more fully explained in Note 10 of the Corporation's financial statements. Management's impairment analysis on the investment in WorldCom Corporation bonds concluded that an other-than-temporary impairment of approximately $11.7 million had occurred. As aforementioned, the remaining $3.8 million were reclassified to non-accruing status.

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

DEPOSITS

Total deposits amounted to $5,483 million at December 31, 2002, as compared to $4,099 million and $3,346 million at December 31, 2001 and 2000, respectively.

The following table presents the composition of total deposits:

                                                               December 31,
                                               2002                2001              2000
                                            ----------         ----------         ----------
                                                          (Dollars in thousands)
Savings accounts                            $  921,103         $  469,452         $  430,298
Interest bearing checking accounts             230,743            205,760            170,631
Certificates of deposit                      3,883,996          3,183,491          2,512,891
                                            ----------         ----------         ----------
Interest bearing deposits                    5,035,842          3,858,703          3,113,820
Non-interest bearing deposits                  447,076            239,851            232,164
                                            ----------         ----------         ----------
  Total                                     $5,482,918         $4,098,554         $3,345,984
                                            ----------         ----------         ----------
Weighted average rate during the
 period on interest bearing deposits              3.00%              4.62%              5.53%
Interest bearing deposits:
 Average balance outstanding                $4,447,704         $3,481,887         $2,769,637
Non-interest bearing deposits:
 Average balance outstanding                $  257,454         $  233,254         $  213,728

Total deposits are composed of branch-based deposits, brokered deposits and to a lesser extent of institutional deposits. Institutional deposits include certificates issued to agencies of the Government of Puerto Rico and to Governments in the Virgin Islands.



                                                         41   2002 First BanCorp

Total deposits increased by approximately $1,384 million at December 31, 2002 when compared to December 31, 2001. This fluctuation was mainly due to: (1) an increase in branch-based deposits of $813 million and to (2) an increase of $456 million in brokered certificates of deposit. The increase in branch-based deposits reflects the acquisition of approximately $557 million in deposits in the Virgin Islands.

Retail brokered certificates of deposits, which are certificates sold through brokers, represent a large portion of the Corporation's deposits. The total U.S. market for this source of funding approximates $280,000 million.

At December 31, 2002, approximately 73% of retail brokered certificates of deposit held by the Corporation are callable, but only at Corporation's option. At December 31, 2002, the average life of callable and fixed term brokered certificates approximated 12 years and 2.54 years, respectively.

As more fully explained in Note 29 to the Corporation's financial statements, the Corporation enters into interest rate swap agreements where it agrees to pay variable-rates of interest as a hedge against changes in the fair value of fixed-rate brokered certificates of deposit. The effect of this agreements is that interest expense of retail brokered certificates of deposits is generally variable interest rate. The interest rate swap agreements are not callable.

BORROWINGS

At December 31, 2002 total borrowings amounted to $3,249 million as compared to $3,425 million and $2,069 million at December 31, 2001 and 2000, respectively.

                                                                 December 31,
                                                  2002               2001              2000
                                               ----------         ----------         ----------
                                                            (Dollars in thousands)
Federal funds purchased and securities
 sold under agreements to repurchase           $2,793,540         $2,997,174         $1,856,436
Advances from FHLB                                373,000            343,700             67,000
Subordinated notes                                 82,815             84,362             90,548
Notes payable                                                                            55,500
                                               ----------         ----------         ----------
Total                                          $3,249,355         $3,425,236         $2,069,484
                                               ----------         ----------         ----------

Weighted average rate during the period              4.36%              5.02%              6.27%

The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB and notes payable as additional funding sources. The borrowings of the Corporation consist primarily of federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) which at December 31, 2002 amounted to $2,794 million or 86% of total borrowings. Repurchase agreements had a total weighted average cost of 3.82% during the year ended December 31, 2002. For more information on borrowings please refer to Notes 18 through 21 of the Corporation's financial statements.

The composition and estimated weighted average interest rates of interest bearing liabilities at December 31, 2001, were as follows:

                                   Amount             Weighted
                               (In thousands)       Average Rate
                               --------------       ------------
Interest bearing deposits        $5,035,842            2.58%
Borrowed funds                    3,249,355            3.98%
                                 ----------
                                 $8,285,197            3.13%
                                 ----------


42   2002 First BanCorp

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents a detail of the maturities of contractual debt obligations, operational leases and commitments to extend credit:


                                             Payments Due/Commitments Expiration by Period
                                                             (In thousands)
                                            Total        Less than 1 year    1-3 years       4-5 years       After 5 years
                                            -----        ----------------    ---------       ---------       -------------
Contractual Obligations:
Federal funds purchased and
securities sold under agreements
to repurchase                             $2,793,540        $  718,580        $156,500        $100,000        $1,818,460
Advances from FHLB                           373,000            50,000          50,000                           273,000
Subordinated Notes                            82,815                            82,815
                                          ----------        ----------        --------        --------        ----------
Total Contractual Cash Obligations        $3,249,355        $  768,580        $289,315        $100,000        $2,091,460
                                          ----------        ----------        --------        --------        ----------
Other Commitments:
  Lines of Credit                         $  322,351        $  322,351
  Standby Letters of Credit                   30,313            30,313
  Other Commercial Commitments               729,369           729,369
  Operating Leases                            22,897             4,894        $  6,905        $  3,765        $    7,333
                                          ----------        ----------        --------        --------        ----------
Total Commercial Commitments              $1,104,930        $1,086,927        $  6,905        $  3,765        $    7,333
                                          ----------        ----------        --------        --------        ----------

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

CAPITAL

During 2002, the Corporation increased its total capital from $603 million at December 31, 2001 to $798 million at December 31, 2002. Total capital increased by $195 million mainly due to earnings of $108 million, the issuance of 3,680,000 shares of preferred stock with a net proceed of $89 million, the issuance of 96,750 (as adjusted for 2002 stock split) shares of common stock through the exercise of stock options with proceeds of $1.3 million, a positive fluctuation in the valuation of securities available for sale, net of a negative valuation of fair value hedges of $40 million, and cash dividends of $42 million.

The Corporation's objective is to maintain a solid capital position above the "well capitalized" classification under the federal banking regulations. The Corporation continues to exceed the well capitalized guidelines. To be in a "well capitalized" position, an institution should have: (i) a leverage ratio of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and
(iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 2002 the Corporation had a leverage ratio of 7.35%; a total risk based capital ratio of 13.75%; and a Tier 1 risk-based capital ratio of 11.90%.

DIVIDENDS

In 2002, 2001 and 2000 the Corporation declared four quarterly cash dividends of $0.10, $0.09 and $0.07 per common share, respectively, for an annual dividend of $0.40, $0.35 and $0.29, respectively. Total cash dividends paid on common shares amounted to $16 million for 2002 (or a 19.58% dividend payout ratio), $14 million for 2001 (or a 19.91% dividend payout ratio) and $12 million for 2000 (or a 19.72% dividend payout ratio). Dividends declared on preferred stock amounted to $26 million in 2002, $17 million in 2001, and $7 million in 2000. Increase in dividends on preferred stocks resulted from the issuance of preferred stock of $92 million in 2002, $103.5 million in 2001 and $75 million in 2000.



                                                         43   2002 First BanCorp

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability Management and Investment Committee of FirstBank (ALCO). The ALCO is composed of the following officers: President and CEO, the Senior Executive Vice President and Chief Financial Officer, the Executive Vice President for Retail and Mortgage Banking, the Senior Vice President of Treasury and Investments and the Economist. The ALCO meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings. An Investment Committee for First BanCorp also monitors the investment portfolio of the Holding Company, including a stock portfolio which amounted to $42 million at December 31, 2002. This Committee meets weekly and has the same membership as the ALCO Committee described previously.

Committee meetings focus on, among other things, current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, reviews of liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. The ALCO approves funding decisions in light of the Corporation's overall growth strategies and objectives. On a quarterly basis the ALCO performs a comprehensive asset/liability review, examining the measures of interest rate risk described below together with other matters such as liquidity and capital.

The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out over a one year time horizon, assuming gradual upward and downward interest rate movements of 200 basis points. Simulations are carried out in two ways:

(1) using a balance sheet which is assumed to be at the same levels existing on the simulation date, and (2) using a balance sheet which has growth patterns and strategies similar to those which have occurred in the recent past.

These simulations assume gradual upward or downward movements of interest rates over the year of projection, with the change totaling 200 basis points at the end of the twelve month period. The balance sheet is divided into groups of similar assets and liabilities in order to simplify the process of carrying out these projections. As interest rates rise or fall, these simulations incorporate expected future lending rates, current and expected future funding sources and cost, the possible exercise of options, changes in prepayment rates, and other factors which may be important in determining the future growth of net interest income. All computations are done on a tax equivalent basis, including the effects of the changing cost of funds on the tax-exempt spreads of certain investments. The projections are carried out for First BanCorp on a fully consolidated basis.

These simulations are highly complex, and they use many simplifying assumptions that are intended to reflect the general behavior of the Corporation over the period in question, but there can be no assurance that actual events will parallel these assumptions in all cases. For this reason, the results of these simulations are only approximations of the true sensitivity of net interest income to changes in market interest rates.

Assuming a no growth balance sheet as of December 31, 2002, tax equivalent net interest income projected for 2003, would rise by $27.8 million (8.23%) under a rising rate scenario and would decrease by $1.5 million (0.5%) under falling rates.

The same simulations were also carried out assuming that the Corporation would grow. As of December 31, 2002 the growing balance sheet simulations indicate that tax equivalent net interest income projected for 2003, would rise by $27.0 million (7.70%) under a rising rate scenario and would decrease by $0.8 million (0.2%) with falling rates.


44   2002 First BanCorp

The simulation for the year 2002 assuming a no growth balance sheet as of December 31, 2001, concluded that under a rising rate scenario net interest income would have declined by $6.2 million (1.7%) and that under a falling rate scenario would have increased by $1.9 million (0.5%).

The same simulations were also carried assuming that Corporation was going to grow. As of December 31, 2001, the growing balance sheet simulation indicated that the tax equivalent net interest income for 2002 would have fallen by $8.8 million (2.4%) under a rising interest rate scenario and increased by $3.8 million (1.0%) with falling rates.

The Corporation compared 2002 projections with actual results. In the growth scenario, which is more realistic, the Bank projected taxable equivalent net interest income of $369.7 million under flat rates and $373.5 million under falling rates for 2002. In reality, taxable equivalent net interest income was $302.6 million. The most important reason for this difference was that FirstBank restructured its investment portfolio to reduce the Bank's exposure to rising rates. Some corporate bonds were sold and most 30 year MBS were replaced with 15 year securities at lower tax equivalent spreads. While these changes were going on, the Bank also had substantial investments in discount notes for short periods of time. These changes all led to smaller spreads than anticipated in the initial projection. Partially offsetting the effect of smaller spreads was a more rapid growth of the balance sheet. The consolidated balance sheet actually reached $9.64 billion at the end of 2002, compared with a projected figure of $8.68 billion in the baseline scenario. Part of this growth was due to the unanticipated purchase of a $590 million banking operation in the Virgin Islands, which closed in October, 2002. Substantial unanticipated growth also occurred in average commercial loans, which reached $2.30 billion by the end of 2002, compared with a projected figure of $2.00 billion in the baseline scenario.

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

A large portion of the Corporation's funding represent retail brokered certificates of deposit. In the event that the Corporation falls under the ratios of a well-capitalized institution, it faces the risk of not being able to replace this source of funding. It is Management's believe that this possibility is remote. In addition, the average life of the retail brokered certificates of deposit was 9.54 years at December 31, 2002. Approximately 73% of these certificates are callable, but only at the Corporation's option.

The Corporation's liquidity plan contemplates alternative sources of funding that could provide significant amounts of funding at reasonable cost. The alternative sources of funding include, among others, FHLB advances, lines of credits from other banks, sale of commercial loans participations, securitization of auto loans and commercial paper.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and related data presented herein have been prepared in conformity with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.


                                                         45   2002 First BanCorp

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a greater impact on a financial institution's performance than the effects of general levels of inflation. Interest rate movements are not necessarily correlated with changes in the prices of goods and services.

CONCENTRATION RISK

The Corporation conducts its operations in a geographically concentrated area, as its main market is Puerto Rico. However, the Corporation continues diversifying its geographical risk as evidenced by recent acquisitions in the Virgin Islands. Puerto Rico's economy is generally similar to U.S. economy and its economic performance is a natural result of its increasing integration into the U.S. economy. At December 31, 2002, there is no significant concentration of credit risk in any specific industry.

SELECTED QUARTERLY FINANCIAL DATA

Financial data showing results of the 2002 and 2001 quarters is presented below. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

                                                                  2002
                                         March 31        June 30         Sept. 30         Dec. 31
                                         --------        --------        --------        --------
                                               (In thousands, except for per share results)
Interest income                          $136,716        $136,348        $129,606        $137,364
Net interest income                        69,271          68,523          60,338          68,717
Provision for loan losses                  19,801          14,501          14,000          14,001
Net income                                 25,650          26,979          27,357          27,971
Earnings per common share-basic          $   0.49        $   0.51        $   0.52        $   0.53
Earnings per common share-diluted        $   0.49        $   0.50        $   0.51        $   0.52



                                                                  2001
                                         March 31        June 30         Sept. 30         Dec. 31
                                         --------        --------        --------        --------
                                               (In thousands, except for per share results)
Interest income                          $128,750        $126,178        $127,527        $133,801
Net interest income                        52,474          58,101          61,989          63,491
Provision for loan losses                  15,000          17,800          12,790          15,440
Net income                                 18,786          20,172          23,019          24,024
Earnings per common share-basic          $   0.39        $   0.43        $   0.45        $   0.47
Earnings per common share-diluted        $   0.39        $   0.43        $   0.45        $   0.47



46   2002 First BanCorp

MARKET PRICES AND STOCK DATA

The Corporation's common stock is traded in the New York Stock Exchange (NYSE) under the symbol FBP. On December 31, 2002, there were 640 holders of record of the Corporation's common stock.

The following table sets forth the high and low prices of the Corporation's common stock for the periods indicated as reported by the NYSE.


Quarter ended      High           Low             Last
                   ----           ---             ----
2002:
December         $ 26.38        $ 22.08        $ 22.60
September          27.61          22.82          25.41
June               25.13          19.13          25.13
March              19.80          18.43          19.27

2001:
December         $ 20.00        $ 17.07        $ 19.00
September          20.00          16.00          17.24
June               17.99          15.32          17.99
March              17.42          13.00          17.27

2000:
December         $ 16.46        $ 13.67        $ 15.75
September          16.33          12.00          16.29
June               12.50          11.13          12.37
March              14.00          10.83          11.75


                                                         47   2002 First BanCorp

                              FINANCIAL STATEMENTS

                                    [PHOTO]

[PRICEWATERHOUSECOOPERS LOGO]


                          REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of First BanCorp.

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of First BanCorp. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2, 9 and 29 to the accompanying consolidated financial statements, in 2001 the Company adopted the Statement of Financial Accounting Standards No. 133, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," as amended, which effect was accounted for as a cumulative effect of a change in accounting principle.


/S/ PRICEWATERHOUSECOOPERS

March 7, 2003

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2004
Stamp 1838396 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

   CONSOLIDATED STATEMENTS
   OF FINANCIAL CONDITION

                                                                               December 31,
                                                                       2002                    2001
                                                                  ---------------         ---------------
ASSETS
Cash and due from banks                                           $   108,305,943         $    59,898,550
                                                                  ---------------         ---------------
Money market instruments                                              273,659,553              34,564,568
                                                                  ---------------         ---------------
Investment securities available for sale, at market:
Securities pledged that can be repledged                            2,379,786,252           2,988,828,088
Other investment securities                                           336,987,292             385,419,989
                                                                  ---------------         ---------------
Total investment securities available for sale                      2,716,773,544           3,374,248,077
                                                                  ---------------         ---------------
Investment securities held to maturity, at cost:
Securities pledged that can be repledged                              541,047,654             171,152,930
Other investment securities                                           161,558,730             113,142,662
                                                                  ---------------         ---------------
Total investment securities held to maturity                          702,606,384             284,295,592
                                                                  ---------------         ---------------
Federal Home Loan Bank (FHLB) stock                                    35,629,500              22,890,600
                                                                  ---------------         ---------------
Loans, net of allowance for loan losses of $111,911,470
(2001 - $91,060,307)                                                5,515,185,610           4,213,089,836
Loans held for sale, at lower of cost or market                        10,753,585               4,629,562
                                                                  ---------------         ---------------
Total loans                                                         5,525,939,195           4,217,719,398
Other real estate owned                                                 2,938,249               1,455,577
Premises and equipment, net                                            87,595,569              76,155,620
Accrued interest receivable                                            39,282,010              37,630,883
Due from customers on acceptances                                         304,346                 262,153
Other assets                                                          150,818,003              88,396,770
                                                                  ---------------         ---------------
Total assets                                                      $ 9,643,852,296         $ 8,197,517,788
                                                                  ---------------         ---------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing deposits                                     $   447,076,347         $   239,850,816
Interest bearing deposits                                           5,035,841,381           3,858,703,322
Federal funds purchased and securities
   sold under agreements to repurchase                              2,793,539,832           2,997,173,944
Advances from FHLB                                                    373,000,000             343,700,000
Bank acceptances outstanding                                              304,346                 262,153
                                                                  ---------------         ---------------
Accounts payable and other liabilities                                112,851,285              70,547,126
                                                                  ---------------         ---------------
                                                                    8,762,613,191           7,510,237,361
                                                                  ---------------         ---------------
Subordinated notes                                                     82,815,105              84,361,525
                                                                  ---------------         ---------------
Stockholders' equity:
Preferred stock, authorized 50,000,000 shares; issued
   and outstanding 14,420,000 shares at $25 liquidation
   value per share (2001 - 10,740,000)                                360,500,000             268,500,000
                                                                  ---------------         ---------------
Common stock, $1 par value, authorized 250,000,000 shares;
   issued 44,875,435 shares, including 14,958,383 shares
   issued on September 30, 2002 from a stock split
   (2001-29,852,552)                                                   44,875,435              29,852,552
Less: Treasury stock, including 1,640,300 shares issued on
   September 30, 2002 from a stock split (at par value)                (4,920,900)             (3,280,600)
                                                                  ---------------         ---------------
Common stock outstanding                                               39,954,535              26,571,952
                                                                  ---------------         ---------------
Additional paid-in capital                                                                     14,214,877
Capital reserve                                                        70,000,000              60,000,000
Legal surplus                                                         149,345,178             136,792,514
Retained earnings                                                     145,243,124             103,132,913
Accumulated other comprehensive income (loss),
   net of tax of $11,127,054 (2001-$2,097,785)                         33,381,163              (6,293,354)
                                                                  ---------------         ---------------
                                                                      798,424,000             602,918,902
                                                                  ---------------         ---------------
Contingencies and commitments
Total liabilities and stockholders' equity                        $ 9,643,852,296         $ 8,197,517,788
                                                                  ---------------         ---------------

The accompanying notes are an integral part of these statements.



50   2002 First BanCorp

   CONSOLIDATED STATEMENTS
   OF INCOME

                                                                            Year ended December 31,
                                                                2002                  2001                2000
                                                            -------------         ------------        ------------
INTEREST INCOME:
Loans                                                       $ 351,838,718         $353,777,585        $329,007,974
Investment securities                                         185,561,056          159,713,664         132,603,596
Short-term investments                                            998,710            1,475,521             527,155
Dividends on FHLB stock                                         1,634,899            1,289,125           1,248,755
                                                            -------------         ------------        ------------
Total interest income                                         540,033,383          516,255,895         463,387,480
                                                            -------------         ------------        ------------
INTEREST EXPENSE:
Deposits                                                      133,234,567          160,758,451         153,283,358
Short-term borrowings                                         117,127,270           97,952,979         105,326,693
Notes payable                                                   6,797,889            8,904,611          10,803,634
Advances from FHLB                                             16,023,967           12,585,108           3,200,940
                                                            -------------         ------------        ------------
Total interest expense                                        273,183,693          280,201,149         272,614,625
                                                            -------------         ------------        ------------
Net interest income                                           266,849,690          236,054,746         190,772,855

PROVISION FOR LOAN LOSSES                                      62,301,996           61,030,000          45,718,500
                                                            -------------         ------------        ------------
Net interest income after provision
   for loan losses                                            204,547,694          175,024,746         145,054,355
                                                            -------------         ------------        ------------
OTHER INCOME:
Other fees on loans                                            21,440,852           19,631,741          19,913,340
Service charges on deposit accounts                             9,200,327            9,213,436           8,898,170
Mortgage banking activities                                     3,540,034            1,562,158             409,011
Trading income                                                                                             419,367
Gain on sale of investments, net                               12,000,487            9,606,314           7,850,472
Rental income                                                   2,285,021            2,292,541           2,433,664
Derivatives loss, net                                          (4,061,988)
Other operating income                                         14,087,218           10,673,633          10,108,036
                                                            -------------         ------------        ------------
Total other income                                             58,491,951           52,979,823          50,032,060
                                                            -------------         ------------        ------------
OTHER OPERATING EXPENSES:
Employees' compensation and benefits                           59,432,111           54,702,977          50,014,110
Occupancy and equipment                                        29,015,200           24,991,540          22,791,863
Business promotion                                              9,304,277            7,506,040           8,468,916
Other taxes                                                     6,857,010            5,973,897           5,054,748
Insurance                                                       2,803,905            2,475,411           1,846,984
Other                                                          25,343,669           25,204,513          24,872,883
                                                            -------------         ------------        ------------
Total other operating expenses                                132,756,172          120,854,378         113,049,504
                                                            -------------         ------------        ------------
Income before income tax provision and
   cumulative effect of accounting change                     130,283,473          107,150,191          82,036,911
INCOME TAX PROVISION                                           22,327,122           20,133,858          14,761,302
                                                            -------------         ------------        ------------
Income before cumulative effect
   of accounting change                                       107,956,351           87,016,333          67,275,609
Cumulative effect of accounting change,
   net of tax                                                                       (1,014,889)
                                                            -------------         ------------        ------------
   NET INCOME                                               $ 107,956,351         $ 86,001,444        $ 67,275,609
                                                            -------------         ------------        ------------
NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                 $  81,550,077         $ 69,493,246        $ 59,868,067
                                                            -------------         ------------        ------------
NET INCOME PER COMMON SHARE BASIC:
Income before cumulative effect of accounting change        $        2.04         $       1.77        $       1.48
Cumulative effect of accounting change                                                   (0.03)
                                                            -------------         ------------        ------------
Earnings per common share basic                             $        2.04         $       1.74        $       1.48
                                                            -------------         ------------        ------------
NET INCOME PER COMMON SHARE DILUTED:
Income before cumulative effect of accounting change        $        2.01         $       1.76        $       1.47
Cumulative effect of accounting change                                                   (0.03)
                                                            -------------         ------------        ------------
Earnings per common share diluted                           $        2.01         $       1.73        $       1.47
                                                            -------------         ------------        ------------
DIVIDENDS DECLARED PER COMMON SHARE                         $        0.40         $       0.35        $       0.29
                                                            -------------         ------------        ------------


The accompanying notes are an integral part of these statements



                                                         51   2002 First BanCorp

   CONSOLIDATED STATEMENTS
   OF CASH FLOWS


                                                                                 Year ended December 31,
                                                                   2002                     2001                     2000
                                                             ----------------         ----------------         ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                   $    107,956,351         $     86,001,444         $    67,275,609
                                                             ----------------         ----------------         ---------------
Adjustments to reconcile net income to net cash
   provided by operating activities:
Depreciation                                                       11,710,016                9,844,282               9,014,068
Core deposit intangible amortization                                1,165,488                  919,261                 866,330
Provision for loan losses                                          62,301,996               61,030,000              45,718,500
Deferred income tax benefit                                        (8,610,812)              (5,402,000)             (4,356,000)
Gain on sale of investments, net                                  (12,000,487)              (9,606,314)             (7,850,472)
Derivative loss                                                     4,522,925
Net gain on sale of loans                                          (3,416,222)              (1,282,845)
Increase (decrease) in accrued income tax payable                   3,434,149               11,306,695             (19,474,679)
Increase in accrued interest receivable                              (141,451)              (9,661,332)            (10,052,025)
(Decrease) increase in accrued interest payable                    (1,364,672)               4,841,187              11,677,924
Amortization of deferred loan (fees) costs                         (1,544,375)                 522,685                (144,768)
Net origination of loans held for sale                            (40,264,215)              (4,629,562)
Decrease in other assets                                           39,671,318               22,893,906               4,657,136
Increase (decrease) in other liabilities                           27,974,273               (9,395,151)             20,740,407
                                                             ----------------         ----------------         ---------------
Total adjustments                                                  83,437,931               71,380,812              50,796,421
                                                             ----------------         ----------------         ---------------
   Net cash provided by operating activities                      191,394,282              157,382,256             118,072,030
                                                             ----------------         ----------------         ---------------
CASH FLOWS FOR INVESTING ACTIVITIES:
Principal collected on loans                                      635,765,469              897,831,839             646,581,300
Loans originated                                                 (903,166,444)          (1,334,581,873)         (1,222,590,263)
Purchase of loans                                                (734,531,121)            (481,200,701)           (238,055,000)
Proceeds from sales of loans                                       83,862,533               42,343,060
Proceeds from sales of investment securities                    2,242,654,071              847,716,293              58,452,236
Purchase of securities held to maturity                       (17,031,372,741)            (254,818,754)             (6,949,462)
Purchase of securities available for sale                     (10,336,516,102)         (12,462,323,482)         (5,125,184,351)
Principal repayments and maturities
  of securities held to maturity                               16,613,061,948               74,529,997
Principal repayments of securities available for sale           8,816,493,581           10,377,705,993           4,692,427,578
Additions to premises and equipment                               (14,412,317)             (13,912,556)            (19,153,597)
Net liabilities assumed on acquisition of business                 73,357,625
Purchase of FHLB stock                                            (12,738,900)              (4,354,100)               (710,000)
                                                             ----------------         ----------------         ---------------
   Net cash used in investing activities                         (567,542,398)          (2,311,064,284)         (1,215,181,559)
                                                             ----------------         ----------------         ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in deposits                                          790,122,398              764,012,251             780,840,486
Net (decrease) increase in federal funds purchased
   and securities sold under agreements to repurchase            (202,096,134)           1,134,888,478             403,553,556
Decrease in other short-term borrowings                                                                           (152,484,084)
FHLB advances taken                                                29,300,000              276,700,000              17,000,000
Payments of notes payable                                          (1,550,000)             (62,000,000)             (3,125,000)
Dividends                                                         (42,372,613)             (30,343,298)            (19,212,141)
Issuance of preferred stock                                        88,906,000              100,069,250              72,437,500
Treasury stock acquired                                                                     (1,929,685)            (30,086,592)
Exercise of stock options                                           1,340,843                1,355,211                  93,750
                                                             ----------------         ----------------         ---------------
   Net cash provided  by financing activities                     663,650,494            2,182,752,207           1,069,017,475
                                                             ----------------         ----------------         ---------------
Net increase (decrease) in cash and cash equivalents              287,502,378               29,070,179             (28,092,054)
Cash and cash equivalents at beginning of year                     94,463,118               65,392,939              93,484,993
                                                             ----------------         ----------------         ---------------
Cash and cash equivalents at end of year                     $    381,965,496         $     94,463,118         $    65,392,939
                                                             ----------------         ----------------         ---------------
Cash and cash equivalents include:
Cash and due from banks                                      $    108,305,943         $     59,898,550         $    63,372,591
Money market instruments                                          273,659,553               34,564,568               2,020,348
                                                             ----------------         ----------------         ---------------
                                                             $    381,965,496         $     94,463,118         $    65,392,939
                                                             ----------------         ----------------         ---------------

The accompanying notes are integral part of these statements.



52   2002 First BanCorp

        CONSOLIDATED STATEMENTS OF CHANGES
        IN STOCKHOLDERS' EQUITY

                                                                                                                   Accumulated
                                                          Additional                                                  other
                               Preferred      Common        paid-in       Capital        Legal        Retained    comprehensive
                                 stock         stock        capital       reserve       surplus       earnings    income (loss)
                              -----------   -----------   -----------   -----------   ------------   -----------  -------------
December 31, 1999            $ 90,000,000   $28,060,552   $19,863,466   $40,000,000   $126,792,514   $58,834,676   $(68,648,959)

Net income                                                                                            67,275,609
Other comprehensive income                                                                                           49,050,174
Issuance of preferred stock    75,000,000                  (2,562,500)
Addition to capital reserve                                              10,000,000                  (10,000,000)
Treasury stock acquired                      (1,642,400)     (821,200)                               (27,622,992)
Stock options exercised                           6,000        87,750
Cash dividends:
Common stock                                                                                         (11,804,599)
Preferred stock                                                                                       (7,407,542)
                             ------------   -----------   -----------   -----------   ------------   -----------   ------------
DECEMBER 31, 2000             165,000,000    26,424,152    16,567,516    50,000,000    126,792,514    69,275,152    (19,598,785)

Net income                                                                                            86,001,444
Other comprehensive income                                                                                           13,305,431
Issuance of preferred stock   103,500,000                  (3,430,750)
Addition to legal surplus                                                               10,000,000   (10,000,000)
Addition to capital reserve                                              10,000,000                  (10,000,000)
Treasury stock acquired                         (86,200)      (43,100)                                (1,800,385)
Stock options exercised                         234,000     1,121,211
Cash dividends:
Common stock                                                                                         (13,835,100)
Preferred stock                                                                                      (16,508,198)
                             ------------   -----------   -----------   -----------   ------------   -----------   ------------
DECEMBER 31, 2001             268,500,000    26,571,952    14,214,877    60,000,000    136,792,514   103,132,913     (6,293,354)

Net income                                                                                           107,956,351
Other comprehensive income                                                                                           39,674,517
Issuance of preferred stock    92,000,000                  (3,094,000)
Addition to legal surplus                                                               12,552,664   (12,552,664)
Addition to capital reserve                                              10,000,000                  (10,000,000)
Stock options exercised                          64,500     1,276,343
Common stock split on
 September 30, 2002                          13,318,083   (12,397,220)                                  (920,863)
Cash dividends:
Common stock                                                                                         (15,966,339)
Preferred stock                                                                                      (26,406,274)
                             ------------   -----------   -----------   -----------   ------------   -----------   ------------
DECEMBER 31, 2002            $360,500,000   $39,954,535   $             $70,000,000   $149,345,178  $145,243,124   $ 33,381,163
                             ------------   -----------   -----------   -----------   ------------   -----------   ------------


The accompanying notes are an integral part of these statements.


                                                         53   2002 First BanCorp

   CONSOLIDATED STATEMENTS
   OF COMPREHENSIVE INCOME

                                                                Year ended December 31,
                                                    2002                  2001                  2000
                                                -------------         ------------         -------------
NET INCOME                                      $ 107,956,351         $ 86,001,444         $  67,275,609
                                                -------------         ------------         -------------

Other comprehensive income, net of tax:

Unrealized gains on securities:
Unrealized holding gains
arising during the period, net of tax of
$16,289,254 (2001-$6,820,246;
2000-$18,312,676)                                  48,867,763           20,460,738            54,938,028
Less: Reclassification adjustment
for gains included in net income,
net of tax of $3,000,122
(2001-$2,401,578; 2000-$1,962,618)                 (9,000,365)          (7,204,736)           (5,887,854)

Cumulative effect of accounting change,
net of tax benefit of $331,500                                             994,500
                                                -------------         ------------         -------------
  Unrealized gains on securities                   39,867,398           14,250,502            49,050,174

Unrealized loss on fair value hedge
attributable to credit risk, net of tax
of  $64,294 (2001-$315,024)                          (192,881)            (945,071)
                                                -------------         ------------         -------------
Total other comprehensive income                   39,674,517           13,305,431            49,050,174
                                                -------------         ------------         -------------

COMPREHENSIVE INCOME                            $ 147,630,868         $ 99,306,875         $ 116,325,783
                                                -------------         ------------         -------------

The accompanying notes are an integral part of these statements.



54   2002 First BanCorp

    NOTES TO CONSOLIDATED
    FINANCIAL STATEMENTS

NOTE 1 - NATURE OF BUSINESS

First BanCorp (the Corporation) is a financial holding company offering a full range of financial services. First BanCorp also offers insurance services through its wholly-owned insurance subsidiary, the FirstBank Insurance Agency. First BanCorp is subject to the Federal Bank Holding Company Act and its insurance subsidiary is subject to the supervision, examination and regulation of the Commissioner of Insurance of Puerto Rico.

FirstBank Puerto Rico (FirstBank or the Bank), the Corporation's wholly-owned bank subsidiary, is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and it has 43 full-service banking branches in Puerto Rico and 11 in the U.S. and British Virgin Islands. It has 11 loan origination offices in Puerto Rico focusing on consumer loans and residential mortgage loans. The Bank, through wholly-owned subsidiaries, operates 33 offices in Puerto Rico specializing in small personal loans, finance leases, and vehicle rental. The Bank offers brokerage services in selected branches through an alliance with a national brokerage house in Puerto Rico. The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of Puerto Rico and the Federal Deposit Insurance Corporation
(FDIC), which insures its deposits through the Savings Association Insurance Fund (SAIF).

In October 2002, the Corporation acquired JPMorgan Chase's Eastern Caribbean Region business in the U.S. Virgin Islands, British Virgin Islands and Barbados. In addition to branches acquired, this transaction included the acquisition of the assets of the former Chase Trade, Inc., now First Trade, Inc., and of all outstanding shares of the former Chase Agency Services, Inc., now FirstBank Insurance Agency V.I., Inc. Total assets acquired in this transaction amounted to approximately $590 million, including approximately $435 million in loans receivable, and total deposits amounted to approximately $557 million.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America, and, as such, include amounts based on judgments, estimates and assumptions made by Management that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Following is a description of the more significant accounting policies followed by the Corporation:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

STATEMENTS OF CASH FLOWS

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


                                                         55   2002 First BanCorp

OTHER-THAN-TEMPORARY IMPAIRMENTS

The Corporation evaluates for impairment its debt and equity securities when their market value has remained below cost for six months or more or earlier if other factors indicative of potential impairment exist. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Corporation employs a systematic methodology that considers available evidence in evaluating potential impairment of its investments.

The impairment analysis on the fixed income investments is done placing special emphasis on the analysis of the cash position of the company, its cash and capital generation capacity, which could increase or diminish the company's ability to repay its bond obligations. The Corporation also considers its intent and ability to hold the fixed income securities. If Management believes, based on the analysis, that the company will not be able to service its debt and pay its obligations on a timely manner, the security is written down to Management's estimate of net realizable value.

The equity securities impairment analyses are performed and reviewed quarterly based on the latest financial information and any supporting research report made by a major brokerage house. These analyses are very subjective and based, among other things, on relevant financial data such as capitalization, cash flow, liquidity, systematic risk, and debt outstanding. Management also considers the industry trends, the historical performance of the stock, as well as the Corporation's intent to hold the security for an extended period. If Management believes there is a low probability of achieving book value in a reasonable time frame, then an impairment will be recorded by writing the security down to market value.

LOANS HELD FOR SALE

Loans held for sale are stated at the lower of cost or market. The amount by which cost exceeds market value in the aggregate portfolio of loans held for sale, if any, is accounted for as a valuation allowance with changes included in the determination of net income.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at their outstanding balance less unearned interest and net deferred loan origination fees and costs. Unearned interest on installment loans (i.e., personal and auto) is recognized as income under a method, which approximates the interest method.

Loans on which the recognition of interest income has been discontinued are designated as non-accruing. When loans are placed on non-accruing status, any accrued but uncollected interest income is reversed and charged against interest income. Consumer loans are classified as non-accruing when they are delinquent:
90 days or more for auto, boat and home equity reserve loans; 120 days or more for personal loans; and 180 days or more for credit cards and personal lines of credit. Commercial and mortgage loans are classified as non-accruing when they are delinquent 90 days or more. This policy is also applied to all impaired loans based upon an evaluation of the risk characteristics of said loans, loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of residential mortgage loans, consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. An allowance is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.


56   2002 First BanCorp

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

PREMISES AND EQUIPMENT

Premises and equipment are carried at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets. Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs, which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Corporation sells securities under agreements to repurchase the same or similar securities. Generally, similar securities are securities from the same issuer, with identical form and type, similar maturity, identical contractual interest rates, similar assets as collateral and the same aggregate unpaid principal amount. The Corporation retains control over the securities sold under these agreements, accordingly, these agreements are considered financing transactions and the securities underlying the agreements remain in the asset accounts. The counter party to certain agreements may have the right to repledge the collateral by contract or custom. Such assets are presented separately in the statements of financial condition as securities pledged to creditors that can be repledged.

ACCOUNTING FOR INCOME TAXES

Deferred taxes arise because certain transactions affect the determination of income for financial reporting purposes in periods different from the period in which the transactions affect taxable income. Deferred taxes have been recorded based upon the Puerto Rico enacted tax rates. Current tax expense has been provided based upon the estimated tax liability incurred for tax return purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.


                                                         57   2002 First BanCorp

TREASURY STOCK

The Corporation accounts for treasury stock at par value. Under this method, the treasury stock account is increased by the par value of each share of common stock reacquired. Any excess paid per share over the par value is debited to additional paid-in capital for the amount per share that it was originally credited. Any remaining excess is charged to retained earnings.

STOCK OPTION PLAN

The Corporation has a stock-based employee compensation plan, which is described more fully in Note 5. The Corporation accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. The table below illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock Based Compensation, to stock-based employee compensation granted in year 2002 and 2000 (no options were granted during 2001).

                                                              Year ended December 31,
Pro forma information                                     2002                      2000
                                                        ---------                ---------
                                                       (In thousands, except per share data)
Employees' compensation and benefits                    $  61,647                $  51,763
Net income-available to common stockholders             $  79,335                $  58,119
Earnings per common share-basic                         $    1.99                $    1.44
Earnings per common share-diluted                       $    1.96                $    1.43

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

COMPREHENSIVE INCOME

Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, primarily the unrealized gain (loss) on securities available for sale and the change in fair value attributable to credit risk on securities hedged with interest rate swaps, net of estimated tax effect.

DERIVATIVE INSTRUMENTS

On January 1, 2001, the Corporation adopted the Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. All derivatives are recognized in the statement of financial position at fair value. Changes in the fair value of derivative instruments are accounted for as current income or other comprehensive income, depending on their intended use and designation. For transactions that qualify for hedge accounting, SFAS No. 133 provides for a matching of the timing of gain or loss recognition on the hedging instrument with the recognition in earnings of (a) the changes in the fair value of the hedged asset or liability, that are attributable to the hedged risk (fair value hedges) or (b) the effect of the exposure to the variability of cash flows from the hedged asset or liability (cash flows hedges). Note 29 describes in more detail the hedging transactions entered into by the Corporation.


58   2002 First BanCorp

ACQUISITION OF BUSINESS

Business combinations are accounted using the purchase method of accounting, as required by SFAS No. 141, Business Combinations. Assets acquired and liabilities assumed are recorded at estimated fair values at the date of acquisition. After initial recognition, any resulting intangible assets are accounted under the provisions of SFAS No. 142, Goodwill and Other Intangible Assets.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of SFAS No. 13, and Technical Corrections - In April 2002, the FASB issued SFAS No. 145, which rescinds SFAS No. 4 and amends SFAS No. 13. This amendment became effective for transactions occurring after May 15, 2002. The adoption of this statement did not have a significant impact on the Corporation's financial statements.

SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities - In June 2002, the FASB issued SFAS No. 146, which requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. Management expects that the adoption of this statement will not have a significant impact on the Corporation's financial statements.

SFAS No. 147, Acquisitions of Certain Financial Institutions - In October 2002, effective immediately, the FASB issued SFAS No. 147, which requires financial acquisitions of financial institutions to be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, SFAS No. 147 amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. The adoption of SFAS No. 147 did not have an impact on the Corporation's financial statements.

SFAS No. 148, Accounting for Stock-Based Compensation- Transition and Disclosure an amendment of FASB Statement No. 123- In December 2002, the FASB issued SFAS No. 148, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. All required disclosures under SFAS No. 123, as amended by SFAS No. 148, are included in these financial statements. The Corporation has not adopted the fair value method for recognition of stock based compensation.

FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees - In November 2002, the FASB issued this interpretation, which requires a guarantor of certain types of guarantees to recognize, at the inception of guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. These provisions for initial recognition are effective for guarantees that are issued or modified after December 31, 2002. In the case of the Corporation, these provisions apply for the standby letters of credit. See Note 29 for details of the letters of credit outstanding as of December 31, 2002. The adoption of this interpretation will not have a significant effect in the Corporation's financial statements.

NOTE 3 - STOCKHOLDERS' EQUITY

COMMON STOCK

On August 27, 2002, the Corporation declared a three for two (or 50%) stock split on its 26,636,452 outstanding shares of common stock at September 13, 2002. As a result, a total of 14,958,383 additional shares of common stock were issued on September 30, 2002, of which 1,640,300 shares were recorded as treasury stock. All per share amounts have been adjusted for the effect of the stock split in the third quarter of 2002.

STOCK REPURCHASE PLAN AND TREASURY STOCK

The Corporation has a stock repurchase program under which from time to time it repurchases shares of common stock in the open market and hold them as treasury stock. Under this program, the Corporation repurchased a total of 86,200 shares of common stock at a cost of $1,929,685 during 2001, and 1,642,400 shares of common stock at a cost of $30,086,592 during 2000. No shares of common stock were repurchased during 2002. From the total amount of common stock repurchased, 4,920,900 shares, as adjusted for September 30, 2002 stock split, were held as treasury stock at December 31, 2002 (2001 - 3,280,600 shares) and were available for general corporate purposes.


                                                         59   2002 First BanCorp

PREFERRED STOCK

The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $1, redeemable at the Corporation's option subject to certain terms. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. During 2002, the Corporation issued 3,680,000 shares of preferred stock (2001-4,140,000 shares; 2000-3,000,000 shares; 1999-3,600,000 shares). The liquidation value per share is $25. Annual dividends of $1.8125 per share (issuance of 2002), $1.85 per share (issuance of 2001), $2.0875 per share (issuance of 2000) and of $1.78125 per share (issuance of 1999), are payable monthly, if declared by the Board of Directors. During the year, dividends declared on preferred stock amounted to $26,406,274 (2001 - $16,508,198; 2000 - $7,407,542).

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

Capital standards established by regulations require the Corporation to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk-weighting factors to the Corporation's assets and certain off-balance sheet items, which vary from 0% to 100% depending on the nature of the asset.

At December 31, 2002 and 2001, the most recent notification from FDIC, categorized the Corporation as a well-capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Corporation must maintain minimum total risk based, Tier 1 risk based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events since that date that have changed that classification.


60   2002 First BanCorp

The Corporation's and its banking subsidiary's regulatory capital positions were as follows:

                                                               Regulatory Requirements
                                                                     For capital               To be well
                                           Actual                 adequacy purposes            capitalized
                                   Amount            Ratio       Amount       Ratio        Amount        Ratio
                                  --------           -----      --------      -----       --------       -----
                                                             (Dollars in thousands)

At December 31, 2002
Total Capital
(to Risk-Weighted
Assets):
First BanCorp                     $816,946           13.75%     $475,155        8%        $593,944        10%
FirstBank                          739,996           12.50%      473,617        8%         592,022        10%

Tier I Capital
(to Risk-Weighted Assets):
First BanCorp                     $707,083           11.90%     $237,578        4%        $356,366         6%
FirstBank                          632,487           10.68%      236,809        4%         355,213         6%

Tier I Capital
(to Average Assets):
First BanCorp                     $707,083            7.35%     $288,628        3%        $481,046         5%
FirstBank                          632,487            6.62%      286,801        3%         478,002         5%

At December 31, 2001
Total Capital
(to Risk-Weighted Assets):
First BanCorp                     $678,679           14.50%     $374,498        8%        $468,123        10%
FirstBank                          590,652           12.75%      370,472        8%         463,090        10%

Tier I Capital
(to Risk-Weighted Assets):
First BanCorp                     $569,255           12.16%     $187,249        4%        $280,874         6%
FirstBank                          481,850           10.41%      185,236        4%         277,854         6%

Tier I Capital
(to Average Assets):
First BanCorp                     $569,255            7.49%     $228,074        3%        $380,124         5%
FirstBank                          481,850            6.40%      225,738        3%         376,231         5%


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

Management uses the Black-Scholes option pricing model for the computation of the estimated fair value of each option granted to buy shares of the Corporation's common stock (refer to Note 2 for accounting policy). The fair value of each option granted during 2002 and 2000 (no options were granted during 2001) was estimated using the following assumptions: weighted dividend growth of 20% (2002) and 0% (2000); expected life of 3.29 years (2002) and 3.11 years (2000); weighted expected volatility of 31.76% (2002) and 31.74% (2000); and weighted risk-free interest rate of 3.66% (2002) and 5.36% (2000). The weighted estimated fair value of the options granted was $4.08 (2002) and $3.67
(2000) per option, as adjusted for the September 2002 stock split.


                                                         61   2002 First BanCorp

Following is a summary of the activity related to stock options, adjusted to reflect the stock split of September 30, 2002:

                                    Number           Weighted Average
                                  of Options     Exercise Price per Option
At December 31, 1999              1,449,750              $   11.38
Granted                             477,000              $   14.87
Exercised                            (9,000)             $   10.42
Canceled                            (10,500)             $   17.33
                                  ---------
At December 31, 2000              1,907,250              $   12.24
Exercised                          (351,000)             $    3.86
Canceled                             (3,000)             $   18.92
                                  ---------
At December 31, 2001              1,553,250              $   14.12
Granted                             542,750              $   18.96
Exercised                           (96,750)             $   13.86
                                  ---------
At December 31, 2002              1,999,250              $   15.44
                                  ---------

The exercise price of the options outstanding at December 31, 2002, as adjusted for September 2002 stock split, ranges from $10.42 to $25.99 and the weighted average remaining contractual life is approximately seven years.

Following is additional information concerning the stock options outstanding at December 31, 2002.

           Number of       Exercise Price        Contractual
            Options          per Option          Maturity
           ---------       --------------        -----------
            300,000            $10.42            November    2007
             75,000            $12.79            February    2008
             60,000            $18.06            May         2008
             18,000            $17.71            June        2008
            261,000            $17.33            November    2008
              3,000            $17.29            February    2009
              5,250            $17.63            April       2009
            270,750            $13.08            November    2009
            465,000            $14.88            December    2010
            521,250            $18.69            February    2012
             20,000            $25.99            October     2012
          ---------
          1,999,250
          ---------


62   2002 First BanCorp

NOTE 6 - EARNINGS PER COMMON SHARE

The calculations of earnings per common share for the years ended December 31, 2002, 2001 and 2000 follow:

                                                                 Year ended December 31,
                                                         2002             2001             2000
                                                      ---------         --------         --------
                                                          (In thousands, except per share data)
Net income                                            $ 107,956         $ 86,001         $ 67,276
Less: Preferred stock dividend                          (26,406)         (16,508)          (7,408)
                                                      ---------         --------         --------
Net income-attributable to common stockholders        $  81,550         $ 69,493         $ 59,868
                                                      ---------         --------         --------
EARNINGS PER COMMON SHARE-BASIC:

Net income - available to common stockholders         $  81,550         $ 69,493         $ 59,868
                                                      ---------         --------         --------
Weighted average common shares outstanding               39,901           39,851           40,415
                                                      ---------         --------         --------
Earnings per common share-basic                       $    2.04         $   1.74         $   1.48
                                                      ---------         --------         --------
EARNINGS PER COMMON SHARE-DILUTED:

Net income - available to common stockholders         $  81,550         $ 69,493         $ 59,868
                                                      ---------         --------         --------
Weighted average common shares
and share equivalents:
Average common shares outstanding                        39,901           39,851           40,415
Common stock equivalents - Options                          652              293              303
                                                      ---------         --------         --------
Total                                                    40,553           40,144           40,718
                                                      ---------         --------         --------
EARNINGS PER COMMON SHARE-DILUTED:                    $    2.01         $   1.73         $   1.47
                                                      ---------         --------         --------

The earnings per share for prior years have been restated to reflect the effect of the stock split in the third quarter of 2002. The 2001 earnings per common share basic and diluted are net of cumulative effect of change in accounting principle.

Stock options outstanding, under the Corporation's stock option plan for officers, are common stock equivalents and, therefore, considered in the computation of earnings per common share diluted. Common stock equivalents were computed using the treasury stock method. In 2002, 20,000 stock options (2001-10,500, 2000-858,750) were not included in the computation of outstanding shares because they were antidilutive. These amounts have been adjusted for 2002 stock split.

NOTE 7 - CASH AND DUE FROM BANKS

The Corporation is required by law to maintain minimum average reserve balances. The amount of those average reserve balances was approximately $93,263,632 at December 31, 2002 (2001 - $46,078,200).

NOTE 8 - INVESTMENT SECURITIES HELD FOR TRADING

At December 31, 2002 and 2001, there were no securities held for trading purposes or options on such securities.

All trading instruments are subject to market risk, the risk that future changes in market conditions, such as fluctuations in market prices or interest rates, may make an instrument less valuable or more onerous. The instruments are accounted for at market value, and their changes are reported directly in earnings. The Corporation may write options on trading securities as part of its trading activities. Also the Corporation may enter in transactions of securities sold not yet purchased for trading purposes. These transactions are carried at market value. Net gains and losses resulting from these transactions are recorded in the trading income or loss account. The net gain from the sale of trading securities amounted to $419,367 for the year ended December 31, 2000, and was included in earnings as trading income. No trading activities were recorded during 2002 and 2001.



                                                         63   2002 First BanCorp

NOTE 9 - INVESTMENT SECURITIES HELD TO MATURITY

The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and final maturities of investment securities held to maturity at December 31, 2002 and 2001 were as follows:

                                          December 31, 2002                                December 31, 2001
                                            Gross                                               Gross
                                          Unrealized                Weighted                  Unrealized                   Weighted
                        Amortized     ---------------      Market    average    Amortized   ----------------      Market   average
                           cost       gains    losses      value     yield%       cost      gains    losses       value     yield%
                        ---------     ------   ------     --------  --------    ---------   -----    -------     --------  --------
                                                                 (Dollars in thousands)
Obligations of
  other U.S.
  Government
  Agencies:
After 10 years           $628,820     $3,307     $ 59     $632,068     7.85     $211,194     $  3     $6,466     $204,731     7.39
Puerto Rico
  Government
  Obligations:
After 1 to 5 years          5,000        113                 5,113     5.00        5,000                            5,000     5.00
After 10 years              4,354        586                 4,940     6.50        4,084      228                   4,312     6.50
                         --------     ------     ----     --------              --------     ----     ------     --------
United States and
 Puerto Rico
 Government
 obligations             $638,174     $4,006     $ 59     $642,121     7.82     $220,278     $231     $6,466     $214,043     7.32
                         --------     ------     ----     --------              --------     ----     ------     --------
Corporate bonds:
Due within 1 year        $ 25,000                         $ 25,000     3.05
After 1 to 5 years         39,432                $609       38,823     2.95     $ 64,018              $  277       63,741     3.49
                         --------     ------     ----     --------              --------     ----     ------     --------
Corporate bonds          $ 64,432                $609     $ 63,823     2.98     $ 64,018              $  277     $ 63,741     3.49
                         --------     ------     ----     --------              --------     ----     ------     --------
Total Investment
 Securities Held
 to Maturity             $702,606     $4,006     $668     $705,944     7.38     $284,296     $231     $6,743     $277,784     6.46
                         --------     ------     ----     --------              --------     ----     ------     --------

Expected maturities of investments might differ from contractual maturities because they may be subject to prepayments and / or call options. At January 1, 2001, in connection with the adoption of SFAS No. 133, the Corporation transferred a portfolio of $207 million of GNMA certificates held to maturity into the available for sale category. The unrealized gain of $994,500, net of taxes, was reflected in other comprehensive income as a cumulative effect of the change in accounting principle.



64  2002 First BanCorp

Note 10 - Investment Securities Available For Sale

The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and final maturities of investment securities available for sale at December 31, 2002 and 2001 were as follows:

                                         December 31, 2002                                    December 31, 2001
                             -----------------------------------------             --------------------------------------
                                                 Gross                   Weighted                   Gross                   Weighted
                             Amortized        Unrealized        Market   average   Amortized     Unrealized        Market   average
                               cost         gains    losses     value     yield%     cost      gains    losses      value    yield%
                               ----         -----    ------     -----     ------     ----      -----    ------      -----    ------
                                                                (Dollars in thousands)
U.S. Treasury
 Securities:
Within 1 year                                                                    $    7,726   $    30             $    7,756   3.18
Obligations of other
 U.S. Government
 Agencies:
Within 1 year                                                                       407,324             $    32      407,292   1.72
After 1 to 5 years          $      500   $     3             $      503   3.87
After 5 to 10 years                750        17                    767   5.60          500         1                    501   5.59
After 10 years                  15,568       480                 16,048   7.69       87,519       469     1,805       86,183   7.55
Puerto Rico Government
Obligations:
After 5 to 10 years              4,999       375                  5,374   6.27        4,458       128                  4,586   6.19
After 10 years                   5,679       401                  6,080   6.30        5,932       151                  6,083   6.34
                            ----------   -------             ----------          ----------   -------   -------   ----------
United States and
Puerto Rico Government
Obligations                 $   27,496   $ 1,276             $   28,772   7.02   $  513,459   $   779   $ 1,837   $  512,401   2.83
                            ----------   -------             ----------          ----------   -------   -------   ----------

Mortgage Backed
 Securities:
FHLMC certificates:
Within 1  year                                                                      $     8                       $        8   5.85
After 1 to 5 years          $    1,458   $    82             $    1,540   6.47          112   $     4                    116   7.63
After 5 to 10 years              8,211       613                  8,824   7.42       13,211       576                 13,787   7.29
After 10 years                   6,347       358                  6,705   6.86        8,030       172   $     6        8,196   6.95
                            ----------   -------             ----------          ----------   -------   -------   ----------
                                16,016     1,053                 17,069   7.11       21,361       752         6       22,107   7.16
                            ----------   -------             ----------          ----------   -------   -------   ----------
GNMA certificates:
After 5 to 10 years              3,608       170                  3,778   6.41        4,605       101                  4,706   6.39
After 10 years                 524,278     9,439                533,717   5.11    2,515,953    12,672     6,539    2,522,086   6.52
                            ----------   -------             ----------          ----------   -------   -------   ----------
                               527,886     9,609                537,495   5.12    2,520,558    12,773     6,539    2,526,792   6.52
                            ----------   -------             ----------          ----------   -------   -------   ----------
FNMA certificates:
Within 1 year                       29                               29   6.33
 After 1 to 5 years                  5                                5   7.68          158         4                    162   6.92
 After 5 to 10 years               764        53                    817   7.66          124         5                    129   7.32
 After 10 years              1,916,460    39,523              1,955,983   4.93        7,095       408                  7,503   7.96
                            ----------   -------             ----------          ----------   -------             ----------
                             1,917,258    39,576              1,956,834   4.93        7,377       417                  7,794   7.93
                            ----------   -------             ----------          ----------   -------             ----------
Mortgage pass through
 certificates:
After 10 years                   1,175        32                  1,207   7.23        1,958        38                  1,996   8.70
                            ----------   -------             ----------          ----------   -------             ----------
Mortgage Backed
 Securities                 $2,462,335   $50,270             $2,512,605   4.99   $2,551,254   $13,980   $ 6,545   $2,558,689   6.53
                            ----------   -------             ----------          ----------   -------   -------   ----------
Corporate Bonds:
Within 1 year               $      979   $    36             $    1,015   7.87   $   19,246   $   410             $   19,656   7.70
After 1 to 5 years              85,711     1,244   $10,865       76,090   6.16      118,919     1,770   $ 2,899      117,790   6.68
After 5 to 10 years             57,276       445     1,084       56,637   6.94      114,855        77     1,906      113,026   7.34
After 10 years                                                                       18,531       328                 18,859   7.35
                            ----------   -------             ----------          ----------   -------             ----------
Corporate bonds             $  143,966   $ 1,725   $11,949   $  133,742   6.48   $  271,551   $ 2,585   $ 4,805   $  269,331   7.08
                            ----------   -------             ----------          ----------   -------   -------   ----------
Equity securities
 (without contractual
 maturity)                  $   36,951   $10,006   $ 5,302   $   41,655   1.72   $   45,115   $ 4,901   $16,189   $   33,827   1.43
                            ----------   -------             ----------          ----------   -------   -------   ----------
Total Investments
Securities Available
 for Sale                   $2,670,748   $63,277   $17,251   $2,716,774   5.04   $3,381,379   $22,245   $29,376   $3,374,248   5.95
                            ==========   =======   =======   ==========          ==========   =======   =======   ==========


                                                           65 First BanCorp 2002

Maturities for mortgage backed securities are based upon contractual terms assuming no repayments. The weighted average yield on investment securities held for sale is based on amortized cost; therefore, it does not give effect to changes in fair value.

During 2002, the Corporation's bank subsidiary restructured its portfolio of mortgage backed securities available for sale in order to shorten its duration and reduce its prepayment risk. As a result, in late June and early July of 2002, approximately $1 billion of 30-year mortgage backed securities were sold. The sales derived a gain of $14 million. The securities sold were substantially substituted with $900 million of 15-year mortgage backed securities, which have a lower average life and yield, and which value is less sensitive to increases in interest rates. In addition, in September and October, the Corporation sold its 7% GNMA portfolio of approximately $964 million to substitute with lower coupons. The sales derived a gain of $26.1 million. These securities were substituted in November with $1 billion FNMA's 15 years.

It is the Corporation's policy to invest in corporate bonds, which at the time of the purchase, are of an investment grade quality. The total carrying amount of the corporate bonds portfolio is $198 million, or approximately 5% of total investments of the Corporation as of December 31, 2002. In 2002, two of the bonds in FirstBank's portfolio were downgraded, to non-investment grade quality by two credit rating agencies. These were, WorldCom Corporation, $15.5 million outstanding at the time of the downgrade and Nortel Networks Corporation, $23.5 million outstanding at the time of the downgrade. Management's impairment analysis on these securities concluded that an other-than-temporary impairment of approximately $11.7 million had occurred in the case of the WorldCom Corporation bonds. The estimated impairment amount of this security was recognized as a loss in the statement of income. In addition, Management reclassified to non-accruing status the remaining carrying amount of $3.8 million. Management's impairment analysis concluded that no other-than-temporary impairment existed on Nortel's bonds. The unrealized loss of the Nortel's bonds at December 31, 2002 approximated $8.5 million.

At December 31, 2002, the Corporation's equity securities portfolio carrying amount is $41.7 million, and its adjusted cost is $37 million. The Corporation's current policy guidelines limit investments in equity securities to $60 million, which is 1.6% of the Corporation's total investments as of December 31, 2002. The Corporation invests in equity securities that have long-term appreciation prospects. During the year ended on December 31, 2002, the Corporation recognized a loss of $25.2 million for other-than-temporary impairment on equity securities. At December 31, 2002, these securities have not been sold.

Management determined that except for the impairments on the bonds and stocks mentioned above, there are no other-than-temporary impairments on the rest of the bonds and equity securities portfolio. Management will continue its ongoing monitoring of the Corporation's investment on individual corporate bonds and equity securities to identify any other-than-temporary impairment.

At December 31, 2002, the net unrealized gain of $34,519,114 (2001 - net unrealized loss of $5,348,283) on securities available for sale, net of the deferred income tax of $11,506,371 (2001 - $1,782,761), was reported as part of accumulated other comprehensive income. For 2002, the change in the net unrealized holding gain on the available for sale securities amounted to $53,156,531 (2001 - a gain of $19,000,669) before deferred income taxes.

For 2002, proceeds from the sale of securities amounted to $2,243 million (2001
- $847.7 million, 2000 - $58.5 million) resulting in gross realized gains of $49.7 million (2001 - $13.6 million, 2000 -$7.9 million), and gross realized losses on sale of investments and impairments of $37.7 million (2001 - $4 million). No losses were realized during 2000.

NOTE 11 - FEDERAL HOME LOAN BANK (FHLB) STOCK

At December 31, 2002 and 2001, there were investments in FHLB stock with book value of $35,629,500 and $22,890,600 respectively. The estimated market value of such investments is its redemption value.



66 First BanCorp 2002

NOTE 12 - INTEREST AND DIVIDEND ON INVESTMENTS

A detail of interest and dividend income on investments follows:

                                         Year ended December 31,
                                    2002          2001          2000
                                  --------      --------      --------
                                            (In thousands)
Mortgage Backed Securities:
Taxable                           $  3,765      $  2,666      $  3,325
Exempt                             117,338       106,571        91,416
                                  --------      --------      --------
                                  $121,103      $109,237      $ 94,741
                                  --------      --------      --------
Other Investment Securities:
Taxable                           $  3,079      $  2,639      $  1,577
Exempt                              64,013        50,602        38,060
                                  --------      --------      --------
                                  $ 67,092      $ 53,241      $ 39,637
                                  ========      ========      ========

NOTE 13 - LOANS RECEIVABLE

The following is a detail of the loan portfolio:
                                                         December 31,
                                                    2002              2001
                                                 -----------       -----------
                                                        (In thousands)
Residential real estate loans:
Secured by first mortgages:
Conventional                                     $ 1,778,046       $   955,573
Insured by government agencies:
Federal Housing Administration and Veterans
Administration                                        41,805            25,211
Puerto Rico Housing Bank and Finance Agency           19,060            23,513
Secured by second mortgages                            7,650             8,088
                                                 -----------       -----------
                                                   1,846,561         1,012,385
Deferred net loan fees                                (3,247)           (5,107)
                                                 -----------       -----------
Residential real estate loans                      1,843,314         1,007,278
                                                 -----------       -----------

Commercial loans:
Construction loans                                   259,053           219,396
Commercial loans                                   1,418,792         1,238,173
Commercial mortgage                                  813,513           688,922
                                                 -----------       -----------
Commercial loans                                   2,491,358         2,146,491
                                                 -----------       -----------
Finance leases                                       143,412           127,935
                                                 -----------       -----------
Consumer and other loans:
Personal                                             413,931           362,490
Personal lines of credit                              10,401            11,216
Auto                                                 565,478           502,902
Boat                                                  53,017            39,570
Credit card                                          164,172           176,226
Home equity reserve loans                              4,566             1,851
Unearned interest                                    (62,553)          (71,810)
                                                 -----------       -----------
Consumer and other loans                           1,149,012         1,022,445
                                                 -----------       -----------
Loans receivable                                   5,627,096         4,304,149
Allowance for loan losses                           (111,911)          (91,060)
                                                 -----------       -----------
Loans receivable, net                              5,515,185         4,213,089
Loans held for sale                                   10,754             4,630
                                                 -----------       -----------
Total loans                                      $ 5,525,939       $ 4,217,719
                                                 ===========       ===========



                                                           67 First BanCorp 2002

The Corporation's primary lending area is Puerto Rico. At December 31, 2002 and 2001 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

At December 31, 2002, loans in which the accrual of interest income had been discontinued amounted to $91,765,000 (2001 - $72,998,000; 2000 - $67,716,000).
If these loans had been accruing interest, the additional interest income realized would have been approximately $5,833,000 (2001 - $5,735,000; 2000 - $5,937,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

At December 31, 2002 mortgage loans held for sale amounted to $10.8 million (2001-$4.6 million).

At December 31, 2002, the Corporation was servicing residential mortgage loans owned by others aggregating approximately $196,748,000 (2001 - $160,583,000; 2000 - $144,805,000).

Various loans secured by first mortgages were assigned as collateral for term notes, certificates of deposit, advances from the Federal Home Loan Bank, and unused lines of credit. The mortgage loans pledged as collateral amounted to $778,829,294 and $195,267,091 at December 31, 2002 and 2001, respectively.

NOTE 14 - ALLOWANCE FOR LOAN LOSSES

The changes in the allowance for loan losses were as follows:

                                                    Year ended December 31,
                                             2002            2001            2000
                                          ---------       ---------       ---------
                                                        (In thousands)
Balance at beginning of period            $  91,060       $  76,919       $  71,784
Provision charged to income                  62,302          61,030          45,719
Losses charged against the allowance        (48,991)        (54,380)        (51,831)
Recoveries credited to the allowance          7,540           7,391           9,807
Other adjustments                                               100           1,440
                                          ---------       ---------       ---------
Balance at end of period                  $ 111,911       $  91,060       $  76,919
                                          =========       =========       =========

At December 31, 2002, $27 million ($10.7 million at December 31, 2001) in commercial and real estate loans over $1,000,000 were considered impaired with an allowance of $5.9 million ($3.7 million at December 31, 2001), which was established based on the fair value of the collateral. For 2001, $2 million of the allowance on impaired loans was established based on the fair value of the collateral and $1.7 million was established based on the present value of expected future cash flows. The average recorded investment in impaired loans amounted to $18.9 million for 2002 (2001 - $11.9 million). Interest income in the amount of approximately $803,000 was recognized on impaired loans in 2002 (2001 -$377,000; 2000 - $227,000).

NOTE 15 - RELATED PARTY TRANSACTIONS

The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

                                                                  Amount
                                                                 --------
                                                              (In thousands)

Balance at December 31, 2000                                     $ 20,174
New loans                                                          14,659
Payments                                                             (170)
                                                                 --------
Balance at December 31, 2001                                     $ 34,663
New loans                                                          48,784
Payments                                                           (1,943)
                                                                 --------
Balance at December 31, 2002                                     $ 81,504
                                                                 ========




68 First BanCorp 2002

NOTE 16 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation as follows:

                                    Useful life    December 31,   December 31,
                                     in years         2002            2001
                                    -----------    ---------       ---------
                                                  (In thousands)
Land                                               $   8,203       $   7,357
Buildings and improvements             10-40          41,918          39,809
Leasehold improvements                  1-15          20,436          14,753
Furniture and equipment                 3-10          94,675          62,466
                                                   ---------       ---------
                                                     165,232         124,385
Accumulated depreciation                             (87,083)        (55,001)
                                                   ---------       ---------
                                                      78,149          69,384
Projects in progress                                   9,447           6,772
                                                   ---------       ---------
Total premises and equipment, net                  $  87,596       $  76,156
                                                   =========       =========

NOTE 17 - INTANGIBLE ASSETS

At December 31, 2002, the Corporation has a core deposit intangible with a carrying amount of $20,807,539 (2001-$7,199,439) included in the Other Assets category. Increase in this category represents the recognition of an intangible asset as part of the acquisition of the JP Morgan Chase's Eastern Caribbean Region business. The straight-line amortization expense for the year ended December 31, 2002 amounted to approximately $1,165,000. The estimated aggregate amortization expense for each of the five succeeding fiscal years will be approximately $2,400,000. Management has reviewed the core deposits intangible assets concluding that no impairment is necessary and that the useful life of ten years used to amortize them is the best estimate of the economic benefit period.

NOTE 18 - DEPOSITS AND RELATED INTEREST

Deposits and related interest consist of the following:

                                                       December 31,    December 31,
                                                           2002            2001
                                                        ----------      ----------
                                                             (In thousands)
Type of account and interest rate:
Savings accounts - 1.25% to 2.25%
   (2001 - 2.25% to 3.50%)                              $  921,103      $  469,452
Interest bearing checking accounts - 1.15% to 2.00%
   (2001 - 2.25% to 3.05%)                                 230,743         205,760
Non-interest bearing checking accounts                     447,076         239,851
Certificate accounts - 1.00% to 7.50%
   (2001 - 2.00% to 7.50%)                               3,883,996       3,183,491
                                                        ----------      ----------
                                                        $5,482,918      $4,098,554
                                                        ==========      ==========

The weighted average interest rate on total deposits at December 31, 2002 and 2001 was 2.58% and 3.82%, respectively.

At December 31, 2002, the aggregate amount of overdraft in demand deposits that were reclassified as loans amounted to $7,281,895 (2001 - $7,807,724).

The following table presents a summary of certificates of deposits with remaining term of more than one year at December 31, 2002:

                                                                    Total
                                                                  ----------
                                                                (In thousands)

Over one year to two years                                        $  258,698
Over two years to three years                                        162,066
Over three years to four years                                       341,276
Over four years to five years                                        199,752
Over five years                                                    1,814,983
                                                                  ----------
Total                                                             $2,776,775
                                                                  ==========



                                                           69 First BanCorp 2002

At December 31, 2002 certificates of deposit (CD's) in denominations of $100,000 or higher amounted to $3,379,748,775 (2001 - $2,669,536,603) including brokered certificates of deposit of $2,645,909,222 (2001 - $2,189,687,222) at a weighted average rate of 2.64%, after hedging (2001 - 4.0%). See Note 29 for a description of the program used to hedge the fair value of the brokered certificates of deposit.

At December 31, 2002, deposit accounts issued to government agencies with a carrying value of $220,869,357 (2001 - $63,639,152) were collateralized by securities with a carrying value of $259,433,606 (2001 - $75,126,925) and estimated market value of $263,467,485 (2001 - $71,979,923), by specific mortgage loans with a carrying value of $2,416,677 (2001 - $2,895,723) and estimated market value of $3,010,938 (2001 - $3,370,043) and by municipal obligations with a carrying value and estimated market value of $27,810,000.

A table showing interest expense on deposits follows:

                                               Year ended December 31,
                                          2002          2001          2000
                                        --------      --------      --------
                                                    (In thousands)
Savings                                 $ 15,096      $ 12,954      $ 12,792
Interest bearing checking accounts         4,763         5,296         5,546
Certificates of deposit                  113,376       142,508       134,945
                                        --------      --------      --------
Total                                   $133,235      $160,758      $153,283
                                        ========      ========      ========

NOTE 19 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

                                            December 31,
                                        2002            2001
                                     ----------      ----------
                                           (In thousands)
Federal funds purchased,
interest rate 1.80%                                  $   10,000
Repurchase agreements, interest
ranging from 1% to 5.37%
(2001 - 1.25% to 6.09%)              $2,784,078       2,976,174
Accrued interest payable                  9,462          11,000
                                     ----------      ----------
Total                                $2,793,540      $2,997,174
                                     ==========      ==========

The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 2002 and 2001 was 3.82% and 4.05%, respectively.

Federal funds purchased and repurchase agreements mature as follows:

                                                     December 31,
                                                 2002            2001
                                              ----------      ----------
                                                    (In thousands)
One to thirty days                            $  708,924      $  723,010
Over thirty to ninety days                           194          14,062
Over ninety days to one year                                     274,142
Over one year                                  2,074,960       1,974,960
                                              ----------      ----------
Total                                         $2,784,078      $2,986,174
                                              ==========      ==========



70 First BanCorp 2002

The following securities were sold under agreements to repurchase:

                                                        December 31, 2002
                                  Amortized                      Approximate      Weighted
                                    cost of                      market value     average
                                  underlying     Balance of     of underlying     interest
UNDERLYING SECURITIES             securities     borrowing        securities       rate
                                 -----------     ----------     -------------     --------
                                                       (In thousands)
U.S. Treasury Securities and
obligations of other U.S.
Government Agencies              $  718,886      $  646,095      $  721,216         5.70%
P.R. Government Securities              290             260             324         6.48%
Mortgage backed securities        2,248,037       2,020,414       2,293,031         5.67%
Corporate bonds                     130,525         117,309         130,523         5.20%
                                 ----------      ----------      ----------
Total                            $3,097,738      $2,784,078      $3,145,094
                                 ----------      ==========      ==========
Accrued interest receivable      $   12,257
                                 ==========

                                                        December 31, 2001
                                  Amortized                      Approximate      Weighted
                                    cost of                      market value     average
                                  underlying     Balance of     of underlying     interest
UNDERLYING SECURITIES             securities     borrowing        securities       rate
                                 -----------     ----------     -------------     --------
U.S. Treasury Securities and
obligations of other U.S.
Government Agencies              $  506,685      $  392,081      $  515,447         3.80%
Mortgage backed securities        2,441,777       2,380,851       2,389,645         6.70%
Corporate bonds                     262,648         203,242         260,542         7.17%
                                 ----------      ----------      ----------
Total                            $3,211,110      $2,976,174      $3,165,634
                                 ----------      ==========      ==========
Accrued interest receivable      $   15,715
                                 ==========


The maximum aggregate balance outstanding at any month-end during 2002 was $3,342,284,753 (2001 - $2,986,174,065). The average balance during 2002 was approximately $2,784,701,323 (2001 - $1,997,705,000).

At December 31, 2002 and 2001, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities.

NOTE 20 - ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

Following is a detail of the advances from the FHLB:

                                          December 31,
Maturity                  Interest rate      2002            2001
--------                  -------------   ------------     --------
                                         (In thousands)
January 2, 2002               1.85%                        $ 20,700
January 13, 2003              1.44%        $ 50,000
August 16, 2005               6.30%          50,000          50,000
October 9, 2008               5.10%          14,000          14,000
October 16, 2008              5.09%          15,000          15,000
February 28, 2011             4.50%          79,000          79,000
March 21, 2011                4.42%         165,000         165,000
                                           --------        --------
                                           $373,000        $343,700
                                           ========        ========

                                                           71 First BanCorp 2002

Advances are received from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 2002, specific mortgage loans with an estimated value of $553,144,554 (2001 - $197,506,039), as computed by Federal Home Loan Bank for collateral purposes, were pledged to the FHLB as part of the Collateral Agreement. The carrying value of such loans at December 31, 2002 amounted to $776,412,617 (2001 - $192,371,368). In addition, securities with an approximated market value of $26,587,830 (2001 - $145,140,574) and a carrying value of $29,149,623 (2001 - $158,117,351) were pledged to the FHLB.

NOTE 21 - SUBORDINATED NOTES

On December 20, 1995, the Corporation issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 2002 the outstanding balance net of the unamortized discount and notes repurchased was $82,815,105 (2001 - $84,361,525). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Corporation ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 2002, the Corporation has transferred to capital reserves from the retained earnings account $70,000,000 as a result of the requirement explained in Note 3 - "Stockholders' Equity."

NOTE 22 - UNUSED LINES OF CREDIT

The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2002 and 2001, the Corporation's total unused lines of credit with these banks amounted to approximately $180,000,000. At December 31, 2002, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $206,732,384.

NOTE 23 - EMPLOYEES' BENEFIT PLAN

FirstBank provides contributory retirement plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code for Puerto Rico employees and Section 401(K) of the U.S. Internal Revenue Code for U.S.V.I. employees. All employees are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank contributes a quarter of the first 4% of each participant's compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year ($11,000 for U.S.V.I. employees). Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank made a total contribution of $861,478, $845,227 and $699,060 during 2002, 2001 and 2000 respectively, to the Plan.

NOTE 24 - OTHER EXPENSES

A detail of other expenses follows:

                                        Year ended December 31,
                                    2002         2001         2000
                                   -------      -------      -------
                                             (In thousands)
Professional and service fees      $ 7,685      $ 7,461      $ 8,406
Communications                       5,865        5,395        5,573
Revenue earning equipment            1,588        1,578        1,525
Supplies and printing                1,963        1,282        1,214
Other                                8,243        9,489        8,155
                                   -------      -------      -------
Total                              $25,344      $25,205      $24,873
                                   =======      =======      =======



72 First BanCorp 2002

NOTE 25 - INCOME TAXES

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

The provision for income taxes was as follows:

                      Year ended December 31,
                2002           2001           2000
              --------       --------       --------
                           (In thousands)
Current       $ 30,938       $ 25,536       $ 19,117
Deferred        (8,611)        (5,402)        (4,356)
              --------       --------       --------
Total         $ 22,327       $ 20,134       $ 14,761
              ========       ========       ========

Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows:

                                                       Year ended December 31,
                                         2002                  2001                  2000
                                         % of                  % of                  % of
                                        pre-tax               pre-tax                pre-tax
                                  Amount     Income     Amount      Income     Amount      Income
                                  ------     ------     ------      ------     ------      ------
                                                         (Dollars in thousands)
Computed income tax
at statutory rate                $ 50,811      39      $ 41,789       39      $ 31,994       39
Benefit of net exempt income      (31,819)    (24)      (24,442)     (23)      (12,707)     (15)
Other-net                           3,335       2         2,787        3        (4,526)      (6)
                                 --------      --      --------       --      --------       --
Total income tax provision       $ 22,327      17      $ 20,134       19      $ 14,761       18
                                 ========      ==      ========       ==      ========       ==

The components of the deferred tax asset and liability were as follows:

                                                            December 31,
                                                        2002          2001
                                                      --------      --------
                                                           (In thousands)
Deferred tax asset:
Allowance for loan losses                             $ 43,645      $ 34,732
Unrealized loss on available for sale securities                       1,783
Unrealized loss on fair value hedges attributable
to credit risk                                             379           315
Other                                                    6,584         7,110
                                                      --------      --------
Deferred tax asset                                    $ 50,608      $ 43,940
                                                      --------      --------

Deferred tax liability:
Unrealized gain on available for sale securities      $(11,506)
Other                                                      (98)     $   (322)
                                                      --------      --------
Deferred tax liability                                $(11,604)     $   (322)
                                                      ========      ========

No valuation allowance was considered necessary for the deferred tax asset.

The tax effect of the unrealized holding gain or loss for securities available for sale was computed based on a 25% capital gain tax rate, and is included in accumulated other comprehensive income as a part of stockholders' equity.



                                                           73 First BanCorp 2002

The Puerto Rico Treasury Department is conducting an investigation of the Bank's income tax returns for the years 1995, 1997, 1998 and 1999. Management has prepared these tax returns in accordance with the Puerto Rico Internal Revenue Code and its regulations. Therefore, Management believes that a deficiency, if any, resulting from this investigation, will not have a material effect on the Corporation's financial statements.

NOTE 26 - COMMITMENTS

At December 31, 2002 certain premises are leased with terms expiring through the year 2022. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 2002, the obligation under various leases follows:

                               Year                        Amount
                               -----                       -------
                                          (In thousands)
                               2003                       $  4,894
                               2004                          4,079
                               2005                          2,826
                               2006                          2,039
                               2007                          1,726
                               2008 and later years          7,333
                               -----                       -------
                               Total                       $22,897
                               =====                       =======

Rental expense included in occupancy and equipment expense was $4,509,798 in 2002 (2001 - $4,240,437; 2000 - $4,042,069).

NOTE 27 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The information about the estimated fair values of financial instruments as required by accounting principles generally accepted in the United States of America, is presented hereunder. The disclosure requirements exclude certain financial instruments and all non - financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management's estimate of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 2002 and 2001 follows:

                                                            December 31,
                                                2002                           2001
                                      Estimated       Carrying      Estimated       Carrying
                                     fair value        value        fair value       value
                                     ----------      ----------     ----------      ---------
                                                          (In thousands)
Assets:
Cash and due from banks and
money market instruments              $  381,965     $  381,965     $   94,463     $   94,463
Investment securities                  3,422,718      3,419,380      3,652,031      3,658,544
FHLB stock                                35,630         35,630         22,891         22,891
Loans receivable, including loans
held for sale - net                    5,527,122      5,525,939      4,226,033      4,217,719
Interest rate swaps                       27,022         27,022
Liabilities:
Deposits                               5,499,998      5,482,918      4,121,145      4,098,554
Federal funds, securities sold
under agreements to repurchase         2,966,580      2,793,540      3,005,466      2,997,174
Advances from FHLB                       399,941        373,000        348,733        343,700
Subordinated notes                        89,084         82,815         83,729         84,362
Interest rate swaps                        9,739          9,739         15,053         15,053




74 First BanCorp 2002

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


The estimated fair values were calculated using certain facts and assumptions, which vary depending on the specific financial instrument, as follows:

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

LOANS RECEIVABLE, INCLUDING LOANS HELD FOR SALE - NET

The fair value of all loans was estimated by the discounted present values of loans with similar financial characteristics. Loans were classified by type such as commercial, residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months, as were performing credit lines. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation's historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an adjustment, which reflects the risk and other costs inherent in the loan category.

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


                                                          75 2002 First BancCorp

FEDERAL FUNDS AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and some repurchase agreements reprice at least quarterly, and their outstanding balances are estimated to be their fair values. Where longer commitments are involved, fair values are estimated in the same way as fixed term deposits.

ADVANCES FROM FHLB AND SUBORDINATED NOTES

The fair value of advances from FHLB with fixed maturities was determined using discounted cash flow analysis over the full term of the borrowings. The cash flows assumed no early repayment of the borrowings. Discount rates were based on the LIBOR yield curve. The fair value of subordinated notes was based on indications of market prices.

INTEREST RATE SWAPS

The fair values of the interest rate swaps were provided by the counter party.

NOTE 28 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information follows:

Supplemental cash flow information follows:


                                              Year ended December 31,
                                     2002               2001                   2000
                                   --------            --------            --------
                                                   (In thousands)
Cash paid for:
Interest                           $274,548            $275,360            $260,937
Income tax                           15,799              12,535              30,477
Non-cash investing and
financing activities:
Additions to other real
estate owned                          3,338               1,797               3,121


NOTE 29 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

THE FOLLOWING TABLE PRESENTS A DETAIL OF COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT:

The following table presents a detail of commitments to extend credit and standby letters of credit:


                                                        December 31,
                                                   2002               2001
                                                 --------            --------
Financial instruments whose contract                    (In thousands)
amounts represent credit risk:
Commitments to extend credit:
To originate loans                               $208,925            $194,363
Unused credit card lines                          307,492             291,120
Unused personal lines of credit                    14,859              13,480
Commercial lines of credit                        439,996             222,821
Commercial letters of credit                       80,448              19,067
Standby letters of credit                          30,313              24,172


The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments generally expire within one year. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time


76  2002 First BancCorp
and without cause, cancel the unused credit facility. The amount of collateral, obtained if deemed necessary by the Corporation upon extension of credit, is based on Management's credit evaluation of the borrower. Rates charged on the loans that are finally disbursed is the rate being offered at the time the loans are closed, therefore, no fee is charged on these commitments. The fee is the amount which is used as the estimate of the fair value of commitments.

In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 2002 is not significant.

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

 The following table indicates the types of swaps used:

                                              Notional amount
                                              ---------------
                                               (In thousands)
Pay-fixed and receive-variable swaps:

    Balance at December 31, 2000                 $        --
    New Contracts                                     58,165
                                                 -----------
    Balance at December 31, 2001                      58,165
    New contracts                                     20,000
                                                 -----------
    Balance at December 31,2002                  $    78,165
                                                 -----------

Receive-fixed and pay variable swaps:

    Balance at December 31, 2000                 $ 1,151,000
    Expired contracts                             (1,116,000)
    New contracts                                  1,460,000
                                                 -----------
    Balance at December 31, 2001                 $ 1,495,000
    Expired contracts                             (1,193,681)
    New contracts                                  1,656,590
                                                 -----------
    Balance at December 31, 2002                 $ 1,957,909
                                                 -----------

Interest rate swap agreements under which the Corporation agrees to pay variable-rates of interest are considered to be a hedge against changes in the fair value of the Corporation fixed-rate brokered certificates of deposit. The interest rate swap agreements are reflected at fair value in the Corporation's consolidated statement of financial condition and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligations attributable to the interest rate risk being hedged. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income nor on comprehensive income, because the gain or loss on the swap agreements will completely offset the loss or gain on the certificates of deposit. The Corporation, in order to achieve 100% effectiveness, incorporates in the hedge of fixed-rate brokered CD's the right to lower the notional amount for a stated period of time, in the case of cancellations prior to maturity. The net effect of this accounting is that the interest expense on the hedged certificates of deposit generally reflects variable interest rates.

Interest rate swap agreements under which the Corporation agrees to pay fixed-rates of interest are considered to be a hedge against changes in the fair value attributable to market interest rates of fixed rate available for sale corporate bonds. Accordingly, the interest rate swap agreements and the securities being hedged are reflected at


                                                          77 2002 First BancCorp
fair value in the Corporation's consolidated statement of financial condition. The adjustment of the hedged item's carrying amount attributable to the hedged risk is recorded in earnings in order to offset the gain or loss on the hedging instrument. The change in the fair value of the security attributable to credit risk is recorded in other comprehensive income. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income, because the gain or loss on the interest rate swap reflects the full amount of the gain or loss on the hedged item attributable to the hedged risk. The net effect of this accounting is that the interest of the fixed-rate securities being hedged generally reflects variable interest rates. During the year ended on December 31, 2002, the Corporation sold certain corporate bonds to which interest rate swap agreements with an aggregate notional principal balance of $53.2 million were attributable. Therefore, these swaps no longer qualify for hedge accounting, and an unrealized loss of $4.5 million was recorded to reflect changes in the fair value of these derivatives as part of derivative loss in the Other Income section of the statement of income.

Interest rate swaps with an aggregate notional principal balance of $25 million had an unrealized loss of $1,517,268 (2001 - $1,260,094 unrealized loss), attributable to credit risk, which was recorded in accumulated comprehensive income net of income tax.

Pay-fixed swaps at December 31, 2002 had a fixed weighted average rate payment of 6.53% (2001 - 7.14%) and a floating weighted average rate receiving of 3.53% (2001 -4.20%). Receive-fixed swaps at December 31, 2002, have a floating weighted average rate payment of 1.58% (2001 - 2.16%) and a fixed weighted average rate receiving of 5.60% (2001 -6.32%). Floating rates on pay fixed swaps range from 175 to 240 basis points over LIBOR and from minus 25 basis points to 7 over LIBOR rate on receive fixed swaps.

For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 2002, the Corporation had total net receivable of $12,147,354 (2001 - $12,755,949) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counter parties. The Corporation has a policy of diversifying swap counter parties to reduce the risk that any counter party will fail. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 2002 was approximately $42.1 million and $42.9 million, respectively (2001 - $48.1 million and $47.9 million, respectively). The final maturity of the swaps at December 31, 2002 ranged from one month through nineteen years (2001 - from one year through twenty years).

Interest rate swaps with an aggregate notional principal balance of $2,036,074,000 had a gross unrealized gain of approximately $27,021,907 and gross unrealized loss of $9,738,638 at December 31, 2002, which are included in the Other Assets category and Other Liabilities category, respectively.

INTEREST RATE PROTECTION AGREEMENTS (CAPS)

From time to time the Corporation also uses interest rate protection agreements
(Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. There were no caps agreements outstanding at December 31,2002

On January 1, 2001 a loss of approximately $1.3 million was recognized in the statement of income as a cumulative effect of the adoption of SFAS No. 133, as a result of unamortized premium paid for caps of $1.5 million less an estimated fair market value of $200,000. Prior to the implementation of SFAS No. 133, the premium was amortized as an adjustment to interest expense on borrowings.

NOTE 30 - SEGMENT INFORMATION

The Corporation has three reportable segments: Retail business. Treasury and Investments, and Commercial Corporate business. Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Corporation's organizational chart, nature of the products, distribution channels and the economic characteristics of the products were also considered in the determination of the reportable segments.


78 2002 First BancCorp

The Retail business segment is composed of the Corporation's branches and loan centers together with the retail products of deposits and consumer loans. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail business. The Commercial Corporate segment is composed of commercial loans including commercial real estate and construction loans. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions. The Other Income segment is mainly composed of insurance and other commission's income.

The accounting policies of the segments are the same as those described in Note 2 - "Summary of Significant Accounting Policies."

The Corporation evaluates the performance of the segments based on net interest income after the estimated provision for loan losses, other income and direct operating expenses. The segments are also evaluated based on the average volume of its earning assets less the allowance for loan losses.

The only intersegment transaction is the net transfer of funds by the Treasury and Investment segment and other segments. The Treasury and Investment segment sells funds to the Retail and Commercial Corporate segments to finance their lending activities and purchases funds gathered by those segments. The interest rates charged or credited by Investment and Treasury is based on market rates.

The following table presents information about the reportable segments:

                                                Treasury and               Commercial
                                  Retail         Investments               Corporate            Other           Total
                               -----------      -----------                -----------        ----------     -----------
                                                                         (In thousands)

For the year ended
December 31, 2002:
Interest income                $   230,141       $   188,194                $   121,698                      $   540,033
Net (charge) credit
for transfer of funds              (46,552)           97,360                    (50,808)
Interest expense                   (58,835)         (214,349)                                                   (273,184)
Net interest income                124,754            71,205                     70,890                          266,850
Provision for loan losses          (43,090)                                     (19,212)                         (62,302)
Other income                        39,352             8,643                      5,080       $     5,417         58,492
Direct Operating Expenses          (74,357)           (2,227)                    (6,439)             (697)       (83,721)
Segment income                      46,659            77,621                     50,319             4,720        179,319
Average earning assets         $ 2,410,548       $ 3,746,245                $ 2,258,025                      $ 8,414,818

For the year ended
December 31, 2001:
Interest income                $   217,021       $   162,478                $   136,757                      $   516,256
Net (charge) credit
for transfer of funds              (21,043)          102,123                    (81,081)
Interest expense                   (71,410)         (208,791)                                                   (280,201)
Net interest income                124,568            55,810                     55,676                          236,055
Provision for loan losses          (44,541)                                     (16,489)                         (61,030)
Other income                        35,384            10,211                      4,440       $     2,945         52,980
Direct Operating Expenses          (69,198)           (1,844)                    (5,664)             (362)       (77,069)
Segment income                      46,213            64,177                     37,963             2,583        150,936
Average earning assets         $ 1,970,768       $ 2,627,205                $ 1,781,314                      $ 6,379,287

For the year ended
December 31, 2000:
Interest income                $   222,950       $   134,328                $   106,110                      $   463,388
Net (charge) credit
for transfer of funds              (12,582)           85,013                    (72,431)
Interest expense                   (74,093)         (198,522)                                                   (272,615)
Net interest income                136,275            20,819                     33,679                          190,773
Provision for loan losses          (28,084)                                     (17,635)                         (45,719)
Other income                        34,556             8,968                      4,221       $     2,287         50,032
Direct Operating Expenses          (69,369)           (1,922)                    (5,010)             (318)       (76,619)
Segment income                      73,378            27,865                     15,255             1,969        118,467
Average earning assets         $ 1,893,699       $ 1,985,580                $ 1,110,608                      $ 4,989,887


                                                          79 2002 First BancCorp

The following table presents a reconciliation of the reportable segment financial information to the consolidated totals:


                                                                     Year ended December 31, 2001
                                                               2002              2001             2000
                                                           -----------       -----------       -----------
                                                                            (In thousands)
Net income:
Total income for segments                                  $   179,319           150,936       $   118,467
Other operating expenses                                       (49,036)      $   (43,786)          (36,430)
Income taxes                                                   (22,327)          (20,134)          (14,761)
                                                           -----------       -----------       -----------
Income before cumulative effect of accounting change           107,956            87,016            67,276
Cumulative effect of accounting change                                            (1,015)
                                                           -----------       -----------       -----------
 Total consolidated net income                             $   107,956       $    86,001       $    67,276
                                                           -----------       -----------       -----------
Average assets:
Total average earning assets for segments                  $ 8,414,818       $ 6,379,287       $ 4,989,887
Average assets not assigned to segments                        333,404           322,115           249,489
                                                           -----------       -----------       -----------
 Total consolidated average assets                         $ 8,748,222       $ 6,701,402       $ 5,239,376
                                                           -----------       -----------       -----------



NOTE 31 - LITIGATION

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation's financial position or results of operations.

NOTE 32 - FIRST BANCORP (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

The following condensed financial information presents the financial position of the Holding Company only at December 31, 2002 and 2001, and the results of its operations and its cash flows for the years ended on December 31,2002,2001 and 2000.


                  STATEMENTS OF FINANCIAL CONDITION

Insurance Agency, at equity Other assets Total assets

Liabilities and Stockholders' Equity: Accounts payable and other liabilities Stockholders' equity Contingencies and commitments Total liabilities and stockholders' equity


                                                       December 31,2002      December 31, 2001
                                                        ----------------     -----------------
                                                                  (In thousands)
Assets:
Cash and due from banks                                     $ 26,276            $ 17,422
Money market instruments                                         300                 300
                                                            --------            --------
Investment securities available
for sale, at market value:
United States Government obligations                                              24,802
Other investments                                             42,674              35.507
                                                            --------            --------
  Total investment securities
      available for sale                                      42.674              60.309
                                                            --------            --------
Investment securities held to maturity, at cost:
United States Government obligations                           5,700
                                                            --------            --------
    Total investment securities held to maturity               5,700
                                                            --------            --------
Loans receivable                                               6,000               5,682
Investment in FirstBank Puerto Rico, at equity               718,480             515,623
Investment in FirstBank                                        1,445                 371
Other Assets                                                     726               3,383
                                                            --------            --------
Total Assets                                                $801,601            $603,090
                                                            --------            --------

Liabilities and Stockholders' Equity:
Accounts payable and other liabilities                      $  3,177            $    171
Stockholders' equity                                         798,424             602,919
Contingencies and commitments
                                                            --------            --------
Total liabilities and stockholders' equity                  $801,601            $603,090
                                                            --------            --------


80 2002 First BancCorp

STATEMENTS OF INCOME


                                                         2002             2001          2000
                                                       ---------        -------       --------
Income:
Interest income on investment securities               $     351        $   658       $    776
Interest income on other investments                         248            250            289
Interest income on loans                                   5,269            306
Dividend from FirstBank                                   28,000         24,000         24,000
Other income                                                 705            668          1,117
                                                       ---------        -------       --------
                                                          34,573         25,882         26,182
                                                       ---------        -------       --------

 Expenses:                                                     2                            25
 Interest expense                                            709            559            487
                                                       ---------        -------       --------
 Other operating expenses                                    711            559            512
                                                       ---------        -------       --------
 Gain (loss) on sale of investments, net                 (22,321)         1,093          7,134
                                                       ---------        -------       --------
Income before income taxes and equity
 in undistributed earnings of subsidiaries                11,541         26,416         32,804

Income taxes                                               2,250            170            209
Equity in undistributed earnings of subsidiaries          98,665         59,755         34,681
                                                       ---------        -------       --------
Net income                                               107,956         86,001         67,276
Other comprehensive income, net of tax                    39,675         13,306         49,050
                                                       ---------        -------       --------
 Comprehensive income                                  $ 147,631        $99,307       $116,326
                                                       ---------        -------       --------


The principal source of income for the Holding Company consists of the earnings of FirstBank.


                                                          81 2002 First BancCorp

STATEMENT OF CASH FLOWS

                                                              Year ended December 31,
                                                      2002              2001              2000
                                                   -----------        ---------        --------

Cash flows from operating activities:
Net income                                         $   107,956        $  86,001        $ 67,276
                                                   -----------        ---------        --------
Adjustments to reconcile net income to net
cash provided by operating activities:
Equity in undistributed earnings
of subsidiaries                                        (98,662)         (59,755)        (34,681)
Net loss (gain) on sale of
investments securities                                  22,321           (1,093)         (7,134)
Net (increase) decrease in other assets                   (175)             (75)            120
Net increase (decrease) in other liabilities             2,069             (186)           (527)
                                                   -----------        ---------        --------
Total adjustments                                      (74,447)         (61,109)        (42,222)
                                                   -----------        ---------        --------
Net cash provided by operating activities               33,509           24,892          25,054
                                                   -----------        ---------        --------

Cash flows from investing activities:
Capital contribution to subsidiaries                   (88,000)         (80,305)        (40,000)
Loans originated                                       (88,000)          (5,682)
Purchases of securities available for sale          (1,235,145)         (24,203)        (50,119)
Sales and maturity of securities held to
maturity and available for sale                      1,240,079           10,227          44,807
Other investing activities                              98,537            6,316             278
                                                   -----------        ---------        --------
Net cash used in investing
 activities                                            (72,529)         (93,647)        (45,034)
                                                   -----------        ---------        --------
Cash flows from financing activities:
Net decrease in other borrowings                                                           (865)
Proceeds from issuance on preferred stock               88,906          100,069          72,438
Exercise of stock options                                1,341            1,355              94
Cash dividends paid                                    (42,373)         (30,343)        (19,212)
Treasury stock acquired                                                  (1,930)         (30,087)
                                                   -----------        ---------        --------
Net cash provided by financing activities               47,874           69,151          22,368
                                                   -----------        ---------        --------

Net increase in cash                                     8,854              396           2,388
Cash and cash equivalents
at the beginning of the year                            17,722           17,326          14,938
                                                   -----------        ---------        --------
Cash and cash equivalents
at the end of the year                             $    26,576        $  17,722        $ 17,326
                                                   -----------        ---------        --------

Cash and cash equivalents include:
Cash and due from banks                            $    26,276        $  17,422        $ 17,026
Money market instruments                                   300              300             300
                                                   -----------        ---------        --------
                                                   $    26,576        $  17,722        $ 17,326
                                                   -----------        ---------        --------

82 2002 First BancCorp

Stockholders' information
INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
PricewaterhouseCoopers LLP

ANNUAL MEETING:
The annual meeting of stockholder will be held on April 29, 2003, at 2:00 p.m., at the main office of the Corporation located at 1519 Ponce de Leon Avenue, Santurce, Puerto Rico.

Telephone   (787) 729-8200
Internet    http://www.firstbankpr.com

ADDITIONAL INFORMATION AND FORM 10-K: Additional financial information about First BanCorp may be required to Mrs. Laura Villarino, Senior Vice President and Controller, PO Box 9146, Santurce, Puerto Rico 00908. First BanCorp's filings with the Securities and Exchange Commission (SEC) may be accessed in the web site maintained by the SEC at http://www.sec.gov and at out web site http://firstbankpr.com, First BanCorp section, Company Filings link.

TRANSFER AGENT AND REGISTRAR:
The Bank of New York
1-800-524-4458

ADDRESS SHAREHOLDER INQUIRIES TO:
Shareholder Relations DepartmenT
PO Box 11258
Church Street Station
New York, NY 10286

E-MAIL ADDRESS
shareowner-svcs@bankofny.com

THE BANK OF NEW YORK'S STOCK TRANSFER WEB SITE:
http://www.stockbny.com

SEND CERTIFICATES FOR TRANSFER AND ADDRESS CHANGES TO:
Receive and Deliver Department
PO Box 11002
Church Street Station
New York, NY 10286

This Annual Report was prepared by ADWORKS

[PHOTO]