Form 10-K, Exhibit 13
period 2003-12-31
FIRST BANCORP /PR/
filed 2004-03-15
CIK 1057706

EXHIBIT 13

We dedicate this Annual Report to agility, strength and focus, elements that take us through the road of success and lead to excellent performance. This masterpiece, created by renowned Puerto Rican artist Carlos Dávila Rinaldi, portrays the essence of our vision, the path which we travel day by day, with the focus and commitment necessary to help us excel in the financial field.

Agility, strength and focus, combined, make First BanCorp a leader in the financial industry. They are the most important elements in the leadership role we perform. They convey our ability to adapt, change and lead, and to satisfy customers in this constantly changing market.

FINANCIAL HIGHLIGHTS
SELECTED FINANCIAL DATA
OFFICES
CORPORATE STRUCTURE
BUSINESS PROFILE
PRESIDENT’S LETTER
ECONOMY
BOARD OF DIRECTORS
FIRST BANCORP OFFICERS
FINANCIAL REVIEW
STOCKHOLDERS’ INFORMATION

01	Financial Highlights
04	Selected Financial Data
08	Offices
10	Corporate Structure
11	Business Profile
13	President’s Letter
17	Economy
18	Board of Directors
20	First BanCorp Officers
25	Financial Review
90	Stockholders’ Information

In thousands (except for per share results)

	2003	2002
OPERATING RESULTS:
Net interest income	$292,210	$266,850
Provision for loan losses	55,916	62,302
Other income	118,710	58,492
Other operating expenses	163,994	132,756
Income tax provision	38,672	22,327
Net income	152,338	107,956
Per common share:
Net income - basic	$3.04	$2.04
Net income - diluted	2.98	2.01
WEIGHTED AVERAGE COMMON SHARES:
Basic	39,994	39,901
Diluted	40,983	40,553
AT YEAR END:
Assets	$12,667,910	$9,643,852
Loans	7,044,518	5,637,851
Allowance for loan losses	126,378	111,911
Investments	5,366,205	3,728,669
Deposits	6,765,107	5,482,918
Borrowings	4,646,115	3,249,355
Capital	1,089,569	798,424

FIRST BANCORP	PAGE 1

PAGE 2	2003 ANNUAL REPORT

FIRST BANCORP	PAGE 3

PAGE 4	2003 ANNUAL REPORT

Since the current management took over in 1991, the Bank has transformed itself from First Federal Savings Bank, a small Savings and Loan institution with $1.9 billion in assets, into First BanCorp, a $12.7 billion financial holding company with a wide array of operations.

The table on the following pages shows the long-term growth of this Corporation. From 1991 to 2003 the company reported consistent growth without restating earnings. Over this thirteen year period earnings multiplied as net income grew more than 15 times from $10 million to $152 million, and per share earnings multiplied almost 20 times from $0.15 to $2.98 (diluted). Book value per common share grew 15 times from $0.90 to $13.48. The efficiency ratio improved dramatically from 63.69% to 39.91%.

The growth shown in this table has involved great changes at all levels of the organization. The Corporation has adopted new technologies and entered into new businesses while at the same time growing its traditional operations. All this has created substantial value for the First BanCorp’s shareholders while providing more and better services to its clients.

FIRST BANCORP	PAGE 5

SELECTED FINANCIAL DATA
(In thousands except for per share and financial ratios results)

	2003	2002	2001	2000	1999
Condensed Income Statements: Year ended
Total interest income	$536,681	$540,033	$516,256	$463,388	$369,063
Total interest expense	244,471	273,184	280,201	272,615	183,330
Net interest income	292,210	266,850	236,055	190,773	185,733
Provision for loan losses	55,916	62,302	61,030	45,719	47,961
Other income	118,710	58,492	52,980	50,032	32,862
Other operating expenses	163,994	132,756	120,855	113,049	101,271
Unusual item — SAIF assessment
Income before income tax provision, extraordinary item and cumulative effect of accounting change	191,010	130,283	107,150	82,037	69,363
Provision for income tax	38,672	22,327	20,134	14,761	7,288
Income before extraordinary item and cumulative effect of accounting change	152,338	107,956	87,016	67,276	62,075
Extraordinary item
Cumulative effect of accounting change			(1,015)
Net income	152,338	107,956	86,001	67,276	62,075

Per Common Share Results (1): Year ended
Income before extraordinary item and cumulative effect of accounting change diluted	$2.98	$2.01	$1.76	$1.47	$1.32
Extraordinary item
Cumulative effect of accounting change			(0.03)
Net income per common share diluted	$2.98	$2.01	$1.73	$1.47	$1.32
Net income per common share basic	$3.04	$2.04	$1.74	$1.48	$1.33
Cash dividends declared	$0.44	$0.40	$0.35	$0.29	$0.24
Average shares outstanding	39,994	39,901	39,851	40,415	43,412
Average shares outstanding diluted	40,983	40,553	40,144	40,718	43,799

Balance Sheet Data: End of year
Loans and loans held for sale	$7,044,518	$5,637,851	$4,308,780	$3,498,198	$2,745,368
Allowance for possible loan losses	126,378	111,911	91,060	76,919	71,784
Investments	5,366,205	3,728,669	3,715,999	2,233,216	1,811,164
Total assets	12,667,910	9,643,852	8,197,518	5,919,657	4,721,568
Deposits	6,765,107	5,482,918	4,098,554	3,345,984	2,565,422
Borrowings	4,646,115	3,249,355	3,425,236	2,069,484	1,803,729
Total common equity	539,469	437,924	334,419	269,461	204,902
Total equity	1,089,569	798,424	602,919	434,461	294,902
Book value per common share (1)	13.48	10.96	8.39	6.80	4.87

Regulatory Capital Ratios (In Percent): End of year
Total capital to risk weighted assets	15.22	13.75	14.50	14.43	16.16
Tier 1 capital to risk weighted assets	13.65	11.90	12.16	11.23	11.64
Tier 1 capital to average assets	8.35	7.35	7.49	7.28	7.47

Selected Financial Ratios (In Percent): Year ended
Net income to average total assets	1.46	1.23	1.28	1.28	1.49
Interest rate spread (2)	2.93	3.20	3.64	3.38	4.29
Net interest income to average earning assets (2)	3.24	3.56	4.08	3.91	4.85
Yield on average earning assets (2)	5.66	6.77	8.42	9.21	9.29
Cost on average interest bearing liabilities	2.73	3.57	4.78	5.83	5.00
Net income to average total equity	17.06	14.90	16.20	21.21	21.06
Net income to average common equity	25.20	21.90	22.13	27.81	24.68
Average total equity to average total assets	8.56	8.28	7.92	6.05	7.07
Dividend payout ratio	14.43	19.58	19.91	19.72	17.96
Efficiency ratio (3)	39.91	40.81	41.81	46.95	46.33

Offices:
Number of full service branches	54	54	48	48	48

1-Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits.

2-Ratios for 1993 and thereafter were computed on a taxable equivalent basis.

3-Other operating expenses to the sum of net interest income and other income.

PAGE 6	2003 ANNUAL REPORT

1998	1997	1996	1995	1994	1993	1992	1991

$321,298	$285,160	$256,523	$208,488	$180,309	$159,433	$158,993	$171,789
155,130	130,429	113,027	96,838	76,674	72,413	85,986	109,942
166,168	154,731	143,496	111,650	103,635	87,020	73,007	61,847
76,000	55,676	31,582	30,894	17,674	18,669	13,596	16,444
58,240	39,866	29,614	48,268	18,169	17,123	13,563	18,895
91,798	83,268	82,498	65,628	60,760	56,994	54,745	51,423
		9,115
56,610	55,653	49,915	63,396	43,370	28,480	18,229	12,875
4,798	8,125	12,281	14,295	12,385	6,525	2,879	1,420
51,812	47,528	37,634	49,101	30,985	21,955	15,350	11,455
				(429)		(870)	(1,400)
					6,840
51,812	47,528	37,634	49,101	30,556	28,795	14,480	10,055

$1.16	$1.05	$0.81	$1.05	$0.67	$0.42	$0.25	$0.17
				(0.01)		(0.02)	(0.03)
					0.14
$1.16	$1.05	$0.81	$1.05	$0.66	$0.56	$0.23	$0.15
$1.17	$1.05	$0.81	$1.07	$0.68	$0.63	$0.27	$0.17
$0.20	$0.16	$0.13	$0.05	N/A	N/A	N/A	N/A
44,379	45,054	46,191	45,888	44,966	43,983	42,876	42,876
44,787	45,306	46,428	46,677	46,289	49,419	51,098	49,856

$2,120,054	$1,959,301	$1,896,074	$1,556,606	$1,501,273	$1,237,928	$1,182,409	$1,264,380
67,854	57,712	55,254	55,009	37,413	30,453	30,474	29,001
1,800,489	1,276,900	830,980	785,747	595,555	603,373	636,781	564,431
4,017,352	3,327,436	2,822,147	2,432,816	2,174,692	1,913,902	1,888,754	1,898,399
1,775,045	1,594,635	1,703,926	1,518,367	1,493,445	1,398,247	1,359,448	1,396,066
1,930,488	1,461,581	889,668	700,609	538,080	400,977	415,257	408,414
270,368	236,379	191,142	171,202	120,015	92,785	50,194	38,410
270,368	236,379	191,142	171,202	120,015	92,785	88,622	74,146
6.11	5.29	4.21	3.67	2.66	2.09	1.17	0.90

17.39	17.26	15.25	16.17	9.76	9.05	9.32	7.08
11.55	11.07	9.32	9.93	8.50	7.79	8.06	5.75
6.59	7.44	6.65	6.82	5.74	4.70	4.60	3.74

1.48	1.63	1.48	2.22	1.53	1.53	0.78	0.53
4.76	5.30	5.46	5.07	5.23	4.73	3.66	3.19
5.27	5.83	6.03	5.59	5.65	5.10	4.04	3.39
9.83	10.45	10.63	10.12	9.63	9.10	8.80	9.41
5.07	5.15	5.17	5.05	4.40	4.37	5.14	6.22
20.54	22.30	20.49	33.19	29.07	30.36	17.70	14.38
20.54	22.30	20.49	33.19	29.07	39.68	26.37	20.20
7.22	7.32	7.23	6.68	5.27	5.05	4.38	3.67
17.12	15.14	16.32	5.06	N/A	N/A	N/A	N/A
40.91	42.79	47.66	41.04	49.88	54.73	63.24	63.69

40	36	36	36	32	33	33	33

FIRST BANCORP	PAGE 7

PAGE 8	2003 ANNUAL REPORT

FIRSTBANK PUERTO RICO Puerto Rico Branches
1	Aguada
1	Aguas Buenas
1	Arecibo
1	Barranquitas
4	Bayamón
1	Cabo Rojo
4	Caguas
5	Carolina
1	Cayey
1	Dorado
1	Guayama
2	Guaynabo
1	Humacao
1	Manatí
2	Mayagüez
1	Ponce
11	San Juan
1	Toa Baja
1	San Sebastián
1	Yauco

USVI Branches
7	St. Thomas
1	St. John
3	St. Croix

BVI Branches
1	Tortola
54

MONEY EXPRESS Puerto Rico Branches
1	Aguadilla
1	Arecibo
1	Barranquitas
3	Bayamón
2	Caguas
2	Carolina
1	Cayey
1	Dorado
1	Fajardo
1	Guayama
1	Humacao
1	Isabela
1	Manatí
1	Mayagüez
1	Ponce
1	Rio Grande
1	San Sebastián
4	San Juan
1	Toa Baja
1	Vega Baja
1	Yauco
28

FIRST LEASING & RENTAL CORP Puerto Rico Branches
1	Barceloneta
1	Caguas
1	Cayey
1	Mayagüez
1	Ponce
2	San Juan
2	Toa Baja
9

FIRST MORTGAGE Puerto Rico Branches
1	Aguada
3	Bayamón
2	Caguas
4	Carolina
1	Cayey
1	Dorado
1	Guaynabo
1	Humacao
1	Manatí
1	Mayagüez
1	Ponce
4	San Juan
21

FIRSTBANK INSURANCE AGENCY Puerto Rico Branches
1	Bayamón
1	Carolina
1	Dorado
9	San Juan
12

FIRSTBANK INSURANCE AGENCY VI USVI Branches
1	St. Thomas

FIRST EXPRESS USVI Branches
2	St. Thomas
1	St. Croix
3

FIRST TRADE USVI & Barbados Branches
1	St. Thomas
1	Barbados
2

FIRST BANCORP	PAGE 9

PAGE 10	2003 ANNUAL REPORT

First BanCorp (“the Corporation”) is a publicly owned, Puerto Rico-chartered financial holding company that is subject to regulation, supervision and examination by the Federal Reserve Board. First BanCorp operates two direct subsidiaries: FirstBank Puerto Rico (“FirstBank or the Bank”) and FirstBank Insurance Agency, Inc. FirstBank is a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency. FirstBank is subject to supervision, examination and regulation by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Federal Deposit Insurance Corporation, which insures its deposits through the Savings Association Insurance Fund. The Virgin Islands’ operations of FirstBank are subject to regulation and examination by the United States Virgin Islands Banking Board and by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency is subject to supervision, examination and regulation by the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

First BanCorp is engaged in the banking business and provides a wide range of financial services for retail and institutional clients. First BanCorp had total assets of approximately $12.7 billion, total deposits of approximately $6.8 billion and total stockholder’s equity of approximately $1.1 billion at December 31, 2003. Based on total assets, First BanCorp is the second largest, locally-owned bank holding company headquartered in the Commonwealth of Puerto

FIRST BANCORP	PAGE 11

Rico and the second largest depository institution in Puerto Rico.

FirstBank conducts its business through its main offices located in San Juan, Puerto Rico, forty-two full service banking branches in Puerto Rico and twelve branches in the United States Virgin Islands (USVI) and British Virgin Islands (BVI). FirstBank has three subsidiaries with operations in Puerto Rico, First Leasing and Rental Corporation, a vehicle leasing and daily rental company with nine offices in Puerto Rico, First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company with twenty-eight offices in Puerto Rico and First Mortgage, Inc., a residential mortgage loan origination company with twenty-one offices in FirstBank branches. FirstBank has three subsidiaries with operations outside of Puerto Rico, FirstBank Insurance Agency VI, Inc., an insurance agency with one office that sells insurance products in the USVI, First Trade, Inc., which provides foreign sales corporation management services with an office in the USVI and an office in Barbados, and First Express, a small loans company with three offices in the USVI.

First Mortgage, Inc. started operations specializing in the origination of residential mortgage loans and related services in September 2003. First Express started operations in the USVI in November 2003 and concentrates primarily in the origination of small loans in the Virgin Islands.

PAGE 12	2003 ANNUAL REPORT

Ángel Álvarez-Pérez
Chairman
President
Chief Executive Officer

TO OUR STOCKHOLDERS:

On behalf of the Board of Directors and Officers of First BanCorp, I am pleased to submit our annual report for 2003, another excellent year. In 2003 First BanCorp earned $152.3 million, representing $3.04 per common share basic (or $2.98 on a diluted basis).

Excluding an after tax gain on the sale of a large part of the credit card portfolio which occurred in 2003, earnings totaled $133.5 million, which is $2.57 per common share (basic or $2.52 per common share diluted). This represents an increase of $25.5 million as compared to 2002, when the Corporation earned $108 million.

Growth in 2003

First BanCorp grew substantially in 2003, and net interest income expanded by 9.5% or $25.4 million to $292.2 million. This growth was a key factor in our outstanding performance. We achieved these results in spite of the narrow margins, which have accompanied the current environment of low interest rates.

Assets rose 31.4% from $9.6 billion at year-end 2002 to $12.7 billion at the end of 2003. Net loans increased 25% to $7.0 billion, due mostly to increases in commercial and residential mortgage lending. Deposits increased 23% to $6.8 billion. First BanCorp is the second largest commercial bank in Puerto Rico.

Along with the growth in loans and deposits, FirstBank, the Corporation’s bank subsidiary, continues to broaden and deepen its operations in Puerto Rico. In late 2003, First Mortgage, Inc., a new subsidiary specializing in the origination of mortgage loans started operations from twenty-one offices in FirstBank branches. In addition, we have started an institutional banking section with the goal of working more closely with large private and governmental entities. In 2004, the Bank will open five new branches in Puerto Rico. This wider distribution of services will help the organization reach clients in all areas of the Island.

In the Virgin Islands, FirstBank has opened two new branches and relocated a third to a new, modern facility. A newly formed subsidiary, First Express, is providing consumer finance service to our Virgin Islands clients. In addition, during 2003, FirstBank entered into an agreement with a major international brokerage house to provide financial and investment services in the US Virgin Islands.

Strategic Alliances

In 2003, FirstBank entered into a business alliance with MBNA Corporation, one of the world’s largest credit card issuers. FirstBank and MBNA together will be able to offer a wider selection of credit card services to consumers in Puerto Rico.

In 2000, FirstBank entered into an agreement with a major international brokerage house to provide financial and investment services in its branches. At year-end, their FirstBank branch offices had approximately $300 million in assets under management. Since 2000, First BanCorp has a continuing arrangement with Goldman Sachs under which we provide consulting services for local bond issues.

For our clients, these strategic alliances are bringing more and better services. For FirstBank, the changes permit us to limit growth in operating expenses while earning additional income from fees and commissions for the services we provide.

Other Competitive Advantages

Another key to our success is careful, prudent control of costs. For several years, we have been investing in state of the art technology to improve service to our clients and increase efficiency while adding more personnel and facilities, especially in the Virgin Islands. These investments led operating costs to increase from $133 million in 2002 to $164 million in 2003. Still, the Corporation’s efficiency ratio was 39.91% (43.15% excluding the sale of a credit card portfolio) in line with the 40.81% in 2002. This ratio is better than the average when compared to other financial institutions in the banking business.

PAGE 14	2003 ANNUAL REPORT

The quality of our loan portfolio was another factor which contributed to the Corporation’s record profits last year. Starting in 1998, we have been improving loan underwriting, introducing tighter approval procedures and improving computer systems. These efforts have resulted in an improvement in asset quality. During 2003, First BanCorp wrote off $41.4 million of loans on a net basis (0.66% of the portfolio) compared with $41.5 million (0.87% of the portfolio) in 2002. Loan loss reserves reached $126.4 million at the end of 2003 compared with $111.9 million for 2002. By December 31, 2003 the reserve coverage ratio (allowance for loan losses as a percentage of non-performing loans) had risen to 147.8% compared with 121.9% at the end of 2002. Maintaining good asset quality has been one of the most important ingredients of our success.

We also rely heavily on our employees and the quality of service they provide to our clients. All units of First BanCorp are in the midst of a continuing program to improve service quality in all areas of our operations. Marketing surveys have shown the positive results of these efforts.

Strengthening the Corporation’s Capital Base

For First BanCorp to be able to continue growing and taking advantage of new opportunities, a sound capital base is necessary. In September 2003, First BanCorp issued $189.6 million in perpetual preferred stock. Due to strong demand, the offering became the largest single preferred stock issue ever completed in Puerto Rico. This new capital, plus retained earnings for the year, allowed consolidated equity capital to reach $1,089.6 million at year-end compared with $798.4 million at the end of 2002.

Funding the Corporation’s Growth

During 2003, FirstBank also launched a new deposit product, the Cuenta Perfecta (Perfect Account), which is highly competitive with accounts offered at other banks in Puerto Rico. This account has no monthly service charges for the first two years, pays interest, requires no minimum balance, and includes many free services such as ATM access and internet banking. Management is confident that this account will prove successful.

Community Service and Corporate Image

First BanCorp began operations in 1948 as “First Federal Savings Bank” and for many years was the leading Savings and Loan institution on the Island. Even after converting to a commercial bank in 1994, the Bank specialized in consumer lending for many years and still maintains strong ties with the Puerto Rican community, helping a number of charitable organizations.

First BanCorp is lending $10 million to help finance a massive urban renewal project in

FIRST BANCORP	PAGE 15

Santurce, where our home offices are located. Bank officials have taken a leading role in organizing this project, which involves five local banks and the Puerto Rico Housing Finance Authority.

FirstBank’s latest advertising campaign features gymnasts demonstrating the same agility that characterizes our staff. The Bank continues to work on exceeding customer’s expectations.

Enhancing Shareholder Value

The efforts of Management and employees have paid off in strong earnings growth. In 2003, the Corporation experienced a return on common equity of 25.20% (21.31% excluding the gain on the sale of a credit card portfolio) compared with 21.90% in the previous year. The return on assets was 1.46% (1.28% excluding the credit card sale) compared with 1.23% in 2002. Our stock price reflected these strong results, increasing from $22.60 on December 31, 2002 to $39.55 at the end of 2003. Our shareholders experienced a total return of 77.54% on their investment during that year. Investors who held First BanCorp stock over the ten-year period from year-end 1993 to year-end 2003 received a cumulative total return of 1,133%, equivalent to an annualized return of 28.54%.

The Corporation has traditionally followed a conservative dividend policy, in the belief that we can better serve our shareholders by reinvesting most of our profits in our growing business. In 2003, the dividend payout ratio was 14.43%. Officers and directors of First BanCorp own approximately 10 percent of its shares. This shows their confidence in First BanCorp’s future and their commitment to keep its fundamentals sound.

As First BanCorp begins another year of growth and service to Puerto Rico and the Virgin Islands, we are confident that our Corporation is stronger and better positioned than ever. We have a truly outstanding group of employees, officers, and directors. I am confident that we can meet the challenges ahead, and that we will provide better service than ever to our clients, while benefiting employees and stockholders in the years to come.

Ángel Álvarez-Pérez
Chairman
President
Chief Executive
Officer

PAGE 16	2003 ANNUAL REPORT

The island of Puerto Rico is a U.S. commonwealth with a population of 3.8 million, located in the Caribbean approximately 1,600 miles southeast of New York. Puerto Rico grew moderately over most of the 1990’s, but its growth has paused recently due to the U.S. recession. Real GNP fell by 0.2% in the 2002 fiscal year, then grew by 1.9% in fiscal year 2003 according to the Puerto Rico Planning Board. This agency forecasts real growth of 2.9% in fiscal year 2004, led by manufacturing exports and government financed construction projects.

Puerto Rico’s economic performance is a natural result of its increasing integration into the U.S. economy. Puerto Ricans are U.S. citizens and serve in the United States armed forces. The Island uses U.S. currency and forms part of the U.S. financial system. Federal courts enforce U.S. laws here. Since Puerto Rico falls within the U.S. for purposes of customs and migration, there is full mobility of funds, people and goods between Puerto Rico and the U.S. mainland. Puerto Rico’s banks are subject to the same Federal laws, regulations and supervision as other U.S. financial institutions. The Federal Deposit Insurance Corporation insures the deposits of Puerto Rico chartered commercial banks, including FirstBank, the banking subsidiary of First BanCorp.

Manufacturing is the backbone of Puerto Rico’s economy, and many multinational corporations have substantial operations here. The Island’s pharmaceutical industry is especially strong. In recent years, however, a reduction of tax incentives combined with intense wage competition from other areas and the U.S. recession have been reducing island manufacturing employment. Still, Puerto Rico is becoming somewhat less dependent on manufacturing than it was in the early postwar period, as its economy has been diversifying with substantial investments in tourism, retail trade, services, banking and transportation.

FIRST BANCORP	PAGE 17

PAGE 18	2003 ANNUAL REPORT

01 Ángel Álvarez-Pérez

Chairman of the Board of Directors

02 Annie Astor-Carbonell

03 Sharee Ann Umpierre-Catinchi

04 Richard Reiss-Huyke

05 José Teixidor-Méndez

06 José Julián Álvarez-Bracero

07 Jorge L. Díaz Irizarry

08 José L. Ferrer-Canals

09 Juan Acosta-Reboyras

FIRST BANCORP	PAGE 19

PAGE 20	2003 ANNUAL REPORT

01 Fernando L.Batlle

02 Luis M. Beauchamp

03 Aurelio Alemán

04 Annie Astor-Carbonell

05 Angel Alvarez-Pérez

06 Randolfo Rivera

07 Josianne M. Rosselló

08 Miguel Mejías

09 Carmen G. Szendrey-Ramos

10 Cassan A. Pancham

11 Aida M. García

12 Luis M. Cabrera

13 Laura Villarino

14 Dacio A. Pasarell

FIRST BANCORP	PAGE 21

PRESIDENT

Ángel Álvarez-Pérez
Chief Executive Officer

SENIOR EXECUTIVE
VICE PRESIDENTS

Annie Astor-Carbonell
Chief Financial Officer

Luis M. Beauchamp
Wholesale Banking
Executive and
Chief Lending Officer

EXECUTIVE VICE
PRESIDENTS

Aurelio Alemán
Consumer Banking
Executive

Fernando L. Batlle
Retail and Mortgage
Banking Executive

Dacio A. Pasarell
Operations and
Technology Executive

Randolfo Rivera
Commercial Banking
Executive

FIRST SENIOR VICE
PRESIDENT

Cassan A. Pancham
Eastern Caribbean
Region Executive

SENIOR VICE
PRESIDENTS

José H. Aponte
Commercial Mortgage
Lending

Miguel Babilonia
Consumer Risk
Management

Luis M. Cabrera
Treasury and
Investments

Salvador Calaf
Government and
Institutional Banking

James E. Crites
Regional Credit Officer
Eastern Caribbean
Region

Aida M. García
Human Resources

Michael García
Consumer Collection

Fernando Iglesias
Special Loans

Roger Lay
Internal Audit

Emilio Martinó
Credit Risk Management

Miguel Mejías
Information Systems

Carmen Nigaglioni
Middle Market and
Asset Based
Financing

John Ortiz
Consumer Products
and Credit Cards

Jorge Rendón
Facilities Management

Haydeé Rivera
Sales &
Distribution
Operations

Julio Rivera
Construction Lending

Nayda Rivera
General Auditor

Carmen Rocafort
Corporate and
Structured Finance

Josianne M. Rosselló
Marketing and
Public Relations

Demetrio Santiago
Auto Wholesale

Héctor Santiago
Auto Business and
Operations

Ingrid Schmidt
Mortgage Banking

Denise Segarra
Branch Banking

Luis Sueiro
Commercial Wholesale
Operations

Carmen G.
Szendrey-Ramos
General Counsel and
Secretary of the Board
of Directors

Laura Villarino
Controller

PAGE 22	2003 ANNUAL REPORT

VICE PRESIDENTS

Alexis Aguiar
Structured Finance

William Álvarez
Indirect Business and
Merchants

José Alvelo
Information Systems

Vivian Arteaga
Commercial Department

Sylvia Astor
Middle Market
Department

Marga Avilés
Consumer Loans
Operations

Beverly Bachetti
VIP Customer Group

María Benabe
Consumer Collections

Javier Cabrera
Investments Department

Ana Colón
Centralized Accounting

María Conor-Freeman
Lending and Client
Group Eastern
Caribbean Region

Lenitzia Delgado
Corporate Services

Deidre Elías
Compliance Manager
Eastern Caribbean
Region

Laura Escalante
Compliance Officer

Mayra Gascot
Information Systems

José Gómez
Mortgage Servicing and
Operations

David González
Corporate Business
Development

Nelson González
Structured Finance

Paul Gourieux
Consumer Credit
Manager
Eastern Caribbean
Region

Tessa Hugh
Finance and Risk
Manager
Eastern Caribbean
Region

Carol Jackson
Human Resources
Manager Eastern
Caribbean Region

Felipe Lebrón
Structured Finance

Ariane Lewis
Branch Banking Manager
Eastern Caribbean
Region

John E. Lewis
System & Programming
Manager
Eastern Caribbean
Region

Gilberto López
Middle Market

Marcelo López
Regional Manager Sales
& Distribution

Pedro J. López
Systems and Procedures
& Document Retention
Manager

John McDonald
Commercial Department
Eastern Caribbean
Region

José Negrón
Auto Lot

José Nevárez
Information Systems

Luis Orengo
Commercial Wholesale

Eduardo Ortiz
Auto Wholesale

María Cristina Oruña
Customer Relationship
Management
& Service Quality

Osvaldo Padilla
Corporate Services

Reynaldo Padilla
Auto Finance

Francisco Pascual
Commercial Department

Dionisio Ramírez
Construction Lending

Migdalia Rivera
Middle Market

Sandra Rivera
Consumer Collections

Belinda Rodríguez
Remote Sales

José L. Rodríguez
Information Systems

Pedro Romero
Assistant Controller

Katherine Rullán
Consumer Lending

Elizabeth Sánchez
Marine Finance

Roberto Sánchez
Consumer Loans Credit
Risk

José J. Santiago
Commercial Wholesale

Ramón Santiago
Asset Based Unit

Miguel Santín
Structured Finance

Carmen Torres
Branch Manager

Ralph Torres
Regional Manager
Sales & Distribution

FIRST BANCORP	PAGE 23

FIRST FEDERAL
FINANCE CORPORATION
DBA MONEY EXPRESS
“LA FINANCIERA”

Ángel Álvarez-Pérez
Chief Executive Officer

Aurelio Alemán
President and Chief
Operating Officer

Carlos Power
Senior Vice President
and General Manager

FIRST LEASING AND
RENTAL CORPORATION

Ángel Álvarez-Pérez
Chief Executive Officer

Aurelio Alemán
President and Chief
Operating Officer

Agustín Dávila
General Manager

FIRSTBANK INSURANCE
AGENCY, INC.

Ángel Álvarez-Pérez
Chief Executive Officer

Aurelio Alemán
President and Chief
Operating Officer

Víctor Santiago
Vice President and
General Manager

FIRSTBANK INSURANCE
AGENCY V.I., INC.

Ángel Álvarez-Pérez
Chief Executive Officer

Fernando L. Batlle
President and Chief
Operating Officer

Cassan A. Pancham
First Senior Vice
President

FIRST TRADE INC.

Ángel Álvarez-Pérez
Chief Executive Officer

Fernando L. Batlle
President and Chief
Operating Officer

Cassan A. Pancham
First Senior Vice
President

Pamela Clarke
Manager

FIRST EXPRESS, INC.

Ángel Álvarez-Pérez
Chief Executive Officer

Fernando L. Batlle
President and Chief
Operating Officer

Cassan A. Pancham
First Senior Vice
President

FIRST MORTGAGE, INC.

Ángel Álvarez-Pérez
Chief Executive Officer

Fernando L. Batlle
President and Chief
Operating Officer

Ingrid Schmidt
Senior Vice President
and General Manager

Carmen Fernández
Vice President

Juanita Marrero
Vice President

Ricardo Negrón
Vice President

PAGE 24	2003 ANNUAL REPORT

FIRST BANCORP	PAGE 25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis relates to the accompanying consolidated financial statements of First BanCorp (the Corporation) and should be read in conjunction with the financial statements and the notes thereto. Information in the notes referred to in this discussion and analysis is hereby incorporated by reference herein. The use of terms such as “see”, “refer to”, “included in” or “explained in” shall be deemed to incorporate by reference into this discussion and analysis the information to which reference is made.

Forward Looking Statements

When used in this report and in other filings by First BanCorp with the Securities and Exchange Commission, in the Corporation’s press releases or other public or shareholder communication, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will be”, “will determine”, “will allow”, “intends to”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimated”, “project”, “believe”, “should” or similar expressions are intended to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

The future results of the Corporation could be affected by subsequent events and could differ materially from those expressed in forward-looking statements. If future events and actual performance differ from the Corporation’s assumptions, the actual results could vary significantly from the performance projected in the forward-looking statements.

The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made and are based on management’s current expectations, and to advise readers that various factors, including regional and national economic conditions, substantial changes in levels of market interest rates, credit and other risks of lending and investment activities, competitive, regulatory factors, and legislative changes and accounting pronouncements, could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

OVERVIEW

First BanCorp is the financial holding company of FirstBank (“FirstBank or the Bank”), the second largest commercial bank in Puerto Rico. Headquartered in San Juan, Puerto Rico, First BanCorp had $12.7 billion in assets at December 31, 2003 and operates full-service banking branches in Puerto Rico and in the U.S. Virgin Islands (USVI) and British Virgin Islands (BVI). In addition, the holding company owns an insurance agency and the Bank through its wholly-owned subsidiaries, operates offices in Puerto Rico specializing in residential mortgage loans originations, small personal loans, finance leases and vehicle rental, and subsidiaries in the USVI and Barbados specializing in insurance agency services, small personal loans and foreign sales corporation management.

Financial Highlights

Although the long-awaited economic recovery did not materialize in fiscal year 2003, First BanCorp grew substantially and improved its financial performance. The Corporation recorded earnings of $152,338,342 or $3.04 per common share basic and $2.98 per common share diluted, compared to $107,956,351 or $2.04 per common share basic and $2.01 per common share diluted for 2002, and $86,001,444 or $1.74 per common share basic and $1.73 per common share diluted for 2001. For 2003 as compared to 2002, net income increased by $44,381,991 or $0.97 per common share diluted, and for 2002 as compared to 2001, by $21,954,907 or $0.28 per common share diluted.

Assets rose 31% from $9.6 billion at year-end 2002 to $12.7 billion at the end of 2003. Deposits increased 23% to $6.8 billion. Net loans increased 25% to $6.9 billion, mostly due to increases of $341 million in commercial loans and $1,024 million in residential real estate loans. Consumer loans and finance leases grew by $40 million. In spite of increases in the loan portfolio and the economic slowdown, net charge offs as a percentage of average loans were at their lowest in a decade, mainly attributed to prior year’s efforts that improved loan underwriting and implemented tighter approval procedures, and to the change in the overall risk profile of the loan portfolio.

The Corporation’s earnings increase is mainly the result of a significant growth in average earning assets of approximately $1,571 million together with lower cost of funding, gains on sales of investments securities and a gain realized on the sale of a large part of the Corporation’s credit card portfolio, net of increases in operating expenses resulting mainly from the expansion in the Virgin Islands. As low interest rates have persisted, the key source of revenue generation for the Corporation, the net interest margin, has come under considerable downward pressure. The net interest margin declined over the past two years, from 4.08 percent for the year 2001 and 3.56 percent in 2002 to 3.24 percent for 2003. Since the Corporation’s lending

PAGE 26	2003 ANNUAL REPORT

operations have continued to grow, especially commercial and residential mortgages, the interest increases due to volume have exceeded interest spread contractions. The Bank is now a more diversified institution after several years of focusing on the origination of commercial loans and residential mortgage loans. A substantial amount of the Corporation’s assets have variable interest rates. The majority of commercial loans and mortgage loans have adjustable rates; as a result the Corporation is asset sensitive. Any increase in current interest rates should result in increases in net interest margin, conversely, any decrease in current interest rates should result in decreases in the net interest margin. During 2003, the Corporation completed its investment securities portfolio restructuring which reduced its sensitivity to rising interest rates. The restructuring resulted in both, a growth in the investment portfolio and increases in interest income from investments during the last half of the year.

The 2003 provision for loan losses of $55.9 million was down $6.4 million from 2002. The decrease results from lower charge-offs relative to the size of the loan portfolios and diversification into secured lending areas such as residential and commercial mortgage loans, as well as stable delinquencies, especially in the Bank’s consumer loan portfolios.

Gains on the sale of investments securities of $34.9 million mainly resulted from sales of mortgage-backed securities made when the 10 year Treasury note rate reached a low level during the first quarter of 2003 partially offset by other-than-temporary impairments of $5.8 million. Also during the fourth quarter, the Corporation reached an agreement with MBNA Corporation, the world’s largest independent credit card lender, for the sale of approximately $114 million of a large portion of credit card loans, which resulted in a gain of approximately $31 million before tax. This sale was made after a thorough evaluation of credit card loans opportunities in an alliance with MBNA. Under the alliance, which will benefit both companies, the Bank will provide full support to MBNA in the origination of credit card loans in Puerto Rico, and share in the revenues from this new business.

An important factor in the Corporation’s strategy is prudent control of costs. For several years the Corporation has been investing in state of the art technology to improve service to its clients and increase efficiency. This approach continues at the Corporation as substantial investments have been made in upgrading the performance, capacity and speed of existing technology and adapting new ones during 2002 and 2003. The Corporation has maintained a better than average efficiency ratio of approximately 40%, when compared to other financial institutions in the banking business.

The increase in operating expenses of $31 million from $132.8 million in 2002 to $164.0 million in 2003 is mainly attributed to the full year cost of JP Morgan Chase Virgin Islands operations acquired in October 2002, which represented $19.4 million of the increase. The additional costs from the Virgin Islands operations are more than compensated by the increases in income attributable to this operation. Also increases in operating expenses are the result of the Corporation’s continuous investment in technology to provide the latest in delivery channels to its commercial and consumer lending business and to the general growth in the subsidiary Bank’s operations, which required increases in salaries, occupancy and technology expenses. Operating expenses also increased due to significant expenditures on an advertising campaign to support the introduction of First Mortgage Inc., the new subsidiary specializing in mortgage loans originations; a campaign to introduce a new deposit product, namely the “Cuenta Perfecta”, targeted at the retail segment, and a new image campaign for the subsidiary Bank operations.

Return on average assets was 1.46% for 2003, and 1.23% for 2002 and 1.28% for 2001. Return on average equity was 17.06% for 2003, 14.90% for 2002 and 16.20% for 2001. Return on average common equity was 25.20% for 2003, 21.90% for 2002 and 22.13% for 2001.

In September 2003, the Corporation issued $189.6 million of the Corporation’s “Series E Perpetual Preferred Stock”. This issuance will support the Corporation’s continuous growth and search for new business opportunities. During 2003 First BanCorp expanded its operations through the establishment of First Mortgage Inc., a subsidiary specializing in the origination of residential mortgage loans and related services. Since November 2003, a newly formed subsidiary, First Express Inc., is providing consumer finance service to Virgin Islands clients.

As aforementioned, the Corporation’s subsidiary Bank entered into a long-term strategic marketing alliance with MBNA Corporation. As part of the alliance, FirstBank became an MBNA Financial Institution Partner in Puerto Rico and is the only Puerto Rico based financial institution whose credit cards are issued by MBNA.

The following table provides a reconciliation of financial information, as reported under accounting principles generally accepted in the United States of America (GAAP), to information excluding the after tax effect of the gain on sale of the credit card loans to MBNA. Management believes this presentation is useful to investors as it provides information excluding the effect of the gain on this sale.

FIRST BANCORP	PAGE 27

	First BanCorp
	Year ended December 31, 2003
						Efficiency
	Earnings for Year	Basic EPS	Diluted EPS	ROA	ROCE	Ratio

Under GAAP as reported	$152,338,342	$3.04	$2.98	1.46%	25.20%	39.91%
Effect of the after tax gain on the sale of a large part of the subsidiary bank’s credit card loans	(18,840,065)	(0.47)	(0.46)	(0.18%)	(3.89%)	3.24%

Excluding effect stated above	$133,498,277	$2.57	$2.52	1.28%	21.31%	43.15%

Critical Accounting Policies and Practices

The accounting and reporting policies of the Corporation and its subsidiaries conform with accounting principles generally accepted in the United States of America. A summary of accounting policies and recently issued accounting pronouncements is included in Note 2 to the Corporation’s financial statements. The reported amounts are based on judgments, estimates and assumptions made by Management that affect the recorded assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, if different assumptions or conditions prevail.

Investments Classification and Valuation

The Corporation classifies its investments in debt and equity securities into trading, held to maturity and available for sale securities at the time of purchase. The available for sale securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax effects, reported in other comprehensive income as a separate component of stockholders’ equity. The fair values of these securities were calculated based on quoted market prices and dealer quotes. Changes in the assumptions used in calculating the fair values such as interest rates, estimated prepayment rates for such securities subject to prepayment risk and discount rates could affect the reported valuations. Held to maturity, securities are accounted for at amortized cost. Trading securities, if any, are reported at fair value with unrealized gains and losses included in earnings. For 2003 and 2002, the Corporation did not hold investment securities for trading purposes.

Evaluation for Other-than-temporary Impairment on Available for Sale and Held to Maturity Securities

The Corporation evaluates its investment securities for impairment. An impairment charge in the Consolidated Statements of Income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Corporation considers various factors in determining whether it should recognize an impairment charge, including, but not limited to the length of time and extent to which the fair value has been less than its cost basis, and the Corporation’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt securities, the Corporation also considers, among other factors, the investees repayment ability on its bond obligations and its cash and capital generation ability. At December 31, 2003, the Corporation did not hold any investment securities with significant unrealized losses sustained for more than one year. The Corporation’s accounting policy for other-than-temporary impairment is included in Note 2 of the Corporation’s financial statements. See Note 8 of the Corporation’s financial statements, which discloses amounts of impairment charges recognized during 2003 and other related quantitative and qualitative information.

Allowance for Loan Losses

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. Groups of small balance, homogeneous loans are collectively evaluated for impairment. The portfolios of residential mortgage loans, consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. In determining probable losses for each category of homogeneous pools of loans, Management uses historical information about loan losses over several periods of time that reflect varying economic conditions and adjusts such historical data based on the current conditions, considering information and trends on charge-offs, non-accrual loans, risk characteristics relevant to the particular loan category and delinquencies. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. An allowance for impaired loans is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Accordingly, the measurement of impairment for loans evaluated individually involves assumptions by Management as to the amount and timing of cash flows to be recovered and of appropriate discount rates. When the loans are collateral dependent, Management generally obtains an inde-

PAGE 28	2003 ANNUAL REPORT

pendent appraisal. Those appraisals also involve estimates of future cash flows and appropriate discount rates or adjustments to comparable properties in determining fair values.

The Corporation’s primary lending area is Puerto Rico. The Corporation’s subsidiary Bank also lends in the U.S. and British Virgin Islands markets. At December 31, 2003, there is no significant concentration of credit risk in any specific industry.

Income Taxes

The Corporation is routinely subject to examinations from governmental taxing authorities. Such examinations may result in challenges to the tax return treatment applied by the Corporation to specific transactions. Management believes that the assumptions and judgment used to record tax-related assets or liabilities have been appropriate. There are currently no open income tax investigations. Should tax laws change or the tax authorities assumptions differ from Management’s assumptions, the result and adjustments required could have a material effect on the Corporation’s results of operation. Information regarding income taxes is included in Note 23 of the Corporation’s financial statements.

Accounting Pronouncements

During 2003, the Financial Accounting Standards Board (FASB) issued several accounting pronouncements, namely FASB Interpretation (FIN) No. 46R, Consolidation of Variable Interests Entities, an Interpretation of ARB 51, Statement of Financial Accounting Standard (SFAS) No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, SFAS No. 150, Accounting for Certain Instruments with Characteristics of both Liabilities and Equity and the Accounting Standards Executive Committee Statement of Position (SOP) No. 03-3 Accounting for Certain Loans or Debt Securities Acquired in a Transfer. The adoption of these pronouncements did not have a significant impact on the Corporation’s financial statements. Refer to Note 2 of the Corporation’s financial statements for a summary of the major provisions of these pronouncements. The Corporation’s results of operation could be affected by the effect of new accounting pronouncements issued in the future.

RESULTS OF OPERATIONS

The Corporation’s results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense on interest bearing liabilities, including deposits and borrowings. Net interest income is affected by various factors including the interest rate scenario, the volumes, mix and composition of interest earning assets and interest bearing liabilities; and the re-pricing characteristics of these assets and liabilities. The Corporation’s results of operations also depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), other income (mainly service charges and fees on loans), gains on sale of investments and loans and income taxes.

Net Interest Income

Net interest income increased to $292 million for 2003 from $267 million in 2002 and $236 million in 2001. The increase in net interest income for the year 2003 was mainly driven by volume increases of $1,571 million in the Corporation’s average earning assets, specially commercial and residential real estate loans.

The following table includes a detailed analysis of net interest income. Part I presents average volumes and rates on a tax equivalent basis and Part II presents the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected the Corporation’s net interest income. For each category of earning assets and interest bearing liabilities, information is provided on changes attributable to changes in volume (changes in volume multiplied by old rates), and changes in rate (changes in rate multiplied by old volumes). Rate-volume variances (changes in rate multiplied by changes in volume) have been allocated to the changes in volume and changes in rate based upon their respective percentage of the combined totals.

FIRST BANCORP	PAGE 29

Part I	Average volume			Interest income (1) / expense
Year ended December 31,	2003	2002	2001	2003	2002	2001
	(Dollars in thousands)
Earning assets:
Money market investments	$455,866	$60,522	$46,517	$4,494	$999	$1,476
Government obligations	850,516	1,236,281	588,932	48,912	56,130	35,955
Mortgage backed securities	2,257,617	2,144,236	1,711,980	116,778	147,779	126,098
Corporate bonds	181,063	259,840	247,094	7,792	15,493	21,230
FHLB stock	40,447	32,586	21,841	1,206	1,635	1,289

Total investments	3,785,509	3,733,465	2,616,364	179,182	222,036	186,048

Consumer loans	1,198,964	1,048,283	1,036,637	152,937	142,612	140,050
Residential real estate loans	2,286,809	1,283,710	869,374	107,777	74,411	65,496
Construction loans	314,588	223,627	219,890	14,824	11,726	17,323
Commercial loans	2,340,744	2,080,892	1,584,910	101,293	110,315	119,867
Finance leases	150,832	136,851	127,872	14,670	14,659	14,661

Total loans (2)	6,291,937	4,773,363	3,838,683	391,501	353,723	357,397

Total earning assets	$10,077,446	$8,506,828	$6,455,047	$570,683	$575,759	$543,445

Interest bearing liabilities:
Interest bearing checking accounts	$259,447	$215,462	$186,111	$3,426	$5,146	$5,926
Savings accounts	922,887	609,324	436,595	11,849	14,603	12,954
Certificate accounts	4,158,111	3,622,918	2,859,181	97,266	113,486	141,878

Interest bearing deposits	5,340,445	4,447,704	3,481,887	112,541	133,235	160,758
Other borrowed funds	2,965,714	2,868,212	2,125,022	112,512	123,925	106,858
FHLB advances	633,692	339,477	256,354	19,418	16,024	12,585

Total interest bearing liabilities	$8,939,851	$7,655,393	$5,863,263	$244,471	$273,184	$280,201

Net interest income				$326,212	$302,575	$263,244

Interest rate spread
Net interest margin

[Additional columns below]

[Continued from above table, first column(s) repeated]

Part I	Average rate (1)
Year ended December 31,	2003	2002	2001
	(Dollars in thousands)
Earning assets:
Money market investments	0.99%	1.65%	3.17%
Government obligations	5.75%	4.54%	6.11%
Mortgage backed securities	5.17%	6.89%	7.37%
Corporate bonds	4.30%	5.96%	8.59%
FHLB stock	2.98%	5.02%	5.90%
Total investments	4.73%	5.95%	7.11%
Consumer loans	12.76%	13.60%	13.51%
Residential real estate loans	4.71%	5.80%	7.53%
Construction loans	4.71%	5.24%	7.88%
Commercial loans	4.33%	5.30%	7.56%
Finance leases	9.73%	10.71%	11.47%
Total loans (2)	6.22%	7.41%	9.31%
Total earning assets	5.66%	6.77%	8.42%
Interest bearing liabilities:
Interest bearing checking accounts	1.32%	2.39%	3.18%
Savings accounts	1.28%	2.40%	2.97%
Certificate accounts	2.34%	3.13%	4.96%
Interest bearing deposits	2.11%	3.00%	4.62%
Other borrowed funds	3.79%	4.32%	5.03%
FHLB advances	3.06%	4.72%	4.91%
Total interest bearing liabilities	2.73%	3.57%	4.78%
Interest rate spread	2.93%	3.20%	3.64%
Net interest margin	3.24%	3.56%	4.08%

(1)  On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by (1- Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.

(2)  Non-accruing loans are included in the average balances.

Part II	2003 compared to 2002			2002 compared to 2001
	Increase (decrease)			Increase (decrease)
	Due to:			Due to:
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)
Earning assets:
Money market investments	$5,212	$(1,717)	$3,495	$338	$(815)	$(477)
Government obligations	(19,856)	12,638	(7,218)	34,457	(14,282)	20,175
Mortgage backed securities	6,839	(37,840)	(31,001)	30,815	(9,134)	21,681
Corporate bonds	(4,015)	(3,686)	(7,701)	928	(6,665)	(5,737)
FHLB stock	314	(743)	(429)	587	(241)	346

Total investments	(11,506)	(31,348)	(42,854)	67,125	(31,137)	35,988

Consumer loans	19,860	(9,535)	10,325	1,580	982	2,562
Residential real estate loans	52,710	(19,345)	33,365	27,616	(18,701)	8,915
Construction loans	4,528	(1,430)	3,098	245	(5,842)	(5,597)
Commercial loans	12,511	(21,533)	(9,022)	31,903	(41,455)	(9,552)
Finance leases	1,429	(1,416)	13	993	(995)	(2)

Total loans	91,038	(53,259)	37,779	62,337	(66,011)	(3,674)

Total interest income	79,532	(84,607)	(5,075)	129,462	(97,148)	32,314

Interest bearing liabilities:
Deposits	22,778	(43,472)	(20,694)	36,762	(64,285)	(27,523)
Other borrowed funds	3,956	(15,369)	(11,413)	34,742	(17,675)	17,067
FHLB advances	11,452	(8,058)	3,394	4,002	(563)	3,439

Total interest expense	38,186	(66,899)	(28,713)	75,506	(82,523)	(7,017)

Change in net interest income	$41,346	$(17,708)	$23,638	$53,956	$(14,625)	$39,331

PAGE 30	2003 ANNUAL REPORT

Total interest income includes tax equivalent adjustments of $34 million, $36 million and $27 million for 2003, 2002, and 2001, respectively. On a tax equivalent basis, net interest income increased to $326 million for 2003 from $303 million for 2002, and $263 million for 2001. The interest rate spread and net interest margin amounted to 2.93% and 3.24%, respectively, for 2003, as compared to 3.20% and 3.56%, respectively, for 2002 and to 3.64% and 4.08%, respectively, for 2001.

2003 compared to 2002

On a tax equivalent basis, interest income decreased by $5.1 million for 2003 as compared to 2002. The tax equivalent yield on earning assets was 5.66% for 2003 as compared to 6.77% for 2002. The decrease in interest income as compared to the same period last year is mainly attributed to the interest rate sensitivity of a substantial part of the Corporation’s assets which resulted in further interest yield decreases in 2003, given the low interest rate scenario that has persisted during the last few years. Significant variances due to rate were noted specifically on the Corporation’s mortgage-backed securities and commercial loans. The variance due to rate on the mortgage-backed securities is attributed to accelerated prepayments and subsequent replacement with lower yield securities and the variances on commercial loans is mainly attributed to the re-pricing of loans which rates are variable.

The variances due to rate were partially offset by significant volume increases in the Corporation’s lending operations. As shown in Part I, the Corporation experienced continuous growth of its loan portfolios. Average loans increased by $1,519 million compared to 2002. Residential real estate loans and commercial loans, accounted for the largest growth in the portfolio, with average volumes rising $1,003 million and $260 million, respectively. The Corporation’s Bank subsidiary is now a more commercial base institution after several years of working on a strategy to reduce the loan portfolio risk and achieve a diversified asset base. For the loan portfolio, the growth in average volume represented a positive increase of $91 million in interest income due to volume. The negative $53 million decrease in interest income due to rate, mentioned earlier, is mainly attributed to the floating rate characteristics of a substantial portion of the Corporation’s portfolio and to the origination of new loans in a lower rate environment. At December 31, 2003, approximately 75% of the commercial, 60% of the residential mortgage and 90% of the construction portfolios have floating rates.

Average investment securities increased by $52 million. During 2003, the Corporation restructured its investments portfolio. Prepayments on mortgaged backed securities and repayments on callable securities accelerated when compared to recent historical experience, also substantial profits were realized on the sale of investment securities early in 2003. A substantial amount from the proceeds of accelerated prepayments on mortgage-backed securities, prepayments on callable securities and proceeds from sales of securities were maintained in money market instruments for a substantial part of 2003, which explains the increase in the average volume of the money market instruments and the decrease in the average volume of other components, such as government obligations, when compared to 2002. The majority of the proceeds mentioned above were reinvested in the third quarter of 2003 when the Corporation reentered the longer-term investment market and at the same time grew its investments portfolio by purchasing approximately $2 billion of 15 year FNMA mortgagebacked securities. For such reasons, interest income from investments was affected during a period which extended from the first quarter to the third quarter of 2003, when the restructuring was completed. The Corporation’s Bank subsidiary interest income increased after the reinvestment of the prepayments and sales proceeds during the third quarter of 2003. The tax equivalent average yield on investment securities was 4.73% in 2003 and 5.95% in 2002. The decrease in the average yield on investments, as compared to 2002, is primarily a result of a 172 basis point decrease in the yield earned on mortgage-backed securities given the acceleration of prepayments on these securities, which in turn accelerated the amortization of premiums paid upon the acquisition of such investments.

On the liabilities side the Corporation benefited from a low interest rate environment, as the cost of funds decreased when short term liabilities re-priced and new short-term (i.e. deposits and repurchase agreements) and long-term (i.e. long-term repurchase agreements and other advances) liabilities were originated at lower rates. Interest expense decreased by $29 million for 2003 as compared to 2002. This was the result of the decrease in the average rates of interest bearing liabilities, which generated a positive rate variance of $67 million, that was partially offset by increases in the average volume of liabilities to support the Corporation’s growth.

In summary, on a rate/volume basis the Corporation’s net interest income (on tax equivalent basis) increased by approximately $23.6 million, as a result of a positive volume variance of $41.3 million, net of a negative rate variance of $17.7 million. The net interest margin declined from 3.56 percent for the year 2002 to 3.24 percent for 2003. The Corporation’s lending operations have continued to grow, especially commercial and residential mortgages, and these volume increases have exceeded interest spreads contractions resulting in an increase of tax equivalent net interest income as compared to 2002.

FIRST BANCORP	PAGE 31

2002 compared to 2001

On a tax equivalent basis interest income increased by $32 million for 2002 as compared to 2001. On a tax equivalent basis the yield on earning assets was 6.77% for 2002 as compared to 8.42% for 2001. The increase in interest income resulted from the growth in the average volume of interest earning assets of $2,052 million in 2002, partially offset by lower yields due to lower market rates. The economic slowdown led the Federal Reserve Bank to cut the federal funds rate several times during 2001 and 2002 to 1.25%, its lowest level since 1962, which resulted in a lower average cost of fund (3.57% for the year ended 2002 versus 4.78% for the year ended 2001). On a rate/volume basis, the increase of $39 million in net interest income (on a tax equivalent basis) resulted from of a positive volume variance of $54 million, net of a negative rate variance of $15 million. The negative rate variance was mainly due to the high level of variable rate assets, and the acceleration of prepayments on the Corporation’s mortgage-backed securities.

As shown in Part I, the Corporation continued to experience growth in its loan portfolio during 2002. Total average loans increased by $935 million as compared to 2001. Residential real estate loans and commercial loans, accounted for the largest growth in the portfolio, with average volumes rising $414 million and $496 million, respectively. The growth in the commercial and residential real estate portfolios resulted mainly from the Corporation’s ongoing strategy of maintaining a diversified asset base. For the loan portfolio, the growth in average volume represented an increase of $62 million in interest income due to volume. The $66 million decrease in interest income due to rate is mainly attributed to the floating rate characteristics of a portion of the Corporation’s portfolio and to the origination of new loans in a lower rate environment. At December 31, 2002, approximately 75% of the commercial, 49% of the residential mortgage and 88% of the construction portfolios had floating rates.

Average investment securities increased by $1,117 million. The average yield on investment securities was 5.95% in 2002 and 7.11% in 2001, on a tax equivalent basis. The portfolio of investment securities contributed $67 million on the interest income increase due to volume partially offset by a decrease of $31 million in interest income due to rate. The yield on government obligations had a negative variance of 157 basis points declining from 6.11% in 2001 to 4.54% in 2002. The yield on mortgage-backed securities also had a negative variance as it decreased 48 basis points from 7.37% in 2001 to 6.89% in 2002.

Interest expense decreased by $7 million for 2002 as compared to 2001. This was the result of the decrease in the average rates of interest bearing liabilities which generated a positive rate variance of $83 million, that was partially offset by increases in the average volume of liabilities to support the Corporation’s growth.

Provision for Loan Losses

During 2003, the Corporation provided $55.9 million for loan losses, as compared to $62.3 million in 2002 and $61 million in 2001. The decrease in the provision is mainly attributed to lower charge offs as a result of diversification into secured lending areas such as residential and commercial mortgage loans. Net charge offs amounted to $41.4 million for 2003, $41.5 million for 2002, and of $47.0 million for 2001. The ratio of net charge offs to average loans outstanding has improved to 0.66% as compared to 0.87% and 1.22% for 2002 and 2001, respectively. The charge offs ratio is at the lowest level in more than ten years, in spite of the economic slowdown. The improvement when compared to recent historical data is attributed to improvements in the Corporation’s underwriting standards, credit administration policies and an effective risk management infrastructure.

PAGE 32	2003 ANNUAL REPORT

The allowance activity for 2003, and previous four years was as follows:

Year ended December 31,	2003	2002	2001	2000	1999
	(Dollars in thousands)
Allowance for loan losses, beginning of year	$111,911	$91,060	$76,919	$71,784	$67,854
Provision for loan losses	55,916	62,302	61,030	45,719	47,960

Loans charged off:
Residential real state	(475)	(555)	(192)
Commercial and Construction	(6,488)	(4,643)	(9,523)	(3,463)	(825)
Finance leases	(2,424)	(2,532)	(2,316)	(2,145)	(793)
Consumer	(38,745)	(41,261)	(42,349)	(46,223)	(52,047)
Recoveries	6,683	7,540	7,391	9,807	9,048

Net charge offs	(41,449)	(41,451)	(46,989)	(42,024)	(44,617)

Other adjustments (1)			100	1,440	587

Allowance for loan losses, end of year	$126,378	$111,911	$91,060	$76,919	$71,784

Allowance for loan losses to year end total loans and loans held for sale	1.79%	1.99%	2.11%	2.20%	2.61%
Net charge offs to average loans outstanding during the period	0.66%	0.87%	1.22%	1.36%	1.90%

(1)	Other adjustments mainly consist of the carrying allowance of the loan portfolios acquired.

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. This evaluation is based upon a number of factors, including the following: historical loan loss experience, projected loan losses, loan portfolio composition, current economic conditions, changes in underwriting process, fair value of the underlying collateral, financial condition of the borrowers, and, as such, includes amounts based on judgments and estimates made by Management. The increase in the allowance is mostly attributable to the growth of the commercial loan portfolio in the year 2003, together with the seasoning of this same portfolio, which has been growing significantly since 1998.

The allowance for loan losses on commercial and real estate loans over $1 million is determined based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.

FIRST BANCORP	PAGE 33

Other Income

The following table presents the composition of other income.

Year ended December 31,	2003	2002	2001
	(In thousands)
Other fees on loans	$20,617	$21,441	$19,632
Service charges on deposit accounts	9,527	9,200	9,213
Mortgage banking activities	3,014	3,540	1,562
Rental income	2,224	2,285	2,293
Other commissions and fees	1,526	1,081	1,511
Insurance income	4,258	2,269	700
Dividends on equity securities	703	705	669
Other operating income	10,481	10,032	7,794

Other income before net gain on sale of investments, gain on sale of credit cards portfolio and derivatives gain (loss)	52,350	50,553	43,374

Gain on sale of investments	40,617	48,873	9,606
Impairment on investments	(5,761)	(36,872)

Gain on sale of investments, net	34,856	12,001	9,606

Gain on sale of credit cards portfolio	30,885
Derivatives gain (loss)	619	(4,062)

Total	$118,710	$58,492	$52,980

Other income primarily consists of fees on loans, service charges on deposit accounts, commissions derived from various banking activities, securities and insurance activities, net gain on sale of investments, and derivatives gain (loss). Other income for 2003 includes a gain on the sale of a large part of the Corporation’s credit card portfolio. The portfolio sold approximated $114 million. This sale is further explained in the overview section of this document.

Other fees on loans consist mainly of credit card fees and late charges collected on loans.

Service charges on deposit accounts includes monthly fees on deposit accounts and fees on returned and paid check services, which represent an important and stable source of other income for the Corporation.

Mortgage banking activities income includes gains on sale of loans and the servicing fees on residential mortgage loans originated by the Corporation and subsequently securitized or sold. Gains on sale of loans amounted to approximately $2.9 million in 2003 (2002-$3.4 million, 2001-$1.2 million).

The Corporation’s subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. This source of income has averaged approximately $2.2 million in the past three years.

Insurance income consists of commissions earned by the Corporation’s subsidiary FirstBank Insurance Agency, Inc., and the Bank’s subsidiary in the U.S.V.I, FirstBank Insurance V.I., Inc.

PAGE 34	2003 ANNUAL REPORT

Other commissions and fees income is the result of an agreement with Goldman, Sachs & Co. to participate in bond issues by the Government Development Bank for Puerto Rico, and an agreement with a international brokerage house doing business in Puerto Rico to offer brokerage services in selected branches.

The other operating income category is composed of miscellaneous fees such as check fees and rental of safe deposit boxes. Other operating income also includes earned discounts on tax credits purchased and utilized against income tax payments, and other fees generated on the portfolio of commercial loans.

The net gain on the sale of investment securities reflects gains or losses as a result of sales that are consistent with the Corporation’s investment policies and strategy as well as other-than-temporary impairment charges on portfolio securities. Refer to Note 8 to the financial statements for further discussion on investment activities and other-than-temporary impairment charges.

As explained in Note 27 of the Corporation’s financial statements, the derivatives gain for 2003 consists mainly of an unrealized gain of $1.1 million due to the valuation to fair value of a portfolio of swaps that does not qualify for hedge accounting under GAAP.

Other Operating Expenses

Other operating expenses amounted to approximately $164 million for 2003 as compared to $132.8 million for 2002 and $120.9 million for 2001. The following table presents the components of other operating expenses.

Year ended December 31,	2003	2002	2001
	(In thousands)
Salaries and benefits	$75,213	$59,432	$54,703
Occupancy and equipment	36,394	29,015	24,992
Deposit insurance premium	806	746	645
Other taxes, insurance and supervisory fees	10,329	8,915	7,804
Professional and service fees	9,402	7,685	7,931
Business promotion	12,415	9,304	7,506
Communications	6,959	5,854	5,395
Expense of daily rental vehicles	1,642	1,588	1,578
Other	10,834	10,217	10,300

Total	$163,994	$132,756	$120,854

FIRST BANCORP	PAGE 35

Management’s goal is to limit expenditures to those that directly contribute to increase the efficiency, service quality and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. The Corporation’s efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, remained in line with prior years at 39.91% for 2003 as compared to 40.81% and 41.81% for 2002 and 2001, respectively. The Corporation has maintained a better than average efficiency ratio when compared to other financial institutions in the banking business, while it has provided the latest in delivery channels for its commercial and consumer financial products and services.

The increase in operating expenses for 2003 is mainly attributed to the full year cost of JP Morgan Chase Virgin Islands operations acquired in October 2002, which represented approximately $19.4 million of the $31 million increase as compared to 2002. The additional costs from the Virgin Islands operations are more than compensated by the increases in income attributable to this operation. Also increases in operating expenses are the result of the Corporation’s continuous investment in technology to provide the latest in delivery channels to its commercial and consumer lending business and to the general growth in the subsidiary Bank’s operations, which required increases in salaries, occupancy and technology expenses. Operating expenses also increased due to significant expenditures on an advertising campaign to support the introduction of First Mortgage Inc., the new subsidiary specializing in mortgage loans originations; a campaign to introduce a new deposit product, namely the “Cuenta Perfecta”, targeted at the retail segment, and a new image campaign for the subsidiary Bank operations.

Income Tax Expense

The provision for income tax amounted to $39 million (or 20% of pre-tax earnings) for 2003 as compared to $22 million (or 17% of pre-tax earnings) in 2002, and $20 million (or 19% of pre-tax earnings) in 2001. The increase in the effective tax rate, when compared to 2002, is mainly due to an increase in total average taxable assets, specifically commercial and residential mortgage loans, as a percentage of total average assets and the increase in other taxable income including the gain on sale of credit card loans to MBNA. The Corporation has maintained an effective tax rate lower than the statutory rate of 39% mainly by investing in government obligations and mortgage-backed securities exempt from U.S. and Puerto Rico income tax combined with gains on sale of investments held by the international banking divisions (IBE’s) of the Corporation and the Bank. These divisions were created under the International Banking Entity Act of Puerto Rico, which provides for total Puerto Rico tax exemption on net income derived by the IBE’s operating in Puerto Rico. On January 8, 2004, the Governor of Puerto Rico approved an amendment to the International Banking Center Regulatory Act; which imposes income tax at statutory rates on the IBE’s net income that exceeds 20% of the Bank’s total net taxable income plus the net income generated by the IBE. The amendment, which applies only to IBE’s that operate as a unit of a bank, is effective for fiscal years beginning after June 30, 2003. The amendment provides for a transitional period during which the limitation for 2004 will be 40%, 30% in 2005 and finally 20% in 2006 and thereon. Management estimates that the financial impact of the amendment is not likely to be material to the Corporation. For additional information relating to income taxes, see Note 23 of the Corporation’s financial statements.

PAGE 36	2003 ANNUAL REPORT

FINANCIAL CONDITION

The following table presents an average balance sheet of the Corporation for the following years:

December 31,	2003	2002	2001
	(In thousands)
Assets
Interest earning assets:
Money market investments	$455,866	$60,522	$46,517
Government obligations	850,516	1,236,281	588,932
Mortgage backed securities	2,257,617	2,144,236	1,711,980
Corporate bonds	181,063	259,840	247,094
FHLB stock	40,447	32,586	21,841

Total investments	3,785,509	3,733,465	2,616,364

Commercial loans	2,340,744	2,080,892	1,584,910
Consumer loans	1,198,964	1,048,283	1,036,637
Residential real estate loans	2,286,809	1,283,710	869,374
Construction loans	314,588	223,627	219,890
Finance leases	150,832	136,851	127,872

Total loans	6,291,937	4,773,363	3,838,683

Total interest earning assets	10,077,446	8,506,828	6,455,047
Equity securities	34,029	52,703	48,122
Total non-earning assets (1)	318,787	188,691	198,233

Total assets	$10,430,262	$8,748,222	$6,701,402

Liabilities and stockholders’ equity
Interest bearing liabilities:
Interest bearing checking accounts	$259,447	$215,462	$186,111
Savings accounts	922,887	609,324	436,595
Certificate accounts	4,158,111	3,622,918	2,859,181

Interest bearing deposits	5,340,445	4,447,704	3,481,887
Other borrowed funds	2,965,714	2,868,212	2,125,022
FHLB advances	633,692	339,477	256,354

Total interest bearing liabilities	8,939,851	7,655,393	5,863,263
Total non-interest bearing liabilities	597,651	368,315	307,237

Total liabilities	9,537,502	8,023,708	6,170,500
Stockholders’ equity	892,760	724,514	530,902

Total liabilities and stockholders’ equity	$10,430,262	$8,748,222	$6,701,402

(1)	Includes the allowance for loan losses and the valuation on investments securities available for sale.

FIRST BANCORP	PAGE 37

Assets

The Corporation’s total assets at December 31, 2003 amounted to $12.7 billion, $3.1 billion over the $9.6 billion at December 31, 2002, mainly due to the growth in the Corporation’s loan portfolio during 2003 and growth of the investments portfolio in the last half of 2003.

The following table presents the composition of the loan portfolio including loans held for sale at year-end for each of the last five years.

		% of		% of		% of		% of		% of
December 31,	2003	Total	2002	Total	2001	Total	2000	Total	1999	Total
	(Dollars in thousands)
Residential real estate loans	$2,879,011	41	$1,854,068	33	$1,011,908	23	$746,792	21	$473,563	17

Commercial real estate loans	889,156	13	813,513	14	688,922	16	438,321	13	371,643	14
Construction loans	328,175	4	259,053	5	219,396	5	203,955	6	132,068	5
Commercial loans	1,615,304	23	1,418,792	25	1,238,173	29	947,709	27	655,417	24

Total commercial	2,832,635	40	2,491,358	44	2,146,491	50	1,589,985	46	1,159,128	43
Finance leases	161,283	2	143,412	3	127,935	3	122,883	3	85,692	3
Consumer loans	1,171,589	17	1,149,012	20	1,022,445	24	1,038,538	30	1,026,985	37

Total	$7,044,518	100	$5,637,850	100	$4,308,779	100	$3,498,198	100	$2,745,368	100

Total loans receivable increased by $1,407 million in 2003 when compared with 2002. The Corporation is a balanced and diversified institution. As shown on the table above the loan portfolio is comprised of commercial (40%), residential real estate (41%), and consumer and finance leases (19%). This diversification has been achieved after several years of management efforts towards this goal. For 2003, the Corporation achieved significant increases of $341 million in the commercial loan portfolio and of $1,025 million in residential real estate loans. A significant portion of this increase is related to purchases of residential real estate loans from mortgage bankers in Puerto Rico, which yield a variable rate to the Bank. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $18 million, and consumer loans increased by $23 million in 2003.

The Corporation’s investment portfolio at December 31, 2003 amounted to $5.4 billion, an increase of $1.6 billion when compared with the investment portfolio of $3.7 billion at December 31, 2002. During 2003, the Corporation restructured its investments portfolio, which enabled it to record substantial profits on the securities sold, while at the same time gave it the opportunity to reinvest in 15 year FNMA mortgage backed securities with more attractive yields and shorter maturities. Mortgage-backed securities represent a substantial balance of the Corporation’s portfolio and are subject to prepayment risk. The restructuring of the portfolio during 2003 resulted mainly from the fact that during the year prepayments on mort-

PAGE 38	2003 ANNUAL REPORT

gage-backed securities accelerated when compared to recent historical experience. For a detail of investments available for sale and held to maturity classified by maturity date refer to Note 8 to the Corporation’s financial statements.

The composition and estimated tax equivalent weighted average interest and dividend yields of the Corporation’s earning assets at December 31, 2003 were as follows:

		Tax Equivalent
	Amount	Weighted
	(In thousands)	Average Rate

Money market investments	$705,940	1.12%
Federal Funds	265,000	0.72%
Government obligations	1,135,932	5.73%
Mortgage backed securities	3,057,746	5.62%
FHLB of N.Y. stock	45,650	1.45%
Corporate bonds	93,617	4.79%
Equity securities	62,319	0.73%

Total investments	5,366,204	4.70%

Consumer loans	1,171,590	12.27%
Residential real estate loans	2,879,010	4.23%
Construction loans	328,175	4.89%
Commercial and commercial real estate loans	2,504,460	4.17%
Finance leases	161,283	10.14%

Total loans (1)	7,044,518	5.71%

Total earning assets	$12,410,722	5.27%

(1)	Excludes the reserve for loan losses.

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

At December 31, 2003, total non-performing assets amounted to approximately $101 million (0.80% of total assets) as compared to $105 million (1.09% of total assets) at December 31, 2002 and $79 million (0.96% of total assets) at December 31, 2001. The decrease as compared to 2002 results from stable loan delinquencies during 2003 notwithstanding economic conditions. Non-performing loans decreased both in dollar amount and as a percentage of the portfolios when compared to 2002. The increase in dollar amount in 2002 when compared to 2001 is mostly composed of secured real estate loans and is mainly attributed to the Corporation’s general growth of these portfolios and to the acquisition of JP Morgan Chase’s Virgin Islands operations in October 2002. The Corporation’s allowance for loan losses to non-performing loans was 147.77% at December 31, 2003 as compared to 121.95% and 124.74% at December 31, 2002 and 2001, respectively.

FIRST BANCORP	PAGE 39

The following table presents non-performing assets at the dates indicated.

December 31,	2003	2002	2001	2000	1999
	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$26,327	$23,018	$18,540	$15,977	$8,633
Commercial, commercial real estate and construction	38,304	47,705	29,378	31,913	17,975
Finance leases	3,181	2,049	2,469	2,032	2,482
Consumer	17,713	18,993	22,611	17,794	24,726

	85,525	91,765	72,998	67,716	53,816

Other real estate owned	4,617	2,938	1,456	2,981	517
Other repossessed property	6,879	6,222	4,596	3,374	3,112
Investment securities	3,750	3,750

Total non-performing assets	$100,771	$104,675	$79,050	$74,071	$57,445

Past due loans	$23,493	$24,435	$27,497	$16,358	$13,781
Non-performing assets to total assets	0.80%	1.09%	0.96%	1.25%	1.22%
Non-performing loans to total loans	1.21%	1.63%	1.69%	1.94%	1.96%
Allowance for loan losses	$126,378	$111,911	$91,060	$76,919	$71,784
Allowance to total non-performing loans	147.77%	121.95%	124.74%	113.59%	133.39%

     Non-accruing Loans

At December 31, 2003, loans in which the accrual of interest income had been discontinued amounted to $85,525,000 (2002 - $91,765,000; 2001 - $72,998,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $6,631,000 (2002 - $5,833,000; 2001 - $5,735,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

Residential Real Estate Loans - The Corporation classifies all real estate loans delinquent 90 days or more in non-accruing status. Even though these loans are in non-accruing status, Management considers, based on the value of the underlying collateral, the loan to value ratios and historical experience, that no material losses will be incurred in this portfolio. Non-accruing real estate loans amounted to $26 million (0.92% of total residential real estate loans) at December 31, 2003, as compared to $23 million (1.25% of total residential real estate loans) and $19 million (1.83% of total residential real estate loans) at December 31, 2002 and 2001, respectively. The increase as compared to 2002 is mainly attributed to the general growth of this portfolio.

Commercial Loans - The Corporation places commercial loans (including commercial real estate and construction loans) 90 days delinquent as to principal and interest in non-accruing status. The risk exposure of this portfolio is diversified as to individual borrowers and industries among other factors. In addition, a

PAGE 40	2003 ANNUAL REPORT

large portion is secured with real estate collateral. Non-accruing commercial loans amounted to $38 million (1.35% of total commercial loans) at December 31, 2003 as compared to $48 million (1.91% of total commercial loans) and $29 million (1.37% of total commercial loans) at December 31, 2002 and 2001, respectively. The decrease as compared to 2002 results mainly from a significant non-accruing construction loan of $9.1 million at December 31, 2002, which at December 31, 2003 was out of non-accrual status since it was paid-off and to a lesser extend reduced by charge-offs. At December 31, 2003 there were seven non-accruing commercial loans over $1 million, for a total of $13.4 million.

Finance Leases - Finance leases are classified as nonaccruing when they are delinquent 90 days or more. Non-accruing finance leases amounted to $3 million (1.97% of total finance leases) at December 31, 2003 as compared to $2 million at December 31, 2002 and 2001 (1.43% and 1.93%, respectively, of total finance leases).

Consumer Loans - Consumer loans are classified as non-accruing when they are delinquent 90 days in auto, boat and home equity reserve loans, 120 days in personal loans (including small loans) and 180 days in credit cards and personal lines of credit.

Non-accruing consumer loans amounted to $18 million (1.51% of the total consumer loan portfolio) at December 31, 2003, $19 million (1.65% of the total consumer loan portfolio) at December 31, 2002 and $23 million (2.21% of the total consumer loan portfolio) at December 31, 2001.

     Other Real Estate Owned (OREO)

OREO acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition (estimated realizable value).

     Other Repossessed Property

The other repossessed property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats are recorded at the lower of cost or estimated fair value. Repossessed autos are recorded at the principal balance of the loans less an estimated loss on the disposition based on historical experience.

     Investment securities

This category presents investment securities reclassified to non-accruing status, at their carrying amount.

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

Sources of Funds

The Corporation’s principal funding sources are branch-based deposits, retail brokered deposits, institutional deposits, federal funds purchased, securities sold under agreements to repurchase, and FHLB advances.

As of December 31, 2003, total liabilities amounted to $11,578 million, an increase of $2,733 million as compared to $8,845 million as of December 31, 2002. The net increase in total liabilities was mainly due to: (1) an increase of $1,282 million in total deposits, including $1,167 million in retail brokered certificates of deposit, (2) an increase of $857 million in federal funds and securities sold under agreements to repurchase, (3) an increase of $540 million in advances from FHLB, (4) and an increase of approximately $54 million in accounts payable and other liabilities.

The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2003 the Corporation’s total unused lines of credit with these banks amounted to approximately $95 million. At December 31, 2003, the Corporation had an available line of credit with the FHLB guaranteed with excess collateral, in the amount of approximately $83 million.

During the latter part of the fourth quarter of 2003, the Corporation agreed to enter into various repurchase agreements with an aggregate amount of $400 million and a settlement date in 2004 with the purpose of locking interest rates (range from 3.30% to 3.35%). The term of the agreements is for approximately ten years, however, the counterparty has an option to terminate the agreement after four (4) years. The fair value of these contracts at December 31, 2003 is not significant.

FIRST BANCORP	PAGE 41

Deposits

Total deposits amounted to $6,765 million at December 31, 2003, as compared to $5,483 million and $4,099 million at December 31, 2002 and 2001, respectively.

The following table presents the composition of total deposits.

December 31,	2003	2002	2001
	(Dollars in thousands)
Savings accounts	$985,062	$921,103	$469,452
Interest bearing checking accounts	286,607	230,743	205,760
Certificates of deposit	4,944,517	3,883,996	3,183,491

Interest bearing deposits	6,216,186	5,035,842	3,858,703
Non-interest bearing deposits	548,921	447,076	239,851

Total	$6,765,107	$5,482,918	$4,098,554

Weighted average rate during the period on interest bearing deposits	2.11%	3.00%	4.62%
Interest bearing deposits:
Average balance outstanding	$5,340,445	$4,447,704	$3,481,887
Non-interest bearing deposits:
Average balance outstanding	$520,902	$257,454	$233,254

Total deposits are composed of branch-based deposits, brokered deposits and to a lesser extent of institutional deposits. Institutional deposits include among other certificates issued to agencies of the Government of Puerto Rico and to Governments in the Virgin Islands.

Total deposits increased by approximately $1.3 billion at December 31, 2003 when compared to December 31, 2002 mainly due to an increase of approximately $1.2 billion in brokered certificates of deposits.

Retail brokered certificates of deposits, which are certificates sold through brokers represent 56% of the Corporation’s deposits at December 31, 2003. The total U.S. market for this source of funding approximates $300 billion. The brokered certificates of deposit market is a very competitive and liquid market in which the Corporation has been able to obtain substantial amounts of funding in short periods of time. Further, this strategy has also enhanced the Corporation’s liquidity position, as this type of deposit is unsecured.

At December 31, 2003, approximately 75% of retail brokered certificates of deposit held by the Corporation are callable, but only at Corporation’s option. At December 31, 2003, the average remaining maturity of callable and fixed term brokered certificates approximated 14.28 years (2002-12 years) and 1.12 years (2002-2.54 years), respectively.

As more fully explained in Note 27 to the Corporation’s financial statements, as part of the asset and liability management, the Corporation enters into

PAGE 42	2003 ANNUAL REPORT

interest rate swap agreements where it agrees to pay variable-rates of interest as a hedge against changes in the fair value of fixed-rate brokered certificates of deposit. This swap strategy, which converts fixed rate brokered certificates of deposit in to variable instruments, provides an effective way to fund the variable rate commercial loan portfolio and the variable rate purchased residential real estate portfolio. The interest swap agreements are callable, only at the counter party’s option.

Borrowings

At December 31, 2003 total borrowings amounted to $4,646 million as compared to $3,249 million and $3,425 million at December 31, 2002 and 2001, respectively.

December 31,	2003	2002	2001
	(Dollars in thousands)
Federal funds purchased and securities sold under agreements to repurchase	$3,650,297	$2,793,540	$2,997,174
Advances from FHLB	913,000	373,000	343,700
Subordinated notes	82,818	82,815	84,362

Total	$4,646,115	$3,249,355	$3,425,236

Weighted average rate during the period	3.66%	4.36%	5.02%

The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB, and notes payable as additional funding sources. Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) at December 31, 2003 amounted to $3,650 million or 79% of total borrowings. Repurchase agreements had a total weighted average cost of 3.05% at December 31, 2003. For more information on borrowings please refer to Notes 17 through 20 of the Corporation’s financial statements.

The composition and estimated weighted average interest rates of interest bearing liabilities at December 31, 2003, were as follows:

	Amount	Weighted
	(In thousands)	Average Rate
Interest bearing deposits	$6,216,186	1.82%
Borrowed funds	4,646,115	2.88%

	$10,862,301	2.27%

FIRST BANCORP	PAGE 43

Contractual Obligations and Commitments

The following table presents a detail of the maturities of long-term contractual debt obligations, operating leases, certificates of deposits, commitments to purchase mortgage loans and commitments to extend credit:

	Contractual Obligations and Commitments
	(In thousands)
		Less than			After
	Total	1 year	1-3 years	4-5 years	5 years
Contractual Obligations:
Certificates of Deposit	$4,944,517	$1,435,023	$507,371	$212,196	$2,789,927
Federal funds purchased and securities sold under agreements to repurchase	3,650,297	1,731,837		650,000	1,268,460
Advances from FHLB	913,000	590,000	50,000	29,000	244,000
Subordinated Notes	82,818		82,818
Operating Leases	25,035	5,506	7,104	5,153	7,272
Other contractual obligations	5,390	2,518	2,272	600

Total Contractual Obligations	$9,621,057	$3,764,884	$649,565	$896,949	$4,309,659

Commitments to Purchase Mortgage Loans	$575,000	$575,000

Other Commitments:
Lines of Credit	$202,235	$202,235
Standby Letters of Credit	29,207	29,207
Other Commercial Commitments	732,182	732,182

Total Commercial Commitments	$963,624	$963,624

The Corporation has obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under other commitments to purchase loans and to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Other contractual obligations result mainly from contracts for rent and maintenance of equipment. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time and without cause, cancel the unused credit facility.

Capital

During 2003, the Corporation increased its total capital from $798 million at December 31, 2002 to $1,090 million at December 31, 2003. Total capital increased by $291 million mainly due to earnings of $152 million, the issuance of 7,584,000 shares of preferred stock with net proceeds of $183 million, the issuance of 72,750 shares of common stock through the exercise of stock options with proceeds of $1.1 million, a positive fluctuation in the valuation of securities available for sale, and valuation of fair value hedges of $2.6 million, net of cash dividends of approximately $48 million.

The Corporation’s objective is to maintain a solid capital position above the “well capitalized” classification under the federal banking regulations. The

PAGE 44	2003 ANNUAL REPORT

Corporation continues to exceed the well capitalized guidelines. To be in a “well capitalized” position, an institution should have: (i) a leverage ratio (Tier 1 capital to average assets) of 5% or greater; (ii) a total risk based capital ratio of 10% or greater; and (iii) a Tier 1 risk-based capital ratio of 6% or greater. At December 31, 2003 the Corporation had a leverage ratio of 8.35%; a total risk based capital ratio of 15.22%; and a Tier 1 risk-based capital ratio of 13.65%.

Dividends

In 2003, 2002 and 2001 the Corporation declared four quarterly cash dividends of $0.11, $0.10 and $0.09 per common share outstanding, respectively, for an annual dividend of $0.44, $0.40 and $0.35, respectively. Total cash dividends paid on common shares amounted to $17.6 million for 2003 (or a 14.43% dividend payout ratio), $16 million for 2002 (or a 19.58% dividend payout ratio) and $14 million for 2001 (or a 19.91% dividend payout ratio). Dividends declared on preferred stock amounted to $30.4 million in 2003, $26 million in 2002, and $17 million in 2001. The increase in dividends on preferred stocks resulted from the issuance of preferred stock of $189.6 million in 2003, $92 million in 2002 and $103.5 million in 2001.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability Management and Investment Committee of FirstBank (ALCO). The ALCO is composed of the following officers: President and CEO, the Senior Executive Vice President and Chief Financial Officer, the Senior Executive Vice President and Chief Lending Officer, the Executive Vice President for Retail and Mortgage Banking, the Senior Vice President of Treasury and Investments and the Economist. The ALCO meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings. An Investment Committee for First BanCorp also monitors the investment portfolio of the Holding Company, including an equity securities portfolio, which amounted to a fair value of $62.3 million at December 31, 2003. This Committee meets weekly and has the same membership as the ALCO Committee described previously.

Committee meetings focus on, among other things, current and expected conditions in world financial markets, competition and prevailing rates in the local deposit market, reviews of liquidity, unrealized gains and losses in securities, recent or proposed changes to the investment portfolio, alternative funding sources and their costs, hedging and the possible purchase of derivatives, such as swaps and caps, and any tax or regulatory issues which may be pertinent to these areas. The ALCO approves funding decisions in light of the Corporation’s overall growth strategies and objectives. On a quarterly basis the ALCO performs a comprehensive asset/liability review, examining the measures of interest rate risk described below together with other matters such as liquidity and capital. The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out over a one year time horizon, assuming gradual upward interest rate movements of 200 basis points and downward movements of 75 basis points. Simulations are carried out in two ways:

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

Assuming a no growth balance sheet as of December 31, 2003, tax equivalent net interest income projected for 2004 would rise by $15.6 million (3.8%) under a rising rate scenario and would decrease by $7.4 million (1.8%) under falling rates.

As of December 31, 2003, the same simulations were also carried out assuming that the Corporation would grow. The growing balance sheet simulations indicate that tax equivalent net interest income projected for 2003, would rise by $16.2 million (3.7%) under a rising rate scenario and would decrease by $8.3 million (1.9%) with falling rates.

FIRST BANCORP	PAGE 45

The simulation for the year 2003 assuming a no growth balance sheet as of December 31, 2002, concluded that under a rising rate scenario net interest income would have risen by $27.8 million (8.23%) and that under a falling rate scenario would have decreased by $1.5 million (0.5%).

As of December 31, 2002, the same simulations were also carried assuming that Corporation was going to grow. The growing balance sheet simulation indicated that the tax equivalent net interest income for 2003 would have risen by $27.0 million (7.70%) under a rising interest rate scenario and decreased by $0.8 million (0.2%) with falling rates.

The Corporation compared 2003 projections with actual results. In the growth scenario, which is more realistic, the Bank projected taxable equivalent net interest income of $350.1 million under flat rates for 2003. In reality, taxable equivalent net interest income was $326.2 million. The most important reason for this difference was that the projections did not include either higher than expected prepayments on mortgage backed securities or changes which Management made in the investment portfolio after the projection was made, both of which were due to the low interest rate environment which prevailed during much of 2003. These changes generally led to smaller spreads than anticipated in the initial projection. Partially offsetting the effect of smaller spreads was a more rapid growth of the investment portfolio than the original projection had anticipated.

Liquidity

Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Asset Liability Management and Investment Committee, using measures of liquidity developed by Management, which involves the use of several assumptions, reviews the Corporation’s liquidity position on a weekly basis.

The Corporation utilizes different sources of funding to help ensure that adequate levels of liquidity are available when needed. Diversification of funding sources is of great importance as it protects the Corporation’s liquidity from market disruptions. The principal sources of short-term funds are loan repayments, deposits, securities sold under agreements to repurchase, and lines of credit with the FHLB and other unsecured lines established with financial institutions. The Investment Committee reviews credit availability on a regular basis. In the past, the Corporation has securitized and sold auto and mortgage loans as supplementary sources of funding. Commercial paper has also provided additional funding, as well as longterm funding through the issuance of notes and longterm brokered certificates of deposit. The cost of these different alternatives, among other things, is taken into consideration. The Corporation’s principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.

A large portion of the Corporation’s funding represents retail brokered certificates of deposit. In the event that the Corporation falls under the ratios of a well-capitalized institution, it faces the risk of not being able to replace this source of funding. The Corporation currently complies with the minimum requirements of ratios for a “well capitalized” institution and does not foresee falling below required levels to issue brokered deposits. In addition, the average life of the retail brokered certificates of deposit was approximately 11 years at December 31, 2003. Approximately 75% of these certificates are callable, but only at the Corporation’s option.

Certificates of deposit with denominations of $100,000 or higher amounted to approximately $4.5 billion at December 31, 2003 of which approximately $3.8 billion were brokered certificates of deposit.

The following table presents a maturity summary of brokered certificates of deposits at December 31, 2003:

Total
(In thousands)
Less than one year	$535,886
Over one year to five years	488,073
Over five years to ten years	332,225
Over ten years	2,457,098

Total	$3,813,282

The Corporation’s liquidity plan contemplates alternative sources of funding that could provide significant amounts of funding at reasonable cost. The alternative sources of funding include, among others, FHLB advances, lines of credits from other banks, which amounted to $95 million at December 31, 2003, sale of commercial loans participations, securitization of auto loans and commercial paper.

Impact of Inflation and Changing Prices

The financial statements and related data presented herein have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation.

Unlike most industrial companies, substantially all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a greater impact on a financial institution’s performance than the effects of general levels of inflation. Interest rate movements are not necessarily correlated with changes in the prices of goods and services.

PAGE 46	2003 ANNUAL REPORT

Concentration Risk

The Corporation conducts its operations in a geographically concentrated area, as its main market is Puerto Rico. However, the Corporation continues diversifying its geographical risk as evidenced by recent acquisitions in the Virgin Islands. Puerto Rico’s economy is generally similar to U.S. economy and its economic performance is a natural result of its increasing integration into the U.S. economy. At December 31, 2003, there is no significant concentration of credit risk in any specific industry.

SELECTED QUARTERLY FINANCIAL DATA

Financial data showing results of the 2003 and 2002 quarters is presented below. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

	2003
	March 31	June 30	Sept. 30	Dec. 31

	(In thousands, except for per share results)
Interest income	$132,919	$122,825	$133,618	$147,319
Net interest income	72,437	63,903	71,896	83,974
Provision for loan losses	16,564	12,600	12,600	14,152
Net income	36,428	29,271	31,684	54,955
Earnings per common share-basic	$0.74	$0.56	$0.62	$1.12
Earnings per common share-diluted	$0.73	$0.55	$0.61	$1.09

	2002
	March 31	June 30	Sept. 30	Dec. 31

	(In thousands, except for per share results)
Interest income	$136,716	$136,348	$129,606	$137,364
Net interest income	69,271	68,523	60,338	68,717
Provision for loan losses	19,801	14,501	14,000	14,001
Net income	25,650	26,979	27,357	27,971
Earnings per common share-basic	$0.49	$0.51	$0.52	$0.53
Earnings per common share-diluted	$0.49	$0.50	$0.51	$0.52

FIRST BANCORP	PAGE 47

Market Prices and Stock Data

The Corporation’s common stock is traded in the New York Stock Exchange (NYSE) under the symbol FBP. On December 31, 2003, there were 617 holders of record of the Corporation’s common stock.

The following table sets forth the high and low prices of the Corporation’s common stock for the periods indicated as reported by the NYSE.

Quarter ended	High	Low	Last

2003:
December	$40.32	$31.24	$39.55
September	31.98	28.35	30.75
June	31.68	27.45	27.45
March	28.00	22.71	26.98
2002:
December	$26.38	$22.08	$22.60
September	27.61	22.82	25.41
June	25.13	19.13	25.13
March	19.80	18.43	19.27
2001:
December	$20.00	$17.07	$19.00
September	20.00	16.00	17.24
June	17.99	15.32	17.99
March	17.42	13.00	17.27

PAGE 48	2003 ANNUAL REPORT

FIRST BANCORP	PAGE 49

FINANCIAL STATEMENTS

PAGE 50	2003 ANNUAL REPORT

PricewaterhouseCoopers LLP
254 Munoz Rivera Avenue
BBVA Tower, 9th Floor
Hato Rey PR 00918
Telephone (787) 754 9090
Facsimile (787) 766 1094

Report of Independent Auditors

To the Board of Directors and Stockholders of
First BanCorp

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 27 to the accompanying consolidated financial statements, in 2001 the Company adopted the Statement of Financial Accounting Standards No. 133, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” as amended, which effect was accounted for as a cumulative effect of a change in accounting principle.

PricewaterhouseCoopers LLP
San Juan, Puerto Rico
March 1, 2004

CERTIFIED PUBLIC ACCOUNTANTS
(OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2004
Stamp 1935638 of the P.R. Society of
Certified Public Accountants has been
affixed to the file copy of this report

FIRST BANCORP
Consolidated Statements of Financial Condition

	December 31, 2003	December 31, 2002

Assets
Cash and due from banks	$89,304,520	$108,305,943

Money market instruments, including $222,992,538 pledged that can be repledged for 2002	705,939,823	251,659,553
Federal funds sold and securities purchased under agreements to resell	265,000,000	22,000,000

Total money market investments	970,939,823	273,659,553

Investment securities available for sale, at market:
Securities pledged that can be repledged	990,408,046	2,379,786,252
Other investment securities	228,729,507	336,987,292

Total investment securities available for sale	1,219,137,553	2,716,773,544

Investment securities held to maturity, at cost:
Securities pledged that can be repledged	2,687,039,595	541,047,654
Other investment securities	443,437,738	161,558,730

Total investment securities held to maturity	3,130,477,333	702,606,384

Federal Home Loan Bank (FHLB) stock	45,650,000	35,629,500

Loans, net of allowance for loan losses of $126,378,484 (2002 - $111,911,470)	6,906,289,028	5,515,185,610
Loans held for sale, at lower of cost or market	11,850,639	10,753,585

Total loans, net	6,918,139,667	5,525,939,195

Other real estate owned	4,616,888	2,938,249
Premises and equipment, net	85,269,402	87,595,569
Accrued interest receivable	41,508,434	39,282,010
Due from customers on acceptances	286,611	304,346
Other assets	162,580,138	150,818,003

Total assets	$12,667,910,369	$9,643,852,296

Liabilities & Stockholders’ Equity
Liabilities:
Non-interest bearing deposits	$548,920,960	$447,076,347
Interest bearing deposits	6,216,186,213	5,035,841,381
Federal funds purchased and securities sold under agreements to repurchase	3,650,297,211	2,793,539,832
Advances from FHLB	913,000,000	373,000,000
Bank acceptances outstanding	286,611	304,346
Accounts payable and other liabilities	166,831,871	112,851,285

	11,495,522,866	8,762,613,191

Subordinated notes	82,818,437	82,815,105

	11,578,341,303	8,845,428,296

Commitments and contingencies
Stockholders’ equity:
Preferred Stock, authorized 50,000,000 shares; issued and outstanding 22,004,000 shares at $25 liquidation value per share (2002 - 14,420,000 shares)	550,100,000	360,500,000
Common stock, $1 par value, authorized 250,000,000 shares; issued 44,948,185 shares (2002 - 44,875,435 shares)	44,948,185	44,875,435
Less: Treasury Stock (at par value)	(4,920,900)	(4,920,900)

Common stock outstanding	40,027,285	39,954,535

Additional paid-in capital	268,855
Capital reserve	80,000,000	70,000,000
Legal surplus	163,106,509	149,345,178
Retained earnings	220,038,308	145,243,124
Accumulated other comprehensive income, net of tax of $613,081 (2002 - $11,127,054)	36,028,109	33,381,163

	1,089,569,066	798,424,000

Total liabilities and stockholders’ equity	$12,667,910,369	$9,643,852,296

The accompanying notes are an integral part of these statements.

PAGE 52	2003 ANNUAL REPORT

FIRST BANCORP
Consolidated Statements of Income

	Year ended December 31,
	2003	2002	2001

Interest income:
Loans	$389,721,772	$351,838,718	$353,777,585
Investment securities	140,977,049	185,561,056	159,713,664
Short-term investments	4,775,947	998,710	1,475,521
Dividends on FHLB stock	1,206,378	1,634,899	1,289,125

Total interest income	536,681,146	540,033,383	516,255,895

Interest expense:
Deposits	112,540,796	133,234,567	160,758,451
Federal funds purchased and repurchase agreements	105,856,415	117,127,270	97,952,979
Notes payable	6,655,888	6,797,889	8,904,611
Advances from FHLB	19,418,432	16,023,967	12,585,108

Total interest expense	244,471,531	273,183,693	280,201,149

Net interest income	292,209,615	266,849,690	236,054,746

Provision for loan losses	55,915,598	62,301,996	61,030,000

Net interest income after provision for loan losses	236,294,017	204,547,694	175,024,746

Other income:
Other fees on loans	20,617,491	21,440,852	19,631,741
Service charges on deposit accounts	9,526,946	9,200,327	9,213,436
Mortgage banking activities	3,013,840	3,540,034	1,562,158
Net gain on sale of investments	34,856,273	12,000,487	9,606,314
Rental income	2,223,734	2,285,021	2,292,541
Derivatives gain (loss)	619,473	(4,061,988)
Gain on sale of credit cards portfolio	30,885,353
Other operating income	16,967,078	14,087,218	10,673,633

Total other income	118,710,188	58,491,951	52,979,823

Other operating expenses:
Employees’ compensation and benefits	75,213,081	59,432,111	54,702,977
Occupancy and equipment	36,394,322	29,015,200	24,991,540
Business promotion	12,414,820	9,304,277	7,506,040
Taxes, other than income taxes	7,404,729	6,857,010	5,973,897
Insurance and supervisory fees	3,729,860	2,803,905	2,475,411
Other	28,836,736	25,343,669	25,204,513

Total other operating expenses	163,993,548	132,756,172	120,854,378

Income before income tax provision and cumulative effect of accounting change	191,010,657	130,283,473	107,150,191
Income tax provision	38,672,315	22,327,122	20,133,858

Income before cumulative effect of accounting change	152,338,342	107,956,351	87,016,333
Cumulative effect of accounting change, net of tax			(1,014,889)

Net income	$152,338,342	$107,956,351	$86,001,444

Net income available to common stockholders	$121,979,479	$81,550,077	$69,493,246

Net income per common share basic:
Income before cumulative effect of accounting change	$3.04	$2.04	$1.77
Cumulative effect of accounting change			(0.03)

Earnings per common share basic	$3.04	$2.04	$1.74

Net income per common share diluted:
Income before cumulative effect of accounting change	$2.98	$2.01	$1.76
Cumulative effect of accounting change			(0.03)

Earnings per common share diluted	$2.98	$2.01	$1.73

Dividends declared per common share	$0.44	$0.40	$0.35

The accompanying notes are an integral part of these statements.

FIRST BANCORP	PAGE 53

FIRST BANCORP
Consolidated Statements of Cash Flows

	Year ended December 31,
	2003	2002	2001

Cash flows from operating activities:
Net income	$152,338,342	$107,956,351	$86,001,444

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,761,331	11,710,016	9,844,282
Amortization of core deposit intangible	2,396,620	1,165,488	919,261
Provision for loan losses	55,915,598	62,301,996	61,030,000
Deferred income tax benefit	(6,786,958)	(8,610,812)	(5,402,000)
Gain on sale of investments, net	(34,856,273)	(12,000,487)	(9,606,314)
Unrealized derivatives (gain) loss	(619,473)	4,522,925
Net gain on sale of loans	(2,917,364)	(3,416,222)	(1,282,845)
Amortization of deferred net loan (fees) cost	(785,047)	(1,544,375)	522,685
Net originations of loans held for sale	(36,873,320)	(40,264,215)	(4,629,562)
Gain on sale of credit cards portfolio	(30,885,353)
Increase in accrued income tax payable	10,393,838	3,434,149	11,306,695
Increase in accrued interest receivable	(2,226,424)	(141,451)	(9,661,332)
Increase (decrease) in accrued interest payable	12,518,655	(1,364,672)	4,841,187
Decrease in other assets	7,131,161	39,671,318	22,893,906
(Decrease) increase in other liabilities	(6,570,908)	27,974,273	(9,395,151)

Total adjustments	(20,403,917)	83,437,931	71,380,812

Net cash provided by operating activities	131,934,425	191,394,282	157,382,256

Cash flows from investing activities:
Principal collected on loans	1,758,334,538	635,765,469	897,831,839
Loans originated	(2,064,719,667)	(903,166,444)	(1,334,581,873)
Purchase of loans	(1,361,125,878)	(734,531,121)	(481,200,701)
Proceeds from sale of loans	264,126,724	83,862,533	42,343,060
Proceeds from sale of investments securities	1,439,718,183	2,242,654,071	847,716,293
Purchase of securities held to maturity	(11,840,435,784)	(17,031,372,741)	(254,818,754)
Purchase of securities available for sale	(1,464,811,333)	(10,336,516,102)	(12,462,323,482)
Principal repayments and maturities of securities held to maturity	9,412,564,835	16,613,061,948	74,529,997
Principal repayments of securities available for sale	1,549,299,968	8,816,493,581	10,377,705,993
Additions to premises and equipment	(11,435,164)	(14,412,317)	(13,912,556)
Cash received for net liabilities assumed on acquisition of business		73,357,625
Purchase of FHLB stock	(10,020,500)	(12,738,900)	(4,354,100)

Net cash used in investing activities	(2,328,504,078)	(567,542,398)	(2,311,064,284)

Cash flows from financing activities:
Net increase in deposits	1,343,294,310	790,122,398	764,012,251
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	855,394,412	(202,096,134)	1,134,888,478
FHLB advances taken	540,000,000	29,300,000	276,700,000
Payments of notes payable		(1,550,000)	(62,000,000)
Dividends	(47,958,718)	(42,372,613)	(30,343,298)
Exercise of stock options	1,119,957	1,340,843	1,355,211
Issuance of preferred stock	182,998,539	88,906,000	100,069,250
Treasury stock acquired			(1,929,685)

Net cash provided by financing activities	2,874,848,500	663,650,494	2,182,752,207

Net increase in cash and cash equivalents	678,278,847	287,502,378	29,070,179
Cash and cash equivalents at beginning of period	381,965,496	94,463,118	65,392,939

Cash and cash equivalents at end of period	$1,060,244,343	$381,965,496	$94,463,118

Cash and cash equivalents include:
Cash and due from banks	$89,304,520	$108,305,943	$59,898,550
Money market investments	970,939,823	273,659,553	34,564,568

	$1,060,244,343	$381,965,496	$94,463,118

The accompanying notes are an integral part of these statements.

PAGE 54	2003 ANNUAL REPORT

FIRST BANCORP
Consolidated Statements of Changes in Stockholder’s Equity

							Accumulated
			Additional				other
	Preferred	Common	paid-in	Capital	Legal	Retained	comprehensive
	stock	stock	capital	reserve	surplus	earnings	income (loss)

December 31, 2000	$165,000,000	$26,424,152	$16,567,516	$50,000,000	$126,792,514	$69,275,152	$(19,598,785)
Net income						86,001,444
Other comprehensive income							13,305,431
Issuance of preferred stock	103,500,000		(3,430,750)
Addition to legal surplus					(10,000,000)	(10,000,000)
Addition to capital reserve				10,000,000		(10,000,000)
Treasury stock acquired		(86,200)	(43,100)			(1,800,385)
Stock options exercised		234,000	1,121,211
Cash dividends:
Common stock						(13,835,100)
Preferred stock						(16,508,198)

December 31, 2001	268,500,000	26,571,952	14,214,877	60,000,000	136,792,514	103,132,913	(6,293,354)
Net income						107,956,351
Other comprehensive income							39,674,517
Issuance of preferred stock	92,000,000		(3,094,000)
Addition to legal surplus					12,552,664	(12,552,664)
Addition to capital reserve				10,000,000		(10,000,000)
Stock options exercised		64,500	1,276,343
Common stock split on September 30, 2002		13,318,083	(12,397,220)			(920,863)
Cash dividends:
Common stock						(15,966,339)
Preferred stock						(26,406,274)

December 31, 2002	360,500,000	39,954,535	—	70,000,000	149,345,178	145,243,124	33,381,163
Net income						152,338,342
Other comprehensive income							2,646,946
Issuance of preferred stock	189,600,000		(778,352)			(5,823,109)
Addition to legal surplus					13,761,331	(13,761,331)
Addition to capital reserve				10,000,000		(10,000,000)
Stock options exercised		72,750	1,047,207
Cash dividends:
Common stock						(17,599,855)
Preferred stock						(30,358,863)

December 31, 2003	$550,100,000	$40,027,285	$268,855	$80,000,000	$163,106,509	$220,038,308	$36,028,109

The accompanying notes are an integral part of these statements.

FIRST BANCORP	PAGE 55

FIRST BANCORP
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2003	2002	2001

Net income	$152,338,342	$107,956,351	$86,001,444
Other comprehensive income:
Unrealized gains on securities:
Unrealized holding gains arising during the period	26,570,827	65,157,017	27,280,982
Less: Reclassification adjustment for gains included in net income	(34,856,273)	(12,000,487)	(9,606,314)
Unrealized gain (loss) on fair value hedge of available for sale securities attributable to credit risk	418,419	(257,174)	(1,260,094)
Cumulative effect of accounting change			1,326,000
Income tax benefit (expense) related to items of other comprehensive income	10,513,973	(13,224,839)	(4,435,143)

Other comprehensive income for the period, net of tax	2,646,946	39,674,517	13,305,431

Total comprehensive income	$154,985,288	$147,630,868	$99,306,875

The accompanying notes are an integral part of these statements.

PAGE 56	2003 ANNUAL REPORT

FIRST BANCORP
Notes to Consolidated Financial Statements

NOTE 1 - NATURE OF BUSINESS

First BanCorp (the Corporation) is a financial holding company offering a full range of financial services through its wholly-owned bank subsidiary, FirstBank Puerto Rico (FirstBank or the Bank). First BanCorp also offers insurance services through its wholly-owned insurance subsidiary, FirstBank Insurance Agency. The Corporation is subject to the Federal Bank Holding Company Act and its insurance subsidiary is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

FirstBank is a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. Its main office is located in San Juan, Puerto Rico, and it has 42 full-service banking branches in Puerto Rico and 12 in the U.S. Virgin Islands (USVI) and British Virgin Islands (BVI). The Bank, through wholly-owned subsidiaries, operates 58 offices in Puerto Rico specializing in residential mortgage loan originations, small personal loans, finance leases, and vehicle rental, one office that sells insurance in the U.S. Virgin Islands, and two offices, one in the U.S. Virgin Islands and one in Barbados specializing in foreign sales corporation management and three offices specializing in the origination of small loans in the USVI. The Bank offers brokerage services in selected branches through an alliance with an international brokerage house doing business in Puerto Rico. The Bank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Federal Deposit Insurance Corporation (FDIC), which insures the U.S. and USVI. deposits through the Savings Association Insurance Fund (SAIF). The Virgin Islands operations of FirstBank are regulated by the Virgin Islands Banking Board (for the USVI) and by the British Virgin Islands Financial Services Commission (for the BVI).

In September 2003, First Mortgage Inc., a whollyowned subsidiary of FirstBank started operations specializing in the origination of residential mortgage loans and related services. In November 2003, First Express Inc., a wholly-owned subsidiary of FirstBank, started operations in the USVI specializing in the origination of small personal loans.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information available as of the date of the consolidated financial statements. Therefore, actual results could differ from those estimates.

For purposes of comparability, certain prior period amounts have been reclassified to conform with the 2003 presentation. Following is a description of the more significant accounting policies followed by the Corporation:

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

Securities purchased under agreements to resell

The Corporation purchases securities under agreements to resell the same securities. The counterparty retains control over the securities acquired, accordingly, amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral where deemed appropriate.

Investment securities

The Corporation classifies its investments in debt and equity securities into one of three categories:

Held to maturity - Securities which the entity has the positive intent and ability to hold to maturity. These securities are carried at amortized cost.

Trading - Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses reported in earnings. At December 31, 2003 and 2002 the Corporation did not hold investment securities for trading purposes.

Available for sale - Securities not classified as trading or as held to maturity. These securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax, reported in other comprehensive income as a separate component of stockholder’s equity.

FIRST BANCORP	PAGE 57

Premiums and discounts are amortized as an adjustment to interest income on investments over the life of the related securities using a method that approximates the interest method. Realized gains and losses related to investment securities are determined using the specific identification method and are reported in Other Income as net gains on the sale of investments.

Evaluation of other-than-temporary impairment on available for sale and held to maturity securities

The Corporation evaluates for impairment its debt and equity securities when their market value has remained below cost for six months or more, or earlier if other factors indicative of potential impairment exist. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Corporation employs a systematic methodology that considers all available places evidence in evaluating a potential impairment of its investments.

The impairment analysis of the fixed income investments places special emphasis on the analysis of the cash position of the company, its cash and capital generation capacity, which could increase or diminish the company’s ability to repay its bond obligations. The Corporation also considers its intent and ability to hold the fixed income securities. If Management believes, based on the analysis, that the company will not be able to service its debt and pay its obligations on a timely manner, the security is written down to Management’s estimate of net realizable value. For securities written down to its estimate net realizable value, any accrued and uncollected interest is also reversed. Interest income is then recognized if collected.

The equity securities impairment analyses are performed and reviewed on an ongoing basis based on the latest financial information and any supporting research report made by a major brokerage house. These analyses are very subjective and based, among other things, on relevant financial data such as capitalization, cash flow, liquidity, systematic risk, and debt outstanding. Management also considers the industry trends, the historical performance of the stock, as well as the Corporation’s intent to hold the security for an extended period. If Management believes there is a low probability of recovering book value in a reasonable time frame, then an impairment will be recorded by writing the security down to market value. An impairment charge is generally recognized when an equity security has remained significantly below cost (over twenty percent 20%) for a period of twelve month.

Loans held for sale

Loans held for sale are stated at the lower of cost or market. The amount by which cost exceeds market value in the aggregate portfolio of loans held for sale, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income.

Loans and allowance for loan losses

Loans are stated at their outstanding balance less unearned interest and net deferred loan origination fees and costs. Unearned interest on certain personal and auto loans is recognized as income under a method, which approximates the interest method.

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

The Corporation has defined impaired loans as loans with interest and/or principal past due 90 days or more and other specific loans for which, based on current information and events, it is probable that the debtor will be unable to pay all amounts due according to the contractual terms of the loan agreement. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. An allowance for impaired loans is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Groups of small balance, homogeneous loans are collectively evaluated for impairment considering among other factors, historical charge-off experience, existing economic conditions and risk characteristics relevant to the particular loan category. The portfolios of residential mortgage loans, consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment.

Loan fees and costs

Loan fees and costs incurred in the origination of loans are deferred and amortized using the interest method or under a method that approximates the interest method over the life of the loans as an adjustment to interest income. When a loan is paid off or sold, any unamortized net deferred fee (cost) is credited (charged) to income.

PAGE 58	2003 ANNUAL REPORT

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

Premises and equipment

Premises and equipment are carried at cost, less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets. Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs, which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

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

Stock option plan

The Corporation has a stock-based employee compensation plan, which is described more fully in Note 5. The Corporation accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. Options granted are not subject to vesting requirements. The table below illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock Based Compensation, to stock-based employee compensation granted in year 2003 and 2002 (no options were granted during 2001).

FIRST BANCORP	PAGE 59

Proforma net income and earnings per common share

	Year ended December 31,
	2003	2002
	(In thousands, except per share data)
Net income
As reported	$152,338	$107,956
Deduct: Stock-based employee compensation expense determined under fair value method	2,897	2,215

Pro forma	$149,441	$105,741

Earnings per common share-basic:
As reported	$3.04	$2.04
Pro forma	$2.98	$1.99
Earnings per common share-diluted:
As reported	$2.98	$2.01
Pro forma	$2.91	$1.96

Management uses the Black-Scholes option pricing model for the computation of the estimated fair value of each option granted to buy shares of the Corporation’s common stock. The fair value of each option granted during 2003 and 2002 (no options were granted during 2001) was estimated using the following assumptions: expected weighted dividend yield of 1.72% (2003) and 1.85% (2002); expected life of 3.29 years; weighted expected volatility of 45.94% (2003) and 31.76% (2002); and weighted risk-free interest rate of 2.09% (2003) and 3.66% (2002). The weighted estimated fair value of the options granted was $7.94 (2003) and $4.08 (2002) per option.

Comprehensive income

Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, primarily the unrealized gain (loss) on securities available for sale, net of estimated tax effect, and the change in fair value attributable to credit risk on securities hedged with interest rate swaps.

Derivative instruments

On January 1, 2001, the Corporation adopted the Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivatives Instruments and Hedging Activities”, as amended. All derivatives are recognized in the statement of financial position at fair value. Changes in the fair value of derivative instruments are accounted for as current income or other comprehensive income, depending on their intended use and designation. For transactions that qualify for hedge accounting, SFAS No. 133 provides for a matching of the timing of gain or loss recognition on the hedging instrument with the recognition in earnings of (a) the changes in the fair value of the hedged asset or liability, that are attributable to the hedged risk (fair value hedges) or (b) the effect of the exposure to the variability of cash flows from the hedged asset or liability (cash flows hedges). Note 27 describes in more

PAGE 60	2003 ANNUAL REPORT

detail the hedging transactions entered into by the Corporation.

Earnings per common share

Earnings per share-basic is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. The computation of earnings per share-diluted is similar to the computation of earnings per share-basic except that the weighted average common shares are increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Stock options outstanding under the Corporation’s stock option plan are considered in the earnings per share-diluted by application of the treasury stock method, which assumes that proceeds for the exercise of options are used to repurchase common stock in the open market. Any stock splits or stock dividends are retroactively recognized in all periods presented in financial statements.

Acquisition of business

Business combinations are accounted using the purchase method of accounting. Assets acquired and liabilities assumed are recorded at estimated fair values at the date of acquisition. After initial recognition, any resulting intangible assets are accounted for as follows:

•	Definite life intangibles are amortized over their estimated life, generally on a straight line basis and are reviewed periodically for impairment.

•	Goodwill and other indefinite life intangibles are not amortized but are reviewed periodically for impairment.

Recently issued accounting pronouncements

During 2003 the Financial Accounting Standards Board (FASB) issued the following financial accounting pronouncements:

In December 2003, the FASB published a revision to its Interpretation No. 46 (FIN 46) to clarify some of the provisions of FIN 46 and to exempt certain entities from its requirements. FIN 46, as revised, applies to variable interest entities that are commonly referred to as special-purpose entities for periods ending after December 15, 2003 and for all other types of variable interest entities for periods ending after March 15, 2004. It requires the consolidation of a variable interest entity (as defined) by its primary beneficiary. Primary beneficiaries are those companies that are subject to a majority of the risk of loss or entitled to receive a majority of the variable interest entity’s residual returns, or both. The adoption of FIN 46 did not have any effect on the Corporation’s financial statements.

SFAS 149 - Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133. This Statement is effective for contracts entered into or modified after June 30, 2003, except for contracts which relate to forward purchases or sales of when-issued securities or other securities that do not yet exist, for which in the Statement should be applied to both existing contracts and new contracts entered into after June 30, 2003. The adoption of this standard did not have an impact on the Corporation’s financial position or results of operations.

SFAS 150 - Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity - Issued on May 15, 2003, this Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an entity classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this standard did not have an impact on the Corporation’s financial position or results of operations.

In November 2003, the Accounting Standards Executive Committee issued the Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans) acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP does not apply to loans originated by the entity. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carry-over applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management believes that the adoption of this statement will not have a material effect on the Corporation’s consolidated financial statements.

FIRST BANCORP	PAGE 61

NOTE 3 - STOCKHOLDERS’ EQUITY

Common stock

The Corporation has 250,000,000 shares of authorized common stock with a par value of $1 per share. At December 31, 2003, there were 44,948,185 (2002-44,875,435) shares issued and 40,027,285 (2002-39,954,535 shares outstanding).

The Corporation issued 72,750, 96,750 and 351,000 shares of common stock during 2003, 2002 and 2001, respectively, as part of the exercise of stock options under the Corporation’s stock option plan. The 2002 and the 2001 number of shares issued was adjusted for the September 30, 2002 stock split.

Stock repurchase plan and treasury stock

The Corporation has a stock repurchase program under which, from time to time, it repurchases shares of common stock in the open market and holds them as treasury stock. No shares of common stock were repurchased during 2003 and 2002 by the Corporation. From the total amount of common stock repurchased, 4,920,900 shares were held as treasury stock at December 31, 2003 and 2002 and were available for general corporate purposes.

Preferred stock

The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $25, redeemable at the Corporation’s option subject to certain terms. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. During 2003, the Corporation issued 7,584,000 shares of the Corporation’s “Series E Preferred Stock”, (3,680,000 shares in 2002; 4,140,000 shares in 2001; 3,000,000 shares in 2000 and 3,600,000 shares in 1999). The liquidation value per share is $25. Annual dividends of $1.75 per share (issuance of 2003), $1.8125 per share (issuance of 2002), $1.85 per share (issuance of 2001), $2.0875 per share (issuance of 2000) and 1.78125 per share (issuance of 1999), are payable monthly, if declared by the Board of Directors. During the year, dividends declared on preferred stock amounted to $30,358,863 (2002 - $26,406,274; 2001 - $16,508,198).

Capital reserve

The capital reserve account was established to comply with certain regulatory requirements of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico related to the issuance of subordinated notes by FirstBank in 1995. An amount equal to 10% of the principal of the notes is set aside each year from retained earnings until the reserve equals the total principal amount. At the notes repayment date the balance in capital reserve is to be transferred to the legal surplus account or retained earnings after the approval of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico.

Legal surplus

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus, until such surplus equals the total of paid in capital on common and preferred stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the stockholders.

NOTE 4 - REGULATORY CAPITAL REQUIREMENTS

The Corporation is subject to various regulatory capital requirements imposed by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Corporation’s capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.

Capital standards established by regulations require the Corporation to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk-weighting factors to the Corporation’s assets and certain off-balance sheet items, which vary from 0% to 100% depending on the nature of the asset.

At December 31, 2003 and 2002, the most recent notification from FDIC, categorized the Corporation as a well-capitalized institution under the regulatory framework for prompt corrective action. To be categorized as well as capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. Management believes that there are no conditions or events since that date that have changed that classification.

PAGE 62	2003 ANNUAL REPORT

The Corporation’s and its banking subsidiary’s regulatory capital positions were as follows:

			Regulatory requirement
			For capital		To be
	Actual		adequacy purposes		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)
At December 31, 2003
Total Capital (to Risk Weighted Assets)
First Bancorp	$1,103,798	15.22%	$580,090	8%	$725,113	10%
FirstBank	$974,208	13.49%	$577,872	8%	$722,340	10%
Tier I Capital (to Risk Weighted Assets)
First Bancorp	$989,853	13.65%	$290,045	4%	$435,068	6%
FirstBank	$867,025	12.00%	$288,936	4%	$433,404	6%
Tier Capital (to Average Assets)
First Bancorp	$989,853	8.35%	$355,713	3%	$592,855	5%
FirstBank	$867,025	7.38%	$352,631	3%	$587,718	5%
At December 31, 2002
Total Capital (to Risk Weighted Assets)
First Bancorp	$816,946	13.75%	$475,155	8%	$593,944	10%
FirstBank	$739,996	12.50%	$473,617	8%	$592,022	10%
Tier I Capital (to Risk Weighted Assets)
First Bancorp	$707,083	11.90%	$237,578	4%	$356,366	6%
FirstBank	$632,487	10.68%	$236,809	4%	$355,213	6%
Tier Capital (to Average Assets)
First Bancorp	$707,083	7.35%	$288,628	3%	$481,046	5%
FirstBank	$632,487	6.62%	$286,801	3%	$478,002	5%

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

FIRST BANCORP	PAGE 63

Following is a summary of the activity related to stock options:

	Number	Weighted Average
	of Options	Exercise Price per Option
At December 31, 2000	1,907,250	$12.24
Exercised	(351,000)	$3.86
Canceled	(3,000)	$18.92

At December 31, 2001	1,553,250	$14.12
Granted	542,750	$18.96
Exercised	(96,750)	$13.86

At December 31, 2002	1,999,250	$15.44
Granted	365,000	$25.68
Exercised	(72,750)	$15.43

At December 31, 2003	2,291,500	$17.08

The exercise price of the options outstanding at December 31, 2003, ranges from $10.42 to $29.55 and the weighted average remaining contractual life is approximately six years.

Following is additional information concerning the stock options outstanding at December 31, 2003.

Numbers of	Exercise Price	Contractual
Options	per Option	Maturity
300,000	$10.42	November 2007
65,000	$12.79	February 2008
60,000	$18.06	May 2008
18,000	$17.71	June 2008
259,500	$17.33	November 2008
3,000	$17.29	February 2009
261,000	$13.08	November 2009
428,500	$14.88	December 2010
514,500	$18.69	February 2012
20,000	$25.99	October 2012
357,000	$25.63	February 2013
5,000	$29.55	May 2013

2,291,500

PAGE 64	2003 ANNUAL REPORT

NOTE 6 - EARNINGS PER COMMON SHARE

The calculations of earnings per common share for the years ended December 31, 2003, 2002 and 2001 follow:

	Year ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Net income	$152,338	$107,956	$86,001
Less: Preferred stock dividend	(30,359)	(26,406)	(16,508)

Net income-attributable to common stockholders	$121,979	$81,550	$69,493

Earnings per common share-basic:
Net income - available to common stockholders	$121,979	$81,550	$69,493

Weighted average common shares outstanding	39,994	39,901	39,851

Earnings per common share-basic	$3.04	$2.04	$1.74

Earnings per common share-diluted:
Net income - available to common stockholders	$121,979	$81,550	$69,493

Weighted average common shares and share equivalents:
Average common shares outstanding	39,994	39,901	39,851
Common stock equivalents - Options	989	652	293

Total	40,983	40,553	40,144

Earnings per common share-diluted	$2.98	$2.01	$1.73

Stock options outstanding, under the Corporation’s stock option plan for officers, are common stock equivalents and, therefore, considered in the computation of earnings per common share diluted. Common stock equivalents were computed using the treasury stock method. For the year ended December 31, 2003, all options outstanding were included in the computation of outstanding shares. In 2002, 20,000 stock options (2001-10,500) were not included in the computation of outstanding shares because they were antidilutive.

NOTE 7-CASH AND DUE FROM BANKS

The Corporation is required by law to maintain minimum average reserve balances. The amount of those average reserve balances for the week ended December 31, 2003 was approximately $104,000,000 at (2002 - $93,000,000).

FIRST BANCORP	PAGE 65

NOTE 8 - INVESTMENT SECURITIES

Investment Securities Available For Sale

The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and contractual maturities of investment securities available for sale at December 31, 2003 and 2002 were as follows:

	December 31, 2003
		Gross			Weighted
	Amortized	Unrealized		Market	average
	cost	gains	losses	value	yield%
	(Dollars in thousands)
Obligations of U.S Government Agencies:
After 1 to 5 years
After 5 to 10 years
After 10 years
Puerto Rico Government Obligations:
After 5 to 10 years	$7,192	$354		$7,546	5.81
After 10 years	8,153	459		8,612	5.99

United States and Puerto Rico Government Obligations	$15,345	$813		$16,158	5.90

Mortgage-backed Securities:
FHLMC certificates:
After 1 to 5 years	$2,217	$112		$2,329	6.52
After 5 to 10 years	4,596	312		4,908	7.60
After 10 years	3,863	193		4,056	6.89

	10,676	617		11,293	7.12

GNMA certificates:
After 5 to 10 years	2,536	133		2,669	6.42
After 10 years	169,220	3,836	$152	172,904	5.19

	171,756	3,969	152	175,573	5.21

FNMA certificates:
Within 1 year
After 1 to 5 years	2			2	6.96
After 5 to 10 years	565	43		608	8.24
After 10 years	885,521	13,155		898,676	4.80

	886,088	13,198		899,286	4.80

Mortgage pass through certificates:
After 10 years	732	7		739	7.27

Mortgage-backed Securities	$1,069,252	$17,791	$152	$1,086,891	4.89

Corporate Bonds:
Within 1 year
After 1 to 5 years	$45,000	$1,395		$46,395	4.51
After 5 to 10 years	3,750	3,625		7,375	7.67

Corporate bonds	$48,750	$5,020		$53,770	4.75

Equity securities (without contractual maturity)	$48,051	$14,464	$196	$62,319	0.73

Total Investment Securities Available for Sale	$1,181,398	$38,088	$348	$1,219,138	4.76

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2002
		Gross			Weighted
	Amortized	Unrealized		Market	average
	cost	gains	losses	value	yield%
	(Dollars in thousands)
Obligations of U.S Government Agencies:
After 1 to 5 years	$500	$3		$503	3.87
After 5 to 10 years	750	17		767	5.60
After 10 years	15,568	480		16,048	7.69
Puerto Rico Government Obligations:
After 5 to 10 years	4,999	375		5,374	6.27
After 10 years	5,679	401		6,080	6.30

United States and Puerto Rico Government Obligations	$27,496	$1,276		$28,772	7.02

Mortgage-backed Securities:
FHLMC certificates:
After 1 to 5 years	$1,458	$82		$1,540	6.47
After 5 to 10 years	8,211	613		8,824	7.42
After 10 years	6,347	358		6,705	6.86

	16,016	1,053		17,069	7.11

GNMA certificates:
After 5 to 10 years	3,608	170		3,778	6.41
After 10 years	524,278	9,439		533,717	5.11

	527,886	9,609		537,495	5.12

FNMA certificates:
Within 1 year	29			29	6.33
After 1 to 5 years	5			5	7.68
After 5 to 10 years	764	53		817	7.66
After 10 years	1,916,460	39,523		1,955,983	4.93

	1,917,258	39,576		1,956,834	4.93

Mortgage pass through certificates:
After 10 years	1,175	32		1,207	7.23

Mortgage-backed Securities	$2,462,335	$50,270		$2,512,605	4.99

Corporate Bonds:
Within 1 year	$979	$36		$1,015	7.87
After 1 to 5 years	85,711	1,244	$10,865	76,090	6.16
After 5 to 10 years	57,276	445	1,084	56,637	6.94

Corporate bonds	$143,966	$1,725	$11,949	$133,742	6.48

Equity securities (without contractual maturity)	$36,951	$10,006	$5,302	$41,655	1.72

Total Investment Securities Available for Sale	$2,670,748	$63,277	$17,251	$2,716,774	5.04

Maturities for mortgage-backed securities are based upon contractual terms assuming no repayments. Expected maturities of investments might differ from contractual maturities because they may be subject to prepayments and/or call options. The weighted aver- age yield on investment securities held for sale is based on amortized cost; therefore, it does not give effect to changes in fair value.

PAGE 66	2003 ANNUAL REPORT

Investments Held to Maturity

The amortized cost, gross unrealized gains and losses, approximate market value, weighted average yield and contractual maturities of investment securities held to maturity at December 31, 2003 and 2002 were as follows:

	December 31, 2003
		Gross			Weighted
	Amortized	Unrealized		Market	average
	cost	gains	losses	value	yield%
	(Dollars in thousands)
U.S. Treasury Securities:
Due within 1 year	$11,318		$7	$11,311	0.90
Obligations of other U.S Government Agencies:
Due within 1 year	14,979		163	14,816	1.05
After 1 to 5 years	500		1	499	3.02
After 10 years	1,083,337	$144	17,225	1,066,256	4.45
Puerto Rico Government Obligations:
After 1 to 5 years	5,000	175		5,175	5.00
After 10 years	4,641	648		5,289	6.50

United States and Puerto Rico Government obligations	$1,119,775	$967	$17,396	$1,103,346	4.38

Mortgage-backed securities:
FHLMC certificates
After 1 to 5 years
After 5 to 10 years	$35,005		$830	$34,175	3.65
FNMA certificates:
After 5 to 10 years	29,491		94	29,397	3.81
After 10 years	1,906,359	$162	16,464	1,890,057	4.04

Mortgage-backed securities:	$1,970,855	$162	$17,388	$1,953,629	4.03

Corporate bonds:
Due within 1 year	$39,847	$72		$39,919	2.69
After 1 to 5 years

Corporate bonds	$39,847	$72		$39,919	2.69

Total Investment Securities Held to Maturity	$3,130,477	$1,201	$34,784	$3,096,894	4.14

[Additional columns below]

[Continued from above table, first column(s) repeated]

	December 31, 2002
		Gross		Weighted
	Amortized	Unrealized		Market	average
	cost	gains	losses	value	yield%
	(Dollars in thousands)
U.S. Treasury Securities:
Due within 1 year
Obligations of other U.S Government Agencies:
Due within 1 year
After 1 to 5 years
After 10 years	$628,820	$3,307	$59	$632,068	7.85
Puerto Rico Government Obligations:
After 1 to 5 years	5,000	113		5,113	5.00
After 10 years	4,354	586		4,940	6.50

United States and Puerto Rico Government obligations	$638,174	$4,006	$59	$642,121	7.82

Mortgage-backed securities:
FHLMC certificates
After 1 to 5 years
After 5 to 10 years
FNMA certificates:
After 5 to 10 years
After 10 years

Mortgage-backed securities:

Corporate bonds:
Due within 1 year	$25,000			$25,000	3.05
After 1 to 5 years	39,432		$609	38,823	2.95

Corporate bonds	$64,432		$609	$63,823	2.98

Total Investment Securities Held to Maturity	$702,606	$4,006	$668	$705,944	7.38

Expected maturities of investments might differ from contractual maturities because they may be subject to prepayments and/or call options. Rates in the corpo- rate bonds classified as held to maturity are floating.

Investment Activities

The net unrealized gains or losses on available for sale securities are presented in accumulated other comprehensive income.

During the first quarter of 2003, the Corporation reduced its deferred tax liability on the unrealized gains on available for sale securities to reflect current Puerto Rico tax statutes, which provide for tax exemption on the gain on sale of investments held by the Corporation’s international banking divisions. This tax benefit is reflected in Other Comprehensive Income.

FIRST BANCORP	PAGE 67

During 2003, the Corporation replaced and grew its investments portfolio. In the first quarter of 2003, the Corporation’s bank subsidiary sold $700 million of its 15-year 5.5% coupon and 30 year 6.5% mortgage-backed securities portfolio, to take advantage of a market opportunity, which arose when the 10-year treasury notes rate reached 3.56%. Also during 2003, prepayments on mortgage-backed securities and repayments on callable securities accelerated when compared to recent historical experience. A substantial amount of the proceeds from both the aforementioned sales and accelerated prepayments of mortgage-backed securities was maintained in money market instruments, awaiting an opportunity to reenter the longer-term investment market. For such reasons, interest income was affected during this waiting period, which included the first half of 2003 and the first part of the third quarter of 2003. During the months of July and August of 2003, with the increase in the 10-year treasury note rates, the Corporation’s Bank subsidiary reinvested proceeds from sales and prepayments and grew its portfolio by purchasing $2.0 billion in 15-year 5% coupon FNMA securities. For this reason, the Corporation’s Bank subsidiary investment interest income increased since August 2003 after the mortgage-backed securities purchases. The restructuring of the investment’s portfolio, briefly discussed above, enabled the Corporation to record substantial profits on securities sold, while at the same time gave the Corporation the opportunity to reinvest in mortgage-backed securities with more attractive yields and shorter maturities.

During 2003, Management’s impairment analyses on its debt and equity securities portfolios concluded that other-than-temporary impairments had occurred in certain investments. As a result the Corporation recognized impairment charges against the net gain on sale of investments category of Other Income of approximately $5.8 million in corporate bonds and equity securities. Management determined that except for the impairments on these bonds and stocks, there are no other-than-temporary impairments on the rest of the bonds and equity securities portfolio.

As of December 31, 2003, the Corporation did not hold any investments securities with significant unrealized losses sustained for more than one year. The investment securities with unrealized losses as of December 31, 2003 are mainly mortgage-backed securities and obligations of U.S. government agencies for which the Corporation has the intent and ability to hold to maturity and, as such, have been classified as securities held-to-maturity on the Corporation’s consolidated financial statements. Specifically, at December 31, 2003, the most significant unrealized losses were reflected in U.S. government agencies obligations held-to-maturity with an amortized cost of approximately $850 million and unrealized losses of approximately $17 million, and Federal National Mortgage Association (FNMA) mortgage-backed securities held-to-maturity with an amortized cost of approximately $1,834 million and unrealized losses of approximately $16 million. Both, the U.S. government agencies obligations and the FNMA mortgage-backed securities were purchased during 2003. The unrealized losses on these securities result substantially from interest rate fluctuations, and, because of Management’s intention to hold them until maturity, are expected to recover in full. Further, Management does not consider that such securities have been impaired, since it is considered that the interest and principal on these securities will be repaid when due based on several factors such as credit quality and the fact that the principal and interest on substantially all of the securities with an unrealized loss position are guaranteed by government sponsored agencies such as FNMA, GNMA, FHLB, and FHLMC, and in the case of the mortgage-backed securities, also by residential real estate collateral.

Total proceeds from the sale of securities during the year period ended December 31, 2003 amounted to $1,440 million (2002 — $2,243 million). The Corporation realized gross gains of $43.8 million (2002 — $49.7 million, 2001 — $13.6 million), and gross realized losses and other-than-temporary impairments of $8.9 million (2002 — $37.7 million, 2001 — $4 million).

NOTE 9 - FEDERAL HOME LOAN BANK (FHLB) STOCK

Institutions that are members of the FHLB system are required to maintain a minimum investment in FHLB stock. Such minimum is calculated as a percentage of aggregate outstanding mortgages and an additional investment is required that is calculated as a percentage of total FHLB advances, letters of credit, and the collateralized portion of interest-rate swaps outstanding. The stock is capital stock issued at $100 par. Both stock and cash dividends may be received on FHLB stock.

At December 31, 2003 and 2002, there were investments in FHLB stock with book value of $45,650,000 and $35,629,500, respectively. The estimated market value of such investments is its redemption value determined by the ultimate recoverability of its par value. In September 2003, the FHLB of New York announced the suspension of dividends on its outstanding common stock for the third quarter of 2003. At that time, Management’s impairment analyses concluded that no other-than-temporary impairments had occurred on these securities. In January 2004, the FHLB declared dividends on its outstanding common stock for the fourth quarter of 2003.

PAGE 68	2003 ANNUAL REPORT

NOTE 10 - INTEREST AND DIVIDEND ON INVESTMENTS

A detail of interest and FHLB dividend income on investments follows:

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Mortgage Backed Securities:
Taxable	$1,305	$3,765	$2,666
Exempt	94,358	117,338	106,571

	$95,663	$121,103	$109,237

Other Investment Securities:
Taxable	$2,307	$3,079	$2,639
Exempt	48,989	64,013	50,602

	$51,296	$67,092	$53,241

NOTE 11 - LOANS RECEIVABLE

The following is a detail of the loan portfolio:

	December 31,	December 31,
	2003	2002
	(In thousands)
Residential real estate loans, mainly secured by first mortgages	$2,871,222	$1,846,561
Deferred net loan fees	(4,062)	(3,247)

Residential real estate loans	2,867,160	1,843,314

Commercial loans:
Construction loans	328,175	259,053
Commercial loans	1,615,304	1,418,792
Commercial mortgages	889,156	813,513

Commercial loans	2,832,635	2,491,358

Finance leases	161,283	143,412

Consumer and other loans:
Personal	410,572	413,931
Personal lines of credit	11,906	10,401
Auto	665,484	565,478
Boat	59,385	53,017
Credit card	58,568	164,172
Home equity reserve loans	4,552	4,566
Unearned interest	(38,878)	(62,553)

Consumer and other loans	1,171,589	1,149,012

Loans receivable	7,032,667	5,627,096
Allowance for loan losses	(126,378)	(111,911)

Loans receivable, net	6,906,289	5,515,185
Loans held for sale	11,851	10,754

Total loans	$6,918,140	$5,525,939

FIRST BANK	PAGE 69

Decrease in credit cards loans portfolio is attributed to the sale of approximately $114 million to MBNA Corporation in the last quarter of 2003; the sale generated a gain of approximately $31 million. The sale was made pursuant to a long term strategic marketing alliance with MBNA, whereas FirstBank and MBNA together will be able to offer a wider selection of credit card services to consumers in Puerto Rico.

The Corporation’s primary lending area is Puerto Rico. The Corporation’s subsidiary Bank also lends in the U.S. and British Virgin Islands markets. At December 31, 2003 and 2002 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

At December 31, 2003, loans in which the accrual of interest income had been discontinued amounted to $85,525,000 (2002 - $91,765,000; 2001 - $72,998,000). If these loans had been accruing interest, the additional interest income realized would have been approximately $6,631,000 (2002 - $5,833,000; 2001 -$5,735,000). There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

At December 31, 2003, the Corporation was servicing residential mortgage loans owned by others aggregating approximately $266,155,000 (2002 - $196,748,000; 2001 - $160,583,000).

Various loans secured by first mortgages were assigned as collateral for certificates of deposit, individual retirement accounts, advances from the Federal Home Loan Bank, and unused lines of credit. The mortgage loans pledged as collateral amounted to $1,325,384,220 and $778,829,294 at December 31, 2003 and 2002, respectively.

NOTE 12 - ALLOWANCE FOR LOAN LOSSES

The changes in the allowance for loan losses were as follows:

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Balance at beginning of year	$111,911	$91,060	$76,919
Provision charged to income	55,916	62,302	61,030
Losses charged against the allowance	(48,132)	(48,991)	(54,380)
Recoveries credited to the allowance	6,683	7,540	7,391
Other adjustments			100

Balance at end of year	$126,378	$111,911	$91,060

PAGE 70	2003 ANNUAL REPORT

At December 31, 2003, $75 million ($27 million at December 31, 2002) in commercial, real estate, and construction loans over $1,000,000 were considered impaired with an allowance of $14.8 million ($5.9 million at December 31, 2002). For 2003, $12.6 million of the allowance on impaired loans was established based on the fair value of the collateral and $2.2 million was established based on the present value of expected future cash flows. The total allowance for impaired loans as of December 31, 2002 was established based on the fair value of collateral. The allowance for impaired loans is part of the allowances for loan losses. The increase in loans considered impaired is mainly in loans with real estate collateral. These loans represent loans for which management has determined that is probable that the debtor will be unable to pay all the amounts due, according to the contractual terms of the loan agreement, and do not necessarily represent loans for which the Corporation will incur a substantial loss. The average recorded investment in impaired loans amounted to $45 million for 2003 (2002 - $18.9 million). Interest income in the amount of approximately $2,922,000 was recognized on impaired loans in 2003 (2002 – $803,000; 2001 –$377,000).

NOTE 13 - RELATED PARTY TRANSACTIONS

The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

Amount
(In thousands)
Balance at December 31, 2001	$34,663
New loans	48,784
Payments	(1,943)

Balance at December 31, 2002	$81,504

New loans	12,236
Payments	(2,338)
Other changes	(37,115)

Balance at December 31, 2003	$54,287

These loans do not involve more than normal risk of collectivity and present terms no more favorable than those that would have been obtained if transactions had been with unrelated parties. The amounts reported as other changes include changes in the status of those who are considered related parties.

FIRST BANCORP	PAGE 71

NOTE 14 - PREMISES AND EQUIPMENT

Premises and equipment are stated at cost less accumulated depreciation as follows:

	Useful life	December 31,
	in years	2003	2002
		(In thousands)
Land		$8,303	$8,203
Buildings and improvements	10-40	51,476	41,918
Leasehold improvements	1-15	22,107	20,436
Furniture and equipment	3-10	70,093	94,675

		151,979	165,232
Accumulated depreciation		(72,315)	(87,083)

		79,664	78,149
Projects in progress		5,605	9,447

Total premises and equipment, net		$85,269	$87,596

NOTE 15 - INTANGIBLE ASSETS

At December 31, 2003, the Corporation has a core deposit intangible with a carrying amount of $18,410,919 (2002 - $20,807,539) included in the Other Assets category. The straight-line amortization expense for the year ended December 31, 2003 amounted to approximately $2,400,000. The estimated aggregate amortization expense for each of the five succeeding fiscal years will be approximately $2,400,000. Management has reviewed the core deposits intangible assets concluding that no impairment exists and that the useful life of ten years used to amortize them is the best estimate of the economic benefit period.

NOTE 16 - DEPOSITS AND RELATED INTEREST

Deposits and related interest consist of the following:

	December 31,
	2003	2002
	(In thousands)
Type of account and interest rate:
Savings accounts – 1.00% to 1.45% (2002 – 1.25% to 2.25%)	$985,062	$921,103
Interest bearing checking accounts – 1.00% to 1.35% (2002 – 1.15% to 2.00%)	286,607	230,743
Non-interest bearing checking accounts	548,921	447,076
Certificate of deposit – 0.75% to 7.85% (2002 – 1.00% to 7.85%)	4,944,517	3,883,996

	$6,765,107	$5,482,918

PAGE 72	2003 ANNUAL REPORT

The weighted average interest rate on total deposits at December 31, 2003 and 2002 was 1.82% and 2.58%, respectively.

At December 31, 2003, the aggregate amount of over-drafts in demand deposits that were reclassified as loans amounted to $14,809,498 (2002 - $7,281,895).

The following table presents a summary of certificates of deposits with a remaining term of more than one year at December 31, 2003:

Total
(In thousands)
Over one year to two years	$183,730
Over two years to three years	323,641
Over three years to four years	98,294
Over four years to five years	113,902
Over five years	2,789,928

Total	$3,509,495

At December 31, 2003 certificates of deposit (CD’s) in denominations of $100,000 or higher amounted to $4,508,865,618 (2002 - $3,379,748,775) including brokered certificates of deposit of $3,813,218,000 (2002 - $2,645,909,222) at a weighted average rate of 1.90%, after hedging (2002 – 2.64%). See Note 27 for a description of the program used to hedge the fair value of the brokered certificates of deposit.

At December 31, 2003, deposit accounts issued to government agencies with a carrying value of $378,861,589 (2002 - $220,869,357) were collateralized by securities with a carrying value of $422,369,034 (2002 - $259,433,606) and estimated market value of $423,913,988 (2002 - $263,467,485), by mortgage loans with a carrying value of $2,416,677 and estimated market value of $3,010,938 in 2002, there were no mortgages as collateral as of December 31, 2003, and by municipal obligations with a carrying value and estimated market value of $32,850,000 (2002 - $27,810,000).

A table showing interest expense on deposits follows:

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Savings	$11,849	$15,096	$12,954
Interest bearing checking accounts	3,426	4,763	5,296
Certificates of deposit	97,266	113,376	142,508

Total	$112,541	$133,235	$160,758

FIRST BANCORP	PAGE 73

NOTE 17 - FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

	December 31,
	2003	2002
	(In thousands)
Federal funds purchased, interest rate 1.28%	$155,000
Repurchase agreements, interest ranging from 0.88% to 5.39% (2002 - 1.00% to 5.37%)	3,484,472	$2,784,078
Accrued interest payable	10,825	9,462

Total	$3,650,297	$2,793,540

The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 2003 and 2002 was 3.13% and 3.82%, respectively.

Federal funds purchased and repurchase agreements mature as follows:

	December 31,
	2003	2002
	(In thousands)
One to thirty days	$664,573	$708,924
Over thirty to ninety days	899,939	194
Over ninety days to one year	156,500
Over one year	1,918,460	2,074,960

Total	$3,639,472	$2,784,078

PAGE 74	2003 ANNUAL REPORT

The following securities were sold under agreements to repurchase:

	December 31, 2003
	Amortized		Approximate	Weighted
	cost of		market value	average
	underlying	Balance of	of underlying	interest
Underlying securities	securities	borrowing	securites	rate

	(In thousands)
U.S. Treasury Securities and obligations of other U.S. Government Agencies	$788,517	$750,273	$773,954	4.06%
Mortgage backed securities	2,836,204	2,698,642	2,835,237	4.84%
Corporate bonds	37,370	35,557	37,442	2.69%

Total	$3,662,091	$3,484,472	$3,646,633

Accrued interest receivable	$13,321

	December 31, 2002
	Amortized		Approximate	Weighted
	cost of		market value	average
	underlying	Balance of	of underlying	interest
Underlying securities	securities	borrowing	securites	rate

	(In thousands)
U.S. Treasury Securities and obligations of other U.S. Government Agencies	$718,886	$646,095	$721,216	5.70%
P.R. Government Securities	290	260	324	6.48%
Mortgage backed securities	2,248,037	2,020,414	2,293,031	5.67%
Corporate bonds	130,525	117,309	130,523	5.20%

Total	$3,097,738	$2,784,078	$3,145,094

Accrued interest receivable	$12,257

The maximum aggregate balance outstanding at any month-end during 2003 was $3,985,306,843 (2002 - $3,342,284,753). The average balance during 2003 was approximately $2,881,937,413 (2002 - $2,784,701,323).

At December 31, 2003 and 2002, the securities under-lying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted, except for transactions where the Corporation has agreed to repurchase similar but not identical securities.

FIRST BANCORP	PAGE 75

NOTE 18 - ADVANCES FROM THE FEDERAL HOME LOAN BANK (FHLB)

Following is a detail of the advances from the FHLB:

		December 31,
Maturity	Interest rate	2003	2002
		(In thousands)
January 13, 2003	1.44%		$50,000
January 2, 2004	1.08%	$50,000
January 5, 2004	1.11%	60,000
January 7, 2004	1.15%	80,000
January 7, 2004	1.05%	200,000
January 23, 2004	1.18%	200,000
August 16, 2005	6.30%	50,000	50,000
October 9, 2008	5.10%	14,000	14,000
October 16, 2008	5.09%	15,000	15,000
February 28, 2011	4.50%	79,000	79,000
March 21, 2011	4.42%	165,000	165,000

		$913,000	$373,000

Advances are received from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value at least 110% of the outstanding advances. At December 31, 2003, specific mortgage loans with an estimated value of $994,306,442 (2002 -$553,144,554), as computed by Federal Home Loan Bank for collateral purposes, were pledged to the FHLB as part of the Collateral Agreement. The carrying value of such loans at December 31, 2003 amounted to $1,304,868,690 (2002 - $776,412,617). In addition, securities with an approximated market value of $2,109,236 (2002 - $26,587,830) and a carrying value of $2,200,795 (2002 - $29,149,623) were pledged to the FHLB.

NOTE 19 - SUBORDINATED NOTES

On December 20, 1995, the Corporation issued 7.63% subordinated capital notes in the amount of $100,000,000 maturing in 2005. The notes were issued at a discount. At December 31, 2003 the outstanding balance net of the unamortized discount and notes repurchased was $82,818,437 (2002 - $82,815,105). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Corporation ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 2003, the Corporation has transferred to capital reserves from the retained earnings account $80,000,000 as a result of the requirement explained in Note 3 - “Stockholders’ Equity.”

PAGE 76	2003 ANNUAL REPORT

NOTE 20 - UNUSED LINES OF CREDIT

The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2003 and 2002, the Corporation’s total unused lines of credit with these banks amounted to approximately $95,000,000 and $180,000,000, respectively. At December 31, 2003, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of approximately $83,415,678.

NOTE 21 - EMPLOYEES’ BENEFIT PLAN

FirstBank provides contributory retirement plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code for Puerto Rico employees and Section 401(K) of the U.S. Internal Revenue Code for U.S.V.I. employees. All employees are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank contributes a quarter of the first 4% of each participant’s compensation. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year ($12,000 for U.S.V.I. employees). Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank had a total plan expense of $1,235,230; $861,478 and $845,227 during 2003, 2002 and 2001, respectively.

NOTE 22 - OTHER EXPENSES

A detail of other expenses follows:

	Year ended December 31,
	2003	2002	2001
		(In thousands)
Professional and service fees	$9,402	$7,685	$7,461
Communications	6,959	5,865	5,395
Revenue earning equipment	1,642	1,588	1,578
Supplies and printing	2,034	1,963	1,282
Other	8,800	8,243	9,489

Total	$28,837	$25,344	$25,205

NOTE 23 - INCOME TAXES

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

FIRST BANCORP	PAGE 77

credit against its Puerto Rico tax liability. In addition, certain interest including interest on U.S. Treasury and agency securities is not taxable in the U.S. under portfolio interest exception applicable to certain foreign corporations. The Corporation is also subject to B.V.I. and U.S.V.I taxes on its income from sources within these jurisdictions. However, any tax paid, subject to certain conditions and limitations, is creditable as a foreign tax credit against its P.R. tax liabilities.

The provision for income taxes was as follows:

	Year ended December 31,
	2003	2002	2001
		(In thousands)
Current	$45,459	$30,938	$25,536
Deferred	(6,787)	(8,611)	(5,402)

Total	$38,672	$22,327	$20,134

Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows:

			Year ended December 31,
	2003		2002		2001
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
	Amount	Income	Amount	Income	Amount	Income
		(Dollars in thousands)
Computed income tax at statutory rate	$74,494	39	$50,811	39	$41,789	39
Benefit of net exempt income	(37,766)	(20)	(31,819)	(24)	(24,442)	(23)
Other-net	1,944	1	3,335	2	2,787	3

Total income tax provision	$38,672	20	$22,327	17	$20,134	19

The components of the deferred tax asset and liability were as follows:

	December 31,
	2003	2002
	(In thousands)
Deferred tax asset:
Allowance for loan losses	$49,288	$43,645
Unrealized loss on fair value hedges attributable to credit risk		379
Other	7,647	6,584

Deferred tax asset	$56,935	$50,608

Deferred tax liability:
Unrealized gain on available for sale securities	(613)	(11,506)
Other	(16)	(98)

Deferred tax liability	$(629)	$(11,604)

PAGE 78	2003 ANNUAL REPORT

No valuation allowance was considered necessary for the deferred tax asset. Deferred tax assets and liabilities are presented net in the statement of financial condition under Other Assets.

The tax effect of the unrealized holding gain or loss for securities available for sale, outside the Corporation’s international banking entities, was computed based on a 25% capital gain tax rate, and is included in accumulated other comprehensive income as a part of stockholders’ equity.

The Puerto Rico Treasury Department conducted an investigation of the Bank’s income tax returns for the years 1995, 1997, 1998 and 1999 and certain tax positions for the years 2000, 2001 and 2002. On July 2003, the Bank and the Puerto Rico Tax Department reached an agreement whereby the investigations of the aforementioned tax returns and tax positions were closed. The agreement did not have a material impact on the Corporation’s results of operations.

NOTE 24 - COMMITMENTS

At December 31, 2003 certain premises are leased with terms expiring through the year 2021. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 2003, the obligation under various leases follows:

Year	Amount
(In thousands)
2004	$5,506
2005	3,845
2006	3,259
2007	2,944
2008	2,209
2009 and later years	7,272

Total	$25,035

Rental expense included in occupancy and equipment expense was $5,378,802 in 2003 (2002 - $4,509,798; 2001 - $4,240,437).

FIRST BANCORP	PAGE 79

NOTE 25 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The information about the estimated fair values of financial instruments required by accounting principles generally accepted in the United States of America, is presented hereunder. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management’s estimate of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 2003 and 2002 follows:

		December 31,
	2003		2002
	Estimated	Carrying	Estimated	Carrying
	fair value	value	fair value	value
		(In thousands)
Assets:
Cash and due from banks and money market instruments	$1,060,244	$1,060,244	$381,965	$381,965
Investment securities	4,316,032	4,349,615	3,422,718	3,419,380
FHLB stock	45,650	45,650	35,630	35,630
Loans receivable, including loans held for sale – net	6,912,047	6,918,140	5,527,122	5,525,939
Interest rate swaps, included in other assets	864	864	27,022	27,022
Liabilities:
Deposits	6,769,147	6,765,107	5,499,998	5,482,918
Federal funds purchased and securities sold under agreements to repurchase	3,806,685	3,650,297	2,966,580	2,793,540
Advances from FHLB	933,017	913,000	399,941	373,000
Subordinated notes	88,725	82,818	89,084	82,815
Interest rate swaps, included in other liabilities	43,243	43,243	9,739	9,739

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

The estimated fair values were calculated using certain facts and assumptions, which vary depending on the specific financial instrument, as follows:

Cash and due from banks and money market instruments

The carrying amounts of cash and due from banks and money market instruments are reasonable estimates of their fair values.

PAGE 80	2003 ANNUAL REPORT

Investment securities

The fair values of investment securities are the market values based on quoted market prices and dealer quotes.

FHLB stock

Investments in FHLB stock are valued at their redemption values.

Loans receivable, including loans held for sale - net

The fair value of all loans was estimated using discounted present values. Loans were classified by type, such as commercial, residential mortgage, credit card and automobile. These asset categories were further segmented into fixed and adjustable rate categories and by accruing and non-accruing groups. Performing floating rate loans were valued at book if they reprice at least once every three months, as were performing credit lines. The fair value of fixed rate performing loans was calculated by discounting expected cash flows through the estimated maturity date. Recent prepayment experience was assumed to continue for mortgage loans, auto loans and personal loans. Other loans assumed little or no prepayment. Prepayment estimates were based on the Corporation’s historical data for similar loans. Discount rates were based on the Treasury Yield Curve at the date of the analysis, with an adjustment, which reflects the risk and other costs inherent in the loan category.

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

Deposits

The estimated fair values of demand deposits and savings accounts, which are the deposits with no defined maturities, equal the amount payable on demand at the reporting date. For deposits with stated maturities, but that reprice at least quarterly, the fair values are also estimated to be the amount on books at the reporting date.

The fair values of fixed rate deposits with stated maturities, are based on the present value of the future cash flows expected to be paid on deposits. The cash flows are based on contractual maturities; no early repayments are assumed. Discount rates are based on the LIBOR yield curve. The estimated fair values of total deposits exclude the fair value of core deposit intangibles, which represent the value of the customer relationship measured by the values of demand deposits and savings deposits that bear a low or zero rate of interest and do not fluctuate in response to changes in interest rates.

Federal funds and securities sold under agreements to repurchase

Federal funds purchased and some repurchase agreements reprice at least quarterly, and their outstanding balances are estimated to be their fair values. Where longer commitments are involved, fair values are estimated using indications from brokers of the cost of unwinding the transactions as of December 31, 2003.

Advances from FHLB and subordinated notes

The fair values of advances from FHLB with fixed maturities are determined using discounted cash flow analysis over the full term of the borrowings, or using indications from brokers of the fair value of similar transactions. The cash flows assumed no early repayment of the borrowings. Discount rates are based on the LIBOR yield curve. The fair value of subordinated notes is based on indications of market prices.

Interest rate swaps

The fair values of the interest rate swaps were provided by the counter party.

FIRST BANCORP	PAGE 81

NOTE 26 - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information follows:

	Year ended December 31,
	2003	2002	2001
		(In thousands)
Cash paid for:
Interest	$231,953	$274,548	$275,360
Income tax	23,027	15,799	12,535
Non-cash investing and financing activities:
Additions to other real estate owned	3,473	3,338	1,797

NOTE 27 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The following table presents a detail of commitments to extend credit and standby letters of credit:

	December 31,
	2003	2002
	(In thousands)
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
To originate loans	$165,139	$208,925
Unused credit card lines	181,293	307,492
Unused personal lines of credit	20,942	14,859
Commercial lines of credit	472,532	439,996
Commercial letters of credit	94,511	80,448
Standby letters of credit	29,207	30,313

The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Management uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer, as long as there is no violation of any condition established in the contract. These commitments generally expire within one year. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time and without cause, cancel the unused credit facility. The amount of collateral, obtained if deemed necessary by the Corporation upon extension of credit, is based on Management’s credit evaluation of the borrower. Rates charged on

PAGE 82	2003 ANNUAL REPORT

the loans that are finally disbursed, are the rates being offered at the time the loans are closed, therefore, no fee is charged on these commitments. The fee is the amount which is used as the estimate of the fair value of commitments.

In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 2003 is not significant.

Interest rate risk management

The operations of the Corporation are subject to interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in different amounts. As part of the interest rate risk management, the Corporation has entered into a series of interest rate swap agreements. Under the interest rate swaps, the Corporation agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Net interest settlements on interest rate swaps are recorded as an adjustment to interest expense on deposit accounts, interest income on investment accounts or derivatives gain (loss) in the case of interest rate swaps that do not qualify for hedge accounting.

The following table indicates the types of swaps used:

Notional amount
(In thousands)
Pay-fixed and receive-variable swaps:
Balance at December 31, 2001	$58,165
New Contracts	20,000

Balance at December 31, 2002	$78,165
New contracts	12,000

Balance at December 31, 2003	$90,165

Receive-fixed and pay variable swaps:
Balance at December 31, 2001	$1,495,000
Expired contracts	(1,193,681)
New contracts	1,656,590

Balance at December 31, 2002	$1,957,909
Expired contracts	(1,170,879)
New contracts	2,085,342

Balance at December 31, 2003	$2,872,372

FIRST BANCORP	PAGE 83

Interest rate swap agreements under which the Corporation agrees to pay variable rates of interest are considered to be a hedge against changes in the fair value of the Corporation fixed-rate brokered certificates of deposit. The interest rate swap agreements are reflected at fair value in the Corporation’s consolidated statement of financial condition and the related portion of fixed-rate debt being hedged is reflected at an amount equal to the sum of its carrying value plus an adjustment representing the change in fair value of the debt obligations attributable to the interest rate risk being hedged. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income nor on comprehensive income, because the gain or loss on the swap agreements will completely offset the loss or gain on the certificates of deposit. The Corporation, in order to achieve 100% effectiveness, incorporates in the hedge of fixed-rate brokered CD’s the right to lower a specific notional amount for a stated period of time which is different from stated maturity, in the case of cancellations prior to maturity. The net effect of this accounting treatment is that the interest expense on the hedged certificates of deposit generally reflects variable interest rates.

Interest rate swap agreements under which the Corporation agrees to pay fixed rates of interest are considered to be a hedge against changes in the fair value attributable to market interest rates of fixed rate available for sale corporate bonds. Accordingly, the interest rate swap agreements and the securities being hedged are reflected at fair value in the Corporation’s consolidated statement of financial condition. The adjustment of the hedged item’s carrying amount attributable to the hedged risk is recorded in earnings in order to offset the gain or loss on the hedging instrument. The change in the fair value of the security attributable to credit risk is recorded in other comprehensive income. The hedge relationship is estimated to be 100 percent effective; therefore, there is no impact on the statement of income, because the gain or loss on the interest rate swap reflects the full amount of the gain or loss on the hedged item attributable to the hedged risk. The net effect of this accounting treatment is that the interest of the fixed-rate securities being hedged generally reflects variable interest rates. During the year ended on December 31, 2002, the Corporation sold certain corporate bonds to which interest rate swap agreements with an aggregate notional principal balance of $53.2 million were attributable. Therefore, these swaps no longer qualify for hedge accounting, and an unrealized gain of $619,473 for 2003 was recorded to reflect changes in the fair value and net interest settlements of these derivatives as part of derivative gain in the Other Income section of the statement of income.

Interest rate swaps with an aggregate notional principal balance of $25 million had an unrealized loss of $1,098,849 (2002 - $1,517,268 unrealized loss), attributable to credit risk, which was recorded in accumulated comprehensive income net of income tax.

Pay-fixed swaps at December 31, 2003 had a fixed weighted average rate payment of 6.53% (2002 – 6.53%) and a floating weighted average rate receiving of 3.15% (2002 – 3.53%). Receive-fixed swaps at December 31, 2003, have a floating weighted average rate payment of 1.21% (2002 – 1.58%) and a fixed weighted average rate receiving of 5.28% (2002 – 5.60%). Floating rates on pay fixed swaps range from 175 to 240 basis points over LIBOR and from minus 3 basis points to 6 basis points over LIBOR rate on receive fixed swaps.

For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 2003, the Corporation had total net receivable of $18,881,644 (2002 - $12,147,354) related to the swap transactions. The Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, and monitoring procedures. The Corporation does not anticipate non-performance by the counter parties. The Corporation has a policy of diversifying swap counter parties to reduce the risk that any counter party will fail. As part of the swap transactions, the Corporation is required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 2003 was approximately $137 million and $135 million, respectively (2002 - $42.1 million and $42.9 million, respectively). The final maturity of the swaps at December 31, 2003 ranged from one month through twenty five years (2002 - from one year through nineteen years).

Interest rate swaps with an aggregate notional principal balance of $2,962,536,500 (2002-$2,036,074,000) had a gross unrealized gain of approximately $864,391 (2002 - $27,021,907) and gross unrealized loss of $43,242,808 (2002 - $9,738,638), which are included in the Other Assets category and Other Liabilities category, respectively.

Interest rate protection agreements (Caps)

To satisfy the needs of its customers, the Corporation may enter into non-hedging activities. In June 2003, the Corporation entered into two interest rate cap agreements based on a notional amount of $25 million each. Under the agreements, which are structured with the same terms and conditions, the Corporation participates as a buyer in one of the agreements and as the seller in the other agreement. At December 31, 2003, the Corporation included $205,066 and $205,066 in Other Assets and Other Liabilities, respectively, pertaining to the fair value of these contracts.

PAGE 84	2003 ANNUAL REPORT

Also, from time to time, the Corporation uses interest rate protection agreements (Caps) to limit its exposure to rising interest rates on its deposits. Under these agreements, the Corporation pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement. There were no caps agreements of this type outstanding at December 31, 2003.

On January 1, 2001 a loss of approximately $1.3 million was recognized in the statement of income as a cumulative effect of the adoption of SFAS No. 133, as a result of unamortized premium paid for caps of $1.5 million less an estimated fair market value of $200,000. Prior to the implementation of SFAS No. 133, the premium was amortized as an adjustment to interest expense on borrowings.

NOTE 28 - SEGMENT INFORMATION

The Corporation has four reportable segments: Retail Banking, Treasury and Investments, Commercial Corporate Banking and other. Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors, such as the Corporation’s organizational chart, nature of the products, distribution channels and the economic characteristics of the products, were also considered in the determination of the reportable segments.

The Retail Banking segment is composed of the Corporation’s branches and loan centers together with the retail products of deposits and consumer loans. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail banking. The Commercial Corporate segment is composed of commercial loans including commercial real estate and construction loans. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions. The Other Income segment is mainly composed of insurance and other products.

The accounting policies of the segments are the same as those described in Note 2 - “Summary of Significant Accounting Policies.”

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

FIRST BANCORP	PAGE 85

The following table presents information about the reportable segments:

	Retail	Treasury and	Commercial
	Business	Investments	Corporate	Other	Total
	(In thousands)
For the Year Ended December 31, 2003
Interest Income	$273,678	$146,959	$116,044		$536,681
Net (charge) credit for transfer of funds	(39,972)	66,064	(26,092)
Interest Expenses	(46,178)	(198,294)			(244,472)

Net interest income	187,528	14,729	89,952		292,209

Provision for Loan Losses	(32,523)		(23,393)		(55,916)
Other Income	69,224	36,179	6,232	$7,076	118,711
Direct Operating Expenses	(88,733)	(2,452)	(7,388)	(1,622)	(100,195)

Segment Income	$135,496	$48,456	$65,403	$5,454	$254,809

Average Earnings Assets	$3,573,736	$3,817,982	$2,594,551		$9,986,269

For the Year Ended December 31, 2002
Interest Income	$230,141	$188,194	$121,698		$540,033
Net (charge) credit for transfer of funds	(46,552)	97,360	(50,808)
Interest Expenses	(58,835)	(214,349)			(273,184)

Net interest income	124,754	71,205	70,890		266,849

Provision for Loan Losses	(43,090)		(19,212)		(62,302)
Other Income	39,352	8,643	5,080	$5,417	58,492
Direct Operating Expenses	(74,357)	(2,227)	(6,439)	(697)	(83,720)

Segment Income	$46,659	$77,621	$50,319	$4,720	$179,319

Average Earnings Assets	$2,410,548	$3,746,245	$2,258,025		$8,414,818

For the Year Ended December 31, 2001
Interest Income	$217,021	$162,478	$136,757		$516,256
Net (charge) credit for transfer of funds	(21,043)	102,123	(81,081)
Interest Expenses	(71,410)	(208,791)			(280,201)

Net interest income	124,568	55,810	55,676		236,055

Provision for Loan Losses	(44,541)		(16,489)		(61,030)
Other Income	35,384	10,211	4,440	$2,945	52,980
Direct Operating Expenses	(69,198)	(1,844)	(5,664)	(362)	(77,069)

Segment Income	$46,213	$64,177	$37,963	$2,583	$150,936

Average Earnings Assets	$1,970,768	$2,627,205	$1,781,314		$6,379,287

The following table presents a reconciliation of the reportable segment financial information to the consolidated totals:

	Year ended December 31,
	2003	2002	2001
		(In thousands)
Net Income:
Total income for segments	$254,809	$179,319	$150,936
Other Operating Expenses	(63,799)	(49,036)	(43,786)
Income Taxes	(38,672)	(22,327)	(20,134)

Income before cumulative effect of accounting change	$152,338	$107,956	$87,016
Cumulative effect of accounting change			(1,015)

Total consolidated net income	$152,338	$107,956	$86,001

Average assets:
Total average earning assets for segments	$9,986,269	$8,414,818	$6,379,287
Average non earning assets	443,993	333,404	322,115

Total consolidated average assets	$10,430,262	$8,748,222	$6,701,402

PAGE 86	2003 ANNUAL REPORT

NOTE 29 - LITIGATION

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.

NOTE 30 - FIRST BANCORP (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

The following condensed financial information presents the financial position of the Holding Company only at December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended on December 31, 2003, 2002 and 2001.

Statements of Financial Condition

	December 31,
	2003	2002
	(In thousands)
Assets:
Cash and due from banks	$17,808	$26,276
Money market instruments	51,371	300

Investment securities available for sale, at market value:
Other investments	62,319	42,674

Total investment securities available for sale	62,319	42,674

Investment securities held to maturity, at cost:
United States Government obligations	—	5,700

Total investment securities held to maturity	—	5,700

Loans receivable	5,542	6,000
Investment in FirstBank Puerto Rico, at equity	948,644	718,480
Investment in FirstBank Insurance Agency, at equity	3,175	1,445
Other assets	829	726

Total assets	$1,089,688	$801,601

Liabilities and Stockholders’ Equity:
Accounts payable and other liabilities	$119	$3,177
Stockholders’ equity	1,089,569	798,424

Contingencies and commitments
Total liabilities and stockholders’ equity	$1,089,688	$801,601

FIRST BANCORP	PAGE 87

Statements of Income

	Year ended December 31,
	2003	2002	2001
		(In thousands)
Income:
Interest income on investment securities	$221	$351	$658
Interest income on other investments	114	248	250
Interest income on loans	273	5,269	306
Dividend from FirstBank	48,640	38,855	30,316
Other income	676	705	668

	49,924	45,428	32,198

Expenses:
Interest expense	17	2
Other operating expenses	640	709	559

	657	711	559

Gain (loss) on sale of investments, net	12,406	(22,321)	1,093

Income before income taxes and equity in undistributed earnings of subsidiaries	61,673	22,396	32,732
Income taxes	472	2,250	170
Equity in undistributed earnings of subsidiaries	91,137	87,810	53,439

Net income	152,338	107,956	86,001
Other comprehensive income, net of tax	2,647	39,675	13,306

Comprehensive income	$154,985	$147,631	$99,307

The principal source of income for the Holding Company consists of the earnings of FirstBank

PAGE 88	2003 ANNUAL REPORT

Statement of Cash Flows

	Year ended December 31,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Net income	$152,338	$107,956	$86,001

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(91,137)	(87,810)	(53,439)
Net loss (gain) on sale of investments securities	(12,406)	22,321	(1,093)
Net (increase) decrease in other assets	333	(175)	(75)
Net increase (decrease) in other liabilities	(2,121)	2,069	(186)

Total adjustments	(105,331)	(63,595)	(54,793)

Net cash provided by operating activities	47,007	44,361	31,208

Cash flows from investing activities:
Capital contribution to subsidiaries	(150,000)	(88,000)	(80,305)
Loans originated		(88,000)	(5,682)
Purchases of securities available for sale	(62,569)	(1,235,145)	(24,203)
Sales and maturity of securities held to maturity and available for sale	71,549	1,240,079	10,227
Other investing activities	456	87,685

Net cash used in investing activities	(140,564)	(83,381)	(99,963)

Cash flows from financing activities:
Net decrease in other borrowings
Proceeds from issuance on preferred stock	182,999	88,906	100,069
Exercise of stock options	1,120	1,341	1,355
Cash dividends paid	(47,959)	(42,373)	(30,343)
Treasury stock acquired			(1,930)

Net cash provided by financing activities	136,160	47,874	69,151

Net increase in cash	42,603	8,854	396
Cash and cash equivalents at the beginning of the year	26,576	17,722	17,326

Cash and cash equivalents at the end of the year	$69,179	$26,576	$17,722

Cash and cash equivalents include:
Cash and due from banks	$17,808	$26,276	$17,422
Money market instruments	51,371	300	300

	$69,179	$26,576	$17,722

FIRST BANCORP	PAGE 89

STOCKHOLDERS’ INFORMATION

Independent Certified Public Accountants

PriceWaterhouseCoopers LLP

Annual Meeting:

The annual meeting of stockholders will be held on April 29, 2004, at 2:00 p.m., at the main office of the Corporation, located at 1519 Ponce de León Avenue, Santurce, Puerto Rico.

Telephone

(787) 729-8200

Internet:

http//www.firstbankpr.com

Additional Information and Form 10-K:

Additional financial information about First BanCorp may be requested to Mrs. Laura Villarino, Senior Vice President and Controller, PO Box 9146, Santurce, Puerto Rico 00908. First BanCorp’s filings with the Securities and Exchange Commission (SEC) may be accessed in the website maintained by the SEC at http://www.sec.gov. and at our web site http://www.firstbankpr.com, First BanCorp section, Company Filings link.

Transfer Agent and Registrar:

The Bank of New York
1-800-524-4458

Address Shareholder Inquiries To:

Shareholder Relations Department
PO Box 11258
Church Street Station
New York, NY 10286

E-mail Address:

shareowners@bankofny. om

The Bank of New York’s Stock Transfer Website:

http://www.stockbny.com

Send Certificates for Transfer and
Address Changes To:
Receive and Deliver Department
PO Box 11002
Church Street Station
New York, NY 10286

PAGE 90	2003 ANNUAL REPORT