Form 10-K, Exhibit 13
period 2004-12-31
FIRST BANCORP /PR/
filed 2005-03-16
CIK 1057706

Reaching Higher

2004 Annual Report

First BanCorp

This annual report stands to the strength of our institution. To our ability to grow and reach higher to achieve our goals. With this important element of nature we provide a symbol of our solid foundation. One that has provided us with steady and consistent growth.

That has proven our stability and verticality. And provides us with an impressive perspective of our financial performance.

Today, as a mature financial institution, we are attuned to market needs, we have the ability to branch out and we maintain a fresh perspective on banking.

First BanCorp has a forceful presence in the financial landscape of the Island and beyond. As we continue to extend our scope in services, products and geographical locations, we keep reaching higher.

All these elements, and our commitment to reaching higher everyday, has taken us to stand out in the financial landscape.

Table of contents

Financial Highlights
01

Selected Financial Data
05

Corporate Structure
09

Offices
10

Business Profile
13

President’s Letter
15

Economy
21

Board of Directors
22

Officers
24

Financial Review
29

Stockholders’ Information
94

Financial Highlights

In thousands (except for per share results)	2004	2003

Operating results:
Net interest income	$383,206	$292,210
Provision for loan losses	52,799	55,916
Gain on sale of credit card portfolio	5,533	30,885
Gain on sale of investments, net	9,457	34,856
Other income	55,843	52,969
Other operating expenses	180,436	163,994
Income tax provision	41,926	38,672
Net income	178,878	152,338
Per common share:
Net income — basic	$3.44	$3.04
Net income — diluted	3.34	2.98

Weighted average common shares:
Basic	40,209	39,994
Diluted	41,505	40,983

At year end:
Assets	$15,619,817	$12,667,910
Loans	9,478,017	7,044,518
Allowance for loan losses	141,036	126,378
Investments	5,821,262	5,366,205
Deposits	7,902,982	6,765,107
Borrowings	6,310,624	4,646,115
Capital	1,222,911	1,089,569

2004 Annual Report
First BanCorp

Market Price per Common Share (end of year)

Net Interest Income (in millions)

Return on Common Equity (in percent)

2004 Annual Report
First BanCorp

Diluted Earnings per Common Share

Return on Assets (in percent)

Common Stockholders’ Equity (in millions)

2004 Annual Report
First BanCorp

Selected Financial Data

Since 1991 when current management took over, the Bank has transformed itself from First Federal Savings Bank, a small Savings and Loan institution with $1.9 billion in assets, into First BanCorp, a $15.6 billion financial holding company with a wide array of operations and expanded geography.

The table on the following pages shows the long-term growth of this Corporation. From 1991 to 2004 the Company has reported consistent growth. Over this fourteen year period net income grew eighteen fold from $10 million to $179 million, and per share earnings multiplied 22 times from $0.15 to $3.34 (diluted). Book value per common share increased 1,800% from $0.90 to $16.66. The efficiency ratio improved dramatically from 63.69% to 39.74%.

The growth shown in this table has involved great changes at all levels of the organization. The Corporation has adopted new technologies and entered into new businesses while at the same time expanding its traditional operations. All this has created substantial value for the First BanCorp’s shareholders while providing greater services to its clients.

2004 Annual Report
First BanCorp

Selected Financial Data      (In thousands except for per share and financial ratios results)

	2004	2003	2002	2001	2000

Condensed Income Statements: Year ended
Total interest income	$676,390	$536,681	$540,033	$516,256	$463,388
Total interest expense	293,184	244,471	273,184	280,201	272,615
Net interest income	383,206	292,210	266,850	236,055	190,773
Provision for loan losses	52,799	55,916	62,302	61,030	45,719
Other income	70,833	118,710	58,492	52,980	50,032
Other operating expenses	180,436	163,994	132,756	120,855	113,049
Unusual item — SAIF assessment
Income before income tax provision, extraordinary item and cumulative effect of accounting change	220,804	191,010	130,283	107,150	82,037
Provision for income tax	41,926	38,672	22,327	20,134	14,761
Income before extraordinary item and cumulative effect of accounting change	178,878	152,338	107,956	87,016	67,276
Extraordinary item
Cumulative effect of accounting change				(1,015)
Net income	178,878	152,338	107,956	86,001	67,276

Per Common Share Results (1): Year ended
Income before extraordinary item and cumulative effect of accounting change diluted	$3.34	$2.98	$2.01	$1.76	$1.47
Extraordinary item
Cumulative effect of accounting change				(0.03)
Net income per common share diluted	$3.34	$2.98	$2.01	$1.73	$1.47
Net income per common share basic	$3.44	$3.04	$2.04	$1.74	$1.48
Cash dividends declared	$0.48	$0.44	$0.40	$0.35	$0.29
Average shares outstanding	40,209	39,994	39,901	39,851	40,415
Average shares outstanding diluted	41,505	40,983	40,553	40,144	40,718

Balance Sheet Data: End of year
Loans and loans held for sale	$9,478,017	$7,044,518	$5,637,851	$4,308,780	$3,498,198
Allowance for possible loan losses	141,036	126,378	111,911	91,060	76,919
Investments	5,821,262	5,366,205	3,728,669	3,715,999	2,233,216
Total assets	15,619,817	12,667,910	9,643,852	8,197,518	5,919,657
Deposits	7,902,982	6,765,107	5,482,918	4,098,554	3,345,984
Borrowings	6,310,624	4,646,115	3,249,355	3,425,236	2,069,484
Total common equity	672,811	539,469	437,924	334,419	269,461
Total equity	1,222,911	1,089,569	798,424	602,919	434,461
Book value per common share (1)	16.66	13.48	10.96	8.39	6.80

Regulatory Capital Ratios (In Percent): End of year
Total capital to risk weighted assets	14.89	15.22	13.75	14.50	14.43
Tier 1 capital to risk weighted assets	13.57	13.65	11.90	12.16	11.23
Tier 1 capital to average assets	9.25	8.35	7.35	7.49	7.28

Selected Financial Ratios (In Percent): Year ended
Net income to average total assets	1.31	1.46	1.23	1.28	1.28
Interest rate spread (2)	3.12	2.93	3.20	3.64	3.38
Net interest income to average earning assets (2)	3.40	3.24	3.56	4.08	3.91
Yield on average earning assets (2)	5.62	5.66	6.77	8.42	9.21
Cost on average interest bearing liabilities	2.50	2.73	3.57	4.78	5.83
Net income to average total equity	15.63	17.06	14.90	16.20	21.21
Net income to average common equity	23.33	25.20	21.90	22.13	27.81
Average total equity to average total assets	8.41	8.56	8.28	7.92	6.05
Dividend payout ratio	13.94	14.43	19.58	19.91	19.72
Efficiency ratio (3)	39.74	39.91	40.81	41.81	46.95

Common Stock Price: End of year	$63.51	$39.55	$22.60	$19.00	$15.75
Offices:
Number of full service branches	57	54	54	48	48

1. Amounts presented were recalculated, when applicable, to retroactively consider the effect of common stock splits.

2. Ratios for 1993 and thereafter were computed on a taxable equivalent basis.
3. Other operating expenses to the sum of net interest income and other income.

2004 Annual Report
First BanCorp

	1999	1998	1997	1996	1995	1994	1993	1992	1991

Condensed Income Statements: Year ended
Total interest income	$369,063	$321,298	$285,160	$256,523	$208,488	$180,309	$159,433	$158,993	$171,789
Total interest expense	183,330	155,130	130,429	113,027	96,838	76,674	72,413	85,986	109,942
Net interest income	185,733	166,168	154,731	143,496	111,650	103,635	87,020	73,007	61,847
Provision for loan losses	47,961	76,000	55,676	31,582	30,894	17,674	18,669	13,596	16,444
Other income	32,862	58,240	39,866	29,614	48,268	18,169	17,123	13,563	18,895
Other operating expenses	101,271	91,798	83,268	82,498	65,628	60,760	56,994	54,745	51,423
Unusual item — SAIF assessment				9,115
Income before income tax provision, extraordinary item and cumulative effect of accounting change	69,363	56,610	55,653	49,915	63,396	43,370	28,480	18,229	12,875
Provision for income tax	7,288	4,798	8,125	12,281	14,295	12,385	6,525	2,879	1,420
Income before extraordinary item and cumulative effect of accounting change	62,075	51,812	47,528	37,634	49,101	30,985	21,955	15,350	11,455
Extraordinary item						(429)		(870)	(1,400)
Cumulative effect of accounting change							6,840
Net income	62,075	51,812	47,528	37,634	49,101	30,556	28,795	14,480	10,055

Per Common Share Results (1): Year ended
Income before extraordinary item and cumulative effect of accounting change diluted	$1.32	$1.16	$1.05	$0.81	$1.05	$0.67	$0.42	$0.25	$0.17
Extraordinary item						(0.01)		(0.02)	(0.03)
Cumulative effect of accounting change							0.14
Net income per common share diluted	$1.32	$1.16	$1.05	$0.81	$1.05	$0.66	$0.56	$0.23	$0.15
Net income per common share basic	$1.33	$1.17	$1.05	$0.81	$1.07	$0.68	$0.63	$0.27	$0.17
Cash dividends declared	$0.24	$0.20	$0.16	$0.13	$0.05	N/A	N/A	N/A	N/A
Average shares outstanding	43,412	44,379	45,054	46,191	45,888	44,966	43,983	42,876	42,876
Average shares outstanding diluted	43,799	44,787	45,306	46,428	46,677	46,289	49,419	51,098	49,856

Balance Sheet Data: End of year
Loans and loans held for sale	$2,745,368	$2,120,054	$1,959,301	$1,896,074	$1,556,606	$1,501,273	$1,237,928	$1,182,409	$1,264,380
Allowance for possible loan losses	71,784	67,854	57,712	55,254	55,009	37,413	30,453	30,474	29,001
Investments	1,811,164	1,800,489	1,276,900	830,980	785,747	595,555	603,373	636,781	564,431
Total assets	4,721,568	4,017,352	3,327,436	2,822,147	2,432,816	2,174,692	1,913,902	1,888,754	1,898,399
Deposits	2,565,422	1,775,045	1,594,635	1,703,926	1,518,367	1,493,445	1,398,247	1,359,448	1,396,066
Borrowings	1,803,729	1,930,488	1,461,581	889,668	700,609	538,080	400,977	415,257	408,414
Total common equity	204,902	270,368	236,379	191,142	171,202	120,015	92,785	50,194	38,410
Total equity	294,902	270,368	236,379	191,142	171,202	120,015	92,785	88,622	74,146
Book value per common share (1)	4.87	6.11	5.29	4.21	3.67	2.66	2.09	1.17	0.90

Regulatory Capital Ratios (In Percent): End of year
Total capital to risk weighted assets	16.16	17.39	17.26	15.25	16.17	9.76	9.05	9.32	7.08
Tier 1 capital to risk weighted assets	11.64	11.55	11.07	9.32	9.93	8.50	7.79	8.06	5.75
Tier 1 capital to average assets	7.47	6.59	7.44	6.65	6.82	5.74	4.70	4.60	3.74

Selected Financial Ratios (In Percent): Year ended
Net income to average total assets	1.49	1.48	1.63	1.48	2.22	1.53	1.53	0.78	0.53
Interest rate spread (2)	4.29	4.76	5.30	5.46	5.07	5.23	4.73	3.66	3.19
Net interest income to average earning assets (2)	4.85	5.27	5.83	6.03	5.59	5.65	5.10	4.04	3.39
Yield on average earning assets (2)	9.29	9.83	10.45	10.63	10.12	9.63	9.10	8.80	9.41
Cost on average interest bearing liabilities	5.00	5.07	5.15	5.17	5.05	4.40	4.37	5.14	6.22
Net income to average total equity	21.06	20.54	22.30	20.49	33.19	29.07	30.36	17.70	14.38
Net income to average common equity	24.68	20.54	22.30	20.49	33.19	29.07	39.68	26.37	20.20
Average total equity to average total assets	7.07	7.22	7.32	7.23	6.68	5.27	5.05	4.38	3.67
Dividend payout ratio	17.96	17.12	15.14	16.32	5.06	N/A	N/A	N/A	N/A
Efficiency ratio (3)	46.33	40.91	42.79	47.66	41.04	49.88	54.73	63.24	63.69

Common Stock Price: End of year	$13.83	$20.13	$11.35	$8.67	$7.46	$3.89	$3.69	$1.56	$0.61
Offices:
Number of full service branches	48	40	36	36	36	32	33	33	33

2004 Annual Report
First BanCorp

Corporate Structure

2004 Annual Report
First BanCorp

Offices

FirstBank Puerto Rico Branches

FirstBank USVI Branches

FirstBank BVI Branch

FirstBank-Florida Agency

Money Express

FirstMortgage, Inc

FirstBank Insurance Agency,Inc.

First Leasing and Rental Corporation

First Express,Inc.

First Insurance Agency, Inc.

First Trade, Inc.

FirstBank Overseas Corp.

2004 Annual Report
First BanCorp

2004 Annual Report
First BanCorp

Business Profile

First BanCorp (“the Corporation”) is a publicly-owned, Puerto Rico-chartered financial holding company that is subject to regulation, supervision and examination by the Federal Reserve Board. First BanCorp operates two direct wholly-owned subsidiaries: FirstBank Puerto Rico (“FirstBank or the Bank”) and FirstBank Insurance Agency, Inc. In addition, First BanCorp owns sixty percent of “Grupo Empresas de Servicios Financieros” (d/b/a PR Finance Group), an auto loan finance company with focus on the used car market. FirstBank is a Puerto Rico-chartered commercial bank and FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency. FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Federal Deposit Insurance Corporation. Deposits are insured through the Savings Association Insurance Fund. The Virgin Islands operations of FirstBank are subject to regulation and examination by the United States Virgin Islands Banking Board and by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency, Inc. is subject to supervision, examination and regulation by the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

First BanCorp is engaged in the banking business and provides a wide range of financial services for retail, commercial and institutional clients. First BanCorp had total assets of $15.6 billion, total deposits of $7.9 billion and total stockholder’s equity of $1.2 billion as of December 31, 2004. Based on total assets, First BanCorp is the second largest locally-owned financial holding company headquartered in the Commonwealth of Puerto Rico and the second largest depository institution in Puerto Rico.

FirstBank conducts its business through its main offices located in San Juan, Puerto Rico, forty-five full service banking branches in Puerto Rico, twelve branches in the United States Virgin Islands (USVI) and British Virgin Islands (BVI) and a loan agency in Coral Gables, Florida (USA). FirstBank has four wholly-owned subsidiaries with operations in Puerto Rico; First Leasing and Rental Corporation, a vehicle leasing and daily rental company with nine offices in Puerto Rico; First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company with thirty-one offices in Puerto Rico; FirstMortgage, Inc., a residential mortgage loan origination company with twenty-three offices in FirstBank branches and at stand alone sites and FirstBank Overseas Corporation, an international banking entity under the International Banking Entity Act of Puerto Rico. FirstBank has three subsidiaries with operations outside of Puerto Rico; First Insurance Agency, Inc., an insurance agency with three offices that sell insurance products in the USVI, First Trade, Inc., which provides foreign sales corporation management services with an office in the USVI and an office in Barbados and First Express, Inc., a small loans company with three offices in the USVI.

2004 Annual Report
First BanCorp

President’s Letter

Dear Stockholders:

On behalf of the Board of Directors, Officers and staff of First BanCorp, I am extremely proud to report that 2004 was another record year for the Corporation. In 2004 First BanCorp earned $178.9 million representing $3.44 per common share (basic) or $3.34 per common share (diluted). Earnings increased $26.6 million or 17% as compared with 2003, when the Corporation earned $152.3 million, equivalent to $3.04 per common share (basic) or $2.98 per common share (diluted).

Earnings for 2004 and 2003 include after tax special gains of approximately $3.4 million and $18.8 million, respectively, from the sale of credit card portfolios pursuant to a long-term strategic alliance commenced with MBNA in 2003. Earnings excluding the after tax effect of such gains totaled $175.5 million for 2004 or $3.36 (basic) and $3.26 (diluted) and $133.5 million for 2003 or $2.57 (basic) and $2.52 (diluted). This represents an increase of $42 million or 31% for 2004.

The continued improvement in financial results has been possible due to our commitment to keep Reaching Higher in everything we do. In order to achieve this, we have to constantly excel and differentiate ourselves from competitors. This commitment is represented by the positive outcomes of our decision making strategies, operating principles, and excellent service culture.

Angel Alvarez-Pérez, President, Chief Executive Officer and Chairman

2004 Annual Report
First BanCorp

Financial Performance and Shareholder Value

We are committed to continue Reaching Higher for the benefit of our stockholders, who have entrusted us with their capital. First BanCorp grew significantly in 2004. This growth contributed notably to the Corporation’s net interest income which expanded by 31% or $91 million, to $383.2 million.

During 2004, the Corporation’s balance sheet surpassed $15 billion, ending at $15.6 billion as of December 31, 2004, solidifying the Corporation’s position as the second largest financial holding company headquartered in Puerto Rico. Net loans increased 35% to $9.3 billion. Commercial and residential mortgage loans portfolios contributed significantly to the Corporation’s interest income. The leveraged growth of our securities portfolio was another factor that contributed to the increase in earnings as compared to 2003. Capitalizing on favorable conditions at mid-year 2004, we re-entered the longer term investment market by purchasing a substantial portion of higher yielding investment securities. First BanCorp has an increasingly flexible balance sheet which has provided the opportunity to facilitate decisions when faced with changes in market conditions and interest rates.

The sustained efforts of Management and staff of First BanCorp have paid off in strong earnings growth. Main profitability ratios, excluding the after tax effect of the before mentioned special gains, were: Return on Assets 1.29% for 2004 compared to 1.28% for 2003, and Return on Common Equity 22.76% for 2004 compared to 21.31% for 2003. Our stock price has reflected our growth and strong results. Investors who held First BanCorp stock over the fourteen-year period from 1991 to year-end 2004 experienced a cumulative total return of 11,900% equivalent to 44.49% annualized return.

Strong Asset Quality

Another factor contributing to strong financial results was the stability of write offs of our loan portfolio, as a normal result of the Corporation’s prudent underwriting. During 2004, the Corporation wrote off $38.1 million of loans on a net basis (0.48% of the average portfolio) compared with $41.4 million of loans on a net basis (0.66 % of the average portfolio) in 2003.

2004 Annual Report
First BanCorp

Sources of Funds

The Corporation’s deposit base increased to $7.9 billion at December 31, 2004 or 17%. As discussed further below, this increase includes deposits gathered through the launching of new deposit products that better meet customer needs.

As of December 31, 2004 the Corporation had medium term notes outstanding approximating $177 million and Trust Preferred Securities amounting to $225 million that were issued during the year. The Trust Preferred Securities qualify for Tier I capital under regulatory guidelines, therefore contributing to the Corporation’s sound capital base much necessary for the Corporation’s continuous growth.

Highly Efficient Operation

The Corporation continues to be highly efficient despite the expansion of our operations. At 39.74% for 2004 (40.04% excluding the 2004 gain on sale of credit card portfolio) our efficiency ratio continues to be better than average when compared to other financial institutions in the banking business. Our ability to minimize operational costs is supported by the strategies we follow. These strategies include, among others, strategic alliances that permit the Corporation to limit operating expenses while earning additional income from fees and commissions for the services provided. The agreements include, an alliance with MBNA, the world’s largest credit card issuer, to offer a wide selection of credit card services to customers in Puerto Rico, an alliance with an international brokerage firm to provide financial and investment services in FirstBank branches and an agreement with a major investment banking firm to participate in bond issues by the Government Development Bank for Puerto Rico.

Strengthening Market Presence, New Products and Services

We are committed to continue Reaching Higher for the benefit of our customers, who use our products and services to facilitate the management of their financial lives.

First Bank’s branch network grew in 2004 with the opening of 4 new branches; all located in strategic shopping mall locations throughout Puerto Rico. In October 2004, FirstBank opened a loan agency in Coral Gables, Florida. Also, during 2004 the Bank’s mortgage banking and small loans subsidiaries expanded their operation with new locations. Plans are presently underway for several new locations and upgrades to existing facilities in 2005, which will improve availability and convenience of First BanCorp customers and strengthen the Corporation’s presence in Puerto Rico and in the Virgin Islands.

2004 Annual Report
First BanCorp

FirstMortgage, the Corporation’s mortgage banking operation, successfully completed its first full year of operations. This subsidiary offers a wide array of mortgage banking services and has emerged a leading company providing innovative products in the highly competitive residential mortgage loans market.

Since the Corporation is a multi-product financial institution we are diversifying our sources of revenue through different strategies to maximize our profits. As an example, our insurance subsidiary, FirstBank Insurance Agency, has increased its business through the offering of a wide array of insurance related products.

We are constantly developing products to better serve our clients and reach new markets. During 2004, we launched new products and emphasized sales of previously introduced products that better meet customer’s needs, including: the “Cuenta Perfecta”, a highly competitive demand deposit product, the “Business Plus Account” a business product for multiple bank account management, “Rapid Cash”, a mortgage loan product offered through our mortgage banking operation and “Easy Cash” a convenient ATM and debit card product. Money Express, our small loan subsidiary operating in Puerto Rico, started offering mortgage loans through its multiple locations.

We have been emphasizing a strategy aimed to cater customer needs in the commercial loans middle market segment. This commercial lending segment is operated by well trained and highly competitive officials with vast experience in commercial lending and should result in added profits to the Corporation.

Corporate Citizenship

We are committed to continue Reaching Higher for the benefit of our communities, who have been part of our growth to date and upon which the future prosperity of our Corporation rests.

Since its founding in 1948, First BanCorp has been deeply committed to the well being of the communities it serves. The Corporation has supported and contributed to numerous charitable organizations in Puerto Rico and in the Virgin Islands including humanitarian organizations, educational institutions, and other not-for-profit organizations focused on arts and community services.

2004 Annual Report
First BanCorp

Disciplined Risk Management

During 2004, we embraced the U.S. Congress Sarbanes Oxley Act Section 404 which required significant efforts from our Officers, staff and Board of Director members to fully comply with Act requirements. This and other internal risk management initiatives and policies have enhanced our oversight of financial transactions through the integration of our staff in internal control related activities.

Building a Great Culture

We are committed to Reaching Higher for the benefit of our staff, who have chosen to use their talent here and who deserve the opportunity to achieve their full potential.

We continue to develop customer satisfaction strategies as we believe this is a key factor to our continued success. Through the continuous development of different employee recognition programs such as First Bank’s “Tu eres calidad” program, along with ongoing training, education, sale awards, and motivational workshops we can build a stronger sales and service culture.

The Future

First BanCorp is a multi-product financial services institution. The strength of First BanCorp has never been more significant to our future as it is today. Our growth strategy relies on penetrating the markets where we operate by diversifying our product offerings while providing agility in service. We are certain our present strength will lead to future growth.

In November 2004, the Corporation announced the signing of a definitive merger agreement for the acquisition of the parent company of Unibank, a federal savings and loan association with approximately $500 million in assets which operates 9 full service branches in the southern region of the state of Florida. The acquisition, which is expected to be accretive to the Corporation’s earnings in 2005, is pending regulatory approvals. The acquisition will allow the Corporation to build a platform in Florida from which to consider future expansion in the United States. We will continue to monitor such opportunities as ways to enhance our shareholder value.

We are ready to Reach Higher and look forward to our future endeavors in Puerto Rico, the Virgin Islands and the US markets. I am confident that we will be able to meet challenges ahead and maintain superb client service, while benefiting our shareholders and our staff.

Angel Alvarez-Pérez
Chairman, President, Chief Executive Officer

2004 Annual Report
First BanCorp

Economy

Puerto Rico (the “Island”), a Commonwealth of the United States of America (the “U.S.”), is the easternmost Caribbean Island of the Greater Antilles. Puerto Rico is surrounded by the Atlantic Ocean to the north and the Caribbean Sea to the south. It is 1,600 miles or 3 hours and 30 minutes from New York and 1,000 miles or 2 hours from Miami via air. Puerto Ricans are U.S. citizens. As in U.S., the Island has a dual judicial system, local and federal. The Island constitutes a District under the Federal Judiciary and has its own U.S. district court. Most U.S. federal government agencies have representation offices on the Island. However, the Island has its own Internal Revenue system and is not subject to U.S. Taxes.

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

As the Caribbean’s most industrially developed island, Puerto Rico’s economy has a strong manufacturing base. The Island is a major producer and exporter of manufactured goods, pharmaceuticals and high technology equipment. The Government of Puerto Rico has specifically targeted biotechnology as a key development area; biotech giants have found great operational and financial benefits on the Island and have announced substantial investments in this sector. The service sector, including tourism, also plays a key role in the economy. The Island’s economy has been diversifying with significant investments in retail trade, finance and insurance, and transportation. The Banking sector has been the main driver of such diversification, serving as the financial support of the Island’s commercial and industrial growth.

Real GNP grew 2.8% in fiscal year 2004 according to the Puerto Rico Planning Board. The Puerto Rico economy continues to reflect signs of growth, the Puerto Rico Planning Board forecasts real GNP growth of 2.3% for 2005. As per the Puerto Rico’s Department of Labor, the unemployment rate declined in December 2004 to 9.8% to end the year with the lowest unemployment rate since 2000. Recent reports on retail activity are encouraging with percentage increase in retail sales and record vehicle sales during the latter part of 2004. Investment in construction also increased during the latter part of 2004, however on a total year basis, a slowdown occurred when compared to 2003. Gasoline prices moderated late in 2004, but are at historical highs. In 2004, the Island’s tourism industry benefited from the U.S. and global economic rebound, which boosted demand for business and leisure travel and helped increase the hotel occupancy rates.

2004 Annual Report
First BanCorp

Board of Directors

Ángel Álvarez-Pérez
Chairman of the Board of Directors
1

José L. Ferrer-Canals
2

Annie Astor-Carbonell
3

José Teixidor-Méndez
4

José Julián Álvarez-Bracero
5

2004 Annual Report
First BanCorp

Richard Reiss-Huyke
6

Sharee Ann Umpierre-Catinchi
7

Jorge L. Díaz Irizarry
8

José Menéndez Cortada
9

2004 Annual Report
First BanCorp

Officers

Angel Alvarez-Pérez
1

Annie Astor-Carbonell
2

Luis M. Beauchamp
3

Aurelio Alemán
4

Fernando L. Batlle
5

Randolfo Rivera
6

2004 Annual Report
First BanCorp

Dacio A. Pasarell
7

Cassan A. Pancham
8

Luis M. Cabrera
9

Alan Cohen
10

Aida M. García
11

Miguel Mejías
12

Carmen G. Szendrey-Ramos
13

Laura Villarino
14

2004 Annual Report
First BanCorp

President	Angel Alvarez-Pérez	Chief Executive Officer

Senior Executive Vice Presidents	Annie Astor-Carbonell Luis M. Beauchamp	Chief Financial Officer Wholesale Banking Executive and Chief Lending Officer

Executive Vice Presidents	Aurelio Alemán Fernando L. Batlle Dacio A. Pasarell Randolfo Rivera	Consumer Banking Executive Retail and Mortgage Banking Executive Operations and Technology Executive Commercial Banking Executive

First Senior Vice President	Cassan A. Pancham	Eastern Caribbean Region Executive

Senior Vice Presidents	José H. Aponte
Miguel Babilonia
Luis M. Cabrera
Salvador Calaf
Alan Cohen
Aida M. García
Michael García
Roger Lay
Emilio Martinó
Miguel Mejías
Carmen Nigaglioni
John Ortiz
James Partridge
Jorge Rendón
Haydeé Rivera
Julio Rivera
Nayda Rivera
Carmen Rocafort
Demetrio Santiago
Héctor Santiago
Ingrid Schmidt
Denise Segarra
Luis Sueiro
Carmen G. Szendrey-Ramos

Laura Villarino	Commercial Mortgage Lending
Consumer Risk Management
Treasury and Investments
Commercial Banking
Marketing and Public Relations
Human Resources
Consumer Collection
Internal Audit
Credit Risk Management
Information Systems
Commercial Department
Consumer Products and Credit Cards
Florida Agency
Facilities Management
Branch Banking Operations
Construction Lending
General Auditor
Corporate and Structured Finance
Auto Wholesale
Auto Business and Operations
Mortgage Banking
Sales and Distribution
Commercial Wholesale Operations
General Counsel and Secretary of the Board of Directors
Controller

2004 Annual Report
First BanCorp

First Federal Finance CorporationDBA Money Express “La Financiera”	Angel Alvarez-Pérez Aurelio Alemán Carlos Power	Chief Executive Officer President and Chief Operating Officer Senior Vice President and General Manager

First Leasing and Rental Corporation	Angel Alvarez-Pérez Aurelio Alemán Agustín Dávila	Chief Executive Officer President and Chief Operating Officer General Manager

FirstBank Insurance Agency, Inc.	Angel Alvarez-Pérez Aurelio Alemán Víctor Santiago	Chief Executive Officer President and Chief Operating Officer Vice President and General Manager

First Insurance Agency, Inc.	Angel Alvarez-Pérez Fernando L. Batlle Cassan A. Pancham Marian Mathes	Chief Executive Officer President and Chief Operating Officer First Senior Vice President General Manager

First Trade Inc.	Angel Alvarez-Pérez Fernando L. Batlle Cassan A. Pancham David Wright	Chief Executive Officer Chief Operating Officer First Senior Vice President General Manager

First Express, Inc.	Angel Alvarez-Pérez Fernando L. Batlle Cassan A. Pancham Dina Perry	Chief Executive Officer President and Chief Operating Officer First Senior Vice President Manager

First Mortgage	Angel Alvarez-Pérez Fernando L. Batlle Ingrid Schmidt Ricardo Negrón Juanita Marrero Carmen Fernández	Chief Executive Officer Chief Operating Officer President Vice President Vice President Vice President

FirstBank Overseas, Corp.	Angel Alvarez-Pérez	Chief Executive Officer

2004 Annual Report
First BanCorp

Financial Review

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

Overview

First BanCorp is the financial holding company of FirstBank (“FirstBank or the Bank”); a commercial bank headquartered in San Juan, Puerto Rico. First BanCorp, the second largest financial holding company headquartered in San Juan, Puerto Rico, had $15.6 billion in assets at December 31, 2004 and operates full-service banking branches in Puerto Rico and in the U.S. Virgin Islands (USVI) and British Virgin Islands (BVI). Since October 2004, the Bank also operates a loan agency in Coral Gables, Florida (USA). In addition, the holding company owns an insurance agency. The Bank through its wholly-owned subsidiaries, operates offices in Puerto Rico specializing in residential mortgage loans originations, small personal loans, finance leases and vehicle rental, and subsidiaries in the USVI and Barbados specializing in insurance agency services, small personal loans and foreign sales corporation management.

The Corporation’s results of operations are sensitive to fluctuations in interest rates. Changes in interest rates can materially affect key earnings drivers such as the volume of loan originations, net interest income earned, and gains/losses on investment security holdings. Interest rate risk is constantly managed through asset/liability manage-

2004 Annual Report
First BanCorp

ment strategies which include the use of various derivative instruments. Another important risk which the Corporation manages on a daily basis is credit risk in the loan portfolio. This risk is mainly managed through strong underwriting, loan review and collection functions. The Corporation’s business activities and credit exposures are mainly concentrated in Puerto Rico. Consequently, its financial condition and results of operations are dependent on the economic conditions as well as changes in legislation on the Island.

Financial Highlights

First BanCorp recorded earnings of $178.9 million or $3.44 per common share (basic) and $3.34 per common share (diluted), compared to $152.3 million or $3.04 per common share (basic) and $2.98 per common share (diluted) for 2003, and $108 million or $2.04 per common share (basic) and $2.01 per common share (diluted) for 2002. For 2004 as compared to 2003, net income increased by $26.6 million or $0.36 per common share (diluted), and for 2003 as compared to 2002, by $44.3 million or $0.97 per common share (diluted).

Assets rose 23% from $12.7 billion at year-end 2003 to $15.6 billion at the end of 2004. Deposits increased 17% to $7.9 billion. Net loans increased 35% to $9.3 billion, due to an increase of $1.8 billion in residential mortgage loans, $374.5 million in commercial loans and $253.5 million in consumer loans and finance leases.

The Corporation’s earnings increase is mainly the result of a significant growth of $3.2 billion in the average balance of earning assets and from increases in the average yield on investment securities, together with lower cost of funding. The increase in interest income, when compared to 2003, is mainly attributed to the growth in the Corporation’s loan and investment portfolios; the average balance of these portfolios increased by $1.7 billion and $1.5 billion, respectively. The increase in the loan portfolio was mainly driven by the origination and purchase of residential mortgage loans and to a lesser extent by the origination of commercial and consumer loans, while the increase in the investment’s portfolio is mainly attributed to substantial purchases of long-term agency securities. While the yield on the investment’s portfolio increased as compared to 2003 due to the re-investment of proceeds from prepayments on mortgage backed securities and to new investments in higher yielding long-term securities, the yields on loans decreased, given the re-pricing of variable rate loans and to the purchase and origination of loans at lower rates. Total yield on earning assets on a taxable equivalent basis was 5.62% for 2004 as compared to 5.66% for 2003. Increase in interest expense as compared to 2003 is the result of volume increases in interest bearing liabilities to support the Corporation’s investment and loan portfolios growth. The increase in interest expense due to volume growth, was partially offset by decreases in rate, given the re-pricing of variable rate liabilities and the origination of new debt at lower rates. Average cost of funds rate for 2004 was 2.50% compared to 2.73% for 2003.

Positive variances resulting from an increase in average earnings assets, higher yields on the investment’s portfolio and lower cost of funds were partially offset by a decrease in the loan portfolio interest yields. The net impact on net interest income and earnings was positive, net interest income increased by $91 million as compared to 2003 reported amount, or $124.2 million on a taxable equivalent basis.

The provision for loan losses decreased by $3.1 million to $52.8 million in 2004, as a normal result of the Corporation’s prudent underwriting and stability in loan delinquencies during 2004, in spite of significant volume increases in the loan portfolios. The net charge offs as a percentage of average loans decreased to 0.48%.

Other income for 2004 decreased by $47.9 million as compared to 2003, the decrease is mainly attributed to gains realized in the year 2003 from the sale of investments and from the sale of a significant portion of the Corporation’s credit cards portfolio. These gains amounted to $34.9 million and $30.9 million, respectively, for 2003 as compared to $9.5 million and $5.5 million, respectively, for 2004. Other income excluding net gains on sale of investments, gains on sale of credit card portfolios and derivatives valuations increased by $4.8 million as compared with the 2003 reported amount. The increase is in part attributed to increases in commission income from the Corporation’s insurance businesses and increases in service charges on deposit accounts as a result of a larger volume of accounts and transactions during 2004, partially offset by decreases in other fees on loans, due to fees previously earned on the credit card portfolios sold in 2003 and early in 2004.

The Corporation continues to be highly efficient despite the expansion of its operations. At 39.74% for 2004, the efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, continues to be better than average when compared to other financial institutions in the banking business. Operating expenses increased by $16.4 million from $164.0 million in 2003 to $180.4 million in 2004. Increase as compared to 2003 is mainly attributable to personnel and occupancy costs to support the Corporation’s growth, and to strong advertising and business promotion costs to support new products and services, especially FirstMortgage, the Corporation’s mortgage banking subsidiary which started operations late in 2003.

Return on average assets was 1.31% for 2004, 1.46% for 2003 and 1.23% for 2002. Return on average equity was 15.63% for 2004, 17.06% for 2003 and 14.90% for 2002. Return on average common equity was 23.33% for 2004, 25.20% for 2003 and 21.90% for 2002. Refer to table below for main profitability ratios excluding special gains on the sale of credit card portfolios realized in 2003 and 2004.

During the first quarter of 2004, FirstBank Overseas Corporation, a wholly-owned subsidiary of FirstBank and an international banking entity under the International Banking Entity Act of Puerto Rico, commenced operations. Also on October 2004, the

2004 Annual Report
First BanCorp

Corporation’s subsidiary, FirstBank, started operations in Coral Gables, Florida, through the establishment of a loan agency.

In November 2004, the Corporation announced the signing of a definitive merger agreement for the acquisition of the parent company of Unibank, a federal savings and loan association with approximately $500 million in assets, which operates 9 full service branches in the southern region of the state of Florida. The acquisition, which is expected to be accretive to the Corporation’s earnings in 2005, is pending regulatory approvals. The acquisition will allow the Corporation to build a platform in Florida from which to consider future expansion in the United States.

In 2003 the Corporation’s subsidiary Bank entered into a long-term strategic marketing alliance with MBNA Corporation. As part of the alliance, FirstBank became an MBNA Financial Institution Partner in Puerto Rico and is the only Puerto Rico based financial institution whose credit cards are issued by MBNA. As before mentioned and in accordance with agreement reached in 2003, FirstBank sold credit card loan portfolios to MBNA in late 2003 and in the first quarter of 2004; these sales generated before tax gains of $30.9 million and $5.5 million in 2003 and 2004, respectively.

The following table provides a reconciliation of financial information, as reported under accounting principles generally accepted in the United States of America (GAAP), to information excluding the after tax effect of the gains on sale of the credit card loans to MBNA in 2004 and 2003. Management believes this presentation is useful to investors as it provides information excluding the effect of the gain on these sales, both of which were made pursuant to the agreement reached in 2003. The presentation below has a limitation in the fact that these gains may not be recurring in future periods.

	First BanCorp
	(Dollars in thousands except per share and financial ratios data)
	Year ended December 31, 2004
						Efficiency
	Earnings for Year	Basic EPS	Diluted EPS	ROA	ROCE	Ratio

Under GAAP as reported	$178,878	$3.44	$3.34	1.31%	23.33%	39.74%
Effect of the after tax gain on the sale of a small credit card portfolio of the subsidiary bank	(3,375)	(0.08)	(0.08)	(0.02%)	(0.57%)	0.30%

Excluding effect stated above	$175,503	$3.36	$3.26	1.29%	22.76%	40.04%

	Year ended December 31, 2003
						Efficiency
	Earnings for Year	Basic EPS	Diluted EPS	ROA	ROCE	Ratio

Under GAAP as reported	$152,338	$3.04	$2.98	1.46%	25.20%	39.91%
Effect of the after tax gain on the sale of a large part of the subsidiary bank’s credit card loans	(18,840)	(0.47)	(0.46)	(0.18%)	(3.8%)	3.24%

Excluding effect stated above	$133,498	$2.57	$2.52	1.28%	21.31%	43.15%

Critical Accounting Policies and Practices

The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America. A summary of accounting policies and recently issued accounting pronouncements is included in Note 2 to the Corporation’s financial statements. The reported amounts are based on judgments, estimates and assumptions made by Management that affect the recorded assets and liabilities and contingent assets and liabilities disclosed at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, if different assumptions or conditions prevail. The Corporation believes that of its significant accounting policies the following involve a higher degree of judgment:

Investments Classification and Valuation

The Corporation classifies its investments in debt and equity securities as trading, held to maturity and available for sale securities at the time of purchase. The available for sale securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax effects, reported in other comprehensive income as a separate component of stockholders’ equity. The fair values of these securities were calculated based on quoted market prices and dealer quotes. Changes in the assumptions used in calculating the fair values such as interest rates, estimated prepayments rates for such securities subject to prepayment risk and discount rates could affect the reported valuations. Held to maturity securities are accounted for at amortized cost. Trading securities, if any, are reported at fair value with unrealized gains and losses included in earnings.

Evaluation for Other-Than-Temporary Impairment on Available for Sale and Held to Maturity Securities

The Corporation evaluates its investment securities for impairment. An impairment charge in the Consolidated

2004 Annual Report
First BanCorp

Statements of Income is recognized when the decline in the fair value of investments below their cost basis is judged to be other-than-temporary. The Corporation considers various factors in determining whether it should recognize an impairment charge, including but not limited to, the length of time and extent to which the fair value has been less than its cost basis and the Corporation’s intent and ability to hold the investment for a period of time sufficient to allow for any anticipated recovery in market value. For debt securities, the Corporation also considers, among other factors, the obligor’s repayment ability on its bond obligations and its cash and capital generation ability.

Allowance for Loan Losses

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. Groups of small balance and homogeneous loans are collectively evaluated for impairment. The portfolios of residential mortgage loans, consumer loans, auto loans and finance leases are considered homogeneous and are evaluated collectively for impairment. In determining probable losses for each category of homogeneous pools of loans, Management uses historical information about loan losses over several periods of time that reflect varying economic conditions and adjusts such historical data based on the current conditions, considering information and trends on charge-offs, non-accrual loans, changes in underwriting policies, risk characteristics relevant to the particular loan category and delinquencies. The Corporation measures impairment individually for those commercial and real estate loans with a principal balance exceeding $1 million. An allowance for impaired loans is established based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent. Accordingly, the measurement of impairment for loans evaluated individually involves assumptions by Management as to the amount and timing of cash flows to be recovered and of appropriate discount rates. When the loans are collateral dependent, the fair value of the collateral is based on an independent appraisal that may also involve estimates of future cash flows and appropriate discount rates or adjustments to comparable properties.

The Corporation’s primary lending area is Puerto Rico. The Corporation’s subsidiary Bank also lends in the U.S. and British Virgin Islands markets and in the U.S. market through its loan agency located in Coral Gables, Florida. At December 31, 2004, there is no significant concentration of credit risk in any specific industry.

Income Taxes

The Corporation is routinely subject to examinations from governmental taxing authorities. Such examinations may result in challenges to the tax return treatment applied by the Corporation to specific transactions. Management believes that the assumptions and judgment used to record tax-related assets or liabilities have been appropriate. Should tax laws change or the tax authorities assumptions differ from Management’s assumptions, the result and adjustments required could have a material effect on the Corporation’s results of operation. There are currently no open income tax investigations. Information regarding income taxes is included in Note 25 to the Corporation’s financial statements.

Derivatives Financial Instruments

The Corporation maintains an overall interest-rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by changes in interest-rates. The Corporation’s goal is to manage interest-rate sensitivity by modifying the repricing characteristics of certain balance sheet assets and liabilities (“hedged assets and liabilities”) so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest-rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets and liabilities. Unrealized gains or losses that reflect changes in fair value of derivatives not qualifying for hedge accounting are recognized in earnings in Other Income as “Derivatives gain (loss)” and recorded in the Other Asset and Other Liabilities categories, as applicable. The estimated fair values of derivatives instruments held by the Corporation are obtained from dealer quotes. Information regarding derivatives instruments is included on Note 29 to the Corporation’s financial statements.

Accounting Pronouncements

During 2004, the Financial Accounting Standards Board (FASB), its Emerging Issues Task Force (EITF) and the SEC issued several accounting pronouncements, namely FASB Statement no. 123R, Share-Based Payment, EITF Issue no. 04-10, Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds, EITF Issue no. 03-01, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, FASB Statement of Position (SOP) No. 03-3, Accounting for Certain Loans or Debt Securities Acquired in a Transfer, and SEC Staff Accounting Bulletin (SAB) no. 105, Application of Accounting Principles to Loan Commitments. Refer to Note 2 to Corporation’s financial statements for a summary of the major provisions of these pronouncements. The Corporation’s results of operations could be affected by the effect of new accounting pronouncements issued in the future.

Results of Operations

The Corporation’s results of operations depend primarily on its net interest income, which is the difference between the interest income earned on interest earning assets, including investment securities and loans, and the interest expense on interest bearing liabilities, including deposits and borrowings. Net

2004 Annual Report
First BanCorp

interest income is affected by various factors including the interest rate scenario, the volumes, mix and composition of interest earning assets and interest bearing liabilities; and the re-pricing characteristics of these assets and liabilities. The Corporation’s results of operations also depend on the provision for loan losses, operating expenses (such as personnel, occupancy and other costs), other income (mainly service charges and fees on loans), the result of derivatives activities, gains on sale of investments and loans and income taxes.

Net Interest Income

Net interest income increased to $383.2 million for 2004 from $292.2 million in 2003 and $266.8 million in 2002. The increase in net interest income for the year 2004 was mainly driven by volume increases of $3.2 billion in the Corporation’s loan and investment portfolios, especially residential estate loans, commercial loan portfolios and government agency securities.

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

Part I	Average volume			Interest income (1) / expense			Average rate (1)
Year ended December 31,	2004	2003	2002	2004	2003	2002	2004	2003	2002
	(Dollars in thousands)

Earning assets:
Money market investments	$308,962	$455,866	$60,522	$3,736	$4,494	$999	1.21%	0.99%	1.65%
Government obligations (2)	2,061,280	850,516	1,236,281	133,790	48,912	56,130	6.49%	5.75%	4.54%
Mortgage backed securities	2,800,638	2,257,617	2,144,236	155,372	116,778	147,779	5.55%	5.17%	6.89%
Corporate bonds	57,462	181,063	259,840	2,007	7,792	15,493	3.49%	4.30%	5.96%
FHLB stock	56,699	40,447	32,586	974	1,206	1,635	1.72%	2.98%	5.02%

Total investments (3)	5,285,041	3,785,509	3,733,465	295,879	179,182	222,036	5.60%	4.73%	5.95%

Consumer loans	1,255,246	1,198,964	1,048,283	150,980	152,937	142,612	12.03%	12.76%	13.60%
Residential real estate loans	3,538,419	2,286,809	1,283,710	149,984	107,777	74,411	4.24%	4.71%	5.80%
Construction loans	380,816	314,588	223,627	19,432	14,824	11,726	5.10%	4.71%	5.24%
Commercial loans	2,586,103	2,340,744	2,080,892	110,640	101,293	110,315	4.28%	4.33%	5.30%
Finance leases	185,966	150,832	136,851	16,661	14,670	14,659	8.96%	9.73%	10.71%

Total loans (4)	7,946,550	6,291,937	4,773,363	447,697	391,501	353,723	5.63%	6.22%	7.41%

Total earning assets	$13,231,591	$10,077,446	$8,506,828	$743,576	$570,683	$575,759	5.62%	5.66%	6.77%

Interest bearing liabilities:
Interest bearing checking accounts	$317,633	$259,447	$215,462	$3,688	$3,426	$5,146	1.16%	1.32%	2.39%
Savings accounts	1,020,229	922,887	609,324	10,939	11,849	14,603	1.07%	1.28%	2.40%
Certificate accounts	5,099,139	4,158,111	3,622,918	107,409	97,266	113,486	2.11%	2.34%	3.13%

Interest bearing deposits	6,437,001	5,340,445	4,447,704	122,036	112,541	133,235	1.90%	2.11%	3.00%
Other borrowed funds	4,236,416	2,965,714	2,868,212	143,479	112,512	123,925	3.39%	3.79%	4.32%
FHLB advances	1,056,325	633,692	339,477	27,668	19,418	16,024	2.62%	3.06%	4.72%

Total interest bearing liabilities	$11,729,742	$8,939,851	$7,655,393	$293,183	$244,471	$273,184	2.50%	2.73%	3.57%

Net interest income				$450,393	$326,212	$302,575

Interest rate spread							3.12%	2.93%	3.20%
Net interest margin							3.40%	3.24%	3.56%

(1) On a tax equivalent basis. The tax equivalent yield was computed dividing the interest rate spread on exempt assets by

(1- Puerto Rico statutory tax rate of 39%) and adding to it the cost of interest bearing liabilities. When adjusted to a tax equivalent basis, yields on taxable and exempt assets are comparative.
(2) Government obligations includes debt issued by government sponsored agencies.
(3) Valuation in investments available for sale is excluded from the average volumes. Equity securities, other than FHLB stock, are not included on this analysis.
(4) Non-accruing loans are included in the average balances, however, uncollected interest on these loans is excluded from this analysis.

2004 Annual Report
First BanCorp

Part II	2004 compared to 2003			2003 compared to 2002
	Increase (decrease)			Increase (decrease)
	Due to:			Due to:
	Volume	Rate	Total	Volume	Rate	Total
	(In thousands)

Earning assets:
Money market investments	$(1,612)	$854	$(758)	$5,212	$(1,717)	$3,495
Government and agency obligations	77,828	7,050	84,878	(19,856)	12,638	(7,218)
Mortgage-backed securities	29,654	8,940	38,594	6,839	(37,840)	(31,001)
Corporate bonds	(4,534)	(1,251)	(5,785)	(4,015)	(3,686)	(7,701)
FHLB stock	382	(614)	(232)	314	(743)	(429)

Total investments	101,718	14,979	116,697	(11,506)	(31,348)	(42,854)

Consumer loans	6,975	(8,932)	(1,957)	19,860	(9,535)	10,325
Residential real estate loans	56,021	(13,814)	42,207	52,710	(19,345)	33,365
Construction loans	3,307	1,301	4,608	4,528	(1,430)	3,098
Commercial loans	10,558	(1,211)	9,347	12,511	(21,533)	(9,022)
Finance leases	3,283	(1,292)	1,991	1,429	(1,416)	13

Total loans	80,144	(23,948)	56,196	91,038	(53,259)	37,779

Total interest income	181,862	(8,969)	172,893	79,532	(84,607)	(5,075)

Interest bearing liabilities:
Deposits	21,949	(12,454)	9,495	22,778	(43,472)	(20,694)
Other borrowed funds	45,622	(14,655)	30,967	3,956	(15,369)	(11,413)
FHLB advances	12,011	(3,761)	8,250	11,452	(8,058)	3,394

Total interest expense	79,582	(30,870)	48,712	38,186	(66,899)	(28,713)

Change in net interest income	$102,280	$21,901	$124,181	$41,346	$(17,708)	$23,638

Total interest income includes tax equivalent adjustments based on the Puerto Rico statutory income tax rate of $67.2 million, $34.0 million and $35.7 million for 2004, 2003, and 2002, respectively. The adjustments have been made primarily on debt securities (mainly United States and Puerto Rico government obligations), mortgage backed securities and on loans guaranteed by United States Virgin Islands and Puerto Rico government agencies which are generally exempt for income tax purposes, also on interest earning assets held by the international banking entities of the Corporation. See related information in the Income Tax Expense section of this Management Discussion and Analysis. The computation considers the interest expense disallowance required by Puerto Rico tax law.

On a tax equivalent basis, net interest income increased to $450.4 million for 2004 from $326.2 million for 2003, and $302.6 million for 2002. The interest rate spread and net interest margin amounted to 3.12% and 3.40%, respectively, for 2004, as compared to 2.93% and 3.24%, respectively, for 2003 and to 3.20% and 3.56%, respectively, for 2002.

2004 compared to 2003

On a tax equivalent basis, interest income increased by $172.9 million for 2004 as compared to 2003. The tax equivalent yield on interest earning assets was 5.62% for 2004 as compared to 5.66% for 2003. While the tax equivalent yield on the investment’s portfolio increased to 5.60% as compared to 4.73% for 2003, due to the reinvestment of proceeds from prepayments on mortgage backed securities and to new investments in higher yielding long-term securities; the tax equivalent yield on the loan portfolio decreased to 5.63% for 2004 as compared to 6.22% for 2003, due to the repricing of variable rate loans and to the purchase and origination of loans at lower rates.

Significant volume increases in the Corporation’s loan portfolio partially offset by negative variances due to rate, mainly in the residential estate and consumer portfolios, contributed significantly to interest income for 2004. As shown in Part I, the Corporation experienced continuous growth of its loan portfolios. Average loans increased by $1.7 billion compared to 2003. Residential real estate loans and commercial loans, accounted for the largest growth in the portfolio, with average volumes rising $1.3 billion and $245.4 million, respectively. For the loan portfolio, the growth in average volume driven by the origination and purchase of loans represented a positive increase of $80.1 million in interest income on loans due to volume. The negative $23.9 million decrease in interest income on loans due to rate, mentioned earlier, is mainly attributed to the floating rate characteristics of a substantial portion of the Corporation’s portfolio and to the purchase and origination of new loans at lower rates. At December 31, 2004, 88% of the commercial, 71% of the residential mortgage and 100% of the construction loan portfolios have floating rates.

Significant volume increases in the Corporation’s investment portfolio and positive rate variances, mainly in the mortgage-backed securities and government obligations portfolio, contributed significantly to interest income for 2004. Average investment securities increased by $1.5 billion. During the first quarter of 2004, the Corporation maintained a portion of its investments portfolio, mostly the proceeds of prepayments on mortgage backed securities, in

2004 Annual Report
First BanCorp

short term instruments, awaiting an opportunity to reenter the longer-term investment market. With the increase in long-term rates during the latter part of the first quarter of 2004, the Corporation reentered the long-term investment market by purchasing $1.6 billion in higher yielding 15 to 25 year callable agency securities, of which $306.8 million were called during the fourth quarter of 2004. Most of the purchases were made during the second quarter of 2004. Since the purchases of these higher yielding securities, interest income increased significantly. These purchases accounted for the most part of positive variances in interest income from investments due to volume and due to rate. The growth in the average balance of investments represented a positive increase in interest income on investments due to volume of $101.8 million. The positive variance in interest income on investments due to rate, mainly due to higher yielding government agency securities, amounted to $14.9 million.

On the liabilities side the Corporation benefited from the re-pricing of short-term liabilities and by the origination of new short term (i.e. deposits and repurchase agreements) and long-term (i.e. long-term repurchase agreements and other advances) liabilities at lower rates. Interest expense increased by $ 48.7 million for 2004 as compared to 2003, mainly due to volume increases in interest bearing liabilities to support the Corporation’s investment and loan portfolios growth. The increase in the average volume of interest bearing liabilities, to fund the investment’s and loan portfolios growth, resulted in an increase in interest expense due to volume of $79.6 million. The increase in interest expense due to volume variance was partially offset by decreases in rate given the re-pricing and origination of interest bearing liabilities at lower rates, as explained above, which resulted in a decrease in interest expense due to rate of $30.9 million. The cost of interest bearing liabilities decreased from 2.73% for 2003 to 2.50% for 2004.

In summary, positive variances resulting from an increase in average earning assets, higher yields on the investment’s portfolio and lower cost of funds were partially offset by a decrease in the loan portfolio interest yields. The net impact on net interest income and earnings was positive, on a rate/volume basis the Corporation’s net interest income (on tax equivalent basis) increased by $124.2 million, as a result of positive volume and rate variances of $102.3 million and $21.9 million, respectively. The net interest margin increased from 3.24% for the year 2003 to 3.40% for 2004.

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

The variances due to rate were partially offset by significant volume increases in the Corporation’s lending operations. As shown in Part I, the Corporation experienced continuous growth of its loan portfolios. Average loans increased by $1.5 billion compared to 2002. Residential real estate loans and commercial loans accounted for the largest growth in the portfolio, with average volumes rising $1.0 billion and $259.9 million, respectively. For the loan portfolio, the growth in average volume represented a positive increase of $91 million in interest income due to volume. The negative $53.3 million decrease in interest income due to rate, mentioned earlier, is mainly attributed to the floating rate characteristics of a substantial portion of the Corporation’s portfolio and to the origination of new loans in a lower rate environment. At December 31, 2003, 75% of the commercial, 60% of the residential mortgage and 90% of the construction portfolios have floating rates.

Average investment securities increased by $52 million. During 2003, the Corporation restructured its investments portfolio. Prepayments on mortgaged backed securities and repayments on callable securities accelerated when compared to recent historical experience, also substantial profits were realized on the sale of investment securities early in 2003. A substantial amount from the proceeds of accelerated prepayments on mortgage-backed securities, prepayments on callable securities and proceeds from sales of securities were maintained in money market instruments for a substantial part of 2003, which explains the increase in the average volume of the money market instruments and the decrease in the average volume of other components, such as government obligations, when compared to 2002. The majority of the proceeds mentioned above were reinvested in the third quarter of 2003 and at the same time the Corporation grew its investments portfolio by purchasing $2 billion of 15-year FNMA mortgage-backed securities. For such reasons, interest income from investments was affected during a period, which extended from the first quarter to the third quarter of 2003, when most of the above mentioned purchases were made. The Corporation’s Bank subsidiary interest income increased after the reinvestment of the prepayments and sales proceeds during the third quarter of 2003. The tax equivalent average yield on investment securities was 4.73% in 2003 and 5.95% in 2002. The decrease in the average yield on investments, as compared to 2002, is primarily a result of a 172 basis point decrease in the yield earned on mortgage-backed securities given the acceleration of prepayments on these securities, which in turn accelerated the amortization of premiums paid upon the acquisition of such investments.

On the liabilities side the Corporation benefited from a low interest rate environment, as the cost of funds decreased

2004 Annual Report
First BanCorp

when short term liabilities re-priced and new short-term (i.e. deposits and repurchase agreements) and long-term (i.e. long-term repurchase agreements and other advances) liabilities were originated at lower rates. Interest expense decreased by $28.7 million for 2003 as compared to 2002. This was the result of the decrease in the average rates of interest bearing liabilities, which generated a positive rate variance of $66.9 million, which was partially offset by increases in the average volume of liabilities to support the Corporation’s growth.

In summary, on a rate/volume basis the Corporation’s net interest income (on tax equivalent basis) increased by $23.6 million, as a result of a positive volume variance of $41.3 million, net of a negative rate variance of $ 17.7 million. The net interest margin declined from 3.56% for the year 2002 to 3.24% for 2003. The Corporation’s lending operations have continued to grow, especially commercial and residential mortgages, and these volume increases have exceeded interest spreads contractions resulting in an increase of tax equivalent net interest income as compared to 2002.

Provision for Loan Losses

During 2004, the Corporation provided $52.8 million for loan losses, as compared to $55.9 million in 2003 and $62.3 million in 2002. The decrease in the provision is mainly attributed to lower charge offs as a result of diversification into secured lending, such as residential mortgage loans and commercial loans with real estate collateral. Net charge offs amounted to $38.1 million for 2004, $41.4 million for 2003, and $41.5 million for 2002. The ratio of net charge offs to average loans outstanding for 2004 has improved to 0.48% as compared to 0.66% and 0.87% for 2003 and 2002, respectively. The improvement, when compared to recent historical data, is attributed to improvements in the Corporation’s underwriting standards, credit administration policies and an effective risk management infrastructure as well as the diversification into secured lending.

The allowance activity for 2004, and previous four years was as follows:

Year ended December 31,	2004	2003	2002	2001	2000
	(Dollars in thousands)

Allowance for loan losses, beginning of year	$126,378	$111,911	$91,060	$76,919	$71,784
Provision for loan losses	52,799	55,916	62,302	61,030	45,719

Loans charged off:
Residential real estate	(254)	(475)	(555)	(192)
Commercial and Construction	(6,190)	(6,488)	(4,643)	(9,523)	(3,463)
Finance leases	(2,894)	(2,424)	(2,532)	(2,316)	(2,145)
Consumer	(34,704)	(38,745)	(41,261)	(42,349)	(46,223)
Recoveries	5,901	6,683	7,540	7,391	9,807

Net charge offs	(38,141)	(41,449)	(41,451)	(46,989)	(42,024)

Other adjustments				100	1,440

Allowance for loan losses, end of year	$141,036	$126,378	$111,911	$91,060	$76,919

Allowance for loan losses to year end total loans	1.49%	1.80%	1.99%	2.12%	2.20%
Net charge offs to average loans outstanding during the period	0.48%	0.66%	0.87%	1.22%	1.36%

The Corporation maintains the allowance for loan losses at a level that Management considers adequate to absorb probable losses inherent in the loan portfolio. The adequacy of the allowance for loan losses is reviewed on a quarterly basis as part of the continuing evaluation of the quality of the assets. This evaluation is based upon a number of factors, including the following: historical loan loss experience, projected loan losses, loan portfolio composition, current economic conditions, changes in underwriting process, fair value of the underlying collateral, financial condition of the borrowers, and, as such, includes amounts based on judgments and estimates made by Management. The increase in the allowance is mostly attributable to the growth of the commercial loan portfolio in the year 2004, together with the seasoning of this same portfolio.

The allowance for loan losses on commercial and real estate loans over $1 million is determined based on the present value of expected future cash flows or the fair value of the collateral, if the loan is collateral dependent.

2004 Annual Report
First BanCorp

Other Income

The following table presents the composition of other income.

Year ended December 31,	2004	2003	2002
	(In thousands)

Other fees on loans	$19,008	$20,617	$21,441
Service charges on deposit accounts	10,938	9,527	9,200
Mortgage banking activities	3,921	3,014	3,540
Rental income	3,071	2,224	2,285
Other commissions and fees	1,515	1,526	1,081
Insurance income	6,439	4,258	2,269
Dividends on equity securities	651	703	705
Other operating income	11,583	10,481	10,032

Other income before net gain on sale of investments, gain on sale of credit card portfolios and derivatives gain (loss)	57,126	52,350	50,553

Net gains on sale of investments	12,156	40,617	48,873
Impairment on investments	(2,699)	(5,761)	(36,872)

Gain on sale of investments, net	9,457	34,856	12,001

Gain on sale of credit card portfolios	5,533	30,885
Derivatives (loss) gain	(1,283)	619	(4,062)

Total	$70,833	$118,710	$58,492

Other income primarily consists of fees on loans, service charges on deposit accounts, commissions derived from various banking activities, securities and insurance activities, net gain on sale of investments, and derivatives gains or losses. Other income, excluding the net gains on sales of investments, gain on sale of credit card loans portfolio, and derivatives gain (loss), increased $4.8 million for 2004 as compared to 2003. The increase is mainly attributed to increases in income from mortgage banking activities, commission income from the Corporation’s insurance businesses and service charges on deposit accounts, partially offset by decreases in other fees on loans.

The gain on the sale of credit card loans results from portfolios sold pursuant to the before mentioned strategic alliance agreement reached with MBNA Corporation in 2003.

Other fees on loans consist mainly of late charges on loans and penalties on early cancellation of loans. The decrease, when comparing 2004 with the year 2003, is due to fees previously earned on the credit card portfolios sold to MBNA Corporation during the last quarter of 2003 and the first two quarters of 2004.

Service charges on deposit accounts include monthly fees on deposit accounts and fees on returned and paid check services. This source of income has increased significantly due to a larger volume of accounts and transactions during 2004.

Mortgage banking activities income includes gains on sale of residential mortgage loans and the fees earned for administering residential mortgage loans originated by the Corporation and subsequently sold with servicing retained. Gains on sale of loans amounted to $3.6 million in 2004 (2003-$2.9 million, 2002-$3.4 million).

The Corporation’s subsidiary, First Leasing and Rental Corporation, generates income on the rental of various types of motor vehicles. Rental income amounted to $3.1 million for 2004 as compared to $2.2 million for 2003 and 2002, respectively. This subsidiary opened two new locations late in 2003 and increased its vehicle inventory to meet market demand, which has resulted in increased revenues from vehicle rentals.

Insurance income consists of commissions earned by the Corporation’s subsidiary FirstBank Insurance Agency, Inc., and the Bank’s subsidiary in the U.S.V.I, First Insurance Agency, Inc. These subsidiaries offer a wide variety of insurance related products and have increased business through cross selling strategies, marketing efforts and the strategic locations of sale offices.

Other commissions and fees income is the result of an agreement with a major investment banking firm to participate in bond issues by the Government Development Bank for Puerto Rico, and an agreement with an international brokerage firm doing business in Puerto Rico to offer brokerage services in selected branches.

The other operating income category is composed of miscellaneous fees such as check fees and rental of safe deposit boxes. Other operating income also includes fees generated on the portfolio of commercial loans.

The net gain on the sale of investment securities reflects gains or losses as a result of sales that are consistent with the Corporation’s investment policies and strategy as well as other-than-temporary impairment charges on portfolio securities.

The derivatives loss is composed of valuations to fair value and net interest settlements of derivatives not qualifying for

2004 Annual Report
First BanCorp

hedge accounting and of realized losses on the early termination of derivatives instruments. Refer to Note 29 to the financial statements for further discussion of derivatives activities.

Other Operating Expenses

Other operating expenses amounted to $180.4 million for 2004 as compared to $163.9 million for 2003 and $132.8 million for 2002. The following table presents the components of other operating expenses.

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Salaries and benefits	$83,528	$75,213	$59,432
Occupancy and equipment	39,368	36,394	29,015
Deposit insurance premium	979	806	746
Other taxes, insurance and supervisory fees	11,615	10,329	8,915
Professional, servicing and processing fees	6,773	9,402	7,685
Business promotion	16,349	12,415	9,304
Communications	7,274	6,959	5,854
Expense of daily rental vehicles	1,943	1,642	1,588
Other	12,607	10,834	10,217

Total	$180,436	$163,994	$132,756

Management’s goal is to limit expenditures to those that directly contribute to increase the efficiency, service quality and profitability of the Corporation. This control over other operating expenses has been an important factor contributing to the increase in earnings in recent years. The Corporation’s efficiency ratio, which is the ratio of other operating expenses to the sum of net interest income and other income, remained in line with prior years at 39.74% for 2004 as compared to 39.91% and 40.81% for 2003 and 2002, respectively. The Corporation has maintained a better than average efficiency ratio when compared to other financial institutions in the banking business, while it has provided the latest in delivery channels for its commercial and consumer financial products and services.

The increase in operating expenses for 2004 is in part attributable to increases in personnel and occupancy costs to support the growth of the Corporation and to significant expenditures in advertising and business promotions to support new products and services, especially FirstMortgage, the Bank’s subsidiary which started operations late in the year 2003. The decrease in professional, servicing and processing fees as compared to 2003 is mainly due to processing costs previously incurred on the portfolio of credit cards sold late in 2003 and early in 2004 to MBNA.

Income Tax Expense

The provision for income tax amounted to $41.9 million (or 19% of pre-tax earnings) for 2004 as compared to $38.7 million (or 20% of pre-tax earnings) in 2003, and $22.3 million (or 17% of pre-tax earnings) in 2002. The Corporation has maintained an effective tax rate lower than the maximum statutory rate of 39% mainly by investing in government obligations and mortgage-backed securities exempt from U. S. and Puerto Rico income tax combined with gains on sale of investments held by the international banking divisions (IBE’s) of the Corporation and the Bank and by the Bank’s subsidiary FirstBank Overseas Corporation. The IBE divisions and FirstBank Overseas Corporation were created under the International Banking Entity Act of Puerto Rico, which provides for total Puerto Rico tax exemption on net income derived by the IBE’s operating in Puerto Rico. On January 8, 2004, the IBE Act was amended to impose income tax at normal rates on IBE’s that operate as units of a bank, to the extent that the IBE’s net income exceeds 40% of the bank’s total net taxable income (including net income generated by the IBE unit) for a taxable year commencing between July 1, 2003 and July 1, 2004, 30% of such total net taxable income for a taxable year commencing between July 1, 2004 and July 1, 2005, and 20% of such total net taxable income for taxable years commencing thereafter. These amendments apply only to IBE’s that operate as units of a bank. Management estimates that the financial impact of the amendments is not likely to be material. For additional information relating to income taxes, see Note 25 of the Corporation’s financial statements.

2004 Annual Report
First BanCorp

Financial Condition

The following table presents an average balance sheet of the Corporation for the following years:

December 31,	2004	2003	2002
	(Dollars in thousands)

Assets
Interest earning assets:
Money market investments	$308,962	$455,866	$60,522
Government and agency obligations	2,061,280	850,516	1,236,281
Mortgage-backed securities	2,800,638	2,257,617	2,144,236
Corporate bonds	57,462	181,063	259,840
FHLB stock	56,699	40,447	32,586

Total investments	5,285,041	3,785,509	3,733,465

Commercial loans	2,586,103	2,340,744	2,080,892
Consumer loans	1,255,246	1,198,964	1,048,283
Residential real estate loans	3,538,419	2,286,809	1,283,710
Construction loans	380,816	314,588	223,627
Finance leases	185,966	150,832	136,851

Total loans	7,946,550	6,291,937	4,773,363

Total interest earning assets	13,231,591	10,077,446	8,506,828
Equity securities	43,682	34,029	52,703
Total non-earning assets (1)	336,760	318,787	188,691

Total assets	$13,612,033	$10,430,262	$8,748,222

Liabilities and stockholders’ equity
Interest bearing liabilities:
Interest bearing checking accounts	$317,633	$259,447	$215,462
Savings accounts	1,020,229	922,887	609,324
Certificate accounts	5,099,139	4,158,111	3,622,918

Interest bearing deposits	6,437,001	5,340,445	4,447,704
Other borrowed funds	4,236,416	2,965,714	2,868,212
FHLB advances	1,056,325	633,692	339,477

Total interest bearing liabilities	11,729,742	8,939,851	7,655,393
Total non-interest bearing liabilities	738,045	597,651	368,315

Total liabilities	12,467,787	9,537,502	8,023,708

Stockholders’ equity:
Preferred stock	550,100	408,809	352,171
Common stockholder’s equity	594,146	483,951	372,343

Total stockholders’ equity	1,144,246	892,760	724,514

Total liabilities and stockholders’ equity	$13,612,033	$10,430,262	$8,748,222

(1) Includes the allowance for loan losses and the valuation on investments securities available for sale.

2004 Annual Report
First BanCorp

Earning Assets Composition

The composition and estimated tax equivalent weighted average interest and dividend yields of the Corporation’s earning assets at December 31, 2004 were as follows:

		Tax Equivalent
	Amount	Weighted
	(In thousands)	Average Rate

Money market investments	$702,164	2.25%
Federal Funds	118,000	2.26%
Government and agency obligations	2,058,086	6.70%
Mortgage-backed securities	2,760,090	5.43%
FHLB of N.Y. stock	79,900	2.36%
Corporate bonds	44,288	6.45%
Equity securities	58,735	1.39%

Total investments	5,821,263	5.36%

Consumer loans	1,371,669	11.80%
Residential real estate loans	4,684,575	4.48%
Construction loans	401,373	5.72%
Commercial and commercial real estate loans	2,805,737	4.94%
Finance leases	214,663	8.56%

Total loans (1)	9,478,017	5.82%

Total earning assets	$15,299,280	5.61%

(1) Excludes the reserve for loan losses.

Assets

The Corporation’s total assets at December 31, 2004 amounted to $15.6 billion, $2.9 billion over the $12.7 billion at December 31, 2003; the increase is mainly attributed to significant increases in the Corporation’s loan portfolios and to the leveraged growth of the Corporation’s investment’s portfolio.

Loans Receivable

The following table presents the composition of the loan portfolio including loans held for sale at year-end for each of the last five years.

		% of		% of		% of		% of		% of
December 31,	2004	Total	2003	Total	2002	Total	2001	Total	2000	Total
	(Dollars in thousands)

Residential real estate loans	$4,684,575	49	$2,879,011	41	$1,854,068	33	$1,011,908	23	$746,792	21

Commercial real estate loans	943,497	10	889,156	13	813,513	14	688,922	16	438,321	13
Construction loans	401,373	4	328,175	4	259,053	5	219,396	5	203,955	6
Commercial loans	1,862,240	20	1,615,304	23	1,418,792	25	1,238,173	29	947,709	27

Total commercial	3,207,110	34	2,832,635	40	2,491,358	44	2,146,491	50	1,589,985	46
Finance leases	214,663	2	161,283	2	143,412	3	127,935	3	122,883	3
Consumer loans	1,371,669	15	1,171,589	17	1,149,012	20	1,022,445	24	1,038,538	30

Total	$9,478,017	100	$7,044,518	100	$5,637,850	100	$4,308,779	100	$3,498,198	100

2004 Annual Report
First BanCorp

Lending Activities

Total loans receivable increased by $2.4 billion in 2004 when compared with 2003. The Corporation maintains a balanced and diversified loan portfolio. As shown on the table above, the loan portfolio is comprised of residential real estate (49%), commercial (34%), and consumer and finance leases (17%). For 2004, the Corporation achieved significant increases of $1.8 billion in residential real estate loans and of $374.5 million in the total commercial loan portfolio. A significant portion of the increase in residential mortgage loans is related to bulk purchases from mortgage bankers doing business in Puerto Rico. Finance leases, which are mostly composed of loans to individuals to finance the acquisition of an auto, increased by $53.4 million, and consumer loans increased by $200.1 million in 2004.

Residential Real Estate Loans

The pace of new housing construction and the renovation of existing housing are continuing to drive the residential mortgage loans originations in Puerto Rico, the Corporation’s primary market.

FirstMortgage, the Corporation’s mortgage banking operation, successfully completed its first full year of operations. The Corporation has committed substantial resources to this operation with the goal of becoming a leading institution in the highly competitive residential mortgage loans market. The Corporation’s strategy is to penetrate markets by providing customers with a variety of high quality mortgage products to serve their financial needs faster, simpler and at competitive prices.

FirstBank purchases non-conforming residential mortgage loans from local mortgage bankers. The contractual rate payable to the Bank on these mortgage loan purchases is generally a floating rate based on a spread over the 90-day London Interbank Offered Rate (“LIBOR”) limited to the weighted-average coupon rate of the mortgage loans purchased, less a contractual servicing fee. The weighted-average coupon rate varies on a purchase to purchase basis and subject to the terms of a commitment agreement. The servicing of these mortgage loans is retained by the selling mortgage banking institution and the arrangements provide for the timely payment of principal and interest of the mortgage loans. These residential mortgage loan purchases are subject to limited recourse arrangements that generally obligate the seller to repurchase the loans if loans are 120 days or more past due or otherwise in default. In addition, the Bank obtains customary representations and warranties regarding the characteristics of the loans purchased. To the extent the sellers breach any of these warranties, the Bank is generally entitled to obligate the seller to repurchase the loan subject to the breach. The Bank’s interest rate risk management strategy contemplates the possibility of net interest margin compressions from the floating rates on mortgage loans reaching the weighted-average coupon. The interest rate risk management strategies include derivatives instruments and structured transactions. Refer to Quantitative and Qualitative Disclosures about Market Risk section of this Management’s Discussion and Analysis for further discussion on interest rate risk management strategies followed by the Corporation. The outstanding balance of mortgage loans purchased to local mortgage bankers approximated $3.3 billion at December 31, 2004.

Commercial Loans

In recent years, the Corporation has emphasized commercial lending activities and continues to penetrate this market, including commercial mortgages and constructions loans. A substantial portion of this portfolio is collateralized by real estate collateral. Although commercial loans involve a greater credit risk because they are larger in size and more risk is concentrated in a single borrower, the Corporation has and continues to develop an effective credit risk management infrastructure that mitigates potential losses associated with commercial lending, including strong underwriting and loan review functions, sales of loan participations, and continuous monitoring of concentrations within portfolios.

The Corporation has initiated a strategy aimed to cater customer needs in the commercial loans middle market segment. This commercial lending segment is managed by well trained and highly competitive officials with vast experience in commercial lending and the strategy should result in added profits to the Corporation.

Consumer Loans

Consumer lending growth has been mainly driven by auto loan and finance lease originations. Management finds this market attractive; the growth of these portfolios has been achieved through a strategy of providing outstanding service to selected auto dealers who provide the channel for the bulk of the Corporation’s auto loan originations.

The above mentioned strategy is directly linked to our commercial lending activities as the Corporation maintains strong and stable auto floor plan relationships, which is the foundation of a successful auto loan generation operation. The Corporation will continue to strengthen the commercial relations with floor plan dealers, which directly benefit the Corporation’s consumer lending operation.

Personal loans, and to a lesser extent marine financing and a small credit card portfolio also contribute to interest income generated on consumer lending. Management plans to continue active in the consumer loan market applying the Corporation’s strict underwriting standards.

Investment Activities

The Corporation’s investment portfolio at December 31, 2004 amounted to $5.8 billion, an increase of $455.1 million when compared with the investment portfolio of $5.4 billion at December 31, 2003. During the first quarter of 2004, the Corporation maintained a portion of its investments portfolio, mostly the proceeds of prepayments on mortgage backed securities, in short term instruments; awaiting an opportunity to reenter the longer-term investment market. With the increase in

2004 Annual Report
First BanCorp

long term rates during the latter part of the first quarter of 2004, the Corporation reentered the long term investment market by purchasing $1.6 billion in higher yielding 15 to 25 year callable government agency securities, of which $306.8 million were called during the fourth quarter of 2004. Most of the purchases were made during the second quarter of 2004. The income generated by the Corporation on these securities is exempt from income taxes. Although at the time of purchase Management projected interest rates to be higher in the coming years, Management concluded that yields on securities purchased were attractive on a tax equivalent basis based on different projected scenarios. Purchases of these higher yielding securities resulted in increases in interest income from the investment’s portfolio.

Total investment securities called during 2004 amounted to $963.2 million, these were mainly agency securities. A portion of the proceeds from calls experienced during 2004 and calls experienced subsequent to December 31, 2004, which approximate $416 million, were reinvested in February 2005 in 17 year 5.75% coupon FNMA callable bonds amounting to approximately $700 million. Management continues to believe that interest rates might be higher in the future, but concluded that the tax equivalent yield of the securities purchased is attractive.

The Corporation realized gross gains of $12.2 million (2003-$43.8 million), and gross losses including other-than-temporary impairments of $2.7 million on equity securities (2003-$8.9 million).

Net interest income of future periods may be affected by the acceleration in prepayments of mortgage-backed securities. An acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon acquisition of these securities would accelerate. Also, net interest income in future periods might be affected given substantial investments in callable securities. The book value of these securities, mainly agency securities, amounted to $1.7 billion at December 31, 2004. Lower reinvestment rates and time lag between calls, prepayment and/or maturity of investments and actual reinvestment of proceeds into new investments, might also affect net interest income in future periods. These risks are directly linked to future period’s market interest rate fluctuations. Refer to Quantitative and Qualitative Disclosures about Market Risk section of this Management’s Discussion and Analysis for simulations carried to measure the effects of changing interest rates on the Corporation’s net interest income and for interest rate risk management strategies followed by the Corporation.

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

At December 31, 2004, total non-performing assets amounted to approximately $108.6 million (0.70% of total assets) as compared to $100.8 million (0.80% of total assets) at December 31, 2003 and $104.7 million (1.09% of total assets) at December 31, 2002. The Corporation’s allowance for loan losses to non-performing loans was 153.86% at December 31, 2004 as compared to 147.77% and 121.95% at December 31, 2003 and 2002, respectively.

The following table presents non-performing assets at the dates indicated.

December 31,	2004	2003	2002	2001	2000
	(Dollars in thousands)

Non-accruing loans:
Residential real estate	$31,577	$26,327	$23,018	$18,540	$15,977
Commercial, commercial real estate and construction	32,454	38,304	47,705	29,378	31,913
Finance leases	2,212	3,181	2,049	2,469	2,032
Consumer	25,422	17,713	18,993	22,611	17,794

	91,665	85,525	91,765	72,998	67,716

Other real estate owned	9,649	4,617	2,938	1,456	2,981
Other repossessed property	7,291	6,879	6,222	4,596	3,374
Investment securities		3,750	3,750

Total non-performing assets	$108,605	$100,771	$104,675	$79,050	$74,071

Past due loans	$18,359	$23,493	$24,435	$27,497	$16,358
Non-performing assets to total assets	0.70%	0.80%	1.09%	0.96%	1.25%
Non-performing loans to total loans	0.97%	1.21%	1.63%	1.69%	1.94%
Allowance for loan losses	$141,036	$126,378	$111,911	$91,060	$76,919
Allowance to total non-performing loans	153.86%	147.77%	121.95%	124.74%	113.59%

2004 Annual Report
First BanCorp

Non-accruing Loans

At December 31, 2004, loans in which the accrual of interest income had been discontinued amounted to $91.7 million (2003-$85.5 million; 2002-$91.8 million). If these loans had been accruing interest, the additional interest income realized would have been $5.9 million (2003-$6.6 million; 2002-$5.8 million). The non performing loans amount has stabilized relative to substantial increases in the Corporation’s loan portfolios, as a result of the Corporation’s prudent underwriting policy and credit risk management infrastructure. There are no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at these dates.

Residential Real Estate Loans — The Corporation classifies real estate loans in non-accruing status when interest and principal have not been received in a period of 90 days or more. Even though these loans are in non-accruing status, Management considers, based on the value of the underlying collateral, the loan to value ratios and historical experience, that no material losses will be incurred in this portfolio. Non-accruing real estate loans amounted to $31.6 million (0.67% of total residential real estate loans) at December 31, 2004, as compared to $26.3 million (0.92% of total residential real estate loans) and $23.0 million (1.25% of total residential real estate loans) at December 31, 2003 and 2002, respectively. The increase as compared to 2004 is mainly attributed to the general growth of this portfolio. At December 31, 2004 there was one non-accruing residential mortgage loan over $1 million, which amounted to $1.8 million.

Commercial Loans — The Corporation places commercial loans (including commercial real estate and construction loans) in non-accruing status when interest and principal have not been received in a period of 90 days or more. The risk exposure of this portfolio is diversified as to individual borrowers and industries among other factors. In addition, a large portion is secured with real estate collateral. Non-accruing commercial loans amounted to $32.5 million (1.01% of total commercial loans) at December 31, 2004 as compared to $38.3 million (1.35% of total commercial loans) and $47.7 million (1.91% of total commercial loans) at December 31, 2003 and 2002, respectively. At December 31, 2004 there were 7 non-accruing commercial loans over $1 million, for a total of $12.7 million.

Finance Leases — Finance leases are classified in non-accruing status when interest and principal have not been received in a period of 90 days or more. Non-accruing finance leases amounted to $2.2 million (1.03% of total finance leases) at December 31, 2004 as compared to $3.2 million (1.97% of total finance leases) and $2.0 million (1.43% of total finance leases) at December 31, 2003 and 2002, respectively.

Consumer Loans — Consumer loans are classified in non-accruing status when interest and principal have not been received in a period of 90 days or more in auto, boat and home equity reserve loans, 120 days or more in personal loans (including small loans) and 180 days or more in credit cards and personal lines of credit.

Non-accruing consumer loans amounted to $25.4 million (1.85% of the total consumer loan portfolio) at December 31, 2004, $17.7 million (1.51% of the total consumer loan portfolio) at December 31, 2003 and $19.0 million (1.65% of the total consumer loan portfolio) at December 31, 2002. The increase as compared to 2004 is mainly attributed to the general growth of this portfolio.

Other Real Estate Owned (OREO)

OREO acquired in settlement of loans is carried at the lower of cost (carrying value of the loan) or fair value less estimated cost to sell off the real estate at the date of acquisition (estimated realizable value).

Other Repossessed Property

The other repossessed property category includes repossessed boats and autos acquired in settlement of loans. Repossessed boats and autos are recorded at the lower of cost or estimated fair value.

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

Sources of Funds

The Corporation’s principal funding sources are branch-based deposits, retail brokered deposits, institutional deposits, federal funds purchased, securities sold under agreements to repurchase, notes payable and FHLB advances.

As of December 31, 2004, total liabilities amounted to $14.4 billion, an increase of $2.8 billion as compared to $11.6 billion increase as of December 31, 2003. The net increase in total liabilities was mainly due to: (1) $1.1 billion increase in total deposits, including $641.6 million increase in retail brokered certificates of deposit (2) $571.2 million increase in federal funds and securities sold under agreements to repurchase, (3) $685.0 million increase in advances from FHLB, (4) $176.8 million increase in notes payable, and (5) an increase of $231.5 in other borrowings.

The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2004 the Corporation’s total unused lines of credit with these banks amounted to $225.0 million. At December 31, 2004, the Corporation had an available line of

2004 Annual Report
First BanCorp

credit with the FHLB guaranteed with excess collateral pledge to FHLB, in the amount of $94.7 million.

Deposits

Total deposits amounted to $7.9 billion at December 31, 2004, as compared to $6.8 billion and $5.5 billion at December 31, 2003 and 2002, respectively.

The following table presents the composition of total deposits.

	Weighted average rates	December 31,
	at December 31, 2004	2004	2003	2002
		(Dollars in thousands)

Savings accounts	1.14%	$1,077,002	$985,062	$921,103
Interest bearing checking accounts	1.22%	385,078	286,607	230,743
Certificates of deposit	2.54%	5,749,517	4,944,517	3,883,996

Interest bearing deposits	2.29%	7,211,597	6,216,186	5,035,842
Non-interest bearing deposits		691,386	548,921	447,076

Total		$7,902,983	$6,765,107	$5,482,918

Interest bearing deposits:
Average balance outstanding		$6,437,001	$5,340,445	$4,447,704
Non-interest bearing deposits:
Average balance outstanding		$644,780	$520,902	$257,454
Weighted average rate during the period on interest bearing deposits		1.90%	2.11%	3.00%

Total deposits are composed of branch-based deposits, brokered deposits and to a lesser extent of institutional deposits. Institutional deposits include among other certificates issued to agencies of the Government of Puerto Rico and to Governments in the Virgin Islands.

Total deposits increased by $1.1 billion at December 31, 2004 when compared to December 31, 2003 mainly due to an increase in brokered certificates of deposits, an increase in branch based deposits gathered through the launching of new products and to increases attributed to an institutional strategy focused on obtaining large institutional and governmental entities deposits.

Retail brokered certificates of deposits, which are certificates sold through brokers amount to $4.5 billion or 56% of the Corporation’s deposits at December 31, 2004. The total U. S. market for this source of funding approximates $400 billion. The use of brokered certificates of deposits is particularly important in Puerto Rico. The Corporation encounters intense competition in attracting and retaining deposits, as financial institutions are at a competitive disadvantage since the income generated on other investment products available to investors in Puerto Rico is taxed at lower rates than tax rates for income generated on deposit products. The brokered certificates of deposit market is a very competitive and liquid market in which the Corporation has been able to obtain substantial amounts of funding in short periods of time. This strategy has enhanced the Corporation’s liquidity position, since the brokered certificates are unsecured and can be obtained at substantially longer maturities than other regular retail deposits. Also the Corporation has the ability to convert the fixed rate brokered deposits to short term adjustable rate liabilities using interest rate swap agreements. Refer to Quantitative and Qualitative Disclosures about Market Risk section of this Management’s Discussion and Analysis for further discussion on interest rate risk management strategies followed by the Corporation.

At December 31, 2004, 88% of retail brokered certificates of deposit held by the Corporation are callable, but only at Corporation’s option. At December 31, 2004, the average remaining maturity of callable and fixed term brokered certificates approximated 13.44 years (2003-14.28 years) and 1.27 years (2003-1.12 years), respectively.

2004 Annual Report
First BanCorp

The following table presents a maturity summary of certificates of deposit with balances of $100,000 or more at December 31, 2004:

(Dollars in thousands)

Three months or less	$783,548
Over three months to six months	96,355
Over six months to one year	133,379
Over one year	4,316,223

Total	$5,329,505

Borrowings

At December 31, 2004 total borrowings amounted to $6.3 billion as compared to $4.6 billion and $3.2 billion at December 31, 2003 and 2002, respectively.

	Weighted average rates	December 31,
	at December 31, 2004	2004	2003	2002
		(Dollars in thousands)

Federal funds purchased and securities sold under agreements to repurchase	3.54%	$4,221,523	$3,650,297	$2,793,540
Advances from FHLB	2.95%	1,598,000	913,000	373,000
Notes payable	2.45%	176,754
Other borrowings	5.12%	231,525
Subordinated notes	8.04%	82,822	82,818	82,815

Total	3.48%	$6,310,624	$4,646,115	$3,249,355

Weighted average rate during the period		3.23%	3.66%	4.36%

The Corporation uses federal funds purchased, repurchase agreements, advances from FHLB, notes payable and other borrowings, such as trust preferred securities, as additional funding sources.

The leveraged growth of the Corporation’s investments portfolio is substantially funded with repurchase agreements. One of the Corporation’s most important interest rate risk protection strategies is the use of structured repurchase agreements, which are generally used to fund purchases of mortgage-backed and governmental agency securities. Under these agreements the Corporation reduces exposure to interest rate risk by lengthening the maturities of its liabilities while keeping funding cost low. As of December 31, 2004, the outstanding balance of structured repurchase agreements was $2.6 billion.

FirstBank is a member of the Federal Home Loan Bank (FHLB) system and obtains advances to fund its operations under a collateral agreement with the FHLB that requires the Bank to maintain minimum qualifying mortgages as collateral for advances taken.

During 2004, the Corporation undertook several financing transactions to diversify its funding sources. FirstBank, the Corporation’s bank subsidiary, issued notes payable that as of December 31, 2004 had an outstanding balance of $176.7 million.

In the second quarter of 2004, FBP Statutory Trust I, a statutory trust that is wholly owned by the Corporation and not consolidated in the Corporation’s financial statements, sold to institutional investors $100 million of its variable rate trust preferred securities. The proceeds of the issuance, together with the proceeds of the purchase by the Corporation of $3.1 million of FBP Statutory Trust I variable rate common securities, were used to purchase $103.1 million aggregate principal amount of the Corporation’s Junior Subordinated Deferrable Debentures.

In the third quarter of 2004, FBP Statutory Trust II, a statutory trust that is wholly-owned by the Corporation and not consolidated in the Corporation’s financial statements, sold to institutional investors $125 million of its variable rate trust preferred securities. The proceeds of the issuance, together with the proceeds of the purchase by the Corporation of $3.9 million of FBP Statutory Trust II variable rate common securities, were used to purchase $128.9

2004 Annual Report
First BanCorp

million aggregate principal amount of the Corporation’s Junior Subordinated Deferrable Debentures.

The Trust Preferred debentures are presented in the Corporation’s Consolidated Statement of Financial Condition as Other Borrowings, net of related issuance costs. The variable rate trust preferred securities are fully and unconditionally guaranteed by the Corporation. The $100 million Junior Subordinated Deferrable Debentures issued by the Corporation in April 2004 and the $125 million issued in September 2004, mature on September 17, 2034 and September 20, 2034, respectively, however, under certain circumstances the maturity of Junior Subordinated Debentures may be shortened (which shortening would result in a mandatory redemption of the variable rate trust preferred securities). The trust preferred securities, subject to certain limitations, qualify as Tier I regulatory capital under current Federal Reserve rules and regulations.

The composition and estimated weighted average interest rates of interest bearing liabilities at December 31, 2004, were as follows:

	Amount	Weighted
	(In thousands)	Average Rate

Interest bearing deposits	$7,211,597	2.29%
Borrowed funds	6,310,624	3.48%

	$13,522,221	2.84%

Contractual Obligations and Commitments

The following table presents a detail of the maturities of certificates of deposits, long-term contractual debt obligations, operating leases, other contractual obligations, commitments to purchase loans and commitments to extend credit:

	Contractual Obligations and Commitments
	(In thousands)
		Less than			After
	Total	1 year	1-3 years	4-5 years	5 years

Contractual Obligations:
Certificates of Deposit	$5,749,516	$1,301,437	$497,431	$304,398	$3,646,250
Federal funds purchased and securities sold under agreements to repurchase	4,221,523	1,703,063	100,000	550,000	1,868,460
Advances from FHLB	1,598,000	1,225,000	100,000	29,000	244,000
Notes payable	176,755				176,755
Other borrowings	231,525				231,525
Subordinated Notes	82,822	82,822
Operating Leases	36,474	6,266	10,748	7,663	11,797
Other contractual obligations	4,637	2,901	1,736

Total Contractual Obligations	$12,101,252	$4,321,489	$709,915	$891,061	$6,178,787

Commitments to Purchase Mortgage Loans	$2,200,000		$2,200,000

Other Commitments:
Lines of Credit	$130,989	$130,989
Standby Letters of Credit	99,134	99,134
Other Commercial Commitments	1,238,941	1,238,941

Total Commercial Commitments	$1,469,064	$1,469,064

2004 Annual Report
First BanCorp

The Corporation has obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under other commitments to purchase loans and to extend credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Other contractual obligations result mainly from contracts for rental and maintenance of equipment. Since certain commitments are expected to expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. In the case of credit cards and personal lines of credit, the Corporation can at any time and without cause, cancel the unused credit facility.

In November 2004, the Corporation announced the signing of a definitive merger agreement for the acquisition of the parent company of Unibank, a federal savings and loan association with approximately $500 million in assets, which operates 9 full service branches in the southern region of the state of Florida. At December 31, 2004 obligations that will arise upon the closing of the acquisition are not presented on the contractual obligations table as the transaction is pending regulatory approval.

Capital

During 2004, the Corporation’s capital increased from $1.1 billion at December 31, 2003 to $1.2 billion at December 31, 2004. Total capital increased by $133.3 million mainly due to earnings of $178.9 million, the issuance of 361,870 shares of common stock through the exercise of stock options with proceeds of $4.6 million, a positive fluctuation in the valuation of securities available for sale of $9.1 million, net of cash dividends of $60 million.

As of December 31, 2004, First BanCorp and FirstBank were in compliance with all the regulatory capital requirements that were applicable to them as a financial holding company, and a state non-member bank, respectively (i.e., total capital and Tier 1 capital to risk-weighted assets of at least 8% and 4%, respectively, and Tier 1 capital to average assets of at least 3%). Set forth below are First BanCorp and its banking subsidiary regulatory capital ratios as of December 31, 2004, based on existing Federal Reserve and FDIC guidelines.

		First BanCorp Banking Subsidiary
			Well- Capitalized
	First BanCorp	FirstBank	Minimum

Total capital (Total capital to risk-weighted assets)	14.89%	12.28%	10.00%
Tier 1 capital ratio (Tier 1 capital to risk-weighted assets)	13.57%	11.03%	6.00%
Leverage ratio	9.25%	7.50%	5.00%

As of December 31, 2004, FirstBank was considered a well-capitalized bank for purposes of the prompt corrective action regulations adopted by the FDIC.

Dividends

In 2004, 2003 and 2002 the Corporation declared four quarterly cash dividends of $0.12, $0.11 and $0.10 per common share outstanding, respectively, for an annual dividend of $0.48, $0.44 and $0.40, respectively. Total cash dividends paid on common shares amounted to $19.3 million for 2004 (or a 13.94% dividend payout ratio), $17.6 million for 2003 (or a 14.43% dividend payout ratio) and $16.0 million for 2002 (or a 19.58% dividend payout ratio). Dividends declared on preferred stock amounted to $40.3 million in 2004, $30.4 million in 2003, and $26 million in 2002. The increase in preferred stock dividends is attributed to the issuance of 7,584,000 shares of the Corporation’s Preferred Stock Series E at the end of the third quarter of 2003.

Quantitative and Qualitative Disclosures about Market Risk

First BanCorp manages its asset/liability position in order to limit the effects of changes in interest rates on net interest income, subject to other goals of Management and within guidelines set forth by the Board of Directors.

The day-to-day management of interest rate risk, as well as liquidity management and other related matters, is assigned to the Asset Liability Management and Investment Committee of

2004 Annual Report
First BanCorp

FirstBank (ALCO). The ALCO is composed of the following officers: President and CEO, the Senior Executive Vice President and Chief Financial Officer, the Executive Vice President for Retail and Mortgage Banking, the Senior Vice President of Treasury and Investments and the Economist. The ALCO generally meets on a weekly basis. The Economist also acts as secretary, keeping minutes of all meetings. An Investment Committee for First BanCorp also monitors the investment portfolio of the Holding Company. This Committee generally meets weekly and has the same membership as the ALCO Committee described previously.

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

The Corporation uses simulations to measure the effects of changing interest rates on net interest income. These measures are carried out over a one-year time horizon, assuming gradual upward and downward interest rate movements of 200 basis points. Simulations are carried out in two ways:

(1)	using a balance sheet which is assumed to be at the same levels existing on the simulation date, and

(2)	using a balance sheet, which has growth patterns and strategies similar to those which have occurred in the recent past.

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

Assuming a no growth balance sheet as of December 31, 2004, tax equivalent net interest income projected for 2005 would fall by $7.5 million (1.55%) under a rising rate scenario and would rise by $16.3 million (3.37%) under falling rates.

As of December 31, 2004, the same simulations were also carried out assuming that the Corporation would grow. The growing balance sheet simulations indicate that tax equivalent net interest income projected for 2005 would fall by $9.5 million (1.86%) under a rising rate scenario and would rise by $29.6 million (5.81%) with falling rates.

The simulation for the year 2004 assuming a no growth balance sheet as of December 31, 2003, concluded that under a gradual 200 basis point rising rate scenario net interest income would have risen by $15.6 million (3.78%) and that under a gradual 75 basis point falling rate scenario would have increased by $7.4 million (1.79%).

As of December 31, 2003, the same simulations were also carried assuming that Corporation was going to grow. The growing balance sheet simulation indicated that the tax equivalent net interest income for 2004 would have risen by $16.2 million (3.70%) under a gradual 200 basis point rising interest rate scenario and increased by $8.3 million (1.89%) with rates gradually falling by 75 basis points.

The Corporation compared 2004 projections with actual results. In the growth scenario, which is more realistic, the Bank projected taxable equivalent net interest income of $437.5 million under flat rates for 2004. In reality, taxable equivalent net interest income was $450.4 million. The most important reason for this difference was that the projections did not include changes which Management made in the investment portfolio after the projection was made. Purchases of agency securities during 2004 led to larger spreads than anticipated in the initial projection. In addition, the flat rate scenario did not include the 125 basis point increase in short-term rates which occurred during 2004. While this rate increase was smaller than that which had been assumed in the rising rate scenario, it was still large enough to affect significantly the yields and costs on the Corporation’s variable rate assets and liabilities.

First BanCorp uses derivative instruments and other strategies to manage its exposure to interest rate risk caused by changes in interest rates beyond Management’s control. The Corporation’s asset liability management program includes the use of derivatives instruments, which have worked effectively to date, and that Management believes will continue to be effective in the future.

The following summarizes major strategies, including derivatives activities, used by the Corporation in managing interest rate risk:

Interest rate swaps — Under interest rate swap agreements, the Corporation agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest rate amounts calculated by reference to an agreed notional principal amount. Since a substantial portion of the Corporation’s loans, mainly commercial and mortgage loans, yield vari-

2004 Annual Report
First BanCorp

able rates, the interest rate swaps are utilized to convert fixed-rate certificates of deposit (liabilities) to a variable rate to better match the variable rate nature of these loans.

Interest rate cap agreements — In order to hedge risk inherent on mortgage loans purchased to other financial institutions, as the yield is a variable rate limited to the weighted-average coupon of the mortgages, less a contractual servicing fee, the Corporation enters into referenced interest rate cap agreements that provide protection against rising interest rates. In managing this risk the Corporation determines the need of derivatives, including cap agreements, based on different rising interest rate scenario projections and the weighted-average coupon of the mortgage loans purchased.

Structured repurchase agreements — The Corporation uses structured repurchase agreements, with embedded call options, with the primary purpose of reducing the Corporation’s exposure to interest rate risk by lengthening the maturities of its liabilities, while keeping funding costs low. Another type of structured repurchase agreement includes repurchased agreements with embedded corridors; these instruments also provide protection for a rising rate scenario.

Refer to Note 29 to the Corporation’s Financial Statements for further discussion on interest rate risk management and derivatives strategies followed by the Corporation.

Liquidity

Liquidity refers to the level of cash and eligible investments to meet loan and investment commitments, potential deposit outflows and debt repayments. The Asset Liability Management and Investment Committee, using measures of liquidity developed by Management, which involves the use of several assumptions, reviews the Corporation’s liquidity position on a weekly basis.

The Corporation utilizes different sources of funding to help ensure that adequate levels of liquidity are available when needed. Diversification of funding sources is of great importance as it protects the Corporation’s liquidity from market disruptions. The principal sources of short-term funds are loan repayments, deposits, securities sold under agreements to repurchase, and lines of credit with the FHLB and other unsecured lines established with financial institutions. The Investment Committee reviews credit availability on a regular basis. In the past, the Corporation has securitized and sold auto and mortgage loans as supplementary sources of funding. Commercial paper has also provided additional funding as well as long-term funding through the issuance of notes and long-term brokered certificates of deposit. The cost of these different alternatives, among other things, is taken into consideration. The Corporation’s principal uses of funds are the origination of loans and the repayment of maturing deposit accounts and borrowings.

A large portion of the Corporation’s funding represents retail brokered certificates of deposit gathered by the Bank subsidiary. In the event that the Corporation’s Bank subsidiary falls under the ratios of a well-capitalized institution, it faces the risk of not being able to replace this source of funding. The Bank currently complies with the minimum requirements of ratios for a “well capitalized” institution and does not foresee falling below required levels to issue brokered deposits. In addition, the average life of the retail brokered certificates of deposit were approximately 12 years at December 31, 2004. Approximately 88% of these certificates are callable, but only at the Bank’s option.

Certificates of deposit with denominations of $100,000 or higher amounted to $5.3 billion at December 31, 2004 of which $4.5 billion were brokered certificates of deposit.

The following table presents a maturity summary of brokered certificates of deposits at December 31, 2004:

Total
(In thousands)

Less than one year	$214,821
Over one year to five years	554,437
Over five years to ten years	680,232
Over ten years	3,005,434

Total	$4,454,924

The Corporation’s liquidity plan contemplates alternative sources of funding that could provide significant amounts of funding at reasonable cost. The alternative sources of funding include, among others, FHLB advances, lines of credits from other banks, sale of commercial loan participations, and the securitization of auto loans and commercial paper.

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

Concentration Risk

The Corporation conducts its operations in a geographically concentrated area, as its main market is Puerto Rico. However, the Corporation continues diversifying its geographical risk as evidenced by its operations in the Virgin Islands and entrance into new markets, for example on October 2004 the Corporation started operations in the United States through the establishment

2004 Annual Report
First BanCorp

of a loan agency in Coral Gables, Florida (U.S.A.). At December 31, 2004, there is no significant concentration of credit risk in any specific industry.

Selected Quarterly Financial Data

Financial data showing results of the 2004 and 2003 quarters is presented below. In the opinion of Management, all adjustments necessary for a fair presentation have been included:

	2004
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except for per share results)

Interest income	$146,547	$161,208	$180,079	$188,555
Net interest income	84,203	94,278	103,272	101,453
Provision for loan losses	13,200	13,200	13,200	13,200
Net income	40,205	39,935	49,079	49,659
Earnings per common share-basic	$0.75	$0.74	$0.97	$0.98
Earnings per common share-diluted	$0.73	$0.72	$0.94	$0.95

	2003
	March 31	June 30	Sept. 30	Dec. 31
	(In thousands, except for per share results)

Interest income	$132,919	$122,825	$133,618	$147,319
Net interest income	72,437	63,903	71,896	83,974
Provision for loan losses	16,564	12,600	12,600	14,152
Net income	36,428	29,271	31,684	54,955
Earnings per common share-basic	$0.74	$0.56	$0.62	$1.12
Earnings per common share-diluted	$0.73	$0.55	$0.61	$1.09

Market Prices and Stock Data

The Corporation’s common stock is traded in the New York Stock Exchange (NYSE) under the symbol FBP. On December 31, 2004, there were 630 holders of record of the Corporation’s common stock.

The following table sets forth the high and low prices of the Corporation’s common stock for the periods indicated as reported by the NYSE.

Quarter ended	High	Low	Last

2004:
December	$64.85	$47.30	$63.51
September	49.85	39.62	48.30
June	42.67	35.14	40.75
March	43.32	39.00	41.60

2003:
December	$40.32	$31.24	$39.55
September	31.98	28.35	30.75
June	31.68	27.45	27.45
March	28.00	22.71	26.98

2002:
December	$26.38	$22.08	$22.60
September	27.61	22.82	25.41
June	25.13	19.13	25.13
March	19.80	18.43	19.27

2004 Annual Report
First BanCorp

Financial Statements

Management’s Report on Internal Control Over Financial Reporting

To the Board of Directors and Stockholders of First BanCorp:

The management of First BanCorp (the Corporation) is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

First BanCorp’s management assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2004. In making this assessment, it used the criteria set forth by the Committee of the Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control -Integrated Framework. Based on the results of this assessment, the Corporation’s management concluded that its internal control over financial reporting was effective as of December 31, 2004.

The Corporation management’s assessment of the effectiveness of its internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm, as stated in their report which appears on the following page.

Ángel Álvarez-Pérez, Esq.
Chairman, President and
Chief Executive Officer

Annie Ástor-Carbonell
Senior Executive Vice President and
Chief Financial Officer

March 11, 2005
San Juan, Puerto Rico

PricewaterhouseCoopers LLP
254 Munoz Rivera Avenue
BBVA Tower, 9th Floor
Hato Rey, PR 00918
Telephone (787) 754-9090
Facsimile (787) 766-1094

Report of Independent Registered Public Accounting Firm

To the Board of Directors and shareholders of First BanCorp:

We have completed an integrated audit of First BanCorp’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of First BanCorp and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control -Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP
San Juan, Puerto Rico
March 11, 2005

CERTIFIED PUBLIC ACCOUNTANTS (OF PUERTO RICO)
License No. 216 Expires Dec. 1, 2006
Stamp 2008755 of the P.R. Society of Certified Public Accountants has been affixed to the file copy of this report

First BanCorp
Consolidated Statements of Financial Condition

	December 31, 2004	December 31, 2003

Assets
Cash and due from banks	$98,615,179	$89,304,520

Money market instruments, including $404,748,972 pledged that can be repledged for 2004	702,163,791	705,939,823
Federal funds sold and securities purchased under agreements to resell	118,000,000	265,000,000

Total money market investments	820,163,791	970,939,823

Investment securities available for sale, at fair value:
Securities pledged that can be repledged	1,200,298,908	990,408,046
Other investment securities	344,404,413	228,729,507

Total investment securities available for sale	1,544,703,321	1,219,137,553

Investment securities held to maturity, at amortized cost:
Securities pledged that can be repledged	2,995,924,842	2,687,039,595
Other investment securities	380,570,311	443,437,738

Total investment securities held to maturity	3,376,495,153	3,130,477,333

Federal Home Loan Bank (FHLB) stock	79,900,000	45,650,000

Loans, net of allowance for loan losses of $141,035,841 (2003 - $126,378,484)	9,326,855,390	6,906,289,028
Loans held for sale, at lower of cost or market	10,125,189	11,850,639

Total loans, net	9,336,980,579	6,918,139,667

Other real estate owned	9,649,061	4,616,888
Premises and equipment, net	95,813,545	85,269,402
Accrued interest receivable	57,094,992	41,508,434
Due from customers on acceptances	407,625	286,611
Other assets	199,993,398	162,580,138

Total assets	$15,619,816,644	$12,667,910,369

Liabilities & Stockholders’ Equity
Liabilities:
Non-interest bearing deposits	$691,385,571	$548,920,960
Interest bearing deposits	7,211,596,660	6,216,186,213
Federal funds purchased and securities sold under agreements to repurchase	4,221,522,682	3,650,297,211
Advances from the FHLB	1,598,000,000	913,000,000
Notes payable	176,754,506
Other borrowings	231,524,635
Bank acceptances outstanding	407,625	286,611
Accounts payable and other liabilities	182,891,881	166,831,871

	14,314,083,560	11,495,522,866

Subordinated notes	82,821,770	82,818,437

	14,396,905,330	11,578,341,303

Commitments and contingencies

Stockholders’ equity:
Preferred stock, authorized 50,000,000 shares; issued and outstanding 22,004,000 shares at $25 liquidation value per share	550,100,000	550,100,000

Common stock, $1 par value, authorized 250,000,000 shares; issued 45,310,055 shares (2003 - 44,948,185 shares)	45,310,055	44,948,185
Less: Treasury Stock (at par value)	(4,920,900)	(4,920,900)

Common stock outstanding	40,389,155	40,027,285

Additional paid-in capital	4,863,299	268,855
Capital reserve	82,825,000	80,000,000
Legal surplus	180,571,818	163,106,509
Retained earnings	319,032,487	220,038,308
Accumulated other comprehensive income, net of tax of $894,396 (2003 - $613,081)	45,129,555	36,028,109

	1,222,911,314	1,089,569,066

Total liabilities and stockholders’ equity	$15,619,816,644	$12,667,910,369

The accompanying notes are an integral part of these statements.

2004 Annual Report
First BanCorp

First BanCorp
Consolidated Statements of Income

	Year ended December 31,
	2004	2003	2002

Interest income:
Loans	$445,091,793	$389,721,772	$351,838,718
Investment securities	226,587,879	140,977,049	185,561,056
Short-term investments	3,736,452	4,775,947	998,710
Dividends on FHLB stock	973,679	1,206,378	1,634,899

Total interest income	676,389,803	536,681,146	540,033,383

Interest expense:
Deposits	122,035,748	112,540,796	133,234,567
Federal funds purchased and repurchase agreements	130,192,343	105,856,415	117,127,270
Advances from FHLB	27,668,471	19,418,432	16,023,967
Notes payable and other borrowings	13,286,936	6,655,888	6,797,889

Total interest expense	293,183,498	244,471,531	273,183,693

Net interest income	383,206,305	292,209,615	266,849,690

Provision for loan losses	52,799,550	55,915,598	62,301,996

Net interest income after provision for loan losses	330,406,755	236,294,017	204,547,694

Other income:
Other fees on loans	19,008,394	20,617,491	21,440,852
Service charges on deposit accounts	10,937,998	9,526,946	9,200,327
Mortgage banking activities	3,921,135	3,013,840	3,540,034
Net gain on sale of investments	9,457,190	34,856,273	12,000,487
Rental income	3,070,697	2,223,734	2,285,021
Derivatives (loss) gain	(1,283,450)	619,473	(4,061,988)
Gain on sale of credit cards portfolio	5,532,684	30,885,353
Other operating income	20,188,513	16,967,078	14,087,218

Total other income	70,833,161	118,710,188	58,491,951

Other operating expenses:
Employees’ compensation and benefits	83,528,174	75,213,081	59,432,111
Occupancy and equipment	39,368,373	36,394,322	29,015,200
Business promotion	16,348,849	12,414,820	9,304,277
Taxes, other than income taxes	8,467,962	7,404,729	6,857,010
Insurance and supervisory fees	4,125,835	3,729,860	2,803,905
Other	28,597,301	28,836,736	25,343,669

Total other operating expenses	180,436,494	163,993,548	132,756,172

Income before income tax provision	220,803,422	191,010,657	130,283,473
Income tax provision	41,925,634	38,672,315	22,327,122

Net income	$178,877,788	$152,338,342	$107,956,351

Net income available to common stockholders	$138,601,792	$121,979,479	$81,550,077

Net income per common share basic:
Earnings per common share basic	$3.44	$3.04	$2.04

Net income per common share diluted:
Earnings per common share diluted	$3.34	$2.98	$2.01

Dividends declared per common share	$0.48	$0.44	$0.40

The accompanying notes are an integral part of these statements.

2004 Annual Report
First BanCorp

First BanCorp
Consolidated Statements of Cash Flows

	Year ended December 31,
	2004	2003	2002

Cash flows from operating activities:
Net income	$178,877,788	$152,338,342	$107,956,351

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,939,369	13,761,331	11,710,016
Amortization of core deposit intangible	2,396,620	2,396,620	1,165,488
Provision for loan losses	52,799,550	55,915,598	62,301,996
Deferred income tax benefit	(7,336,862)	(6,786,958)	(8,610,812)
Gain on sale of investments, net	(9,457,190)	(34,856,273)	(12,000,487)
Unrealized derivatives (gain) loss	(918,297)	(619,473)	4,522,925
Net gain on sale of loans	(3,594,875)	(2,917,364)	(3,416,222)
Amortization of deferred net loan (fees) cost	227,082	(785,047)	(1,544,375)
Net originations of loans held for sale	(41,284,591)	(36,873,320)	(40,264,215)
Gain on sale of credit cards portfolio	(5,532,684)	(30,885,353)
(Decrease) increase in accrued income tax payable	(8,512,959)	10,393,838	3,434,149
(Increase) in accrued interest receivable	(15,586,559)	(2,226,424)	(141,451)
Increase (decrease) in accrued interest payable	14,587,835	12,518,655	(1,364,672)
Decrease in other assets	7,593,591	7,131,161	39,671,318
Increase (decrease) in other liabilities	7,200,828	(6,570,908)	27,974,273

Total adjustments	6,520,858	(20,403,917)	83,437,931

Net cash provided by operating activities	185,398,646	131,934,425	191,394,282

Cash flows from investing activities:
Principal collected on loans	1,970,540,112	1,758,334,538	635,765,469
Loans originated	(2,458,535,597)	(2,064,719,667)	(903,166,444)
Purchase of loans	(2,168,196,000)	(1,361,125,878)	(734,531,121)
Proceeds from sale of loans	138,838,749	264,126,724	83,862,533
Proceeds from sale of investments securities	131,571,934	1,439,718,183	2,242,654,071
Purchase of securities held to maturity	(5,985,093,644)	(11,840,435,784)	(17,031,372,741)
Purchase of securities available for sale	(737,909,658)	(1,464,811,333)	(10,336,516,102)
Principal repayments and maturities of securities held to maturity	5,739,075,824	9,412,564,835	16,613,061,948
Principal repayments of securities available for sale	349,804,127	1,549,299,968	8,816,493,581
Additions to premises and equipment	(24,483,512)	(11,435,164)	(14,412,317)
Cash received for net liabilities assumed on acquisition of business			73,357,625
Purchase of FHLB stock	(34,250,000)	(10,020,500)	(12,738,900)

Net cash used in investing activities	(3,078,637,665)	(2,328,504,078)	(567,542,398)

Cash flows from financing activities:
Net increase in deposits	1,139,928,453	1,343,294,310	790,122,398
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	571,056,179	855,394,412	(202,096,134)
FHLB advances taken	685,000,000	540,000,000	29,300,000
Net proceeds from the issuance of long-term debt	550,611,000
Repayment of long-term debt	(140,185,000)		(1,550,000)
Dividends	(59,593,300)	(47,958,718)	(42,372,613)
Exercise of stock options	4,956,314	1,119,957	1,340,843
Issuance of preferred stock		182,998,539	88,906,000

Net cash provided by financing activities	2,751,773,646	2,874,848,500	663,650,494

Net (decrease) increase in cash and cash equivalents	(141,465,373)	678,278,847	287,502,378
Cash and cash equivalents at beginning of period	1,060,244,343	381,965,496	94,463,118

Cash and cash equivalents at end of period	$918,778,970	$1,060,244,343	$381,965,496

Cash and cash equivalents include:
Cash and due from banks	$98,615,179	$89,304,520	$108,305,943
Money market investments	820,163,791	970,939,823	273,659,553

	$918,778,970	$1,060,244,343	$381,965,496

The accompanying notes are an integral part of these statements.

2004 Annual Report
First BanCorp

First BanCorp
Consolidated Statements of Changes in Stockholders’ Equity

							Accumulated
			Additional				other
	Preferred	Common	paid-in	Capital	Legal	Retained	comprehensive
	stock	stock	capital	reserve	surplus	earnings	income (loss)

December 31, 2001	$268,500,000	$26,571,952	$14,214,877	$60,000,000	$136,792,514	$103,132,913	$(6,293,354)

Net income						107,956,351
Other comprehensive income							39,674,517
Issuance of preferred stock	92,000,000		(3,094,000)
Addition to legal surplus					12,552,664	(12,552,664)
Addition to capital reserve				10,000,000		(10,000,000)
Stock options exercised		64,500	1,276,343
Common stock split on September 30, 2002		13,318,083	(12,397,220)			(920,863)
Cash dividends:
Common stock						(15,966,339)
Preferred stock						(26,406,274)

December 31, 2002	360,500,000	39,954,535	—	70,000,000	149,345,178	145,243,124	33,381,163

Net income						152,338,342
Other comprehensive income							2,646,946
Issuance of preferred stock	189,600,000		(778,352)			(5,823,109)
Addition to legal surplus					13,761,331	(13,761,331)
Addition to capital reserve				10,000,000		(10,000,000)
Stock options exercised		72,750	1,047,207
Cash dividends:
Common stock						(17,599,855)
Preferred stock						(30,358,863)

December 31, 2003	550,100,000	40,027,285	268,855	80,000,000	163,106,509	220,038,308	36,028,109

Net income						178,877,788
Other comprehensive income							9,101,446
Addition to legal surplus					17,465,309	(17,465,309)
Addition to capital reserve				2,825,000		(2,825,000)
Stock options exercised		361,870	4,594,444
Cash dividends:
Common stock						(19,317,304)
Preferred stock						(40,275,996)

December 31, 2004	$550,100,000	$40,389,155	$4,863,299	$82,825,000	$180,571,818	$319,032,487	$45,129,555

The accompanying notes are an integral part of these statements.

2004 Annual Report
First BanCorp

First BanCorp
Consolidated Statements of Comprehensive Income

	Year ended December 31,
	2004	2003	2002

Net income	$178,877,788	$152,338,342	$107,956,351

Other comprehensive income:

Unrealized gains on securities:
Unrealized holding gains arising during the period	17,925,019	26,570,827	65,157,017
Less: Reclassification adjustment for gains included in net income	(9,457,190)	(34,856,273)	(12,000,487)
Unrealized gain (loss) on fair value hedge of available for sale securities attributable to credit risk:
Unrealized gain (loss) arising during the period	634,138	418,419	(257,174)
Plus: Reclassification adjustment for losses included in net income	280,794
Income tax (expense) benefit related to items of other comprehensive income	(281,315)	10,513,973	(13,224,839)

Other comprehensive income for the period, net of tax	9,101,446	2,646,946	39,674,517

Total comprehensive income	$187,979,234	$154,985,288	$147,630,868

The accompanying notes are an integral part of these statements.

2004 Annual Report
First BanCorp

First BanCorp
Consolidated Financial Statements

Note 1 — Nature of Business

First BanCorp (“the Corporation”) is a publicly-owned, Puerto Rico-chartered financial holding company that is subject to regulation, supervision and examination by the Federal Reserve Board. First BanCorp operates two direct wholly-owned subsidiaries: FirstBank Puerto Rico (“FirstBank or the Bank”) and FirstBank Insurance Agency, Inc. In addition, First BanCorp owns sixty percent of “Grupo Empresas de Servicios Financieros” (d/b/a PR Finance Group), an auto loan finance company focusing on the used car market. FirstBank is a Puerto Rico-chartered commercial bank and FirstBank Insurance Agency is a Puerto Rico-chartered insurance agency. FirstBank is subject to the supervision, examination and regulation of both the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico and the Federal Deposit Insurance Corporation. Deposits are insured through the Savings Association Insurance Fund. The Virgin Islands operations of FirstBank are subject to regulation and examination by the United States Virgin Islands Banking Board and by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency is subject to the supervision, examination and regulation by the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

FirstBank conducts its business through its main offices located in San Juan, Puerto Rico, forty-five full service banking branches in Puerto Rico, twelve branches in the United States Virgin Islands (USVI) and British Virgin Islands (BVI) and a loan agency in Coral Gables, Florida (USA). FirstBank has four wholly-owned subsidiaries with operations in Puerto Rico; First Leasing and Rental Corporation, a vehicle leasing and daily rental company with nine offices in Puerto Rico; First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company with thirty-one offices in Puerto Rico; First Mortgage, Inc., a residential mortgage loan origination company with twenty-three offices in FirstBank branches and at stand alone sites and FirstBank Overseas Corporation, an international banking entity under the International Banking Entity Act of Puerto Rico. FirstBank has three subsidiaries with operations outside of Puerto Rico; First Insurance Agency VI, Inc., an insurance agency with three offices that sell insurance products in the USVI, First Trade, Inc., which provides foreign sales corporation management services with an office in the USVI and an office in Barbados and First Express, a small loans company with three offices in the USVI.

Note 2 — Summary of Significant Accounting Policies

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

For purposes of comparability, certain prior period amounts have been reclassified to conform with the 2004 presentation. Following is a description of the more significant accounting policies followed by the Corporation:

Principles of consolidation

The consolidated financial statements include the accounts of the Corporation and its subsidiaries. All significant inter-company balances and transactions have been eliminated in consolidation.

Statements of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and short-term money market instruments with original maturities of 90 days or less.

Securities purchased under agreements to resell

The Corporation purchases securities under agreements to resell the same securities. The counterparty retains control over the securities acquired, accordingly, amounts advanced under these agreements represent short-term loans and are reflected as assets in the statements of financial condition. The Corporation monitors the market value of the underlying securities as compared to the related receivable, including accrued interest, and requests additional collateral when deemed appropriate.

Investment securities

The Corporation classifies its investments in debt and equity securities into one of three categories:

Held to maturity — Securities which the entity has the intent and ability to hold to maturity. These securities are carried at amortized cost.

Trading — Securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses reported in earnings. At December 31, 2004 and 2003 the Corporation did not hold investment securities for trading purposes.

Available for sale — Securities not classified as trading or as held to maturity. These securities are carried at fair value, with unrealized holding gains and losses, net of deferred tax, reported in other comprehensive income as a separate component of stockholders’ equity.

Premiums and discounts are amortized as an adjustment to interest income on investments over the life of the related securities using a method that approximates the interest method. Realized gains and losses related to investment securities are determined using the specific identification method and are reported in Other Income as net gain on sale of investments.

2004 Annual Report
First BanCorp

Evaluation of Other-than-temporary impairment on available for sale and held to maturity securities

The Corporation evaluates for impairment its debt and equity securities when their market value has remained below cost for six months or more, or earlier if other factors indicative of potential impairment exist. Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. The Corporation employs a systematic methodology that considers all available evidence in evaluating a potential impairment of its investments.

The impairment analysis of the fixed income investments places special emphasis on the analysis of the cash position of the issuer, its cash and capital generation capacity, which could increase or diminish the issuer’s ability to repay its bond obligations. The Corporation also considers its intent and ability to hold the fixed income securities until recovery. If Management believes, based on the analysis, that the issuer will not be able to service its debt and pay its obligations on a timely manner, the security is written down to Management’s estimate of net realizable value. For securities written down to its estimate net realizable value, any accrued and uncollected interest is also reversed. Interest income is then recognized if collected.

The equity securities impairment analysis are performed and reviewed on an ongoing basis based on the latest financial information and any supporting research report made by a major brokerage firm. These analyses are very subjective and based, among other things, on relevant financial data such as capitalization, cash flow, liquidity, systematic risk, and debt outstanding of the issuer. Management also considers the issuer’s industry trends, the historical performance of the stock, as well as the Corporation’s intent to hold the security for an extended period. If Management believes there is a low probability of recovering book value in a reasonable time frame, then an impairment will be recorded by writing the security down to market value. An impairment charge is generally recognized when an equity security has remained significantly below cost for a period of twelve months or more.

Loans held for sale

Loans held for sale are stated at the lower of cost or market. The amount by which cost exceeds market value in the aggregate portfolio of loans held for sale, if any, is accounted for as a valuation allowance with changes therein included in the determination of net income.

Loans and allowance for loan losses

Loans are stated at their outstanding balance less unearned interest, if any, and net deferred loan origination fees and costs. Unearned interest on certain personal and auto loans is recognized as income under a method which approximates the interest method.

Loans on which the recognition of interest income has been discontinued are designated as non-accruing. When loans are placed on non-accruing status, any accrued but uncollected interest income is reversed and charged against interest income. Consumer loans are classified as non-accruing when interest and principal have not been received in a period of: 90 days or more for auto, boat and home equity reserve loans; 120 days or more for personal loans; and 180 days or more for credit cards and personal lines of credit. Commercial and mortgage loans are classified as non-accruing when interest and principal have not been received in a period of 90 days or more. This policy is also applied to all impaired loans based upon an evaluation of the risk characteristics of said loans, loss experience, economic conditions and other pertinent factors. Loan losses are charged and recoveries are credited to the allowance for loan losses.

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

2004 Annual Report
First BanCorp

losses recognized on the periodic reevaluations of these properties are credited or charged to net cost (gain) of operations and disposition of other real estate owned. The cost of maintaining and operating these properties is expensed as incurred.

Premises and equipment

Premises and equipment are carried at cost, net of accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the individual assets. Depreciation of leasehold improvements is computed on the straight-line method over the terms of the leases or estimated useful lives of the improvements, whichever is shorter. Costs of maintenance and repairs, which do not improve or extend the life of the respective assets are expensed as incurred. Costs of renewals and betterments are capitalized. When assets are sold or disposed of, their cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in earnings.

Securities sold under agreements to repurchase

The Corporation sells securities under agreements to repurchase the same or similar securities. Generally, similar securities are securities from the same issuer, with identical form and type, similar maturity, identical contractual interest rates, similar assets as collateral and the same aggregate unpaid principal amount. The Corporation retains control over the securities sold under these agreements, accordingly, these agreements are considered financing transactions and the securities underlying the agreements remain in the asset accounts. The counter-party to certain agreements may have the right to repledge the collateral by contract or custom. Such assets are presented separately in the statements of financial condition as securities pledged to creditors that can be repledged.

Income taxes

The Corporation uses an asset and liability approach to the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Corporation’s financial statements or tax returns. Deferred income tax assets and liabilities are determined for differences between financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. The computation is based on enacted tax laws and rates applicable to periods in which the temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Treasury stock

The Corporation accounts for treasury stock at par value. Under this method, the treasury stock account is increased by the par value of each share of common stock reacquired. Any excess paid per share over the par value is debited to additional paid-in capital for the amount per share that it was originally credited. Any remaining excess is charged to retained earnings.

Stock option plan

The Corporation has a stock-based employee compensation plan, which is described more fully in Note 5. The Corporation accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of the grant. Options granted are not subject to vesting requirements. The table below illustrates the effect on net income and earnings per share if the Corporation had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock Based Compensation, to stock-based employee compensation granted in year 2004, 2003 and 2002.

Proforma net income and earnings per common share

	Year ended December 31,
	2004	2003	2002
	(In thousands, except per share data)

Net income
As reported	$178,878	$152,338	$107,956
Deduct: Stock-based employee compensation expense determined under fair value method	4,247	2,897	2,215

Pro forma	$174,631	$149,441	$105,741

Earnings per common share-basic:
As reported	$3.44	$3.04	$2.04
Pro forma	$3.34	$2.98	$1.99

Earnings per common share-diluted:
As reported	$3.34	$2.98	$2.01
Pro forma	$3.24	$2.91	$1.96

2004 Annual Report
First BanCorp

Management uses the Black-Scholes option pricing model for the computation of the estimated fair value of each option granted to buy shares of the Corporation’s common stock. The fair value of each option granted during 2004, 2003 and 2002 was estimated using the following assumptions: expected weighted dividend yield of 1.12% (2004), 1.72% (2003) and 1.85% (2002); expected life of 3.28 years (2004) and 3.29 years (2003 and 2002); weighted expected volatility of 28.56% (2004), 45.94% (2003) and 31.76% (2002); and weighted risk-free interest rate of 2.36% (2004), 2.09% (2003) and 3.66% (2002). The weighted estimated fair value of the options granted was $9.12 (2004), $7.94 (2003) and $4.08 (2002) per option.

Comprehensive income

Comprehensive income includes net income and several other items that current accounting standards require to be recognized outside of net income, primarily the unrealized gain (loss) on securities available for sale, net of estimated tax effect, and the change in fair value attributable to credit risk on securities hedged with interest rate swaps.

Derivative instruments

As part of the Corporation’s asset liability management, the Corporation uses derivative instruments, which include interest-rate exchange agreements (mainly interest rate swaps and options), to hedge various exposures or to modify interest rate characteristics of various statements of financial condition accounts.

On January 1, 2001, the Corporation adopted the Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivatives Instruments and Hedging Activities”, as amended. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that all derivative instruments be recognized as assets and liabilities at fair value. If certain conditions are met, the derivative may qualify for hedge accounting treatment and be designated as one of the following types of hedges: (a) hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment (“fair value hedge”); (b) hedge of the exposure to variability of cash flows of a recognized asset, liability or forecasted transaction (“cash flow hedge”) or (c) hedge of foreign currency exposure (“foreign currency hedge”).

In the case of a qualifying fair value hedge, changes in the value of the derivative instruments that have been highly effective are recognized in current period earnings along with the change in value of the designated hedged item. In the case of a qualifying cash flow hedge, changes in the value of the derivative instruments that have been highly effective are recognized in other comprehensive income, until such time as those earnings are affected by the variability of the cash flows of the underlying hedged item. In both a fair value hedge or a cash flow hedge, net earnings may be impacted to the extent the changes in the value of the derivative instruments do not perfectly offset changes in the value of the hedged items. If the derivative is not designated as a hedging instrument, the changes in fair value of the derivative are recorded in earnings.

Certain contracts contain embedded derivatives. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it should be bifurcated, carried at fair value, and designated as a trading or non-hedging derivative instrument.

Insurance Commissions

Commission revenue is recognized as of the effective date of the insurance policy or the date the customer is billed, whichever is later. The Corporation also receives contingent commissions from insurance companies as additional incentive for achieving specified premium volume goals and/or the loss experience of the insurance placed by the Corporation. Contingent commissions from insurance companies are recognized when determinable, which is generally when such commissions are received or when the Corporation receives data from the insurance companies that allows the reasonable estimation of these amounts. The Corporation maintains an allowance to cover the commissions which Managements estimates will be returned on policy cancellation.

Advertising Costs

Advertising costs for the year are expensed as incurred.

Earnings per common share

Earnings per share-basic is calculated by dividing income available to common stockholders by the weighted average number of outstanding common shares. The computation of earnings per share-diluted is similar to the computation of earnings per share-basic except that the weighted average common shares are increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued. Stock options outstanding under the Corporation’s stock option plan are considered in the earnings per share-diluted by application of the treasury stock method, which assumes that proceeds for the exercise of options are used to repurchase common stock in the open market. Any stock splits or stock dividends are retroactively recognized in all periods presented in the financial statements.

Acquisition of business

Business combinations are accounted for using the purchase method of accounting. Assets acquired and liabilities assumed are recorded at estimated fair values at the date of acquisition. After initial recognition, any resulting intangible assets are accounted for as follows:

•	Definite life intangibles are amortized over their estimated life, generally on a straight line basis and are reviewed periodically for impairment.

•	Goodwill and other indefinite life intangibles are not amortized but are reviewed periodically for impairment.

Recently issued accounting pronouncements

The Financial Accounting Standards Board (FASB), its Emerging Issues Task Force (EITF) and the SEC have issued the following accounting pronouncement and Issue discussions with effective dates during the year 2004:

2004 Annual Report
First BanCorp

Financial Accounting Standard (FAS) No. 123 (Revised) — This Statement is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. This Statement supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.

This Statement requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award-the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

This Statement eliminates the alternative to use Opinion 25’s intrinsic value method of accounting that was provided in Statement 123 as originally issued. Under Opinion 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). Recognition of that compensation cost helps users of financial statements to better understand the economic transactions affecting an entity and to make better resource allocation decisions. Such information specifically will help users of financial statements understand the effect that share-based compensation transactions have on an entity’s financial condition and results of operations. This Statement also will improve comparability by eliminating one of two different methods of accounting for share-based compensation transactions and thereby also will simplify existing U.S. GAAP. Eliminating different methods of accounting for the same transactions leads to improved comparability of financial statements because similar economic transactions will be accounted for similarly.

The effective date of this standard is the first interim period that begins after June 15, 2005. The Corporation is currently evaluating the effects that the proposed statement may have on its financial condition and results of operations.

Financial Accounting Standards Board Emerging Issues Task Force (EITF) Issue 04-10 — “Determining Whether to Aggregate Operating Segments That Do Not Meet the Quantitative Thresholds”. Statement 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments.

The issue is how an enterprise should evaluate the aggregation criteria in paragraph 17 of Statement 131 when determining whether operating segments that do not meet the quantitative thresholds may be aggregated in accordance with paragraph 19 of Statement 131.

The Task Force reached a consensus that operating segments that do not meet the quantitative thresholds can be aggregated only if aggregation is consistent with the objective and basic principles of Statement 131, the segments have similar economic characteristics, and the segments share a majority of the aggregation criteria listed in (a)-(e) of paragraph 17 of Statement 131. Management concluded that this Issue did not have an effect on the Corporation’s current presentation of reporting segments.

EITF No. 03-01 — The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments — In this Issue the Task Force reached consensus on guidance that should be used to determine when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. The guidance also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. In September 2004, the Financial Accounting Standard Board (“FASB”) issued proposed FSP EITF Issue 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of EITF Issue No. 03-1”, which provides guidance for the application of paragraph 16 of EITF Issue 03-1 to debt securities that are impaired because of interest rate and/or sector spread increases. Also, in September 2004 the FASB issued FSP EITF Issue 03-1-1, “Effective Date of Paragraphs 10-20 of EITF Issue 03-1”, which delayed the effective date of paragraph 10-20 of Issue 03-1. Paragraphs 10-20 of Issue 03-1 provide guidance on the impairment model to be used to determine when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. Issue 03-1-1 expands the scope of the deferral to include all securities covered by EITF 03-1 rather than limiting the deferral to only certain debt securities that are impaired solely because of interest rate and/or sector spread increases. The delay of the effective date for paragraphs 10-20 of Issue 03-1 will be superseded concurrent with the final issuance of FSP EITF Issue 03-1-a. The quantitative and qualitative disclosure provisions were effective for years ending after December 31, 2003 and were included in the Corporation’s Form 10-K for the year ended December 31, 2003 and 2004.

The Corporation is currently evaluating the effects that the proposed statement may have on its financial condition and results of operations.

In November 2003, the Accounting Standards Executive Committee issued the Statement of Position (SOP) No. 03-3, “Accounting for Certain Loans or Debt Securities Acquired in a Transfer.” This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities (loans)

2004 Annual Report
First BanCorp

acquired in a transfer if those differences are attributable, at least in part, to credit quality. This SOP does not apply to loans originated by the entity. This SOP prohibits “carrying over” or creation of valuation allowances in the initial accounting of all loans acquired in a transfer that are within the scope of this SOP. The prohibition of the valuation allowance carryover applies to the purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Management believes that the adoption of this statement will not have a material effect on the Corporation’s consolidated financial statements.

On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, “Application of Accounting Principles to Loan Commitments,” (SAB 105) to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The adoption of SAB 105 did not have an impact on First BanCorp’s financial condition or results of operations.

Note 3 — Stockholders’ Equity

Common stock

The Corporation has 250,000,000 shares of authorized common stock with a par value of $1 per share. At December 31, 2004, there were 45,310,055 (2003-44,948,185) shares issued and 40,389,155 (2003-40,027,285) shares outstanding.

The Corporation issued 361,870, 72,750 and 96,750 shares of common stock during 2004, 2003 and 2002, respectively as a result of exercised stock options under the Corporation’s stock option plan. The 2002 number of shares issued was adjusted for the September 30, 2002 stock split.

Stock repurchase plan and treasury stock

The Corporation has a stock repurchase program under which from time to time it repurchases shares of common stock in the open market and holds them as treasury stock. No shares of common stock were repurchased during 2004, 2003 and 2002 by the Corporation. From the total amount of common stock repurchased, 4,920,900 shares were held as treasury stock at December 31, 2004 and 2003 and were available for general corporate purposes.

Preferred stock

The Corporation has 50,000,000 shares of authorized non-cumulative and non-convertible preferred stock with a par value of $25, redeemable at the Corporation’s option subject to certain terms. This stock may be issued in series and the shares of each series shall have such rights and preferences as shall be fixed by the Board of Directors when authorizing the issuance of that particular series. During 2004, the Corporation did not issue preferred stock. During 2003, the Corporation issued 7,584,000 shares of the Corporation’s “Series E Preferred Stock”, (3,680,000 shares in 2002; 4,140,000 shares in 2001; 3,000,000 shares in 2000 and 3,600,000 shares in 1999). The liquidation value per share is $25. Annual dividends of $1.75 per share (issuance of 2003), $1.8125 per share (issuance of 2002), $1.85 per share (issuance of 2001), $2.0875 per share (issuance of 2000) and $1.78125 per share (issuance of 1999), are payable monthly, if declared by the Board of Directors. Dividends declared on preferred stock for 2004 amounted to $40.3 million (2003 — $30.4 million; 2002 — $26.4 million).

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

Note 4 — Regulatory Capital Requirements

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

Capital standards established by regulations require the Corporation to maintain minimum amounts and ratios of Tier 1 capital to total average assets (leverage ratio) and ratios of Tier 1 and total capital to risk-weighted assets, as defined in the regulations. The total amount of risk-weighted assets is computed by applying risk-weighting factors to the Corporation’s assets and certain off-balance sheet items, which vary from

2004 Annual Report
First BanCorp

0% to 100% depending on the nature of the asset.

As of December 31, 2004, the Corporation was in compliance with the minimum regulatory capital requirements for a financial holding company.

At December 31, 2004 and 2003, the most recent notification from the FDIC categorized the Corporation’s bank subsidiary as a well-capitalized institution under the regulatory framework for prompt corrective action. Management believes that there are no conditions or events since that date that have changed that classification.

The Corporation’s and its banking subsidiary’s regulatory capital positions were as follows:

			Regulatory requirement
			For capital		To be
	Actual		adequacy purposes		well capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

At December 31, 2004
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,466,159	14.89%	$787,743	8%	N/A	N/A
FirstBank	$1,197,408	12.28%	$779,774	8%	$974,718	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$1,335,853	13.57%	$393,872	4%	N/A	N/A
FirstBank	$1,075,265	11.03%	$389,887	4%	$584,831	6%

Tier I Capital (to Average Assets)
First BanCorp	$1,335,853	9.25%	$433,166	3%	N/A	N/A
FirstBank	$1,075,265	7.50%	$430,360	3%	$717,267	5%

At December 31, 2003
Total Capital (to Risk Weighted Assets)
First BanCorp	$1,103,798	15.22%	$580,090	8%	N/A	N/A
FirstBank	$974,208	13.49%	$577,872	8%	$722,340	10%

Tier I Capital (to Risk Weighted Assets)
First BanCorp	$989,853	13.65%	$290,045	4%	N/A	N/A
FirstBank	$867,025	12.00%	$288,936	4%	$433,404	6%

Tier I Capital (to Average Assets)
First BanCorp	$989,853	8.35%	$355,713	3%	N/A	N/A
FirstBank	$867,025	7.38%	$352,631	3%	$587,718	5%

Note 5 — Stock Option Plan

The Corporation has a stock option plan covering certain employees. The options granted under the plan cannot exceed 20% of the number of common shares outstanding. Each option pro-

2004 Annual Report
First BanCorp

vides for the purchase of one share of common stock at a price not less than the fair market value of the stock on the date the option is granted. Stock options are fully vested upon issuance. The maximum term to exercise the options is ten years. The stock option plan provides for a proportionate adjustment in the exercise price and the number of shares that can be purchased in the event of a stock dividend, stock split, reclassification of stock, merger or reorganization and certain other issuance and distributions.

Following is a summary of the activity related to stock options:

	Number	Weighted Average
	of Options	Exercise Price per Option

At December 31, 2001	1,553,250	$14.12
Granted	542,750	$18.96
Exercised	(96,750)	$13.86

At December 31, 2002	1,999,250	$15.44
Granted	365,000	$25.68
Exercised	(72,750)	$15.43

At December 31, 2003	2,291,500	$17.08
Granted	465,900	$42.90
Exercised	(361,870)	$13.70
Canceled	(1,500)	$42.90

At December 31, 2004	2,394,030	$22.60

The exercise price of the options outstanding at December 31, 2004, ranges from $10.42 to $42.90 and the weighted average remaining contractual life is approximately six years.

Following is additional information concerning the stock options outstanding at December 31, 2004.

Numbers of	Exercise Price	Contractual
Options	per Option	Maturity

156,000	$10.42	November 2007
60,000	$18.06	May 2008
18,000	$17.71	June 2008
226,500	$17.33	November 2008
207,750	$13.08	November 2009
410,530	$14.88	December 2010
489,850	$18.69	February 2012
10,000	$25.99	October 2012
348,000	$25.63	February 2013
5,000	$29.55	May 2013
462,400	$42.90	February 2014

2,394,030

2004 Annual Report
First BanCorp

Note 6 — Earnings Per Common Share

The calculations of earnings per common share for the years ended December 31, 2004, 2003 and 2002 follow:

	Year ended December 31,
	2004	2003	2002
	(In thousands, except per share data)

Net income	$178,878	$152,338	$107,956
Less: Dividends on preferred stock	(40,276)	(30,359)	(26,406)

Net income available to common stockholders	$138,602	$121,979	$81,550

Earnings per common share-basic:
Net income available to common stockholders	$138,602	$121,979	$81,550

Weighted average common shares outstanding	40,209	39,994	39,901

Earnings per common share-basic	$3.44	$3.04	$2.04

Earnings per common share-diluted:
Net income available to common stockholders	$138,602	$121,979	$81,550

Weighted average common shares and share equivalents:
Average common shares outstanding	40,209	39,994	39,901
Common stock equivalents — stock options	1,296	989	652

Total	41,505	40,983	40,553

Earnings per common share-diluted	$3.34	$2.98	$2.01

Stock options outstanding, under the Corporation’s stock option plan for officers, are common stock equivalents and, therefore, considered in the computation of earnings per common share diluted. Common stock equivalents were computed using the treasury stock method. For the years ended December 31, 2004 and 2003, all options outstanding were included in the computation of outstanding shares. For 2002, 20,000 stock options were not included in the computation of outstanding shares since these shares were antidilutive.

Note 7 — Cash and Due from Banks

The Corporation’s Bank subsidiary is required by law, as enforced by the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico, to maintain minimum average weekly reserve balances. The amount of those average reserve balances for the week ended December 31, 2004 was $134 million (2003 — $104 million). As of December 31, 2004 and 2003 the Bank complied with the requirement.

2004 Annual Report
First BanCorp

Note 8 — Investment Securities

Investment Securities Available For Sale

The amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities available for sale at December 31, 2004 and 2003 were as follows:

	December 31, 2004					December 31, 2003
		Gross			Weighted		Gross			Weighted
	Amortized	Unrealized		Fair	average	Amortized	Unrealized		Fair	average
	cost	gains	losses	value	yield%	cost	gains	losses	value	yield%
	(Dollars in thousands)

Obligations of U.S. Government Agencies:
After 5 to 10 years	$190,928	$6,291		$197,219	4.61
Puerto Rico Government Obligations:
After 1 to 5 years	4,456	253		4,709	6.16
After 5 to 10 years	12,756	247	$722	12,281	4.59	$7,192	$354		$7,546	5.81
After 10 years	7,617	444	90	7,971	5.94	8,153	459		8,612	5.99

United States and Puerto Rico Government Obligations	$215,757	$7,235	$812	$222,180	4.69	$15,345	$813		$16,158	5.90

Mortgage-backed Securities:
FHLMC certificates:
After 1 to 5 years	$2,517	$105		$2,622	6.42	$2,217	$112		$2,329	6.52
After 5 to 10 years	2,136	125		2,261	8.10	4,596	312		4,908	7.60
After 10 years	2,870	164		3,034	6.93	3,863	193		4,056	6.89

	7,523	394		7,917	7.09	10,676	617		11,293	7.12

GNMA certificates:
After 1 to 5 years	864	38		902	5.76
After 5 to 10 years	917	58		975	7.05	2,536	133		2,669	6.42
After 10 years	99,248	2,451		101,699	5.28	169,220	3,836	$152	172,904	5.19

	101,029	2,547		103,576	5.30	171,756	3,969	152	175,573	5.21

FNMA certificates:
After 1 to 5 years	152	10		162	7.54	2			2	6.96
After 5 to 10 years	222	21		243	9.05	565	43		608	8.24
After 10 years	864,646	17,969	$1	882,614	4.99	885,521	13,155		898,676	4.80

	865,020	18,000	1	883,019	4.99	886,088	13,198		899,286	4.80

Mortgage pass through certificates:
After 10 years	224,984	4		224,988	4.36	732	7		739	7.27

Mortgage-backed Securities	$1,198,556	$20,945	$1	$1,219,500	4.91	$1,069,252	$17,791	$152	$1,086,891	4.89

Corporate Bonds:
Within 1 year	$40,000	$170		$40,170	4.94
After 1 to 5 years	875	1,972		2,847	6.29	$45,000	$1,395		$46,395	4.51
After 5 to 10 years	375	896		1,271	7.73	3,750	3,625		7,375	7.67

Corporate bonds	$41,250	$3,038		$44,288	4.99	$48,750	$5,020		$53,770	4.75

Equity securities (without contractual maturity)	$42,932	$16,593	$790	$58,735	1.39	$48,051	$14,464	$196	$62,319	0.73

Total Investment Securities Available for Sale	$1,498,495	$47,811	$1,603	$1,544,703	4.78	$1,181,398	$38,088	$348	$1,219,138	4.76

2004 Annual Report
First BanCorp

Maturities for mortgage-backed securities are based upon contractual terms assuming no repayments/prepayments. Expected maturities of investments might differ from contractual maturities because they may be subject to prepayments and/or call options. The weighted average yield on investment securities held for sale is based on amortized cost; therefore, it does not give effect to changes in fair value. The net unrealized gains or losses on available for sale securities are presented as part of accumulated other comprehensive income.

The following table shows the Corporation’s available-for-sale investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

Debt Securities
Puerto Rico Government obligations	$13,348	$812			$13,348	$812

Mortgage Backed Securities
FNMA	951	1			951	1

Equity Securities
Equity Securities	1,754	790			1,754	790

	$16,053	$1,603			$16,053	$1,603

The investment portfolio is structured primarily with highly liquid securities which possess a large and efficient secondary market. Valuations are performed at least on a quarterly basis using third party providers and dealer quotes. Management has the intent and ability to hold these investments for a reasonable period of time for a forecasted recovery of fair value up to (or beyond) the cost of these investments, as a result, the impairment is considered temporary.

Investments Held to Maturity

The amortized cost, gross unrealized gains and losses, approximate fair value, weighted average yield and contractual maturities of investment securities held-to-maturity at December 31, 2004 and 2003 were as follows:

2004 Annual Report
First BanCorp

	December 31, 2004					December 31, 2003
		Gross			Weighted		Gross			Weighted
	Amortized	Unrealized		Fair	average	Amortized	Unrealized		Fair	average
	cost	gains	losses	value	yield%	cost	gains	losses	value	yield%
	(Dollars in thousands)

U.S. Treasury Securities:
Due within 1 year	$140,925	$25		$140,950	2.12	$11,318		$7	$11,311	0.90
Obligations of other U.S. Government Agencies:
Due within 1 year						14,979		163	14,816	1.05
After 1 to 5 years						500		1	499	3.02
After 10 years	1,681,337	47	$20,753	1,660,631	5.45	1,083,337	$144	17,225	1,066,256	4.45
Puerto Rico Government Obligations:
After 1 to 5 years	5,000	87		5,087	5.00	5,000	175		5,175	5.00
After 10 years	8,643	799		9,442	5.93	4,641	648		5,289	6.50

United States and Puerto Rico Government obligations	$1,835,905	$958	$20,753	$1,816,110	5.19	$1,119,775	$967	$17,396	$1,103,346	4.38

Mortgage-backed securities:
FHLMC certificates
After 5 to 10 years	$26,504		$465	$26,039	3.61	$35,005		$830	$34,175	3.65
FNMA certificates:
After 5 to 10 years	23,483		159	23,324	3.77	29,491		94	29,397	3.81
After 10 years	1,490,603		7,447	1,483,156	3.95	1,906,359	$162	16,464	1,890,057	4.04

Mortgage-backed securities:	$1,540,590		$8,071	$1,532,519	3.94	$1,970,855	$162	$17,388	$1,953,629	4.03

Corporate bonds:
Due within 1 year						$39,847	$72		$39,919	2.69

Corporate bonds						$39,847	$72		$39,919	2.69

Total Investment Securities
Held to Maturity	$3,376,495	$958	$28,824	$3,348,629	4.62	$3,130,477	$1,201	$34,784	$3,096,894	4.14

Maturities for mortgage backed securities are based upon contractual terms assuming no repayments/prepayments. Expected maturities of investments might differ from contractual maturities because they may be subject to prepayments and/or call options.

The following table shows the Corporation’s held-to-maturity investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004:

	Less than 12 months		12 months or more		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

Debt Securities
U.S. Government Agencies obligations	$1,109,041	$18,285	$389,982	$2,468	$1,499,023	$20,753

Mortgage Backed Securities
FNMA	1,287,045	5,539	219,435	2,067	1,506,480	7,606
FHLMC			26,039	465	26,039	465

	$2,396,086	$23,824	$635,456	$5,000	$3,031,542	$28,824

2004 Annual Report
First BanCorp

Held-to-maturity securities in an unrealized loss position at December 31, 2004 are primarily mortgage-backed securities and U.S. agency securities. The vast majority of them are rated the equivalent of AAA by the major rating agencies. Management believes that the unrealized losses in the held-to-maturity portfolio at December 31, 2004 are related to market interest rate fluctuations and not deterioration in the credit-worthiness of the issuers, as a result, the impairment is considered temporary.

Total proceeds from the sale of securities during the year ended December 31, 2004 amounted to $131.6 million (2003-$1.4 billion). The Corporation realized gross gains of $12.2 million (2003-$43.8 million, 2002-$49.7 million), and gross losses including other-than-temporary impairments of $2.7 million on equity securities (2003-$8.9 million, 2002-$37.7 million).

Note 9 — Federal Home Loan Bank (FHLB) Stock

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

At December 31, 2004 and 2003, there were investments in FHLB stock with book value of $79.9 and $45.7 million, respectively. The estimated market value of such investments is its redemption value determined by the ultimate recoverability of its par value.

Note 10 — Interest and Dividend on Investments

A detail of interest on investments and FHLB dividend income follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Mortgage Backed Securities:
Taxable	$4,068	$1,305	$3,765
Exempt	119,002	94,358	117,338

	$123,070	$95,663	$121,103

Other Investment Securities:
Taxable	$4,328	$2,307	$3,079
Exempt	103,900	48,989	64,013

	$108,228	$51,296	$67,092

Note 11 — Loans Receivable

The following is a detail of the loan portfolio:

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)

Residential real estate loans, mainly secured by first mortgages	$4,674,450	$2,867,160

Commercial loans:
Construction loans	401,373	328,175
Commercial loans	1,862,240	1,615,304
Commercial mortgage loans	943,497	889,156

Commercial loans	3,207,110	2,832,635

Finance leases	214,663	161,283

Consumer loans	1,371,669	1,171,589

Loans receivable	9,467,892	7,032,667
Allowance for loan losses	(141,036)	(126,378)

Loans receivable, net	9,326,856	6,906,289
Loans held for sale	10,125	11,851

Total loans	$9,336,981	$6,918,140

2004 Annual Report
First BanCorp

The Corporation’s primary lending area is Puerto Rico. The Corporation’s subsidiary Bank also lends in the U.S. and British Virgin Islands markets and in the state of Florida (USA). At December 31, 2004 and 2003 there is no significant concentration of credit risk in any specific industry on the loan portfolio.

At December 31, 2004, loans in which the accrual of interest income had been discontinued amounted to $91.7 million (2003 — $85.5 million; 2002 — $91.8 million). If these loans had been accruing interest, the additional interest income realized would have been $5.9 million (2003 — $6.6 million; 2002 — $5.8 million).

At December 31, 2004, the Corporation was servicing residential mortgage loans owned by others aggregating $398.8 million (2003 — $266.2 million).

At December 31, 2004, the Corporation was servicing commercial loan participations owned by others aggregating to $144.3 million (2003 — $50.2 million).

Various loans secured by first mortgages were assigned as collateral for certificates of deposit, individual retirement accounts and advances from the Federal Home Loan Bank. The mortgage loans pledged as collateral amounted to $2.2 billion and $1.3 billion at December 31, 2004 and 2003, respectively.

Residential real estate loans include nonconforming residential mortgage loans purchased from local mortgage bankers. The contractual rate payable to the Bank on these mortgage loan purchases is generally a floating rate based on a spread over the 90-day London Interbank Offered Rate (“LIBOR”) limited to the weighted-average coupon rate of the loans purchased, less a contractual servicing fee. The weighted-average coupon rate varies on a purchase to purchase basis and subject to the terms of a commitment agreement. The servicing of these mortgage loans is retained by the selling mortgage banking institution and the arrangements provide for the timely payment of principal and interest of the mortgage loans. These residential mortgage loan purchases are subject to limited recourse arrangements that generally obligate the seller to repurchase the loans if the loans are 120 days or more past due or otherwise in default. In addition, the Bank obtains customary representations and warranties regarding the characteristics of the loans purchased. To the extent the sellers breach any of these warranties, the Bank is generally entitled to obligate the seller to repurchase the loan subject to the breach. The Bank’s interest rate risk management strategy contemplates the possibility of net interest margin compressions from the floating rates on mortgage loans purchased reaching the weighted-average coupon. The interest rate risk management strategies include derivatives instruments and structured transactions. Refer to Note 29 of these financial statements for derivatives instruments information.

Note 12 — Allowance for Loan Losses

The changes in the allowance for loan losses were as follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Balance at beginning of year	$126,378	$111,911	$91,060
Provision charged to income	52,799	55,916	62,302
Losses charged against the allowance	(44,042)	(48,132)	(48,991)
Recoveries credited to the allowance	5,901	6,683	7,540

Balance at end of year	$141,036	$126,378	$111,911

At December 31, 2004, $56.7 million ($75 million at December 31, 2003) in commercial, real estate, and construction loans over $1,000,000 were considered impaired with an allowance of $24.2 million ($14.8 million at December 31, 2003). For 2004, $20.5 million of the allowance on impaired loans was established based on the fair value of the collateral (2003 — $12.6 million) and $3.7 million was established based on the present value of expected future cash flows (2003 — $2.2 million). The allowance for impaired loans is part of the allowance for loan losses. These loans represent loans for which management has determined that is probable that debtor will be unable to pay all the amounts due, according to the contractual terms of the loan agreement, and do not necessarily represent loans for which the Corporation will incur a substantial loss. The average recorded investment in impaired loans amounted to $65.5 million for 2004 (2003 — $45 million). Interest income in the amount of approximately $2.3 million was recognized on impaired loans in 2004 (2003 — $2.9 million; 2002 — $803,000).

2004 Annual Report
First BanCorp

Note 13 — Related Party Transactions

The Corporation granted loans to its directors, executive officers and to certain related individuals or entities in the ordinary course of business. The movement and balance of these loans were as follows:

Amount
(Dollars in thousands)

Balance at December 31, 2002	$81,504
New loans	12,236
Payments	(2,338)
Other changes	(37,115)

Balance at December 31, 2003	54,287
New loans	17,711
Payments	(9,698)
Other changes	(698)

Balance at December 31, 2004	$61,602

These loans do not involve more than normal risk of collectibility and present terms no more favorable than those that would have been obtained if transactions had been with unrelated parties. The amounts reported as other changes include changes in the status of those who are considered related parties.

Note 14 — Premises and Equipment

Premises and equipment is comprised of:

	Useful life	December 31,
	in years	2004	2003
		(Dollars in thousands)

Land		$11,866	$8,303
Buildings and improvements	10-40	53,295	51,476
Leasehold improvements	1-15	27,054	22,107
Furniture and equipment	3-10	71,754	70,093

		163,969	151,979
Accumulated depreciation		(78,234)	(72,315)

		85,735	79,664
Projects in progress		10,079	5,605

Total premises and equipment, net		$95,814	$85,269

Note 15 — Intangible Assets

At December 31, 2004, the Corporation has a core deposit intangible with a carrying amount of $16 million (2003 -$18.4 million) included in the Other Assets category. The straight-line amortization expense for the year ended

2004 Annual Report
First BanCorp

December 31, 2004 amounted to $2.4 million. The estimated aggregate amortization expense for each of the four succeeding fiscal years will be $2.4 million and $2.2 million for the fifth year. Management has reviewed the core deposits intangible assets concluding that no impairment exists and that the useful life of ten years (of which approximately five years remain) used to amortize them is the best estimate of the economic benefit period.

Note 16 — Deposits and Related Interest

Deposits and related interest consist of the following:

	December 31,
	2004	2003
	(Dollars in thousands)

Type of account and interest rate:
Non-interest bearing checking accounts	$691,386	$548,921
Savings accounts - 0.80% to 1.50% (2003 - 1.00% to 1.45%)	1,077,002	985,062
Interest bearing checking accounts - 0.80% to 1.35% (2003- 1.00% to 1.35%)	385,078	286,607
Certificates of deposit - 0.75% to 7.85% (2003 - 0.75% to 7.85%)	5,749,516	4,944,517

	$7,902,982	$6,765,107

The weighted average interest rate on total deposits at December 31, 2004 and 2003 was 2.29% and 1.82%, respectively.

At December 31, 2004, the aggregate amount of overdrafts in demand deposits that were reclassified as loans amounted to $9.2 million (2003 — $14.8 million).

The following table presents a summary of certificates of deposits with a remaining term of more than one year at December 31, 2004:

Total
(Dollars in thousands)

Over one year to two years	$365,843
Over two years to three years	131,864
Over three years to four years	98,840
Over four years to five years	205,200
Over five years	3,686,085

Total	$4,487,832

At December 31, 2004 certificates of deposit (CD’s) in denominations of $100,000 or higher amounted to $5.3 billion (2003 — $4.5 billion) including brokered certificates of deposit of $4.5 billion (2003 — $3.8 billion) at a weighted average rate of 2.55%, after considering impact of hedging program (2003 — 1.90%). See Note 29 for a description of the program used to hedge the fair value of the brokered certificates of deposit.

At December 31, 2004, deposit accounts issued to government agencies with a carrying value of $370.8 million (2003 — $378.9 million) were collateralized by securities with a carrying value of $422.3 million (2003 — $422.3 million) and estimated market value of $424.9 million (2003 — $423.9 million), and by municipal obligations with a carrying value and estimated market value of $31.9 million (2003 — $32.9 million).

2004 Annual Report
First BanCorp

A table showing interest expense on deposits follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Interest bearing checking accounts	$3,688	$3,426	$4,763
Savings	10,939	11,849	15,096
Certificates of deposit	107,409	97,266	113,376

Total	$122,036	$112,541	$133,235

Note 17 — Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased and securities sold under agreements to repurchase (repurchase agreements) consist of the following:

	December 31,
	2004	2003
	(Dollars in thousands)

Federal funds purchased, interest ranging from 2.38% to 2.40% (2003 - 1.28%)	$75,000	$155,000
Repurchase agreements, interest ranging from 1.60% to 5.39% (2003 - 0.88% to 5.39%)	4,135,529	3,484,472
Accrued interest payable	10,994	10,825

Total	$4,221,523	$3,650,297

The weighted average interest rates of federal funds purchased and repurchase agreements at December 31, 2004 and 2003 was 3.54% and 3.13%, respectively.

Federal funds purchased and repurchase agreements mature as follows:

	December 31,
	2004	2003
	(Dollars in thousands)

One to thirty day	$1,150,594	$664,573
Over thirty to ninety days	541,475	899,939
Over ninety days to one year		156,500
Over one year	2,518,460	1,918,460

Total	$4,210,529	$3,639,472

2004 Annual Report
First BanCorp

The following securities were sold under agreements to repurchase:

	December 31, 2004
	Amortized		Approximate	Weighted
	cost of		fair value	average
	underlying	Balance of	of underlying	interest rate
Underlying securities	securities	borrowing	securities	of security
	(Dollars in thousands)

U.S. Treasury securities and obligations of other U.S. Government Agencies	$2,185,931	$1,975,101	$2,169,317	4.87%
PR Government securities	329	298	366	6.48%
Mortgage-backed securities	2,370,710	2,142,059	2,380,632	4.84%
Corporate bonds	20,000	18,071	20,170	6.36%

Total	$4,576,970	$4,135,529	$4,570,485

Accrued interest receivable	$16,090

	December 31, 2003
	Amortized		Approximate	Weighted
	cost of		fair value	average
	underlying	Balance of	of underlying	interest rate
Underlying securities	securities	borrowing	securities	of security
	(Dollars in thousands)

U.S. Treasury securities and obligations of other U.S. Government Agencies	$788,517	$750,273	$773,954	4.06%
Mortgage-backed securities	2,836,204	2,698,642	2,835,237	4.84%
Corporate bonds	37,370	35,557	37,442	2.69%

Total	$3,662,091	$3,484,472	$3,646,633

Accrued interest receivable	$13,321

The maximum aggregate balance outstanding at any month-end during 2004 was $4.5 billion (2003 - $3.9 billion). The average balance during 2004 was $4.0 billion (2003 - $2.9 billion).

At December 31, 2004 and 2003, the securities underlying such agreements were delivered to, and are being held by the dealers with which the repurchase agreements were transacted.

2004 Annual Report
First BanCorp

Note 18 — Advances from the Federal Home Loan Bank (FHLB)

Following is a detail of the advances from the FHLB:

		December 31,
Maturity	Interest rate	2004	2003
		(Dollars in thousands)

January 13, 2003	1.44%
January 2, 2004	1.08%		$50,000
January 5, 2004	1.11%		60,000
January 7, 2004	1.15%		80,000
January 7, 2004	1.05%		200,000
January 23, 2004	1.18%		200,000
January 3, 2005	2.46%	$50,000
January 3, 2005	2.36%	50,000
January 5, 2005	2.38%	75,000
January 13, 2005	2.50%	150,000
January 18, 2005	2.51%	125,000
January 18, 2005	2.50%	200,000
January 27, 2005	2.52%	525,000
August 16, 2005	6.30%	50,000	50,000
September 18, 2006	2.41%	100,000
October 9, 2008	5.10%	14,000	14,000
October 16, 2008	5.09%	15,000	15,000
February 28, 2011	4.50%	79,000	79,000
March 21, 2011	4.42%	165,000	165,000

		$1,598,000	$913,000

Advances are received from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Collateral Agreement). Under the Collateral Agreement, the Corporation is required to maintain a minimum amount of qualifying mortgage collateral with a market value of generally 110% or higher of the outstanding advances. At December 31, 2004, specific mortgage loans with an estimated value of $1.7 billion (2003 - $994 million), as computed by Federal Home Loan Bank for collateral purposes, were pledged to the FHLB as part of the Collateral Agreement. The carrying value of such loans at December 31, 2004 amounted to $2.2 billion (2003 - $1.3 billion). In addition, securities with an approximate market value of $1.5 million (2003 -$2.1 million) and a carrying value of $1.6 million (2003 - $2.2 million) were pledged to the FHLB.

Note 19 — Notes Payable

Notes payable consist of:

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)

Callable fixed rate notes, bearing interest at 6.00%, maturing on October 1, 2024	$148,073

Callable step rate notes, bearing step increasing interest from 5.00% to 7.00%, maturing on October 18, 2019	15,115

Dow Jones Industrial Average (DJIA) linked principal protected notes:
Series A, maturing on February 28, 2012	6,624

Series B, maturing on May 20, 2011	6,943

	$176,755	$—

2004 Annual Report
First BanCorp

Note 20 — Other Borrowings

Other borrowings consist of:

	December 31,	December 31,
	2004	2003
	(Dollars in thousands)

Junior subordinated debentures due in 2034, interest bearing at a floating rate of 2.75% over three-month LIBOR (5.25% at December 31,2004)	$102,659

Junior subordinated debentures due in 2034, interest bearing at a floating rate of 2.50% over three-month LIBOR (5.02% at December 31,2004)	128,866

	$231,525	$—

Note 21 — Subordinated Notes

On December 20, 1995, the Corporation issued 7.63% subordinated capital notes in the amount of $100 million maturing in 2005. The notes were issued at a discount. At December 31, 2004 the outstanding balance net of the unamortized discount and notes repurchased was $82.8 million (2003 - $82.8 million). Interest on the notes is payable semiannually and at maturity. The notes represent unsecured obligations of the Corporation ranking subordinate in right of payment to all existing and future senior debt including the claims of depositors and other general creditors. The notes may not be redeemed prior to their maturity. At December 31, 2004, the Corporation has transferred to capital reserves from the retained earnings account $82.8 million as a result of the requirement explained in Note 3 - “Stockholders’ Equity.”

Note 22 — Unused Lines of Credit

The Corporation maintains unsecured standby lines of credit with other banks. At December 31, 2004, the Corporation’s total unused lines of credit with these banks amounted to $225 million (2003 — $95 million). At December 31, 2004, the Corporation has an available line of credit with the FHLB guaranteed with excess collateral, in the amount of $94.7 million (2003 - $83.4 million).

Note 23 — Employees’ Benefit Plan

FirstBank provides contributory retirement plans pursuant to Section 1165(e) of the Puerto Rico Internal Revenue Code for Puerto Rico employees and Section 401(K) of the U.S. Internal Revenue Code for U.S.V.I. employees. All employees are eligible to participate in the Plan after one year of service. Under the provisions of the Plan, the Bank contributes a quarter of the first 4% of the participant’s compensation contributed to the Plan. Participants are permitted to contribute up to 10% of their annual compensation, limited to $8,000 per year ($13,000 for U.S.V.I. employees). Additional contributions to the Plan are voluntarily made by the Bank as determined by its Board of Directors. The Bank had a total plan expense of $1.2 million, $1.2 million and $861,478 for 2004, 2003 and 2002 respectively.

Note 24 — Other Expenses

A detail of other expenses follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Professional servicing and processing fees	$6,773	$9,402	$7,685
Communications	7,274	6,959	5,865
Revenue earning equipment	1,943	1,642	1,588
Supplies and printing	3,045	2,034	1,963
Other	9,562	8,800	8,243

Total	$28,597	$28,837	$25,344

2004 Annual Report
First BanCorp

Note 25 — Income Taxes

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

The provision for income taxes was as follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Current	$49,263	$45,459	$30,938
Deferred	(7,337)	(6,787)	(8,611)

Total	$41,926	$38,672	$22,327

Income tax expense applicable to income before provision for income tax differs from the amount computed by applying the Puerto Rico statutory rate of 39% as follows:

	Year ended December 31,
	2004		2003		2002
		% of		% of		% of
		pre-tax		pre-tax		pre-tax
	Amount	Income	Amount	Income	Amount	Income
	(Dollars in thousands)

Computed income tax at statutory rate	$86,113	39	$74,494	39	$50,811	39
Benefit of net exempt income	(49,681)	(22)	(37,766)	(20)	(31,819)	(24)
Other-net	5,494	2	1,944	1	3,335	2

Total income tax provision	$41,926	19	$38,672	20	$22,327	17

The components of the deferred tax asset and liability were as follows:

	December 31,
	2004	2003
	(Dollars in thousands)

Deferred tax asset:
Allowance for loan losses	$55,004	$49,288
Other	9,251	7,647

Deferred tax asset	$64,255	$56,935

Deferred tax liability:
Unrealized gain on available for sale securities	$(894)	$(613)
Other	1	(16)

Deferred tax liability	$(893)	$(629)

No valuation allowance was considered necessary for the deferred tax asset. Deferred tax assets and liabilities are presented net in the statement of financial condition under Other Assets.

The tax effect of the unrealized holding gain or loss on securities available for sale, outside the Corporation’s international banking entities, was computed based on a 25% capital gain tax rate, and is included in accumulated other comprehensive income as part of stockholders’ equity.

2004 Annual Report
First BanCorp

Note 26 — Commitments

At December 31, 2004 certain premises are leased with terms expiring through the year 2022. The Corporation has the option to renew or extend certain leases from two to ten years beyond the original term. Some of these leases require the payment of insurance, increases in property taxes and other incidental costs. At December 31, 2004, the obligation under various leases follows:

Year	Amount
(Dollars in thousands)

2005	$6,266
2006	5,555
2007	5,193
2008	4,439
2009	3,224
2010 and later years	11,797

Total	$36,474

Rental expense included in occupancy and equipment expense was $6.6 million in 2004 (2003 — $5.4 million; 2002 — $4.5 million).

Note 27 — Fair Value of Financial Instruments

The information about the estimated fair values of financial instruments required by accounting principles generally accepted in the United States of America is presented hereunder. The disclosure requirements exclude certain financial instruments and all non-financial instruments. Accordingly, the aggregate fair value amounts presented do not represent Management’s estimate of the underlying value of the Corporation. A summary table of estimated fair values and carrying values of financial instruments at December 31, 2004 and 2003 follows:

	December 31,
	2004		2003
	Estimated	Carrying	Estimated	Carrying
	fair value	value	fair value	value
	(Dollars in thousands)

Assets:
Cash and due from banks and money market instruments	$918,779	$918,779	$1,060,244	$1,060,244
Investment securities	4,893,332	4,921,198	4,316,032	4,349,615
FHLB stock	79,900	79,900	45,650	45,650
Loans receivable, including loans held for sale — net	9,336,880	9,336,981	6,912,047	6,918,140
Interest rate swaps, included in other assets	1,610	1,610	864	864
Liabilities:
Deposits	7,903,657	7,902,982	6,769,147	6,765,107
Federal funds purchased and securities sold under agreements to repurchase	4,319,739	4,221,523	3,806,685	3,650,297
Advances from FHLB	1,612,933	1,598,000	933,017	913,000
Notes payable	176,109	176,755
Other borrowings	231,525	231,525
Subordinated notes	84,055	82,822	88,725	82,818
Interest rate swaps, included in other liabilities	46,496	46,496	43,243	43,243

2004 Annual Report
First BanCorp

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

Loans receivable, including loans held for sale — net

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

Federal funds purchased and securities sold under agreements to repurchase

Federal funds purchased and some repurchase agreements reprice at least quarterly, and their outstanding balances are estimated to be their fair values. Where longer commitments are involved, fair values are estimated using indications from brokers of the cost of unwinding the transactions as of December 31, 2004.

Advances from FHLB and subordinated notes

The fair values of advances from FHLB with fixed maturities are determined using discounted cash flow analysis over the full term of the borrowings, or using indications from brokers of the fair value of similar transactions. The cash flows assumed no early repayment of the borrowings. Discount rates are based on the LIBOR yield curve. The fair value of the subordinated notes is based on indications of market prices.

Interest rate swaps

The fair values of the interest rate swaps were provided by the counterparty.

Structured Broker CD’s and Medium Term Notes

Some broker CDs and all medium term notes have been swapped to floating rates based on LIBOR. As the swaps have the same cash flow characteristics as the fixed rate liability being swapped, the liabilities were assumed to have the same fair values as their corresponding swaps and the instruments were valued at their outstanding balances.

Debentures

As these instruments reprice quarterly based on three month LIBOR, their outstanding balances were assumed to be fair values.

2004 Annual Report
First BanCorp

Note 28 — Supplemental Cash Flow Information

Supplemental cash flow information follows:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Cash paid for:
Interest	$278,596	$231,953	$274,548
Income tax	51,480	23,027	15,799
Non-cash investing and financing activities:
Additions to other real estate owned	8,089	3,473	3,338

Note 29 — Financial Instruments With Off-Balance Sheet Risk, Commitments to Extend Credit and Standby Letters of Credit

The following table presents a detail of commitments to extend credit and standby letters of credit:

	December 31,
	2004	2003
	(Dollars in thousands)

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit:
To originate loans	$359,144	$165,139
Unused credit card lines	105,719	181,293
Unused personal lines of credit	25,270	20,942
Commercial lines of credit	807,852	472,532
Commercial letters of credit	71,945	94,511
Standby letters of credit	99,134	29,207

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

In general, commercial and standby letters of credit are issued to facilitate foreign and domestic trade transactions. Normally, commercial and standby letters of credit are short-term commitments used to finance commercial contracts for the shipment of goods. The collateral for these letters of credit include cash or available commercial lines of credit. The fair value of commercial and standby letters of credit is based on the fees currently charged for such agreements, which at December 31, 2004 is not significant.

Derivatives instruments and hedging activities

The Corporation uses derivatives instruments in the normal course of business, primarily to reduce its exposure to market risk (principally interest rate risk) stemming from various assets and liabilities. The Corporation’s principal objective under such market risk strategies is

2004 Annual Report
First BanCorp

to achieve the desired reduction in economic risk, even if the position will not receive hedge accounting treatment.

The Corporation designates a derivative as held for hedging or trading purposes when it enters into the derivative contract. Derivatives utilized by the Corporation include, among others, interest rate swaps, index options, and interest rate cap agreements. Interest rate swaps generally involve the exchange of fixed and variable-rate interest payments between two parties, based on a common notional amount and maturity date. Index options are generally over-the counter (OTC) contracts that the Corporation enters in order to receive the appreciation of a specified Stock Index (i.e. Dow Jones Industrial Composite Stock Index®) over a specified period. Interest rate caps are option-like contracts that require the writer (“seller”) to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate, applied to a notional principal amount. The Corporation views its derivatives strategy as a prudent management of interest-rate sensitivity, by reducing the risk on earnings presented by changes in interest rates.

The use of derivative instruments exposes the Corporation to credit risk. In the event a counter party fails to fulfill its performance obligations under a derivative contract, the Corporation’s credit risk will equal the fair-value gain on the derivative. Generally, a positive fair-value of a derivative contract indicates that the counterparty owes the Corporation, hence creating a repayment risk for the Corporation. When the fair value of a derivative contract is negative, the Corporation owes the counter party and, therefore, assumes no repayment risk. To manage the level of credit risk, the Corporation deals with counterparties of good credit standing, establishes approval limits and has monitoring procedures in place. The Corporation has a policy of diversifying derivatives counter parties to reduce the risk that any counter party will default. The Corporation does not anticipate non-performance by the counter parties.

The Corporation uses interest rate swap agreements to protect against changes in the fair value of certain fixed-rate assets and liabilities. Entering into interest-rate swap contracts involves not only the risk of dealing with counterparties and their ability to meet the terms of the contracts, but also the interest rate risk associated with the possibility of unmatched positions. Interest-rate swap agreements under which the Corporation agrees to pay variable-rates of interest are considered to be a hedge against changes in the fair value of the Corporation fixed-rate brokered certificates of deposit and fixed-rate and step rate notes payable. Interest-rate swap agreements under which the Corporation agrees to pay fixed rates of interest are considered to be a hedge against the fair value attributable to market interest rates of fixed-rate available for sale corporate bonds and a commercial loan. The Corporation has designated interest-rate swap agreements as fair value hedges. Net interest settlements on interest-rate swaps are recorded as an adjustment to interest expense on deposit accounts, interest income on investment accounts, interest income on commercial loans or derivatives gain (loss) in the case of the unmatched portion of interest rate swaps.

The Corporation uses index options to receive the appreciation of a specified Stock Index over a specified period in exchange for a premium paid at the contracts inception. The option period is determined by the contractual maturity of the notes payable tied to the performance of the Stock Index. The credit risk inherent in options is the risk that the exchange party may not fulfill its obligation.

The Corporation enters into interest rate cap agreements to limit its exposure to rising rates on mortgage loans purchased from mortgage bankers, as the yield on these loans is limited to the weighted-average coupon of the loans, less a contractual servicing fee.

To satisfy the need of its customers, the Corporation may enter into non-hedging transactions. These transactions are structured with the same terms and conditions, the Corporation participates as a buyer in one of the agreements and as the seller in the other agreement.

In addition, the Corporation enters into certain contracts with embedded derivatives that do not require separate accounting as these are clearly and closely related. When the embedded derivative possesses economic characteristics that are not clearly and closely related to the economic characteristics of the host contract, it is bifurcated, carried at fair value, and designated as a trading or non-hedging derivative instrument.

Information pertaining to the notional amount of the Corporation’s derivative financial instruments as of December 31, 2004 and 2003 consists of:

2004 Annual Report
First BanCorp

	Notional Amount
	December 31,
	2004	2003
	(Dollars in thousands)

Hedging activities
Fair value hedge:
Interest rate swaps used to hedge fixed rate certificates of deposit	$3,907,644	$2,872,372
Interest rate swaps to hedge fixed and step rate notes payable	165,442
Interest rate swaps to hedge fixed rate available for sale securities	20,000	25,000
Interest rate swaps to hedge fixed rate loans	12,000	12,000

Total fair value hedge	$4,105,086	$2,909,372

Derivatives not designated as hedge:
Interest rate swaps (unmatched portion)	$98,694	$53,165
Embedded options on stock indexed deposits	13,515
Purchased options used to manage exposure to the stock market on embedded stock indexed deposits	13,515
Written interest rate cap agreement	25,000	25,000
Purchased interest rate cap agreement	250,043	25,000

Total derivatives not designated as hedge	$400,767	$103,165

The fair value interest rate swaps qualifying for fair value hedge accounting represented an unrealized gross gain of $1.6 million (2003 — $864,391) and an unrealized gross loss of $44.0 million (2003 — $39.9 million), which was recorded as “Other Assets” and “Other Liabilities”, respectively, in the accompanying consolidated statement of financial condition at December 31, 2004. The following are the corresponding net effects: $39.8 million recorded as a decrease to the hedged “Deposits” (2003 — $37.8 million, $2.3 million as a decrease to the hedged “Notes Payable”, $183,917 (2003 — $1.1 million) as an increase to the hedged corporate bond and $130,514 (2003 — $113,902) as an increase to the hedged loan receivable.

At December 31, 2004, the fair value of derivatives not designated or not qualifying as a hedge represented an unrealized gross gain of $275,661 (2003 — $205,066) and an unrealized gross loss of $2.7 million (2003 — $3.6 million) recorded as “Other Assets” and “Other Liabilities”, respectively, in the consolidated statements of financial condition with fluctuations in fair value recorded in earnings.

A summary of the types of swaps used at December 31, 2004 and 2003 follows:

	December 31,
	2004	2003
	(Dollars in thousands)

Pay fixed/receive floating:
Notional amount	$85,165	$90,165
Weighted average receive rate at year end	4.39%	3.15%
Weighted average pay rate at year end	6.97%	6.53%
Floating rates range from 175 to 240 basis points over LIBOR rate.

	December 31,
	2004	2003
	(Dollars in thousands)

Pay floating/receive fixed:
Notional amount	$4,118,615	$2,872,372
Weighted average receive rate at year end	5.17%	5.28%
Weighted average pay rate at year end	2.33%	1.21%
Floating rates range from minus 3 basis points to 6 basis points over LIBOR rate.

2004 Annual Report
First BanCorp

The changes in notional amount of swaps outstanding during the years ended December 31, 2004 and 2003 follows:

Notional Amount
(Dollars in thousands)

Pay-fixed and receive-variable swaps:
Balance at December 31, 2002	$78,165
New contracts	12,000

Balance at December 31, 2003	$90,165
Canceled and matured contracts	(5,000)

Balance at December 31, 2004	$85,165

Receive-fixed and pay variable swaps:
Balance at December 31, 2002	$1,957,909
Canceled and matured contracts	(1,170,879)
New contracts	2,085,342

Balance at December 31, 2003	$2,872,372
Canceled and matured contracts	(849,473)
New contracts	2,095,716

Balance at December 31, 2004	$4,118,615

For swap transactions, the amounts potentially subject to credit loss are the net streams of payments under the agreements and not the notional principal amounts used to express the volume of the swaps. At December 31, 2004, the Corporation had a total net receivable of $20,713,350 (2003 — $18,881,644) related to the swap transactions. As mentioned before, the Corporation controls the credit risk of its interest rate swap agreements through approvals, limits, monitoring procedures and diversification of counterparties. As part of the swap transactions, the Corporation might be required to pledge collateral in the form of deposits in banks or securities. The book value and aggregate market value of securities pledged as collateral for interest rate swaps at December 31, 2004 was $168 million and $168 million, respectively (2003 — $137 million and $135 million, respectively). The final maturity of the swaps at December 31, 2004 ranged from twenty days through twenty-three years (2003 — from one month through twenty-five years). As of December 31, 2004 there are no receivables related to other derivatives instruments.

Note 30 — Segment Information

The Corporation has three reportable segments: Retail Banking, Treasury and Investments and Commercial Corporate Banking. Management determined the reportable segments based on the internal reporting used to evaluate performance and to assess where to allocate resources. Other factors such as the Corporation’s organizational chart, nature of the products, distribution channels and the economic characteristics of the products were also considered in the determination of the reportable segments.

The Retail Banking segment is composed of the Corporation’s branches and loan centers together with the retail products of deposits and consumer loans. Consumer loans include loans such as personal, residential real estate, auto, credit card and small loans. Finance leases are also included in Retail Banking. The Commercial Corporate segment is composed of commercial loans including commercial real estate and construction loans. The Treasury and Investment segment is responsible for the Corporation investment portfolio and treasury functions. The Other category is mainly composed of insurance and other products.

The accounting policies of the segments are the same as those described in Note 2 — “Summary of Significant Accounting Policies.”

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

2004 Annual Report
First BanCorp

The following table presents information about the reportable segments:

	Retail	Treasury and	Commercial
	Business	Investments	Corporate	Other	Total
	(In thousands)

For the year ended December 31, 2004
Interest income	$315,757	$231,298	$129,335		$676,390
Net (charge) credit for transfer of funds	(40,512)	93,162	(52,650)
Interest expense	(40,344)	(252,840)			(293,184)

Net interest income	234,901	71,620	76,685		383,206

Provision for loan losses	(40,989)		(11,811)		(52,800)
Other income	46,107	8,825	8,372	$7,529	70,833
Direct operating expenses	(95,951)	(2,848)	(7,934)	(2,509)	(109,242)

Segment income	$144,068	$77,597	$65,312	$5,020	$291,997

Average earnings assets	$4,915,654	$5,311,848	$2,892,737		$13,120,239

For the year ended December 31, 2003
Interest income	$273,678	$146,959	$116,044		$536,681
Net (charge) credit for transfer of funds	(39,972)	66,064	(26,092)
Interest expenses	(46,178)	(198,294)			(244,472)

Net interest income	187,528	14,729	89,952		292,209

Provision for loan losses	(32,523)		(23,393)		(55,916)
Other income	69,929	36,179	7,053	$5,550	118,711
Direct operating expenses	(88,733)	(2,452)	(7,388)	(1,622)	(100,195)

Segment income	$136,201	$48,456	66,224	$3,928	254,809

Average earnings assets	$3,573,736	$3,817,982	$2,594,551		$9,986,269

For the year ended December 31, 2002
Interest income	$230,141	$188,194	$121,698		$540,033
Net (charge) credit for transfer of funds	(47,230)	98,508	(51,278)
Interest expense	(58,694)	(214,490)			(273,184)

Net interest income	124,217	72,212	70,420		266,849

Provision for loan losses	(43,090)		(19,212)		(62,302)
Other income	39,718	8,643	5,794	$4,336	58,492
Direct operating expenses	(74,357)	(2,227)	(6,439)	(697)	(83,720)

Segment income	$46,488	$78,628	$50,563	$3,639	$179,319

Average earnings assets	$2,410,548	$3,746,245	$2,258,025		$8,414,818

The following table presents a reconciliation of the reportable segment financial information to the consolidated totals:

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Net Income:
Total income for segments	$291,997	$254,809	$179,319
Other operating expenses	(71,193)	(63,799)	(49,036)
Income taxes	(41,926)	(38,672)	(22,327)

Total consolidated net income	$178,878	$152,338	$107,956

Average assets:
Total average earning assets for segments	$13,120,239	$9,986,269	$8,414,818
Average non earning assets	491,795	443,993	333,404

Total consolidated average assets	$13,612,034	$10,430,262	$8,748,222

2004 Annual Report
First BanCorp

Note 31 — Litigation

The Corporation is a defendant in a number of legal proceedings arising in the normal course of business. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Corporation’s financial position or results of operations.

Note 32 — First BanCorp (Holding Company Only) Financial Information

The following condensed financial information presents the financial position of the Holding Company only at December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended on December 31, 2004, 2003 and 2002.

Statement of Financial Condition

	December 31,
	2004	2003
	(Dollars in thousands)

Assets
Cash and due from banks	$18,050	$17,808
Money market instruments	196,200	51,371

Investment securities available for sale, at market:
Mortgage backed securities	90,292
Equity investment	55,839	62,319

Total investment securities available for sale	146,131	62,319

Loans receivable	4,855	5,542
Investment in FirstBank Puerto Rico, at equity	1,168,862	948,644
Investment in FirstBank Insurance Agency, at equity	2,799	3,175
Accrued interest receivable	309	22
Investment in FBP Statutory Trust I	3,093
Investment in FBP Statutory Trust II	3,866
Other assets	1,234	807

Total assets	$1,545,399	$1,089,688

Liabilities & Stockholders’ Equity
Liabilities:
Securities sold under agreements to repurchase	$90,188
Other Borrowings	231,525
Accounts payable and other liabilities	775	$119

Total liabilities	322,488	119

Commitments and contingencies

Stockholders’ equity	1,222,911	1,089,569

Total liabilities and stockholders’ equity	$1,545,399	$1,089,688

2004 Annual Report
First BanCorp

Statements of Income

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Income:
Interest income on investment securities	$2,395	$221	$351
Interest income on other investments	1,039	114	248
Interest income on loans	254	273	5,269
Dividends from FirstBank Puerto Rico	62,398	48,640	38,855
Dividend from other subsidiaries	2,694
Other income	263	676	705

	69,043	49,924	45,428

Expense:
Federal funds purchased and repurchase agreements	1,095
Notes payable and other borrowings	4,716	17	2
Other operating expenses	825	640	709

	6,636	657	711

Gain on sale of investments, net	4,275	12,406	(22,321)

Income before income tax provision and equity in undistributed earnings of subsidiaries	66,682	61,673	22,396

Income tax provision	104	472	2,250
Equity in undistributed earnings of subsidiaries	112,300	91,137	87,810

Net income	178,878	152,338	107,956

Other comprehensive income, net of tax	9,101	2,647	39,675

Comprehensive income	$187,979	$154,985	$147,631

The principal source of income for the Holding Company consists of the earnings of FirstBank.

2004 Annual Report
First BanCorp

Statement of Cash Flows

	Year ended December 31,
	2004	2003	2002
	(Dollars in thousands)

Cash flows from operating activities:
Net income	$178,878	$152,338	$107,956

Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(112,300)	(91,137)	(87,810)
Net loss (gain) on sale of investments securities	(4,275)	(12,406)	22,321
Net (increase) decrease in other assets	(7,253)	333	(175)
Net increase (decrease) in other liabilities	732	(2,121)	2,069

Total adjustments	(123,096)	(105,331)	(63,595)

Net cash provided by operating activities	55,782	47,007	44,361

Cash flows from investing activities:
Capital contribution to subsidiaries	(100,000)	(150,000)	(88,000)
Loans originated			(88,000)
Purchases of securities available for sale	(114,764)	(62,569)	(1,235,145)
Sales and maturity of securities held to maturity and available for sale	36,366	71,549	1,240,079
Other investing activities	687	456	87,685

Net cash used in investing activities	(177,711)	(140,564)	(83,381)

Cash flows from financing activities:
Proceeds from purchased funds and other short-term borrowings	681,444
Repaymemts of purchased funds and other short-term borrowings	(591,276)
Proceeds from issuance of long-term debt	231,469
Proceeds from issuance on preferred stock		182,999	88,906
Exercise of stock options	4,956	1,120	1,341
Cash dividends paid	(59,593)	(47,959)	(42,373)

Net cash provided by financing activities	267,000	136,160	47,874

Net increase in cash	145,071	42,603	8,854
Cash and cash equivalents at the beginning of the year	69,179	26,576	17,722

Cash and cash equivalents at the end of the year	$214,250	$69,179	$26,576

Cash and cash equivalents include:
Cash and due from banks	$18,050	$17,808	$26,276
Money market instruments	196,200	51,371	300

	$214,250	$69,179	$26,576

2004 Annual Report
First BanCorp

Stockholders’ Information	Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

Annual Meeting:
The annual meeting of stockholders will be held on April 28, 2005, at 2:00 p.m., at the main office of the Corporation located at 1519 Ponce de León Avenue, Santurce, Puerto Rico.

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

Transfer Agent and Registrar:
The Bank of New York
1-800-524-4458
1-888-269-5221 (Hearing Impaired-TDD Phone)

Address Shareholder Inquiries To:
Shareholder Relations Department
PO Box 11258
Church Street Station
New York, NY 10286

E-mail Address: shareowners@bankofny.com

The Bank of New York’s Stock Transfer Website:
http://www.stockbny.com

Send Certificates for Transfer and Address Changes To:
Receive and Deliver Department
PO Box 11002
Church Street Station
New York, NY 10286

Common Stock:
Listed on New York Stock Exchange
Stock Symbol FBP
The Corporation filed on May 7, 2004, the certification of the Chief Executive Officer required under Section 303A.12(a) of the New York Stock Exchange’s Listed Company Manual.